SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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SUNPOWER CORPORATION

(Name of Registrant as Specified in Its Charter)

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NOTICE OF ACTION TAKEN PURSUANT TO

WRITTEN CONSENT OF STOCKHOLDERS

SUNPOWER CORPORATION

77 RIO ROBLES

SAN JOSE, CA 95134

408-240-5500

DATE FIRST MAILED TO STOCKHOLDERS: January 5, 2012

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the stockholders of SunPower Corporation:

This Notice and the accompanying Information Statement are being furnished to the stockholders of SunPower Corporation, a Delaware corporation (“we,” “us,” “our,” “SunPower” or the “Company”), to advise the stockholders of the sale and issuance of 18,600,000 shares of our common stock to Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Total G&P”), pursuant to a private placement transaction (the “Private Placement”). The issuance of shares in the Private Placement has been approved by a Special Committee of disinterested directors of the Board of Directors of the Company and by the written consent of a majority of the outstanding and issued shares of the Company’s common stock in connection with the acquisition of 100% of the equity interest of Tenesol SA, a société anonyme organized under the laws of the Republic of France (“Tenesol”) from Total G&P.

Please review the Information Statement included with this Notice for a more complete description of this matter.

Our board of directors has fixed the close of business on December 22, 2011 as the record date for the determination of stockholders entitled to notice of the action by written consent. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the corporate actions described above can be taken no sooner than 20 calendar days after the accompanying Information Statement is first mailed to the Company’s stockholders. Since the accompanying Information Statement is first being mailed to security holders on January 5, 2012, the corporate actions described therein may be taken on or after January 26, 2012.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

As the matters set forth in this Notice and accompanying Information Statement have been duly authorized and approved by the written consent of the holders of a majority of the voting power of the Company’s issued and outstanding voting securities, your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information and we are not, by sending this Information Statement, asking any of our security holders to vote. The accompanying Information Statement also serves as the notice required by Section 228 of the General Corporation Law of the State of Delaware of the taking of a corporate action without a meeting by less than unanimous written consent of the Company’s stockholders.

By order of the Board of Directors,

/s/ Christopher Jaap
Christopher Jaap
Assistant Secretary

San Jose, California

January 3, 2012

SUNPOWER CORPORATION

77 RIO ROBLES

SAN JOSE, CA 95134

INFORMATION STATEMENT

We Are Not Asking You for a Proxy and

You are Requested Not To Send Us a Proxy.

ABOUT THIS INFORMATION STATEMENT

General

This Information Statement is being furnished by SunPower Corporation, a Delaware corporation (“we,” “us,” “our,” “SunPower” or the “Company”), to advise the stockholders of the approval of the issuance of 18,600,000 shares of our common stock, together with the preferred stock purchase rights appurtenant thereto issued under the Amended and Restated Rights Agreement, dated November 16, 2011, by and between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Common Shares”), at a price per share equal to $8.80 (the “Private Placement”), pursuant to the terms of the Private Placement Agreement, dated as of December 23, 2011, by and among SunPower and Total Gas & Power USA, SAS, a sociéte par actions simplifiée organized under the laws of the Republic of France (“Total G&P”) (the “Private Placement Agreement”). The issuance of Common Shares in the Private Placement was approved on December 21, 2011 by a Special Committee of disinterested directors of the Board of Directors of the Company, and on December 22, 2011 by the written consent of a majority of the issued and outstanding shares of the Company’s common stock, in connection with our proposed acquisition of Tenesol SA, a société anonyme organized under the laws of the Republic of France (“Tenesol”) pursuant to the terms of the Stock Purchase Agreement, dated as of December 23, 2011, by and among SunPower, Total G&P and Total Energie Développement SAS, a société par actions simplifiée organized under the laws of the Republic of France (“TED”) (the “Tenesol Stock Purchase Agreement”).

This Information Statement is first being mailed on or about January 5, 2012 to stockholders of record of the Company as of December 22, 2011 (the “Record Date”), and is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You are urged to review this Information Statement for a more complete description of transactions contemplated pursuant to the Private Placement Agreement, the Tenesol Stock Purchase Agreement and the Master Agreement, dated as of December 23, 2011, by and among SunPower, Total G&P, and Total S.A., a société anonyme organized under the laws of the Republic of France (“Total S.A.” and together with its affiliates, “Total”) (the “Master Agreement”), which are collectively referred to herein as the “Tenesol Acquisition.”

None of the corporate actions described above, including, the Tenesol Acquisition, will become effective until January 26, 2012, which is more than 20 calendar days following the date on which this Information Statement was first sent to our stockholders.

Our principal executive offices are located at 77 Rio Robles, San Jose, California 95134, and our main telephone number is (408) 240-5500.

Approval of the Tenesol Acquisition by Special Committee of Disinterested Directors

On December 21, 2011, a special committee of our board of directors (our “Board”) composed entirely of disinterested directors (the “Special Committee”) approved, subject to stockholder approval, the Tenesol Acquisition, the Private Placement, and the transactions contemplated by the Master Agreement. Summaries of the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the Master Agreement are set forth in this Information Statement, and copies of the forms of the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the Master Agreement as approved and executed by the parties are attached to this Information Statement as Annexes A, B and C, respectively.

Requirement to Obtain Stockholder Approval

We are subject to the NASDAQ Stock Market Listing Rules because our common stock is currently listed on the NASDAQ Global Select Market.

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Pursuant to NASDAQ Stock Market Listing Rule 5635(a)(2), when a NASDAQ-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, stockholder approval is required if a substantial stockholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more (the “5% Rule”). NASDAQ Stock Market Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NASDAQ-listed company. Because Total G&P currently owns approximately 60% of our outstanding common stock, Total G&P is considered a substantial stockholder of the Company under NASDAQ Stock Market Listing Rule 5635(e)(3).

Certain NASDAQ interpretive guidance states that “shares issued in a private placement priced above both book and market value may require shareholder approval if the proceeds are used to fund an acquisition” that would otherwise require shareholder approval under the NASDAQ Stock Market Listing Rules. If the Company were to issue stock to Total G&P in exchange for its ownership interest in Tenesol, shareholder approval would be required under the 5% Rule because the number of shares required to pay the purchase price of Tenesol would result in an increase in outstanding shares of common stock or voting power of 5% or more. Because the closings under the Private Placement Agreement and the Tenesol Stock Purchase Agreement are conditioned on each other, the Company may be deemed to be undertaking the Private Placement in connection with the Tenesol Acquisition, and therefore the Company sought the written consent of Total G&P for the issuance of Common Shares in the Private Placement.

The Action by Written Consent

On December 22, 2011, Total G&P, the holder of a majority of our outstanding shares of common stock, approved by written consent the issuance of the Company’s common stock, together with the associated rights, pursuant to the Private Placement Agreement (the “Written Consent”). The Company will make effective the corporate actions approved by the Written Consent 20 calendar days after this Information Statement is first sent or given to our stockholders.

No Voting Required

We are not seeking a vote, authorizations, or proxies from you. Our certificate of incorporation, bylaws and Section 228 (“Section 228”) of the Delaware General Corporation Law (the “DGCL”) provide that stockholders may take action without a meeting of the stockholders and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of the outstanding voting shares holding not less than the minimum number of votes that would be necessary to approve such action at a stockholders meeting. The approval by at least a majority of the outstanding voting power of our common stock is required to approve the issuance of Common Shares pursuant to the Private Placement Agreement for purposes of the NASDAQ Stock Market Listing Rules.

As of the Record Date, we had 100,487,482 shares of common stock issued and outstanding and entitled to vote on the issuance of Common Shares pursuant to the Private Placement Agreement.

Notice Pursuant to Section 228

Pursuant to Section 228, we are required to provide prompt notice of the taking of a corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228.

Dissenters’ Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to our stockholders in connection with the matters approved by the Written Consent.

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SUMMARY

The following is a brief summary of certain information contained elsewhere in this Information Statement, including the Annexes to this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement, in the Annexes to this Information Statement and in the documents incorporated by reference herein. Capitalized terms used in this summary and not defined herein have the meanings assigned to them elsewhere in this Information Statement. You are urged to read this Information Statement and the Annexes to this Information Statement and the incorporated documents in their entirety.

General

This Information Statement is being delivered in connection with the sale and issuance by the Company of the Common Shares in the Private Placement, which is cross-conditioned on the closing of the Company’s acquisition of 100% of the outstanding shares of Tenesol. Copies of the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the Master Agreement are attached to this Information Statement as Annexes A, B and C, respectively.

The Companies

Our Company. We are a Delaware corporation with our principal executive offices located at 77 Rio Robles, San Jose, California 95134. Our telephone number is (408) 240-5500. We are a vertically integrated solar products and services company that designs, manufactures and delivers high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers. On June 21, 2011, we became a majority-owned subsidiary of Total G&P, a subsidiary of Total S.A, when Total G&P purchased approximately 60% of our outstanding common stock through a tender offer. On November 30, 2011, our management approved a previously announced company-wide restructuring program to accelerate operating cost reduction and improve overall operating efficiency. In connection with this plan, which is expected to be completed within the next 12 months, we expect to eliminate approximately 125 positions, representing approximately 2% of our global workforce, including approximately 75 employees in the U.S. As a result, we expect to record restructuring charges totaling $9 million to $17 million, composed of severance benefits, lease and related termination costs, and other associated costs, the majority of which will likely be recorded in the fourth quarter of fiscal 2011. We expect greater than 80% of these charges to be cash. Our common stock is traded on the NASDAQ Global Select Market under the symbol “SPWR.” For more information about us, please visit www.sunpowercorp.com. The contents of our website are not incorporated into, or otherwise to be regarded as a part of, this Information Statement.

Total G&P. Total G&P is a société par actions simplifiée incorporated in France, with principal executive offices at 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France. The telephone number of Total G&P’s principal executive offices is +33 (0)1 47 44 45 46. Total G&P is registered in France at the Nanterre Trade Register under the registration number 505 028 118 and is an indirect wholly-owned subsidiary of Total S.A. and a sister company of Tenesol. Total G&P is engaged in industrial, commercial, research and development projects in the energy industry in the United States, including with respect to natural gas and emerging energy technologies such as solar energy, both as a stand-alone entity and in cooperation with others. Total G&P participates in all manner of administrative, financial, securities, real estate, industrial and commercial operations including, where appropriate, participating in the creation of, or holding ownership interests in, companies engaged in the foregoing activities.

Total S.A. Total S.A. is a société anonyme incorporated in France on March 28, 1924, with principal executive offices at 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France. The telephone number of Total’s principal executive offices is +33 (0)1 47 44 45 46. Total is registered in France at the Nanterre Trade Register under the registration number 542 051 180. Total S.A., together with its subsidiaries and affiliates, is the fifth largest publicly-traded integrated international oil and gas company in the world based on market capitalization, in dollars, as of December 31, 2010, and has operations in more than 130 countries and activities in every sector of the oil industry, including in oil and gas exploration, development and productions and liquid natural gas, and the refining, marketing and the trading and shipping of crude oil and petroleum products segments. Total also has operations in petrochemicals and fertilizers and specialty chemicals, mainly for the industrial market. In addition, Total has interests in the coal mining and power generation sectors.

Tenesol. Tenesol is a wholly-owned subsidiary of TED and is an indirect wholly-owned subsidiary of Total S.A. Prior to the closing of the Tenesol Acquisition, TED will transfer ownership of Tenesol to Total G&P. Tenesol’s principal executive offices are located at 12 Allée du Levant, 69890 La Tour de Salvagny France. Tenesol’s telephone number is +33(0)4 78 48 88 50. Tenesol is engaged in the business of devising, designing, manufacturing, installing and managing solar power production and consumption systems for farms, industrial and service sector buildings, solar power plants and private homes.

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The Tenesol Acquisition

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Background of the Tenesol Acquisition. For a description of events leading to the approval of the Tenesol Stock Purchase Agreement by the Special Committee, see “The Tenesol Acquisition — Background of the Tenesol Acquisition” below.

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Consideration for the Tenesol Acquisition. SunPower will purchase each outstanding share of common stock of Tenesol for cash. We estimate that the total amount of funds required to purchase all of the outstanding shares of Tenesol and to pay related fees and expenses will be approximately $168 million, subject to any applicable withholding and transfer taxes.

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Private Placement. SunPower and Total G&P have executed and delivered the Private Placement Agreement pursuant to which SunPower will sell, and Total G&P will purchase, subject to the satisfaction or waiver of specific conditions, the Common Shares at a price per share equal to $8.80 for an aggregate purchase price of $163,680,000. See “The Private Placement Agreement” for more information about the Private Placement.

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Special Committee Approval. After consideration and review of the merits of the Tenesol Acquisition, the Special Committee (i) approved the Tenesol Stock Purchase Agreement, the Private Placement Agreement, the Master Agreement and the transactions contemplated by those agreements, and (ii) determined that the terms of the Tenesol Acquisition and the other transactions contemplated by the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the Master Agreement are advisable and fair to the stockholders. See “The Tenesol Acquisition–Recommendation and Reasons for the Tenesol Acquisition.”

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Reasons for the Tenesol Acquisition. The Special Committee determined that the Tenesol Acquisition, the Tenesol Stock Purchase Agreement, the Private Placement Agreement, the Master Agreement and the transactions contemplated by those agreements are fair to, and in the best interests of, the holders of SunPower common stock and adopted resolutions approving the Tenesol Stock Purchase Agreement, the Private Placement Agreement, the Master Agreement and the transactions contemplated by those agreements. In considering the fairness of the Tenesol Acquisition, the Special Committee viewed the Tenesol Stock Purchase Agreement as allowing SunPower to accelerate its strategic plan to grow its presence in Europe and to move downstream, closer to the end-consumer. The Special Committee also considered the value of strengthening SunPower’s partnership with Total. See “The Tenesol Acquisition–Recommendation and Reasons for the Tenesol Acquisition” for more information about the Special Committee’s approval and the reasons therefor.

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Approval by Written Consent. On December 22, 2011, Total G&P, the beneficial owner of approximately 60% of the outstanding shares of our common stock, executed the Written Consent in lieu of a meeting approving the issuance of Common Shares pursuant to the Private Placement Agreement. As a result, no further approval of our stockholders is required to approve the Private Placement Agreement and the transactions contemplated thereby.

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Financing of the Tenesol Acquisition. We will finance the Tenesol Acquisition with cash on hand and, in part, the proceeds from the Private Placement. Consummation of the Tenesol Acquisition and the other transactions contemplated by the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the Master Agreement are not conditioned upon us obtaining any financing other than the Private Placement. We are undertaking the Private Placement primarily to strengthen our financial ratios and mitigate any risk of a potential default under one of our credit facilities. See “Agreements Among Total S.A., Total G&P and the Company” and “The Private Placement Agreement–Reasons for the Private Placement Agreement” for further information.

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Customary Covenants. The Tenesol Stock Purchase Agreement contains customary covenants, including covenants providing for: (i) Tenesol to conduct its operations in all material respects according to the ordinary and usual course of business consistent with past practice between the execution of the Tenesol Stock Purchase Agreement and the closing of the Tenesol Acquisition and (ii) each of the parties to use commercially reasonable efforts to cause the transaction to be consummated.

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Conditions to the Tenesol Acquisition. The respective obligations of TED, Total G&P and our Company to consummate the Tenesol Acquisition and the transactions contemplated thereby are subject to, among other things, the satisfaction or waiver of the following conditions:

—	The successful closing of the Private Placement;

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No order or other legal or regulatory restraint or prohibition preventing the consummation of the Tenesol Acquisition will be in effect, nor will any action brought by a governmental authority seeking any of the foregoing be pending or threatened; and

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—	All approvals, waivers and consents, if any, required by a governmental authority necessary for consummation of, or in connection with the Tenesol Acquisition will have timely been obtained.

In addition, our obligation to complete the Tenesol Acquisition is subject to, among other things, the satisfaction or waiver of the following additional conditions:

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The representations and warranties of Total G&P will be true and correct in all material respects and Total G&P will have performed and complied in all material respects with all covenants, obligations and conditions required to be performed and complied with by Total G&P;

—	We shall have received all of the agreements, instruments and other documents required to have been delivered to us at or before the closing;

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There shall be no order or other legal or regulatory provision limiting or restricting SunPower’s ownership, conduct or operation of the business of Tenesol following the closing date nor will any action or request for additional information before any governmental authority seeking any of the foregoing, seeking to obtain from SunPower or Tenesol or any of their respective affiliates in connection with the Tenesol Acquisition any damages, or seeking any other relief that, following the closing, could reasonably be expected to materially limit or restrict the ability of Tenesol or any of its subsidiaries to own and conduct the assets and business owned and conducted by Tenesol or any of its subsidiaries before the closing, be pending or threatened; and

—	There shall not have occurred any event or condition that has had or is reasonably likely to have a material adverse effect on Tenesol since December 23, 2011.

In addition, Total G&P and Tenesol’s obligations to complete the Tenesol Acquisition are subject to, among other things, the satisfaction or waiver of the following additional conditions:

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The representations and warranties of SunPower will be true and correct in all material respects and SunPower will have performed and complied in all material respects with all covenants, obligations and conditions required to be performed and complied with by SunPower; and

—	Total G&P shall have received all of the agreements, instruments and other documents required to have been delivered to it at or before the closing.

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Indemnification. Total G&P will indemnify and hold harmless SunPower, Tenesol, or the subsidiary of Tenesol incurring a loss from and against any and all losses, liabilities, damages, claims and suits, settlements, and related costs and expenses, including reasonable costs of investigation, settlement and defense, legal and consulting fees and alternative dispute resolution and court costs, and any interest costs or penalties, but not including loss of profits or loss of opportunity, actually and directly incurred, arising out of, related to or resulting from the following:

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Any failure of any representation, warranty or certification made by Total G&P under the Tenesol Stock Purchase Agreement to be true and correct in accordance with its terms on the date of the Tenesol Stock Purchase Agreement and on the date of the closing as if made on such date;

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Any breach of or default before the closing in connection with respect to certain of the covenants or agreements regarding the period between signing and closing made by Total G&P in the Tenesol Stock Purchase Agreement;

—	The assertion against Total G&P or Tenesol of any liability or obligation relating to excluded assets or guaranteed obligations; or

—	Certain other specified matters.

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Termination. The Tenesol Stock Purchase Agreement may be terminated at any time before the closing: (i) by mutual written consent duly authorized by the respective boards of directors (or a committee thereof) of SunPower and Total G&P; (ii) by either SunPower or Total G&P if the closing does not occur on or before March 31, 2012, provided, however, that such terminating party may not be in material breach of the Tenesol Stock Purchase Agreement; or (iii) by either SunPower or Total G&P if there is a final non-appealable order in effect preventing the consummation of the closing or any of the contemplated transactions or there is any statute, rule, regulation or order enacted or deemed applicable to the transactions by any governmental authority that would make consummation of the closing or the contemplated transactions illegal.

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Effect of Termination. If the Tenesol Stock Purchase Agreement is terminated in accordance with its terms, the Tenesol Stock Purchase Agreement shall become void and there will be no liability or obligation on the part of SunPower or Total G&P or their respective officers, directors, stockholders or affiliates; provided, however, that each party shall remain liable for any breaches of the Tenesol Stock Purchase Agreement that occurred before its termination.

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Opinion of Deutsche Bank. On December 23, 2011, Deutsche Bank Securities Inc. (“Deutsche Bank”) delivered its opinion, as investment bankers, to the Special Committee to the effect that, as of the date of the opinion, and subject to the assumptions made, matters considered and limits of review set forth therein, the $165,375,000 cash purchase price in the Tenesol Stock Purchase Agreement, subject to potential downward adjustments based on closing net working capital and net cash amounts, as described in Section 1.3 of the Tenesol Stock Purchase Agreement, was fair, from a financial point of view, to SunPower.

GENERAL

This Information Statement is being delivered to SunPower stockholders in connection with the sale and issuance by the Company of the Common Shares in the Private Placement, which is cross-conditioned upon the closing of the Company’s acquisition of 100% of the outstanding shares of Tenesol. Following the consummation of the Tenesol Acquisition, Tenesol will become a wholly-owned indirect subsidiary of SunPower.

THE TENESOL ACQUISITION

The Companies

Our Company. We are a Delaware corporation with our principal executive offices located at 77 Rio Robles, San Jose, California 95134. Our telephone number is (408) 240-5500. We are a vertically integrated solar products and services company that designs, manufactures and delivers high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers.

On June 21, 2011, we became a majority owned subsidiary of Total G&P through a tender offer whereby Total G&P purchased approximately 60% of our outstanding Class A common stock and Class B common stock. In connection with the tender offer, the Company and Total G&P and Total S.A. entered into several ancillary agreements including (i) a Credit Support Agreement, pursuant to which Total S.A. agreed to provide certain guarantees and otherwise assist the Company in obtaining credit from third party sources, and (ii) an Affiliation Agreement, which defines the conditions under which Total may acquire further SunPower stock and sets forth various principles for the governance of SunPower during Total’s period of control. Pursuant to the Affiliation Agreement, Total G&P has designated, and currently has the continuing right to nominate, six of SunPower’s eleven directors.

For more information about us, please visit www.sunpowercorp.com. The contents of our website are not incorporated into, or otherwise to be regarded as a part of, this Information Statement.

Total G&P. Total G&P is a société par actions simplifiée incorporated in France, with principal executive offices at 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France. The telephone number of Total G&P’s principal executive offices is +33 (0)1 47 44 45 46. Total G&P is registered in France at the Nanterre Trade Register under the registration number 505 028 118 and is an indirect wholly-owned subsidiary of Total S.A. and a sister company of Tenesol. Total G&P is engaged in industrial, commercial, research and development projects in the energy industry in the United States, including with respect to natural gas and emerging energy technologies such as solar energy, both as a stand-alone entity and in cooperation with others. Total G&P participates in all manner of administrative, financial, securities, real estate, industrial and commercial operations including, where appropriate, participating in the creation of, or holding ownership interests in, companies engaged in the foregoing activities.

Total S.A. Total S.A. is a société anonyme incorporated in France on March 28, 1924, with principal executive offices at 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France. The telephone number of Total’s principal executive offices is +33 (0)1 47 44 45 46. Total is registered in France at the Nanterre Trade Register under the registration number 542 051 180. Total S.A., together with its subsidiaries and affiliates, is the fifth largest publicly-traded integrated international oil and gas company in the world based on market capitalization, in dollars, as of December 31, 2010, and has operations in more than 130 countries and activities in every sector of the oil industry, including in oil and gas exploration, development and productions and liquid natural gas, and the refining, marketing and the trading and shipping of crude oil and petroleum products segments. Total also has operations in petrochemicals and fertilizers and specialty chemicals, mainly for the industrial market. In addition, Total has interests in the coal mining and power generation sectors.

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Tenesol. Tenesol is a wholly-owned subsidiary of Total G&P and an indirect wholly-owned subsidiary of Total S.A. Its principal executive offices are located at 12 Allée du Levant, 69890 La Tour de Salvagny France. Tenesol’s telephone number is +33(0)4-78-48-88-50. Tenesol is engaged in the business of devising, designing, manufacturing, installing and managing solar power production and consumption systems for farms, industrial and service sector buildings, solar power plants and private homes. Tenesol has been in business for more than 28 years and maintains a substantial presence in Europe, Africa, the Middle East and South America. Tenesol operates module manufacturing operations in Toulouse, France and Capetown, South Africa and is in the process of developing a third site near Carling, France. Tenesol’s total revenue is expected to be €200 million in 2011.

The Tenesol Acquisition

After the consummation of the Tenesol Acquisition, we will beneficially own the entire equity interest in Tenesol. Following the Tenesol Acquisition, Total G&P will no longer have an equity interest in Tenesol.

The Tenesol Acquisition Consideration

The Tenesol Acquisition is structured as a purchase of stock for cash in order to provide a prompt and orderly transfer of ownership from Total G&P to SunPower. We estimate that the total amount of funds required to purchase all of the outstanding shares of Tenesol and to pay related fees and expenses will be approximately $168 million, subject to any applicable withholding and transfer taxes. The Tenesol Acquisition will be financed with cash on hand and, in part, proceeds from the Private Placement.

Background of the Tenesol Acquisition

The following chronology summarizes the key meetings and events that led to our signing of the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the Master Agreement. In this process, we held many conversations, both by telephone and in-person, about possible strategic alternatives. The chronology below covers only the key events leading up to the entry into the Tenesol Stock Purchase Agreement and does not purport to catalogue every conversation among our representatives or between the Company and other parties.

On April 28, 2011, we and Total G&P entered into a Tender Offer Agreement (the “Tender Offer Agreement”), pursuant to which, on May 3, 2011, Total G&P commenced a cash tender offer to acquire up to 60% of our outstanding shares of Class A common stock and up to 60% of our outstanding shares of Class B common stock (the “Tender Offer”) at a price of $23.25 per share for each class. The Tender Offer expired on June 14, 2011, and Total G&P accepted for payment on June 21, 2011 a total of 34,756,682 shares of our Class A common stock and 25,220,000 shares of our Class B common stock, representing 60% of each class of the then outstanding common stock.

In connection with the Tender Offer, SunPower entered into, among other things, (i) an Affiliation Agreement with Total G&P, dated as of April 28, 2011, to govern the relationship between SunPower and Total G&P following the closing of the Tender Offer. The parties agreed to various arrangements concerning, among other things, Total G&P’s rights to maintain its percentage ownership of SunPower, limits on Total G&P’s ownership of shares of SunPower common stock above specified limits and the governance of SunPower, (ii) a Credit Support Agreement with Total, dated as of April 28, 2011 pursuant to which Total agreed to guarantee certain letter of credit facilities of SunPower and to offer to assist SunPower in obtaining additional credit, and (iii) a Registration Rights Agreement with Total G&P, dated as of April 28, 2011, which provides customary registration rights related to Total G&P’s ownership of shares of common stock of SunPower.

In connection with the Tender Offer Agreement, we executed a non-binding letter of intent dated April 28, 2011 (the “Letter of Intent”) expressing our interest in acquiring 100% of the shares (on a fully diluted basis) of Tenesol (together with its subsidiaries, divisions and affiliates), a 50%-owned Total joint venture that designs and manufactures solar panels. In the non-binding Letter of Intent, we acknowledged a business rationale for an acquisition of Tenesol, where, at the closing of the acquisition, Tenesol would own (i) its French assets, including but not limited to two module manufacturing facilities in France (Toulouse and Carling) and system activities in France, currently owned as part of the operations of Tenesol, and (ii) its non-French overseas assets, including module manufacturing facilities in South Africa (Cape Town), system activities in Europe and the rest of the world, including its off-grid business and access to energy activities in Africa, (collectively, (i) and (ii) are referred to herein as the “Included Assets”), but expressly noted that our interest in any possible acquisition did not include interest in the French-overseas assets (i.e. the assets held by Tenesol in the French “Departement d’Outre Mer” and “Territoire d’Outre Mer” (i.e. the overseas territories of France including several Caribbean and Polynesian islands), which would be owned by a new entity “Tenesol Overseas” after corporate restructuring prior to the closing of the proposed acquisition, and would not be sold to SunPower) (the “Excluded Assets”).

Prior to the execution of the Letter of Intent, we had begun discussions concerning a possible acquisition of Tenesol. In particular, on September 29, 2010, Peter Aschenbrenner, our Vice President of Corporate Strategy, and representatives of

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SunPower met with Christophe Dargnies, then Business Development Manager of Total G&P, other representatives of Total and Benoit Rolland, General Manager of Tenesol, to discuss a potential commercial contract with Total or one or more of its subsidiaries.

On November 23, 2010, Mr. Aschenbrenner solicited Total’s reaction to SunPower’s preliminary ideas related to strategic cooperation between the two companies, which included, among other things, a product supply agreement by which SunPower would supply solar cells to Tenesol.

On March 9, 2011 and March 10, 2011, Denis Giorno, Vice President of New Ventures of Total G&P, Mr. Dargnies and other Total executives, together with representatives from Credit Suisse Securities (Europe) Limited (“Credit Suisse”), met in person with Dennis V. Arriola, our Executive Vice President and Chief Financial Officer, Bruce Ledesma, then our Executive Vice President and General Counsel, and Mr. Aschenbrenner together with representatives from Deutsche Bank. At this meeting, representatives of Total provided additional detail with respect to the verbal proposal made to Thomas H. Werner, our Chief Executive Officer, on March 7, 2011 regarding a tender offer. They specified that if Total were to acquire the balance of Tenesol that it did not then own from a subsidiary of the EDF Group, SunPower could then acquire Tenesol from Total for approximately $170 million and if SunPower were to fail to purchase Tenesol or to pay the price proposed by Total, then SunPower would incur an additional credit support fee of up to $170 million.

On March 11, 2011, our Board met to discuss Total’s proposal for the Tender Offer Agreement and related matters, including Total’s proposal that SunPower acquire Tenesol for approximately $170 million or pay an additional credit support fee. The Board expressed concern about our ability to conduct sufficient due diligence on Tenesol to be in a position to enter into a binding agreement to acquire it concurrently with our execution of the Tender Offer Agreement. The Board also formed an ad hoc transaction committee of independent directors composed of W. Steve Albrecht, Thomas R. McDaniel and Pat Wood, III. The transaction committee was tasked by the Board to closely monitor the status of the negotiations with Total, to manage the process to consider other possible alternative transactions and to make recommendations to the Board regarding potential transaction terms.

On March 13, 2011, the Board’s transaction committee held a meeting to discuss Total’s initial proposal including the elements related to Tenesol. The transaction committee provided instructions to management regarding the terms of a counterproposal to be delivered to Total, including a proposal to delay entering into a binding agreement to purchase Tenesol until after the completion of the tender offer, to eliminate the additional $170 million credit support fee that was proposed to apply if we did not acquire Tenesol and to require approval of our disinterested directors before entering into any binding agreement to acquire Tenesol.

On March 20, 2011, the Board’s transaction committee met to discuss the status of negotiations with Total, including with respect to Tenesol.

On March 24, 2011, Jay Peir, our Vice President, Corporate Development, Brian Ross, our Associate, Corporate Development, and Jim Parker, our Director of Tax, met in San Jose, California, to discuss the tax implications of a possible acquisition of Tenesol.

On March 25, 2011, the full Board met to receive an update from the transaction committee and to discuss the status of negotiations with Total, including with respect to Tenesol.

On March 28, 2011 and March 29, 2011, Messrs. Giorno and Dargnies and others from Total met with Messrs. Aschenbrenner and Arriola. Representatives of Messier Maris & Associés (“Messier Maris”), Credit Suisse and Total’s legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson Sonsini”), were present on behalf of Total, and representatives of Deutsche Bank and SunPower’s legal counsel, Jones Day (“Jones Day”), attended on SunPower’s behalf. During these meetings, the representatives of SunPower and Total continued to negotiate the terms of Total’s proposed tender offer, including the process related to SunPower’s evaluation of an acquisition of Tenesol. The parties agreed that they would prepare a non-binding term sheet for a potential acquisition of Tenesol by SunPower, but that any definitive agreement or commitment by SunPower would be negotiated at a later time and subject to the approval of SunPower’s disinterested directors. The proposal for the additional $170 million credit support fee was withdrawn.

On April 4, 2011 and April 5, 2011, Messrs. Peir and Ross, Mark Babcock, our Senior Vice President, Europe, Carl-Manuel Brachet, our Managing Director, Market Strategy and Development, and a representative of Deutsche Bank met with Mr. Rolland, Marc Fischer, Head of Strategy and Growth for Solar Activities, Mr. Dargnies and other representatives of Total in Paris, France at Total’s headquarters to conduct initial due diligence with respect to a possible acquisition of Tenesol.

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On April 26, 2011, SunPower and Total reached agreement on the final form of a non-binding letter of intent relating to a possible acquisition by SunPower of 100% of the shares (on a fully diluted basis) of Tenesol (together with its subsidiaries, divisions and affiliates, but without the Excluded Assets). The purchase price, net of certain liabilities to be set forth in definitive agreements related to SunPower’s possible purchase, would be payable at SunPower’s option in some combination of cash (a portion of which may be subject to installment terms to be agreed between the parties) and SunPower stock, with such shares of SunPower stock valued at $23.25 per share, the same price paid in the tender offer. At that time, Tenesol was 50%-owned by Total through a joint venture arrangement with EDF ENR. At the time of the tender offer, Total announced that it was acquiring the remaining 50% interest in Tenesol held by EDF ENR. Upon completion of Total’s acquisition of EDF ENR’s 50% interest, Total agreed to further review our possible acquisition of Tenesol. The Affiliation Agreement provided that any acquisition of Tenesol by SunPower would be subject to the prior approval of SunPower’s disinterested directors.

On April 28, 2011, our Board met to approve the Tender Offer Agreement and the related transactions with Total. We and Total G&P entered into the Tender Offer Agreement, the Affiliation Agreement and the other related agreements later that day. In connection with our entry into the Tender Offer Agreement, we publicly disclosed our entry into the non-binding letter of intent relating to a possible acquisition of Tenesol.

During the months of April 2011 through July 2011, the parties suspended further discussion and negotiation with respect to a possible acquisition of Tenesol, pending the closing of the tender offer by Total.

On July 27, 2011, Charles Boynton, our Vice President of Finance and Corporate Development, and Messrs. Achenbrenner and Ross spoke via teleconference with Laurene Debesse, Business Development Manager, Jean-Yves Daclin, Vice President, Photovoltaic Solar, Louis Caillard, Vice President New Ventures, Mr. Giorno and other representatives of Total, to review the terms of the Letter of Intent and discuss the timeline and calendar for a possible acquisition of Tenesol. The teams also discussed the strategic rationale for such an acquisition. During the meeting, it was proposed by Total that the assets of Total Solaire France, SAS (“Total Solaire”), a subsidiary dedicated to promoting photovoltaic systems, should be included as part of the proposed transaction to acquire Tenesol. The parties agreed to cooperate to conduct further due diligence.

On July 29, 2011, James Pape, then our President, Residential and Commercial, Douglas J. Richards, our Executive Vice President, Administration, Messrs. Aschenbrenner, Ross, Boynton and other representatives of SunPower spoke with Messrs. Caillard, Daclin, Giorno and Rolland, Ms. Debesse and other representatives of Total and Tenesol via teleconference, during which Tenesol presented its business plan and reviewed its outlook for the solar industry for the 2011 fiscal year.

On August 3, 2011 and August 4, 2011, Messrs. Pape, Boynton, Aschenbrenner, Pat Pokorny, our Vice President, Finance, Residential and Commercial, together with other representatives of SunPower met in La Tour-de-Salvagny, France, with representatives of Tenesol and Total to conduct due diligence evaluating a possible acquisition of Tenesol. Discussions included a detailed review of Tenesol’s business plan and strategy.

On August 26, 2011, Messrs. Werner, Arriola, Boynton, Ross, Aschenbrenner and Ledesma met with Messrs. Thomas McDaniel and Pat Wood, independent members of our Board of Directors, via teleconference to discuss a possible acquisition of Tenesol. Under the terms of the Affiliation Agreement between us and Total, the independent directors of our Board were required to review and approve any possible acquisition of Tenesol. The independent directors (including Ms. Betsy Atkins and Mr. W. Steve Albrecht) had requested that Messrs. McDaniel and Wood serve on a committee of the independent directors (the “Independent Committee”) in order to lead the process for reviewing and negotiating a possible transaction with the assistance of management. This first meeting of the Independent Committee served as an organizational meeting during which time the Independent Committee discussed the function and management role of the independent directors in the due diligence review process, negotiations, and review and approval of definitive agreements. The Independent Committee noted that Ms. Atkins and Mr. Albrecht would be invited to all future meetings and would be kept apprised by Mr. McDaniel, who served as chairperson of the Independent Committee. The Independent Committee also discussed its desire to engage a third party financial advisor to assist with the financial evaluation of the possible acquisition of Tenesol. Following discussion, the Independent Committee agreed to solicit Deutsche Bank for the potential engagement, given Deutsche Bank’s familiarity with Tenesol as a result of advising the Board of Directors during the Tender Offer by Total.

On August 29, 2011, SunPower verbally engaged Deutsche Bank to undertake an analysis to determine whether it would be able to render a fairness opinion in connection with the transaction, subject to approval by the Special Committee.

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On September 7, 2011, Messrs. Ross, Boynton, Parker, Christopher Jaap, then our Associate General Counsel and Assistant Secretary, and Navneet Govil, our Vice President and Treasurer and Mr. Richards from SunPower, met with Mr. Caillard at SunPower’s offices in San Jose to discuss the timeline of a possible acquisition of Tenesol, tax and finance considerations, human resources considerations and representations and warranties to be made in connection with a possible acquisition of Tenesol. At that meeting, Mr. Caillard noted that the Letter of Intent contemplated payment of cash and stock for the acquisition of Tenesol shares, and he further set forth Total’s initial proposal to lower the share purchase price below $23.25 as a result of a decline in our stock price, which closed at $13.56 that day. Following the meeting with Mr. Caillard, the parties also reviewed Deutsche Bank’s proposed workplan in connection with determining whether it would be able to render a fairness opinion.

On September 14, 2011, Messrs. Babcock and Cepas met with Messrs. Rolland, Daclin, Caillard and Fischer in La Tour-de-Salvagny for detailed discussions regarding Tenesol’s French and European business units in France and their organizations.

On September 15, 2011, the Excluded Assets were contributed to Tenesol Overseas in accordance with the terms and conditions of a Contribution Agreement, dated June 27, 2011, entered into by and between Tenesol and Tenesol Overseas.

On September 16, 2011, Messrs. Werner, Arriola, Boynton, Ross, Ledesma, Jaap, Aschenbrenner and the Independent Committee convened the second meeting of the Independent Committee via teleconference to discuss a possible acquisition of Tenesol. Ms. Atkins participated in the meeting and Mr. Albrecht participated in a portion of the meeting. Representatives from Jones Day were also present during the meeting. Jones Day provided a review for the independent directors of the Committee’s duties and the process to be followed for evaluating a related-party transaction. The Independent Committee also received a status update on the timeline, emerging issues and special considerations related to a possible acquisition of Tenesol. Members of the Special Committee were provided with an overview of Tenesol’s business, financial profile, manufacturing capabilities and other related information. Finally, the independent directors discussed the possible engagement of Deutsche Bank as financial advisor solely for the purpose of rendering a fairness opinion to the independent directors in connection with a possible acquisition.

During the week of September 20, 2011, representatives of SunPower met with members of Tenesol’s management team in La Tour-de-Salvagny, France. Messrs. Caillard and Fischer of Total joined in person and by teleconference for various meetings. SunPower’s accounting and IT representatives were joined by representatives of Ernst & Young LLP (“Ernst & Young”), who conducted accounting and information technology due diligence. Joern Juergens, our Managing Director, Europe/International Operations, and Mr. Cepas conducted due diligence on Tenesol’s Export business unit. Jack Peurach, our Executive Vice President, Products, reviewed Tenesol’s research and development efforts, including their product portfolio. On September 23, 2011 Messrs. Werner, Pape, Richards, Boynton, Ross, Tiwari, Cepas, Pokorny, Babcock, Osmer, and Marty Neese, our Chief Operating Officer, met in San Jose and by teleconference to review the financial and business due diligence performed on Tenesol through September 23, 2011. Discussions included price per watt assumptions for Tenesol’s manufacturing operations, sales volumes, geographies and other similar considerations in connection with a possible acquisition of Tenesol. Mr. Werner requested that Messrs. Boynton, Pokorny and Ross prepare an independent financial model and valuation of Tenesol based on the data discussed during the meeting.

During the month of October 2011, there were several meetings among Messrs. Ross, Boynton, Jaap and representatives of Jones Day and Mr. Caillard and Matthew Clayton, Senior Counsel, and Ms. Pascale Bayle, In-House Counsel, at Total to review and negotiate terms and conditions of an updated term sheet for a possible acquisition of Tenesol.

On October 4, 2011, Messrs. Werner, Arriola, Ross, Ledesma, Boynton and Cepas, and the members of the Independent Committee, convened a third meeting of the Independent Committee via teleconference. Ms. Atkins and Mr. Albrecht also participated for the duration of the conference call. Messrs. Boynton and Cepas provided updated timelines and status for various activities related to the possible acquisition of Tenesol. Mr. Boynton also provided a detailed review of management’s financial model and preliminary valuation analyses, as well as the status of key provisions of an updated term sheet under negotiation with Total.

On October 10, 2011 TED acquired the remaining 50% of Tenesol from EDF ENR, resulting in TED owning 100% of the outstanding shares and voting rights of Tenesol.

Also on October 10, 2011, Tenesol Overseas, previously owned by Tenesol and containing the Excluded Assets, was sold to Total Gaz Electricité Holdings France and EDF ENR. Additionally, Total agreed in principle to negotiate an updated term sheet outlining the terms and conditions of our possible acquisition of Tenesol.

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On October 13, 2011, Mr. Ross spoke with Cedric Burtin, Financial Controller at Total, Philippe Querbes, Chief Financial Officer at Tenesol, and Mr. Caillard to discuss a working capital adjustment mechanism to be included in the term sheet of a possible acquisition of Tenesol.

On October 14, 2011, Messrs. Werner, Aschenbrenner and Arriola met with Philippe Boisseau, President of the Gas & Power division of Total, and Mr. Chaperon at SunPower’s headquarters in San Jose to discuss the terms of the proposed acquisition of Tenesol. SunPower expressed its view of Tenesol’s value in light of the solar industry downturn and proposed that Total consider a list of additional concessions to improve SunPower’s economics in the proposed acquisition of Tenesol. The group discussed potential amendments to the Credit Support Agreement and Affiliation Agreement, the inclusion of Total Solaire’s manufacturing assets, a commitment by Total to provide SunPower with certain R&D resources and a proposal for joint cooperation on solar power plant development.

On October 18, 2011, Messrs. Werner, Arriola, Boynton Jaap, and Guerard, and Ms. Bayle met with a representative Jones Day and Messrs. Caillard and Burtin via teleconference to review and discuss the structure of the acquisition of Tenesol, including tax implications and a working capital adjustment.

On October 19, 2011, Messrs. Werner, Arriola, Ross, Ledesma, Jaap, Cepas and members of the Independent Committee convened the fourth meeting of the Independent Committee. Mr. Albrecht and representatives of Jones Day and Deutsche Bank were also present at the meeting. SunPower management presented the Independent Committee with an updated financial model and information regarding Tenesol’s sales pipeline. Updated timelines and status for various activities related to a possible acquisition were also discussed during the meeting. The Deutsche Bank representatives provided the independent directors with an overview of the process that Deutsche Bank would use in considering whether it would be able to render a fairness opinion. Following the meeting, the independent directors met telephonically with Jones Day to discuss various matters, and to request a separate meeting with Jones Day regarding concerns raised by the Company with respect to its potential performance under coverage ratios contained in our revolving credit facility with Credit Agricole.

Also on October 19, 2011, Messrs. Boynton, Jaap and Ross met with Ms. Bayle, and Julien Alavin-Miquel, Legal Adviser, and Messrs. Guerard and Caillard via teleconference to discuss the term sheet for a possible acquisition of Tenesol. Following the teleconference meeting, Messrs. Ross, Jaap and Boynton, together with representatives from Jones Day, met in San Jose, California at SunPower’s headquarters to review Total’s comments on our proposed updated term sheet.

On October 25, 2011 through October 27, 2011, Mr. Rolland visited SunPower in San Jose, California to meet with various SunPower executives, including Messrs. Werner, Arriola, Pape, Richards, Neese, and Howard Wenger, our President, Regions, to discuss the synergies of a possible combined SunPower and Tenesol organization. SunPower’s executives also reviewed with Mr. Rolland certain assumptions in Tenesol’s business plan.

On November 1, 2011, Mr. Aschenbrenner met with Mr. Chaperon to discuss the premium over market price to be used if SunPower’s common stock were used as part of the purchase consideration for Tenesol.

On November 2, 2011, Messrs. Ross, Ledesma, Jaap, Werner, Arriola, Boynton and Cepas and members of the Independent Committee convened the fifth meeting of the Independent Committee. Mr. Albrecht and Ms. Atkins also participated in the teleconference together with representatives from Jones Day. During the meeting, Mr. Boynton provided an update regarding activities related to a possible acquisition of Tenesol and reviewed materials requested by the Independent Committee at its prior meeting, including information related to market share forecasts of the combined businesses, growth data, information regarding customer opportunities, management’s updated financial projections based upon results for the third quarter, and an update on the status of Deutsche Bank’s workplan in connection with determining whether it would be able to render a fairness opinion. Finally, Mr. Boynton reviewed a possible financing structure that could be used in connection with a possible acquisition of Tenesol that would have the benefit of mitigating risk of breaching a financial ratio of debt-to-EBITDA required under SunPower’s existing revolving credit facility with Credit Agricole and other banks.

On November 7, 2011 and November 8, 2011, representatives of Deutsche Bank, and Mr. Cepas met with Messrs. Querbes and Rolland in Lyon, France at Tenesol’s headquarters for the purpose of enabling Deutsche Bank to conduct its initial business and financial review of Tenesol.

On November 9, 2011, members of the Independent Committee convened a meeting. The meeting was conducted via teleconference and included representatives of Jones Day. Ms. Atkins and Ms. Albrecht also participated in the call. Mr. McDaniel noted the prior request of the Independent Committee to meet with counsel to review the Company’s financial covenants under existing debt instruments and mechanisms available to the Company for strengthening its coverage ratios,

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the impact of such mechanisms on the Corporation’s existing agreements with Total, and their impact on any possible transaction to acquire Tenesol. Jones Day presented its view of various events and their potential implications for the Company’s IFC loan and its existing revolving credit facility with Credit Agricole. In particular, Jones Day reported on conversations with banks regarding the availability under the existing revolving credit facility to make use of an equity cure provision that would permit the Company to raise cash to remedy a potential default for failure to satisfy a required debt-to-EBITDA ratio as of January 1, 2012. The independent directors discussed the implications of using such an equity cure provision in the context of a possible acquisition of Tenesol, whereby the Company would issue shares in exchange for cash in a private placement to Total. Jones Day provided a detailed overview of the implications of such an arrangement on the existing agreements in place with Total, including the Affiliation Agreement, and the independent directors discussed other alternatives, including a potential public offering of shares or a private placement to another party, as well as the likely pricing and costs of those alternatives and their potential dilutive impact on the Company’s public stockholders.

On November 10, 2011, Messrs. Werner, Achenbrenner, Arriola, Boynton, Ross, Cepas, Ledesma, Jaap and members of the Independent Committee convened a meeting of the Independent Committee via conference call. Also present at the meeting were Mr. Albrecht and Ms. Atkins, and representatives of Jones Day and Deutsche Bank. Mr. Boynton responded to prior requests from the independent directors regarding various alternative courses of action available to strengthen the Company’s debt-to-EBITDA ratio, including raising capital in the public or private markets and a private placement of equity to Total or another investor. The independent directors discussed at length the various alternatives and directed management to discuss the idea of issuing equity to Total at a premium over the prevailing trading price. Finally, Messrs. Werner and Boynton provided a summary of several proposed transactions to be undertaken in connection with the potential acquisition of Tenesol that would provide additional value to SunPower. These included a possible private placement of equity to Total at a premium over the Company’s stock price, contributions by Total to support Company research and development, a supply agreement whereby Total or its affiliates would purchase solar systems from the Company, amendments to the Credit Support Agreement that would provide for a Total guarantee of additional letters of credit thereby freeing cash collateral currently pledged in connection with those letters of credit, and other accommodations that Total was currently considering. Messrs. Werner and Boynton also provided a general update on Tenesol’s valuation and general business outlook. The Deutsche Bank representatives provided the Independent Committee with an update on the status of its work process and selected observations from its initial due diligence trip to Tenesol.

On November 11, 2011, Mr. Werner spoke via telephone with Mr. Boisseau to discuss the terms of the proposed acquisition of Tenesol, including the terms of a proposed Master Agreement. Specifically, Messrs. Werner and Boisseau discussed the possibility of Total developing and financing a multi-megawatt installation of SunPower’s C7 technology.

From November 11, 2011 through November 13, 2011, Messrs. Boynton and Jaap of SunPower met frequently with Mr. Caillard and Ms. Bayle to finalize the terms of an updated term sheet, including all of the additional proposed transactions contemplated between the parties.

On November 14, 2011, Mr. Arriola met with Mr. Guerard to discuss proposed amendments to the Affiliation Agreement and Credit Support Agreement.

On November 15, 2011, SunPower and Total G&P entered into a non-binding term sheet that contemplated SunPower’s acquisition of Tenesol for cash. At the closing of the acquisition, Tenesol would own the Included Assets, but not the Excluded Assets. The non-binding term sheet also included provisions relating to the surrounding transactions, including the issuance of SunPower shares to Total G&P at a share price of $8.80 per share. SunPower’s Class A common stock closed at $7.22 per share that day.

On November 17, 2011, Messrs. Boynton, Ross, Jaap, Jia Liu, our Corporate Counsel, Kevin Wetzel, our Associate, Treasury, and representatives of Jones Day spoke with Messrs. Guerard, Clayton, Alavin-Miquel, Daclin and Caillard and Ms. Bayle of Total, and a representative of Wilson Sonsini, to discuss issues and necessary documentation related to a possible acquisition of Tenesol.

On November 30, 2011, Messrs. Ross, Boynton, Jaap, Wetzel and representatives of Jones Day met in San Jose to speak with Messrs. Daclin and Caillard in person, as well as Messrs. Clayton, Guerard, and Alavin-Miquel and Ms. Bayle via teleconference, to review Total’s feedback on the initial drafts of the transaction documents circulated by SunPower on November 19, 2011.

Also on November 30, 2011, Mr. Aschenbrenner spoke via telephone with Mr. Chaperon to discuss how to maximize synergies among the parties if the proposed acquisition of Tenesol were consummated.

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On December 2, 2011, Mr. Aschenbrenner met again with Mr. Chaperon at Total’s headquarters in Paris, France to discuss potential synergies of a possible combination of SunPower and Tenesol.

On December 8, 2011, all of the members of the SunPower Board of Directors executed a unanimous written consent appointing all of the independent directors (Ms. Atkins and Messrs. Albrecht, McDaniel and Wood) to serve as a special committee of the Board of Directors (the “Special Committee”) for the purpose of reviewing, authorizing and approving a possible transaction to acquire Tenesol.

On December 9, 2011, Messrs. Werner, Arriola, Boynton, Ross, Ledesma, Jaap, Aschenbrenner and members of the Special Committee convened a meeting of the Special Committee to discuss the terms of a possible acquisition of Tenesol. Also present were representatives of Deutsche Bank and Jones Day. The Deutsche Bank representatives provided an update regarding their workplan and a review of their preliminary financial analysis with respect to the proposed acquisition of Tenesol. Jones Day provided an overview of the legal due diligence review conducted to date, and the independent directors requested a more detailed review of the results of due diligence findings at a subsequent meeting where the attorney-client privilege could be ensured.

On December 9, 2011, the Special Committee also discussed proposed amendments to the existing Credit Support Agreement with Total that would allow the existing sub-limit to the guaranteed letter of credit facility to be increased to $725 million, and that included certain modifications to the definition of “Permitted Indebtedness” in the agreement. In addition, the Special Committee discussed a proposed letter agreement between the Company and Total that would permit the Company to issue certain letters of credit under the guaranteed facility and a proposed amendment to the Company’s existing letter of credit facility, under which Deutsche Bank AG New York Branch serves as issuing bank and as administrative agent, that would implement the increased letter of credit capacity contemplated by the amendment to the Credit Support Agreement. The Special Committee approved each of the foregoing, and the Company and Total executed the amendment to the Credit Support Agreement and the letter agreement.

During the week of December 12, 2011, Messrs. Boynton and Jaap and representatives from Jones Day met with Messrs. Caillard, Clayton and Ms. Bayle and representatives from Salans, legal counsel to Total, at the New York office of Jones Day to negotiate the terms and conditions of the definitive documents relating to a possible acquisition of Tenesol.

On December 16, 2011, Messrs. Werner, Arriola, Boynton, Ross, Ledesma, Jaap, Aschenbrenner and members of the Special Committee convened a meeting of the Special Committee. Also present were representatives of Deutsche Bank and Jones Day. Mr. Boynton provided a detailed review and update regarding the various elements of the proposed transaction. Following Mr. Boynton’s review and a period of questions and answers, the representatives of Deutsche Bank left the meeting. Jones Day then provided an overview of its legal due diligence findings and discussions with Total to date regarding issues of risk allocation.

During the week of December 19, 2011, Messrs. Boynton and Jaap together with representatives of Jones Day met with Mr. Clayton and Ms. Bayle of Total and representatives from Salans at the New York office of Jones Day to negotiate the terms and conditions of definitive agreements providing for an acquisition of Tenesol and the surrounding transactions.

On December 21, 2011, Messrs. Werner, Arriola, Boynton, Ross, Ledesma, Jaap, Aschenbrenner and members of the Special Committee met to review the proposed transactions with Total and its affiliates. Also present were representatives of Deutsche Bank and Jones Day. Mr. Boynton provided an update on the transactions and Jones Day made a detailed presentation regarding risk allocation and the effects of the transaction on the standstill arrangements under the Affiliation Agreement. Following a period of questions and answers, Deutsche Bank presented its valuation analysis and delivered its fairness opinion orally. Following these discussions, the Special Committee voted to approve the transactions. Mr. Werner then asked that the record also reflect his vote in favor of the transaction, even though he was not a member of the Special Committee.

Between December 21, 2011 and December 23, 2011, the parties finalized negotiations of the transaction documents. On December 22, 2011, Total G&P executed the written consent and delivered it to SunPower. On December 23, 2011, Deutsche Bank delivered to the Special Committee its written opinion as investment bankers that, as of the date of such opinion, and subject to the assumptions made, matters considered and limits of review set forth in the opinion (a written copy of which is attached hereto as Annex D), the $165,375,000 cash purchase price in the Tenesol Stock Purchase Agreement, subject to potential downward adjustments based on closing net working capital and net cash amounts, was fair, from a financial point of view, to SunPower. On December 23, 2011, the parties executed the transaction documents. Promptly following the execution of these documents, SunPower issued a press release announcing the transaction.

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Recommendation and Reasons for the Tenesol Acquisition

The Special Committee of the Board consulted with SunPower’s senior management, legal counsel and financial advisor in evaluating the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the transactions contemplated by the Master Agreement. As part of this evaluation, the Special Committee considered a number of reasons to approve the transactions, including the following features which the Special Committee believed supported its decisions:

—	Tenesol has significant experience in the solar industry, with 15,000 systems installed worldwide, totaling 500 megawatts of solar generation capacity;

—

Tenesol has a strong downstream presence in Europe that allows it to maximize its average selling price for each one of its modules. In light of current over-supply in the PV industry, solar cell and module manufacturers are being forced to rapidly reduce their average selling prices. Manufacturers with strong sales channels and a downstream presence are often able to preserve higher average selling prices due to their close contact with end-customers. SunPower has strategically invested in its own downstream sales channels, including the ability to provide engineering, procurement, and construction (“EPC”) services to commercial and government customers in North America. As part of SunPower’s strategic plan, we began developing similar EPC capabilities in Europe during 2011. The Special Committee believed that by acquiring Tenesol, SunPower could accelerate its plan to offer these services to European customers and potentially to capture additional margin for each PV module sold;

—

Over-supply in the PV industry has enabled Tenesol to purchase solar cells at a lower cost than it had historically, which lowers the cost of the modules it sells to its customers. Because Tenesol purchases solar cells for its PV modules from a variety of manufacturers in Europe, Asia, and North America, declines in PV industry average selling price impact Tenesol’s financial results less than vertically-integrated solar manufacturers;

—

Tenesol operates under a unique off-grid business which allows it to realize higher gross margins as compared to traditional solar businesses and remain relatively less dependent on government incentives;

—	Tenesol has a strong brand and market share in France, including existing partnerships with large telecom companies throughout Europe and Africa;

—

Tenesol has French and South African manufacturing facilities which allows it to take advantage of existing and potential local content rules as well as preferential treatment for “made in EU” content, tender processes in South Africa and France that favor local content and one of only a few manufacturing plants in South Africa located in Cape Town; and

—

Tenesol has a substantial amount of its cost structure denominated in Euros, leaving it less impacted by volatile foreign exchange markets than competitors in North American and Asia with large US Dollar exposures. The Special Committee expected Europe to continue to be a strong market for PV products, but US Dollar appreciation against the Euro could make PV modules prohibitively expensive for European customers. Because Tenesol’s cost structure is largely Euro-based, it is well positioned to respond to these market conditions without substantial negative impact to its financial results.

The Special Committee also considered a variety of risks and other potentially negative factors of the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the transactions contemplated by the Master Agreement, including the following:

—	The dilutive impact on our minority shareholders;

—	The risks in the current business climate in Europe, the Middle East and Africa where Tenesol manufactures and sells product;

—	The short-term risks of falling prices for Tenesol’s products;

—	Current inventory levels in Europe for the products of the Company and Tenesol following the elimination of feed-in-tariffs in certain countries;

—	The related-party nature of the transaction;

—	The challenges of operating under European labor laws, specifically those in France; and

—	Competition from Chinese competitors with respect to super low-cost modules could make Tenesol uncompetitive.

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The Special Committee concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the transactions contemplated by the Master Agreement were outweighed by the potential benefits of the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the transactions contemplated by the Master Agreement. In particular, the Special Committee noted the positive benefits of additional downstream assets, greater opportunity for large-scale tenders resulting from local content in Europe and Africa, the premium purchase price for the Private Placement, the commitment by Total to enter into purchase commitments for the Company’s products, the increased commitment by Total to fund the Company’s research and development efforts, and the positive impact on the Company’s balance sheet of the revised credit support as positive factors that outweighed any potentially negative factors.

The foregoing discussion summarizes the material information and factors considered by the Special Committee in its consideration of the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the transactions contemplated by the Master Agreement. The Special Committee collectively reached the decision to approve the Tenesol Stock Purchase Agreement, the Private Placement Agreement and the transactions contemplated by the Master Agreement in light of the factors described above and other factors that each member of the Special Committee felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Special Committee did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of the Special Committee may have given different weight to different factors.

Certain Financial Forecasts

In performing its financial analysis for purposes of rendering the opinion described and summarized below under “—Opinion of Deutsche Bank,” at the direction of the Special Committee, Deutsche Bank used, among other information, forecasts and estimates prepared in mid-November 2011 by SunPower’s management of projected financial performance for SunPower for fiscal years 2012 through 2015 (the “SunPower Management Case”) and Tenesol for calendar years 2012 to 2015 (the “SunPower Management Tenesol Case”) and prepared by Tenesol’s management for Tenesol for calendar year 2011 (the “Tenesol Management Case”). These forecasts and estimates were presented to the Special Committee. Neither SunPower nor any other person has made, or makes, any representation regarding these forecasts and estimates, which are set forth below.

SunPower does not, as a matter of course, make public forecasts as to future performance or earnings beyond the next succeeding fiscal quarter and the current fiscal year, in part because of the unpredictability, particularly over time, of the underlying assumptions and estimates. SunPower’s management prepared the prospective financial information summarized below to provide the Special Committee and Deutsche Bank with financial forecasts to use in connection with the deliberations of the Special Committee and the fairness opinion rendered by Deutsche Bank. These forecasts were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The forecasts do not purport to present operations in accordance with U.S. generally accepted accounting principles, and neither SunPower’s nor Tenesol’s nor any other independent auditors have examined, compiled or performed any procedures with respect to the forecasts, nor have they expressed any opinion or any other form of assurance on such forecasts, or on the likelihood that SunPower or Tenesol may achieve the results contained in the forecasts. However, in the view of SunPower’s management, such information was prepared on a reasonable basis based on information available at the time the forecasts and estimates were prepared. Nevertheless, this information is not fact and should not be relied upon as being indicative of future results, and readers of this Information Statement are cautioned not to place undue reliance on the prospective financial information, which has the potential to differ and could differ materially from actual performance and results.

The forecasts were based on SunPower’s internal estimates, which in the case of information about Tenesol for 2012 to 2015 were prepared based on discussions with Tenesol’s management, publicly available information and the familiarity of SunPower’s management with Tenesol’s business and markets. Projected EBITDA is a non-GAAP financial measure derived from projected non-GAAP earnings before deduction of interest, tax, depreciation and amortization expenses. Projected non-GAAP earnings are adjusted for certain revenue recognition arrangements for an UPP contract and residential and commercial leases, amortization of intangible assets, stock-based compensation, non-cash interest expense, and the tax effects of these non-GAAP adjustments. Projected Adjusted EBITDA in the Tenesol Management Case further excludes non-recurring charges from restructuring and inventory write-downs for Tenesol in 2011.

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The following tables summarize the SunPower Management Case and the SunPower Management Tenesol Case used by Deutsche Bank in preparing its opinion:

	SunPower Management Case
	2012	2013	2014	2015
	(in millions)
Revenue	$3,266	$3,747	$4,987	$6,027
EBITDA	$279	$480	$918	$1,115

	SunPower Management Tenesol Case
	2012	2013	2014	2015
	(in millions)
Revenue	€219	€316	€372	€464
EBITDA	€5	€15	€33	€45

The following table summarizes the Tenesol Management Case used by Deutsche Bank in preparing its opinion:

Tenesol Standalone Financial Forecast Information
2011
(in millions)
Revenue	€207
Adjusted EBITDA	€14

In developing the SunPower Management Tenesol Case and the SunPower Management Tenesol Case, SunPower made numerous assumptions about its and Tenesol’s industries, markets and products, and their ability to execute on their respective business plans. In particular, SunPower made the following assumptions:

—	An average selling price (“ASP”) decline that is consistent with estimates by reputable analysts such as Solar Buzz;

—	General oversupply and a global market of 28 GW in 2015, with continued growth period over period;

—	Continued improvement in operations, including driving down module costs and balance of system costs;

—	Cost and ASP reduction in the solar industry, resulting in a market that is competitive with traditional sources of energy;

—	Continued government support for large scale solar projects to replace gas and coal fired electricity generation, and a growing share of new energy demand served by solar power;

—	The availability of project finance to customers of solar power systems; and

—	A reduction in operating expenses as a percentage of revenue with respect to both SunPower and Tenesol.

In addition, SunPower made the following assumptions solely with respect to projections concerning the SunPower Management Case:

—	SunPower’s ability to maintain a pricing premium over competitors’ ASPs due to SunPower’s differentiated product and higher efficiency;

—	The availability of the corporate debt and equity markets;

—	Growth in SunPower’s dealer base and other sales channels; and

—	Construction of fabs consistent with expected cash flow and industry expansion.

SunPower also made the following assumptions solely with respect to projections concerning the SunPower Management Tenesol Case:

—	The availability of solar cells from suppliers in Europe, Asia, and North American at prices that are consistent with industry ASPs; and

—	The ability of Tenesol to succeed in the feed-in-tariff tendering process, most notably in France and South Africa.

The forecasts were prepared and provided to Deutsche Bank in mid-November 2011. Like all forecasts, these forecasts are subjective in many respects and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The forecasts also reflect numerous estimates and assumptions of SunPower’s management, some of which are detailed above, with respect to general business, economic, market and financial conditions and other matters. The forecasts constitute forward-looking information and are subject to risks and uncertainties that could

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cause actual results to differ materially from the forecasted results, including, but not limited to, SunPower’s and the combined company’s performance and ability to achieve strategic goals over the applicable periods, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and other risks described in SunPower’s Annual Report on Form 10-K for the year ended January 2, 2011 and Quarterly Report on Form 10-Q for the quarter ended October 2, 2011 and SunPower’s other filings with the SEC. The forecasts should not, therefore, be considered a guaranty of future operating results. The inclusion of the forecasts in this document should not be regarded as an indication that any of SunPower, Tenesol, Deutsche Bank or their respective affiliates or representatives consider the forecasts to be necessarily predictive of actual future events, and the forecasts should not be relied upon as such.

The forecasts should be evaluated in conjunction with the historical financial statements and other information regarding SunPower contained in SunPower’s public filings with the SEC. The forecasts do not take into account any circumstances or events occurring after the date they were prepared. Further, the forecasts do not take into account the effect of any failure of the Tenesol Acquisition to be consummated and should not be viewed as applicable to that context. Neither SunPower nor any other person intends, or undertakes any obligation, to update or otherwise revise the forecasts and estimates to reflect circumstances existing after the date they were prepared, or to reflect the occurrence of future events, even if any or all of the assumptions are shown to be inaccurate.

Opinion of Deutsche Bank

Deutsche Bank was engaged to provide an opinion to the Special Committee in connection with the Tenesol Acquisition. On December 23, 2011, Deutsche Bank delivered its written opinion to the Special Committee indicating that, as of December 23, 2011, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, it is Deutsche Bank’s opinion as investment bankers that the $165,375,000 cash purchase price, subject to potential downward adjustments based on closing net working capital and net cash amounts, as described in Section 1.3 of the Tenesol Stock Purchase Agreement (the “Consideration”) is fair, from a financial point of view, to SunPower.

The full text of Deutsche Bank’s written opinion, dated December 23, 2011 (referred to as the “Deutsche Bank Opinion”), which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the Deutsche Bank Opinion, is attached as Annex D to this Information Statement and is incorporated herein by reference. The summary of the Deutsche Bank Opinion set forth in this Information Statement is qualified in its entirety by reference to the full text of the Deutsche Bank Opinion.

In connection with Deutsche Bank’s issuing an opinion to the Special Committee, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Tenesol and SunPower, certain internal analyses, financial forecasts, and other information relating to Tenesol and SunPower prepared by management of Tenesol and SunPower, respectively. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of Tenesol and SunPower regarding the businesses and prospects of Tenesol and SunPower, respectively, and of SunPower after giving effect to the Transaction. In addition, Deutsche Bank (i) reviewed the reported prices and trading activity for the SunPower common stock, (ii) compared certain financial and stock market information for SunPower and certain financial information for Tenesol with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded, (iii) to the extent publicly available, reviewed the financial terms of certain recent business combinations which it deemed relevant, (iv) reviewed the Transaction Documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

In preparing the Deutsche Bank Opinion, Deutsche Bank did not assume responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Tenesol or SunPower, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with the knowledge and permission of the Special Committee, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Tenesol or SunPower or any of their respective subsidiaries, nor has it evaluated the solvency or fair value of Tenesol, SunPower or the combined company (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, revenue effects and other benefits projected by SunPower to be achieved as a result of the

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Transaction, including, without limitation, in connection with the specified research and development support to be provided by Total to SunPower as contemplated by the Master Agreement (the “R&D Support Commitment”) and the purchase over two years of 10 megawatts of modules by the Guarantor or its affiliate companies from SunPower as contemplated by the Master Agreement (the “PV Purchase Commitment”) (collectively, the “Benefits”), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with permission of the Special Committee that such forecasts, including the Benefits, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Tenesol and SunPower as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including, without limitation, the Benefits, or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion. Deutsche Bank expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which it become aware after the date of the Opinion.

For purposes of rendering the Deutsche Bank Opinion, Deutsche Bank assumed with the permission of the Special Committee that, in all respects material to its analysis, the Acquisition and the other elements of the Transaction will be consummated in accordance with the terms of the Transaction Documents, without any material waiver, modification or amendment of any term, condition or agreement. In addition, the Special Committee instructed Deutsche Bank to assume, and it has assumed (i) that SunPower will need to raise approximately $100,000,000 in additional equity capital on or before February 20, 2012 in order to avoid a default under the Revolving Credit Agreement, dated as of September 27, 2011, among SunPower and the Lenders named therein, (ii) that, prior to the consummation of the Acquisition, Total and SunPower will enter into a binding agreement for Total to provide the R&D Support Commitment to SunPower and the Guarantor and SunPower will enter into a binding agreement for the Guarantor to provide the PV Supply Commitment, in each case on terms and conditions no less favorable to SunPower than the terms contemplated by the Master Agreement, and (iii) that Total would be unwilling to enter into the Master Agreement or provide the R&D Support Commitment or consummate the Private Placement, and that the Guarantor would be unwilling to provide the PV Supply Commitment, in each case unless SunPower entered into the Purchase Agreement. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to Deutsche Bank’s analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by SunPower and its advisors with respect to such issues.

The Deutsche Bank Opinion was approved and authorized for issuance by a fairness opinion review committee and was addressed to, and for the use and benefit of, the Special Committee. The Deutsche Bank Opinion was limited to the fairness, from a financial point of view, to SunPower, as of the date of the Opinion, of the Consideration. The Deutsche Bank Opinion did not address, and Deutsche Bank expressed no opinion with respect to, any other terms of the Transaction or the Transaction Documents. The Special Committee did not ask Deutsche Bank to, and the Deutsche Bank Opinion did not, address the fairness of the Acquisition or any other element of the Transaction, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of SunPower, nor did it address the fairness of the contemplated benefits of the Acquisition or any other element of the Transaction. Deutsche Bank was engaged by the Special Committee solely to undertake an analysis to determine whether it would be able to render the Deutsche Bank Opinion, and Deutsche Bank did not participate in the negotiation of the Transaction Documents. Deutsche Bank expressed no opinion as to the merits of the underlying decision by SunPower to engage in the Acquisition or any other element of the Transaction or the relative merits of the Acquisition or any other element of the Transaction as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion, and the Deutsche Bank Opinion does not constitute a recommendation, as to how any holder of SunPower Common Stock should vote with respect to the issuance of shares of SunPower Common Stock in the Private Placement in connection with the Acquisition or on any other matter. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Acquisition or any other element of the Transaction, or any class of such persons, relative to the Consideration. The Deutsche Bank Opinion did not in any manner address the prices at which shares of SunPower Common Stock or other securities will trade following the announcement or consummation of the Transaction or any other element of the Transaction.

Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with rendering the Deutsche Bank Opinion.

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The order of the analyses described below does not represent relative importance or weight given to those analyses by Deutsche Bank or the Special Committee. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s financial analyses. The tables below must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s financial analyses.

General Considerations

As described in more detail below, with the consent and knowledge of the Special Committee, for certain of its analyses Deutsche Bank took into consideration: (i) the terms of the Private Placement Agreement pursuant to which Total agreed to purchase 18,600,000 shares of SunPower Common Stock for $8.80 per share on the terms and conditions set forth therein, which reflected purchase proceeds of approximately $59,000,000 in excess of the market value of the shares to be purchased based on SunPower’s closing price on December 21, 2011 (the “Premium Issuance Component”); (ii) the fact that consummation of the Private Placement eliminated the need for SunPower to complete an approximately $100,000,000 underwritten equity offering in order to cure covenant defaults under its Revolving Credit Agreement, resulting in savings to SunPower of approximately $5,000,000 in associated underwriting fees as well as a potential file/offer discount in such an offering estimated to range from $0 to $15,000,000 (collectively, the “Stock Issuance Component”); (iii) the approximately $14,000,000 present value, on an after-tax basis, of the R&D Support Commitment (the “R&D Support Component”); and (iv) the approximately $2,000,000 present value, on an after-tax basis of the PV Supply Commitment based on margin assumptions provided by SunPower management (the “PV Supply Component” and, together with the Premium Issuance Component, the Stock Issuance Component and the R&D Support Component, the “Additional Transaction Components”). For purposes of its analysis, Deutsche Bank utilized a Euro/US Dollar exchange rate of 1.30.

Tenesol Analysis

Analysis of Selected Publicly Traded Companies. Deutsche Bank compared certain financial information and commonly used valuation measurements for Tenesol to corresponding information and measurements for a group of seven publicly traded solar power companies: SAG Solarstrom AG, Conergy AG and Centrosolar Group AG (the “European Solar Downstream Companies”) and Martifer Solar S.A., Quanta Power Generation, Inc., NCR, Corp., Beacon Solar Energy, Inc. and INX, Inc. (the Off-Grid Selected Companies and, together with the European Solar Downstream Companies, the “Tenesol Selected Companies”). Such financial information and valuation measurements included, among other things, (i) operating performance; (ii) ratios of common equity market value as adjusted for debt and cash (“Enterprise Value”) to revenues and earnings before interest expense, income taxes and depreciation and amortization (“EBITDA”); and (iii) ratios of Enterprise Value to EBITDA excluding non-recurring charges from restructuring and inventory write-downs (“Adjusted EBITDA”). For the Tenesol Selected Companies, Deutsche Bank used publicly available information concerning historical and projected financial performance; for Tenesol, Deutsche Bank used the SunPower Management Tenesol Case and the Tenesol Management Case.

As part of this analysis, Deutsche Bank estimated and applied multiple ranges to the applicable Tenesol metric as follows:

—

a range of implied Tenesol equity values based upon a selected range of revenue multiples, on a latest twelve months (“LTM”) basis, of 0.35x to 0.50x, was $239 million to $293 million when including the low end of the value range for the Additional Transaction Components, and was $159 million to $214 million when excluding such Additional Transaction Components;

—

a range of implied Tenesol equity values based upon a selected range of revenue multiples, on a latest quarter annualized (“LQA”) basis, of 0.35x to 0.50x, was $218 million to $263 million when including the low end of the Additional Transaction Components, and was $139 million to $184 million when excluding such Additional Transaction Components;

—

a range of implied Tenesol equity values based upon a selected range of revenue multiples, on a calendar year 2011 estimated (“CY11E”) basis, of 0.35x to 0.45x, was $207 million to $234 million when including the low end of the Additional Transaction Components, and was $127 million to $154 million when excluding such Additional Transaction Components;

—

a range of implied Tenesol equity values based upon a selected range of revenue multiples, on a calendar year 2012 estimated (“CY12E”) basis, of 0.25x to 0.45x, was $184 million to $241 million when including the low end of the Additional Transaction Components, and was $104 million to $161 million when excluding such Additional Transaction Components;

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—

a range of implied Tenesol equity values based upon a selected range of Adjusted EBITDA multiples, on an LTM basis, of 7.0x to 10.0x, was $364 million to $472 million when including the low end of the Additional Transaction Components, and was $285 million to $393 million when excluding such Additional Transaction Components;

—

a range of implied Tenesol equity values based upon a selected range of EBITDA multiples, on an LTM basis, of 7.0x to 10.0x, was $279 million to $350 million when including the low end of the Additional Transaction Components, and was $199 million to $270 million when excluding such Additional Transaction Components; and

—

a range of implied Tenesol equity values based upon a selected range of Adjusted EBITDA multiples, on a CY11E basis, of 6.0x to 8.0x, was $218 million to $253 million when including the low end of the Additional Transaction Components, and was $138 million to $174 million when excluding such Additional Transaction Components .

None of the Selected Companies are identical to Tenesol. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

Analysis of Selected Precedent Transactions. Deutsche Bank reviewed the financial terms, to the extent publicly available, of three completed mergers and acquisition transactions in the solar industry (the “Selected Transactions”). Deutsche Bank calculated various financial multiples based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples in the Acquisition. The transactions reviewed were:

Month and Year Announced	Target	Acquiror
April 2011	SunPower Corporation (60% stake)	Total, S.A.
April 2011	Tenesol S.A. (50% stake)	Total, S.A
November 2009	Aleo Solar AG	Bosch Group

As part of this analysis, Deutsche Bank estimated and applied multiple ranges to the applicable Tenesol metric as follows:

—

a range of implied Tenesol equity values based upon a selected range of revenue multiples, on an LTM basis, of 0.35x to 0.55x, was $239 million to $311 million when including the low end of the Additional Transaction Components, and was $159 million to $232 million when excluding such Additional Transaction Components;

—

a range of implied Tenesol equity values based upon a selected range of Adjusted EBITDA multiples, on an LTM basis, of 4.0x to 7.0x, was $256 million to $364 million when including the low end of the Additional Transaction Components, and was $177 million to $285 million when excluding such Additional Transaction Components; and

—

a range of implied Tenesol equity values based upon a selected range of EBITDA multiples, on an LTM basis, of 4.0x to 7.0x, was $208 million to $279 million when including the low end of the Additional Transaction Components, and was $128 million to $199 million when excluding such Additional Transaction Components.

All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period of time during which the Selected Transactions occurred. Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Tenesol and the companies involved in the Selected Transactions and other transactions described herein, Deutsche Bank believes that a comparable transaction or premiums paid analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the Acquisition that could affect the value of the subject companies and businesses and Tenesol.

Sum-of-the-Parts Analysis. Deutsche Bank performed a sum-of-the-parts analysis to determine a range of implied equity values for Tenesol. Deutsche Bank estimated and applied multiple ranges to the CY11E revenues, Adjusted EBITDA and EBITDA of Tenesol’s France, Europe and Off-grid business units. For this analysis, Deutsche Bank used Tenesol management estimates of the CY11E financial metrics for the Tenesol business units. This analysis resulted in the following business unit reference ranges:

—

a range of implied France business unit enterprise values based upon (i) a selected range of CY11E revenue multiples of 0.35x to 0.50x was €31 million to €44 million, (ii) a selected range of CY11E Adjusted EBITDA multiples of 6.0x to 8.0x was €18 million to €24 million, and (iii) no meaningful result based on CY11E EBITDA multiples, resulting in an implied segment reference range for the France business unit of €31 million to €44 million;

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—

a range of implied Europe business unit enterprise values based upon (i) a selected range of CY11E revenue multiples of 0.35x to 0.50x was €27 million to €38 million, (ii) a selected range of CY11E Adjusted EBITDA multiples of 6.0x to 8.0x was €42 million to €56 million, and (iii) a selected range of CY11E EBITDA multiples of 6.0x to 8.0x was €12 million to €16 million, resulting in an implied segment reference range for the Europe business unit of €27 million to €38 million; and

—

a range of implied Off-Grid business unit enterprise values based upon (i) a selected range of CY11E revenue multiples of 0.60x to 1.10x was €26 million to €47 million, (ii) a selected range of CY11E Adjusted EBITDA multiples of 6.0x to 10.0x was €24 million to €40 million, and (iii) a selected range of CY11E EBITDA multiples of 6.0x to 10.0x was €18 million to €30 million, resulting in an implied segment reference range for the Off-Grid business unit of €26 million to €47 million.

This analysis indicated a range of implied Tenesol enterprise values of €83 million to €129 million based on the sum of the three business unit implied segment reference ranges, which range represented $108 million to $168 million utilizing the Euro/USD exchange rate of 1.30 used by Deutsche Bank throughout its analysis. From this implied enterprise value range, aggregate ranges of implied Tenesol equity values of $221 million to $281 million when including the low end of the Additional Transaction Components, and $141 million to $201 million when excluding such Additional Transaction Components.

Discounted Cash Flow Analysis. Deutsche Bank performed a discounted cash flow analysis for Tenesol based on the SunPower Management Tenesol Case. Deutsche Bank calculated the discounted cash flow values for Tenesol as the sum of the net present values of (i) the estimated unleveraged free cash flows that Tenesol (including the Carling business to be transferred by Total to Tenesol prior to completion of the Acquisition) will generate for the calendar years 2012 through 2015, plus (ii) the terminal value of Tenesol at the end of such period. The terminal values of Tenesol were calculated based on the perpetuity growth method. Deutsche Bank used discount rates ranging from 13.5% to 14.5% and perpetuity growth rates ranging from 4.0% to 6.0%. Deutsche Bank used such discount rates based on its judgment of the estimated weighted average cost of capital of Tenesol and the appropriate perpetuity growth rates for Tenesol’s business. This analysis indicated a range of implied Tenesol equity values of $368 million to $461 million when including the low end of the Additional Transaction Components and $288 million to $381 million when excluding such Additional Transaction Components.

SunPower Analysis

Analysis of Selected Publicly Traded Companies. Deutsche Bank compared certain financial information and commonly used valuation measurements for SunPower to corresponding information and measurements for a group of six publicly traded vertically integrated solar power companies: First Solar, Inc., MEMC Electronic Materials Inc., SolarWorld AG, Suntech Power Holdings Company Ltd., Trina Solar Ltd. and Yingli Green Energy Holding Company Ltd. (the “SunPower Selected Companies”). Such financial information and valuation measurements included, among other things, (i) common equity market valuation; (ii) operating performance; (iii) ratios of Enterprise Value to revenues and EBITDA; and (iv) ratios of common equity market value per share (“Equity Value”) to earnings per share (“EPS”) and common equity market value to tangible book value (“TBV”). To calculate the trading multiples for SunPower and the Selected Companies, Deutsche Bank used publicly available information concerning historical and projected financial performance. Deutsche Bank also used the SunPower Management Case and Wall Street estimates (the “Street Case”).

As part of this analysis, Deutsche Bank estimated and applied multiple ranges to the shares of SunPower Common Stock (“Shares”) as follows:

—	a range of implied Share prices based upon a selected range of revenue multiples, on a CY11E basis, of 0.40x to 0.80x was $3.61 to $12.84 for the SunPower Management Case;

—

a range of implied Share prices based upon a selected range of revenue multiples, on a CY12E basis, of 0.45x to 0.85x was $8.18 to $20.44 for the SunPower Management Case and $6.06 to $16.45 for the Street Case;

—

a range of implied Share prices based upon a selected range of EPS multiples, on a CY12E basis, of 5.5x to 8.0x was $2.48 to $3.60 for the SunPower Management Case and $1.79 to $2.60 for the Street Case;

—	a range of implied Share prices based upon a selected range of EBITDA multiples, on a CY11E basis, of 3.0x to 5.5x was less than zero to $2.12 for the SunPower Management Case;

—

a range of implied Share prices based upon a selected range of EBITDA multiples, on a CY12E basis, of 4.5x to 7.0x was $6.17 to $12.73 for the SunPower Management Case and $3.10 to $7.95 for the Street Case; and

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—	a range of implied Share prices based upon a selected range of Equity Value to TBV multiples of 0.35x to 0.50x was $3.50 to $5.00 for the Street Case.

None of the SunPower Selected Companies are identical to SunPower. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

Discounted Cash Flow Analysis. Deutsche Bank performed a discounted cash flow analysis for SunPower based on the SunPower Management Case. Deutsche Bank calculated the discounted cash flow values for SunPower as the sum of the net present values of (i) the estimated unleveraged free cash flows that SunPower will generate for the calendar years 2012 through 2015, plus (ii) the terminal value of SunPower at the end of such period. The terminal values of SunPower were calculated based on the perpetuity growth method. Deutsche Bank used discount rates ranging from 14.5% to 16.5% and perpetuity growth rates ranging from 5.0% to 7.0%. Deutsche Bank used such discount rates based on its judgment of the estimated weighted average cost of capital of SunPower and the appropriate perpetuity growth rates for SunPower’s business. This analysis indicated a range of values per Share of $14.88 to $25.51.

Analyst Price Target. Deutsche Bank reviewed the price targets for the SunPower Common Stock prepared and published by equity research analysts who published price targets on or after November 4, 2011. These targets reflect each analyst’s estimate of the future public market trading prices of SunPower Common Stock and are not discounted to reflect present values. Deutsche Bank noted that the range of undiscounted equity analyst price targets of SunPower Common Stock was between $6.50 and $14.00 per share.

Additional Financial Analyses

Contribution Analysis. Deutsche Bank analyzed and compared the percentage equity ownership of SunPower to be obtained by Total pursuant to the Private Placement to Tenesol’s implied contribution to the combined company based upon revenues on an LTM, CY11E and CY12E basis and based on EBITDA on an LTM and CY11E basis, in each case based on historical information or the SunPower Management Tenesol Case and SunPower Management case, as applicable. This analysis indicated that Tenesol’s implied equity ownership in the combined company based on its contribution to various pro forma financial metrics was (i) 24.4% on an LTM revenues basis, (ii) 21.5% on a CY11E revenues basis, (iii) 18.7% on a CY12E basis, (iv) 21.2% on an LTM EBITDA basis and (v) 22.4% on a CY11E EBITDA basis. Deutsche Bank noted that the percentage equity ownership of SunPower to be obtained by Total pursuant to the Private Placement is 14.9%.

Relative Discounted Cash Flow Equity Value Analysis. Deutsche Bank presented a comparison of the implied equity value range of the shares of SunPower Common Stock to be issued to Total in the Private Placement to the implied equity value range of Tenesol, in each case based on the applicable discounted cash flow method summarized above for SunPower and Tenesol, respectively. The implied equity value range of such shares of SunPower Common Stock based on this methodology was observed to be $277 million to $475 million. The implied equity value range of Tenesol based on this methodology was observed to be (i) $288 million to $381 million (if no value was ascribed to the Additional Transaction Components), (ii) $309 million to $402 million (including the low end of the Additional Transaction Components aggregate value, other than the Premium Issuance Component) and (iii) $324 million to $417 million (including the high end of the Additional Transaction Components, other than the Premium Issuance Component aggregate value).

Accretion Dilution Analysis. Using estimated financial data provided by SunPower management, Deutsche Bank reviewed the potential pro forma financial effect of the Acquisition and Private Placement on SunPower’s non-GAAP EPS for calendar years 2012 and 2013 relative to a scenario in which SunPower completed a $100,000,000 registered equity offering as the means of curing the covenant default under SunPower’s Revolving Credit Agreement, with the file to offer discount in such offering being assumed to range from 0% to 15% (the “Equity Cure Scenario”). In this analysis, non-GAAP EPS estimates for SunPower and Tenesol were based on SunPower management estimates. Deutsche Bank’s analysis indicated a range of 3% to 5% accretion relative to the Equity Cure Scenario in 2012 and a range of 4% to 6% accretion relative to the Equity Cure Scenario in 2013, in each case based on the file to offer discount ranging from 0% to 15%.

Other Factors

The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Special Committee, but is not a comprehensive description of all analyses performed and factors considered by Deutsche

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Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at the Deutsche Bank Opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide the Deutsche Bank Opinion to the Special Committee as to the fairness, from a financial point of view, of the Consideration to SunPower of the date of the Deutsche Bank Opinion, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by SunPower management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond SunPower’s control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of SunPower, Deutsche Bank or their respective advisors, neither SunPower nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger were determined through negotiations between the Special Committee and Total and were approved by the Special Committee and the Board of Directors of SunPower. As noted above, Deutsche Bank was engaged by the Special Committee solely to undertake an analysis to determine whether it would be able to render the Deutsche Bank Opinion, and Deutsche Bank did not participate in the negotiation of the Transaction Documents. The decision to enter into the merger was solely that of the Special Committee and the Board of Directors of SunPower. As described above, the Deutsche Bank Opinion to the Special Committee was only one of a number of factors taken into consideration by the Special Committee in making its determination to approve the Transaction.

Additional Information

The Special Committee engaged Deutsche Bank to undertake an analysis to determine whether it would be able to render the Deutsche Bank Opinion based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. The Special Committee has retained Deutsche Bank pursuant to a letter agreement dated December 16, 2011 (the “Engagement Letter”). As compensation for Deutsche Bank’s services in connection with the Deutsche Bank Opinion, SunPower agreed to pay Deutsche Bank $500,000 upon delivery of the Deutsche Bank Opinion (or if Deutsche Bank had advised the Special Committee that it was unable to render the Deutsche Bank Opinion). Regardless of whether the Transaction is completed, SunPower has agreed to reimburse Deutsche Bank for the reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the Transaction or otherwise arising out of the retention of Deutsche Bank under the Engagement Letter. SunPower has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the Transaction.

Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to SunPower, Tenesol and the Guarantor or their respective affiliates for which they have received, and in the future may receive, compensation, including acting as financial advisor to SunPower in connection with Total’s acquisition of approximately 60% of the shares of SunPower common stock on June 15, 2011 (the “Total Acquisition”), bookrunner on a concurrent common and convertible stock offering by the SunPower in April 2009, bookrunner on a convertible stock offering in March 2010 by the SunPower, a counter-party for a portion of the call-spreads associated with each of such convertible stock offerings (the “Call-Spreads”), and lead underwriter in a letter of credit facility for the SunPower (the “L/C Facility”) in 2010. Members of the DB Group realized a profit on the Call-Spreads based upon the Total Acquisition and may realize a profit or loss on the Call-Spreads based upon the transaction. Letters of credit guaranteed under the Credit Support Agreement may be used in the future to replace letters of credit issued pursuant to the L/C Facility. The DB Group may also provide investment and commercial banking services to SunPower, Tenesol and the Guarantor and their respective affiliates in the future, for which it would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and

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obligations of SunPower and the Guarantor and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations, including, without limitation, holding an approximately 4% long position in the Guarantor’s shares for its own account as of the date of the Deutsche Bank Opinion.

Financing of the Tenesol Acquisition

The Tenesol Acquisition will be financed with cash on hand and, in part, the proceeds from the Private Placement. Consummation of the Tenesol Acquisition and the other transactions contemplated by the Tenesol Stock Purchase Agreement is not conditioned upon our obtaining any financing other than the Private Placement.

No Vote Required in Connection with the Tenesol Acquisition

No further vote or consent of the stockholders of the Company or of the stockholder of Tenesol is required to consummate the Tenesol Acquisition.

Regulatory Approvals to be Obtained in Connection with the Tenesol Acquisition

There are no regulatory approvals required to consummate the Tenesol Acquisition.

Agreements among Total S.A., Total G&P and the Company

The Master Agreement.

We entered into a Master Agreement with Total G&P and Total S.A, on December 23, 2011 (the “Master Agreement”). Pursuant to the Master Agreement, SunPower and Total G&P agreed to a framework of transactions related to the Tenesol Acquisition and Private Placement Agreement, including transactions contemplated by the following agreements: (i) a Tenesol Stock Purchase Agreement with TED and Total G&P for the purchase of 100% of the outstanding shares of Tenesol from Total G&P, (ii) the Second Amendment to Credit Support Agreement with Total S.A. to increase the Maximum L/C Amount (as defined therein); (iii) the Second Amendment to Affiliation Agreement with Total G&P to increase the permitted indebtedness thereunder; and (iv) the Private Placement Agreement with Total G&P to provide capital to SunPower through the purchase of the Common Shares in a private placement scheduled to close on or before March 30, 2012. Additionally, Total has agreed to negotiate several additional agreements related to directly investing at least $24 million in SunPower’s R&D program over a multi-year period, purchase 10 megawatts (“MW”) of modules and develop a multi-megawatt project using SunPower’s C7 concentrator product. The form of the Master Agreement is attached as Annex C to this Information Statement and is incorporated herein by reference.

Private Placement Agreement.

Contemporaneously with the execution of the Tenesol Stock Purchase Agreement, SunPower entered into the Private Placement Agreement with Total G&P, under which Total G&P agreed to purchase, and SunPower agreed to issue and sell, subject to the satisfaction or waiver of specific conditions, the Common Shares, for a purchase price of $8.80 per share, or an aggregate of $163,680,000 (the “Purchase Price”) in a transaction made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Rule 506 of Regulation D. See “The Private Placement Agreement” below.

The foregoing description of the Private Placement Agreement does not purport to be complete and is qualified in its entirety by reference to the Private Placement Agreement, a copy of which is attached as Annex B to this Information Statement and is incorporated herein by reference.

Second Amendment to Credit Support Agreement.

On April 28, 2011, we entered into a Credit Support Agreement (the “Credit Support Agreement”) with Total S.A., as amended by the Amendment to Credit Support Agreement, dated as of June 7, 2011, pursuant to which Total S.A. agreed to enter into one or more guarantee agreements with banks providing letter of credit facilities to SunPower in support of certain of our businesses and other permitted purposes. Under the terms of the Credit Support Agreement, Total S.A. agreed to guarantee the payment to the applicable bank of our obligation to reimburse a draw on a letter of credit and pay interest thereon in accordance with the letter of credit facility between such bank and SunPower. In connection with the Tenesol Acquisition, on December 12, 2011, we entered into a second amendment (the “Second Amendment to Credit Support Agreement”) to the Credit Support Agreement, pursuant to which, among other things, the Maximum L/C Amount (as defined in the Credit Support Agreement) was increased to $725,000,000 effective December 12, 2011.

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The Second Amendment to Credit Support Agreement also permits a broader scope of letters of credit to be issued under the unsecured Total-guaranteed letter of credit facility, which will allow SunPower to transfer certain letters of credit (the “Transferred L/Cs”) from a cash collateralized letter of credit facility. Doing so will provide SunPower with access to an additional $140 million of previously restricted cash. If the Tenesol Acquisition is not completed by March 1, 2012, SunPower has agreed that the Transferred L/Cs would be terminated or transferred from the Total S.A. guaranteed facility by March 30, 2012.

The foregoing description of the Second Amendment to Credit Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Amendment to Credit Support Agreement, a copy of which is filed as Exhibit 2 to the Master Agreement which is attached as Annex C to this Information Statement and is incorporated herein by reference.

Second Amendment to Affiliation Agreement.

On April 28, 2011, we entered into an Affiliation Agreement with Total G&P (the “Affiliation Agreement”), as amended by the Amendment to Affiliation Agreement, dated as of June 7, 2011, to govern the relationship between SunPower, Total S.A. and Total G&P following the closing of the tender offer. Under the terms of the Affiliation Agreement, among other things, (i) we expanded the size of our Board to provide for a majority of Total representatives, (ii) Total S.A., Total G&P and their affiliates (the “Total Group”) agreed to a standstill period during which time they were restricted from purchasing additional shares of our common stock, and (iii) the approval of Total G&P as a stockholder was required in order for us to take certain actions including the incurrence of indebtedness above stated limits and certain acquisitions and dispositions, and (iv) the approval of a majority of our disinterested directors was required prior to effecting certain corporate actions.

In connection with the Tenesol Acquisition, we entered into a second amendment (the “Second Amendment to Affiliation Agreement”) to the Affiliation Agreement, which, among other things increases the amount of indebtedness permitted under the Affiliation Agreement without the approval of Total as a stockholder by removing from the definition of indebtedness contingent obligations under letters of credit and other surety instruments.

The foregoing description of the Second Amendment to Affiliation Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Amendment to Affiliation Agreement, a copy of which is filed as Exhibit 3 to the Master Agreement which is attached as Annex  C to this Information Statement and is incorporated herein by reference.

THE TENESOL STOCK PURCHASE AGREEMENT

Explanatory Note Regarding the Tenesol Stock Purchase Agreement

The Tenesol Stock Purchase Agreement is included in this Information Statement to provide you with information regarding its terms. Factual disclosures about us contained in this Information Statement or in our public reports filed with the U.S. Securities and Exchange Commission (the “SEC”) may supplement, update or modify the factual disclosures about us contained in the Tenesol Stock Purchase Agreement. The representations, warranties and covenants made in the Tenesol Stock Purchase Agreement by the parties thereto were qualified and subject to important limitations agreed to by the contracting parties in connection with negotiating the terms of the Tenesol Stock Purchase Agreement. In particular, in your review of the representations and warranties contained in the Tenesol Stock Purchase Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances under which a party to the Tenesol Stock Purchase Agreement may have the right not to close the Tenesol Acquisition if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Tenesol Stock Purchase Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the Tenesol Stock Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Information Statement, may have changed since the date of the Tenesol Stock Purchase Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Information Statement.

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This section describes the material terms of the Tenesol Stock Purchase Agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Tenesol Stock Purchase Agreement, a copy of which is attached as Annex A and is incorporated by reference into this Information Statement. This summary does not purport to be complete and may not contain all of the information about the Tenesol Stock Purchase Agreement that is important to you. We encourage you to read the Tenesol Stock Purchase Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this Information Statement and in the public filings we make with the SEC, which may be obtained by following the instructions set forth in the section entitled “Where You Can Find More Information.”

Effect of the Tenesol Acquisition

Upon the consummation of the Tenesol Acquisition, Tenesol will become a wholly-owned indirect subsidiary of SunPower. It is expected that, following the Tenesol Acquisition, Tenesol’s business and operations will initially be continued substantially as they are currently being conducted. We will continue to evaluate Tenesol’s business and operations after the Tenesol Acquisition, and will take such actions as we deem appropriate under the circumstances then existing. We intend to seek additional information about Tenesol during this period. Thereafter, we intend to review such information as part of a comprehensive review of Tenesol’s business, operations, capitalization and management with a view to optimizing Tenesol’s operations.

Except as indicated in this Information Statement, we do not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving Tenesol, a sale or transfer of a material amount of our assets, any material change in Tenesol’s capitalization or dividend policy or any other material change in our corporate structure or business.

Closing

The closing of the Tenesol Acquisition will take place upon the later of (i) January 24, 2012, or such later date as mutually agreed upon or (ii) three business days after the satisfaction or the waiver of each of the closing conditions set forth in the Tenesol Stock Purchase Agreement, or at such time as the parties agree in writing. The Tenesol Stock Purchase Agreement requires that the closing of the Tenesol Acquisition occur concurrently with the closing of the issuance of our shares under the Private Placement Agreement.

Customary Covenants

The Tenesol Stock Purchase Agreement contains customary covenants, including covenants providing for: (i) Tenesol to conduct its operations in all material respects according to the ordinary and usual course of business consistent with past practice between the execution of the Tenesol Stock Purchase Agreement and the closing of the Tenesol Acquisition; and (ii) each of the parties to use commercially reasonable efforts to cause the transaction to be consummated.

Representations and Warranties

The Tenesol Stock Purchase Agreement contains a number of representations and warranties made by SunPower and Total G&P. The statements embodied in those representations and warranties were made for purposes of the contract among the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the Tenesol Stock Purchase Agreement (or other date specified in the Tenesol Stock Purchase Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk by the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in the confidential disclosure letter of each party. Information concerning the subject matter of the representations and warranties may have changed since the date of the Tenesol Stock Purchase Agreement, and these changes may or may not be fully reflected in our public disclosures. The Tenesol Stock Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding SunPower, Total G&P and Tenesol that is contained in this Information Statement, as well as in the filings that we will make and have made with the SEC. The representations and warranties contained in the Tenesol Stock Purchase Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this Information Statement.

In the Tenesol Stock Purchase Agreement, Total G&P made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to SunPower, including representations relating to:

—	Organization, good standing and corporate, limited liability or partnership power of Total G&P and its subsidiaries and Tenesol;

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—

Tenesol’s capital structure as of a date certain prior to signing, including the particular number of outstanding shares of common stock, preferred stock, stock options and other equity-based interests;

—	Authorization to enter into the Tenesol Stock Purchase Agreement (subject to board of director approvals) and to consummate the transactions contemplated thereby;

—	Lack of material conflicts and consents or approvals, other than specifically identified consents;

—	Financial statements of the Company;

—	Absence of certain material changes or events from December 31, 2010;

—	Absence of material litigation;

—	Restrictions on business activities;

—	Intellectual property;

—	Taxes;

—	Employee benefits and certain employment matters;

—	Related party transactions;

—	Insurance matters;

—	Material compliance with applicable laws and permit requirements and lack of governmental investigation;

—	Minute books;

—	Customers of Tenesol;

—	Material contracts of Tenesol;

—	Real property, personal property and inventory matters;

—	Material compliance with environmental laws and other representations as to environmental matters;

—	Product warranty;

—	Brokers entitled to fees; and

—	Absence of anti-trust liabilities.

In the Tenesol Stock Purchase Agreement, SunPower made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to Total G&P, including representations relating to:

—	Organization, good standing and corporate power of SunPower;

—

Authorization to enter into the Tenesol Stock Purchase Agreement and to consummate the transactions contemplated thereby and the enforceability of the Tenesol Stock Purchase Agreement against SunPower;

—	Lack of material conflicts and consents or approvals;

—	Absence of material litigation; and

—	Brokers entitled to fees.

Conditions to the Tenesol Acquisition

The respective obligations of Total G&P and our company to consummate the Tenesol Acquisition and the transactions contemplated thereby are subject to, among other things, the satisfaction or waiver of the following conditions:

—	The successful closing of the Private Placement;

—

No order or other legal or regulatory restraint or prohibition preventing the consummation of the Tenesol Acquisition will be in effect, nor will any action brought by a governmental authority seeking any of the foregoing be pending or threatened; and

—	All approvals, waivers and consents, if any, required by a governmental authority necessary for consummation of, or in connection with the Tenesol Acquisition will have timely been obtained.

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In addition, our obligation to complete the Tenesol Acquisition is subject to, among other things, the satisfaction or waiver of the following additional conditions:

—

The representations and warranties of Total G&P will be true and correct in all material respects and Total G&P will have performed and complied in all material respects, and will have ensured the performance and compliance by Tenesol, in all material respects, with all covenants, obligations and conditions required to be performed and complied with by Total G&P;

—	We shall have received all of the agreements, instruments and other documents required to have been delivered to us at or before the closing;

—

There shall be no order or other legal or regulatory provision limiting or restricting SunPower’s ownership, conduct or operation of the business of Tenesol following the closing date nor will any action or request for additional information before any governmental authority seeking any of the foregoing, seeking to obtain from SunPower or Tenesol or any of their respective affiliates in connection with the Tenesol Acquisition any damages, or seeking any other relief that, following the closing, could reasonably be expected to materially limit or restrict the ability of Tenesol or any of its subsidiaries to own and conduct the assets and business owned and conducted by Tenesol or any of its subsidiaries before the closing, be pending or threatened; and

—	There shall not have occurred any event or condition that has had or is reasonably likely to have a material adverse effect on Tenesol since December 23, 2011.

In addition, Total G&P’s obligations to complete the Tenesol Acquisition is subject to, among other things, the satisfaction or waiver of the following additional conditions:

—

The representations and warranties of SunPower will be true and correct in all material respects and SunPower will have performed and complied in all material respects with all covenants, obligations and conditions required to be performed and complied with by SunPower; and

—	Total G&P shall have received all of the agreements, instruments and other documents required to have been delivered to it at or before the closing.

Indemnification

Total G&P will indemnify and hold harmless SunPower, Tenesol or the subsidiary of Tenesol incurring a loss, harmless from and against any and all losses, liabilities, damages, claims and suits, settlements, and related costs and expenses, including reasonable costs of investigation, settlement and defense, legal and consulting fees and alternative dispute resolution and court costs, and any interest costs or penalties, but not including loss of profits or loss of opportunity, actually and directly incurred, arising out of, related to or resulting from the following:

—

Any failure of any representation, warranty or certification made by Total G&P in the Tenesol Stock Purchase Agreement to be true and correct in accordance with their terms on the date of the Tenesol Stock Purchase Agreement and on the date of the closing as if made on such date;

—	Any breach of or default before the closing in connection with respect to certain covenants or agreements regarding the period between signing and closing made by Total G&P;

—

The assertion against Total G&P or Tenesol of any liability or obligation relating to excluded assets or guaranteed obligations (each as specified in the Tenesol Stock Purchase Agreement), including any disbursements, payments, liabilities or obligations or other overseas liabilities resulting from or relating to the guaranteed obligations; or

—	Certain other specified matters.

Termination

The Tenesol Stock Purchase Agreement may be terminated at any time before the closing:

—	By mutual written consent duly authorized by the respective boards of directors (or a committee thereof) of SunPower and Total G&P;

—

By either SunPower or Total G&P if the closing does not occur on or before March 31, 2012, provided, however, that the such terminating party may not be in material breach of the Tenesol Stock Purchase Agreement; or

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—

By either SunPower or Total G&P if there is a final non-appealable order in effect preventing the consummation of the closing or any of the contemplated transactions or there is any statute, rule, regulation or order enacted or deemed applicable to the transactions by any governmental authority that would make consummation of the closing or the contemplated transactions illegal.

Effect of Termination

If the Tenesol Stock Purchase Agreement is terminated in accordance with its terms, the Tenesol Stock Purchase Agreement shall become void and there will be no liability or obligation on the part of SunPower or Total G&P or their respective officers, directors, stockholders or affiliates; provided, however, that each party shall remain liable for any breaches of the Tenesol Stock Purchase Agreement that occurred before its termination.

Expenses

All costs and expenses will be paid by the party incurring those fees and expenses.

Amendment

The Tenesol Stock Purchase Agreement may be amended or supplemented at any time by a written instrument executed by all of the parties.

THE PRIVATE PLACEMENT AGREEMENT

This section describes the material terms of the Private Placement Agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Private Placement Agreement, a copy of which is attached as Annex B and is incorporated by reference into this Information Statement.

Effect of the Private Placement Agreement

In the Private Placement we have agreed to sell to Total, and Total has agreed to buy from us, subject to the satisfaction or waiver of specified conditions, 18,600,000 shares of our common stock at a purchase price of $8.80 per share in cash. This price represents a 50% premium to SunPower’s December 22, 2011 closing price. We are undertaking the Private Placement primarily to improve our financial ratios and mitigate any risk of a potential default under one of our credit facilities, and we will also use a portion of the proceeds to fund our acquisition of Tenesol. See “Reason for the Private Placement” below for further information. We expect to use the proceeds of the Private Placement of approximately $163.7 million for general corporate purposes, working capital, the potential reduction of debt and possible future acquisitions, including the Tenesol Acquisition. The Private Placement Agreement contemplates that the Private Placement will occur simultaneously with the closing of the Tenesol Acquisition, which we expect to occur in the first quarter of 2012. Our issuance of shares to Total G&P in the Private Placement will be exempt from registration afforded by Section 4(2) of the Securities Act of 1933 (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the SEC.

Reason for the Private Placement Agreement

SunPower is party to a revolving credit agreement with Credit Agricole Corporate and Investment Bank (“Credit Agricole”), as administrative agent, and certain other financial institutions (the “Revolving Credit Facility”), under which $250 million of indebtedness was outstanding as of October 2, 2011. Pursuant to the terms of the Revolving Credit Facility, the Company is required to maintain a financial ratio of debt-to-EBITDA (as defined in the Revolving Credit Facility) not exceeding 4.5 to 1 at the end of each fiscal quarter, subject to a 50 day cure period (“Cure Period”), following the end of each quarter. However, during the Cure Period, SunPower is permitted to cure a covenant breach relating to the financial ratio covenant by exercising certain rights under the Revolving Credit Facility.

The cash proceeds from the Private Placement are expected to be sufficient to place SunPower in compliance with the debt-to-EBITDA ratio for the reporting period ending January 1, 2012. The proceeds of the Private Placement will be used for general corporate purposes, working capital, the possible reduction of debt and possible future acquisitions, including the Tenesol Acquisition. The purpose of the Private Placement is primarily to improve our financial ratios and mitigate any risk of a potential default under the Revolving Credit Facility, and we will use a portion of the proceeds to fund our acquisition of Tenesol.

Representations and Warranties

The Private Placement Agreement contains a number of representations and warranties made by SunPower and Total G&P. The statements embodied in those representations and warranties were made for purposes of the contract among the

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parties and are subject to customary qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the Private Placement Agreement (or other date specified in the Private Placement Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or qualified by reference to disclosure in the Company’s filed Exchange Act Reports or may have been used for the purpose of allocating risk by the parties rather than establishing matters of fact. Information concerning the subject matter of the representations and warranties may have changed since the date of the Private Placement Agreement, and these changes may or may not be fully reflected in our public disclosures. The Private Placement Agreement should not be read alone, but should instead be read in conjunction with the other information regarding SunPower and Total G&P that is contained in this Information Statement, as well as in the filings that we will make and have made with the SEC. The representations and warranties contained in the Private Placement Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this Information Statement.

Closing

The closing of the Private Placement Agreement will take place on the later of January 24, 2012, or at such later date as mutually agreed upon in writing by the parties. The Private Placement requires that the closing of the Tenesol Acquisition occur concurrently with the closing under the Private Placement Agreement.

Conditions to the Private Placement Agreement

The obligations of Total G&P to consummate the Private Placement are subject to, among other things, the satisfaction or waiver of the following conditions:

—	The representations and warranties of SunPower shall be true and correct in all material respects as of the date when made and as of the closing unless otherwise specified;

—	SunPower shall have performed and complied with all covenants, obligations and conditions required to be performed and complied with by SunPower;

—

There shall not be pending any action, suit or proceeding by or before any court or any governmental body or authority, against SunPower or any subsidiary or pertaining to the transactions contemplated by the Private Placement Agreement or their consummation prior to the closing date;

—	The terms and conditions of the issuance of the Common Shares and the transaction documents shall have been approved by the Special Committee;

—	All necessary governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Common Shares, shall have been obtained by SunPower;

—	The Tenesol Acquisition shall have occurred, or shall occur concurrently with the closing of the Private Placement; and

—	Total G&P shall have received all of the agreements, instruments and other documents required to have been delivered to it at or before the closing.

In addition, SunPower’s obligations to consummate the Private Placement Agreement is subject to, among other things, the satisfaction or waiver of the following additional conditions:

—	The representations and warranties of Total G&P shall be true and correct in all material respects as of the date when made and as of the closing unless otherwise specified;

—	Total G&P shall have performed and complied with all covenants, obligations and conditions required to be performed and complied with by Total G&P; and

—	SunPower shall have received all of the agreements, instruments and other documents required to have been delivered to it at or before the closing.

Termination

The Private Placement Agreement may be terminated at any time by SunPower upon written notice to Total G&P if the closing has not been consummated by March 30, 2012.

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Expenses

Each party will be responsible for paying the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred in connection by such party incident to the negotiation, preparation, execution, delivery and performance of the Private Placement Agreement. All transfer agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the common stock shares shall be paid by SunPower.

The foregoing description of the Private Placement Agreement does not purport to be complete and is qualified in its entirety by reference to the Private Placement Agreement, a copy of which is attached as Annex B to this Information Statement and is incorporated herein by reference.

Amendment

The Private Placement Agreement may be amended or supplemented at any time by a written instrument executed by all of the parties.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

Reclassification

On November 15, 2011, at a special meeting of stockholders, the stockholders of the Company approved a restated certificate of incorporation (the “Restated Certificate of Incorporation”) providing for the reclassification of all outstanding shares of SunPower Class A common stock, par value $0.001 per share (the “Class A Common Stock”), and SunPower Class B common stock, par value $0.001 per share (the “Class B Common Stock”), on a share-for-share basis into a single class of common stock, par value $0.001 per share, with the same voting powers, preferences, rights and qualifications, limitations and restrictions as the Class A Common Stock (the “Reclassification”). Following receipt of stockholder approval at the special meeting, the Company filed the Restated Certificate of Incorporation on November 15, 2011 with the Secretary of State of the State of Delaware. The Restated Certificate of Incorporation became effective at 5 p.m. Eastern Standard Time on November 16, 2011 (the “Effective Time”).

In connection with the Reclassification, the By-laws of the Company were amended and restated to, among other things, eliminate obsolete provisions relating to the prior dual-class common stock structure. The amended and restated By-laws (the “Restated By-laws”) became effective immediately following the Effective Time of the Restated Certificate of Incorporation.

General

Our authorized capital stock consists of 367,500,000 shares of common stock and 10,000,000 shares designated as preferred stock, par value $0.001 per share. No shares of preferred stock are outstanding.

Common Stock

Voting Rights. Subject to the preferences applicable to any preferred stock outstanding at any time, holders of common stock vote together as a single class on all matters submitted to a vote of the stockholders. Each holder of common stock is entitled to cast one vote per share held by such holder on all matters submitted to a vote of the stockholders. Generally, all matters submitted to a vote of the stockholders must be approved by a majority of the votes cast on the matter by the holders of common stock present in person or represented by proxy, voting together as a single class at a meeting at which a quorum is present, subject to any voting rights granted to holders of any outstanding shares of preferred stock.

Conversion Rights. Shares of common stock are not convertible into other securities of the Company.

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

No Preemptive or Redemption Rights. Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

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Preferred Stock

Our Board is authorized, subject to limitations imposed by the DGCL, to issue up to a total of 10,000,000 shares of preferred stock in one or more series, without stockholder approval. As of November 16, 2011, no shares of preferred stock were issued or outstanding. Our board of directors is authorized to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions, subject to the provisions of any series of preferred stock. Our board of directors is also able to increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.

The Board may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and might harm the market price of the common stock and the voting and other rights of the holders of common stock. The Company has no current plans to issue any shares of preferred stock.

Other Terms

Classification of Our Board of Directors. The Restated Certificate of Incorporation and the Restated By-laws provide that our board of directors is, and will be, divided into three classes of directors, with the classes to be as nearly equal in number as possible. About one-third of the Board will be elected annually, and each member will serve a three-year term. The provision for a classified Board could prevent a party who acquires control of a majority of the outstanding voting shares from obtaining control of our Board until the second annual shareholders meeting following the date the acquirer obtains the controlling share interest. As a result, the classified Board provision may make it more difficult to obtain control of the Company.

Calling of a Special Meeting of Stockholders by a Stockholder. The Restated By-laws provide that stockholders may not call special meetings of the stockholders. However, the Company will call a special meeting of stockholders promptly following receipt of written notice from the Company’s largest stockholder, Total G&P or any member of the Terra Group (as such term is defined in the Affiliation Agreement by and between the Company and Total, dated April 28, 2011 (the “Affiliation Agreement”) solely for the purpose of considering and voting on a proposal to effect (i) a Terra Merger (as defined in the Affiliation Agreement), to be effected pursuant to and in accordance with the terms of the Affiliation Agreement, together with any stockholder approval as is required by law in connection with such Terra Merger, or (ii) a Transferee Merger (as such term is defined in the Affiliation Agreement) to be effected pursuant to and in accordance with the Affiliation Agreement, together with any stockholder approval as is required by law in connection with such Transferee Merger.

Action of the Stockholders by Written Consent. The Restated Certificate and the Restated By-laws permit action by written consent of the stockholders without a meeting for any action required to be taken at any annual or special meeting until the first time that Total, and other entities controlled by Total S.A., no longer own at least fifty percent of the Company’s voting securities (“Total Stockholder Approval Period”). The Restated Certificate of Incorporation further provides that following the Total Stockholder Approval Period, no action required or permitted to be taken at any annual or special meeting may be taken without a meeting, and the power of our stockholders to consent in writing, without a meeting, to the taking of any such action is specifically denied.

Anti-Takeover Effects of Delaware Law. The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

—	The transaction is approved by the board before the date the interested stockholder attained that status;

—

Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

—

On or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

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Section 203 defines “business combination” to include the following:

—	Any merger or consolidation involving the corporation and the interested stockholder;

—	Any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

—	Subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

—

Any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

—	The receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Nasdaq Global Select Market Listing Symbol. Our common stock is traded on the NASDAQ Global Select Market under the ticker symbol “SPWR.” The CUSIP number for the common stock is 867652 406.

Transfer Agent and Registrar. The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Rights Plan. In connection with the Reclassification, the Rights Agreement we entered into with Computershare Trust Company, was amended and restated to, among other things, eliminate obsolete provisions relating to the existing dual-class common stock structure. The Rights Agreement was amended such that each of the current Class A Rights (as defined therein) and Class B Rights (as defined therein) shall become a “Right” to purchase Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company having the rights and preferences set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock which was filed concurrently with the Restated Certificate of Incorporation and took effect upon the effectiveness of the Restated Certificate of Incorporation. Our amended and restated Rights Agreement became effective immediately upon effectiveness of the Restated Certificate of Incorporation.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of December 16, 2011 (except as described below) by:

—	Each of our directors;

—

Our Chief Executive Officer, Chief Financial Officer, and each of the three other most highly compensated individuals who served as our executive officers, and two others who would have been among the three most highly compensated individuals but were not serving as executive officers at the end of our fiscal year 2011, who we collectively refer to as our “named executive officers”;

—	Our directors and executive officers as a group; and

—	Each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act) who is known by us to beneficially own more than 5% of any class of our common stock.

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Applicable beneficial ownership percentages listed below are based on 100,487,482 shares of common stock outstanding as of December 16, 2011. The business address for each of our directors and executive officers is our corporate headquarters at 77 Rio Robles, San Jose, California 95134.

	Common Stock Beneficially Owned (1)
Directors and Named Executive Officers	Shares	%
W. Steve Albrecht(2)	28,949	*
Dennis V. Arriola(3)	62,888	*
Betsy S. Atkins(4)	22,182	*
Arnaud Chaperon	—	—
Bernard Clement	—	—
Denis Giorno	—	—
Bruce R. Ledesma(5)	5,169	*
Thomas R. McDaniel(6)	19,940	*
Marty T. Neese(7)	79,383	*
Jean Marc Otero del Val	—	—
James S. Pape(8)	73,667	—
Douglas J. Richards(9)	8,829	*
Reinhard Schneider (10)	—	—
Humbert de Wendel	—	—
Howard J. Wenger(11)	10,467	*
Thomas H. Werner(12)	57,733	*
Pat Wood III(13)	62,618	*
All Directors and Executive Officers as a Group (18 persons)(14)	431,825	*
Other Persons
Total S.A. Total Gas & Power USA, SAS(15) 2, place Jean Millier La Défense 6 92400 Courbevoie France	59,976,682	59.7%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying restricted stock units and options held by that person that will vest and be exercisable within 60 days of December 16, 2011 are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Includes 16,949 shares of common stock and 12,000 shares of common stock issuable upon exercise of options exercisable within 60 days of December 16, 2011.
(3)	Includes 12,344 shares of common stock, 834 shares of common stock issuable upon vesting of restricted stock units within 60 days of December 16, 2011, and 37,500 shares of common stock issuable upon exercise of options exercisable within 60 days of December 16, 2011. 12,210 shares of common stock are held by the Dennis V. Arriola and Janet A. Winnick Family Trust of which Mr. Arriola and his wife are co-trustees.
(4)	Includes 14,682 shares of common stock and 7,500 shares of common stock issuable upon exercise of options exercisable within 60 days of December 16, 2011.
(5)	Includes 1,835 shares of common stock and 3,334 shares of common stock issuable upon vesting of restricted stock units within 60 days of December 16, 2011.
(6)	Includes 19,824 shares of common stock that are held in the McDaniel Trust dated 7/26/2000 of which Mr. McDaniel and his spouse are co-trustees.
(7)	Includes 1,882 shares of common stock, 2,501 shares of common stock issuable upon vesting of restricted stock units within 60 days of December 16, 2011, and 75,000 shares of common stock issuable upon exercise of options exercisable within 60 days of December 16, 2011.
(8)	Mr. Pape has resigned from the company effective November 4, 2011.
(9)	Includes 5,495 shares of common stock and 3,334 shares of common stock issuable upon vesting of restricted stock units within 60 days of December 16, 2011.
(10)	Mr. Schneider has resigned as a director of the Company effective December 21, 2011. Jérôme Schmitt was appointed to fill the vacancy left by Mr. Schneider’s resignation.

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(11)	Includes 5,466 shares of common stock and 5,001 shares of common stock issuable upon vesting of restricted stock units within 60 days of December 16, 2011.
(12)	Includes (a) 609 shares of common stock are held by The Thomas H. Werner 2010 Grantor Retained Annuity Trust, of which Mr. Werner and his wife are co-trustees and Mr. Werner is the beneficiary, and (b) 609 shares of common stock are held by The Suzanne M. Werner 2010 Grantor Retained Annuity Trust, of which Mr. Werner and his wife are co-trustees and his wife is the beneficiary. Includes also 16,668 shares of common stock issuable upon vesting of restricted stock units within 60 days of December 16, 2011.
(13)	Includes 14,618 shares of common stock and 48,000 shares of common stock issuable upon exercise of options exercisable within 60 days of December 16, 2011.
(14)	Includes the shares described in footnotes 2-13.
(15)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13D/A, filed with the SEC on November 21, 2011 by Total Gas & Power USA, SAS and its parent Total S.A., which indicated that those two companies have shared voting and shared dispositive power with respect to said shares.

DELIVERY OF INFORMATION STATEMENT

To reduce the expenses of delivering duplicate materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one Information Statement to stockholders who share the same address unless otherwise requested.

If you share an address with another stockholder and have received only one Information Statement, you may write or call us to request a separate copy at no cost to you. For future mailings, you may request separate materials or, if you are receiving multiple copies you may request that we only send one set of materials, by writing to us at SunPower Corporation, 77 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary, or by calling us at (408) 240-5500.

FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements regarding future events as well as assumptions underlying or relating to such statements, all of which are “forward-looking statements” within the meaning of Section 21E of the Exchange Act. We use words and phrases such as “expect,” “intend,” “potential,” “proposed,” “will,” “designed,” “anticipated” and similar expressions to identify forward-looking statements. Forward-looking statements in this Information Statement include, but are not limited to, statements regarding the occurrence, timing, benefits and effects of the corporate actions approved by our Board and the Special Committee, as applicable, including the Tenesol Acquisition, the Private Placement and the transactions contemplated by the Master Agreement, and the statements under “Certain Financial Forecasts”. These forward-looking statements are based on information available to us as of the date of this Information Statement and our current expectations and assumptions, and involve a number of risks and uncertainties that could cause actual events to differ materially from those anticipated by the forward-looking statements.

Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, risks and uncertainties that could cause actual events to differ include: legal risks related to the actions described in this Information Statement; market risk, particularly as it relates to our stock price; the Tenesol Acquisition; the Private Placement; risks associated with the conditions to closing of the Tenesol Stock Purchase Agreement and the Private Placement Agreement; governmental intervention; and other risks described in our Annual Report on Form 10-K for the year ended January 2, 2011 and Quarterly Report on Form 10-Q for the quarter ended October 2, 2011 and our other filings with the SEC. These forward-looking statements should not be relied upon as representing the our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL INFORMATION

Certain financial information required under Section 14(c) of the Exchange Act and the rules and regulations thereunder, including the Company’s (i) financial statements, (ii) supplementary financial information, (iii) management’s discussion and analysis of financial condition and results of operations, and (iv) quantitative and qualitative disclosures about market risk, can be found in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011, filed with the SEC on February 25, 2011 and as amended on June 10, 2011, and in our Quarterly Report on Form 10-Q for the quarterly period

35

ended October 2, 2011, filed with the SEC on November 10, 2011, which are included in this Information Statement as Annexes E and F, respectively.

INCORPORATION BY REFERENCE

We are also incorporating by reference additional documents we may file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the closing of the Private Placement. Such additional documents shall be deemed to be incorporated by reference into the Information Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Information Statement will be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in this Information Statement or any other subsequently filed document that is deemed to be incorporated by reference into this Information Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read or copy any document we file including exhibits thereto at the public reference room maintained by the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC’s Public Reference Branch at Station Place, 100 F Street, N.E., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC’s internet website at http://www.sec.gov and on our corporate website, www.sunpowercorp.com.

Copies of material filed by us with the SEC, including the information we are incorporating by reference and exhibits thereto, may also be obtained free of charge and within one business day of our receipt of such request, by writing to us at our corporate headquarters, SunPower Corporation, Attention: Investor Relations, 77 Rio Robles, San Jose, California 95134, or by calling (408) 240-5500.

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ANNEX A

STOCK PURCHASE AGREEMENT

dated as of December 23, 2011

by and among

SunPower Corporation, as Purchaser,

Total Energie Développement SAS

and

Total Gas & Power USA, SAS, as Seller

i

ii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of December 23, 2011 (this “Agreement”), is by and among SunPower Corporation, a Delaware corporation (“Purchaser”), Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Seller”), and Total Energie Développement SAS, a société par actions simplifiée organized under the laws of the Republic of France (“TED”). Certain capitalized terms used herein have the meanings assigned to them in Section 1.3 and Section 8.1.

BACKGROUND

Tenesol, a French société anonyme with a share capital of €14,930,000 whose registered office is at 12/14 Allée du Levant—Parc d’Activité – 69890 La Tour-de-Salvagny, registered with the Commerce and Companies Registry of Lyon under number 344 584 818 (the “Company”), is a Subsidiary of TED as of the date hereof.

It is contemplated that prior to the closing hereunder, Seller will own all of the Company Capital Stock.

The boards of directors of each of Purchaser and Seller have determined that the Transactions would be advisable and in the best interests of their respective stockholders, and, subject to the terms and conditions set forth herein, have approved this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale.

At the Closing (a) Seller shall sell, assign and transfer to Purchaser all of the issued and outstanding shares of capital stock of the Company (the “Shares”), free and clear of all Encumbrances and (b) Purchaser shall pay and deliver, or cause to be paid and delivered, to Seller an amount equal to $165,375,000 (one hundred sixty-five million three hundred seventy five thousand United States dollars) (the “Purchase Price”). The Purchase Price shall be paid in cash at the Closing to Seller by wire transfer to a bank account of Seller the details (including full IBAN details) of which shall have been communicated to Purchaser by Seller at least five (5) Business Days prior to the Closing Date.

Section 1.2 Closing.

The closing of the Transactions (the “Closing”) shall take place upon the later of (a) closing date of the Private Placement or (b) three (3) Business Days after the satisfaction or waiver of each of the conditions set forth in Article V (except for such conditions that by their nature will be satisfied at Closing) or at such other time as the parties agree in writing. The Closing shall take place simultaneously at the offices of Jones Day, Silicon Valley and Salans, Paris or at such other location(s) as the parties agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date”.

Section 1.3 Working Capital and Net Cash Adjustment.

(a) Schedule 1.3(a) sets forth an example calculation of Working Capital as of November 30, 2011, including the components thereof, on the same basis as such calculation would be required to be made in

1

accordance with this Section 1.3 at Closing assuming the Closing occurred on such date and assuming the unaudited consolidated financial statements of the Company as of November 30, 2011 delivered to Purchaser before the date hereof have been prepared in accordance with IFRS and are accurate in all respects.

(b) Schedule 1.3(b) sets forth an example calculation of Net Cash as of November 30, 2011, including the components thereof, on the same basis as such calculation would be required to be made in accordance with this Section 1.3 at Closing assuming the Closing occurred on such date and assuming the unaudited consolidated financial statements of the Company as of November 30, 2011 delivered to Purchaser before the date hereof have been prepared in accordance with IFRS and are accurate in all respects.

(c) Purchaser shall, within 120 calendar days after the Closing Date, prepare and deliver to Seller an unaudited consolidated balance sheet of the Company as of January 31, 2012 or as the parties otherwise mutually agree (the “Closing Balance Sheet”) and: (x) a statement setting forth the calculation of the Working Capital as of the date of the Closing Balance Sheet, including the components thereof, as calculated from the Closing Balance Sheet (the “Closing Date Working Capital”), (y) a statement setting forth the calculation of the Net Cash as of the date of the Closing Balance Sheet, including the components thereof, as calculated from the Closing Balance Sheet (the “Closing Date Net Cash”), and (z) a statement setting forth the amount of the Working Capital Adjustment, if any, including all documentation necessary for Seller to verify such information. The “Working Capital Adjustment” shall be determined as follows: (i) the amount (if any) by which the Net Cash Target exceeds the Closing Date Net Cash shall constitute a shortfall that shall be paid by Seller to the Company; and (ii) the amount (if any) by which the Working Capital Target exceeds the Closing Date Working Capital shall constitute a shortfall that shall be paid by Seller to the Company in accordance with Section 1.3(e) (the “Net Working Capital Shortfall”), provided that, the amount (if any) by which the Closing Date Net Cash exceeds the Net Cash Target shall constitute an excess that shall be netted against the Net Working Capital Shortfall. The Closing Balance Sheet will be prepared on a basis consistent with the preparation of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010 and Schedules 1.3(a) and 1.3(b) and as otherwise provided therein. Following the delivery of such statements of Closing Date Net Cash and Closing Date Working Capital, and the Working Capital Adjustment, Purchaser will provide Seller and Seller’s representatives reasonable access to the books and records of the Company to the extent necessary to determine the accuracy of the Closing Balance Sheet and the statements of Closing Date Working Capital and Closing Date Net Cash, and will reasonably cooperate with Seller and its representatives in connection with their determination of the accuracy of the Closing Balance Sheet and the statements of Closing Date Working Capital, the Closing Date Net Cash and the Working Capital Adjustment.

(d) Seller will notify Purchaser in writing of any objections to the statements of Closing Date Working Capital and Closing Date Net Cash and to the Working Capital Adjustment or to the Closing Balance Sheet within 30 calendar days after Seller receives the statements of Closing Date Working Capital, the Closing Date Net Cash and the Working Capital Adjustment and the Closing Balance Sheet. If Seller does not notify Purchaser of any such objections by the end of that 30-day period, then the Closing Date Working Capital, the Closing Date Net Cash, the Working Capital Adjustment and the Closing Balance Sheet will each be considered final at the end of the last day of that 30-day period. If Seller does notify Purchaser of any such objections by the end of that 30-day period and Seller and Purchaser are unable to resolve their differences within 30 calendar days thereafter, then Seller and Purchaser will instruct their respective accountants to use commercially reasonable efforts to resolve such disputed items to their mutual satisfaction and to deliver a final statement of Closing Date Working Capital, statement of Closing Date Net Cash, Working Capital Adjustment and Closing Balance Sheet to Seller and Purchaser as soon as possible. If Seller’s accountants and Purchaser’s accountants are unable to resolve any such disputed items within 30 calendar days after the expiration of the 30-day period during which Seller and Purchaser were unable to resolve their differences, then the remaining disputed items and the value attributable to them by each of Seller and Purchaser will be submitted to an internationally recognized accounting firm mutually agreed by Purchaser and Seller (the “Closing Statements Arbiter”) for resolution, and the Closing Statements Arbiter will be instructed to determine the final Closing Date Working Capital, Closing Date Net Cash, Working Capital Adjustment and Closing Balance Sheet as soon as possible and not later than forty

2

(40) Business Days after his appointment. If the Parties cannot agree on an internationally recognized accounting firm independent of the parties hereto, to act as Closing Statements Arbiter or if such designated Closing Statements Arbiter is unable to conduct its mission or refuses, either Purchaser or Seller shall be entitled to request the appointment of such firm by the International Centre for Expertise in accordance with the provisions for the appointment of experts under the Rules for Expertise of the International Chamber of Commerce. The Closing Statements Arbiter will consider only those items and amounts in Seller’s and Purchaser’s respective calculations of the Closing Date Working Capital and the Closing Date Net Cash that are identified as being items and amounts to which Seller and Purchaser have been unable to agree. In resolving any disputed item, the Closing Statements Arbiter may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Closing Statements Arbiter’s determination of the Closing Date Working Capital, the Closing Date Net Cash and/or the Working Capital Adjustment, as the case may be will be based solely on written materials submitted by Seller and Purchaser (i.e., not on independent review) and on the definition of Working Capital and Net Cash and the formula for determination of the Working Capital Adjustment included herein. The determination of the Closing Statements Arbiter shall be made in writing to Seller and Purchaser and will be final, conclusive and binding upon the parties hereto pursuant to article 1592 of the French Civil Code, except in the case of manifest error (erreur grossière) by the Closing Statements Arbiter (it being specified, for the avoidance of doubt, that any determination of whether a manifest error exists shall be made pursuant to Section 8.9 (Dispute Resolution and Error)). Purchaser and Seller will not otherwise have any right to, and will not otherwise, institute any Action challenging such determination or with respect to the matters that are the subject of this Section 1.3, except that the foregoing will not preclude an Action to enforce such determination. If the Closing Statements Arbiter’s determination of the Working Capital Adjustment is closer to the amount initially asserted by Purchaser to the Closing Statements Arbiter, then Seller will pay the costs of the Closing Statements Arbiter, otherwise the costs will be borne by Purchaser. Each of Purchaser and Seller will cooperate with and assist the Closing Statements Arbiter to determine the final Closing Date Working Capital, Closing Date Net Cash and the Working Capital Adjustment.

(e) Within five (5) Business Days of the final determination of the Closing Date Working Capital, Closing Date Net Cash and the Working Capital Adjustment in accordance with this Section 1.3 and provided a Working Capital Adjustment is payable, Seller will wire transfer to the Company immediately available funds equal to the amount of such Working Capital Adjustment.

(f) As used in this Agreement, the following terms have the following meanings:

(i) “Working Capital” means the Current Assets minus the Current Liabilities (an example calculation of which, assuming the Closing occurred on November 30, 2011 and assuming the unaudited consolidated financial statements of the Company as of November 30, 2011 delivered to Purchaser before the date hereof have been prepared in accordance with IFRS and are accurate in all respects, is attached hereto as Schedule 1.3(a)).

(ii) “Net Cash” means Cash and Cash Equivalents minus the Company Indebtedness (an example calculation of which, assuming the Closing occurred on November 30, 2011 and assuming the unaudited consolidated financial statements of the Company as of November 30, 2011 delivered to Purchaser before the date hereof have been prepared in accordance with IFRS and are accurate in all respects, is attached hereto as Schedule 1.3(b)).

(iii) “Current Assets” means without duplication, the sum of the Company’s consolidated receivables (créances clients), net inventory (stocks), other receivables (autres créances) including prepaid charges, translation adjustment and deferred tax assets; all as determined in accordance with IFRS using the same method and methodologies that were used in the preparation of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010, and otherwise as described in Schedule 1.3(a).

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(iv) “Cash and Cash Equivalents” means any cash and short term securities (disponibilités et valeurs mobilières de placement); all as determined in accordance with IFRS using the same method and methodologies that were used in the preparation of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010, and otherwise as described in Schedule 1.3(a).

(v) “Current Liabilities” means without duplication, the sum of the Company’s consolidated account payables (fournisseurs), social debts (dettes sociales), fiscal debts (dettes fiscales), current accounts (comptes courants), other debts (autres dettes courantes) and provision on deferred tax liabilities (impôts différés passifs); all as determined in accordance with IFRS using the same method and methodologies that were used in the preparation of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010, and otherwise as described in Schedule 1.3(a); provided that for the avoidance of doubt Company Indebtedness will not be included in Current Liabilities.

(vi) “Net Cash Target” means €25,500,000.

(vii) “Working Capital Target” means €76,000,000.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the other terms of this Agreement and except as set forth in the Disclosure Schedule (the terms of which shall be deemed to have been disclosed with respect to the specific Sections to which they are referenced but will also qualify other sections or subsections in this Article II to the extent described in the Introduction to the Disclosure Schedule) Seller represents and warrants to Purchaser on the date hereof and (as provided in Section 5.3(a)) as of the Closing Date as follows:

Section 2.1 Organization and Power.

(a) Each of Seller and the Company (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business (to the extent required by local Law) and in good standing in every jurisdiction where such qualification is required.

(b) The Company is not in violation of any of the provisions of its articles and other organizational documents, and no changes thereto are pending. Section 2.1 of the Disclosure Schedule lists (x) the officers and directors of the Company and each of its Subsidiaries, (y) the jurisdictions in which the Company and each of its Subsidiaries is qualified to do business (to the extent required by local Law) and (z) the jurisdictions in which the Company or any of its Subsidiaries has facilities, employs employees or generates revenues.

Section 2.2 Capitalization; Title to Shares; Subsidiaries.

(a) The capital stock of the Company is fourteen million nine hundred thirty thousand Euros (€14,930,000) consisting of one million four hundred ninety-three thousand (1,493,000) shares of ten (10) Euros nominal value each (the “Company Capital Stock”). The shares representing the Company Capital Stock of the Company are fully paid-up and validly issued and are not subject to any rights of first refusal, buy-out and similar rights or calls. There is no outstanding security convertible into or exchangeable for the Company Capital Stock, option, warrant or other right to purchase or subscribe to the Company Capital Stock, nor any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance or disposition of the Company Capital Stock or the issuance or disposition of any security convertible into or exchangeable for the Company Capital Stock or relating to any option, warrant or right to purchase or subscribe to the Company Capital Stock.

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(b) Other than the two (2) Shares held at the date of this Agreement by the persons whose names are set out in Section 2.2(b) of the Disclosure Schedule (the “Minority Shares”), all of the Shares are as of the date of this Agreement owned by TED, and all the Shares including the Minority Shares will be at the Closing Date, owned by Seller, free and clear of all Encumbrances. Assuming Purchaser has the requisite authority to be the lawful owner of the Shares, the consummation of the transactions contemplated by this Agreement will convey to Purchaser good title to the Shares, free and clear of all Encumbrances.

(c) There are no Contracts to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting and/or waive any repurchase rights of, change the price of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no Contracts relating to purchase or sale of any Company Capital Stock. All Company Capital Stock was issued in compliance with all applicable securities Laws.

(d) There are no stockholder agreements or other agreements or understandings relating to the voting or registration of any shares of Company Capital Stock.

(e) Neither the Company nor any of its Subsidiaries has ever adopted or maintained any stock option plan or other plan providing for equity compensation of any Person.

(f) The Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity. Section 2.1 of the Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company indicating its officers and directors, the record and beneficial owner of all of its issued and outstanding shares of capital stock or other equity interests and its jurisdiction of formation together with (i) a list of the existing guarantees, comfort letters or other commitments related to financial support, issued by the Company as security for the obligations of such Subsidiary towards a third party (or, conversely, issued by such Subsidiary as security for the obligations of the Company towards a third party) and (ii) a list of all existing shareholder’s or intra-group loans made available by the Company to such Subsidiary. Each Subsidiary of the Company (1) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (2) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (3) is qualified to do business (to the extent required by local Law) and in good standing in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect on the Company. Each Subsidiary of the Company is not in violation of any of the provisions of its organizational documents, and no changes thereto are pending. All the outstanding capital stock or other equity interest of each Subsidiary of the Company is, to the extent applicable, duly authorized, validly issued and fully paid. There are no Contracts to which any Subsidiary of the Company is a party or by which it is bound obligating any Subsidiary of the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or equity interest of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Contract.

(g) The Company is not a member of, or a participant in any partnership, joint-venture, groupement d’intérêt économique, or any other similar enterprise.

Section 2.3 Authorization; Enforceability.

Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and

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the consummation of the Transactions by Seller and the Company have been duly authorized by all requisite action on the part of Seller and the Company and no further action is required on the part of Seller or the Company to authorize this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

Section 2.4 Non-contravention.

(a) The execution, delivery and performance of this Agreement and the consummation of the Transactions by Seller do not and will not (1) conflict with, result in or constitute any violation of or default under (with or without notice or lapse of time, or both), or require any consent, approval or waiver from any Person in accordance with, any provision of the articles or other organizational documents of Seller, the Company or any of its Subsidiaries, (2) result in the creation of an Encumbrance on any properties or assets of the Company or any of its Subsidiaries, (3) conflict with, result in or constitute a material violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under, or require consent, approval or waiver from any Person in accordance with any Contract, Permit or Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except for those Material Contracts listed in Section 2.4 of the Disclosure Schedule which contain a change of control provision or (4) otherwise have a material and adverse effect upon the ability of the Company to consummate the Transactions.

(b) No Permit or Order of, or registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the Transactions.

Section 2.5 Financial Statements.

Section 2.5 of the Disclosure Schedule sets forth the Company’s audited consolidated balance sheets and income statement as of December 31, 2010 (the “2010 Accounts”) and its interim unaudited consolidated balance sheet and income statement as of November 30, 2011 (the “Interim Accounts”, and together with the 2010 Accounts, the “Financial Statements”). The 2010 Accounts have been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated. The 2010 Accounts present fairly in all material respects the consolidated financial condition and results of operations of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated. The Interim Accounts have been prepared in accordance with IFRS (except that they do not have notes thereto) on a basis consistent with the preparation of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010, in good faith based on the books and records of the Company and its consolidated Subsidiaries. There has been no change in the Company’s accounting policies since December 31, 2010 (the “Company Balance Sheet Date”), except as described in the Financial Statements. The aggregate amount of Company Indebtedness on November 30, 2011 is set forth in Section 2.4 of the Disclosure Schedule.

Section 2.6 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date the Company and its Subsidiaries have conducted their business only in the ordinary course of business and there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events or conditions, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company

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(b) Neither the Company nor any of its Subsidiaries has any liabilities that in any individual case or in the aggregate exceed €3 million, other than liabilities which (1) are reflected in the Financial Statements, (2) have arisen or were incurred after the respective dates of the Financial Statements in the ordinary course of business or (3) are otherwise disclosed or otherwise expressly addressed under this Agreement (whether in the Disclosure Schedule or pursuant to the provisions of Article VII).

Section 2.7 Litigation.

(a) There is no Action pending or, to the knowledge of Seller, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, including any Company Intellectual Property, other than Actions in the ordinary course of business, for which adequate reserves have been made in the Financial Statements, to the extent required by IFRS, or unrelated Actions for which the amount of the claim is less than €100,000; and

(b) none of the Actions referred to above, individually or when aggregated with other Actions, have or would reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; and (ii) there is no Order against the Company or any of its Subsidiaries or any of their respective assets or properties.

Section 2.8 Restrictions on Business Activities.

(a) There is no Contract (including covenants not to compete) or Order binding upon the Company or any of its Subsidiaries that has or could reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing in any material way any current business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries, in each case, as currently conducted by the Company or any of its Subsidiaries.

(b) Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any customer or other similar Contract that includes a “most favored nations” or similar clause restricting or otherwise impacting the right of the Company or any of its Subsidiaries to sell the Company Products in any manner or terms (including pricing) or under which the Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of their respective technology or products to, or from providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

Section 2.9 Intellectual Property.

(a) Section 2.9(a) of the Disclosure Schedule sets forth a complete and accurate list of all Registered Intellectual Property included among the Company-Owned Intellectual Property (the “Company Registered Intellectual Property”).

(b) All of the Company-Owned Intellectual Property is wholly and exclusively owned by the Company or one of its Subsidiaries free and clear of any options, rights, licenses, restrictions and Encumbrances.

(c) The Company and its Subsidiaries have full and valid ownership of or licenses to use rights over any Intellectual Property required to conduct their businesses as presently conducted, free and clear of any Encumbrances.

(d) The Company or one of its Subsidiaries solely and exclusively owns all right, title and interest in and to the Company Source Code, free and clear of all options, rights, licenses, restrictions or Encumbrances, and neither the Company nor any of its Subsidiaries has sold, transferred, assigned or otherwise disposed of any rights or interests therein or thereto.

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(e) Section 2.9(e) of the Disclosure Schedule sets forth an accurate and complete list of all commitments pursuant to any Contract (i) to fund scientific, technical or other research or the development of any products and services, or (ii) to allocate or dedicate any resources of the Company or any Subsidiary, including personnel, buildings or any equipment, in furtherance of any scientific, technical or other research or the development of any products and services. To the extent required by IFRS, all such commitments contained in such Contracts have been accurately and adequately reserved for in the Financial Statements, in accordance with the amounts and categories set forth in the table set forth at the end of Section 2.9(e) of the Disclosure Schedule and no such Contracts contain any material off-balance sheet liabilities.

(f) Each item of Company-Owned Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees have been paid in full and in due time and all necessary documents and articles in connection with such Company-Owned Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in France, or in other jurisdictions, for the purposes of maintaining such Company-Owned Intellectual Property as of the date hereof.

(g) Neither the Company nor any of its Subsidiaries is infringing or otherwise violating, or has infringed or otherwise violated, directly or indirectly, any Intellectual Property right of any Person or any Law relating to Intellectual Property, and none of them is engaging or has engaged in passing off or unfair competition or trade practices. To the knowledge of Seller, no third party infringes any Company-Owned Intellectual Property.

(h) There is no pending, nor to the knowledge of Seller, threatened litigation contesting the right of the Company and its Subsidiaries to use any of the Intellectual Property required to conduct their respective businesses as presently conducted.

(i) No Intellectual Property that is or was Company-Owned Intellectual Property has been permitted to lapse or enter the public domain.

(j) There is no Contract between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, with respect to any Intellectual Property, which is subject to an Order or under which there is currently any, or to the knowledge of Seller, threatened injunction, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, decree, or any other dispute, disagreement, litigation, action or claim regarding the scope of such Contract, or performance, passing off or unfair competition or trade practices under such Contract, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

(k) Neither this Agreement nor the Transactions will result in (1) Purchaser or the Company granting to any Person any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (2) Purchaser or the Company being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses, or (3) Purchaser or the Company being obligated to pay any royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions.

(l) To Seller’s knowledge, the Company and its Subsidiaries have taken all customary and commercially reasonable steps that are required to protect the Company’s and its Subsidiaries’ rights in Trade Secrets of the Company.

(m) No (1) product, technology, service or publication of the Company or any of its Subsidiaries, (2) material published or distributed by the Company or any of its Subsidiaries, or (3) conduct or statement of the Company or any of its Subsidiaries violates any Law.

(n) Except for the warranties and indemnities contained in those Contracts set forth in Section 2.9(n) of the Disclosure Schedule and warranties implied by Law, neither the Company nor any of its

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Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.

(o) No agreement relating, directly or indirectly, to any Company-Owned Intellectual Property entered into by the Company or to which the Company is a party, is terminable as a result of the consummation of the transaction contemplated by this Agreement.

Section 2.10 Taxes.

(a) “Tax” means any taxation, charge, contribution, corporate income tax, direct and indirect tax including duty, stamp duty, tax, excise tax or duty (or withholding of similar nature) or royalty whether of a fiscal, parafiscal, customs or social security nature, including the principal amount due as well as any interest or penalty or surcharge relating thereto.

“Tax Return” means any return, statement, report or mandatory form (including information returns and reports) required to be filed with respect to Taxes.

(b) The Company and its Subsidiaries have properly completed and timely filed all material Tax Returns required to be filed by them, including tax consolidation election formalities and returns, or requests for extensions to file such Tax Returns have been timely filed or granted and have not expired. All such Tax Returns are true and correct and have been completed in accordance with Law, and the Company and its Subsidiaries have paid, collected, or withheld and timely paid to the appropriate tax authority (or are duly reserved for such timely payment) all Taxes required by Law to be withheld or collected by them (whether or not shown to be due on such Tax Returns). The Company and its Subsidiaries have, at all applicable times, maintained all records in relation to Tax as they are required to maintain. Neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for Tax purposes along with such other Person.

(c) The Interim Balance Sheet reflects the unpaid Taxes of the Company and any of its Subsidiaries for periods (or portions of periods) through the Interim Balance Sheet Date where required by the principles according to which such Interim Balance Sheet was prepared. Neither the Company nor any of its Subsidiaries has any liability for unpaid Taxes accruing after the Interim Balance Sheet Date, other than Taxes accruing in the ordinary course of business conducted after the Interim Balance Sheet Date. Proper provision has been made in the Interim Balance Sheet for deferred taxation in accordance with IFRS.

(d) There is (1) no claim for Taxes being asserted or that has been previously asserted against the Company or any of its Subsidiaries that has resulted in a lien against the property of the Company or any of its Subsidiaries, and there is no such lien for Taxes, other than liens for Taxes not yet due and payable or which are being contested in good faith and (2) no audit of any Tax Return of the Company or any of its Subsidiaries being conducted by any tax authority, Neither the Company nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction may open an audit or other review of the Taxes of such entity or that the jurisdiction believes that such entity was required to file any Tax Return that was not filed, with the exception of the ongoing tax audits listed in Section 2.10(d) of the Disclosure Schedule.

(e) Neither the Company nor any of its Subsidiaries is or has ever been subject to any Taxes in the United States.

(f) Neither the Company nor any of its Subsidiaries has concluded any agreement or transaction with, or has obtained from any administrative or governmental authority any concession, ruling, forbearance, grace period, extension, refund, Tax relief, allowance, abatement or benefit in respect of Tax that is liable to be challenged or terminated as a result of the Transaction.

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(g) Neither the Company nor any of its Subsidiaries is, or has been in the past seven years, a party to any transaction or arrangement under which any of them has been or may be required to pay for any asset or services or facilities of any kind an amount which was or is in excess of the market value of those assets or services or facilities or has received or will receive any payment for any asset or service or facilities of any kind that any one of them has supplied or provided or has been or are liable to supply or provide which was or is less than the market value of that asset or services or facilities.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing or Tax allocation agreement, nor does the Company or any of its Subsidiaries have any liability or potential liability to another party under any such agreement, with the exception of tax group agreements listed in Section 2.10(h) of the Disclosure Schedule.

(i) Neither the Company nor any of its Subsidiaries has, or has had (during any taxable period remaining open for the assessment of Tax by any foreign Tax Authority under its applicable statute of limitations), any place of business in any country outside the country of its organization.

Section 2.11 Employee Benefit Plans.

(a) The Company and its Subsidiaries have not entered into any profit-sharing plan (“accord de participation”), benefit plan (“plan d’interessement”), insurance coverage, medical, or health disability (“prévoyance, mutuelle et complémentaire de santé”) or pension or retirement plan (“retraite complémentaire” or “accords de retraite”) nor has the Company or its Subsidiaries undertaken to enter into any such plans, nor has the Company or its Subsidiaries entered into any stock options plan or granted any rights to acquire shares of the capital stock of the Company or its Subsidiaries to employees or undertaken to do so (all of the above being hereinafter individually or collectively referred to as an “Employee Benefit Plan” or “Employee Benefit Plans”). Neither the Company nor any of its Subsidiaries has any liability with respect to any plan of the type described in the preceding sentence other than the Employee Benefit Plans.

(b) Each Employee Benefit Plan has been and is maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance with all Laws.

(c) There is no pending or to the knowledge of Seller threatened Action in or by any court or Governmental Authority with respect to any Employee Benefit Plan (other than routine claims for benefits).

(d) All (1) insurance premiums required to be paid by the Company or any of its Subsidiaries with respect to, (2) benefits, expenses, and other amounts due and payable under, and (3) contributions, transfers, or payments required to be made to, any Employee Benefit Plan before the Closing Date will have been paid, made or accrued on or before the Closing Date.

(e) No Employee Benefit Plan provides benefits to any individual who is not either a current or former employee, director, officer or stockholder of the Company or any of its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee, director, officer or stockholder.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, alone or in connection with any other event (including the termination of employment or service with Purchaser or the Company or one of its Subsidiaries following the Closing), (1) result in any payment (including severance, unemployment compensation or golden parachute) becoming due under any Employee Benefit Plan, (2) increase any benefits (including severance, deferred compensation and equity benefits) otherwise payable under any Employee Benefit Plan, (3) result in the acceleration of the time of payment or vesting of any such benefits to any extent, or (4) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person.

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(g) The Financial Statements accurately reflect the Employee Benefit Plans liabilities and accruals for contributions required to be paid under those plans at the respective balance sheet date of such Financial Statements, in accordance with IFRS consistently applied.

Section 2.12 Employee Matters.

(a) Neither the Company nor any of its Subsidiaries is liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, workers compensation, social security or other benefits or obligations for employees (other than in accordance with Law or routine payments to be made in the ordinary course of business). There are no claims pending against the Company or any of its Subsidiaries for unemployment compensation benefits or for long term disability. No person currently or previously employed by the Company or any of its Subsidiaries or subcontracted by one of them has been involved in an accident in the course of such employment or subcontracting that would have caused other than minor injury resulting in a complete work disability of less than six (6) days. There have been no claims (settled or unsettled) in connection with occupational injury, accident, illness against the Company or any of its Subsidiaries by any employee or subcontractor.

(b)(i) No liability has been incurred by the Company or any of its Subsidiaries for breach of employment Contracts or consulting Contracts to which the Company or any of its Subsidiaries is a party, nor (ii) has any liability been incurred for severance, unemployment compensation, golden parachute, bonus or otherwise accruing from the termination of any employment Contracts and consulting Contracts in each case to the extent that such liability exceeds the mandatory amount provided for under Law. No claims have been made for discrimination or sexual or other harassment, nor are any such claims threatened or pending.

(c) Section 2.12(c)(i) of the Disclosure Schedule sets forth a true, correct and complete list of employment Contracts of the employees party thereto (“Key Senior Managers”) and key consulting Contracts to which the Company is a party or by which the Company or any of its Subsidiaries is bound, copies of which have been previously provided to Purchaser, or copies of models of which (and consistent in all material respects therewith) have been previously provided to Purchaser. Section 2.12(c)(ii) of the Disclosure Schedule sets forth a list of all collective bargaining agreements already in force or currently being negotiated at the Company or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending now.

(d) Section 2.12(d) of the Disclosure Schedule is a true, correct and complete list of the positions, date of commencement of employment and rates of compensation of all employees (regular, temporary, indefinite-term, part-time or otherwise), of the Company or any of its Subsidiaries (“Workers”), showing each such person’s position, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year, severance or termination payment obligations payable in excess of mandatory Law. No Key Senior Manager of the Company or any of its Subsidiaries has given notice to the Company or any of its Subsidiaries of such Key Senior Manager’s termination of employment or other contractual relationship with the Company or such Subsidiary. To the knowledge of Seller, no such employee has given written notice of its intention to terminate his or her employment with the Company or any of its Subsidiaries.

(e) There are no material written personnel manuals, handbooks, policies, rules or procedures currently in effect applicable to any employee of the Company or any of its Subsidiaries, other than those set forth in Section 2.12(e) of the Disclosure Schedule, true and complete copies of which have heretofore been provided to Purchaser.

(f) The Company and each of its Subsidiaries has complied in all material respects with all Laws in respect of labor and employment and social security (including those related to hiring and employment formalities, terms and conditions of employment, compensation, working time, health and safety, employee representation, lending of personnel (prêt de main d’oeuvre), and nondiscrimination in employment).

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(g) There are no claims, disputes, grievances, or controversies pending or, to the knowledge of Seller, threatened, involving any Worker, group of Workers, or individual. There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending or, to the knowledge of Seller, threatened against the Company or any of its Subsidiaries pertaining to any Worker.

(h) Neither the Company nor any of its Subsidiaries has at any time taken any action that would constitute a dismissal for economic reasons, a mass layoff, or a plant closing resulting in the termination of 10 or more employees under the same reduction in force plan.

(i) There is no employment status claim pending or, to the knowledge of Seller, threatened, from any person working or having worked under a non-employment status for the Company or any of its Subsidiaries.

(j) Neither the Company nor any Subsidiary employs or has employed any individual in the United States or any of its territories.

(k) The Company and each of its Subsidiaries subject thereto complies and has complied, in all material respects, with the French Law No. 78-17 of January 6, 1978 on information technology, data and freedom”, as well as all other Laws and contractual obligations relating to the collection, use and disclosure of personal data, including Laws relating to maintaining data bases with personal data.

Section 2.13 Related Party Transactions.

Neither Seller, nor any officer or director, has or has had, directly or indirectly, (a) any interest in any third party which furnished or sold, or furnishes or sells, services, products or technology that the Company or any of its Subsidiaries furnishes or sells, (b) any interest in any third party that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services or (c) any interest in any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent of the outstanding voting stock of a publicly traded company shall not be deemed to be an “interest in any entity” for purposes of this Section 2.13.

Section 2.14 Insurance.

Section 2.14 of the Disclosure Schedule sets forth a true, correct and complete list of all policies of insurance and indemnity bonds issued at the request or for the benefit of the Company or any of its Subsidiaries, all of which are in full force and effect. There is no material claim pending under any of such policies or bonds. The Company and each of its Subsidiaries benefiting therefrom is in material compliance with the terms of such policies and bonds. To the knowledge of Seller, there is no threatened termination of, or material premium increase with respect to, any of such policies or bonds.

Section 2.15 Compliance with Laws; Certain Business Practices.

(a) The Company and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received, nor to the knowledge of Seller is there any Basis for, any notices of material violation with respect to, any Laws or Permits with respect to the conduct of its business, or the ownership or operation of its business. No event has occurred, and no condition or circumstance exists, that is likely (with or without notice or lapse of time or both) to constitute, or result directly or indirectly in, a default under, a material breach or violation of, or a failure to comply with, any Laws or Permits with respect to the conduct of the business of the Company or any of its Subsidiaries or the ownership or operation of the Company or any of its Subsidiaries. The Company or a Subsidiary of it owns or possesses all material Permits that are necessary to conduct the business of the Company and its Subsidiaries as presently conducted.

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(b) Neither the Company nor any Subsidiary, nor any director, officer, employee, agent or other Person acting on behalf or for the benefit of the Company or any Subsidiary, has made, given or offered, directly or indirectly, any unlawful financial or other advantage, contribution, gift, bribe, payoff, kickback or unlawful payment to any French, U.K., U.S. or foreign government official or employee, or taken any other action, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, applicable French Law in relation to anti-corruption matters, including the French Anti-Corruption Act no. 2007-1598 of November 13, 2007, the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions of 1997 (the “OECD Convention”), and any Law implementing the OECD Convention, or any other applicable anti-bribery or anti-corruption Law.

(c) Neither the Company nor any Subsidiary, nor any director, officer, employee, agent or other Person acting on behalf or for the benefit of the Company or any Subsidiary, has directly or indirectly (i) given or agreed to give any corrupt payment, gift, financial or other advantage, or similar benefit to any customer or supplier of the Company or any Subsidiary, or to any employee of any Governmental Authority; (ii) paid, offered, promised, authorized or agreed to give, any monies, gift, financial or other advantage, or other thing of value or benefit to (a) any official or employee of any Governmental Authority (including an official or employee of any public international organization or of any business or enterprise owned or partially owned by a Governmental Authority), (b) any political party, or any employee or other Person acting on behalf thereof, or (c) any candidate for a political position or any political subdivision, in each case for the purpose of improperly influencing any act or decision of any such Person described in clauses (a)-(c) (including a decision to not comply with any official duties), inducing any such Person described in clauses (a)-(c) to act or fail to act in violation of his/her legal duties, or inducing the improper performance of a relevant function or activity, or causing any such Person described in clauses (a)-(c) to influence any act or decision of any Governmental Authority in order to obtain or retain business, or an advantage in the conduct of business, or direct business toward any Person; (iii) given or agreed to give any corrupt payment, gift, financial or other advantage, or similar benefit to any other Person who is or may be in a position to help or hinder the Company or any Subsidiary or assist the Company or any Subsidiary in connection with any actual or, the knowledge of Seller, any proposed transaction relating to their respective businesses; or (iv) solicited, accepted or received any monies, payment, gift, financial or other advantage, or similar benefit, from any Person described above, for any improper purpose. Each transaction in connection with the Company or any Subsidiary is properly and accurately recorded on the books and records of the Company and such Subsidiary, and each document upon which entries in the Company’s or any Subsidiary’s books and records are based is complete and accurate in all material respects.

(d) Section 2.15(d) of the Disclosure Schedule sets out a list of all grants or subsidies from any Governmental Authority of which the Company or its Subsidiaries are beneficiaries and of which the amount thereof is greater than €25,000 per grant or subsidy. To the extent required by IFRS, all grants or subsidies from any Governmental Authority of which the Company or its Subsidiaries are beneficiaries are accurately reflected in the Financial Statements for the applicable periods thereof.

(e) None of the Company nor any of its Subsidiaries or any of their respective officers or employees is currently sanctioned under any of the Sanctions and Export Control Laws, or is located in a Sanctioned Country.

(f) During the past five years, there have been no contracts, agreements or other transactions between the Company and its Subsidiaries or any of their respective officers or employees acting in those capacities, on the one hand, and any Sanctioned Country or any territory, person, or entity sanctioned under any of the Sanctions and Export Control Laws or any person or entity in those Sanctioned Countries or territories, on the other hand, except in each case to the extent that such contract, agreement or other transaction complies with applicable Law.

(g) Neither the Company nor any of its Subsidiaries or any of their respective officers or employees acting in those capacities has received any written or other notice or been charged with the violation of any Sanctions and Export Control Laws, or is under investigation with respect to the violation of any Sanctions and Export Control Laws.

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Section 2.16 Minute Books.

The minute books of the Company and its Subsidiaries are properly maintained in accordance with all applicable Law. The minute books of the Company and the French Subsidiaries are accurate and complete in all material respects and in the possession of the relevant entity, and the minute books of the other Subsidiaries reasonably reflect the necessary corporate activity of such Subsidiaries as required by Law and such minute books are in the possession of the relevant entity.

Section 2.17 Customers.

Section 2.17 of the Disclosure Schedule sets forth a list of the top 10 customers of each business unit of the Company (the “Customers”). No Customer has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries, and, to the knowledge of Seller, no Customer has given written notice of its intention to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has (a) received any notice or other communication from any Customer that such customer will not continue as a customer of the Company, its Subsidiaries or Purchaser after the Closing or that such customer has given written notice of its intention to terminate or materially modify existing Contracts with the Company, its Subsidiaries or Purchaser or (b) received any written complaint regarding the Company’s or its Subsidiaries’ products or services.

Section 2.18 Material Contracts.

(a) Set forth in Section 2.18 of the Disclosure Schedule, is a list of all Contracts (the “Material Contracts”) to which, as of the date of this Agreement, either Company or any of its Subsidiaries is a party or beneficiary (other than employment contracts, usual utility contracts (e.g., telephone, electricity, etc.), commercial leases and insurance policies and

(i) which have been entered into since January 1, 2009 with suppliers and/or clients and involving, in each case, costs or revenue for a total amount greater than €2,000,000 for any given fiscal year (in the event the contract is performed in France) or greater than €1,000,000 for any given fiscal year (in the event the contract is performed outside of France) for the avoidance of any doubt, it is hereby acknowledged that the €2,000,000 and €1,000,000 thresholds will be appreciated on a contract by contract basis to determine whether the foregoing amounts have been exceeded and that a series of contracts entered into with the same supplier/client will not be deemed to constitute one single contract for the purpose of determining whether the foregoing amounts have been exceeded;

(ii) which are fixed-term contracts, the remaining term of which exceeds thirty-six (36) months and which by its terms involve, in each case, costs or revenue for a total amount greater than €1,000,000 in 2010, 2011 or for any given fiscal year of the remaining term;

(iii) which relate to any governmental (including regional or departmental) or supra-governmental subsidies or grants, relating to photovoltaic activities and exceeding €25,000 per subsidy or grant;

(iv) existing guarantees, comfort letters or other commitments related to financial support, which have been duly authorized by the Company, issued by the Company as security for the obligations of such Subsidiary towards a third party (or, conversely, issued by such Subsidiary as security for the obligations of the Company or any of its Subsidiaries towards a third party);

(v) any research and development Contracts;

(vi) any Contract relating to the disposition or acquisition of assets material to the business (except for the sale of products in the ordinary course of business and the sale of the Excluded Assets) or any interest in any business enterprise;

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(vii) any Contract which has been entered into since January 1, 2007 with any Governmental Authority other than with respect to tender offers or purchase orders less than €1,000,000;

(viii) any Contract that requires the Company to purchase its total requirements of any product or service from a third party or that contain minimum volume commitments or “take or pay” provisions;

(ix) any Contract relating to the settlement of any Action;

(x) under which the Company or any of its Subsidiaries is lessee or user of real property and for which the annual rent is greater than €100,000; or

(xi) which impose competition limitations or restrictions on the Company or any of its Subsidiaries under French Law, European Union Law, or any other applicable Law containing covenants of the Company or any of its Subsidiaries (a) not to compete in any geographical area, or (b) which grants to any third party any exclusivity with respect to any geographic territory, any customer, or any product or service.

(b) All of the Material Contracts are legal, valid and binding obligations of the Company and its Subsidiaries and to the best knowledge of Seller, the other parties thereto, in full force and effect and, each Material Contract will continue to be legal, valid and binding obligations of each of the Company and its Subsidiaries and, to the best knowledge of Seller, the other parties thereto, in full force and effect after Closing. There does not exist under any Material Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of the Company and its Subsidiaries or, to the best knowledge of Seller, any other party thereto. Neither Seller nor either of the Company and its Subsidiaries has received any written notice, or to Seller’s knowledge, any other notice, of the intention of any party to terminate any Material Contract.

Section 2.19 Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) The Company or one of its Subsidiaries has good title to, or, in the case of leased or licensed properties and assets, effective leasehold or license interests in, all tangible properties and assets, real, personal and mixed, necessary and used by them in their business, free and clear of any material Encumbrances.

(c) The assets and properties owned, leased or licensed by the Company or its Subsidiaries which are necessary and used in their business are in good condition and repair in all material respects (subject to normal wear and tear).

(d) All payments required to be made by the Company pursuant to the real property that is taken by it on lease or license have been duly paid and the Company is not in default in performing any of its material obligations under any Contract with respect to such real property.

(e) The Company has not sub-leased or sub-licensed, or otherwise granted to any Person, the right to use or occupy any real property.

(f) All construction work carried out by the Company or any of its Subsidiaries has been completed in compliance with all applicable administrative authorizations and the applicable regulations; all sums, including taxes, duties or contributions due by reason of the construction, or the letting of the properties, which were required to be paid prior to the date hereof, have been fully paid.

Section 2.20 Environmental Matters.

(a) Each of the Company and its Subsidiaries possesses all environmental approvals, declarations, consents or permits (collectively, “Environmental Permits”) necessary, as the case may be, to the conduct of their activities as presently conducted.

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(b) Each of the Company and its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of material violation with respect to, any Laws in relation with the protection of the environment or Environmental Permits.

(c) The consummation of this Agreement will not lead to the reconsideration, modification, or alteration of any right under or withdrawal of any Environmental Permit possessed by the Company or by any of its Subsidiaries.

(d) No event has occurred, and no condition or circumstance exists, that is likely (with or without notice or lapse of time or both) to constitute, or result directly or indirectly in, a default under, a material breach or violation of, or a failure to comply, in any material way, with, any Laws in relation with the protection of the environment or Environmental Permits with respect to the conduct or operation of its activities.

(e) Neither the Company nor any of its Subsidiaries has received any complaint, notice, injunctions, demand from any Governmental Authority or, to the knowledge of Seller, from any third party alleging any private nuisance, harm to the environment or property right infringement on environmental, health and safety or public health grounds.

(f) To the knowledge of Seller, the Company and each of its Subsidiaries have complied in all material ways with all applicable Laws and Environmental Permits in relation with the protection of the environment including in respect of the disposal of all waste generated in connection with the conduct or operation of their activities at its sites, whether owned or leased, or at any third party’s properties.

Section 2.21 Product Warranty.

Each of the Company and its Subsidiaries complies and has complied in all material respects with its obligations to satisfy warranty claims. Set forth in Section 2.21 of the Disclosure Schedule is a copy of the standard terms and conditions of sale and lease for the Company and the Subsidiary (including applicable guarantee, warranty and indemnity provisions). No Company Product manufactured, sold, leased or delivered by either the Company or any of its Subsidiaries is subject to any guarantee, warranty or other indemnity beyond the applicable standard terms and conditions of sale and lease shown in Section 2.21 of the Disclosure Schedule.

Section 2.22 Brokers and Finders.

No Person has acted as a broker, finder or financial advisor for Seller or the Company and its Subsidiaries in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or similar payment in respect thereof from the Company, Purchaser or any of their respective Affiliates based in any way on any agreement, arrangement or understanding made by or on behalf of Seller or the Company.

Section 2.23 Absence of Anti-Trust Liabilities.

Neither the Company nor its Subsidiaries is in respect of their past and current business subject to any order of or investigation by, or has received any request for information under competition or trade regulation law in relation to matters which are still current and, the Company and its Subsidiaries are in respect of their past and current business in compliance in all material respects with all applicable competition and trade regulation laws, regulations or orders issued under any such laws, and there is no fact likely to give rise to such an order, investigation or request.

Section 2.24 No Other Warranties.

Seller does not make any representations or warranties to Purchaser other than those specifically provided in this Article II. In particular, Seller does not make any representations or warranties to Purchaser with respect to

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financial forecasts, nor to the profitability or the future results of the Company or its Subsidiaries. For the avoidance of doubt, nothing in this Section 2.24 is intended to limit or otherwise modify the representations and warranties made in this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller and the Company on the date hereof and (as provided in Section 5.2(a)) as of the Closing Date as follows:

Section 3.1 Organization and Power.

Purchaser (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business (to the extent required by local Law) and is in good standing in every jurisdiction where such qualification is required.

Section 3.2 Authorization; Enforceability.

Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions by Purchaser have been duly authorized by all requisite action and no further action is required on the part of Purchaser to authorize this Agreement. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

Section 3.3 Non-contravention.

(a) The execution, delivery and performance of this Agreement and the consummation of the Transactions by Purchaser do not and will not (1) conflict with, result in or constitute any violation of or default under (with or without notice, lapse of time or both), give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under or require consent, approval or waiver from any Person in accordance with any provision of the organizational documents of Purchaser, (2) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time or both), give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under or require consent, approval or waiver from any Person in accordance with any Contract, Permit or Law applicable to Purchaser, or (3) otherwise have an adverse effect upon the ability of Purchaser to consummate the Transactions.

(b) No Permit or Order of, or registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the Transactions.

Section 3.4 Absence of Litigation.

There is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates or any of their respective assets or properties in respect of the proposed Transactions; there is no Order against Purchaser or any of its Affiliates or any of their respective assets or properties in respect of the proposed Transactions.

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Section 3.5 Brokers and Finders.

No Person has acted as a broker, finder or financial advisor for Purchaser or its respective Affiliates in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or similar payment in respect thereof from Seller or any of its respective Affiliates based in any way on any agreement, arrangement or understanding made by or on behalf of Purchaser or its Affiliates.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Conduct of Business of the Company.

From the date hereof until the earlier of the termination hereof and the Closing Date:

(a) Seller shall procure that the Company and each of its Subsidiaries conduct its business in the usual, regular and ordinary course, en bon père de famille and in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser);

(b) Seller shall procure that the Company and each of its Subsidiaries (1) pay all of its debts and Taxes when due, except to the extent such debts or Taxes are being contested in good faith by appropriate proceedings and for which adequate reserves according to IFRS have been established, (2) pay or perform its other obligations when due, and (3) uses commercially reasonable efforts consistent with past practice to (A) preserve intact its present business organizations, and (B) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

(c) Seller shall use commercially reasonable efforts to procure that the Company shall have delivered or made available to Purchaser correct and complete copies of each Contract in effect between the Company and any foreign sales agent or foreign sales representative thereof to the extent such Contracts have not previously been provided to Purchaser; and

(d) Seller shall procure that the Company and each of its Subsidiaries, promptly notify Purchaser (1) of any change, occurrence or event not in the ordinary course of business of the Company and its Subsidiaries, and (2) of any change, occurrence or event which, in respect of either (1) or (2) above, individually or in the aggregate with any other changes, occurrences and events, could reasonably be expected to have a Material Adverse Effect on the Company or which is reasonably likely to cause any of the conditions in Article V not to be satisfied.

Section 4.2 Restrictions on Conduct of Business of the Company.

Without limiting the generality or effect of Section 4.1, from the date hereof until the earlier of the termination hereof and the Closing, Seller shall procure that neither Company nor any of its Subsidiaries, cause or permit any of the following (except to the extent expressly provided otherwise herein, as expressly consented to in writing by Purchaser or as required by applicable Law (in which case Seller will notify Purchaser before taking any such action)):

(a) Cause or permit any amendments to its organizational documents;

(b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its issued capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

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(c) Terminate or amend any Material Contract otherwise in accordance with its current terms or enter into any Material Contract not in the ordinary course of business or enter into any Contract with warranty or indemnity provisions which are inconsistent with the standard terms set forth in Section 2.21 of the Disclosure Schedule;

(d) Issue or grant any securities or agree to issue or grant any securities;

(e) Other than in the ordinary course of business, hire or terminate the employment or engagement of any employees, consultants or independent contractors; enter into, or extend the term of, any employment or consulting Contract with any Person; or increase the salaries, wage rates or fees of any employees, consultants or independent contractors;

(f) Make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, other than advances to employees and consultants for travel and other expenses in the ordinary course of business;

(g) Sell, lease, license or otherwise dispose of or create, extend, grant or issue any Encumbrance over any of its properties or assets (other than in the ordinary course of business in connection with the license or sale of any of the Company’s products or services to customers;

(h) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(i) Enter into any operating lease pursuant to which the Company’s aggregate obligations exceed €250,000;

(j) Pay, discharge or satisfy, in an amount in excess of €500,000 in any one case or €1,000,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise arising otherwise than in the ordinary course of business and not in violation of this Agreement), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements, including Company Indebtedness and upon prior notice to Purchaser;

(k) Make any capital expenditures or commitments, capital additions or capital improvements or enter into any capital leases except currently budgeted amounts not to exceed €100,000 per project or series of related projects;

(l) Reduce the amount of any insurance coverage provided by existing insurance policies;

(m) Adopt any employee or compensation benefit plan, including any share purchase, share issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required by Law, or pay any special bonus or special remuneration to any employee or non-employee director (other than payments that are triggered by the Transactions and/or that are disclosed in the Disclosure Schedule), or increase the salaries or wage rates of its employees other than in the ordinary course of business, or add any new non-employee members to the board of directors or similar governing body of the Company or any of its Subsidiaries;

(n) Grant any severance or termination pay to any Person or amend or modify any existing severance or termination agreement with any Person, other than in the ordinary course of business;

(o) Commence an Action other than (1) for the routine collection of bills or (2) in such cases where it in good faith determines that failure to commence an Action would result in the material impairment of a valuable aspect of its business, provided that in respect of (2) above Seller consults with Purchaser to the extent practicable before the filing of such Action;

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(p) Acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business other than in the ordinary course of business;

(q) Make any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements, make any write-off or write-down of or made any determination to write-off or write-down any of its assets and properties, or make any material change in its general pricing practices or policies or any material change in its credit or allowance practices or policies;

(r) Make or change any election in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(s) Take or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 4.2, or any action which could reasonably be expected to make any of Seller’s representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent Seller from performing in all material respects or cause Seller not to perform in any material respect one or more covenants required hereunder to be performed by it.

Section 4.3 Post-Signing Actions.

(a) Immediately following the execution of this Agreement Seller, shall take such steps as are necessary to transform the Company from a société anonyme to a société par actions simplifiée form of company under French law, and undertake such other regularizations of the Company’s situation as are described therein. Such transformation shall be approved by Seller in its capacity as shareholder of the Company as promptly as practicable after the date hereof and in any event prior to the Closing Date.

(b) Immediately following the execution of this Agreement, Seller shall take such steps as are necessary to cause the Company to acquire from Seller Seller’s Carling module assembly subsidiary (“Total Solaire France”) which shall have been capitalized with at least €10 million in net assets, and otherwise on the terms set forth in Schedule 4.3(b) hereto. Such acquisition shall have been completed and become effective as promptly as practicable after the date hereof and in any event prior to the Closing Date.

(c) Immediately following the execution of this Agreement, Seller shall make commercially reasonable efforts to cause the liabilities of the Company in respect of the Excluded Assets, as described in Schedule 4.3(c), to be transferred out of the Company (the “Other Overseas Liabilities”).

(d) Immediately following the execution of this Agreement, Seller shall take such steps as are necessary to acquire the Shares from the holders thereof. Such acquisition shall be completed as promptly as practicable after the date hereof and in any event prior to the Closing Date.

Section 4.4 Access to Information.

(a) Until the earlier of the termination of this Agreement and the Closing Date, Seller shall procure that (1) the Company will afford Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours to (A) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries and (B) all other information concerning the business, intellectual property, properties and personnel of the Company and its Subsidiaries as Purchaser may reasonably request, and (2) the Company will provide to Purchaser and its accountants, counsel and other representatives true, correct and complete copies of internal financial statements promptly upon request.

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(b) Subject to Law, until the earlier of the termination of this Agreement and the Closing Date, Seller shall procure that the Company will cause the officers, counsel or other representatives or it and its Subsidiaries to promptly notify Purchaser of, and to confer from time to time as requested by Purchaser with one or more representatives of Purchaser during ordinary business hours to discuss, any material changes or developments in the operational matters of the Company and its Subsidiaries and the general status of the ongoing business and operations of the Company and its Subsidiaries. If Purchaser requests further information or investigation of the Basis of any potential violations of Law, including Laws related to export control and the Foreign Corrupt Practices Act, Seller shall procure that the Company shall cooperate with such request and shall make available any personnel or experts engaged by the Company necessary to accommodate such request.

(c) No information or knowledge obtained in any investigation in accordance with this Section 4.4 will affect or be deemed to modify any representation or warranty contained herein, the conditions to the obligations of the parties hereto to consummate the Transactions or any party’s rights hereunder (including rights under Article VII).

(d) After the Closing Date, Purchaser shall grant to Seller, and shall procure that the Company shall grant to Seller, reasonable co-operation, access (including the right to take copies at Seller’s own cost), and staff assistance, as needed, during normal business hours and after a reasonable prior notice has been given by Seller and the Company and its Subsidiaries, with respect to books of account, books, records, accounts, other financial data, or records relating to the business, employees, tax matters or operations of the Company relating to the Company (the “Records”) prior to the Closing Date, as may be necessary for Seller (i) to prepare its tax returns and financial statements or (ii) to manage and handle its tax or social security audits or investigations. The foregoing undertakings will survive until the later of (i) the expiry of a period of two (2) years from the Closing Date (plus any additional time during which Seller has been advised that there is an on-going tax or social security (or equivalent) audit with respect to periods prior to the Closing, or such period is otherwise open to assessment) or (ii) the expiry of the applicable statutory period to retain the Records, and to the extent that it will not interfere with the disclosing party’s conduct of its business. Purchaser (on behalf of the Company and Subsidiaries) agrees to keep the Records reasonably accessible, and not to destroy or otherwise dispose of the Records for the duration provided for in the previous sentence without the prior written consent of Seller (which shall have the opportunity to remove and retain any of the Records or copies thereof at its own costs).

Section 4.5 Confidentiality.

The parties acknowledge that Purchaser and Seller executed a mutual nondisclosure agreement dated August 2, 2011 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

Section 4.6 Public Announcements.

No party hereto shall, nor shall they permit their respective stockholders, officers, counsel, advisors, employees and any other representatives to, issue or cause the publication of any press release or other disclosure with respect to this Agreement or the Transactions without prior approval of the other party hereto, except as and to the extent disclosure is required by the Company’s stockholders to their respective Tax or financial advisors for purposes of complying with such stockholders’ Tax obligations or other reporting obligations under Law (including stock exchange regulations) arising out of the Transactions.

Section 4.7 Consents; Cooperation; Use of Names.

(a) Purchaser and Seller will take commercially reasonable actions necessary to (1) comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the Transactions, (2) promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the

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Transactions, and (3) obtain (and cooperate with the other parties hereto in obtaining) any consent, approval, Order or authorization of, or any registration, declaration or filing with, any Person, required to be obtained or made in connection with the Transactions.

(b) As soon as reasonably practicable after the Closing Date, but in any event no later than one hundred and eighty (180) days from the Closing Date, Purchaser shall cause the Company and its Subsidiaries to remove or cover the name “Total” and any trademarks, trade names, brandmarks, brand names, trade dress or logos relating to such name from all signs, billboards, advertising materials, telephone listings, labels, stationery, office forms, packaging or other materials of the Company and its Subsidiaries. Purchaser shall not otherwise permit the Company or any of the Subsidiaries to use such names or any trademark, trade name, brandmark, brand name, trade dress or logo relating to or confusingly similar to such names in connection with their businesses.

Section 4.8 No Solicitation.

From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, Seller shall not, and shall procure that the Company will not and will cause the officers, directors, employees, financial advisors, representatives, agents and Affiliates of Seller and the Company not to, directly or indirectly, (a) solicit, initiate, facilitate, seek, entertain, encourage or support any inquiry, proposal or offer from any Person (other than Purchaser) in respect of an Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Purchaser) in respect of an Acquisition Transaction; or (c) accept any proposal or offer from any Person (other than Purchaser) in respect of an Acquisition Transaction. Upon execution of this Agreement, Seller shall, and procure that the Company will, and will cause the officers, directors, employees, financial advisors, representatives, agents and Affiliates of Seller and the Company to, immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than Purchaser) that are in respect of an Acquisition Transaction. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, Seller shall, and procure that the Company will, and will cause the officers, directors, employees, financial advisors, representatives, agents and Affiliates of Seller and the Company to, promptly (and in no event later than 24 hours after receipt thereof) notify Purchaser orally and in writing of any proposal, offer, inquiry or notice concerning an Acquisition Transaction or that would reasonably be expected to lead to a proposal relating to any Acquisition Transaction, or any request for information from a Person in respect of an Acquisition Transaction or that would reasonably be expected to lead to a proposal relating to any Acquisition Transaction (including the identity of the Person making or submitting such proposal, offer or request, and the material terms thereof (including a copy of any written proposal, offer or request)) that is received by Seller, or representative of Seller. Seller shall, and procure that the Company will keep Purchaser informed on a reasonably current basis (and, in any event, within 24 hours) of the status and details of any material modifications to any such proposal, offer or request. “Acquisition Transaction” means any transaction involving (1) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of the Company or any of its Subsidiaries; (2) the issuance, disposition or acquisition of (A) any shares or other equity security of the Company or any of its Subsidiaries (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any shares or other equity security of the Company or any of its Subsidiaries, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any shares or other equity security of the Company or any of its Subsidiaries; or (3) any merger, consolidation, share exchange, business venture, joint venture, reorganization, recapitalization or similar transaction involving the Company that if consummated would result in any Person (other than Purchaser) beneficially owning 10 percent or more of any class of shares in the capital of the Company or any of its Subsidiaries.

Section 4.9 Notification.

From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 6.1, (1) Seller shall and shall procure that the Company and its Subsidiaries shall, notify

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Purchaser promptly after becoming aware of any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or before the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or that is required to be disclosed in order that such schedule be complete and correct, (2) each party will notify the other party promptly of the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty made by it in this Agreement to be untrue or inaccurate in any material respect, (B) any condition of the other party set forth herein to be unsatisfied in any material respect, or (C) any material failure of such notifying party, any Affiliate of such notifying party or any of their respective representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No provision of, and no information provided under, this Section 4.9 will, or will be deemed to, limit, modify or otherwise affect any representation or warranty contained herein, the conditions to the obligations of the parties hereto to consummate the Transactions or any party’s rights hereunder.

Section 4.10 Expenses.

All costs and expenses incurred in connection with this Agreement and the Transactions (including the fees and expenses of advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

Section 4.11 Employee Non-Solicitation.

From and after the date hereof and for a period of twenty-four (24) months after the Closing Date, Seller shall not, and shall not suffer or permit any of its subsidiaries (other than the Company) to, directly or indirectly solicit, recruit, hire or attempt to hire (whether as an employee or as a consultant in each case) any Key Senior Manager of the Company without the prior written consent of Purchaser (other than by publishing general recruitment advertisements not specifically targeted at such employees).

Section 4.12 Other Agreements.

(a) Purchaser has provided Seller with all information of which it has actual knowledge as of the date hereof and which it believes would reasonably be expected to constitute a material breach of, or inaccuracy in, any of Seller’s representations and warranties set forth in Article II. Purchaser shall use its commercially reasonable efforts prior to Closing to provide Seller with all information of which it obtains actual knowledge until and to the Closing Date that it believes would reasonably be expected to constitute a material breach of, or inaccuracy in, any of Seller’s representations and warranties set forth in Article II.

(b) Seller has provided Purchaser with all information of which it has actual knowledge as of the date hereof and which it believes would reasonably be expected to constitute a material breach of, or inaccuracy in, any of Seller’s representations and warranties set forth in Article II. Seller shall use its commercially reasonable efforts prior to Closing to provide Purchaser with all information of which it obtains actual knowledge until and to the Closing Date that it believes would reasonably be expected to constitute a material breach of, or inaccuracy in, any of Seller’s representations and warranties set forth in Article II.

(c) Immediately following the Closing, Purchaser shall use its commercially reasonable efforts to promptly implement its legally required and reasonably prudent compliance programs at the Company and its Subsidiaries.

Section 4.13 Further Assurances.

On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use commercially reasonable efforts, and will cooperate with each other parties hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the

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respective conditions set forth in Article V. Without limiting the foregoing and subject to the terms of this Agreement, if an Order preventing the consummation of any of the Transactions will have been issued by a court of competent jurisdiction, each party hereto will use its commercially reasonable efforts to have such Order lifted. Each party hereto, at the reasonable request of the other parties hereto, will execute and deliver such documents and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to Obligations of Each Party.

The respective obligations of each party to consummate the Transactions will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement of Seller and Purchaser:

(a) No Injunctions or Restraints; Illegality. No Order or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions will be in effect, nor will any Action brought by a Governmental Authority seeking any of the foregoing be pending or threatened. No action taken by any Governmental Authority, and no statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

(b) Governmental Approvals. Purchaser will have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Transactions.

(c) Closing of the Private Placement. The closing of the Private Placement, including the receipt of the proceeds by Purchaser thereunder, shall have occurred, or shall occur concurrently with the Closing hereunder.

Section 5.2 Additional Conditions to Obligations of Seller.

The obligations of Seller to consummate the Transactions will be subject to the satisfaction, or written waiver by Seller, at or before the Closing of each of the following conditions (each such condition being solely for the benefit of Seller and capable of being waived by Seller at its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants of Purchaser. Each of the representations and warranties made by Purchaser in this Agreement that is qualified by reference to materiality or Material Adverse Effect will be true and correct, and each of the other representations and warranties made by Purchaser in this Agreement will be true and correct in all material respects, as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time). Purchaser will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or before the Closing.

(b) Receipt of Closing Deliveries. Seller will have received each of the agreements, instruments and other documents required to have been delivered to it at or before the Closing as set forth in Exhibit A, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same.

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Section 5.3 Additional Conditions to Obligations of Purchaser.

The obligations of Purchaser to consummate the Transactions will be subject to the satisfaction, or written waiver by Purchaser, at or before the Closing of each of the following conditions (each such condition being solely for the benefit of Purchaser and capable of being waived by Purchaser at its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants of Seller. Subject to Section 4.8, each of the representations and warranties made by Seller in this Agreement that is qualified by reference to materiality or Material Adverse Effect will be true and correct, and each of the other representations and warranties made by Seller and the Company in this Agreement will be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time). Seller will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Seller and the Company at or before the Closing.

(b) Receipt of Closing Deliveries. Purchaser will have received each of the other agreements, instruments and other documents required to have been delivered to it at or before the Closing as set forth in Exhibit A, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same.

(c) Injunctions or Restraints on Conduct of Business. No Order or other legal or regulatory provision limiting or restricting Purchaser’s ownership, conduct or operation of the business of the Company following the Closing Date will be in effect, nor will any Action or request for additional information before any Governmental Authority seeking any of the foregoing, seeking to obtain from Purchaser or the Company or any of their respective Affiliates in connection with the Transactions any damages, or seeking any other relief that, following the Closing, could reasonably be expected to materially limit or restrict the ability of the Company or any of its Subsidiaries to own and conduct the assets and businesses owned and conducted by the Company or any of its Subsidiaries before the Closing, be pending or threatened.

(d) No Material Adverse Change. There will not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company since the date of this Agreement.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.1 Termination.

At any time before the Closing, this Agreement may be terminated as follows:

(a) by mutual written consent duly authorized by the respective boards of directors of Purchaser (or a committee thereof) and Seller;

(b) by either Purchaser or Seller, if the Closing shall not have occurred on or before March 31, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party that is in material breach of this Agreement and such breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date; or

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(c) by either Purchaser or Seller, if (1) there is a final non-appealable Order in effect preventing consummation of the Closing or any of the Transactions or (2) there is any statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Authority that would make consummation of the Closing or any of the Transactions illegal.

Any party desiring to terminate this Agreement pursuant to Section 6.1(b) through (c) will give notice of such termination to the other party.

Section 6.2 Effect of Termination.

If this Agreement is terminated in accordance with Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, Seller or the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that each party hereto shall remain liable for any breaches of this Agreement that occurred before its termination, and, provided further, that Section 4.5, Section 4.6, Section 4.10, Section 4.11, Section 6.2 and Article VIII shall remain in full force and effect and survive any termination of this Agreement for a period of three (3) years following termination.

Section 6.3 Amendment.

Subject to applicable Law, the parties hereto may amend this Agreement at any time in accordance with an instrument in writing signed on behalf of each of the parties hereto.

Section 6.4 Extension; Waiver.

Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, Seller and Purchaser may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other, (2) waive any inaccuracies in the representations and warranties made to Purchaser (in the case of a waiver by Purchaser) or made to Seller and the Company (in the case of a waiver by Seller) herein or in any document delivered pursuant hereto and (3) waive compliance with any of the agreements or conditions for the benefit of Purchaser (in the case of a waiver by Purchaser) or made to Seller or the Company (in the case of a waiver by Seller). Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement. Notwithstanding the foregoing, the parties hereto acknowledge the time periods provided for in this Agreement that apply to the exercise of certain rights and expressly accept the consequences resulting from the failure to comply with such time periods, including if such a failure results in the loss of any right for any party.

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ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification.

(a) From and after the Closing Date, subject to this Article VII, Seller will indemnify and hold harmless Purchaser or the Company or the Subsidiary of the Company incurring such Loss (each of the foregoing, a “Purchaser Indemnified Person”) from and against any and all losses, liabilities, damages, claims and suits, settlements, and related costs and expenses, including reasonable costs of investigation, settlement and defense, legal and consulting fees and alternative dispute resolution and court costs, and any interest costs or penalties but not including loss of profits (manque à gagner) or loss of opportunity (perte de chance) (collectively, “Losses”) actually and directly incurred by a Purchaser Indemnified Person arising out of, related to or resulting from the following:

(i) any failure of any representation, warranty or certification made by Seller in this Agreement or in the certificate required to be delivered to Purchaser by Seller at Closing in accordance with Section 5.3(a) to be true and correct in accordance with their terms on the date hereof and on the Closing Date as if made on such date; provided that the determination of whether any such representation, warranty or certification that is qualified by “material,” or “in all material respects” or any similar term or limitation is so true and correct and the amount of Losses arising out of related to or resulting from such failure each will be made as if “material” or “in all material respects,” or similar terms were not included therein; provided that the foregoing shall not apply to the meaning of the defined terms, “Material Contracts” and “Material Adverse Effect” or the reference to “material assets” in Section 2.18(a)(vi);

(ii) any breach of or default in connection with any of the covenants or agreements made by Seller in Sections 4.1 or 4.2 hereof;

(iii) the assertion against Seller or the Company of any liability or obligation relating to the Excluded Assets, the Guaranteed Obligations or the Other Overseas Liabilities, including any disbursements, payments, liabilities or obligations resulting from or relating to the Guaranteed Obligations;

(iv) any Taxes attributable to any taxable period ending on or before December 31, 2011 to the extent any such Taxes have not been previously paid by the Company and the Subsidiaries or on their behalf or have not been taken into account in the Working Capital Adjustment;

(v) the termination of the tax group brought about by the EDF Acquisition and the related restructuring involving the French overseas companies;

(vi) the ongoing procedure related to the customs authorities’ investigation results notice dated June 14, 2011 (Avis de résultat d’enquête) providing for custom duties and VAT reassessment;

(vii) the Sun’R Litigation;

(viii) all matters set forth in Section 2.7 of the Disclosure Schedule;

(ix) Seller agrees to indemnify the Company in respect of the Q-Cells Supply Contract in an amount (and such amount shall be considered as Losses hereunder), equal to the amount by which the Average Q-Cells Price is 10 % above the Average Market Price in respect of any applicable six month period, provided that the Seller shall not be under any obligation to indemnify the Purchaser (A) until the cumulative Losses over any period of time reaches €500,000, and thereafter Seller and Purchaser shall each bear 50% of the Losses incurred by the Company in respect thereto which would otherwise have been indemnifiable under this Section,

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and (B) if the Purchaser failed to cause the Company to use its best commercial efforts to negotiate with Q-Cells an amendment to the Q-Cells Supply Agreement (or a new agreement in replacement thereof) on terms that would be economically balanced for the Company. Purchaser shall, and shall cause the Company to, keep Seller informed of the progress of the negotiations and the proposed terms of any amendment or new agreement. If Purchaser and Q-Cells fail to reach an agreement as provided in the previous sentence, and litigation results or a settlement is proposed to be entered into between Purchaser and Q-Cells, Purchaser shall bear the first €500,000 of any Losses, and thereafter Seller and Purchaser shall each bear 50% of any Losses, resulting therefrom, provided however that in the event of any proposed settlement, the foregoing shall only apply in the event Seller has given its prior written consent to such settlement; or

(x) any continuation for a period of 30 days after the Closing Date of acts or omissions of the Company and its Subsidiaries in the conduct of their business as carried on prior to the Closing Date of which Purchaser is not aware at the date hereof or that Purchaser or any of its Affiliates (other than the Company and its Subsidiaries) becomes aware of after the Closing Date, provided that such acts and omissions are corrected promptly upon discovery, where the Company or any Subsidiary, or any director, officer, employee, agent or other Person acting on behalf or for the benefit of the Company or any Subsidiary, has directly or indirectly (i) given or agreed to give any corrupt payment, gift, financial or other advantage, or similar benefit to any customer or supplier of the Company or any Subsidiary, or to any employee of any Governmental Authority; (ii) paid, offered, promised, authorized or agreed to give, any monies, gift, financial or other advantage, or other thing of value or benefit to (a) any official or employee of any Governmental Authority (including an official or employee of any public international organization or of any business or enterprise owned or partially owned by a Governmental Authority), (b) any political party, or any employee or other Person acting on behalf thereof, or (c) any candidate for a political position or any political subdivision, in each case for the purpose of improperly influencing any act or decision of any such Person described in clauses (a)-(c) (including a decision to not comply with any official duties), inducing any such Person described in clauses (a)-(c) to act or fail to act in violation of his/her legal duties, or inducing the improper performance of a relevant function or activity, or causing any such Person described in clauses (a)-(c) to influence any act or decision of any Governmental Authority in order to obtain or retain business, or an advantage in the conduct of business, or direct business toward any Person; (iii) given or agreed to give any corrupt payment, gift, financial or other advantage, or similar benefit to any other Person who is or may be in a position to help or hinder the Company or any Subsidiary or assist the Company or any Subsidiary in connection with any transaction relating to their respective businesses; or (iv) solicited, accepted or received any monies, payment, gift, financial or other advantage, or similar benefit, from any Person described above, for any improper purpose.

(b) From and after the Closing Date, subject to this Article VII, Purchaser will indemnify and hold harmless Seller (collectively with Purchaser Indemnified Persons, “Indemnified Persons”) from and against any and all Losses actually and directly incurred by Seller arising out of, related to or resulting from the following:

(i) any failure of any representation, warranty or certification made by Purchaser in this Agreement or in the certificate required to be delivered to Seller by Purchaser at Closing in accordance with Section 5.2(a) to be true and correct in accordance with their terms on the date hereof and on the Closing Date as if made on such date; or

(ii) any breach of or default in connection with any of the covenants or agreements made by Purchaser in this Agreement.

Section 7.2 Survival; Knowledge.

(a) The representations and warranties of Purchaser and Seller contained in or made pursuant to this Agreement will survive in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, however, that (a) the representations and warranties set forth in Section 2.9 (Intellectual Property), and Section 2.23 (Absence of Anti-Trust Liabilities) will survive for five years and (b) the

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representations and warranties set forth in Section 2.1 (Organization and Power), Section 2.2(a), (b) and (f) (Capitalization; Title to Shares; Subsidiaries), Section 2.3 (Authorization; Enforceability), Section 2.10 (Taxes), Section 2.12 (Employee Matters), Section 2.13 (Related Party Transactions), Section 2.15(c)(i) (Compliance with Laws; Certain Business Practices), Section 2.20 (Environmental Matters), Section 2.22 (Brokers and Finders), Section 3.1 (Organization and Power), Section 3.2 (Authorization; Enforceability) and Section 3.5 (Brokers and Finders) will survive until 45 Business Days following the expiration of all applicable statutes of limitations. Except as otherwise expressly provided in this Agreement, each covenant hereunder will survive the Closing in accordance with its terms.

(b) Purchaser acknowledges that:

(1) Seller was a 50% shareholder of the Company until the acquisition by Seller of the 50% interest of EDF Energies Nouvelles Reparties SA in the Company on October 10, 2011 (the “EDF Acquisition”), the Company and its Subsidiaries have not previously been consolidated in Seller’s consolidated group accounts and they have continued to operate substantially as a stand-alone business since the EDF Acquisition; and

(2) Purchaser has conducted significant due diligence of the Company and the Subsidiaries, and jointly participated in certain interviews of their management and employees with representatives of Seller and in the review and sharing of the available information produced by the Company and its Subsidiaries for this purpose.

In light of the foregoing, and except as otherwise specifically provided in Article II or in the Disclosure Schedule, the parties agree that Seller’s representations and warranties under this Article II are given on the following basis:

(x)	where such representations and warranties in respect of the Company and the French Subsidiaries are qualified by “Seller’s knowledge”, “known to Seller” or words to similar effect in respect of the Company, Seller’s knowledge means the actual knowledge of the persons listed on Section 7.2(b)(2)(x) of the Disclosure Schedule;

(y)	where such representations and warranties in respect of the Subsidiaries other than the French Subsidiaries are qualified by “Seller’s knowledge”, “known to Seller” or words to similar effect in respect of the Company, Seller’s knowledge means the actual knowledge of the persons listed on Section 7.2(b)(2)(y) of the Disclosure Schedule; and

(z)	where any such representations and warranties are not qualified by “Seller’s knowledge”, “known to Seller” or words to similar effect or do not fall within the scope of Seller’s actual knowledge as provided in paragraphs (1) and (2) above, Seller and Purchaser have agreed that Seller shall bear the risk as provided in Article VII in respect thereof regardless of its or Purchaser’s level of knowledge in respect of such matters (except as otherwise provided in Section 7.4(a)(4)).

Section 7.3 Limitations on Indemnification.

(a) Subject to the following sentence, the Indemnified Persons may not recover Losses from Seller in respect of any claim for indemnification under Section 7.1(a)(i) and to the extent specifically provided in Section 7.3(c): (x) unless and until Losses have been incurred, paid or properly accrued in accordance with the terms of this Agreement in an aggregate amount greater than €3,000,000 (the “Indemnification Threshold, provided that (i) for the purposes of meeting the Indemnification Threshold all Losses otherwise giving right to indemnification (subject to the threshold set forth in Section 7.3(b) below and except as otherwise provided in Section 7.3(c) below) shall be included, and (ii) once the Indemnification Threshold has been exceeded, the Indemnified Persons will be entitled to recover for all such Losses from the first euro, subject to this Article VII; and (y) it being specified that the total aggregate amount of indemnification of Seller hereunder shall not exceed fifteen percent (15%) of the Purchase Price, as the case may be, pursuant to the provisions set forth in this Agreement (the “Indemnification Cap”), provided that to the extent such indemnifiable Losses include Losses arising with respect to a breach of or inaccuracy in the representations and warranties set forth in Section 2.15(c)(i) (Compliance with Laws; Certain Business Practices), the Indemnification Cap shall be

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increased by the amount of Losses attributable to any breach or inaccuracy under such sub-section up to a maximum amount equal to thirty percent (30%) of the Purchase Price. Notwithstanding the foregoing sentence, the Indemnified Persons will be entitled to recover for, and the Indemnification Threshold and Indemnification Cap will not apply to, any Losses with respect to any breach of or inaccuracy in any representation or warranty made in Section 2.1 (Organization and Power), Section 2.2(a), (b) and (f) (Capitalization; Title to Shares; Subsidiaries), Section 2.3 (Authorization; Enforceability), Section 2.10 (Taxes), Section 2.13 (Related Party Transactions), and Section 2.22 (Brokers and Finders) or arising out of fraud or intentional misconduct (“fraude” or “dol”) by Seller, provided that the corresponding total aggregate amount of indemnification shall not in any event exceed the total amount of the Purchase Price, as the case may be, pursuant to the provisions set forth in this Agreement (except in case of fraud or intentional misconduct (“fraude” or “dol”)).

(b) No Indemnified Person shall be entitled to assert any Liability Claim for Losses under Section 7.1(a)(i) or as specifically provided in Section 7.3(c) with respect to any individual item or matter, or items or matters arising out of substantially similar facts and circumstances, unless the amount of Losses with respect to such item(s) or matter(s) exceeds €100,000.

(c) In addition to the limitations in Section 7.3(a) and (b) with respect to Liability Claims under Section 7.1(a)(i): (A) Liability Claims for Losses under clauses (ii), (iv), (vi) and (x) of Section 7.1(a) shall be subject to the threshold described in Section 7.3(b), (B) Liability Claims for Losses under clauses (ii) and (x) of Section 7.1(a) shall be subject to the Indemnification Threshold, (C) Liability Claims for Losses under clauses (ii), (iv), (vi) and (x) of Section 7.1(a) shall be subject to the Indemnification Cap; (D) Liability Claims for Losses under clauses (iii), (v), (vii), (viii) and (ix) of Section 7.1(a) shall, together with all other Liability Claims under this Article VII, not exceed the total amount of the Purchase Price; and (E) no Indemnified Person shall be entitled to assert any Liability Claim for Losses under clause (viii) or (ix) of Section 7.1(a) with respect to any individual matter unless the amount of Losses with respect to such matter exceeds €500,000 (in which case no Liability Claim shall be asserted or payable in respect of the amount of Losses up to such €500,000 threshold).

(d) Seller shall not be liable hereunder to the extent a Liability Claim is based on a matter specifically reserved (up to the amount of such reserve) in the Financial Statements or that will be reserved in the consolidated balance sheet and income statement of the Company and its Subsidiaries as of December 31, 2011 and that are taken into account in the determination of the Working Capital Adjustment and as specifically described in the Introduction to the Disclosure Schedule.

(e) Any deficiency assessed by the tax authorities whose effect is solely to shift a Tax liability from one fiscal year to another shall not give rise to indemnification by Seller.

(f) Any indemnification due by an indemnifying party shall be calculated by taking into account the effect of any related Tax savings actually received and benefiting to the Indemnified Person; which for the purposes of any indemnification payment to Purchaser or the Company or its Subsidiaries shall be deemed to be the effective tax rate of Purchaser for the year such indemnification payment is received.

(g) Any amounts actually received by an Indemnified Person under insurance policies or any other amount compensating the Loss for which the Liability Claim is made shall be deducted (net of any cost of recovery and any related retroactive premium adjustments or the net present value in any related future premium adjustment). If an indemnifying party pays an indemnity in respect of a Loss and the Indemnified Person subsequently recovers all or part of the amount of such indemnity from a third party (including insurance companies), such Indemnified Person, promptly upon recovery thereof, shall pay, or cause to be paid, to the indemnifying party the amount thereby recovered.

(h) Any Loss incurred shall be indemnified only once, notwithstanding the fact that the event giving rise to the indemnifying party’s obligation may originate from an inaccuracy of several of the representations and warranties made under Article II hereof or from one or more other provisions of this Agreement.

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(i) If a Liability Claim is based upon a liability which is contingent only, no indemnification shall be due unless and until such liability becomes due and payable.

(j) An Indemnified Person suffering a Loss indemnifiable hereunder shall take, and shall cause its subsidiaries to take, all commercially reasonable actions to mitigate any Losses indemnifiable by another party hereunder. Without limiting the foregoing, in the event an Indemnified Person or its subsidiaries is entitled to recover from a third party any sum which could be the subject of a Liability Claim, such Indemnified Person shall or shall cause its subsidiaries to take all reasonable steps in order to enforce its rights against the relevant third party; provided that such Indemnified Person shall not be required to take, or refrain from taking, any action outside the ordinary course of business and nothing herein shall excuse an indemnifying party from its indemnification obligations hereunder unless and until the Indemnified Person shall actually have recovered any amount from the relevant third party.

(k) Seller will not have any right of contribution, right of indemnity or other right or remedy against Purchaser or the Company or its Subsidiaries in connection with any indemnification obligation or any other liability to which Seller may become subject under or in connection with this Agreement.

(l) Purchaser’s rights under this Article VII shall not be adversely affected by any investigation conducted, or any knowledge acquired or capable of being acquired, by Purchaser at any time, whether before or after the execution or delivery of this Agreement or the Closing, or by the waiver of any condition to Closing.

Section 7.4 Exclusions.

(a) No indemnification shall be due from Seller under this Article VII to the extent of:

(1)	any element, event or fact the cause of which (and for the avoidance of doubt, not the discovery thereof) occurs after the Closing Date;

(2)	any Loss which is consequential or indirect;

(3)	any Loss which results from the entry into force, or change in the applicable Law or change in interpretation on the basis of case law or administrative or regulatory practice after the date of this Agreement; or

(4)	any Loss which results from Purchaser’s breach of Section 4.12(a) provided that Seller is not also in breach of Section 4.12(b) with respect to the same Loss;

(b) No indemnification shall be due from Seller hereunder in respect of a Loss under this Article VII to the extent such Loss results from or has been increased as a result of:

(1)	any action taken by or on behalf of, or omission of, Purchaser or any of its Affiliates (including the Company and its Subsidiaries) after the Closing Date, except with respect to a Liability Claim under Section 7.1(a)(x);

(2)	any change in the Tax and/or accounting practices and methods applied by Purchaser or any of its Affiliates (including the Company and its Subsidiaries) after the Closing Date; other than any such changes which are required by Law in effect as of the date hereof or in order to comply with applicable accounting standards (whether GAAP or IFRS) in effect as of the Closing Date; or

(3)	any change in the insurance coverage of the Company and its Subsidiaries after the Closing Date;

Section 7.5 Exclusivity of Remedy.

The indemnification provided in this Article VII shall be the exclusive remedy of the parties under this Agreement, except in the case of any breach or default in connection with any of the covenants or agreements

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made by Seller in this Agreement (other than Sections 4.1 and 4.2 to which this Article VII shall be the exclusive remedy), fraud or intentional misconduct (“fraude” or “dol”), and Purchaser hereby waives any rights to rescission it may have.

Section 7.6 Claims for Indemnification.

At any time that an Indemnified Person discovers an event which it believes would reasonably be expected to result in a Loss and desires to claim a Loss under Article VII (a “Liability Claim”), Purchaser will deliver a notice of such Liability Claim (a “Claims Notice”) to Seller within thirty (30) Business Days (other than in respect of possible third-party claims pursuant to Section 7.8 below) of the date on which Purchaser shall have determined that such event would reasonably be expected to result in a Loss. A Claims Notice will (A) be signed by an officer of Purchaser, (B) describe the Liability Claim in reasonable detail and (C) indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be paid, suffered, sustained or accrued by the Indemnified Persons. To the extent that the amount of a Loss is not determinable as of the date of delivery of a Claims Notice, Purchaser may deliver a Claims Notice stating the maximum amount of Loss that Purchaser in good faith estimates or anticipates that an Indemnified Person may pay or suffer; provided, however, that Purchaser’s provision of an estimated or anticipated amount of Loss will not limit the Loss recoverable or recovered by an Indemnified Person. No delay in or failure to give a Claims Notice by Purchaser to Seller pursuant to this Section 7.4 will adversely affect any of the other rights or remedies that Purchaser has under this Agreement or alter or relieve Seller of its obligations to indemnify the Indemnified Persons pursuant to this Article VII, except and to the extent that such delay or failure has prejudiced Seller. Seller shall be entitled to make all necessary investigations regarding such event and Purchaser shall provide Seller reasonable access to all documents and persons necessary to carry out such investigation, provided that Seller shall keep confidential any such documentation and information and subject to any privilege of Purchaser, the Company or its Subsidiaries in respect thereto. In the event a claim is brought by Seller against Purchaser pursuant to Section 7.1(b) hereunder, the terms of Sections 7.6, 7.7, 7.8 and 7.9 shall apply as if Purchaser were Seller thereunder, and Seller were the Indemnified Persons, mutatis mutandis.

Section 7.7 Objections to, and Payment of, Claims.

(a) Seller may object to any Liability Claim set forth in such Claims Notice by delivering written notice to Purchaser of Seller’s objection (an “Objection Notice”). Such Objection Notice must describe the grounds for such objection in reasonable detail (and such grounds may include not having been able to conduct or complete its investigation as provided above).

(b) If an Objection Notice is not delivered by Seller to Purchaser within 45 days after delivery by Purchaser of the Claims Notice, such failure to so object will be an irrevocable acknowledgment by each party to this Agreement that the Indemnified Persons are entitled to indemnification under Section 7.1 for the Losses set forth in such Claims Notice in accordance with this Article VII.

(c) If the Claims Notice was delivered by Seller and no Objection Notice was delivered to Purchaser within 45 days of the delivery of the Claims Notice, or an Objection Notice was delivered to Purchaser within 45 days of the delivery of the Claims Notice, but such Objection Notice states that it was, or admits liability, only with respect to a portion of the Losses claimed in the Claims Notice, Seller will deliver to Purchaser as soon as practicable cash having a value equal to (1) the amount of the Losses set forth in such Claims Notice, if no Objection Notice was delivered to Purchaser, or (2) the amount of the portion of the Losses set forth in such Claims Notice to which no objection was made, if an Objection Notice was delivered to Purchaser; provided, however, that, to the extent that the amount of the Losses set forth in the Claims Notice (or portion thereof) is an estimate, Purchaser (on behalf of itself or any other Indemnified Person) will not be so entitled to receive, and Seller will not be required to deliver, funds in respect of such portions of such estimated Losses unless and until the amount of such estimated Losses is finally determined.

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Section 7.8 Resolution of Objections to Claims.

(a) If Seller objects in writing to any Liability Claim made in any Claims Notice within 45 days after delivery of such Claims Notice, Seller and Purchaser will attempt in good faith to agree upon the rights of the respective parties with respect to each such claim. If Seller and Purchaser should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties. Seller will promptly, and in no event later than five Business Days after Seller and Purchaser’s entering into such memorandum, wire transfer to Purchaser immediately available funds equal to the amount of cash agreed to be delivered to Purchaser in the memorandum.

(b) If no such agreement can be reached after good-faith negotiation and after 30 days after delivery of an Objection Notice, either Purchaser or Seller may bring an Action against the other to resolve the dispute in accordance with Section 8.9.

Section 7.9 Third-Party Claims.

(a) If Purchaser receives written notice of a third-party claim which Purchaser believes would reasonably be expected to result in a Loss, Purchaser will notify Seller of such third-party claim with reasonable promptness and in any case no later than twenty (20) Business Days (ten (10) Business Days with regard to Tax matters) after Purchaser or the Company becomes aware of the occurrence of the event or circumstances giving rise to the claim, or within a shorter period if the circumstances so demands (in particular with regard to Tax matters or if urgent action is required). This notification shall include a full and complete copy of any document received from the third-party and any other supporting material relevant to the assessment of the third-party claim in the possession of Purchaser that can readily be provided. Purchaser shall provide Seller the opportunity to take part at its own cost in, but not direct or conduct, any defense of such claim Seller may request that counsel of its choice be involved at its expense in the proceeding alongside counsel to the Company and/or Purchaser. Seller and its counsel will have access to any documentation and information required in connection with the proceeding, provided that they shall keep confidential any such documentation and information and subject to any privilege of Purchaser, the Company or its Subsidiaries in respect thereto. However, no settlement of any kind shall be agreed upon without the prior written consent of Seller. If Seller consents to any such settlement, Seller will not have any power or authority to object to the amount or validity of any claim by or on behalf of any Indemnified Person for indemnity with respect to such settlement. Notwithstanding any other provision of this Agreement, all reasonable costs and expenses of defense and investigation, including court costs and reasonable attorneys’ fees incurred or suffered by the Indemnified Persons in connection with the defense of any such third-party claim, will constitute Losses subject to indemnification under Section 7.1.

(b) The following provisions shall apply in respect of the Sun’R Litigation, Q-Cells Litigation or any litigation arising out of the matters to which Section 7.1(a)(viii) relates (collectively, the “Covered Litigation”) and, in the event Seller determines based on future developments in connection with any of the litigation described in Section 2.7 of the Disclosure Schedule, and provided in respect thereof Seller agrees to fully indemnify the Company in such case against any Liability Claim(s) in respect thereto (or as otherwise agreed by the parties), in respect of such relevant Liability Claims (the “Other Litigation Claims”). In respect of the Sun’R Litigation, and within thirty (30) Business Days of serving notice on the Purchaser and the Company of its election to do so in respect of any litigation arising out of the matters to which Section 7.1(a)(ix) relates and/or any Other Litigation Claims, Seller shall be entitled to conduct the defense of such Covered Litigation and/or Other Litigation Claims on its own and at its own expense (which right to conduct said defense shall include the right to control and conduct any discussions or negotiations with any party in respect thereof). In the event of such Seller election, Purchaser shall, or shall procure that the Company and/or the relevant Subsidiary shall, present all arguments, submit all pleadings, take all actions, file all counterclaims and more generally cooperate with Seller and the counsel appointed by Seller. In the event of such Seller election, Purchaser shall provide, and shall cause the Company and/or the relevant Subsidiary to provide to Seller all information or documents in relation to such litigation and related claims which Seller may reasonably request. In the event of

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such Seller election, Purchaser, the Company and/or the relevant Subsidiary shall be entitled to retain counsel, at their own expense, to assist in the defense of any claims that Purchaser elects to defend pursuant to this Section 7.9(b). Seller shall consult with Purchaser, the Company and/or the relevant Subsidiary about any strategic decision made in connection with the proceedings undertaken for the purpose of defending the interests of Purchaser, the Company and/or the relevant Subsidiary pursuant to such Seller election hereunder. Seller shall be entitled to enter into any settlement of any claims in respect of such litigations that Seller elects to defend pursuant to this Section 7.9(b). Unless and until Seller exercises its right under this sub-section in respect of the Q-Cells Litigation and the Other Litigation Claims, Purchaser shall be entitled to such rights as it would have as if such Q-Cells Litigation or Other Litigation Claims were third-party claims governed by Section 7.9(a).

Section 7.10 Seller Obligation to Collect from Collateral Sources.

Seller shall use reasonable commercial efforts to seek indemnification for the benefit of Purchaser from all applicable third party sources (including insurance companies, affiliates or any former stockholders of the Company) with obligations to indemnify Seller in respect of any Losses which may be suffered by Purchaser or the Company, whether or not such Losses would be recoverable hereunder absent the existence of such third party sources.

Section 7.11 Indemnification Payments to the Company.

For the avoidance of doubt, any indemnification payment made hereunder to the Company shall not be treated as an adjustment to the Purchase Price.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Certain Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“2010 Accounts” has the meaning set forth in Section 2.5.

“Acquisition Transaction” has the meaning set forth in Section 4.8.

“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, citation, summons, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate”, when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.

“Agreement” has the meaning given to it in the preamble.

“Average Q-Cells Price” shall mean in respect of each six month period beginning January 1, 2012, the average price required to be paid for purchases under the Q-Cells Supply Contract for such applicable period.

“Average Market Price” shall mean in respect of each six month period beginning January 1, 2012, the average market price for product similar to that under the Q-Cells Supply Contract as quoted in Bloomberg’s New Energy Finance Solar Spot Price Index for multi-crystalline silicon cells for such applicable six-month period and the first six month period shall be computed as from January 1, 2012.

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“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that could form the basis for any specific consequence.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York or Paris, France.

“Cash and Cash Equivalents” has the meaning set forth in Section 1.3(f)(iv).

“Claims Notice” has the meaning set forth in Section 7.6.

“Closing” has the meaning set forth in Section 1.2.

“Closing Balance Sheet” has the meaning set forth in Section 1.3(c).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Net Cash” has the meaning set forth in Section 1.3(c).

“Closing Date Working Capital” has the meaning set forth in Section 1.3(c).

“Closing Statements Arbiter” has the meaning set forth in Section 1.3(d).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to it in the preamble.

“Company Balance Sheet Date” has the meaning set forth in Section 2.5.

“Company Capital Stock” has the meaning set forth in Section 2.2(a).

“Company Indebtedness” means long term debts (dettes financiers) including bank overdraft and accrued interest (concours bancaires courants), other borrowings and financial liabilities (emprunts auprès des établissements de crédit et autres emprunts), including net shareholder debt and net intra-group debt, the outstanding principal amount of capitalized leases and non current derivative instruments; all as determined in accordance with IFRS using the same method and methodologies that were used in the preparation of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010, and otherwise as described in Schedule 1.3(a).

“Company Intellectual Property” means any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries, or otherwise used or held for use in connection with the operation of the business of the Company or its Subsidiaries, including Company-Owned Intellectual Property.

“Company-Owned Intellectual Property” means any Intellectual Property that is owned by the Company.

“Company Products” means all products and service offerings, including all Software, of the Company or any of its Subsidiaries that have been sold, licensed, distributed or otherwise disposed of, or used in connection with service offerings, as applicable, or that the Company or any of its Subsidiaries intends to sell, license, distribute or otherwise dispose of, or use in connection with service offerings, in the future, including any products or services offerings under development.

“Company Registered Intellectual Property” has the meaning set forth in Section 2.9(a).

“Company Source Code” means in relation to any Software owned by the Company, the set of human readable, higher level programming language instructions or statements in which such Software was written (as opposed to object code which are statements in computer or machine code language).

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“Confidentiality Agreement” has the meaning set forth in Section 4.5.

“Contract” means any written contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, undertaking, option, warrant, calls, contractual rights or other enforceable arrangement or agreement.

“Control” has the meaning given to it in Article L.233-3 of the French Commercial Code. The verb “Control” and the term “Controlled” have the correlative meanings.

“Covered Litigation” has the meaning set forth in Section 7.9(b).

“Current Assets” has the meaning set forth in Section 1.3(f)(iii).

“Current Liabilities” has the meaning set forth in Section 1.3(f)(v).

“Customer” has the meaning set forth in Section 2.17.

“Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by Seller to Purchaser, and acknowledged as such by them.

“EDF Acquisition” has the meaning set forth in Section 7.2(b)(1).

“Employee Benefit Plan” has the meaning set forth in Section 2.11(a).

“Encumbrance” means any mortgage, pledge, hypothecation, right of others, adverse claim, security interest, encumbrance, title retention agreement, third party right or other right or interest, option, lien, charge, any hire purchase, lease or installment purchase agreement, right of first refusal, right of preemption or right to acquire, or other restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the subject property, other than any restriction or limitation imposed by this Agreement.

“Environmental Permits” has the meaning set forth in Section 2.20.

“Excluded Assets” means the assets that have been transferred to the benefit of DAJA 101 pursuant to contribution in kind agreement (traité d’apport partiel d’actif) dated 27 June 2011, it being specified that such contribution in kind has been achieved on 15 September 2011.

“Financial Statements” has the meaning set forth in Section 2.5.

“Governmental Authority” means any governmental, regulatory or administrative authority, agency, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision, any court, judicial body, arbitration board or arbitrator with executive, legislative, judicial, regulatory or administrative authority; or any instrumentality of any of the foregoing.

“Guaranteed Obligations” means the liabilities retained by the Company in respect of the Excluded Asset, in respect of which counter-guarantees have been granted by EDF ENR and TGEHF (or as the case may be, entities included within the Excluded Assets), as further described in Section 8.1 of the Disclosure Schedule.

“IFRS” means International Financial Reporting Standards, International Accounting Standards and interpretations of those standards issued by the International Accounting Standards Board and the IFRS Interpretations Committee and their predecessor bodies as adopted by the European Commission.

“Indemnification Cap” has the meaning set forth in Section 7.3(a).

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“Indemnification Threshold” has the meaning set forth in Section 7.3(a).

“Indemnified Persons” has the meaning set forth in Section 7.1(b).

“Intellectual Property” means the rights associated with or arising out of any of the following: (1) domestic and foreign patents and patent applications, reduced to practice or made the subject of one or more pending patent applications, together with all improvements, reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, any identified invention disclosures (“Patents”); (2) trade secret rights and corresponding rights in confidential, other non-public or proprietary information (whether or not patentable), techniques and research in progress including, without this list being limitative, rights in and to any and all ideas, formulas, compositions, inventor’s notes, discoveries and improvements, refinements, data, mask works, know how, manufacturing and production processes and techniques, algorithms, testing information, research and development information, instruction and training manuals, quotations, tables, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, concepts, plans, proposals and technical data, show-how and advertising copy, testing procedures and testing results, business and marketing plans, market surveys, market know-how and customer and supplier lists and information (“Trade Secrets”); (3) all copyrights (“droits d’auteurs”) in both published and unpublished works including without limitation all copyrightable works, rights in databases (including sui generis rights on databases), compilations, data collections, Software, “moral” rights (when applicable), and all derivatives, translations, adaptations, and combinations of the above (“Copyrights”); (4) all names indicating the source of goods or services, and other indicia of commercial source or origin and all registrations and applications to register the foregoing as trademarks (“marques”) anywhere in the world and all goodwill associated therewith (“Trademarks”); (5) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”); (6) all Softwares and (7) any similar, corresponding or equivalent registered rights to any of the foregoing such as industrial designs or topography of a semiconductor.

“Interim Accounts” has the meaning set forth in Section 2.5.

“Interim Balance Sheet” means the balance sheet included in the Interim Accounts.

“Interim Balance Sheet Date” means November 30, 2011.

“Key Senior Manager” has the meaning set forth in Section Section 2.12(c).

“knowledge of Seller”, “Seller’s knowledge”, “known to Seller” and words to similar effect have the meaning given to them in Section 7.2(b).

“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, an Order or act, statute, ordinance, regulation, rule, collective bargaining agreement, extension order or code promulgated by a Governmental Authority.

“Liability Claim” has the meaning set forth in Section 7.6.

“Losses” has the meaning set forth in Section 7.1(a).

Any reference to an event, change, condition or effect being “material” with respect to any Person means any event, change, condition or effect that is material in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole.

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“Material Adverse Effect” with respect to any Person means any effect that either alone or in combination with any other effect has, or would reasonably be expected to have change, occurrence or development that has a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, but excluding any effect (a) resulting from changes in law and general economic, political changes or conditions, industry wide changes or conditions, war, terrorism and otherwise generally applicable risks to the extent not affecting the Company and its subsidiaries disproportionately, (b) generally affecting companies in the industry in which it conducts its business, to the extent not affecting the Company and its subsidiaries disproportionately, (c) resulting from any changes to credit markets in general, including changes in interest rates or the availability of financing or changes in governmental subsidies to the extent that such changes do not disproportionately impact the Company, and (d) resulting from the Company’s failure, in and of itself, to meet internal projections, forecasts or revenue or earning predictions for any period.

“Material Contract” has the meaning set forth in Section 2.18.

“Minority Shares” has the meaning set forth in Section 2.2(b).

“Net Working Capital Shortfall” has the meaning set forth in Section 1.3(c).

“Objection Notice” has the meaning set forth in Section 7.7(a).

“OECD Convention” has the meaning set forth in Section 2.15(c).

“Order” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, determination, award, assessment or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Other Litigation Matters” has the meaning set forth in Section 7.9(b).

“Other Overseas Liabilities” has the meaning set forth in Section 4.3(c).

“Permit” means any approval, authorization, consent, franchise, license, permit or certificate by any Governmental Authority.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association or other legal or governmental entity.

“Private Placement” means the transactions contemplated to be entered into between Total Gas & Power USA, SAS and SunPower Corporation pursuant to the Private Placement Agreement dated as of the date hereof between such parties.

“Purchase Price” has the meaning set forth Section 1.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnified Person” has the meaning set forth in Section 7.1(a).

“Q-Cells” means Q-Cells Aktiengesellschaft.

“Q-Cells Supply Contract” means that certain Supply Contract for Solar Cells Based on Supplier A Quantities by and between Q-Cells and the Company, dated as of April 25, 2006.

“Q-Cells Litigation” means any future litigation in respect of the matter to which Section 7.1(a)(ix) relates.

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“Records” has the meaning given to it in Section 4.4(e).

“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority, including any of the following: (1) issued Patents and Patent applications; (2) Trademark registrations, renewals and applications; (3) Copyright registrations and applications; and (4) Domain Name registrations.

“Related Agreements” means the Private Placement Agreement.

“Sanctioned Countries” means Cuba, Iran, Sudan, Syria, Burma (Myanmar), Libya, and the Democratic People’s Republic of Korea (North Korea).

“Sanctions and Export Control Laws” means all statutory and regulatory requirements under the U.S. Arms Export Control Act (22 U.S.C. 1778), the U.S. International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the U.S. Export Administration Regulations and associated executive orders, the Laws implemented by the U.S. Office of Foreign Assets Control, U.S. Department of the Treasury, anti-boycott regulations administered by the U.S. Department of Commerce (50 U.S.C. 2401 et seq.) and the U.S. Department of the Treasury (Section 999 of the Code), all sanctions and export control Laws applicable in France, as well as all Laws equivalent to any of the foregoing in any jurisdiction in which the Company or any Subsidiary operates.

“Seller” has the meaning given to it in the preamble.

“Shares” has the meaning set forth in Section 1.1.

“Software” means computer programs in any form, including source code and object code, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Subsidiary” of any Person means any other Person (1) of which the first Person owns directly or indirectly 50 percent or more of the equity interest in the other Person or (2) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50 percent of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries or (3) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.

“Sun’R Litigation” means the Sun’R matter set forth in Section 2.7 of the Disclosure Schedule.

“Tax” has the meaning set forth in Section 2.10(a).

“Tax Returns” has the meaning set forth in Section 2.10(a).

“Termination Date” has the meaning set forth in Section 6.1(b).

“Transactions” means the transactions to be effected pursuant to this Agreement and the Related Agreements.

“Worker” has the meaning set forth in Section 2.12(d).

“Working Capital Adjustment” has the meaning set forth in Section 1.3(c).

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Section 8.2 Terms Generally; Interpretation.

Except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule or Recitals, such reference is to an Article, Section or Subsection of, an Exhibit or Schedule or the Recitals to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) any gender-specific reference in this Agreement include all genders;

(f) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;

(g) a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(h) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;

(i) references to a Person are also to its permitted successors and assigns;

(j) unless indicated otherwise, (i) mathematical calculations contemplated hereby will be made to the fifth decimal place, but payments will be rounded to the nearest whole cent, after aggregating all payments to such party, and (ii) the use of commas in numbers shall be as thousands separators and the use of periods shall be as decimal separators;

(k) “ordinary course of business” (or similar terms) will be deemed followed by “consistent with past practice” except to the extent such reference relates to new business initiatives such as participating in tenders for projects in South Africa and with the CRE (Commission de la Régulation de l’Energie);

(l) The word “will” shall include the same contractual force as the word “shall”;

(m) the parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;

(n) the contents of the Disclosure Schedule and the other Schedules form an integral part of this Agreement and any reference to “this Agreement” shall be deemed to include the Schedules;

(o) no any course of performance or course of dealing (except in respect of the Company and its Subsidiaries) or prior draft of this Agreement shall be used in the interpretation or construction of this Agreement; and

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(p) although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

Section 8.3 Notices.

All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day after the day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine, and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

(a) if to Purchaser:

77 Rio Robles Street

San Jose, CA 95134

Attention: Chief Financial Officer

Telephone: 408-240-5500

Facsimile: 408-240-5404

With a copy to:

SunPower Corporation

77 Rio Robles Street

San Jose, CA 95134

Attention: Navneet Govil, Vice President and Treasurer

Telephone: 408-457-2655

E-mail: navneet.govil@sunpowercorp.com

With a copy to:

SunPower Corporation

1414 Harbour Way South

Richmond, CA 94804

Attention: General Counsel

Telephone: 510-540-0550

Facsimile: 510-540-0552

With a copy (which shall not constitute notice) to:

Jones Day

1755 Embarcadero Road

Palo Alto, CA 94303

Facsimile No.: (650) 739-3900

Telephone No.: (650) 739-3999

Attn: R. Todd Johnson

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(a) if to TED:

Total Energie Développement, SAS

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Arnaud Chaperon, President

Facsimile: +33 1 47 44 27 90

with copies (which shall not constitute notice) to:

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Stephen Douglas, General Counsel,

Gas & Power Division

Facsimile: +33 1 47 44 38 07

with copies (which shall not constitute notice) to:

Salans

5, boulevard Malesherbes

75008 Paris

France

Attention: John R. Flanigan

Telephone No.: +33 1 42 68 48 00

Facsimile: +33 1 42 68 49 75

(b) if to Seller:

Total Gas & Power USA, SAS

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Arnaud Chaperon, President

Facsimile: +33 1 47 44 27 90

with copies (which shall not constitute notice) to:

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Stephen Douglas, General Counsel,

Gas & Power Division

Facsimile: +33 1 47 44 38 07

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with copies (which shall not constitute notice) to:

Salans

5, boulevard Malesherbes

75008 Paris

France

Attention: John R. Flanigan

Telephone No.: +33 1 42 68 48 00

Facsimile: +33 1 42 68 49 75

Section 8.4 Severability.

If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is held by final judgment of a court of competent jurisdiction or arbiter to be invalid, illegal or unenforceable in any situation in any jurisdiction, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to, replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid, illegal or unenforceable term or provision.

Section 8.5 Entire Agreement.

This Agreement, the Confidentiality Agreement, the Related Agreements and the documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all exhibits and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between Seller, on the one hand, and Purchaser, on the other hand, with respect to the subject matter hereof, being specified that the Confidentiality Agreement, which will continue in full force and effect, and will survive any termination of this Agreement, in accordance with its terms.

Section 8.6 Assignment.

Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void. Notwithstanding the foregoing, Purchaser may assign all of its rights, interests and obligations under this Agreement (1) before, to any of its Affiliates as long as any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment will relieve Purchaser of its obligations under this Agreement if such assignee does not perform such obligations and (2) after the Closing, in the event that Purchaser transfers all its shares in the Company to any Affiliates, as long as such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment or delegation will relieve Purchaser of its obligations under this Agreement if such assignee does not perform such obligations, and provided that such assignment is notified in writing to Seller.

Section 8.7 No Third-Party Beneficiaries.

Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 8.8 Governing Law.

This Agreement will be governed by, and construed in accordance with, the Laws of France, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

Section 8.9 Dispute Resolution and Venue.

In the event of any dispute arising out of or in connection with or relating to this Agreement, the parties agree to submit the matter to settlement proceedings under the International Chamber of Commerce ADR Rules. If the dispute has not been settled pursuant to the said Rules within 45 days following the filing of a Request for ADR or within such other period as the parties may agree in writing, such dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The place of any mediation or arbitration shall be Geneva, Switzerland. The language in which any mediation or arbitration proceedings shall be conducted shall be English. The Parties undertake to keep strictly confidential the contents of any mediation and arbitral proceedings.

Section 8.10 Number of originals.

This Agreement shall be executed in three or more originals, one for each party. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

[Signature page follows]

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IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized, in each case as of the date first written above.

SunPower Corporation

By:	/s/ Thomas H. Werner
	Name:	Thomas H. Werner
	Title:	Chief Executive Officer

Total Gas & Power USA, SAS

By:	/s/ Arnaud Chaperon
	Name:	Arnaud Chaperon
	Title:	President

Total Energie Développement SAS

By:	/s/ Arnaud Chaperon
	Name:	Arnaud Chaperon
	Title:	President

{Signature Page to Stock Purchase Agreement}

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Exhibit A

Closing Deliveries

I.	Purchaser’s deliveries to Seller:

1.	a certificate, dated as of the Closing Date, executed on behalf of Purchaser by a duly authorized officer of Purchaser to the effect that each of the conditions set forth in Section 5.2(a) have been satisfied, and attaching certified copies of the minutes of Purchaser’s Board and any other corporate approvals necessary for Purchaser to consummate the Transactions hereunder or as reasonably requested by Seller;

2.	duly signed and completed tax form Cerfa n°2759 relating to the transfer of the Shares by Seller to Purchaser;

3.	a wire transfer instruction confirmed by Purchaser’s bank of the entire amount of the Purchase Price (in immediately available funds with the Closing Date as the value date) to the account referred to in Section 1.1.

4.	a legal opinion from Purchaser’s counsel in respect of the power and authority of Purchaser to enter into this Agreement, due authorization and that the Agreement shall be a valid and binding obligation.

II.	Seller’s deliveries to Purchaser:

1.	a certificate, dated as of the Closing Date, executed on behalf of Seller by a duly authorized officer of Seller to the effect that each of the conditions set forth in clauses (a) and (c) of Section 5.3 have been satisfied, and attaching certified copies of the minutes of Seller’s Board and any other corporate approvals necessary for Seller to consummate the Transactions hereunder or as reasonably requested by Purchaser;

2.	a copy certified as true by the legal representative of the Company, dated as of the Closing Date, of the articles (statuts) of the Company;

3.	an original extract of company information from the Commerce Registry (k-bis) and an original statement of liens (état des privilèges et nantissements) of the Company, dated as of a date no earlier than 30 Business Days before Closing;

4.	duly signed and completed stock transfer forms (ordres de mouvement) in favor of Purchaser sufficient to convey good and marketable title to all of the Shares corresponding to the totality of the Company Capital Stock;

5.	duly signed and completed above mentioned tax form Cerfa n°2759 relating to the transfer of the Shares by Seller to Purchaser;

6.	all documents evidencing the termination of agreements reasonably requested by Purchaser to be terminated on the Closing Date

7.	the updated stock transfer register (registre de mouvements de titres), the stockholders’ share accounts (comptes d’actionnaires) reflecting the purchase by Purchaser of all of the Shares corresponding to the totality of the Company Capital Stock;

8.	consent to assignment of or giving of notice to any Person whose consent to assignment, as the case may be, may be required, or to whom notice may be required to be given, in connection with the Transactions under contracts listed or described on Section 2.18 of the Disclosure Schedule;

9.	a FIRPTA Notification Letter addressed to Purchaser, dated as of the Closing Date and duly executed by the Company and satisfying each of the requirements of Treasury Regulations Section 1.897-2(h) and stating that the Company has never been a United States Real Property Holding Corporation as defined in Section 897(c)(2) of the Code and that no interest in the Company is a United States Real Property Interest as defined in Section 897(c)(1) of the Code

10.	a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date, executed by the Company, together with written authorization for the Company to deliver such notice form to the IRS after the Closing Date;

11.	a legal opinion from Seller’s counsel in respect of the power and authority of Seller to enter into this Agreement, due authorization and that the Agreement shall be a valid and binding obligation;

12.	letters of resignation, in a form acceptable to Purchaser, effective immediately before the Closing, duly executed by each of the directors and officers of the Company and each of its Subsidiaries which Purchaser may request prior to the Closing Date.

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ANNEX B

PRIVATE PLACEMENT AGREEMENT

This PRIVATE PLACEMENT AGREEMENT (this “Agreement”), dated as of December 23, 2011 by and between Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Investor”), and SunPower Corporation, a Delaware corporation (the “Company”).

BACKGROUND

A. The Company and Investor are executing and delivering this Agreement in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.

B. Investor wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, the Common Shares (as defined below) together with the preferred stock purchase rights appurtenant thereto issued under the Rights Plan for an aggregate purchase price of $163,680,000.00 (the “Purchase Price”).

C. Contemporaneously with the Closing under this Agreement, the Company pursuant to the terms of the Stock Purchase Agreement, dated as of December 23, 2011, by and among SunPower, Tenesol SA, and Investor shall have acquired 100% of the outstanding capital stock of Tenesol SA (the “Tenesol Acquisition”);

D. Contemporaneously with the execution of this Agreement, the Company and the Investor will execute and deliver a Master Agreement, dated as of December 23, 2011, by and among the Company, the Investor and Total S.A. (“Total”) which sets forth a series of related transactions and agreements being entered into at the same time and connected to this Agreement and the Tenesol Acquisition, each as more fully defined therein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Investor agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

“Affiliation Agreement” means that certain Affiliation Agreement dated April 28, 2011, by and among the parties hereto, as the same has and may be amended from time to time.

“Agreement” has the meaning set forth in the Preamble.

“Acquisition Agreement” means that certain Acquisition Agreement to be entered into between the Company and Total Energie Développement SAS, a sister company to the Investor with respect to the purchase by the Company of 100% of the shares of Tenesol, S.A., a French société anonyme.

“Board” shall mean the Board of Directors of the Company or any authorized committee thereof.

“Business Day” means any day other than Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in The State of New York are authorized or required by law or other governmental action to close.

“Capital Stock” means Common Stock and Preferred Stock.

“Capitalization Date” has the meaning set forth in Section 3.1(e)(i).

“Closing” means the closing of the purchase and sale of the Common Shares pursuant to Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Company” has the meaning set forth in the Preamble.

“Common Shares” means that number of shares of Common Stock to be issued in the Transaction, determined by dividing the Purchase Price by the Price Per Share, rounded down to the nearest whole share, together with the preferred stock purchase rights appurtenant thereto issued under the Rights Plan.

“Common Stock” means the common stock, $0.001 par value, of the Company.

“Company Securities” has the meaning set forth in Section 3.1(e)(iii).

“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The verb “Control” and the term “Controlled” have the correlative meanings.

“Convertible Debentures” has the meaning set forth in Section 3.1(e)(i).

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

“DTC” has the meaning set forth in Section 3.2(k).

“Environmental Laws” has the meaning set forth in Section 3.1(k).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” has the meaning set forth in Section 3.2(c).

“Hazardous Materials” has the meaning set forth in Section 3.1(w).

“Investor” has the meaning set forth in the Preamble.

“Intellectual Property Rights” has the meaning set forth in Section 3.1(v).

“Knowledge” or “knowledge” shall mean, with respect to the Company, the actual knowledge of the executive officers (as defined in Rule 405 under the Securities Act) of the Company after due inquiry.

“Lien” means any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction.

“Material Adverse Effect” means any effect that either alone or in combination with any other effect has, or would reasonably be expected to have, a materially adverse effect in relation to the condition (financial or otherwise), properties, assets, liabilities, business, operations, or results of operations of the Company and its Subsidiaries, taken as a whole or the ability of the Company and its Subsidiaries to perform their respective obligations hereunder or to consummate the Transaction.

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“Options” means any outstanding rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association or other legal or governmental entity.

“Plans” means the 1996 Stock Plan, the Third Amended and Restated 2005 SunPower Corporation Stock Incentive Plan, and the PowerLight Corporation Common Stock Option and Common Stock Repurchase Plan.

“Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company.

“Price Per Share” means $8.80, the price to be paid per share for each Common Share.

“Principal Market” means the Nasdaq Global Select Market.

“Purchase Price” has the meaning set forth in the preamble.

“Registrable Securities” means the Common Shares, together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated April 28, 2011, by and among the parties hereto, as the same may be amended from time to time.

“Rights Plan” means the Amended and Restated Rights Agreement, dated November 16, 2011, by and between the Company and Computershare Trust Company, N.A., as Rights Agent, including the form of Certificate of Designation of Series A Junior Participating Preferred Stock and the forms of Right Certificates, Assignment and Election to Purchase and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

“Regulation D” has the meaning set forth in the Preamble.

“Reporting Period” has the meaning set forth in Section 3.1(j).

“Restricted Stock” means shares of Common Stock that constitute unvested restricted stock or are otherwise subject to a right of repurchase or redemption by the Company.

“Restricted Stock Unit” means a bookkeeping entry representing the equivalent of a share of Common Stock.

“Rule 144,” “Rule 415,” and “Rule 424” means Rule 144, Rule 415 and Rule 424, respectively, promulgated by the SEC pursuant to the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” has the meaning set forth in the Preamble.

“SEC Documents” have the meaning set forth in Section 3.1(j).

“Securities Act” has the meaning set forth in the Preamble.

“Shares” means shares of the Company’s Common Stock.

“Solar SPE” means any directly or indirectly owned special purpose vehicles established to facilitate solar system sales in the ordinary course of the Company’s utility and power plant or large commercial business lines.

“Stock Awards” means Options, Restricted Stock and Restricted Stock Units.

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“Subsidiary” of any Person means any other Person (a) of which the first Person owns directly or indirectly fifty (50) percent or more of the equity interest in the other Person or (b) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50 percent of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.

“Tenesol Acquisition” has the meaning set forth in the Preamble.

“Trading Day” means (a) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (b) if the Common Stock is not listed or quoted on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not listed or quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transactions” means those transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, including the schedules, annexes and exhibits attached hereto, and the Transfer Agent Instructions and each of the other agreements or instruments entered into or executed by the parties hereto in connection with the transactions contemplated by this Agreement.

“Transfer Agent” means Computershare Trust Company, N.A., or any successor transfer agent for the Company.

“Transfer Agent Instructions” means, with respect to the Company, the Company Transfer Agent Instructions, in substantially the form of Exhibit A, executed by the Company and delivered to and acknowledged in writing by the Transfer Agent.

ARTICLE II

PURCHASE AND SALE

2.1 Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to Investor, and Investor shall purchase from the Company, the Common Shares for the Purchase Price. The date and time of the Closing shall be at 1:00 p.m., New York City Time, on January 24, 2012, or such later date as is mutually agreed upon in writing by the Company and the Investor (the “Closing Date”). The Closing shall take place at the offices of the Company’s counsel.

2.2 Closing Deliverables.

(a) At the Closing, the Company shall deliver or cause to be delivered to Investor the following:

(i) a copy of the Company’s irrevocable instructions to the Transfer Agent instructing the Transfer Agent to establish and credit, on an expedited basis, a restricted book entry at such Transfer Agent evidencing the Common Shares in a segregated account established by the Transfer Agent for the Investor’s benefit and registered in the name of Investor;

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(ii) duly executed Transfer Agent Instructions acknowledged by the Company’s transfer agent;

(iii) an opinion of Jones Day, counsel for the Company (“Company Counsel”), dated as of the Closing Date, in substantially the form attached hereto as Exhibit B;

(iv) a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (A) the resolutions consistent with Section 3.1(b) as adopted by the Company’s Board of Directors in a form reasonably acceptable to such Investor, (B) the certificate of incorporation, and (C) the bylaws, each as in effect as of the Closing Date;

(v) the Special Committee of the Board of Directors of the Company shall have received on the date of this Agreement the opinion of Deutsche Bank Securities Inc. as investment bankers that, as of the date of such opinion, and subject to the assumptions made, matters considered and limits of review set forth therein, the $165,375,000 cash purchase price in the Acquisition Agreement, subject to potential downward adjustments based on closing net working capital and net cash amounts, as described in Section 2.3 of the Acquisition Agreement, is fair, from a financial point of view, to SunPower;

(vi) a written waiver or amendment to the Company’s Revolving Credit Agreement, dated as of September 27, 2011, among the Company and the Lenders named therein (the “Credit Agreement”) on terms reasonably acceptable to Investor sufficient to ensure no default or event of default under the credit Agreement is continuing; and

(vii) such other documents relating to the transactions contemplated by this Agreement as Investor or its counsel may reasonably request.

(b) At the Closing, Investor shall deliver or cause to be delivered to the Company the following:

(i) The Purchase Price, by wire transfer to an account designated in writing to such Investor by the Company for such purpose.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as otherwise disclosed or modified by the disclosure schedule set forth as Exhibit C hereto, Company hereby represents and warrants to Investor as follows:

(a) Organization and Qualification. The Company and each Subsidiary is an entity duly organized and validly existing, and the Company is in good standing under the laws of the jurisdiction of its incorporation, with the requisite legal authority to own and use its properties and assets and to carry on its business as currently conducted. Each Subsidiary is in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, with the requisite legal authority to own and use its properties and assets and to carry on its business as currently conducted, except where the failure to be so in good standing would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents, as applicable. The Company and each Subsidiary is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(b) Authorization; Enforcement. The Company has the requisite corporate authority to enter into the Transaction Documents to which it is a party and to consummate the Transactions contemplated by each of the

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Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated hereby and thereby including, without limitation, the issuance of the Common Shares, have been duly authorized by all necessary corporate action on the part of the Company and no further consent or action is required by the Company, its Board of Directors or its stockholders. Each of the Transaction Documents to which it is a party has been (or upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts; Consents. The execution, delivery and performance of the Transaction Documents to which it is a party by the Company and the consummation by the Company of the Transactions do not, and will not, (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, as applicable, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound, or affected, except to the extent that such conflict, default, termination, amendment, acceleration or cancellation right would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any Subsidiary is subject (including, assuming the accuracy of the representations and warranties of Investor set forth in Section 3.2 hereof, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, including all applicable Trading Markets), or by which any property or asset of the Company or any Subsidiary is bound or affected, except to the extent that such violation would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations at the Closing under or contemplated by the Transaction Documents, including without limitation the issuance of the Common Shares, in each case in accordance with the terms hereof or thereof, except for the following consents, authorizations, orders, filings and registrations (none of which is required to be filed or obtained before the Closing): (x) the filing of a Form D with the SEC and any applicable state securities authorities, (y) the filing of a Form 8-K with the SEC announcing the entry into the Transaction Documents and the issuance of the Common Shares and (z) the shareholder consent to be signed by Investor, the filing of a preliminary and definitive information statement each on Schedule 14C with the SEC, and satisfaction of the requirements of the Principal Market. The Company and its Subsidiaries are unaware of any facts or circumstances that would reasonably be expected to prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

(d) The Common Shares. The Common Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens, except for customary and required restrictions on transfer under U.S. federal and state securities laws and will not be subject to preemptive or similar rights of stockholders (other than those rights set forth in the Affiliation Agreement).

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(e) Capitalization.

(i) The authorized capital stock of the Company consists of (A) 367,500,000 shares of Common Stock and (B) 10,000,000 shares of Preferred Stock. As of the close of business on December 16, 2011 (the “Capitalization Date”): (1) 100,487,482 shares of Common Stock were issued and outstanding, of which none were unvested and subject to a right of repurchase as of such date, (2) no shares of Preferred Stock were issued and outstanding and (3) there were 1,375,723 shares of Capital Stock held by the Company as treasury shares. As of the close of business on the Capitalization Date, with respect to the Plans, (x) there were outstanding Options to purchase or otherwise acquire (I) 485,630 shares of Common Stock, of which 443,050 were exercisable or vested as of such date and (II) there were outstanding Restricted Stock Units covering 6,488,392 shares of Common Stock (including performance based Restricted Stock Units). As of the close of business on the Capitalization Date, there were 14,917,846 shares of Common Stock reserved for issuance pursuant to the convertible debentures disclosed in the Company’s Form 10-K (“Convertible Debentures”) and 19,808,441 shares of Common Stock reserved for issuance pursuant to warrants. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights.

(ii) The Company has reserved 11,148,871 shares of Common Stock under Plans.

(iii) Except as set forth in clauses (i) and (ii) above or on Schedule 3.1(e)(iii), as of the close of business on the Capitalization Date, there are (A) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (B) no outstanding securities issued by the Company that are convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (C) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (D) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (A), (B), (C) and (D), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (E) no other obligations of the Company or any of its Subsidiaries or Solar SPEs to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries or Solar SPEs to repurchase, redeem or otherwise acquire any Company Securities.

(f) Acknowledgment Regarding Purchase of Common Shares. The Company acknowledges and agrees that for purposes of Section 2.2(a)(iii) of the Affiliation Agreement, and the related exceptions to the Investor’s standstill obligations contained in the Affiliation Agreement, the issuance of the Common Shares to the Investor is the issuance of “Exempt Excess Shares” to “Terra” (as such terms are defined in the Affiliation Agreement) in connection with the acquisition by the Company of Tenesol.

(g) No General Solicitation. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Common Shares.

(h) No Integrated Offering under Securities Act. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 3.2 hereof, none of the Company, any of its affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Common Shares under the Securities Act, whether through integration with prior offerings or otherwise. None of the Company, its affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Common Shares under the Securities Act.

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(i) Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under The Rights Agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation or the laws of the State of Delaware which is or could become applicable to the Investor as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Common Shares and the Issuer’s ownership of the Common Shares. The Rights Plan has not been amended, rescinded or modified since the date it was entered into. The resolutions set forth on Schedule D of the Affiliation Agreement have not been amended, rescinded or modified since their adoption, and no further action is necessary in connection with the issuance of the Common Shares to waive the implications of Section 203 of the DGCL to Parent, Terra, any Terra Controlled Corporation and any Transferee (as such terms are defined in the Affiliation Agreement).

(j) SEC Documents; Financial Statements. Since January 1, 2011 (the “Reporting Period”), the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed during the Reporting Period or prior to the date of the Closing and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered or made available to the Investor or their respective representatives true, correct and complete copies of the SEC Documents to the extent such documents are not available on the EDGAR system, if any, and that have been requested by the Investor. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Investor which is not included in the SEC Documents or in any disclosure schedules, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made not misleading.

(k) Absence of Certain Changes. Since October 3, 2011 there has been no Material Adverse Effect on the Company. The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this Section 3.1(k), “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is currently proposed to be conducted.

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(l) Conduct of Business; Regulatory Permits. The Company is not in material violation of any term of or in default under its certificate of incorporation, any certificate of designations of any outstanding series of preferred stock of the Company or its bylaws. The Company is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company, and the Company will not conduct its business in violation of any of the foregoing, except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is not in material violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting of the Common Stock by the Principal Market in the foreseeable future. Since October 3, 2011, (i) the Common Stock has been designated for quotation or included for listing on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. The Company possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to its business, except where the failure to possess such certificates, authorizations or permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(m) Principal Market Approval. The Company has obtained or will obtain all required shareholder approvals under the rules, regularities or requirements of the Principal Market with respect to the issuance and sale of the Common Shares to the Investor prior to the Closing Date.

(n) Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries nor any director or officer, nor to the Company’s knowledge, any agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation in any material respect of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(o) Sarbanes-Oxley Act. The Company is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(p) Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged. The Company has not been refused any insurance coverage sought or applied for and the Company does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would, individually or in the aggregate, not have a Material Adverse Effect.

(q) Employee Relations.

(i) Except as disclosed in the SEC Documents, no executive officer of the Company is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters.

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(ii) The Company, to its knowledge, is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(r) Title. The Company has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company. Any real property and facilities held under lease by the Company are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company.

(s) Intellectual Property Rights. The Company owns or possesses adequate rights or licenses to use or could obtain on commercially reasonable terms all trademarks, service marks and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, trade secrets and other intellectual property rights (“Intellectual Property Rights”) necessary to conduct its business as conducted on the date of this Agreement, except for such Intellectual Property Rights, the inability to use would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, no product or service of the Company infringes the Intellectual Property Rights of others which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. There is no claim, action or proceeding being made or brought, or to the knowledge of the Company, being threatened, against the Company regarding (i) its Intellectual Property Rights, or (ii) that the products or services of the Company infringe the Intellectual Property Rights of others. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights.

(t) Environmental Laws. The Company (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(u) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, the Company (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(v) Internal Accounting and Disclosure Controls. Except as described in the SEC Documents, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that

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(i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. Except as disclosed in the SEC Documents, the Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act) that are effective in ensuring that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC including, without limitation, controls and procedures designed in to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(w) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

(x) Investment Company Status. The Company is not, and upon consummation of the sale of the Common Shares will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(y) Form S-3 Eligibility. The Company is eligible to register the Common Shares for resale by the Investor using Form S-3 promulgated under the Securities Act in accordance with the provisions of the Registration Rights Agreement.

(z) Manipulation of Price. The Company has not, and to its knowledge (assuming the accuracy of the Investor’s representations and warranties set forth in Section 3.2 hereof) no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Common Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Common Shares, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

3.2 Representations and Warranties of Investor. Investor hereby represents and warrants to the Company as follows:

(a) Organization; Authority. Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership or other power and authority to enter into the Transaction Documents to which it is a party and to consummate the Transactions and otherwise to carry out its obligations hereunder and thereunder. The purchase by Investor of the Common Shares hereunder and the consummation of the Transactions have been duly authorized by all necessary corporate, partnership or other action on the part of Investor. This Agreement and the Transaction Documents to which Investor is a party or has or will execute have been duly executed and delivered by Investor and constitutes the valid and binding obligation of Investor, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

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(b) No Public Sale or Distribution. Investor is acquiring the Common Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and Investor does not have a present arrangement to effect any distribution of the Common Shares to or through any person or entity.

(c) Investor Status. Investor is an “accredited investor” as defined in Rule 501(a) under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Investor is not a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an entity engaged in the business of being a broker dealer. Investor is not affiliated with any broker dealer registered under Section 15(a) of the Exchange Act, or a member of the FINRA or an entity engaged in the business of being a broker dealer. Investor is a resident of the following jurisdiction: France.

(d) General Solicitation. Investor is not purchasing the Common Shares as a result of any advertisement, article, notice or other communication regarding the Common Shares published in any newspaper, magazine or similar media, broadcast over television or radio, disseminated over the Internet or presented at any seminar or any other general solicitation or general advertisement.

(e) Experience of Investor. Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Common Shares, and has so evaluated the merits and risks of such investment. Investor understands that it must bear the economic risk of this investment in the Common Shares indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.

(f) Access to Information. Investor acknowledges that it has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Common Shares and the merits and risks of investing in the Common Shares; (ii) access to information (other than material non-public information) about the Company and each Subsidiary and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Investor acknowledges receipt of copies of the SEC Reports.

(g) No Governmental Review. Such Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Common Shares or the fairness or suitability of the investment in the Common Shares nor have such authorities passed upon or endorsed the merits of the offering of the Common Shares.

(h) No Conflicts. The execution, delivery and performance by Investor of this Agreement and the consummation by Investor of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Investor, except in the case of clauses (ii) and (iii) above, for such that would not result in a Material Adverse Effect and do not otherwise affect the ability of such Investor to consummate the transactions contemplated hereby or perform its obligations hereunder.

(i) Reliance on Exemptions. Investor understands that the Common Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state

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securities laws and that the Company is relying in part upon the truth and accuracy of, and Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Investor set forth herein and in the other Transaction Documents in order to determine the availability of such exemptions and the eligibility of Investor to acquire the Common Shares.

(j) Transfer or Resale. Investor understands that: (i) the Common Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Investor shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Common Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Investor provides the Company with reasonable assurance that such Common Shares can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act (or a successor rule thereto); (ii) any sale of the Common Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Common Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) except as set forth in the Registration Rights Agreement, neither the Company nor any other Person is under any obligation to register the Common Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(k) Restrictions. Investor understands and agrees that the book entry representing the Common Shares shall initially be restricted as required by the “blue sky” laws of any state. Investor understands that such book entry restrictions shall be removed and the Company shall issue a certificate without legend to the holder of the Common Shares, or establish and credit a Direct Registration System entry representing the Common Shares to a segregated account established by the Transfer Agent for the Investor’s benefit, or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if, unless otherwise required by state securities laws, (i) such Common Shares are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of a law firm reasonably acceptable to the Company, in a form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Common Shares may be made without registration under the applicable requirements of the Securities Act, (iii) such holder provides the Company with reasonable assurance that the Common Shares can be sold, assigned or transferred pursuant to Rule 144, or (iv) otherwise provided in the Transfer Agent Instructions.

(l) Manipulation of Price. Investor has not, and to its knowledge (assuming the accuracy of the Company’s representations and warranties set forth in Section 3.1 hereof) no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Common Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Common Shares, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) Investor covenants that the Common Shares will only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any

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applicable state securities laws. In connection with any transfer of Common Shares other than pursuant to an effective registration statement or to the Company, or any transfer of Common Shares pursuant to Rule 144, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act.

(b) Investor agrees that the book entry evidencing any of the Common Shares shall initially be restricted.

Certificates evidencing the Common Shares shall not be required to contain any restrictive legend, and the book entry evidencing the Common Shares shall not be required to be restricted (i) while a registration statement covering the resale of the Common Shares is effective under the Securities Act, (ii) following any sale of such Common Shares pursuant to Rule 144 if the holder provides the Company with a legal opinion (and the documents upon which the legal opinion is based) reasonably acceptable to the Company to the effect that the Common Shares can be sold under Rule 144, (iii) if the Common Shares are eligible for sale under Rule 144, or (iv) if the holder provides the Company with a legal opinion (and the documents upon which the legal opinion is based) reasonably acceptable to the Company to the effect that a legend or book entry restriction is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the Staff of the SEC). The Company covenants and agrees that restrictive legends and book entry restrictions shall be removed and the Company shall issue a certificate without legend to the holder of the Common Shares or establish and credit a Direct Registration System entry representing the Common Shares to a segregated account established by the Transfer Agent for the Investor’s benefit, or issue to such holder by electronic delivery at the applicable balance account at DTC, if, unless otherwise required by state securities laws, (w) it is so provided in the Transfer Agent Instructions, (x) such Common Shares are registered for resale under the Securities Act, (y) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of a law firm reasonably acceptable to the Company, in a form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Common Shares may be made without registration under the applicable requirements of the Securities Act, or (z) such holder provides the Company with reasonable assurance that the Common Shares can be sold, assigned or transferred pursuant to Rule 144.

4.2 Furnishing of Information. Until the date that the Investor owning Common Shares has sold the Common Shares, the Company covenants to use its best efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.

4.3 Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate thereof shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Common Shares in a manner that would require the registration under the Securities Act of the sale of the Common Shares to Investor or that would be integrated with the offer or sale of the Common Shares for purposes of the rules and regulations of any Trading Market.

4.4 Securities Laws Disclosure; Publicity. The Company shall timely file any filings and notices required by the SEC or applicable law with respect to the transactions contemplated hereby.

4.5 Use of Proceeds. The Company intends to use the net proceeds from the sale of the Common Shares to for general corporate purposes, including working capital, the retirement of outstanding debt or for potential acquisitions. Pending these uses, the Company intends to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities, or as otherwise pursuant to the Company’s customary investment policies.

4.6 Form D and Blue Sky. The Company agrees to file a Form D with respect to the Common Shares as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The

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Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Common Shares for sale to the Investor at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Investor on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Common Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

4.7 Listing. The Company shall promptly secure the listing of all of the Common Shares, once they have been issued, upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Common Shares from time to time issuable under the terms of the Transaction Documents. The Company shall maintain the Common Stock’s authorization for quotation on the Principal Market. The Company shall not take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market.

ARTICLE V

CONDITIONS

5.1 Conditions Precedent to the Obligations of Investor. The obligation of Investor to acquire the Common Shares at the Closing is subject to the satisfaction or waiver by Investor, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date (except for those representations and warranties that are (1) already qualified by materiality or (2) speak as of a specific date, which shall be true and correct as of such specified date).

(b) Performance. The Company shall have performed, satisfied and complied in with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(c) Absence of Litigation. No action, suit or proceeding by or before any court or any governmental body or authority, against the Company or any Subsidiary pertaining to the transactions contemplated by this Agreement or their consummation, shall have been instituted on or before the Closing Date.

(d) Board Approval. The terms and conditions of the issuance of the Common Shares and the Transaction Documents shall have been approved by a majority of the disinterested directors of the Board.

(e) Approvals. The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Common Shares, including, without limitation, from its Principal Market. In addition, the Company shall have provided to each stockholder of the Company entitled to vote on such matters under Delaware Corporate Law a copy of an information statement or proxy statement, substantially in the form which has been previously reviewed by the Investor and counsel for Investor, soliciting such stockholder’s written consent for approval of resolutions providing for the Company’s issuance of all of the Common Shares as described in the Transaction Documents in accordance with applicable Delaware law, U.S. federal securities law, the rules and regulations of the Principal Market and any other applicable law, and have obtained prior to the Closing Date of this Agreement the required written consents approving the issuance of all of the Common Shares as described in the Transaction Documents.

(f) Tenesol Acquisition. The closing of the Tenesol Acquisition shall have occurred, or shall occur concurrently with the Closing hereunder.

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(g) Deliverables. The Company shall have executed each of the Transaction Documents to which it is a party and delivered the same to Investor. The Company shall have delivered to Investor those items required by Section 2.2(a).

5.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to sell the Common Shares at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Investor contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date (except for those representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date).

(b) Performance. Investor shall have performed, satisfied and complied with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by Investor at or prior to the Closing.

(c) Deliverables. Investor shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company. Investor shall have delivered to the Company those items required by Section 2.2(b).

ARTICLE VI

MISCELLANEOUS

6.1 Termination. This Agreement may be terminated by the Company by written notice to Investor, if the Closing has not been consummated by March 30, 2012; provided that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

6.2 Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the applicable Common Shares.

6.3 Entire Agreement. The Transaction Documents, together with the Exhibits, Annexes and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and Investor will execute and deliver to Investor such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

6.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission and electronic or mechanical confirmation of receipt, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section prior to 12:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission and electronic or mechanical confirmation of receipt, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section on a day that is not a Trading Day or later than 12:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is

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required to be given. The addresses, facsimile numbers and email addresses for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.

6.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and Investor or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

6.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Investor; provided, however this Agreement shall be assigned to any corporation or association into which the Company may be merged or converted or with which it may be consolidated, or any corporation, association or other similar entity resulting from any merger, conversion or consolidation to which the Company shall be a party without the execution or filing of any paper with any partner hereto or any further act on the part of any of the parties to this Agreement except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding. Investor may not assign this Agreement or any rights or obligations hereunder to any transferee of Investor that is a Total G&P Controlled Corporation (as defined in the Affiliation Agreement).

6.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

6.9 Governing Law; Venue; Waiver of Jury Trial.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern pursuant to applicable principles of conflicts of law thereof.

Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue in any state court within the State of New York (or, if a state court located within the State of New York declines to accept jurisdiction over a particular matter, any court of the United States located in the State of New York) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon such party in any manner authorized by the laws of the State of New York or in such other manner as may be lawful, and that service in such manner shall constitute valid and sufficient service of process. Each party hereto waives and covenants not to assert or plead any objection that such party might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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6.10 Survival. With the exception of the representations and warranties set forth in Sections 3.1(a), (b), (c), (d), (e) and (f), which shall survive indefinitely, the representations and warranties contained herein shall not survive the Closing Date.

6.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

6.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.13 Replacement of Common Shares. If any certificate or instrument evidencing any Common Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company for any losses in connection therewith. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Common Shares.

6.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Investor and the Company will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Private Placement Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY

SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner
Name: Thomas H. Werner
Title: Chief Executive Officer

77 Rio Robles Street San Jose, CA 95134 Attention: Chief Financial Officer Telephone: 408-240-5500 Facsimile: 408-240-5404

With a copy to:

SunPower Corporation 77 Rio Robles Street San Jose, CA 95134 Attention: Navneet Govil, Vice President and Treasurer Telephone: 408-457-2655 E-mail: navneet.govil@sunpowercorp.com

With a copy to:

SunPower Corporation 1414 Harbour Way South Richmond, CA 94804 Attention: General Counsel Telephone: 510-540-0550 Facsimile: 510-540-0552

With a copy to:

Jones Day
1755 Embarcadero Road
Palo Alto, CA 94303
Facsimile No.: (650) 739-3900
Telephone No.: (650) 739-3999
Attn: R. Todd Johnson

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INVESTOR

TOTAL GAS & POWER USA, SAS

By:	/s/ Arnaud Chaperon
Name: Arnaud Chaperon
Title: President

Total Gas & Power USA, SAS

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Arnaud Chaperon, President

Facsimile: +33 1 47 44 27 90

with copies (which shall not constitute notice) to:

Total S.A. 2, place Jean Millier La Défense 6 92400 Courbevoie France Attention: Humbert de Wendel, Senior Vice President Corporate Business Development Facsimile: +33 1 47 44 50 95

Total S.A. 2, place Jean Millier La Défense 6 92400 Courbevoie France Attention: Jonathan Mars, Vice President, Legal Director Mergers, Acquisitions & Finance Facsimile: +33 1 47 44 43 05

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attn: David Segre

Attn: Richard Cameron Blake

Attn: Michael Occhiolini

Telephone: (650) 493-9300

Facsimile: (650) 493-6811

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ANNEX C

MASTER AGREEMENT

This MASTER AGREEMENT, dated as of December 23, 2011 (this “Agreement”), is by and among SunPower Corporation, a Delaware company (“SunPower”), Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Total G&P”), and Total S.A., a société anonyme organized under the laws of the Republic of France (the “Guarantor”). Capitalized terms used herein and not otherwise defined herein, shall have the meaning ascribed to such terms in the Tender Offer Agreement (defined below).

W I T N E S S E T H:

WHEREAS, by the terms of that certain Tender Offer Agreement, dated as of April 28, 2011, by and between SunPower and Total G&P (the “Tender Offer Agreement”), as amended by that certain Amendment to Tender Offer Agreement, dated as of June 7, 2011, by and between SunPower and Total G&P (the “Tender Offer Amendment” and collectively with the Tender Offer Agreement, the “TO Agreement”), as guaranteed by the Total S.A. Tender Offer Guaranty, Total G&P did, among other things, (a) acquire approximately 60% of the shares of the common stock of SunPower outstanding as of the close of business on April 27, 2011, (b) agree to certain restrictions on its further ability to acquire additional shares of common stock of SunPower, pursuant to the terms of the Affiliation Agreement as the same was amended by the Amendment to Affiliation Agreement, dated June 7, 2011, by and between SunPower and Total G&P (the “Affiliation Amendment” and collectively with the Affiliation Agreement, the “Amended Affiliation Agreement”), as guaranteed by the Total S.A. Affiliation Agreement Guaranty, (c) provide credit support to SunPower through, inter alia, the Credit Support Agreement as the same was amended by the Amendment to Credit Support Agreement, dated June 7, 2011, by and among SunPower and Guarantor (the “CSA Amendment” and collectively with the Credit Support Agreement, the “Amended CSA”), (d) agree to collaborate on certain intellectual property matters, pursuant to the terms of the R&D Agreement as the same was amended by the Amendment to Research and Collaboration Agreement, dated June 7, 2011, by and between SunPower and Total G&P (the “R&D Amendment” and collectively with the R&D Agreement, the “Amended R&D Agreement”);

WHEREAS, at the time SunPower and Total G&P signed the Tender Offer Agreement, they also signed a non-binding letter of intent (the “Original Tenesol Term Sheet”) whereby they set forth the preliminary understanding of the parties for the potential acquisition (the “Acquisition”) by SunPower of Tenesol SA (“Tenesol”) from Total G&P, which Acquisition (a) would include (1) the French assets (including but not limited to two module manufacturing facilities in France (Toulouse and Carling) and system activities in France) presently owned as part of the operations of Tenesol, and (2) the non-French overseas assets (including module manufacturing facilities in South Africa (Cape Town), system activities in Europe and Rest of the World, including off-grid business and access to energy activities in Africa), (b) but would exclude any French-overseas assets (i.e. the assets held by Tenesol in the French “Departement d’Outre Mer” and “Territoire d’Outre Mer” which were to be owned by a new entity “Tenesol Overseas” after corporate restructuring prior to the closing of the transaction);

WHEREAS, by the terms of the Original Tenesol Term Sheet, subject to further negotiations, SunPower and Total G&P set forth the tentative terms for pursuing the Acquisition at a target purchase price of approximately $167 million for 100% of the Tenesol shares, subject to additional detailed due diligence and resulting potential adjustments, which purchase price was to be payable at SunPower’s option in some combination of cash (a portion of which could be subject to installment terms to be agreed between the parties) and SunPower stock, with such shares of SunPower stock valued at the same price paid in the Offer;

WHEREAS, the solar industry has undergone significant changes since the time the parties agreed the terms of the Offer and signed the Original Tenesol Term Sheet;

WHEREAS, the parties remain interested in pursuing the Acquisition, but on substantially different terms than set forth in the Original Tenesol Term Sheet;

WHEREAS, for its part, Total G&P is no longer willing to accept as consideration for the Acquisition, SunPower stock valued at the same price it paid in the Offer;

WHEREAS, for its part, SunPower is no longer willing to pay $167 million for Tenesol, without other substantial value;

WHEREAS, the parties did, on November 15, 2011, execute a newly revised, non-binding term sheet setting forth new terms for the Acquisition, including additional deal terms as noted below; and

WHEREAS, for its part, SunPower is willing to pursue the Acquisition (a) on revised terms as agreed to by Total G&P and SunPower in the definitive Tenesol Stock Purchase Agreement, a form of which is attached as Exhibit 1 hereto (the “Acquisition Agreement”), (b) with an amendment to the Amended CSA to increase to $725,000,000 the Maximum L/C Amount to support SunPower’s performance of construction services related to the CVSR Project, in the form of Exhibit 2 hereto (the “CSA Second Amendment”), (c) with an amendment to the Amended Affiliation Agreement to increase the permitted indebtedness thereunder among other things, in the form of Exhibit 3 hereto (the “Affiliation Agreement Second Amendment”), (d) with an agreement from Total G&P to provide capital to SunPower through the purchase of shares of common stock in a private placement, expected to close, subject to certain conditions, on or before February 20, 2012, in accordance with the terms set forth in Exhibit 4 hereto (the “Private Placement Agreement”), (e) with the research and development support described in Schedule 1 hereto, and (f) with the agreement from Total G&P to purchase photovoltaic equipment in accordance with the PV Purchase Commitment set forth in Section 1.7 hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, SunPower, Total G&P and Guarantor hereby agree as follows:

ARTICLE I

RELATED TRANSACTIONS

Section 1.1 Tenesol Purchase Agreement. On or before December 30, 2011 (the “Execution Date”), SunPower and Total G&P agree, subject to the conditions set forth in Article II hereto, to execute and deliver the agreements and take the actions specified in this Article I.

Section 1.2 Acquisition Agreement. On the Execution Date, SunPower and Total G&P agree to sign the Acquisition Agreement in the form of Exhibit 1 hereto.

Section 1.3 CSA Second Amendment. In anticipation of the transactions contemplated herein, on December 12, 2011, SunPower and the Guarantor entered into the CSA Second Amendment in the form of Exhibit 2 hereto, providing that the benefits of such amendment would revert if the Acquisition was not closed by March 1, 2012.

Section 1.4 Affiliation Agreement Second Amendment.

(a) On the Execution Date, SunPower and Total G&P agree to sign the Affiliation Agreement Second Amendment in the form of Exhibit 3 hereto.

(b) Guarantor hereby acknowledges and agrees that the Amended Affiliation Agreement, as amended by the Affiliation Agreement Second Amendment, shall, upon the execution and delivery of the Affiliation Agreement Second Amendment by SunPower and Total G&P, be included in the definition of “Obligations” under the Total S.A. Affiliation Agreement Guaranty issued by Guarantor for and in favor of SunPower, so that such definition shall include the Amended Affiliation Agreement as amended by the Affiliation Agreement Second Amendment.

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Section 1.5 Private Placement Agreement. On the Execution Date, SunPower and Total G&P agree to sign the Private Placement Agreement in the form of Exhibit 4 hereto.

Section 1.6 R&D Support. Subject to any necessary prior approval from, or notification of, any Governmental Authority, and in accordance with the terms and procedures set forth in the R&D Agreement relating to scope of any “Long-Term Project” or any “Short or Medium Term Project” (as each term is defined in the R&D Agreement), SunPower and Total G&P agree to work in good faith to appropriately document the agreement to the principles set forth in Schedule 1 hereto.

Section 1.7 PV Purchase Commitment. Subject to (a) Guarantor and SunPower agreeing upon the terms and conditions of the appropriate agreements and pricing, such terms to be negotiated in good faith and on arm’s length basis, and (b) prior approval thereof by any decision-making bodies of Guarantor and SunPower, Guarantor hereby agrees that it or its Affiliated Companies shall:

(i) purchase 10 megawatts of modules from SunPower, over the next two years, for installation by SunPower or its designee in South Africa or other mutually agreed location; and

(ii) develop a multi-megawatt project in a high DNI (e.g. Middle East) with SunPower’s C7 product.

For the purposes of this clause, Affiliated Companies means all and any entity in which Total owns, directly or indirectly, at least 10 % of the share capital or other the voting rights.

ARTICLE II

CONDITIONS

Section 2.1 Upon the Execution Date, each of the Related Agreements shall become effective (or in the case of the CSA Second Amendment, remain effective), pursuant to its terms and independent of the terms of this Agreement, subject only to the condition that no such Related Agreement (with the exception of the CSA Second Amendment) shall become effective until all such Related Agreements have been executed pursuant to Article I above.

ARTICLE III

GENERAL PROVISIONS

Section 3.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Acquisition” shall have the meaning ascribed to such term in the recitals hereto.

“Acquisition Agreement” shall have the meaning ascribed to such term in the recitals hereto.

“Affiliation Agreement Second Amendment” shall have the meaning ascribed to such term in the recitals hereto.

“Affiliation Amendment” shall have the meaning ascribed to such term in the recitals hereto.

“Agreement” shall have the meaning ascribed to such term in the recitals hereto.

“Amended Affiliation Agreement” shall have the meaning ascribed to such term in the recitals hereto.

“Amended CSA” shall have the meaning ascribed to such term in the recitals hereto.

“Amended R&D Agreement” shall have the meaning ascribed to such term in the recitals hereto.

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“Business Day” means any day, other than a Saturday, Sunday or any day which is a legal holiday under the laws of France, the State of California or New York or is a day on which banking institutions located in France, the State of California or New York are authorized or required by Law or other governmental action to close.

“CSA Amendment” shall have the meaning ascribed to such term in the recitals hereto.

“CSA Second Amendment” shall have the meaning ascribed to such term in the recitals hereto.

“Execution Date” shall have the meaning ascribed to such term in Section 1.1 hereto.

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality or self-regulatory organization, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial or local, and whether domestic or foreign.

“Legal Proceeding” means any action, suit, litigation, arbitration, criminal prosecution or other legal proceeding pending before any Governmental Authority.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Private Placement Agreement” shall have the meaning ascribed to such term in the recitals hereto.

“R&D Amendment” shall have the meaning ascribed to such term in the recitals hereto.

“Related Agreements” means the Acquisition Agreement, the CSA Second Amendment, the Affiliation Agreement Second Amendment and the Private Placement Agreement.

“Related Transactions” means the transactions contemplated by the Related Agreements.

“Representatives” means, with respect to any Person, any directors, officers, employees, controlled Affiliates and any investment bankers, attorneys, advisors, representatives or other agents of such Person.

“SunPower” shall have the meaning ascribed to such term in the recitals hereto.

“Tender Offer Agreement” shall have the meaning ascribed to such term in the recitals hereto.

“Tender Offer Amendment” shall have the meaning ascribed to such term in the recitals hereto.

“Tenesol” shall have the meaning ascribed to such term in the recitals hereto.

“TO Agreement” shall have the meaning ascribed to such term in the recitals hereto.

“Transaction Documents” means this Agreement, the Acquisition Agreement, the Amended CSA, the CSA Second Amendment, the Total S.A. Credit Support Guaranty, the Amended Affiliation Agreement, the Affiliation Agreement Second Amendment, the Total S.A. Affiliation Agreement Guaranty and the Private Placement.

Section 3.2 Terms Generally; Interpretation. Except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule or Recitals, such reference is to an Article, Section or Subsection of, an Exhibit or Schedule or the Recitals to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

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(c) the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) any gender-specific reference in this Agreement include all genders;

(f) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;

(g) a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(h) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;

(i) references to a Person are also to its permitted successors and assigns;

(j) the parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;

(k) no parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence; and

(l) although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

Section 3.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) if sent by facsimile transmission before 5:00 p.m. in the time zone of the receiving party, when transmitted and receipt is confirmed; (iv) if sent by facsimile transmission after 5:00 p.m. in the time zone of the receiving party and receipt is confirmed, on the following Business Day; and (v) if otherwise actually personally delivered by hand, when delivered, in each case to the intended recipient, at the following addresses or facsimile numbers (or at such other address or telecopy numbers for a party as shall be specified by similar notice):

(a)	if to SunPower:

77 Rio Robles Street

San Jose, CA 95134

Attention: Chief Financial Officer

Telephone: 408-240-5500

Facsimile: 408-240-5404

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E-mail:

With a copy to:

SunPower Corporation

77 Rio Robles Street

San Jose, CA 95134

Attention: Navneet Govil, Vice President and Treasurer

Telephone: 408-457-2655

E-mail: navneet.govil@sunpowercorp.com

With a copy to:

SunPower Corporation

1414 Harbour Way South

Richmond, CA 94804

Attention: General Counsel

Telephone: 510-540-0550

Facsimile: 510-540-0552

E-mail:

with a copy (which will not constitute notice) to:

Jones Day

1755 Embarcadero Rd.

Palo Alto, CA 94303

United States of America

Attention: R. Todd Johnson

Facsimile: 1-650-739-3900

(b)	if to Total G&P:

Total Gas & Power USA, SAS

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Arnaud Chaperon, President

Facsimile: +33 1 47 44 27 90

with copies (which shall not constitute notice) to:

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Humbert de Wendel, Senior Vice President Corporate Business

Development

Facsimile: +33 1 47 44 50 95

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Jonathan Marsh, Vice President, Legal Director Mergers,

Acquisitions & Finance

Facsimile: +33 1 47 44 43 05

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(c)	if to the Guarantor:

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Olivier Devouassoux, VP Subsidiary Finance Operations

Telephone: +33 1 47 44 45 64

Facsimile: + 33 1 47 44 48 74

Email: olivier.devouassoux@total.com

With a copy to:

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Christine Souchet, Subsidiary Finance Operations—Gas and

Power

Telephone: +33 1 47 44 72 11

Facsimile: +33 1 47 44 47 92

Email: christine.souchet@total.com

With a copy to:

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Jonathan Marsh, Vice President, Legal Director

Mergers, Acquisitions & Finance

Telephone: +33 (0) 1 47 44 74 70

Facsimile: +33 (0)1 47 44 43 05

Email: jonathan.marsh@total.com

Section 3.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

Section 3.5 Entire Agreement. This Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by or referred to herein, including the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party hereto agrees that neither SunPower, on the one hand, nor Total G&P or the Guarantor, on the other hand, makes any representations or warranties, express or implied, whatsoever, including as to the accuracy or completeness of any other information, made (or made available) by itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s

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Representatives of any documentation of any other information with respect to any one or more of the foregoing; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, nothing in this Agreement shall relieve any party hereto for liability arising out of fraud or intentional misrepresentation.

Section 3.6 Assignment. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any party to this Agreement by operation of law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void.

Section 3.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 3.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties hereto agree that, in the event of any breach or threatened breach by the SunPower, on the one hand, or Total G&P or the Guarantor, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, SunPower, on the one hand, and Total G&P or the Guarantor, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement or to enforce compliance with, the covenants and obligations of the other under this Agreement. SunPower, on the one hand, and Total G&P or the Guarantor, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. The parties hereto further agree that (a) by seeking the remedies provided for in this Section 3.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 3.9 are not available or otherwise are not granted, and (b) nothing set forth in this Section 3.9 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 3.9 prior or as a condition to exercising any termination right (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 3.9 or anything set forth in this Section 3.9 restrict or limit any party’s right to terminate this Agreement in accordance the express terms set forth herein or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 3.10 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 3.11 Consent to Jurisdiction. Each of the parties hereto irrevocably consents and submits itself and its properties and assets to the exclusive jurisdiction and venue in any state court within the State of Delaware (or, if a state court located within the State of Delaware declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware) in connection with any matter based upon or

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arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which such Person might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any Legal Proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

Section 3.12 Waiver Of Jury Trial. EACH OF SUNPOWER, TOTAL G&P AND GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUNPOWER, TOTAL G&P OR GUARANTOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 3.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

TOTAL GAS & POWER USA, SAS

By:	/s/ Arnaud Chaperon
Name: Arnaud Chaperon
Title: President

TOTAL S.A.

By:	/s/ Patrick de La Chevardiere
Name: Patrick de La Chevardiere
Title: Chief Executive Officer

SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner
Name: Thomas H. Werner
Title: Chief Executive Officer

Schedule 1

Research and Development Support

Capitalized terms used in this Schedule shall have the meaning ascribed to such terms in the R&D Agreement. During SunPower’s 2012-2015 fiscal years, the Total G&P financial contribution under the Annual Provisional Collaboration Plan and Budget shall be at least $6,000,000 of R&D Collaboration funds annually, either in the form of operating expenses or for capital expenditures.

Exhibit 1

Acquisition Agreement

[Contained in Annex A to this Information Statement]

Exhibit 2

CSA Second Amendment

SECOND AMENDMENT TO CREDIT SUPPORT AGREEMENT

This Second Amendment (this “Amendment”) to the Credit Support Agreement, dated as of April 28, 2011, as amended by that Amendment to Credit Support Agreement, dated as of June 7, 2011 (as so amended and as further as amended, modified, supplemented, extended or restated from time to time, the “Credit Support Agreement”), by and between Total S.A., a société anonyme organized under the laws of the Republic of France (the “Guarantor”), and SunPower Corporation, a Delaware corporation (the “Company”), is made and entered into as of December 12, 2011 by and between the Guarantor and the Company. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Credit Support Agreement.

WITNESSETH

WHEREAS, the Guarantor and the Company anticipate entering into various agreements related to the purchase of Tenesol S.A., a subsidiary of the Guarantor, by the Company, and in relation to such transactions desire to amend certain terms of the Credit Support Agreement to increase to $725,000,000 the Maximum L/C Amount set forth in clause (i) of the definition of “Maximum L/C Amount” in Section 1(hh) of the Credit Support Agreement to support SunPower’s performance of construction services related to the CVSR Project.

NOW, THEREFORE, in consideration of the foregoing premises and the matters set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, the Guarantor and the Company hereby agree as follows:

1. Amendments to Credit Support Agreement.

a. Clauses (i) and (ii) of the definition of “Maximum L/C Amount” set forth in Section 1(hh) of the Credit Support Agreement are hereby amended and restated as follows:

“(i) for the period from the Effective Date through December 31, 2012, $725 million;

(ii) [removed and reserved];”

b. Section 2(b)(iv) of the Credit Support Agreement is hereby amended and restated in its entirety to read as follows:

“(iv) such Proposed Facility does not permit the issuance of L/Cs for any obligations of the Company or a Wholly-Owned Subsidiary other than (A) performance guarantees (for a period of up to two (2) years after completion of the applicable project) and completion guarantees (until completion of the applicable project) of the Company or such Wholly-Owned Subsidiary with respect to engineering, procurement and construction services provided in connection with the Company’s UPP and LComm businesses (including replacing unguaranteed L/Cs in existence as of the Effective Date for such purposes with new L/Cs to be issued under such Proposed Facility), (B) performance guarantees for engineered hardware packages not including engineering, procurement and construction services for UPP projects for a period of up to two (2) years after completion of the applicable project, (C) the Other Permitted Purposes for a period of up to two (2) years, (D) certain purchase, repayment and tax indemnity obligations of the Company or a Wholly-Owned Subsidiary existing as of the Effective Date supported by no more than three (3) L/Cs (of which two (2) L/Cs in an aggregate face amount of €10,675,609 relate to the Montalto Project and one (1) L/C in a face amount of $40,000,000 relates to the NorSun Supply Agreement) (which existing L/Cs will be replaced by L/Cs issued pursuant to a Guaranteed Facility with an expiration date no later than the fifth anniversary of the Effective Date); and, (E) until January 15, 2013, letters of credit or demand guarantees that relate to the California Valley Solar Ranch project of the Company, issued pursuant to that certain Continuing Agreement for Standby Letters of Credit and Demand Guarantees, dated as of September 27, 2011, by and

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among the Company, SunPower Corporation, Systems, Deutsche Bank AG New York Branch and Deutsche Bank Trust Company Americas in an aggregate face amount outstanding at any time not to exceed $230,909,528; provided, that, notwithstanding anything to the contrary in this Section 2(b)(iv), the Company will be permitted to have outstanding at any one time during the period described in Section 2(b)(iii) letters of credit for the purposes described in clauses (A) and (B) above with a period of between two (2) and three (3) years and for an aggregate initial face amount of up to fifteen per cent (15%) of the then-applicable Maximum L/C Amount;”

2. Agreement. All references to the “Agreement” set forth in the Credit Support Agreement shall be deemed to be references to the Credit Support Agreement as amended by this Amendment.

3. Headings. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

4. Confirmation of the Credit Support Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Credit Support Agreement remain unmodified and in full force and effect. The applicable provisions of Section 10 of the Credit Support Agreement shall apply to this Amendment mutatis mutandis.

5. Closing of Tenesol Transaction. The parties agree that, if the contemplated purchase of Tenesol S.A. has not been closed on or before March 1, 2012, the Company shall transfer or cause to be terminated any outstanding L/Cs not permitted under Section 2(b)(iv) of the Credit Support Agreement prior to the effectiveness of this Amendment out of any Guaranteed Facility no later than March 30, 2012.

[Execution page follows.]

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IN WITNESS WHEREOF, the Borrower and the Guarantor have caused this Amendment to be executed by their respective duly authorized officers as of the date first written above.

SUNPOWER CORPORATION, as the Company

By:	/s/ Thomas H. Werner
Name: Thomas H. Werner
Title: Chief Executive Officer

TOTAL S.A., as the Guarantor

By:	/s/ Patrick de La Chevardiere
Name: Patrick de La Chevardiere
Title: Chief Executive Officer

[Signature Page to Second Amendment to Credit Support Agreement]

Exhibit 3

Affiliation Agreement Second Amendment

SECOND AMENDMENT TO AFFILIATION AGREEMENT

This SECOND AMENDMENT (this “Amendment”) to the Affiliation Agreement, dated as of April 28, 2011, by and between Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Parent”), and SunPower Corporation, a Delaware corporation (the “Company”), as amended by that certain Amendment to Affiliation Agreement, dated as of June 7, 2011, is entered into on this 23rd day of December, 2011, by and between Parent and the Company. As used herein, the term “Affiliation Agreement” shall refer to the original Affiliation Agreement, as amended on June 7, 2011, and all other capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning given to them in the Affiliation Agreement.

W I T N E S S E T H:

WHEREAS, Parent and the Company desire to amend certain terms of the Affiliation Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the matters set forth herein, as well as other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, Parent and the Company hereby agree as follows:

1. Consent to Woongjin Disposition. The Company owned 19,398,510 shares of Woongjin Energy Co., Ltd. (“Woongjin Shares”) and began on August 31, 2011 to sell such Woongjin Shares in open market transactions during regular trading hours on the Korean Stock Exchange. The Company proposes to sell up to all of such Woongjin Shares through one or more negotiated block trades, open market transactions, or a combination of block trades and open market transactions over a period of time (collectively, the “Woongjin Disposition”). Depending upon the volume of Woongjin Shares sold by the Company, the Woongjin Disposition could constitute a sale of the Company’s assets with a value exceeding ten percent (10%) of the market capitalization of the Company’s determined on the basis of the Fair Market Value of the Company’s Common Stock immediately preceding the date of the consummation of the Woongjin Disposition pursuant to the terms of Section 4.3(d) of the Affiliation Agreement. Based upon the foregoing, Parent hereby consents to the Woongjin Disposition under Section 4.3(d) of the Affiliation Agreement and further consents to the sale or disposition by the Company of all or any portion of the Woongjin Shares as described above.

2. Definition of Excluded Debt Incurrence. The definition of “Excluded Debt Incurrence” contained in Article I of the Affiliation Agreement is hereby amended and restated in its entirety as follows:

‘“Excluded Debt Incurrence’ shall mean (i) in connection with refinancing or replacing a Convertible Debenture, a new convertible debenture issued on no less favorable terms than the Convertible Debenture being refinanced or replaced, with respect to ranking (senior/senior subordinated), financial covenants, operational covenants, and events of default, and whether issued prior to or after the replacement of such Convertible Debenture, (ii) Non-Recourse Debt, (iii) Tenesol Debt, and (iv) guarantees of loans to customers purchasing solar products of the Company and its Subsidiaries in accordance with that certain Agreement (Non-Recourse) between SunPower Corporation and First Technology Federal Credit Union, formerly known as Addison Avenue Federal Credit Union, dated as of April 27, 2009, as amended by that Amendment 1 dated January 28, 2011 (as further amended from time to time, “First Tech Facility”) and guarantees of loans or leases by third party lenders or lessors (as applicable) to customers purchasing or leasing solar products of the Company and its Subsidiaries subject to limitations substantially similar to the First Tech Facility, in all cases in an aggregate amount at any time outstanding not to exceed $5,000,000.”

3. Definition of Indebtedness. The definition of “Indebtedness” contained in Article I of the Affiliation Agreement is hereby amended and restated in its entirety as follows:

“Indebtedness” shall mean and include the aggregate amount of, without duplication (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services (other than accounts payable and accrued expenses incurred in the ordinary course of business determined in accordance with GAAP), (iv) all obligations with respect to capital leases, (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all non-contingent reimbursement and other payment obligations in respect of letters of credit and similar surety instruments (including construction performance bonds)(contingent obligations in respect of letters of credit and similar surety instruments (including construction performance bonds) shall be excluded), and (vii) all guaranty obligations with respect to the types of Indebtedness listed in clauses (i) through (vi) above.”

4. Agreement. All references to the “Agreement” set forth in the Affiliation Agreement shall be deemed to be references to the Affiliation Agreement as amended, both by the amendment dated June 7, 2011 and by this Amendment.

5. Headings. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

6. Confirmation of the Affiliation Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Affiliation Agreement remain unmodified and in full force and effect. The applicable provisions of Section 6.1 through and including Section 6.14 of the Affiliation Agreement shall apply to this Amendment mutatis mutandis.

[Execution page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

TOTAL GAS & POWER USA, SAS

By:	/s/ Arnaud Chaperon
Name: Arnaud Chaperon
Title: President

SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner
Name: Thomas H. Werner
Title: Chief Executive Officer

[Signature Page to Second Amendment to Affiliation Agreement]

Exhibit 4

Private Placement Agreement

[Contained in Annex B to this Information Statement]

Annex D

December 23, 2011

Special Committee of the Board of Directors

SunPower Corporation

77 Rio Robles Street

San Jose, California 95134

Lady and Gentlemen:

SunPower Corporation, a Delaware corporation (“SunPower”), has entered into a Stock Purchase Agreement, dated December 23, 2011 (the “Purchase Agreement”), with Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Total”), and Total Energie Developpement SAS, a société par actions simplifiée organized under the laws of the Republic of France, which provides, among other things, for the sale by Total of all of the issued and outstanding shares of capital stock of Tenesol S.A., a société anonyme under the laws of the Republic of France (“Tenesol”, and the “Tenesol Shares”, respectively) to SunPower, as a result of which Tenesol will become a wholly owned subsidiary of SunPower (the “Acquisition”). Concurrently with the execution of the Purchase Agreement, (i) SunPower, Total, and Total S.A., a société anonyme organized under the laws of the Republic of France (the “Guarantor”), entered into a Master Agreement dated December 23, 2011 (the “Master Agreement”), (ii) SunPower and Total entered into a Private Placement Agreement, dated December 23, 2011 (the “Private Placement Agreement”), which provides, among other things, for Total to acquire shares of common stock, par value $0.001 per share, of SunPower (the “SunPower Common Stock”) on the terms and conditions set forth therein (the “Private Placement”), and (iii) SunPower and Total entered into a second amendment, dated December 23, 2011 (the “Affiliation Agreement Second Amendment”), to the Affiliation Agreement dated April 28, 2011, between SunPower and Total, and SunPower and the Guarantor entered into a second amendment, dated December 12, 2011 (the “CSA Second Amendment” and, together with the Purchase Agreement, the Master Agreement, the Private Placement Agreement and the Affiliation Agreement Second Amendment, the “Transaction Documents”), to the Credit Support Agreement dated April 28, 2011 (as amended, the “Credit Support Agreement”), between SunPower and the Guarantor. We refer to the Acquisition, together with the other transactions contemplated by the Transaction Documents as the “Transaction.” As set forth more fully in the Purchase Agreement, SunPower will pay $165,375,000 in cash, subject to potential downward adjustments based on closing net working capital and net cash amounts, as described in Section 2.3 of the Purchase Agreement (the “Consideration”), in exchange for the Tenesol Shares. The terms of the Transaction are more fully described in the Transaction Documents.

You have requested our opinion, as investment bankers, as to the fairness of the Consideration, from a financial point of view, to SunPower as of the date hereof.

In arriving at our opinion, we reviewed certain publicly available financial and other information concerning Tenesol and SunPower, and certain internal analyses, financial forecasts, and other information relating to Tenesol and SunPower prepared by management of Tenesol and SunPower, respectively. We have also held discussions with certain senior officers and other representatives and advisors of Tenesol and SunPower regarding the businesses and prospects of Tenesol and SunPower, respectively, and of SunPower after giving effect to the Transaction. In addition, we have (i) reviewed the reported prices and trading activity for the SunPower Common Stock, (ii) compared certain financial and stock market information for SunPower and certain financial information for Tenesol with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) to the extent publicly available, reviewed the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Transaction Documents, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning Tenesol or SunPower, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Tenesol or SunPower or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of Tenesol, SunPower or the combined company (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, revenue effects, financial synergies and other benefits projected by SunPower to be achieved as a result of the Transaction, including, without limitation, in connection with the specified research and development support to be provided by Total to SunPower as contemplated by the Master Agreement (the “R&D Support Commitment”) and the purchase over two years of 10 megawatts of modules by the Guarantor or its affiliated companies from SunPower as contemplated by the Master Agreement (the “PV Purchase Commitment”) (collectively, the “Benefits”), made available to us and used in our analyses, we have assumed with your permission that such forecasts, including the Benefits, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Tenesol and SunPower as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections, including, without limitation, the Benefits, or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your permission that, in all respects material to our analysis, the Acquisition and the other elements of the Transaction will be consummated in accordance with the terms of the Transaction Documents, without any material waiver, modification or amendment of any term, condition or agreement. In addition, you have instructed us to assume, and we have assumed (i) that SunPower will need to raise approximately $100,000,000 in additional equity capital on or before February 20, 2012 in order to avoid a default under the Revolving Credit Agreement, dated as of September 27, 2011, among SunPower and the Lenders named therein, (ii) that, prior to the consummation of the Acquisition, Total and SunPower will enter into a binding agreement for Total to provide the R&D Support Commitment to SunPower and the Guarantor and SunPower will enter into a binding agreement for the Guarantor to provide the PV Supply Commitment, in each case on terms and conditions no less favorable to SunPower than the terms contemplated by the Master Agreement, and (iii) that Total would be unwilling to enter into the Master Agreement or provide the R&D Support Commitment or consummate the Private Placement, and that the Guarantor would be unwilling to provide the PV Supply Commitment, in each case unless SunPower entered into the Purchase Agreement. We have also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by SunPower and its advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank Securities Inc. (“Deutsche Bank”) fairness opinion review committee and is addressed to, and for the use and benefit of, the Special Committee of the Board of Directors of SunPower (the “Special Committee”). This opinion is limited to the fairness, from a financial point of view, to SunPower, of the Consideration as of the date hereof. This opinion does not address, and we express no opinion with respect to, any other terms of the Transaction or the Transaction Documents. You have not asked us to, and this opinion does not, address the fairness of the Acquisition or any other element of the Transaction, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of SunPower, nor does it address the fairness of the contemplated benefits of the Acquisition or any other element of the Transaction. Deutsche Bank has been engaged by the Special Committee solely to undertake an analysis to determine whether it would be able to render this opinion, and we did not participate in the negotiation of the Transaction Documents. We express no opinion as to the merits of the underlying decision by SunPower to engage in the Acquisition or any other element of the Transaction or the relative merits of the Acquisition or any other element of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of SunPower Common Stock should vote with respect to the issuance of shares of SunPower Common Stock in the Private Placement in connection with the Acquisition or on any other matter. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Acquisition or any other element of the Transaction, or any class of such persons, relative to the Consideration. This opinion does not in any manner address the prices at which shares of SunPower Common Stock or other securities will trade following the announcement or consummation of the Acquisition or any other element of the Transaction.

SunPower has agreed to pay Deutsche Bank a fee, which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Special Committee that it was unable to render this opinion). SunPower has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to SunPower, Tenesol and the Guarantor or their respective affiliates for which they have received, and in the future may receive, compensation, including acting as financial advisor to SunPower in connection with Total’s acquisition of approximately 60% of the shares of SunPower Common on June 15, 2011 (the “Total Acquisition”), bookrunner on a concurrent common and convertible stock offering by the SunPower in April 2009, bookrunner on a convertible stock offering in March 2010 by the SunPower, a counter-party for a portion of the call-spreads associated with each of such convertible stock offerings (the “Call-Spreads”), and lead underwriter in a letter of credit facility for the SunPower (the “L/C Facility”) in 2010. Members of the DB Group realized a profit on the Call-Spreads based upon the Total Acquisition and may realize a profit or loss on the Call-Spreads based upon the Transaction. Letters of credit guaranteed under the Credit Support Agreement may be used in the future to replace letters of credit issued pursuant to the L/C Facility. The DB Group may also provide investment and commercial banking services to SunPower, Tenesol and the Guarantor and their respective affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of SunPower and the Guarantor and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations, including, without limitation, currently holding an approximately 4% long position in the Guarantor’s shares for its own account.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Consideration is fair, from a financial point of view, to SunPower.

Very truly yours,

/s/ Deutsche Bank Securities Inc. DEUTSCHE BANK SECURITIES INC.

ANNEX E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended January 2, 2011

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 001-34166

SunPower Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-3008969
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3939 North First Street, San Jose, California 95134

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Class A Common Stock $0.001 par value	Nasdaq Global Select Market
Class B Common Stock $0.001 par value	Nasdaq Global Select Market

Securities registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☒    No  ☐

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 of Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).     Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☒		Accelerated Filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

The aggregate market value of the voting stock held by non-affiliates of the registrant on July 4, 2010 was $1.2 billion. Such aggregate market value was computed by reference to the closing price of the common stock as reported on the Nasdaq Global Select Market on July 2, 2010. For purposes of determining this amount only, the registrant has defined affiliates as including the executive officers and directors of registrant on July 2, 2010.

The total number of outstanding shares of the registrant’s class A common stock as of February 18, 2011 was 56,178,140.

The total number of outstanding shares of the registrant’s class B common stock as of February 18, 2011 was 42,033,287.

DOCUMENTS INCORPORATED BY REFERENCE

Parts of the registrant’s definitive proxy statement for the registrant’s 2011 annual meeting of stockholders are incorporated by reference in Items 10, 11, 12, 13 and 14 of Part III of this Annual Report on Form 10-K.

Trademarks

The following terms are our trademarks and may be used in this report: SunPower®, PowerGuard®, SunTile®, PowerTracker®, and PowerLight®. All other trademarks appearing in this report are the property of their holders.

Unit of Power

When referring to our facilities’ manufacturing capacity, the unit of electricity in watts for kilowatts (“KW”), megawatts (“MW”) and gigawatts (“GW”) is direct current (“dc”). When referring to our solar power systems, the unit of electricity in watts for KW, MW and GW is alternating current (“ac”).

Cautionary Statement Regarding Forward-Looking Statements

This Annual Report on Form 10-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts and the assumptions underlying such statements. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “should,” “will,” “would,” and similar expressions to identify forward-looking statements. Forward-looking statements in this Annual Report on Form 10-K include, but are not limited to, our plans and expectations regarding future financial results, expected operating results, business strategies, projected costs, products, ability to monetize utility projects, competitive positions, management’s plans and objectives for future operations, the sufficiency of our cash and our liquidity, our ability to obtain financing, the success of our joint ventures, expected capital expenditures, outcomes of litigation, our exposure to foreign exchange, interest and credit risk, general business and economic conditions, and industry trends. These forward-looking statements are based on information available to us as of the date of this Annual Report on Form 10-K and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. Please see “Item 1A: Risk Factors” and our other filings with the Securities and Exchange Commission (“SEC”) for additional information on risks and uncertainties that could cause actual results to differ. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

The following information should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K. Our fiscal year ends on the Sunday closest to the end of the applicable calendar year. All references to fiscal periods apply to our fiscal quarters or year which ends on the Sunday closest to the calendar month end.

PART I

ITEM 1: BUSINESS

We are a vertically integrated solar products and services company that designs, manufactures and delivers high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers. Of all the solar cells available for the mass market, we believe our solar cells have the highest conversion efficiency, a measurement of the amount of sunlight converted by the solar cell into electricity.

We believe our solar cells provide the following benefits compared with conventional solar cells:

•	superior performance, including the ability to generate up to 50% more power per unit area than conventional solar cells;

•	superior aesthetics, with our uniformly black surface design that eliminates highly visible reflective grid lines and metal interconnect ribbons;

•	more KW per pound can be transported using less packaging, resulting in lower distribution costs; and

•	more efficient use of silicon, a key raw material used in the manufacture of solar cells.

The high efficiency and superior aesthetics of our solar power products provide compelling customer benefits. In many situations, we offer a significantly lower area-related cost structure for our customers because our solar panels require a substantially smaller roof or land area than conventional solar technology and half or less of the roof or land area of many commercial solar thin film technologies.

We believe our solar power systems provide the following benefits compared with various competitors’ systems:

•	channel breadth and flexible delivery capability, including turn-key systems;

•	high performance delivered by enhancing energy delivery and financial return through systems technology design; and

•	cutting edge systems design to meet customer needs and reduce cost, including non-penetrating, fast roof installation technologies.

Our solar power systems are designed to generate electricity over a system life typically exceeding 25 years under test conditions and are principally designed to be used in large-scale applications with system ratings of typically more than 500 KW. Worldwide, we have more than 650 MW of SunPower solar power systems operating or under contract. We sell distributed rooftop and ground-mounted solar power systems as well as central-station power plants globally. In the United States, distributed solar power systems are typically either: (i) rated at more than 500 KW of capacity to provide a supplemental, distributed source of electricity for a customer’s facility; or (ii) ground mount systems reaching up to hundreds of MWs for regulated utilities. In the United States, commercial and electric utility customers typically choose to purchase solar electricity under a power purchase agreement (“PPA”) with an investor or financing company that buys the system from us. In Europe, our products and systems are typically purchased by an investor or financing company and operated as central-station solar power plants. These power plants are rated with capacities of approximately one to fifty MW, and generate electricity for sale under tariff to private and public utilities.

Business Segments Overview

In the second quarter of fiscal 2010, subsequent to our acquisition of SunRay Malta Holdings Limited (“SunRay”), a leading European solar power plant project developer, we changed our segment reporting from our Components Segment and Systems Segment to our Utility and Power Plants (“UPP”) Segment and Residential and Commercial (“R&C”) Segment to align our internal organization to how we serve our customers. Historically, Components Segment sales were generally solar cells and solar panels sold to a third-party dealer or original equipment manufacturer (“OEM”) who would re-sell the product to the eventual customer, while Systems Segment sales were generally complete turn-key offerings sold directly to the end customer.

Under the new segmentation, our UPP Segment refers to our large-scale solar products and systems business, which includes power plant project development and project sales, turn-key engineering, procurement and construction (“EPC”) services for power plant construction, and power plant operations and maintenance (“O&M”) services. As part of the acquisition of SunRay, we acquired a project pipeline of solar photovoltaic projects in France, Greece, Israel, Italy, Spain and the United Kingdom as well as SunRay’s power plant development and project finance teams. The UPP Segment sells components, including large volume sales of solar panels and mounting systems to third parties, often on a multi-year, firm commitment basis. Our R&C Segment focuses on solar equipment sales into the residential and small commercial market through our third-party global dealer network, as well as direct sales and EPC and O&M services in the United States for rooftop and ground-mounted solar power systems for the new homes, commercial and public sectors.

Our President and Chief Executive Officer, as the chief operating decision maker (“CODM”), has organized SunPower and manages resource allocations and measures performance of our activities between these two segments. Our UPP revenue for fiscal 2010, 2009 and 2008 was $1,186.1 million, $653.5 million and $742.4 million, respectively, and our R&C revenue for fiscal 2010, 2009 and 2008 was $1,033.2 million, $870.8 million and $695.2 million, respectively. For more information about the financial condition and results of operations of each segment, please see Part II—“Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8: Financial Statements and Supplementary Data.”

Our Products and Services

Products

Solar Panels

Solar panels are solar cells electrically connected together and encapsulated in a weatherproof panel. Solar cells are semiconductor devices that directly convert sunlight into direct current electricity. Our A-300 solar cell is a silicon solar cell with a specified power value of 3.1 watts and a conversion efficiency averaging between 20.0% and 21.5%. Our A-330 solar cell delivers 3.3 watts with a conversion efficiency of up to 22.7%. Our solar cells are designed without highly reflective metal contact grids or current collection ribbons on the front of the solar cells. This feature enables our solar cells to be assembled into solar panels that exhibit a more uniform appearance than conventional solar panels.

We believe solar panels made with our solar cells are the highest efficiency solar panels available for the mass market. Because our solar cells are more efficient relative to conventional solar cells, when our solar cells are assembled into panels, the assembly cost per watt is less because more power can be incorporated into a given size panel. Higher solar panel efficiency allows installers to mount a solar power system with more power within a given roof or site area and can reduce per watt installation costs. We also sell a line of Serengeti™ branded solar panels manufactured by third parties.

Inverters

Every solar power system needs an inverter to transform the direct current electricity collected from the solar panels into utility-grade alternating current power that is ready for household use. We sell a line of SunPower branded inverters manufactured by third parties.

Roof Mounted Products

We offer several types of photovoltaic rooftop products, including non-penetrating mounting systems for solar panels designed to integrate with conventional residential roofing materials primarily sold through our R&C Segment. The mounting systems sit directly on the roof and are engineered to maintain the structural integrity of the rooftops as compared to conventional mounting systems, which attach through the roof and onto a support structure of the building and can reduce the lifespan of the roof. Our suite of rooftop products is designed for a broad range of geographical climates and to accommodate varying visual appeal and space constraints. The following tiles and systems are included within our suite of rooftop products:

•	PowerGuard® Roof System (“PowerGuard”)

PowerGuard is a non-penetrating roof-mounted solar panel that delivers reliable, clean electricity while insulating and protecting the roof membrane from ultraviolet rays and thermal degradation to save both heating and cooling energy expenses. Designed for quick and easy installation, PowerGuard tiles fit together with interlocking tongue-and-groove side surfaces. PowerGuard is a patented, proprietary, pre-engineered solar power roofing tile system which operates within the existing roof line and electrical system. Each PowerGuard tile consists of a solar laminate, lightweight cement substrate and styrofoam base and typically weighs approximately four pounds per square foot, which is supported by most commercial rooftops. Our technology integrates this lightweight construction with a patented pressure equalizing design that has been tested to withstand winds of up to 140 miles per hour. Moreover, certain other conventional systems add weight for stability against wind and weather, which may exceed weight limits for some commercial buildings’ roofs.

The PowerGuard roof system has been tested and certified by Underwriters Laboratories Inc. (“UL”) and has received a UL-listed Class B fire rating which we believe facilitates obtaining building permits and inspector approvals. Sold through our R&C Segment, PowerGuard roof systems have been installed in a broad range of climates principally in the United States and Switzerland, and on a wide variety of building types, from rural single story warehouses to urban high rise structures.

•	SunPower® T-5 Solar Roof Tile System (“T-5”)

The development of the T-5 solar roof tile is a direct result of the investment in SunPower by the United States Department of Energy through its Solar America Initiative program. Tilted at a 5-degree angle, the T-5 solar roof tile was the industry’s first all-in-one, non-penetrating photovoltaic rooftop product that combines solar panel, frame and mounting system into a single pre-engineered unit. The T-5 solar roof tiles interlock for wind resistance and secure installation. The patented design is adaptable to virtually any flat or low-slope rooftop while providing the roof membrane protection from corrosion. The T-5 solar roof tile all-in-one mounting system and frame is made from an engineered glass-filled polymer that is non-reactive, eliminating the need for electrical grounding of the array.

Since the T-5 solar roof tile typically weighs less than three pounds per square foot and is stacked for shipping, more KW per pound can be transported using less packaging, resulting in lower distribution costs. These benefits make the T-5 solar roof tile easier and faster to install than other rooftop systems as well as an effective solution for area or weight constrained flat rooftops.

The T-5 solar roof tile systems are primarily sold through our R&C Segment.

•	SunPower® T-10 Commercial Solar Roof Tiles (“T-10”)

T-10 commercial solar roof tiles are pre-engineered solar panels that tilt at a 10-degree angle. Depending on geographical location and local climate conditions, this can allow for the generation of up to 10% more annual energy output than traditional flat roof-mounted systems. These non-penetrating panels interlock for secure, rapid installation on rooftops without compromising the structural integrity of the roof. The patented T-10 commercial solar roof tile is lightweight, weighing less than four pounds per square foot. Sloped side and rear wind deflectors improve wind performance, allowing T-10 solar arrays to withstand winds up to 120 miles per hour.

Sold through our R&C Segment, the T-10 commercial solar roof tile performance is optimized for larger roofs with less space constraints as well as underutilized tracks of land, such as ground reservoirs.

•	SunTile® Roof Integrated System for Residential Market

Our patented SunTile product is a highly efficient solar power shingle roofing system utilizing our solar cell technology that is designed to integrate with conventional residential roofing materials. SunTile solar shingles are designed to replace multiple types of roof panels, including the most common concrete flat, low and high profile “S” tile and composition shingles. We believe that SunTile systems are less visible on a roof than conventional solar technology because the solar panel is integrated directly into the roofing material instead of mounted onto the roof. SunTile systems have a UL-listed Class A fire rating, which is the highest level of fire rating provided by UL. Sold through our R&C Segment, the SunTile roof system is designed to be incorporated by production home builders into the construction of their new homes.

Ground Mounted SunPower® Tracker Systems

We offer several types of ground-mounted solar power systems, including our fixed tilt and patented SunPower Tracker products. Our SunPower Tracker is a single-axis tracking system that automatically pivots solar panels to track the sun’s movement throughout the day. This tracking feature increases the amount of sunlight that is captured and converted into energy by up to 30% over flat or fixed-tilt systems depending on geographic location and local climate conditions. A single motor and drive mechanism can control 10 to 20 rows, or more than 200 KW of solar panels. The multi-row feature represents a cost advantage for our customers over dual axis tracking systems, as such systems require more motors, drives, land and power to operate per KW of capacity. The SunPower Tracker system can be assembled onsite, and is easily scalable. We have installed ground-mounted systems integrating SunPower Tracker in a wide range of geographical markets principally in the United States, Germany, Italy, Portugal, South Korea and Spain. Although trackers are primarily sold through our UPP Segment, we have constructed several of our smaller ground mounted systems for the commercial and governmental sectors through our R&C Segment.

The SunPower Tracker system also features our TMAC Advanced Tracker Controller (“TMAC”) software, which includes real-time tracker status updates, remote monitoring and control, proprietary energy production optimization algorithms, and improved reliability. In addition, the TMAC software enables power plant operators to wirelessly monitor the status of the SunPower Tracker system in real-time through the SunPower power plant supervisory control and data acquisition (“SCADA”) control system, giving them the option to control the array from a central operations center.

Fully Integrated System

Sold through our UPP Segment, the SunPower Oasis™ Power Plant (“SunPower Oasis”) is the industry’s first modular solar power block that scales from 1 MW distributed installations to large central station power plants. SunPower Oasis provides a fully integrated, cost-effective way to rapidly deploy utility-scale solar power systems, streaming the development and construction process while optimizing the use of available land. Each power block integrates the SunPower T-0 tracker, a 400-watt utility solar panel, pre-manufactured cabling, and the TMAC software. The power block kits are shipped pre-assembled to the job site for rapid field installation, and offer a high capacity factor and reliable long-term performance.

The SunPower Oasis operating system is designed to support future grid interconnection requirements for large-scale solar power plants, such as voltage ride through and power factor control. It also features utility-standard SCADA operation and analytical tools, which include intelligent sensor and control networks for optimized power plant operation. SunPower Oasis streamlines the entire power plant development process, from permitting through construction and financing.

Fixed Tilt and SunPower Tracker Systems for Parking Structures

We have developed and patented designs for solar power systems for parking structures in multiple configurations. These systems are sold through both the UPP and R&C Segments. These dual-use systems typically incorporate solar panels into the roof of a carport or similar structure to deliver onsite solar power while providing shade and protection. Aesthetically pleasing, standardized and scalable, they are well suited for parking lots adjacent to facilities. In addition, we have incorporated our SunPower Tracker technology into certain of our systems for elevated parking structures to provide a differentiated product offering to our customers.

Other System Offerings

We have other products that leverage our core systems. For example, our metal roof system is designed for sloped-metal roof buildings, which are used in some winery and warehouse applications. This solar power system is designed for rapid installation. We also offer other architectural products such as day lighting with translucent solar panels.

Balance of System Components

“Balance of system components” are components of a solar power system other than the solar panels, and include SunPower branded inverters, mounting structures, charge controllers, grid interconnection equipment and other devices depending on the specific requirements of a particular system and project.

Services

We provide our solar power plant customers end-to-end management of the project lifecycle, from early stage site assessment, financing support, and project development, including full-scale environmental and construction permitting, through engineering, procurement, construction and commissioning. Our projects are built incorporating industry-leading standards for safety, quality, performance and reliability. Once tested, our plant O&M organization provides customers with “utility-quality” data collection, performance monitoring, diagnostic and performance reporting services, as well as lifecycle asset planning and management with industry leading software applications.

Operations and Maintenance

Our solar power systems are designed to generate electricity over a system life typically exceeding 25 years under test conditions. We provide commissioning, warranty, administration, operations, maintenance and performance monitoring services with the objective of optimizing our customers’ electrical energy production. Commissioning services include testing to verify that equipment and system performance meet design requirements and specifications. We also pass through to customers long-term warranties from the OEMs of certain system components. We provide warranties of 25 years for our solar panels, which is standard in the solar industry, while our inverters typically carry warranty periods ranging from 5 to 10 years. In addition, we generally warrant our workmanship on installed systems for periods ranging up to 10 years. Systems under warranty and systems under a performance monitoring contract use our proprietary software systems to collect and remotely analyze equipment operating and system performance data from all of our sites in our offices located in the United States and the Philippines. We offer our customers a comprehensive suite of solar power system maintenance services ranging from system monitoring, to preventive maintenance, to rapid-response outage restoration and inverter repair. Our Standard Monitoring Service Agreement includes continuous remote monitoring, system performance reports, and a 24/7 technical support line. Our Basic Service Level Agreement adds preventive maintenance to the Standard Monitoring Services Agreement, and our Plus Level Service Agreement includes all of the Basic Service Level Agreement features plus on-site corrective maintenance using regionally-located field service technicians.

Monitoring

Our O&M personnel have access to a powerful set of tools developed on industry standard information technology platforms that facilitate the management of a global fleet of commercial and utility scale photovoltaic power plants. Real time flow of data from our customers’ sites is aggregated centrally where an engine applies advanced solar specific algorithms to detect and report potential performance issues. Our work management system routes any anomalies to the appropriate responders to ensure timely resolution. The enterprise asset management system stores the operational history of thousands of systems sold and delivered through our UPP and R&C Segments. We have implemented highly automated workflow processes that minimize the time from detection to analysis to dispatch and repair. Our O&M photovoltaic fleet management systems are built on more than a decade of solar services experience, allowing us to provide premier O&M services to our customers worldwide.

We have developed a proprietary set of advanced monitoring applications built upon the leading electric utility real-time monitoring platform (the “SunPower Monitoring System”). The SunPower Monitoring System continuously scans the operational status and performance of the solar power system and automatically identifies system outages and performance deficiencies to our 24/7 monitoring technicians. Customers can access historical or daily system performance data through our customer website (www.sunpowermonitor.com). Some customers choose to install “digital signs” to display system performance information from the lobby of their facility. We believe these displays enhance our brand and educate the public and prospective customers about solar power.

In 2008, we released the SunPower Monitoring System, and in 2009, we released the industry’s first monitoring application for the Apple iPhone®, iPod touch® and iPad® mobile devices. With the addition of this application to the SunPower Monitoring System, residential customers now have three easy ways to access information about the energy generated by their SunPower solar power systems. Along with the iPhone, iPod touch and iPad application, the SunPower Monitoring System offers homeowners the ability to monitor SunPower solar power systems with a wireless, in-home wall-mounted liquid crystal display (“LCD”) that provides power production and cumulative energy information. The monitoring system also provides the convenience of Internet access to a solar power system’s performance from virtually anywhere. Customers can view a system’s energy performance and environmental savings on an hourly, monthly and annual basis.

Solar Park Project Development

As part of the acquisition of SunRay, we acquired a project pipeline of solar photovoltaic projects in Europe and Israel as well as SunRay’s power plant development and project finance teams. In addition, we internally grew our Americas-based power plant development and project finance teams. These additions have allowed us to establish a scalable, fully integrated, vertical approach to developing utility-scale photovoltaic power plants in a sustainable way. The power plant development and project finance teams evaluate sites for solar developments; obtain land rights through purchase and lease options; conduct environmental and grid transmission studies; and obtain building, construction and grid-interconnection permits, licenses and regulatory approvals.

The plants and project development rights, initially owned by us, are sold to third parties through our UPP Segment. In the United States, commercial and electric utility customers typically choose to purchase solar electricity under a PPA with an investor or financing company that buys the system from us. In Europe and Israel, the projects are typically purchased by an investor or financing company and operated as central-station solar power plants.

For more information about the costs associated with solar park project development see “Item 1A: Risk Factors” including “We may make significant investments in building solar power plants without first obtaining project financing, and the delayed sale of our projects would adversely affect our business, liquidity and results of operations” and “Due to the general economic environment and other factors, we may be unable to generate sufficient cash flows or obtain access to external financing necessary to fund our operations and make adequate capital investments as planned.”

Research and Development

We engage in extensive research and development efforts to improve solar cell efficiency through enhancement of our existing products, development of new techniques such as concentrating photovoltaic power, and reducing manufacturing cost and complexity. Our research and development group works closely with our manufacturing facilities, our equipment suppliers and our customers to improve our solar cell design and to lower solar cell, solar panel and system product manufacturing and assembly costs. In addition, we have dedicated employees who work closely with our current and potential suppliers of crystalline silicon, a key raw material used in the manufacture of our solar cells, to develop specifications that meet our standards and ensure the high quality we require, while at the same time controlling costs.

We have government contracts that enable us to develop new technologies and pursue additional research opportunities while helping to offset our research and development expense. In fiscal 2007, we signed a Solar America Initiative research and development agreement with the United States Department of Energy under which we were awarded $24.1 million. The award was fully funded by the end of the third quarter of fiscal 2010.

Payments received under these contracts offset our research and development expense by approximately 10%, 22% and 25% in fiscal 2010, 2009 and 2008, respectively. Our research and development expenditures, net of payments received under these contracts, were approximately $49.1 million, $31.6 million and $21.5 million for fiscal 2010, 2009 and 2008, respectively.

For more information about these contracts, including the government’s rights to use technology developed as a result of such contracts, please see “Item 1A: Risk Factors” including “Our reliance on government programs to partially fund our research and development programs could impair our ability to commercialize our solar power products and services.”

Supplier Relationships, Manufacturing and Module Assembly

We purchase polysilicon, ingots, wafers, solar cells, third-party standard efficiency solar panels and balance of system components from various manufacturers, including joint ventures, on both a contracted and a purchase order basis. We have contracted with some of our suppliers for multi-year supply agreements. Under such agreements, we have annual minimum purchase obligations and in certain cases prepayment obligations. We currently believe our supplier relationships and various short- and long-term contracts will afford us the volume of material and services required to meet our planned output. For more information about risks related to our supply chain, please see “Item 1A: Risk Factors” including “Limited competition among suppliers has required us in some instances to enter into long-term, firm commitment supply agreements that could result in excess or insufficient inventory and place us at a competitive disadvantage.”

We are working with our suppliers and partners along all steps of the value chain to reduce costs by improving manufacturing technologies and expanding economies of scale. Crystalline silicon is the leading commercial material for solar cells and is used in several forms, including single-crystalline, or monocrystalline silicon, multicrystalline, or polycrystalline silicon, ribbon and sheet silicon and thin-layer silicon. Our solar cell value chain starts with high purity silicon called polysilicon. Polysilicon is created by refining quartz or sand. We have negotiated multiple long-term, fixed price contracts with large polysilicon suppliers.

Polysilicon is melted and grown into crystalline ingots by companies specializing in ingot growth, such as our joint venture Woongjin Energy Co., Ltd. (“Woongjin Energy”) located in South Korea. The ingots are sliced into wafers by our joint venture First Philec Solar Corporation (“First Philec Solar”) located in the Philippines, and by other vendors. The wafers are processed into solar cells in our two manufacturing facilities located in the Philippines and by our joint venture AUO SunPower Sdn. Bhd. (“AUOSP”) located in Malaysia. Our first facility (“FAB1”) is 215,000 square feet and began operations in the fall of 2004. In August 2006, we purchased a 344,000 square foot building in the Philippines (“FAB2”), which is located approximately 20 miles from FAB1, and began operations in the summer of 2007. We currently operate four solar cell manufacturing lines and twelve solar cell manufacturing lines at FAB1 and FAB2, respectively, with a total rated annual solar cell manufacturing capacity of 590 MW.

In December 2010, we announced the inauguration of AUOSP, SunPower’s joint venture solar cell manufacturing facility (“FAB3”) in Malaysia with AU Optronics Corp. (“AUO”). The construction and ramp of FAB3, located in Melaka, south of Kuala Lumpur, will continue through 2013 and, when completed, is expected to generate more than 1,400 MW annually of high-efficiency solar cells. The first of two factory buildings will house fourteen solar cell manufacturing lines when fully online. FAB3 began production in October 2010 and as of January 2, 2011 operates two solar cell manufacturing lines with a rated annual solar cell manufacturing capacity of 50 MW each.

Using our solar cells, we manufacture our solar panels at our solar panel assembly facility located in the Philippines where we currently operate six solar panel assembly lines with a rated annual solar panel manufacturing capacity of 220 MW. Our solar panels are also assembled for us by third-party contract manufacturers in China, Mexico and Poland. In addition, we recently partnered with a contract manufacturer to establish a solar panel assembly facility located in Milpitas, California.

We source the solar panels and balance of system components based on quality, performance and cost considerations both internally and from third-party suppliers. We generally assemble proprietary components, such as cementitious coatings and certain adhesive applications, while we purchase generally available components from third-party suppliers. Certain of our products, such as our SunTile products, are assembled at our third-party contractors’ assembly plant prior to shipment to the project location. Other products such as our SunPower Tracker and SunPower T-10 commercial roof tiles are field assembled with components shipped directly from suppliers. We currently have the capacity to produce up to an aggregate of 600 MW of our PowerGuard, SunTile, SunPower Tracker, T-0, T-5 and T-10 products per year, depending on product mix, in our California assembly plant and third-party contractors’ assembly plants. The balance of system components can make up as much as two-thirds of the cost of a solar power system. Therefore, we are focused on standardizing our products with the goal of driving down installation costs, such as with our SunPower Oasis operating system.

Customers

In our UPP Segment, our customers typically include investors, financial institutions, project developers, electric utilities and independent power producers in the United States, Europe and Asia. In our R&C Segment, we primarily sell our products to commercial and governmental entities, production home builders, and our third-party global dealer network serving residential owners and small commercial building owners. In the residential homeowner market, we sell our products to customers primarily in the United States, Australia and Europe while our commercial, governmental and production home builders are typically in the United States.

We work with development, construction, system integration and financing companies to deliver our solar power systems to wholesale sellers, retail sellers, and retail users of electricity. In the United States, we often work with investors and financing companies that purchase solar power systems from us, and they then sell solar electricity generated from these systems under PPAs to utilities or end-use customers. End-use customers typically pay the investors and financing companies over an extended period of time based on energy they consume from the solar power systems, rather than paying for the full capital cost of purchasing the solar power systems. Worldwide, we have more than 650 MW of SunPower solar power systems operating or under contract. In addition, our dealer network and our new homes division have deployed thousands of SunPower rooftop solar power systems to residential customers.

We sell our products in North America, Europe, the Middle East, Asia and Australia, principally in regions where government incentives have accelerated solar power adoption. In fiscal 2010, we opened offices in new markets such as England, Greece, Israel and Malta through our acquisition of SunRay and continued to invest in established markets such as France, Germany, Italy, Spain and Japan. We anticipate developing additional customer relationships in other markets and geographic regions as we expand our business. We generally do not have long-term agreements with our customers, see “Item 1A: Risk Factors” including “We often do not have long-term agreements with our customers and accordingly could lose customers without warning, which could cause our operating results to decline.”

We have four customers that each accounted for 10 percent or more of our total revenue in one or more of fiscal years 2010, 2009 and 2008 as follows:

		Year Ended
(As a percentage of total revenue)		January 2, 2011		January 3, 2010		December 28, 2008
Significant Customers:	Business Segment
Customer A	UPP	12%			*	*
Customer B	UPP		*	12%		*
Customer C	UPP		*		*	18%
Customer D	UPP		*		*	11%

*	denotes less than 10% during the period

In fiscal 2010, we completed the construction and sale of the 72 MWac Montalto di Castro solar park, the largest solar park in Italy, and a 17 MWac solar power plant in Colorado, to a consortium of international investors which includes one significant customer. In fiscal 2009, we constructed a 25 MWac solar power plant in Desoto County, Florida, and a 10 MWac solar power plant at the Kennedy Space Center in Florida for a significant customer. In fiscal 2008, we energized several large-scale solar power plants for significant customers in Spain rated at over 40 MWac in the aggregate.

Geographic Information

Information regarding the physical location of our property, plant and equipment and our foreign and domestic operations is contained in Note 6 and Note 16, respectively, of Notes to Consolidated Financial Statements in Part II—“Item 8: Financial Statements and Supplemental Data,” which information is incorporated herein by reference.

Seasonal Trends

Our business is subject to industry-specific seasonal fluctuations. Sales have historically reflected these seasonal trends with the largest percentage of total revenues realized during the last two calendar quarters of a fiscal year. Lower seasonal demand normally results in reduced shipments and revenues in the first two calendar quarters of a fiscal year. There are various reasons for this seasonality, mostly related to economic incentives and weather patterns. For example, in European countries with feed-in tariffs, the construction of solar power systems may be concentrated during the second half of the calendar year, largely due to the annual reduction of the applicable minimum feed-in tariff and the fact that the coldest winter months are January through March. In the United States, customers will sometimes make purchasing decisions towards the end of the year in order to take advantage of tax credits or for other budgetary reasons. In addition, sales in the new home development market are often tied to construction market demands which tend to follow national trends in construction, including declining sales during cold weather months.

Marketing and Sales

We market and sell solar electric power technologies worldwide through a direct sales force and through our third-party global dealer network. We sell products and services to residential, commercial, utility and power plant customers.

Through both our R&C and UPP Segments, we have direct sales personnel, and within our R&C Segment, we also have dealer representatives. Our direct sales personnel and dealer representatives are located in Australia, France, Germany, Greece, Italy, Japan, Korea, Spain, Switzerland and the United States. During fiscal 2010, we expanded the size of our dealer network to approximately 1,500 dealers worldwide from 1,000 in fiscal 2009. Approximately 63%, 56% and 69% of our total revenue for fiscal 2010, 2009 and 2008, respectively, was derived through our direct sales personnel, with the remainder from dealer representatives. We provide warranty coverage on systems we sell through our direct sales personnel and dealers through both the R&C and UPP Segments. To the extent we sell through dealers, we may provide system design and support services while the dealers are responsible for construction, maintenance and service.

Our overall marketing programs include conferences and seminars, website and social media campaigns, sales training, public relations and advertising. Our marketing group is also responsible for driving many qualified leads to support our sales teams lead generation efforts and assessing the productivity of our lead pipeline. For our R&C Segment, we assist our dealer network through a marketing resource center and customer support organization. We have marketing personnel in San Jose and Richmond, California, and Trenton, New Jersey, United States, as well as in Frankfurt, Germany, Madrid, Spain and Geneva, Switzerland.

Backlog

Our solar power system project backlog within our North American commercial business and our systems business within the R&C Segment and UPP Segment, respectively, represents the uncompleted portion of contracted and financed projects. Contingent customer orders, including our 250 MWac California Valley Solar Ranch Project, that are not yet financed are excluded from backlog as of January 2, 2011. Our solar power system projects are often cancelable by our customers under certain conditions. In addition, revenue and related costs are often subject to delays or scope modifications based on change orders agreed to with our customers, or changes in the estimated construction costs to be incurred in completing the project.

Our residential and light commercial business and the components business within the R&C Segment and UPP Segment, respectively, include large volume sales of solar panels, mounting systems and other solar equipment to third parties, which are typically ordered by our third-party global dealer network and customers under standard purchase orders with relatively short delivery lead-times, generally within one to three months. We have entered into multi-year supply agreements with certain customers of our components business that contain minimum firm purchase commitments. However, specific products that are to be delivered and the related delivery schedules under these long-term contracts are often subject to modifications based on change orders and amendments agreed to with our customers. Our backlog represents the uncompleted portion of firm purchase commitments and open purchase orders by our third-party global dealer network.

Management believes that backlog at any particular date is not necessarily a meaningful indicator of future revenue for any particular period of time because our backlog excludes contracts signed and completed in the same quarter and contracts still conditioned upon obtaining financing. Backlog totaled approximately $1,373 million and $773 million as of January 2, 2011 and January 3, 2010, respectively, an increase of $600 million year-over-year primarily related to the growth of our system project backlog in both the R&C Segment and UPP Segment. Approximately $1,266 million of our backlog at January 2, 2011 is currently planned to be recognized as revenue during fiscal 2011.

Competition

The market for solar electric power technologies is competitive and continually evolving. We expect to face increased competition, which may result in price reductions, reduced margins or loss of market share. Our solar power products and systems compete with a large number of competitors in the solar power market, including, but not limited to:

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R&C Segment: Canadian Solar Inc., JA Solar Holdings Co., Kyocera Corporation, Mitsubishi Corporation, Q-Cells AG, Sanyo Corporation (a subsidiary of Panasonic Corporation), Sharp Corporation, SolarWorld AG, Suntech Power Holdings Co. Ltd., Trina Solar Ltd., and Yingli Green Energy Holding Co. Ltd.

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UPP Segment: Abengoa Solar S.A., Acconia Energia S.A., AES Solar Energy Ltd., Chevron Energy Solutions (a subsidiary of Chevron Corporation), EDF Energy plc, First Solar Inc., NextEra Energy, Inc., OPDE Group, Sempra Energy, Solar Millennium AG, Solargen Energy, Inc., SunEdison (a subsidiary of MEMC Electronic Materials Inc.), and Tessera Solar.

We also face competition from resellers that have developed related offerings that compete with our product and service offerings, or have entered into strategic relationships with other existing solar power system providers. We compete for limited government funding for research and development contracts, customer tax rebates and other programs that promote the use of solar and other renewable forms of energy with other renewable energy providers and customers.

In addition, universities, research institutions and other companies have brought to market alternative technologies such as thin films and concentrators, which compete with our technology in certain applications.

Furthermore, the solar power market in general competes with conventional fossil fuels supplied by utilities and other sources of renewable energy such as wind, hydro, biomass, solar thermal and emerging distributed generation technologies such as micro-turbines, sterling engines and fuel cells.

In the large-scale on-grid solar power systems market, we face direct competition from a number of companies, including those that manufacture, distribute, or install solar power systems as well as construction companies that have expanded into the renewable sector. In addition, we will occasionally compete with distributed generation equipment suppliers.

We believe that the key competitive factors in the market for solar panels include:

•	total system price;

•	levelized cost of energy (“LCOE”) evaluation of the lifecycle energy costs and lifecycle energy production;

•	power efficiency and performance;

•	aesthetic appearance of solar panels;

•	strength of distribution relationships;

•	timeliness of new product introductions; and

•	warranty protection, quality and customer service.

The principal elements of competition in the solar power systems market include technical expertise, experience, delivery capabilities, diversity of product offerings, financing structures, marketing and sales, price, product performance, quality, efficiency and reliability, and technical service and support. We believe that we can compete favorably with respect to each of these factors, although we may be at a disadvantage in comparison to larger companies with broader product lines, greater technical service and support capabilities, and financial resources. For more information about risks related to our competition, please see “Item 1A: Risk Factors” including “The increase in the global supply of solar cells and panels, and increasing competition, may cause substantial downward pressure on the prices of our products and cause us to lose sales or market share, resulting in lower revenues, earnings, and cash flow” and “If we fail to successfully develop and introduce new and enhanced products and services, while continuing to reduce our costs, we may not be able to compete effectively, and our ability to generate revenues will suffer.”

Intellectual Property

We rely on a combination of patent, copyright, trade secret, trademark and contractual protections to establish and protect our proprietary rights. “SunPower” is our registered trademark in countries throughout the world for use with solar cells, solar panels and mounting systems. We also hold registered trademarks for “PowerLight,” “PowerGuard,” “PowerTracker” and “SunTile” in certain countries. We are seeking and will continue to seek registration of the “SunPower” trademark and other trademarks in additional countries as we believe is appropriate. As of January 2, 2011, we held registrations for 9 trademarks in the United States, and had 8 trademark registration applications pending. We also held 20 trademarks and had over 19 trademark applications pending in foreign jurisdictions. We require our business partners to enter into confidentiality and nondisclosure agreements before we disclose any sensitive aspects of our solar cells, technology or business plans. We typically enter into proprietary information agreements with employees, consultants, vendors, customers and joint venture partners.

We own multiple patents and patent applications which cover aspects of the technology in the solar cells and mounting systems that we currently manufacture and market. We continue to file for and receive new patent rights on a regular basis. The lifetime of a utility patent typically extends for 20 years from the date of filing with the relevant government authority. We assess appropriate opportunities for patent protection of those aspects of our technology, designs, methodologies and processes that we believe provide significant competitive advantages to us, and for licensing opportunities of new technologies relevant to our business. As of January 2, 2011, we held 78 patents in the United States, which will expire at various times between now and 2029, and had 125 patent applications pending. We also held 63 patents and had 239 patent applications pending in foreign jurisdictions. While patents are an important element of our intellectual property strategy, our business as a whole is not dependent on any one patent or any single pending patent application. Additionally, we rely on trade secret rights to protect our proprietary information and know-how. We employ proprietary processes and customized equipment in our manufacturing facilities. We therefore require employees and consultants to enter into confidentiality agreements to protect them.

We are currently in litigation in California state court against PVT Solar, Inc. (“PVT Solar”) and three current PVT Solar employees relating to alleged violations by such employees of our trade secret rights. The current CEO of PVT Solar is a former employee of SunPower.

For more information about risks related to our intellectual property, please see “Item 1A: Risk Factors” including “We are dependent on our intellectual property, and we may face intellectual property infringement claims that could be time-consuming and costly to defend and could result in the loss of significant rights” and “We rely substantially upon trade secret laws and contractual restrictions to protect our proprietary rights, and, if these rights are not sufficiently protected, our ability to compete and generate revenue could suffer” and “We may not obtain sufficient patent protection on the technology embodied in the solar products we currently manufacture and market, which could harm our competitive position and increase our expenses.”

Public Policy Considerations

Different policy mechanisms have been used by governments to accelerate the adoption of solar power. Examples of customer-focused financial mechanisms include capital cost rebates, performance-based incentives, feed-in tariffs, tax credits and net metering. Some of these government mandates and economic incentives are scheduled to be reduced or to expire, or could be eliminated altogether, including the feed-in tariffs in Germany and Italy. Capital cost rebates provide funds to customers based on the cost and size of a customer’s solar power system. Performance-based incentives provide funding to a customer based on the energy produced by their solar power system. Feed-in tariffs pay customers for solar power system generation based on energy produced, at a rate generally guaranteed for a period of time. Tax credits reduce a customer’s taxes at the time the taxes are due. In the United States and other countries, net metering has often been used as a supplemental program in conjunction with other policy mechanisms. Under net metering, a customer can generate more energy than used, during which periods the electricity meter will spin backwards. During these periods, the customer “lends” electricity to the grid, retrieving an equal amount of power at a later time.

In addition to the mechanisms described above, new market development mechanisms to encourage the use of renewable energy sources continue to emerge. For example, many states in the United States have adopted renewable portfolio standards which mandate that a certain portion of electricity delivered to customers come from eligible renewable energy resources. In certain developing countries, governments are establishing initiatives to expand access to electricity, including initiatives to support off-grid rural electrification using solar power. For more information about risks related to public policies, please see “Item 1A: Risk Factors” including “The reduction, modification or elimination of government and economic incentives could cause our revenue to decline and harm our financial results” and “Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products and services.”

Environmental Regulations

We use, generate and discharge toxic, volatile or otherwise hazardous chemicals and wastes in our research and development, manufacturing and construction activities. We are subject to a variety of foreign, federal, state and local governmental laws and regulations related to the purchase, storage, use and disposal of hazardous materials.

We believe that we have all environmental permits necessary to conduct our business and expect to obtain all necessary environmental permits for future construction activities. We believe that we have properly handled our hazardous materials and wastes and have appropriately remediated any contamination at any of our premises. We are not aware of any pending or threatened environmental investigation, proceeding or action by foreign, federal, state or local agencies, or third parties involving our current facilities. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to substantial financial liabilities, operational interruptions and adverse publicity, any of which could materially and adversely affect our business, results of operations and financial condition.

Employees

As of January 2, 2011, we had approximately 5,150 employees worldwide, including approximately 700 employees located in the United States, 4,130 employees located in the Philippines and 320 employees located in other countries. Of these employees, approximately 3,850 were engaged in manufacturing, 190 in construction projects, 210 in research and development, 580 in sales and marketing and 320 in general and administrative services. None of our employees are represented by labor unions. Employees located in France, Italy and Spain are covered by collective bargaining agreements. We have never experienced a work stoppage and we believe relations with our employees are good.

Additional Information

We were originally incorporated in California in April 1985 by Dr. Richard Swanson to develop and commercialize high-efficiency solar cell technologies. Cypress Semiconductor Corporation (“Cypress”) made a significant investment in SunPower in 2002 and in November 2004, Cypress acquired 100% ownership of all outstanding shares of our capital stock, excluding unexercised warrants and options. In November 2005, we reincorporated in Delaware, created two classes of common stock and held an initial public offering (“IPO”) of our class A common stock. After completion of our IPO, Cypress held all the outstanding shares of our class B common stock. On September 29, 2008, Cypress distributed to its shareholders all of its shares of our class B common stock, in the form of a pro rata dividend to the holders of record as of September 17, 2008 of Cypress common stock. As a result, our class B common stock trades publicly and is listed on the Nasdaq Global Select Market under the symbol “SPWRB”, along with our class A common stock under the symbol “SPWRA”, and we discontinued being a subsidiary of Cypress.

Available Information

We make available our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 free of charge on our website at www.sunpowercorp.com, as soon as reasonably practicable after they are electronically filed or furnished to the SEC. Additionally, copies of materials filed by us with the SEC may be accessed at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. or at the SEC’s website at http://www.sec.gov. For information about the SEC’s Public Reference Room, the public may contact 1-800-SEC-0330. Copies of material filed by us with the SEC may also be obtained by writing to us at our corporate headquarters, SunPower Corporation, Attention: Investor Relations, 3939 North First Street, San Jose, California 95134, or by calling (408) 240-5500. The contents of our website are not incorporated into, or otherwise to be regarded as a part of, this Annual Report on Form 10-K.

ITEM 1A: RISK FACTORS

Our operations and financial results are subject to various risks and uncertainties, including risks related to our supply chain, sales channels, liquidity, operations, intellectual property, and our debt and equity securities. Although we believe that we have identified and discussed below certain key risk factors affecting our business, there may be additional risks and uncertainties that are not presently known or that are not currently believed to be significant that may also adversely affect our business, financial condition, results of operations, cash flows, and trading price of our class A and class B common stock as well as our 4.50% senior convertible debentures, 4.75% senior convertible debentures, 1.25% senior convertible debentures and 0.75% senior convertible debentures.

Risks Related to Our Sales Channels

The increase in the global supply of solar cells and panels, and increasing competition, may cause substantial downward pressure on the prices of such products and cause us to lose sales or market share, resulting in lower revenues, earnings, and cash flow.

Global solar cell and panel production capacity materially increased in 2009 and 2010, and is expected to continue to increase in the future. Many competitors or potential competitors, particularly in China, continue to expand their production, creating a potential oversupply of solar panels and cells in key markets. Increases in solar panel production and industry competition have resulted, and will continue to result, in substantial downward pressure on the price of solar cells and panels, including SunPower products. Increasing competition could also result in us losing sales or market share. Such price reductions or loss of sales or market share could continue to have a negative impact on our revenue and earnings, and could materially adversely affect our business and financial condition and cash flows. See also “If we fail to successfully develop and introduce new and enhanced products and services, while continuing to reduce our costs, we may not be able to compete effectively, and our ability to generate revenues will suffer.”

Our operating results will be subject to fluctuations and are inherently unpredictable and in particular, revenues from our UPP Segment are susceptible to large fluctuations.

We do not know if our revenue will grow, or if it will grow sufficiently to outpace our expenses, which we expect to increase as we expand our manufacturing capacity. For example, in the second fiscal quarter of 2010 we experienced a net loss. We may not be profitable on a quarterly basis. Our quarterly revenue and operating results will be difficult to predict and have in the past fluctuated from quarter to quarter. In particular, revenue in our UPP Segment is difficult to forecast and is susceptible to large fluctuations. The amount, timing and mix of sales in our UPP Segment, often for a single medium or large-scale project, may cause large fluctuations in our revenue and other financial results as, at any given time, our UPP Segment is dependent on large-scale projects and often a single project can account for a material portion of our total revenue in a given quarter. Our inability to monetize our projects as planned, or any delay in obtaining the required initial payments to begin recognizing revenue under the relevant recognition criteria, and the corresponding revenue impact under the percentage-of-completion method of recognizing revenue, may similarly cause large fluctuations in our revenue and other financial results. A delayed disposition of a project could require us to recognize a gain on the sale of assets instead of recognizing revenue. Further, our revenue mix of materials sales versus project sales can fluctuate dramatically from quarter to quarter, which may adversely affect our margins and financial results in any given period. Any decrease in revenue from our large UPP Segment customers, whether due to a loss or delay of projects or an inability to collect, could have a significant negative impact on our business. Our agreements with these customers may be cancelled if we fail to meet certain product specifications or materially breach the agreement. In the event of a customer bankruptcy, our customers may seek to renegotiate the terms of current agreements or renewals. In addition, the failure by any significant customer to pay for orders, whether due to liquidity issues or otherwise, could materially and adversely affect our results of operations. Any of the foregoing may cause us to miss any current and future revenue or earnings guidance and negatively impact liquidity.

We base our planned operating expenses in part on our expectations of future revenue and a significant portion of our expenses is fixed in the short term. If revenue for a particular quarter is lower than we expect, we likely will be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter. This may cause us to miss any revenue or earnings guidance announced by us.

The execution of our growth strategy is dependent upon the continued availability of third-party financing arrangements for our solar power plants and our customers, and is affected by general economic conditions.

The general economy and limited availability of credit and liquidity could materially and adversely affect our business and results of operations. We often require project financing for development and construction of our solar power plant projects, which require significant investments before the equity is later sold to investors. Many purchasers of our systems projects have entered into third-party arrangements to finance their systems over an extended period of time while many end-customers have chosen to purchase solar electricity under a power purchase agreement (“PPA”) with an investor or financing company that purchases the system from us or our authorized dealers. In addition, under our power purchase business model, we often execute PPAs directly with the end-user customer purchasing solar electricity, with the expectation that we will later assign the PPA to a financier. Under such arrangements, the financier separately contracts with us to build and acquire the solar power system, and then sells the electricity to the end-user customer under the assigned PPA. When executing PPAs with the end-user customers, we seek to mitigate the risk that a financier will not be available for the project by allowing termination of the PPA in such event without penalty. However, we may not always be successful in negotiating for penalty-free termination rights for failure to obtain financing, and certain end-user customers have required substantial financial penalties in exchange for such rights. These structured finance arrangements are complex and may not be feasible in many situations.

Due to the general challenging credit markets worldwide, we may be unable to obtain project financing for our projects, customers may be unable or unwilling to finance the cost of our products, we may have difficulties in reaching agreements with financiers to finance the construction of our solar power systems, or the parties that have historically provided this financing may cease to do so, or only do so on terms that are substantially less favorable for us or our customers, any of which could materially and adversely affect our revenue and growth in all segments of our business. The lack of project financing could delay the development and construction of our solar power plant projects, thus reducing our revenues in the UPP Segment from the sale of such projects. Many customers, especially in the United States, choose to purchase solar electricity under a PPA with a financing company that buys the system from us and the lack of availability of such financing could lead to reduced revenues. If economic recovery is slow in the United States or elsewhere, we may experience decreases in the demand for our solar power products, which may harm our operating results. We may in some cases seek to pursue partnership arrangements with financing entities to assist residential and other customers to obtain financing for the purchase or lease of our systems, which would expose us to credit or other risks. In addition, a rise in interest rates would likely increase our customers’ cost of financing our products and could reduce their profits and expected returns on investment in our products. The general reduction in available credit to would-be borrowers, the poor state of economies worldwide, and the condition of housing markets worldwide, could delay or reduce our sales of products to new homebuilders and authorized resellers.

The reduction, modification or elimination of government and economic incentives could cause our revenue to decline and harm our financial results.

The market for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network or sold to a utility under tariff, depends in large part on the availability and size of government mandates and economic incentives because, at present, the cost of solar power generally exceeds retail electric rates in many locations. Such incentives vary by geographic market. Various government bodies in most of the countries where we do business have provided incentives in the form of feed-in tariffs, rebates, and tax credits and other incentives and mandates, such as renewable portfolio standards, to end-users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. Some of these government mandates and economic incentives are scheduled to be reduced or to expire, or could be fundamentally restructured, including the feed-in tariffs in Germany and Italy. Since our acquisition of SunRay Malta Holdings Limited (“SunRay”) in March 2010, project development business in Europe, and particularly Italy in the near term, have expanded significantly, increasing our exposure to regulatory changes in certain European countries. Because our sales are into the on-grid market, the reduction, modification or elimination of government mandates and economic incentives in one or more of our customer markets would materially and adversely affect the growth of such markets or result in increased price competition, either of which could cause our revenue to decline and harm our financial results.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products and services.

The market for electricity generation products is heavily influenced by federal, state and local government regulations and policies concerning the electric utility industry in the United States and abroad, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation, and could deter further investment in the research and development of alternative energy sources as well as customer purchases of solar power technology, which could result in a significant reduction in the potential demand for our solar power products. We anticipate that our solar power products and their installation will continue to be subject to oversight and regulation in accordance with federal, state, local and foreign regulations relating to construction, safety, environmental protection, utility interconnection and metering, and related matters. It is difficult to track the requirements of individual states or local jurisdictions and design equipment to comply with the varying standards. Any new regulations or policies pertaining to our solar power products may result in significant additional expenses to us, our resellers and our resellers’ customers, which could cause a significant reduction in demand for our solar power products. See also “Risks Related to Our Operations—We sell our solar products to agencies of the U.S. government, and as a result, we are subject to a number of procurement rules and regulations, and our business could be adversely affected by an audit by the U.S. government if it were to identify errors or failure to comply with regulations.”
We may incur unexpected warranty and product liability claims that could materially and adversely affect our financial condition and results of operations.

Our current standard product warranty for our solar panels includes a 10-year warranty period for defects in materials and workmanship and a 25-year warranty period for declines in power performance. We believe our warranty periods are consistent with industry practice. We perform accelerated lifecycle testing that expose our solar panels to extreme stress and climate conditions in both environmental simulation chambers and in actual field deployments in order to highlight potential failures that would occur over the 25-year warranty period. Due to the long warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenue. Although we conduct accelerated testing of our solar panels and have several years of experience with our all-back-contact solar cell architecture, our solar panels have not and cannot be tested in an environment that exactly simulates the 25-year warranty period and it is difficult to test for all conditions that may occur in the field. We have sold solar panels since the early 2000’s and have therefore not tested the full warranty cycle.

In our project installations, our current standard warranty for our solar power systems differs by geography and end-customer application and usually includes a limited warranty of up to 10 years for defects in work and workmanship, after which the customer may typically extend the period covered by its warranty for an additional fee. Due to the long warranty period, we bear the risk of extensive warranty claims long after we have completed a project and recognized revenues. Warranty and product liability claims may also result from defects or quality issues in certain third party technology and components that our business incorporates into its solar power systems, particularly solar cells and panels, over which we have little or no control. While we generally pass through manufacturer warranties we receive from our suppliers to our customers, in some circumstances, we may be responsible for repairing or replacing defective parts during our warranty period, often including those covered by manufacturers’ warranties, or incur other non-warranty costs. If the manufacturer disputes or otherwise fails to honor its warranty obligations, we may be required to incur substantial costs before we are compensated, if at all, by the manufacturer. Furthermore, our warranties may exceed the period of any warranties from our suppliers covering components, such as third party solar cells, third party panels and third party inverters, included in our systems. In addition, manufacturer warranties may not fully compensate us for losses associated with third-party claims caused by defects or quality issues in their products. For example, most manufacturer warranties exclude many losses that may result from a system component’s failure or defect, such as the cost of de-installation, re-installation, shipping, lost electricity, lost renewable energy credits or other solar incentives, personal injury, property damage, and other losses. In certain cases our direct warranty coverage provided by SunPower to our customers, and therefore our financial exposure, may exceed our recourse available against cell, panel or other manufacturers for defects in their products. In addition, in the event we seek recourse through warranties, we will also be dependent on the creditworthiness and continued existence of the suppliers to our business.

Increases in the defect rate of SunPower or third party products could cause us to increase the amount of warranty reserves and have a corresponding negative impact on our results of operations. Further, potential future product failures could cause us to incur substantial expense to repair or replace defective products, and we have agreed in some circumstances to indemnify our customers and our distributors against liability from some defects in our solar products. A successful indemnification claim against us could require us to make significant damage payments. Repair and replacement costs, as well as successful indemnification claims, could materially and negatively impact our financial condition and results of operations.

Like other retailers, distributors and manufacturers of products that are used by customers, we face an inherent risk of exposure to product liability claims in the event that the use of the solar power products into which solar cells and solar panels are incorporated results in injury, property damage or other damages. We may be subject to warranty and product liability claims in the event that our solar power systems fail to perform as expected or if a failure of our solar power systems results, or is alleged to result, in bodily injury, property damage or other damages. Since our solar power products are electricity producing devices, it is possible that our systems could result in injury, whether by product malfunctions, defects, improper installation or other causes. In addition, since we only began selling our solar cells and solar panels in the early 2000s and the products we are developing incorporate new technologies and use new installation methods, we cannot predict whether or not product liability claims will be brought against us in the future or the effect of any resulting negative publicity on our business. Moreover, we may not have adequate resources in the event of a successful claim against us. We rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. A successful warranty or product liability claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages. In addition, quality issues can have various other ramifications, including delays in the recognition of revenue, loss of revenue, loss of future sales opportunities, increased costs associated with repairing or replacing products, and a negative impact on our goodwill and reputation, which could also adversely affect our business and operating results.

If we fail to successfully develop and introduce new and enhanced products and services, while continuing to reduce our costs, we may not be able to compete effectively, and our ability to generate revenues will suffer.

The solar power market is characterized by continually changing technology requiring improved features, such as increased efficiency and higher power output and improved aesthetics. Technologies developed by our direct competitors, including thin film solar panels, concentrating solar cells, solar thermal electric and other solar technologies, may provide power at lower costs than our products. We also face competition in some markets from other power generation sources, including conventional fossil fuels, wind, biomass, and hydro. In addition, other companies could potentially develop a highly reliable renewable energy system that mitigates the intermittent power production drawback of many renewable energy systems. Companies could also offer other value-added improvements from the perspective of utilities and other system owners, in which case such companies could compete with us even if the cost of electricity associated with such new system is higher than that of our systems.

Our solar panels are currently competitive in the market compared with lower cost conventional solar cells, such as thin-film, due to their higher efficiency. If our competitors are able to drive down their manufacturing costs faster than us, our products may become less competitive even when adjusted for efficiency. If we cannot effectively execute our cost reduction roadmap, our competitive position would suffer, and we could lose market share and our margins would be adversely impacted as we face downward pricing pressure.

Our failure to further refine our technology and develop and introduce new solar power products could cause our products or our manufacturing facilities to become uncompetitive or obsolete, which could reduce our market share and cause our sales to decline. This will require us to continuously develop new solar power products and enhancements for existing solar power products to keep pace with evolving industry standards, competitive pricing and changing customer requirements. If we cannot continually improve the efficiency of our solar panels as compared to those of our competitors’, our pricing will become less competitive, and we could lose market share and our margins would be adversely impacted. As we introduce new or enhanced products or integrate new technology into our products, we will face risks relating to such transitions including, among other things, technical challenges, acceptance of products by our customers, disruption in customers’ ordering patterns, insufficient supplies of new products to meet customers’ demand, possible product and technology defects arising from the integration of new technology and a potentially different sales and support environment relating to any new technology. Our failure to manage the transition to newer products or the integration of newer technology into our products could adversely affect our business’s operating results and financial condition.

A limited number of customers are expected to continue to comprise a significant portion of our revenues and any decrease in revenue from these customers could have a significant adverse effect on us.

Even though we expect our customer base to expand and our revenue streams to diversify, a substantial portion of our revenues could continue to depend on sales to a limited number of customers and the loss of sales to or inability to collect from these customers would have a significant negative impact on our business. Our agreements with these customers may be cancelled if we fail to meet certain product specifications, materially breach the agreement, or in the event of bankruptcy, and our customers may seek to renegotiate the terms of current agreements or renewals. In addition, the failure by any significant customer to pay for orders, whether due to liquidity issues or otherwise, could materially and negatively affect our results of operations.

We often do not have long-term agreements with our customers and accordingly could lose customers without warning, which could cause our operating results to decline.

Our product sales to residential dealers and components customers are frequently not accomplished under long-term agreements. We also contract to construct or sell large projects with no assurance of repeat business from the same customers in the future. Although we believe that cancellations on our purchase orders to date have been insignificant, our customers may cancel or reschedule purchase orders with us on relatively short notice. Cancellations or rescheduling of customer orders could result in the delay or loss of anticipated sales without allowing us sufficient time to reduce, or delay the incurrence of, our corresponding inventory and operating expenses. In addition, changes in forecasts or the timing of orders from these or other customers expose us to the risks of inventory shortages or excess inventory. These circumstances, in addition to the completion and non-repetition of large projects, variations in average selling prices, changes in the relative mix of sales of solar equipment versus solar project installations, and the fact that our supply agreements are generally long-term in nature and many of our other operating costs are fixed, in turn could cause our operating results to fluctuate and may result in a material adverse effect in our business and financial results.

Almost all of our engineering, procurement and construction (“EPC”) contracts are fixed price contracts which may be insufficient to cover unanticipated or dramatic changes in costs over the life of the project.

Almost all of our EPC contracts in both our UPP Segment and R&C Segment are fixed price contracts. All essential costs are estimated at the time of entering into the EPC contract for a particular project, and these are reflected in the overall price that we charge our customers for the project. These cost estimates are preliminary and may or may not be covered by contracts between us or the subcontractors, suppliers and any other parties that may become necessary to complete the project. Thus, if the cost of materials were to rise dramatically as a result of sudden increased demand, these costs may have to be borne by us.

In addition, we require qualified, licensed subcontractors to install most of our systems. Shortages of such skilled labor could significantly delay a project or otherwise increase our costs. In several instances in the past, we have obtained change orders that reimburse us for additional unexpected costs due to various reasons. Should miscalculations in planning a project or delays in execution occur, there can be no guarantee that we would be successful in obtaining reimbursement and we may not achieve our expected margins or we may be required to record a loss in the relevant fiscal period.

Our business could be adversely affected by seasonal trends and construction cycles.

Our business is subject to significant industry-specific seasonal fluctuations. Sales have historically reflected these seasonal trends with the largest percentage of total revenues being realized during the last two calendar quarters. Low seasonal demand normally results in reduced shipments and revenues in the first two calendar quarters. There are various reasons for this seasonality, mostly related to economic incentives and weather patterns. For example, in European countries with feed-in tariffs, the construction of solar power systems may be concentrated during the second half of the calendar year, largely due to the annual reduction of the applicable minimum feed-in tariff and the fact that the coldest winter months are January through March. In the United States, customers will sometimes make purchasing decisions towards the end of the year in order to take advantage of tax credits or for other budgetary reasons. In addition, sales in the new home development market are often tied to construction market demands which tend to follow national trends in construction, including declining sales during cold weather months.

The competitive environment in which we operate often requires us to undertake customer obligations that could materially and adversely affect our financial condition and results of operations if our customer obligations are more costly than expected.

We are often required as a condition of financing or at the request of our end customer to undertake certain obligations such as:

•	System output performance guarantees;

•	System maintenance;

•	Penalty payments or customer termination rights if the system we are constructing is not commissioned within specified timeframes or other construction milestones are not achieved;

•	Guarantees of certain minimum residual value of the system at specified future dates; and

•	System put-rights whereby we could be required to buy-back a customer’s system at fair value on specified future dates if certain minimum performance thresholds are not met.

Such financing arrangements and customer obligations involve complex accounting analyses and judgments regarding the timing of revenue and expense recognition, and in certain situations these factors may require us to defer revenue recognition until projects are completed, which could adversely affect revenue and profits in a particular period.

Risks Related to Our Liquidity

Due to the general economic environment and other factors, we may be unable to generate sufficient cash flows or obtain access to external financing necessary to fund our operations and make adequate capital investments as planned.

We anticipate that our operating and capital expenditures will increase substantially in the foreseeable future. To develop new products, support future growth, achieve operating efficiencies and maintain product quality, we must make significant capital investments in manufacturing technology, facilities and capital equipment, research and development, and product and process technology. We also anticipate increased costs as we expand our manufacturing operations, hire additional personnel, make advance payments for raw materials or pay more to procure such materials, especially polysilicon, increase our sales and marketing efforts, invest in joint ventures and acquisitions, and continue our research and development efforts with respect to our products and manufacturing technologies. In addition, we expect to invest a significant amount of capital to develop solar power systems and plants initially owned by us. The development and construction of solar power plants can require long periods of time and substantial initial investments. The delayed disposition of such projects could have a negative impact on our liquidity. See “Risk Related to Our Operations—We may make significant investments in building solar power plants without first obtaining project financing, and the delayed sale of our projects would adversely affect our business, liquidity and results of operations.” Certain of our customers also require performance bonds issued by a bonding agency or letters of credit issued by financial institutions. Obtaining letters of credit requires adequate collateral. Our letter of credit facility with Deutsche Bank is at least 50% collateralized by restricted cash, which reduces the amount of cash available for operations.

We expect total capital expenditures in the range of $130.0 million to $150.0 million in 2011 relating to improvements of our current generation solar cell manufacturing technology and other projects. We believe that our current cash and cash equivalents, cash generated from operations and funds available under our mortgage loan agreement with IFC and our revolving credit facilities with Union Bank and Société Générale will be sufficient to meet our working capital and fund our committed capital expenditures over the next 12 months, including the development and construction of solar power plants over the next 12 months. Certain of our revolving credit facilities are scheduled to expire and amounts borrowed thereunder are due in 2011 and we plan to negotiate new facilities or renegotiate and/or extend our existing facilities. There can be no assurance that our negotiations will be successful or that liquidity will be adequate over time. Our capital expenditures and use of working capital may be greater than we expect if we decide to make additional investments in the development and construction of solar power plants and sales of power plants and associated cash proceeds are delayed, or we decide to accelerate ramping our manufacturing capacity both internally and through capital contributions to joint ventures. We require project financing in connection with the construction of solar power plants, which financing may not be available on terms acceptable to us. In addition, we could in the future make additional investments in our joint ventures or guarantee certain financial obligations of our joint ventures, which could reduce our cash flows, increase our indebtedness and expose us to the credit risk of our joint ventures.

If our financial results or operating plans change from our current assumptions, or if the holders of our outstanding 4.50% convertible debentures due 2015 or 1.25% convertible debentures due 2027 become entitled, and elect, to convert the debentures into cash or cash and shares of class A common stock, respectively, we may not have sufficient resources to support our business plan or pay cash in connection with the redemption of outstanding 4.50% and 1.25% debentures. Holders of our 1.25% debentures may require us to repurchase all or a portion of their 1.25% debentures on February 15, 2012. Any repurchase of our 1.25% debentures pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the 1.25% debentures to be repurchased plus accrued and unpaid interest. In addition, we may redeem some or all of our 1.25% debentures on or after February 15, 2012 for cash at a redemption price equal to 100% of the principal amount of the 1.25% debentures to be redeemed plus accrued and unpaid interest. Also, holders of our debentures may also require us to repurchase their debentures for cash equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest in the event that our obligations under other indebtedness in excess of $25 million or $50 million, as applicable, are accelerated and we fail to discharge such obligations. If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity securities or debt securities or obtain other debt financings; although the current economic environment could also limit our ability to raise capital by issuing new equity or debt securities on acceptable terms, and lenders may be unwilling to lend funds on acceptable terms that would be required to supplement cash flows to support operations. Additional debt would result in increased expenses and would likely impose new restrictive covenants which may be similar or different than those restrictions contained in the covenants under our current debt agreements and debentures. Financing arrangements, including project financing for our solar power plants and letters of credit facilities, may not be available to us, or may not be available in amounts or on terms acceptable to us. We may also seek to sell assets, reduce or delay capital investments, or refinance or restructure our debt. For additional details see Note 10 of Notes to Consolidated Financial Statements.

There can be no assurance that we will be able to generate sufficient cash flows, find other sources of capital or access capital markets to fund our operations and solar power plant projects, make adequate capital investments to remain competitive in terms of technology development and cost efficiency, or provide bonding or letters of credit required by our projects. If adequate funds and alternative resources are not available on acceptable terms, our ability to fund our operations, develop and construct solar power plants, develop and expand our manufacturing operations and distribution network, maintain our research and development efforts, provide collateral for our projects or otherwise respond to competitive pressures would be significantly impaired. Our inability to do the foregoing could have a material adverse effect on our business and results of operations.

Our current tax holidays in the Philippines and Switzerland will expire within the next several years.

We currently benefit from income tax holiday incentives in the Philippines in accordance with our subsidiary’s registration with the Philippine Economic Zone Authority (“PEZA”), which provide that we pay no income tax in the Philippines. Our current income tax holidays were granted as manufacturing lines were placed in services and thereafter expire within the next several years beginning in 2011, and we have applied for extensions and renewals upon expiration. However, these tax holidays may or may not be extended and the holiday for two of the sixteen total manufacturing lines expired at the end of 2010 and were extended through November 2011. We believe that as our Philippine tax holidays expire, (a) gross income attributable to activities covered by our PEZA registrations will be taxed at a 5% preferential rate, and (b) our Philippine net income attributable to all other activities will be taxed at the statutory Philippine corporate income tax rate, currently 30%. An increase in our tax liability could materially and negatively affect our financial condition and results of operations.

We have an auxiliary company ruling in Switzerland where we sell our solar power products. The auxiliary company ruling results in a reduced effective Swiss tax rate of approximately 11.5%. The current ruling expires in 2015. If the ruling is not renewed in 2015, Swiss income would be taxable at the full Swiss tax rate of approximately 24.2%.

Our substantial indebtedness and other contractual commitments could adversely affect our business, financial condition and results of operations, as well as our ability to meet any of our payment obligations under the 1.25%, 4.50% and 4.75% debentures and our other debt.

We currently have a significant amount of debt and debt service requirements that could have material consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the 1.25%, 4.50% and 4.75% debentures and our other outstanding debt;

•

resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements (with certain covenants becoming more restrictive over time), which event of default could result in all of our debt becoming immediately due and payable;

•

reducing the availability of our cash flow to fund working capital, capital expenditures, project development, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates;

•	subjecting us to the risk of currency fluctuations and government-fixed foreign exchange rates and the effects of currency hedging activity or inability to hedge currency fluctuation;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the 1.25%, 4.50% and 4.75% debentures and our other debt. In addition, we also have significant contractual commitments for the purchase of polysilicon, some of which involve prepayments, and we may enter into additional, similar long-term supply agreements in the future. Further, if the holders of our outstanding 1.25% and 4.50% debentures have been entitled to, and do convert their debentures, the principal amount must be settled in cash and to the extent that the conversion obligation exceeds the principal amount of any debentures converted, we must satisfy the remaining conversion obligation of the 1.25% debentures in shares of our class A common stock. Future conversions could materially and adversely affect our liquidity and our ability to meet our payment obligations under our debt.

A change in our effective tax rate can have a significant adverse impact on our business.

A number of factors may adversely impact our future effective tax rates, such as the jurisdictions in which our profits are determined to be earned and taxed; changes in the valuation of our deferred tax assets and liabilities; adjustments to estimated taxes upon finalization of various tax returns; adjustments to the our interpretation of transfer pricing standards, changes in available tax credits; changes in stock-based compensation expense; changes in tax laws or the interpretation of such tax laws (for example, proposals for fundamental U.S. international tax reform); changes in U.S. generally accepted accounting principles (“U.S. GAAP”); expiration or the inability to renew tax rulings or tax holiday incentives; and the repatriation of non-U.S. earnings for which we have not previously provided for U.S. taxes. A change in our effective tax rate due to any of these factors may adversely impact our future results from operations. See Part II—“Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Income Taxes.”

Because we self-insure for certain indemnities we have made to our officers and directors, potential claims could materially and negatively impact our financial condition and results of operations.

Our certificate of incorporation, by-laws and indemnification agreements require us to indemnify our officers and directors for certain liabilities that may arise in the course of their service to us. We primarily self-insured with respect to potential indemnifiable claims historically. Although we have insured our officers and directors against certain potential third-party claims for which we are legally or financially unable to indemnify them, we have historically primarily self-insured with respect to potential third-party claims which give rise to direct liability to such third party or an indemnification duty on our part. If we were required to pay a significant amount on account of these liabilities for which we self-insured, our business, financial condition and results of operations could be materially harmed. See also “Risks Related to Our Operations—We and certain of our current and former officers and directors have been named as parties to various lawsuits relating to our past Philippines accounting issues, and may be named in further litigation, including with respect to the restatement of our consolidated financial statements, all of which could require significant management time and attention, result in significant legal expenses or damages, and cause our business, financial condition, results of operations and cash flows to suffer.”

Our credit agreements contain covenant restrictions that may limit our ability to operate our business.

We may be unable to respond to changes in business and economic conditions, engage in transactions that might otherwise be beneficial to us, or obtain additional financing, because our debt agreements, foreign exchange hedging agreements and equity derivative agreements contain, and any of our other future similar agreements may contain, covenant restrictions that limit our ability to, among other things:

•	incur additional debt, assume obligations in connection with letters of credit, or issue guarantees;

•	create liens;

•	make certain investments or acquisitions;

•	enter into transactions with our affiliates;

•	sell certain assets;

•	redeem capital stock or make other restricted payments;

•	declare or pay dividends or make other distributions to stockholders; and

•	merge or consolidate with any person.

Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions. In addition, our failure to comply with these covenants could result in a default under the 1.25%, 4.50% and 4.75% debentures and our other debt, which could permit the holders to accelerate such debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt, which could materially and negatively affect our financial condition and results of operation.

Risks Related to Our Supply Chain

We will continue to be dependent on a limited number of third-party suppliers for certain raw materials and components for our products, which could prevent us from delivering our products to our customers within required timeframes, which in turn could result in sales and installation delays, cancellations, penalty payments and loss of market share.

We rely on a limited number of third-party suppliers, including our joint ventures, for certain raw materials and components for our solar cells, panels and power systems such as polysilicon, inverters and third-party solar panels. If we fail to develop or maintain our relationships with our suppliers, we may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay. Such delays could prevent us from delivering our products to our customers within required timeframes and cause order cancellations and loss of market share. To the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers. In addition, the financial markets could limit our suppliers’ ability to raise capital if required to expand their production or satisfy their operating capital requirements. As a result, they could be unable to supply necessary raw materials, inventory and capital equipment to us which we would require to support our planned sales operations which would in turn negatively impact our sales volumes profitability and cash flows. The failure of a supplier to supply raw materials or components in a timely manner, or to supply raw materials or components that meet our quality, quantity and cost requirements, could impair our ability to manufacture our products or increase the cost of production. If we cannot obtain substitute materials or components on a timely basis or on acceptable terms, we could be prevented from delivering our products to our customers within required timeframes, which could result in sales and installation delays, cancellations, penalty payments or loss of market share, any of which could have a material adverse effect on our business, results of operations, and cash flows.

Limited competition among suppliers has required us in some instances to enter into long-term, firm commitment supply agreements that could result in excess or insufficient inventory and place us at a competitive disadvantage.

Due to the industry-wide shortage of polysilicon experienced in previous years, we have purchased polysilicon that we resell to third-party ingot and wafer manufacturers who deliver wafers to us that we then use in the manufacturing of our solar cells. Without sufficient polysilicon, some of those ingot and wafer manufacturers would not be able to produce the wafers on which we rely. To match our estimated customer demand forecasts and growth strategy for the next several years, we have entered into multiple long-term supply agreements, including agreements with our joint ventures, Woongjin Energy and First Philec Solar. Some agreements provide for fixed or inflation-adjusted pricing, substantial prepayment obligations, and firm purchase commitments that require us to pay for the supply whether or not we accept delivery. If such agreements require us to purchase more polysilicon, ingots or wafers than required to meet our actual customer demand over time, the resulting excess inventory could materially and negatively impact our results of operations. In addition, if the prices under our long-term supply agreements result in our paying more for such supplies than the current market prices available to our competitors, we may also be placed at a competitive disadvantage, and our profitability could decline. If our agreements provide insufficient inventory to meet customer demand, or if our suppliers are unable or unwilling to provide us with the contracted quantities, we may purchase additional supply at available market prices which could be greater than expected and could materially and negatively impact our results of operations. Such market prices could also be greater than prices paid by our competitors, placing us at a competitive disadvantage and leading to a decline in our profitability. Further, we face significant specific counterparty risk under long-term supply agreements when dealing with suppliers without a long, stable production and financial history. In the event any such supplier experiences financial difficulties, it may be difficult or impossible, or may require substantial time and expense, for us to recover any or all of our prepayments. Any of the foregoing could materially harm our financial condition and results of operations.

If third-party manufacturers become unable or unwilling to sell their solar cells or panels to us, our business and results of operations may be materially negatively affected.

We purchase a portion of our total product mix from third-party manufacturers of solar cells and panels, often marketing them under our Serengeti brand. Such products increase our inventory available for sale to customers in some markets. However, such manufacturers may not be willing to sell solar cells and panels to us at the quantities and on the terms and conditions we require. Such manufacturers may be our direct competitors. If they are unable or unwilling to sell to us, we may not have sufficient products available to sell to customers and satisfy our sales commitments, thereby materially and negatively affecting our business and results of operations. In addition, warranty and product liability claims may result from defects or quality issues in connection with third party solar cells and panels that we incorporate into our solar power products. See also “Risks Related to Our Sales Channels—We may incur unexpected warranty and product liability claims that could materially and adversely affect our financial condition and results of operations.”

Risks Related to Our Operations

We may not be able to increase or sustain our recent growth rate, and we may not be able to manage our future growth effectively.

We may not be able to continue to expand our business or manage future growth. We plan to significantly increase our production capacity in 2011 and 2012, which will require successful execution of:

•

expanding our existing manufacturing facilities and developing new manufacturing facilities, which would increase our fixed costs and, if such facilities are underutilized, would negatively impact our results of operations;

•	ensuring delivery of adequate polysilicon and ingots;

•	enhancing our customer resource management and manufacturing management systems;

•

implementing and improving additional and existing administrative, financial and operations systems, procedures and controls, including the need to centralize, update and integrate our global financial internal control;

•	hiring additional employees;

•	expanding and upgrading our technological capabilities;

•	managing multiple relationships with our customers, suppliers and other third parties;

•	maintaining adequate liquidity and financial resources; and

•	continuing to increase our revenues from operations.

Our recent expansion has placed, and our planned expansion and any other future expansion will continue to place, a significant strain on our management, personnel, systems and resources. Expanding our manufacturing facilities or developing facilities may be delayed by difficulties such as unavailability of equipment or supplies or equipment malfunction. Ensuring delivery of adequate polysilicon and ingots is subject to many market risks including scarcity, significant price fluctuations and competition. Maintaining adequate liquidity is dependent upon a variety of factors including continued revenues from operations and compliance with our indentures and credit agreements. If we are unsuccessful in any of these areas, we may not be able to achieve our growth strategy and increase production capacity as planned during the foreseeable future. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, develop new solar cells and other products, satisfy customer requirements, execute our business plan or respond to competitive pressures. See also “If we are not successful in adding additional production lines through our joint venture in Malaysia, or we experience interruptions in the operation of our solar cell production lines, our revenue and results of operations may be materially and adversely affected.”

We may make significant investments in building solar power plants without first obtaining project financing, and the delayed sale of our projects would adversely affect our business, liquidity and results of operations.

The development and construction of solar power plants require long periods of time and substantial initial investments, which we may make without first obtaining project financing or getting final regulatory clearance. Such costs may never be recovered if the necessary permits and government approvals are not obtained, project financing (including any Department of Energy loan guarantee) are not obtained, or if a potential project sale cannot be completed on commercially reasonable terms or at all. Our efforts in this area may consist of all stages of development, including land acquisition, permitting, financing, construction, operation and the eventual sale of the projects. We will often choose to bear the costs of such efforts prior to obtaining project financing, prior to getting final regulatory clearance, and prior to our final sale to a customer, if any. This involves significant upfront investments of resources (including, for example, large transmission deposits or other payments, which may be non-refundable), land acquisition, permitting, legal and other costs, and in some cases the actual costs of constructing a project, in advance of the signing of PPAs and EPC contracts, the sale of equity in the project and the receipt of any cash or revenue, much of which may not be recognized for several additional months or years following contract signing. Our ability to monetize solar power plant projects is dependent on successfully executing and selling large scale projects and often a single project can account for a material portion of our total revenue in a given quarter. Since consummation of the acquisition of SunRay in March 2010, we have deferred revenue recognition on SunRay construction projects until the projects have been financed, constructed, and sold to independent third parties. Alternatively, we may choose to build, own and operate certain solar power plants for a period of time, after which the project assets may be sold to third parties. In such cases, the delayed disposition of projects could require us to recognize a gain on the sale of assets instead of recognizing revenue. Our potential inability to obtain regulatory clearance, project financing, or enter into sales contracts with customers could adversely affect our business, liquidity and results of operations. Our inability to monetize our projects as planned, or any delay in obtaining the required initial payments to begin recognizing revenue under the relevant recognition criteria, and the corresponding revenue impact under the percentage-of-completion method of recognizing revenue, may cause large fluctuations in our revenue and other financial results. In the event the project is subsequently canceled, abandoned, or is deemed likely to occur, we will charge all prior capital costs as an operating expense in the quarter in which such determination is made, which could materially adversely affect operating results. Our liquidity could also be adversely impacted if we cannot obtain timely project financing or if project sales are delayed.

We have significant international activities and customers, and plan to continue these efforts, which subject us to additional business risks, including logistical complexity and political instability.

A substantial portion of our sales are made to customers outside of the United States, and a substantial portion of our supply agreements are with supply and equipment vendors located outside of the United States. Currently our solar cell production lines are located at our manufacturing facilities in the Philippines, and our joint venture is ramping up its manufacturing facility in Malaysia. The majority of our solar panel assembly functions has historically been conducted by third-party contract manufacturers in China, Poland and Mexico. In addition, in March 2010, we completed the acquisition of SunRay, a European-based project developer with significant international operations.

Risks we face in conducting business internationally include:

•

multiple, conflicting and changing laws and regulations, export and import restrictions, employment laws, environmental protection, regulatory requirements and other government approvals, permits and licenses;

•	difficulties and costs in staffing and managing foreign operations as well as cultural differences;

•	potentially adverse tax consequences associated with our permanent establishment of operations in more countries;

•

relatively uncertain legal systems, including potentially limited protection for intellectual property rights, and laws, changes in the governmental incentives we rely on, regulations and policies which impose additional restrictions on the ability of foreign companies to conduct business in certain countries or otherwise place them at a competitive disadvantage in relation to domestic companies;

•	repatriation of non-U.S. earnings taxed at rates lower than the U.S. statutory effective tax rate;

•	inadequate local infrastructure and developing telecommunications infrastructures;

•	financial risks, such as longer sales and payment cycles and greater difficulty collecting accounts receivable;

•	currency fluctuations and government-fixed foreign exchange rates and the effects of currency hedging activity or inability to hedge currency fluctuations;

•	political and economic instability, including wars, acts of terrorism, political unrest, boycotts, curtailments of trade and other business restrictions;

•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries; and

•	liabilities associated with compliance with laws (for example, the Foreign Corrupt Practices Act and similar laws outside of the United States).

If we are unable to successfully manage any such risks, any one or more could materially and negatively affect our business, financial condition and results of operations.

Recent protests, violence and political instability in Egypt and certain Middle East countries has increased the risk of political turmoil spreading around the world. Such events may disrupt our operations or those of our customers and suppliers and may affect the availability of materials needed to manufacture our products or the means to transport those materials to manufacturing facilities and finished products to customers. Such events could also increase volatility in the U.S. and world financial markets, which could harm our stock price and may limit the capital resources available to us and our customers or suppliers, or adversely affect consumer confidence. Turmoil and unrest in the Middle East or other regions of the world could harm our business and results of operations.

If we are not successful in adding additional production lines through our joint venture in Malaysia, or we experience interruptions in the operation of our solar cell production lines, our revenue and results of operations may be materially and adversely affected.

If our current or future solar cell production lines were to experience any problems or downtime, we would be unable to meet our production targets and our business would suffer. Our manufacturing activities have required and will continue to require significant management attention, a significant investment of capital and substantial engineering expenditures.

Under a joint venture agreement, we and AU Optronics Corporation (“AUO”) jointly own and manage a joint venture that is constructing a manufacturing facility in Malaysia. We expect the joint venture to provide a substantial portion of our solar cell supply beginning in 2011. The success of our joint venture is subject to significant risks including:

•	cost overruns, delays, supply shortages, equipment problems and other operating difficulties;

•	difficulties expanding our processes to larger production capacity;

•	custom-built equipment may take longer and cost more to engineer than planned and may never operate as designed;

•	incorporating first-time equipment designs and technology improvements, which we expect to lower unit capital and operating costs, but this new technology may not be successful;

•	problems managing the joint venture with AUO, whom we do not control and whose business objectives are different from ours and may be inconsistent with our best interests;

•	AUO’s ability to obtain interim financing to fund the joint venture’s business plan until such time as third party financing is obtained;

•	the joint venture’s ability to obtain third party financing to fund its capital requirements;

•	difficulties in maintaining or improving our historical yields and manufacturing efficiencies;

•	difficulties in protecting our intellectual property and obtaining rights to intellectual property developed by the joint venture;

•	difficulties in hiring key technical, management, and other personnel;

•	difficulties in integration, implementing IT infrastructure and an effective control environment; and

•	potential inability to obtain, or obtain in a timely manner, financing, or approvals from governmental authorities for operations.

If we experience any of these or similar difficulties, we may be unable to complete the addition of new production lines on schedule at our joint venture, and our supply from the joint venture may be delayed or be more costly than expected, substantially constraining our supply of solar cells. If we are unable to ramp up our manufacturing capacity at the joint venture as planned, or we experience interruptions in the operation of our existing production lines, our per-unit manufacturing costs would increase, we would be unable to increase sales or gross margins as planned, we would need to increase our supply of third party solar cells, and our results of operations would likely be materially and adversely affected.

If we do not achieve satisfactory yields or quality in manufacturing our solar cells, our sales could decrease and our relationships with our customers and our reputation may be harmed.

The manufacture of solar cells is a highly complex process. Minor deviations in the manufacturing process can cause substantial decreases in yield and in some cases, cause production to be suspended or yield no output. We have from time to time experienced lower than anticipated manufacturing yields. As we expand our manufacturing capacity and bring additional lines or facilities into production, we may initially experience lower yields. If we do not achieve planned yields, our product costs could increase, and product availability would decrease resulting in lower revenues than expected.

Additionally, products as complex as ours may contain undetected errors or defects, especially when first introduced. For example, our solar cells or solar panels may contain defects that are not detected until after they are shipped or are installed because we cannot test for all possible scenarios. These defects could cause us to incur significant warranty, non-warranty and re-engineering costs, divert the attention of our engineering personnel from product development efforts and significantly affect our customer relations and business reputation. If we deliver solar cells or solar panels with errors or defects, including cells or panels of third-party manufacturers, or if there is a perception that such solar cells or solar panels contain errors or defects, our credibility and the market acceptance and sales of our products could be harmed. In addition, some of our arrangements with customers include termination or put rights for non-performance. In certain limited cases, we could incur liquidated damages or even be required to buy-back a customer’s system at fair value on specified future dates if certain minimum performance thresholds are not met for periods up to two years.

We obtain certain of our capital equipment used in our manufacturing process from sole suppliers and if this equipment is damaged or otherwise unavailable, our ability to deliver products on time will suffer, which in turn could result in order cancellations and loss of revenue.

Some of the capital equipment used in the manufacture of our solar power products has been developed and made specifically for us, is not readily available from multiple vendors and would be difficult to repair or replace if it were to become damaged or stop working. If any of these suppliers were to experience financial difficulties or go out of business, or if there were any damage to or a breakdown of our manufacturing equipment, our business would suffer. In addition, a supplier’s failure to supply this equipment in a timely manner, with adequate quality and on terms acceptable to us, could delay our capacity expansion of our manufacturing facility and our joint venture and otherwise disrupt our production schedule or increase our costs of production.

Project development or construction activities may not be successful, which could increase our costs and impair our ability to recover our investments.

The development and construction of solar power electric generation facilities and other energy infrastructure projects involve numerous risks. We may be required to spend significant sums for preliminary engineering, permitting, legal, and other expenses before we can determine whether a project is feasible, economically attractive or capable of being built. Successful completion of a particular project may be adversely affected by numerous factors, including:

•	failures or delays in obtaining desired or necessary land rights, including ownership, leases and/or easements;

•	failures or delays in obtaining necessary permits, licenses or other governmental approvals, or in overcoming objections from members of the public or adjoining land owners;

•	uncertainties relating to land costs for projects;

•	unforeseen engineering problems;

•	access to available transmission for electricity generated by our solar power plants;

•	construction delays and contractor performance shortfalls;

•	work stoppages or labor disruptions;

•	cost over-runs;

•	availability of products and components from suppliers;

•	adverse weather conditions;

•	environmental, archaeological and geological conditions; and

•	availability of construction and permanent financing.

If we are unable to complete the development of a solar power plant, or fail to meet one or more agreed target construction milestone dates, we may be subject to liquidated damages and/or penalties under the EPC agreement or other agreements relating to the power plant, and we typically will not be able to recover our investment in the project. We expect to invest a significant amount of capital to develop projects initially owned by us or ultimately owned by third parties. If we are unable to complete the development of a solar power project, we may write-down or write-off some or all of these capitalized investments, which would have an adverse impact on our net income in the period in which the loss is recognized.

We depend on third-party contract manufacturers to assemble a significant portion of our solar cells into solar panels and any failure to obtain sufficient assembly and test capacity could significantly delay our ability to ship our solar panels and damage our customer relationships.

The majority of our solar panel assembly functions have historically been conducted by third-party contract manufacturers in China, Poland and Mexico. We plan to add additional manufacturing capacity for our solar panels in the United States, whether produced internally or by third-party contract manufacturers located in states near attractive solar markets. As a result of outsourcing a significant portion of this final step in our production, we face several significant risks, including limited control over assembly and testing capacity, delivery schedules, quality assurance, manufacturing yields and production costs. If the operations of our third-party contract manufacturers were disrupted or their financial stability impaired, or if they were unable or unwilling to devote capacity to our solar panels in a timely manner, our business could suffer as we might be unable to produce finished solar panels on a timely basis. We also risk customer delays resulting from an inability to move module production to an alternate provider or to complete production internationally, and it may not be possible to obtain sufficient capacity or comparable production costs at another facility in a timely manner. In addition, migrating our design methodology to a new third-party contract manufacturer or to a captive panel assembly facility could involve increased costs, resources and development time, and utilizing additional third-party contract manufacturers could expose us to further risk of losing control over our intellectual property and the quality of our solar panels. Any reduction in the supply of solar panels could impair our revenue by significantly delaying our ability to ship products and potentially damage our relationships with new and existing customers, any of which could have a material and adverse effect on our financial condition and results of operation.

We act as the general contractor for many of our customers in connection with the installations of our solar power systems and are subject to risks associated with construction, cost overruns, delays and other contingencies tied to performance bonds and letters of credit, which could have a material adverse effect on our business and results of operations.

We act as the general contractor for many of our customers in connection with the installation of our solar power systems. All essential costs are estimated at the time of entering into the sales contract for a particular project, and these are reflected in the overall price that we charge our customers for the project. These cost estimates are preliminary and may or may not be covered by contracts between us or the other project developers, subcontractors, suppliers and other parties to the project. In addition, we require qualified, licensed subcontractors to install most of our systems. Shortages of such skilled labor could significantly delay a project or otherwise increase our costs. Should miscalculations in planning a project or defective or late execution occur, we may not achieve our expected margins or cover our costs. Also, some customers require performance bonds issued by a bonding agency or letters of credit issued by financial institutions. Due to the general performance risk inherent in construction activities, it has become increasingly difficult recently to attain suitable bonding agencies willing to provide performance bonding. Obtaining letters of credit requires adequate collateral. In the event we are unable to obtain bonding or sufficient letters of credit, we will be unable to bid on, or enter into, sales contracts requiring such bonding.

In addition, the contracts with some of our larger customers require that we would be obligated to pay substantial penalty payments for each day or other period a solar installation for any such customer is not completed beyond an agreed target date, up to and including the return of the entire project sale price. This is particularly true in Europe, where long-term, fixed feed-in tariffs available to investors are typically set during a prescribed period of project completion, but the fixed amount declines over time for projects completed in subsequent periods. We face material financial penalties in the event we fail to meet the completion deadlines, including but not limited a full refund of the contract price paid by the customers. In certain cases we do not control all of the events which could give rise to these penalties, such as reliance on the local utility to timely complete electrical substation construction.

Furthermore, investors often require that the solar power system generate specified levels of electricity in order to maintain their investment returns, allocating substantial risk and financial penalties to us if those levels are not achieved, up to and including the return of the entire project sale price. Also, our customers often require protections in the form of conditional payments, payment retentions or holdbacks, and similar arrangements that condition its future payments on performance. Delays in solar panel or other supply shipments, other construction delays, unexpected performance problems in electricity generation or other events could cause us to fail to meet these performance criteria, resulting in unanticipated and severe revenue and earnings losses and financial penalties. Construction delays are often caused by inclement weather, failure to timely receive necessary approvals and permits, or delays in obtaining necessary solar panels, inverters or other materials. Additionally, we sometimes purchase land in connection with project development and assume the risk of project completion. All such risks could have a material adverse effect on our business and results of operations.

Acquisitions of other companies or investments in joint ventures with other companies could materially and adversely affect our financial condition and results of operations, and dilute our stockholders’ equity.

To increase our business and maintain our competitive position, we may acquire other companies or engage in joint ventures in the future. For example, in March 2010, we completed our acquisition of SunRay and in July 2010, we formed a joint venture with AUO to jointly own and operate our third solar cell manufacturing factory located in Malaysia. See also “If we are not successful in adding additional production lines through our joint venture in Malaysia, or we experience interruptions in the operation of our solar cell production lines, our revenue and results of operations may be materially and adversely affected.”

Acquisitions and joint ventures involve a number of risks that could harm our business and result in the acquired business or joint venture not performing as expected, including:

•

insufficient experience with technologies and markets in which the acquired business or joint venture is involved, which may be necessary to successfully operate and/or integrate the business or the joint venture;

•	problems integrating the acquired operations, personnel, IT infrastructure, technologies or products with the existing business and products;

•	diversion of management time and attention from the core business to the acquired business or joint venture;

•	potential failure to retain or hire key technical, management, sales and other personnel of the acquired business or joint venture;

•	difficulties in retaining or building relationships with suppliers and customers of the acquired business or joint venture, particularly where such customers or suppliers compete with us;

•	potential failure of the due diligence processes to identify significant issues with product quality and development or legal and financial liabilities, among other things;

•	potential inability to obtain, or obtain in a timely manner, approvals from governmental authorities, which could delay or prevent acquisitions or the successful operation of joint ventures;

•	potential necessity to re-apply for permits of acquired projects;

•

problems managing joint ventures with our partners, and reliance upon joint ventures which we do not control; for example, our ability to effectively manage our joint venture with AUO for the expansion of our manufacturing capacity;

•	subsequent impairment of the acquired assets, including intangible assets; and

•

assumption of liabilities including, but not limited to, lawsuits, tax examinations, warranty issues, and liabilities associated with compliance with laws (for example, the Foreign Corrupt Practices Act).

Additionally, we may decide that it is in our best interests to enter into acquisitions or joint ventures that are dilutive to earnings per share or that negatively impact margins as a whole. In an effort to reduce our cost of goods sold, we have and may continue to enter into acquisitions or joint ventures involving suppliers or manufacturing partners, which would expose us to additional supply chain risks. Acquisitions or joint ventures could also require investment of significant financial resources and require us to obtain additional equity financing, which may dilute our stockholders’ equity, or require us to incur additional indebtedness. Such equity or debt financing may not be available on terms acceptable to us. For example, we, along with AUO, have committed to funding the AUO SunPower Sdn. Bhd. joint venture $335 million from 2011 to 2014, and an additional $50 million if requested. In addition, we could in the future make additional investments in our joint ventures or guarantee certain financial obligations of our joint ventures, which could reduce our cash flows, increase our indebtedness and expose us to the credit risk of our joint ventures.

To the extent that we invest in upstream suppliers or downstream channel capabilities, we may experience competition or channel conflict with certain of our existing and potential suppliers and customers. Specifically, existing and potential suppliers and customers may perceive that we are competing directly with them by virtue of such investments and may decide to reduce or eliminate their supply volume to us or order volume from us. In particular, any supply reductions from our polysilicon, ingot or wafer suppliers could materially reduce manufacturing volume.

Fluctuations in foreign currency exchange rates and interest rates could adversely impact our business and results of operations.

We have significant sales globally, and we are exposed to movements in foreign exchange rates, primarily related to sales to European customers that are denominated in Euros. A depreciation of the Euro would adversely impact our margins on sales to European customers. When foreign currencies appreciate against the U.S. dollar, inventories and expenses denominated in foreign currencies become more expensive. An increase in the value of the U.S. dollar relative to foreign currencies could make our solar power products more expensive for international customers, thus potentially leading to a reduction in demand, our sales and profitability. As a result, substantial unfavorable changes in foreign currency exchange rates could have a substantial adverse effect on our financial condition and results of operations. Although we seek to reduce our currency exposure by engaging in hedging transactions where we deem it appropriate, we do not know whether our efforts will be successful. Because we hedge some of our expected future foreign exchange exposure, if associated revenues do not materialize, we could experience losses. In the past, we have experienced an adverse impact on our revenue, gross margin, cash position and profitability as a result of foreign currency fluctuations.

We are exposed to interest rate risk because many of our customers depend on debt financing to purchase our solar power systems. An increase in interest rates could make it difficult for our customers to obtain the financing necessary to purchase our solar power systems on favorable terms, or at all, and thus lower demand for our solar power products, reduce revenue and adversely impact our operating results. An increase in interest rates could lower a customer’s return on investment in a system or make alternative investments more attractive relative to solar power systems, which, in each case, could cause our customers to seek alternative investments that promise higher returns or demand higher returns from our solar power systems, which could reduce our revenue and gross margin and adversely impact our operating results. Our interest expense would increase to the extent interest rates rise in connection with our variable interest rate borrowings. In addition, lower interest rates has an adverse impact on our interest income. See also Item 7A “Quantitative and Qualitative Disclosures About Market Risk” and “Risks Related to Our Sales Channels-The execution of our growth strategy is dependent upon the continued availability of third-party financing arrangements for our solar power plants and our customers, and is affected by general economic conditions.”

We are exposed to the credit risk of our financial counterparties, customers and suppliers.

We have certain financial and derivative instruments that subject us to credit risk. These consist primarily of cash and cash equivalents, restricted cash and cash equivalents, investments, accounts receivable, note receivable, advances to suppliers, foreign currency option contracts, foreign currency forward contracts, bond hedge and warrant transactions, purchased options and share lending arrangements for our class A common stock. We are exposed to losses in the event of nonperformance by the counterparties to our financial and derivative instruments. For example, in connection with the bankruptcy of Lehman, the fair value of the 2.9 million shares of our class A common stock loaned and unreturned by an affiliate of Lehman at the time of the bankruptcy was $213.4 million, which was reflected in the third quarter of fiscal 2008 as a loss on our statement of operations.

We enter into agreements with suppliers that specify future quantities and pricing of polysilicon to be supplied for periods up to 10 years. Under certain agreements, we are required to make significant prepayments to the vendors over the terms of the arrangements. We may be unable to recover such prepayments if the credit conditions of these suppliers materially deteriorate. In addition, we may not be able to collect from our customers in the event of the deterioration of their credit or if they enter into bankruptcy. Any of the preceding could materially and adversely impact our financial conditions, results of operations and liquidity. See also Item 7A “Quantitative and Qualitative Disclosures About Market Risk.”

A material weakness in our internal control over financial reporting could result in a material misstatement of our financial statements.

Our management is responsible for maintaining internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U.S. GAAP. As previously disclosed under Item 9A, “Controls and Procedures” in our Annual Report on Form 10-K for the fiscal year ended January 3, 2010, we concluded that our disclosure controls and procedures were not effective based on certain material weaknesses identified in our Philippine operations. Management has actively engaged in efforts to remediate these material weaknesses, and concluded that as of January 2, 2011, our internal control over financial reporting and our disclosure controls and procedures were effective. See Part II—“Item 9A: Controls and Procedures.”

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The effectiveness of any controls and procedures is subject to certain limitations, and, as a result, there can be no assurance that our controls and procedures will detect all errors or fraud. A control, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system will be attained. We also cannot assure you that new material weaknesses will not arise as a result of our past failure to maintain adequate internal controls and procedures or that circumvention of those controls and procedures will not occur. Additionally, even our improved controls and procedures may not be adequate to prevent or identify errors or irregularities or ensure that our financial statements are prepared in accordance with U.S. GAAP. A material weakness could cause investors to lose confidence in our reported financial information, and the expenses incurred in remediation could adversely affect our financial condition, results of operations and cash flows.

We and certain of our current and former officers and directors have been named as parties to various lawsuits relating to our past Philippines accounting issues, and may be named in further litigation, including with respect to the restatement of our consolidated financial statements, all of which could require significant management time and attention, result in significant legal expenses or damages, and cause our business, financial condition, results of operations and cash flows to suffer.

Three securities class action lawsuits were filed against our Company and certain of our current and former officers in the United States District Court for the Northern District of California on behalf of a class consisting of those who acquired our securities from April 17, 2008, through November 16, 2009. The actions arise from our announcement on November 16, 2009, that our Audit Committee commenced an internal investigation regarding certain unsubstantiated accounting entries. The complaints allege that the defendants made material misstatements and omissions concerning our financial results for 2008 and 2009, seek an unspecified amount of damages, and allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Sections 11 and 15 of the Securities Act of 1933. These cases were consolidated under Case No. CV-09-5473-RS (N.D. Cal.). In addition, derivative actions purporting to be brought on our behalf have also been filed in state and federal courts against several of our current and former officers and directors based on the same events alleged in the securities class action lawsuits described above. The California state derivative complaints assert state-law claims for breach of fiduciary duty, abuse of control, unjust enrichment, gross mismanagement, and waste of corporate assets. The federal derivative complaints assert state-law claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment. The complaints seek an unspecified amount of damages.

We cannot predict the outcome of these lawsuits. The matters which led to our Audit Committee’s investigation and the restatement of our consolidated financial statements have exposed us to greater risks associated with litigation, regulatory proceedings and government enforcement actions. We and our current and former officers and directors may, in the future, be subject to additional private and governmental actions relating to such matters. Subject to certain limitations, we are obligated to indemnify our current and former officers and directors in connection with such lawsuits and governmental investigations and any related litigation or settlements amounts. Regardless of the outcome, these lawsuits, and any other litigation that may be brought against us or our current or former officers and directors, could be time-consuming, result in significant expense and divert the attention and resources of our management and other key employees. An unfavorable outcome in any of these matters could exceed coverage provided under potentially applicable insurance policies, which is limited. Any such unfavorable outcome could have a material adverse effect on our business, financial condition, results of operations and cash flows. Further, we could be required to pay damages or additional penalties or have other remedies imposed against us, or our current or former directors or officers, which could harm our reputation, business, financial condition, results of operations or cash flows. In addition, our Company is largely self insured so that expenses, settlements or damages in excess of $5 million in these actions will not be recoverable under the primary coverage insurance policies. Moreover, such policies are subject to several terms, conditions and exclusions. See also “Risks Related to Our Liquidity—Because we self-insure for certain indemnities we have made to our officers and directors, potential claims could materially and negatively impact our financial condition and results of operations.”

Our agreements with Cypress Semiconductor Corporation (“Cypress”) require us to indemnify Cypress for certain tax liabilities. These indemnification obligations and related contractual restrictions may limit our ability to pursue certain business initiatives.

On October 6, 2005, while a subsidiary of Cypress, we entered into a tax sharing agreement with Cypress providing for each party’s obligations concerning various tax liabilities. The tax sharing agreement is structured such that Cypress would pay all federal, state, local and foreign taxes that are calculated on a consolidated or combined basis while we were a member of Cypress’s consolidated or combined group for federal, state, local and foreign tax purposes. Our portion of tax liabilities or benefits was determined based upon our separate return tax liability as defined under the tax sharing agreement. These tax liabilities or benefits were based on a pro forma calculation as if we were filing a separate income tax return in each jurisdiction, rather than on a combined or consolidated basis, subject to adjustments as set forth in the tax sharing agreement.

On June 6, 2006, we ceased to be a member of Cypress’s consolidated group for federal income tax purposes and certain state income tax purposes. On September 29, 2008, we ceased to be a member of Cypress’s combined group for all state income tax purposes. To the extent that we become entitled to utilize our separate portion of any tax credit or loss carryforwards existing as of such date, we will distribute to Cypress the tax effect, estimated to be 40% for federal and state income tax purposes, of the amount of such tax loss carryforwards so utilized, and the amount of any credit carryforwards so utilized. We will distribute these amounts to Cypress in cash or in our shares, at Cypress’s option. As of January 2, 2011, we have a potential liability of approximately $2.2 million that may be due under this arrangement. In fiscal 2010 and 2009, we paid $0.7 million and $16.5 million, respectively, in cash to Cypress, of which zero and $15.1 million, respectively, represents the federal component and $0.7 million and $1.4 million, respectively, represents the state component.

We will continue to be jointly and severally liable for any tax liability during all periods in which we are deemed to be a member of the Cypress consolidated or combined group. Accordingly, although the tax sharing agreement allocates tax liabilities between Cypress and all its consolidated subsidiaries, for any period in which we were included in Cypress’s consolidated or combined group, we could be liable in the event that any federal or state tax liability was incurred, but not discharged, by any other member of the group.

We will continue to be jointly and severally liable to Cypress until the statute of limitations runs or all appeal options are exercised for all years in which we joined in the filing of tax returns with Cypress. If Cypress experiences adjustments to their tax liability pursuant to tax examinations, we may incur an incremental liability.

In January 2010, Cypress was notified by the IRS that it intends to examine Cypress’s corporate income tax filings for the tax years ended in 2006, 2007 and 2008. SunPower was included as part of Cypress’s federal consolidated group in 2006 and part of 2007.

As of January 2, 2011, Cypress has not notified us of any adjustments to the tax liabilities that have been proposed by the IRS. However, the IRS has not completed its examination and there can be no assurance that there will be no material adjustments upon completion of their review. Additionally, while years prior to fiscal 2006 for Cypress’s U.S. corporate tax return are not open for assessment, the IRS can adjust net operating loss and research and development carryovers that were generated in prior years and carried forward to fiscal 2006 and subsequent years. If the IRS sustains tax assessments against Cypress, we may be obligated to indemnify Cypress under the terms of the tax sharing agreement.

We would also be liable to Cypress for taxes that might arise from the distribution by Cypress of our class B common stock to Cypress’s stockholders on September 29, 2008, or “spin-off”. In connection with Cypress’s spin-off of our class B common stock, we and Cypress, on August 12, 2008, entered into an amendment to our tax sharing agreement (“Amended Tax Sharing Agreement”) to address certain transactions that may affect the tax treatment of the spin-off and certain other matters.

Subject to certain caveats, Cypress obtained a ruling from the IRS to the effect that the distribution by Cypress of our class B common stock to Cypress’s stockholders qualified as a tax-free distribution under Section 355 of the Internal Revenue Code (“Code”). Despite such ruling, the distribution may nonetheless be taxable to Cypress under Section 355(e) of the Code if 50% or more of the voting power or value of our stock was or is later acquired as part of a plan or series of related transactions that included the distribution of our stock. The Amended Tax Sharing Agreement requires us to indemnify Cypress for any liability incurred as a result of issuances or dispositions of our stock after the distribution, other than liability attributable to certain dispositions of our stock by Cypress, that cause Cypress’s distribution of shares of our stock to its stockholders to be taxable to Cypress under Section 355(e) of the Code.

In addition, under the Amended Tax Sharing Agreement, we are required to provide notice to Cypress of certain transactions that could give rise to our indemnification obligation relating to taxes resulting from the application of Section 355(e) of the Code or similar provisions of other applicable law to the spin-off as a result of one or more acquisitions, as described in the agreement. We are not required to indemnify Cypress for any taxes which would result solely from issuances and dispositions of our stock prior to the spin-off and any acquisition of our stock by Cypress after the spin-off.

Under the Amended Tax Sharing Agreement, we also agreed that, until October 29, 2010, we would not effect a conversion of any or all of our class B common stock to class A common stock or any similar recapitalization transaction or series of related transactions (a “Recapitalization”). In addition, we agreed that until October 29, 2010, we would not enter into or facilitate any other transaction resulting in an acquisition, as described in the agreement, of our stock without first obtaining the written consent of Cypress. As further detailed in the agreement, we are not required to obtain Cypress’s consent unless such transactions would involve the acquisition for purposes of Section 355(e) of the Code after August 4, 2008 of more than 25% of our outstanding shares of common stock. In addition, the requirement to obtain Cypress’s consent does not apply to certain qualifying acquisitions of our stock, as defined in the agreement.

Under the Amended Tax Sharing Agreement, we agreed that we would not (i) effect a Recapitalization during the 36 month period following the spin-off without first obtaining a tax opinion from a nationally recognized tax counsel, in form and in substance reasonably satisfactory to Cypress, to the effect that such Recapitalization (either alone or when taken together with any other transaction or transactions) will not cause the spin-off to become taxable under Section 355(e), or (ii) seek any private ruling, including any supplemental private ruling, from the IRS with regard to the spin-off, or any transaction having any bearing on the tax treatment of the spin-off, without the prior written consent of Cypress.

Our headquarters and manufacturing facilities, as well as the facilities of certain subcontractors, are located in regions that are subject to earthquakes and other natural disasters, and climate change and climate change regulation could have an adverse effect on our operations.

Our headquarters and research and development operations are located in California, and our manufacturing facilities are located in the Philippines. The facilities of our joint venture for manufacturing and subcontractors for assembly and test of solar panels are located globally, including in Malaysia, China, Poland and Mexico. Any significant earthquake, tsunami or other natural disaster in these countries could materially disrupt our management operations and/or our production capabilities, and could result in our experiencing a significant delay in delivery, or substantial shortage, of our products and services.

In addition, legislators, regulators, and non-governmental organizations, as well as companies in many business sectors, are considering ways to reduce green-house gas emissions. Regulation could be forthcoming at the federal or state level with respect to green-house gas emissions. Such regulation or similar regulations in other countries could result in regulatory or product standard requirements for our global business, including our manufacturing operations. Furthermore, the potential physical impacts of climate change on our operations may include changes in weather patterns (including floods, tsunamis, drought and rainfall levels), water availability, storm patterns and intensities, and temperature levels. These potential physical effects may adversely impact the cost, production, sales and financial performance of our operations.

We could be adversely affected by any violations of the U.S. Foreign Corrupt Practices Act (“FCPA”) and foreign anti-bribery laws.

The U.S. FCPA generally prohibits companies and their intermediaries from making improper payments to non-U.S. government officials for the purpose of obtaining or retaining business. Other countries in which we operate also have anti-bribery laws, some of which prohibit improper payments to government and non-government persons and entities. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. In addition, due to the level of regulation in our industry, our entry into new jurisdictions through internal growth or acquisitions requires substantial government contact where norms can differ from U.S. standards. Although we implement policies and procedures designed to facilitate compliance with these anti-bribery laws, our employees, subcontractors and agents may take actions in violation of our policies and anti-bribery laws. Any such violation, even if prohibited by our policies, could subject us to criminal or civil penalties or other sanctions, which could have a material adverse effect on our business, financial condition, cash flows and reputation.

We sell our solar products to agencies of the U.S. government, and as a result, we are subject to a number of procurement rules and regulations, and our business could be adversely affected by an audit by the U.S. government if it were to identify errors or a failure to comply with regulations.

We have sold and continue to sell our solar power systems to various U.S. government agencies. In connection with these contracts, we must comply with and are affected by laws and regulations relating to the award, administration, and performance of U.S. government contracts, which may impose added costs on our business. We are expected to perform in compliance with a vast array of federal laws and regulations, including, without limitation, the Federal Acquisition Regulation, the Truth in Negotiations Act, the Federal False Claims Act, the Anti-Kickback Act of 1986, the Buy American Act and the Davis Bacon Act. A violation of specific laws and regulations could result in the imposition of fines and penalties, reductions of the value of our contracts, contract modifications or termination, or suspension or debarment from government contracting for a period of time.

In some instances, these laws and regulations impose terms or rights that are more favorable to the government than those typically available to commercial parties in negotiated transactions. For example, the U.S. government may terminate any of our government contracts either at its convenience or for default based on performance. A termination arising out of our default may expose us to liability and have a material adverse effect on our ability to compete for future contracts.

U.S. government agencies may audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, cost structure, and compliance with applicable laws, regulations, and standards. If an audit or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or prohibition from doing business with the U.S. government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

We are required to comply with all foreign, U.S. federal, state and local laws and regulations regarding pollution control and protection of the environment. In addition, under some statutes and regulations, a government agency, or other parties, may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. We use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our research and development and manufacturing activities. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations. In addition, if more stringent laws and regulations are adopted in the future, the costs of compliance with these new laws and regulations could be substantial. To date such laws and regulations have not had a significant impact on our operations, and we believe that we have all necessary permits to conduct operations as they are presently conducted. If we fail to comply with present or future environmental laws and regulations, however, we may be required to pay substantial fines, suspend production or cease operations.

In addition, new U.S. legislation includes disclosure requirements regarding the use of “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries and procedures regarding a manufacturer’s efforts to prevent the sourcing of such “conflict” minerals. The implementation of these requirements could affect the sourcing and availability of minerals used in the manufacture of solar products. As a result, there may only be a limited pool of suppliers who provide conflict free metals, and we cannot assure you that we will be able to obtain products in sufficient quantities or at competitive prices. Also, since our supply chain is complex, we may face reputational challenges with our customers and other stakeholders if we are unable to sufficiently verify the origins for all minerals used in our products.

Our success depends on the continuing contributions of our key personnel.

We rely heavily on the services of our key executive officers and the loss of services of any principal member of our management team could adversely impact our operations. In addition, we anticipate that we will need to hire a significant number of highly skilled technical, manufacturing, sales, marketing, administrative and accounting personnel. The competition for qualified personnel is intense in our industry. We may not be successful in attracting and retaining sufficient numbers of qualified personnel to support our anticipated growth. We cannot guarantee that any employee will remain employed with us for any definite period of time since all of our employees, including our key executive officers, serve at-will and may terminate their employment at any time for any reason.

We may in the future be required to consolidate the assets, liabilities and financial results of certain of our existing or future joint ventures, which could have an adverse impact on our financial position, gross margin and operating results.

The Financial Accounting Standards Board has issued accounting guidance regarding variable interest entities (“VIEs”) that affects our accounting treatment of our existing and future joint ventures. We have variable interests in Woongjin Energy Co., Ltd., First Philec Solar Corporation and our joint venture with AUO. To ascertain if we are required to consolidate these entities, we determine whether these entities are VIEs and if we are the primary beneficiary in accordance with the accounting guidance. Factors we consider in determining whether we are the VIE’s primary beneficiary include the decision making authority of each partner, which partner manages the day-to-day operations of the joint venture and each partner’s obligation to absorb losses or right to receive benefits from the joint venture in relation to that of the other partner. Changes in the financial accounting guidance, or changes in circumstances at each of these joint ventures, could lead us to determine that we have to consolidate the assets, liabilities and financial results of such joint ventures. This could have a material adverse impact on our financial position, gross margin and operating results. In addition, we may enter into future joint ventures or make other equity investments, which could have an adverse impact on us because of the financial accounting guidance regarding VIEs.

We carry significant goodwill on our balance sheet, which is subject to impairment testing and could subject us to significant non-cash charges to earnings in the future if impairment occurs.

We have completed strategic acquisitions which have increased our balance of goodwill on our Consolidated Balance Sheet and the balance of goodwill may increase in the future if we complete acquisitions as part of our overall business strategy. Goodwill is not amortized, but is tested for impairment annually. We conduct our annual review of the valuation of goodwill as of the Sunday closest to the end of the third fiscal quarter of each year, or more often if indicators of impairment exist. Triggering events for additional impairment review may include indicators such as adverse industry or economic trends, lower than projected operating results or cash flows, or a sustained decline in our stock price or market capitalization. Our stock price has declined significantly since mid-2008, which increases the risk of goodwill impairment if the price of our stock declines further. The evaluation of the fair value of goodwill involves valuation techniques which require significant management judgment. Should conditions be different from management’s last impairment assessment, significant write-downs of goodwill may be required, which would result in a significant non-cash charge to earnings and lower stockholders’ equity. From our prior annual goodwill impairment tests we concluded there was no impairment to goodwill; however, the triggering events described above associated with an event of impairment may require us to evaluate the fair value of goodwill prior to the next annual review.

Risks Related to Our Intellectual Property

Loss of government programs that partially fund our research and development programs would increase our research and development expenses.

We selectively pursue contract research, product development and market development programs funded by various agencies of the federal and state governments to complement and enhance our own resources. Funding from government contracts is generally recorded as an offset to our research and development expense. These government agencies may not continue their commitment to programs relevant to our development projects. Moreover, we may not be able to compete successfully to obtain funding through these or other programs, and generally government agencies may unilaterally terminate or modify such agreements. A reduction or discontinuance of these programs, or of our participation in these programs, would increase our research and development expenses, which could materially and adversely affect our results of operations and could impair our ability to develop competitive solar power products and services.

Our reliance on government programs to partially fund our research and development programs could impair our ability to commercialize our solar power products and services.

Government funding of some of our research and development efforts imposes certain restrictions on our ability to commercialize results and may grant commercialization rights to the government. In some funding awards, the government is entitled to intellectual property rights arising from the related research. Such rights could include a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced each subject invention developed under an award throughout the world by or on behalf of the government, or the right to require us to grant a license to the developed technology or products to a third party or, if we refuse, the government may grant the license itself, if the government determines that action is necessary because we fail to achieve practical application of the technology, or because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give the United States industry preference. Accepting government funding can also require that manufacturing of products developed with federal funding be conducted in the United States.

We are dependent on our intellectual property, and we may face intellectual property infringement claims that could be time-consuming and costly to defend and could result in the loss of significant rights.

From time to time, we, our respective customers or third parties with whom we work may receive letters, including letters from various industry participants, alleging infringement of their patents. Although we are not currently aware of any parties pursuing or intending to pursue infringement claims against us, we cannot assure investors that we will not be subject to such claims in the future. Additionally, we are required by contract to indemnify some of our customers and our third-party intellectual property providers for certain costs and damages of patent infringement in circumstances where our products are a factor creating the customer’s or these third-party providers’ infringement liability. This practice may subject us to significant indemnification claims by our customers and our third-party providers. We cannot assure investors that indemnification claims will not be made or that these claims will not harm our business, operating results or financial condition. Intellectual property litigation is very expensive and time-consuming and could divert management’s attention from our business and could have a material adverse effect on our business, operating results or financial condition. If there is a successful claim of infringement against us, our customers or our third-party intellectual property providers, we may be required to pay substantial damages to the party claiming infringement, stop selling products or using technology that contains the allegedly infringing intellectual property, or enter into royalty or license agreements that may not be available on acceptable terms, if at all. Parties making infringement claims may also be able to bring an action before the International Trade Commission that could result in an order stopping the importation into the United States of our solar products. Any of these judgments could materially damage our business. We may have to develop non-infringing technology, and our failure in doing so or in obtaining licenses to the proprietary rights on a timely basis could have a material adverse effect on our business.

We have filed, and may continue to file, claims against other parties for infringing our intellectual property that may be very costly and may not be resolved in our favor.

To protect our intellectual property rights and to maintain our competitive advantage, we have, and may continue to, file suits against parties who we believe infringe our intellectual property. Intellectual property litigation is expensive and time consuming and could divert management’s attention from our business and could have a material adverse effect on our business, operating results or financial condition, and our enforcement efforts may not be successful. In addition, the validity of our patents may be challenged in such litigation. Our participation in intellectual property enforcement actions may negatively impact our financial results.

We may not be able to prevent others from using the term SunPower or similar terms in connection with their solar power products which could adversely affect the market recognition of our name and our revenue.

“SunPower” is our registered trademark in certain countries, including the United States, for use with solar cells and solar panels. We are seeking similar registration of the “SunPower” trademark in other countries but we may not be successful in some of these jurisdictions. We hold registered trademarks for SunPower®, PowerLight®, PowerGuard®, PowerTracker® and SunTile®, in certain countries, including the United States. We have not registered, and may not be able to register, these trademarks in other key countries. In the foreign jurisdictions where we are unable to obtain or have not tried to obtain registrations, others may be able to sell their products using trademarks compromising or incorporating “SunPower,” or our other chosen brands, which could lead to customer confusion. In addition, if there are jurisdictions where another proprietor has already established trademark rights in marks containing “SunPower,” or our other chosen brands, we may face trademark disputes and may have to market our products with other trademarks, which may undermine our marketing efforts. We may encounter trademark disputes with companies using marks which are confusingly similar to the SunPower mark, or our other marks, which if not resolved favorably could cause our branding efforts to suffer. In addition, we may have difficulty in establishing strong brand recognition with consumers if others use similar marks for similar products.

We rely substantially upon trade secret laws and contractual restrictions to protect our proprietary rights, and, if these rights are not sufficiently protected, our ability to compete and generate revenue could suffer.

We seek to protect our proprietary manufacturing processes, documentation and other written materials primarily under trade secret and copyright laws. We also typically require employees, consultants, and third parties such as our vendors and customers, with access to our proprietary information to execute confidentiality agreements. The steps taken by us to protect our proprietary information may not be adequate to prevent misappropriation of our technology. In addition, our proprietary rights may not be adequately protected because:

•	people may not be deterred from misappropriating our technologies despite the existence of laws or contracts prohibiting it;

•	policing unauthorized use of our intellectual property may be difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use;

•	the laws of other countries in which we market our solar products, such as some countries in the Asia/Pacific region, may offer little or no protection for our proprietary technologies; and

•	reports we file in connection with government-sponsored research contracts are generally available to the public and third parties may obtain some aspects of our sensitive confidential information.

Reverse engineering, unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without compensating us for doing so. Any inability to adequately protect our proprietary rights could harm our ability to compete, to generate revenue and to grow our business.

We may not obtain sufficient patent protection on the technology embodied in the solar products we currently manufacture and market, which could harm our competitive position and increase our expenses.

Although we substantially rely on trade secret laws and contractual restrictions to protect the technology in the solar products we currently manufacture and market, our success and ability to compete in the future may also depend to a significant degree upon obtaining patent protection for our proprietary technology. We currently own multiple patents and patent applications which cover aspects of the technology in the solar cells and mounting systems that we currently manufacture and market. Material patents that relate to our systems products and services primarily relate to our rooftop mounting products and ground-mounted tracking products. We intend to continue to seek patent protection for those aspects of our technology, designs, and methodologies and processes that we believe provide significant competitive advantages.

Our patent applications may not result in issued patents, and even if they result in issued patents, the patents may not have claims of the scope we seek or we may have to refile patent applications due to newly discovered prior art. In addition, any issued patents may be challenged, invalidated or declared unenforceable, or even if we obtain an award of damages for infringement by a third party, such award could prove insufficient to compensate for all damages incurred as a result of such infringement. The term of any issued patents would be 20 years from their filing date and if our applications are pending for a long time period, we may have a correspondingly shorter term for any patent that may issue. Our present and future patents may provide only limited protection for our technology and may not be sufficient to provide competitive advantages to us. For example, competitors could develop similar or more advantageous technologies on their own or design around our patents. Also, patent protection in certain foreign countries may not be available or may be limited in scope and any patents obtained may not be as readily enforceable as in the United States, making it difficult for us to effectively protect our intellectual property from misuse or infringement by other companies in these countries. Our inability to obtain and enforce our intellectual property rights in some countries may harm our business. In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important.

Risks Related to Our Debt and Equity Securities

Conversion of our outstanding 1.25% and 4.75% debentures, our warrants related to our outstanding 4.50% and 4.75% debentures, and future substantial issuances or dispositions of our class A or class B common stock or other securities, could dilute ownership and earnings per share or cause the market price of our stock to decrease.

To the extent we issue class A common stock upon conversion of our outstanding 1.25% and 4.75% debentures, the conversion of some or all of such debentures will dilute the ownership interests of existing stockholders, including holders who had previously converted their debentures. Any sales in the public market of the class A and class B common stock issuable upon such conversion could adversely affect prevailing market prices of our class A and class B common stock. Sales of our class A or class B common stock in the public market or sales of any of our other securities could dilute ownership and earnings per share, and even the perception that such sales could occur could cause the market prices of our class A and class B common stock to decline. In addition, the existence of our outstanding debentures may encourage short selling of our common stock by market participants who expect that the conversion of the debentures could depress the prices of our class A and class B common stock.

We issued warrants to affiliates of the underwriters of our 4.50% and 4.75% debentures, which are exercisable for a total of approximately 11.1 million shares and 8.7 million shares of our class A common stock, respectively. The warrants, together with certain convertible hedge transactions, are meant to reduce our exposure upon potential conversion of our 4.50% and 4.75% debentures. If the market price of our class A common stock exceeds the respective exercise prices of the warrants, such warrants will have a dilutive effect on our earnings per share, and could dilute the ownership interests for existing stockholders if exercised.

Approximately 4.7 million shares of class A common stock were lent to underwriters of our 1.25% and 0.75% debenture offerings, including approximately 2.9 million shares lent to Lehman Brothers International (Europe) Limited (“LBIE”) and approximately 1.8 million shares lent to Credit Suisse International (“CSI”). Such shares were lent to facilitate later hedging arrangements of future purchases for debentures in the after-market. Shares still held by CSI may be freely sold into the market at any time, and such sales could depress our stock price. In addition, any hedging activity facilitated by our debenture underwriters would involve short sales or privately negotiated derivatives transactions. Due to the September 15, 2008 bankruptcy filing of Lehman Brothers Holding Inc. (“Lehman”) and commencement of administrative proceedings for LBIE in the U.K., we recorded the shares lent to LBIE as issued and outstanding as of September 15, 2008, for the purpose of computing and reporting basic and diluted earnings per share. If Credit Suisse Securities (USA) LLC or its affiliates, including CSI, were to file bankruptcy or commence similar administrative, liquidating, restructuring or other proceedings, we may have to consider approximately 1.8 million shares lent to CSI as issued and outstanding for purposes of calculating earnings per share which would further dilute our earnings per share. These or other similar transactions could further negatively affect our stock price.

The price of our class A common stock, and therefore of our outstanding 0.75%, 1.25%, 4.50% and 4.75% debentures, as well as our class B common stock, may fluctuate significantly.

Our class A and class B common stock have experienced extreme price and volume fluctuations. The trading price of our class A and class B common stock could be subject to further wide fluctuations due to many factors, including the factors discussed in this risk factors section. In addition, the stock market in general, and the Nasdaq Global Select Market and the securities of technology companies and solar companies in particular, have experienced severe price and volume fluctuations. These trading prices and valuations, including our own market valuation and those of companies in our industry generally, may not be sustainable. These broad market and industry factors may decrease the market price of our class A and class B common stock, regardless of our actual operating performance. Because the 0.75%, 1.25%, 4.50% and 4.75% debentures are convertible into our class A common stock (and/or cash equivalent to the value of our class A common stock), volatility or depressed prices of our class A common stock could have a similar effect on the trading price of these debentures.

Differences in trading history, liquidity, voting rights and other factors may continue to result in different market prices for shares of our class A and our class B common stock.

The class A and class B common stocks continue to maintain different trading histories, liquidity, and voting rights. Our class B common stock has consistently maintained lower trading prices and liquidity compared to the class A common stock following our spin-off from Cypress on September 28, 2008. This may be caused by the lack of a long trading history and lower trading volume of the class B common stock, compared to the class A common stock, as well as other factors. In addition, the class B common stock is entitled to eight votes per share and the class A common stock is entitled to one vote per share. Additionally, our restated certificate of incorporation imposes certain limitations on the rights of holders of class B common stock to vote the full number of their shares. The difference in the voting rights of our class A and class B common stock could reduce the value of our class A common stock to the extent that any investor or potential future purchaser of our common stock ascribes value to the right of our class B common stock to eight votes per share. These and other factors could lead to ongoing differences in market values between our class A and our class B common stock.

Delaware law and our certificate of incorporation and by-laws contain anti-takeover provisions, our outstanding 0.75%, 1.25%, 4.50% and 4.75% debentures provide for a right to convert upon certain events, and our Board of Directors entered into a rights agreement and declared a rights dividend, any of which could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our restated certificate of incorporation and by-laws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	the right of the Board of Directors to elect a director to fill a vacancy created by the expansion of the Board of Directors;

•	the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations for election to the Board of Directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•

the ability of the Board of Directors to issue, without stockholder approval, up to approximately 10.0 million shares of preferred stock with terms set by the Board of Directors, which rights could be senior to those of common stock;

•	our Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible;

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•	stockholders may not call special meetings of the stockholders;

•	limitations on the voting rights of our stockholders with more than 15% of our class B common stock; and

•	our Board of Directors is able to alter our by-laws without obtaining stockholder approval.

Certain provisions of our outstanding debentures could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of our outstanding debentures will have the right, at their option, to require us to repurchase, at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest on the debentures, all or a portion of their debentures. We may also be required to issue additional shares of our class A common stock upon conversion of such debentures in the event of certain fundamental changes. In addition, on August 12, 2008, we entered into a Rights Agreement with Computershare Trust Company, N.A. and our Board of Directors declared an accompanying rights dividend. The Rights Agreement became effective upon completion of Cypress’ spin-off of our shares of class B common stock to the holders of Cypress common stock. The Rights Agreement contains specific features designed to address the potential for an acquirer or significant investor to take advantage of our capital structure and unfairly discriminate between classes of our common stock. Specifically, the Rights Agreement is designed to address the inequities that could result if an investor, by acquiring 20% or more of the outstanding shares of class B common stock, were able to gain significant voting influence over our Company without making a correspondingly significant economic investment. The rights dividend and Rights Agreement, commonly referred to as a “poison pill,” could delay or discourage takeover attempts that stockholders may consider favorable.

ITEM 1B: UNRESOLVED STAFF COMMENTS

None.

ITEM 2: PROPERTIES

Our corporate headquarters is located in San Jose, California, where we occupy approximately 60,000 square feet under a lease from Cypress that expires in April 2011. We do not plan to renew our lease with Cypress and plan to move to new offices leased from an unaffiliated third party in May 2011. In Richmond, California, we occupy approximately 207,000 square feet for office, light industrial and research and development use under a lease from an unaffiliated third party that expires in December 2018. In addition to these facilities, we also have our European headquarters located in Geneva, Switzerland where we occupy approximately 4,000 square feet under a lease that expires in September 2012, as well as sales and support offices in Southern California, New Jersey, Oregon, Australia, England, France, Germany, Greece, Israel, Italy, Malta, Spain and South Korea, all of which are leased from unaffiliated third parties.

We leased from Cypress an approximately 215,000 square foot building in the Philippines from fiscal 2003 through April 2008, which serves as FAB1 with four solar cell manufacturing lines in operation. In May 2008, we purchased FAB1 from Cypress and assumed the lease for the land from an unaffiliated third party for a total purchase price of $9.5 million. The lease for the land expires in May 2048 and is renewable for an additional 25 years. In August 2006, we purchased a 344,000 square foot building in the Philippines which serves as FAB2 with twelve solar cell manufacturing lines in operation. Our four solar cell manufacturing lines and twelve solar cell manufacturing lines operating at FAB1 and FAB2, respectively, have a total rated annual solar cell manufacturing capacity of 590 MW. In January 2008, we completed the construction of an approximately 175,000 square foot building in the Philippines which serves as our solar panel assembly facility that currently operates six solar panel assembly lines with a rated annual solar panel manufacturing capacity of 220 MW. We may require additional space in the future, which may not be available on commercially reasonable terms or in the location we desire.

Because of the interrelation of our business segments, both the UPP Segment and R&C Segment use substantially all of the properties at least in part, and we retain the flexibility to use each of the properties in whole or in part for each of the segments. Therefore, we do not identify or allocate assets by business segment. For more information on property, plant and equipment by country, see Note 6 of Notes to Consolidated Financial Statements in Part II—“Item 8: Financial Statements and Supplemental Data.”

ITEM 3: LEGAL PROCEEDINGS

Three securities class action lawsuits were filed against our Company and certain of our current and former officers and directors in the United States District Court for the Northern District of California on behalf of a class consisting of those who acquired our securities from April 17, 2008 through November 16, 2009. The cases were consolidated as Plichta v. SunPower Corp. et al., Case No. CV-09-5473-RS (N.D. Cal.), and lead plaintiffs and lead counsel were appointed on March 5, 2010. Lead plaintiffs filed a consolidated complaint on May 28, 2010. The actions arise from the Audit Committee’s investigation announcement on November 16, 2009 regarding certain unsubstantiated accounting entries. The consolidated complaint alleges that the defendants made material misstatements and omissions concerning our financial results for 2008 and 2009, seeks an unspecified amount of damages, and alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Sections 11 and 15 of the Securities Act of 1933. We believe we have meritorious defenses to these allegations and will vigorously defend ourselves in these matters. The court held a hearing on the defendants’ motions to dismiss the consolidated complaint on November 4, 2010, and took the motions under submission. We are currently unable to determine if the resolution of these matters will have an adverse effect on our financial position, liquidity or results of operations.

Derivative actions purporting to be brought on our behalf have also been filed in state and federal courts against several of our current and former officers and directors based on the same events alleged in the securities class action lawsuits described above. The California state derivative cases were consolidated as In re SunPower Corp. S’holder Derivative Litig., Lead Case No. 1-09-CV-158522 (Santa Clara Sup. Ct.), and co-lead counsel for plaintiffs have been appointed. The complaints assert state-law claims for breach of fiduciary duty, abuse of control, unjust enrichment, gross mismanagement, and waste of corporate assets. The federal derivative complaints were consolidated as In re SunPower Corp. S’holder Derivative Litig., Master File No. CV-09-05731-RS (N.D. Cal.), and lead plaintiffs and co-lead counsel were appointed on January 4, 2010. The complaints assert state-law claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment, and seek an unspecified amount of damages. We intend to oppose the derivative plaintiffs’ efforts to pursue this litigation on our behalf. We are currently unable to determine if the resolution of these matters will have an adverse effect on our financial position, liquidity or results of operations.

We are also a party to various other litigation matters and claims that arise from time to time in the ordinary course of our business. While we believe that the ultimate outcome of such matters will not have a material adverse effect on our Company, their outcomes are not determinable and negative outcomes may adversely affect our financial position, liquidity or results of operations.

ITEM 4: REMOVED AND RESERVED

PART II

ITEM 5: MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our class A and class B common stock is listed on the Nasdaq Global Select Market under the trading symbols “SPWRA” and “SPWRB,” respectively. The high and low trading prices of our class A and class B common stock during fiscal 2010 and 2009 were as follows:

	SPWRA		SPWRB
	High	Low	High	Low
For the year end January 2, 2011
Fourth quarter	$14.52	$11.65	$14.00	$11.48
Third quarter	14.49	10.03	13.86	9.66
Second quarter	19.29	10.73	17.11	9.41
First quarter	25.85	18.02	23.04	15.89
For the year end January 3, 2010
Fourth quarter	$33.70	$20.05	$29.19	$17.60
Third quarter	33.45	22.35	28.63	19.90
Second quarter	32.34	22.61	28.97	19.71
First quarter	45.15	20.91	38.16	19.27

As of February 18, 2011, there were approximately 56 and 1,003 record holders of our class A and class B common stock, respectively. A substantially greater number of holders of our class A and class B common stock are in “street name” or beneficial holders, whose shares are held of record by banks, brokers and other financial institutions.

Dividends

We have never declared or paid any cash dividend on our common stock, and we do not currently intend to pay any cash dividend on our common stock in the foreseeable future. We intend to retain future earnings, if any, to finance the operation and expansion of our business.

Our credit facilities place restrictions on our ability to pay cash dividends. Additionally, our 1.25% and 0.75% convertible debentures allow the holders to convert their bonds into our class A common stock if we declare a dividend that on a per share basis exceeds 10% of our class A common stock’s market price.

Recent Sales of Unregistered Securities

On December 23, 2010, we entered into four amended and restated warrants (collectively, the “Warrants”), originally issued on March 25, 2010 and April 5, 2010, to each of Deutsche Bank AG, Bank of America, N.A., Barclays Bank PLC and Credit Suisse International (collectively, the “Warrantholders”). The original Warrants, together with convertible hedge transactions entered into on March 25, 2010 and April 5, 2010, are meant to reduce our exposure to potential cash payments upon conversion of our 4.50% convertible debentures due 2015. The exercise price of the Warrants is $27.03 per share of our class A common stock, subject to adjustment for customary anti-dilution and other events. Under the amended Warrants, the Warrantholders would, upon exercise of the Warrants, no longer receive cash but instead would acquire up to 11.1 million shares of our class A common stock.

The original Warrants were sold for aggregate cash consideration of $54.1 million and $7.4 million on March 25, 2010 and April 5, 2010, respectively, simultaneously with our purchase of the convertible debenture hedge transactions (collectively, the “Bond Hedge”) for aggregate cash consideration of approximately $66.2 million and $9.0 million, respectively. We received no additional consideration for the amendment of the Warrants. We believe that the issuance and sale of the Warrants was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereunder.

Issuer Purchases of Equity Securities

The following table sets forth all purchases made by or on behalf of us or any “affiliated purchaser,” as defined in Rule 10b-18(a)(3) under the Securities Exchange Act of 1934, of shares of our class A common stock during each of the indicated periods.

Period	Total Number of Shares Purchased (in thousands) (1)	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares That May Yet Be Purchased Under the Plans or Programs
October 4, 2010 through October 31, 2010	8	$13.65	—	—
November 1, 2010 through November 28, 2010	66	$14.11	—	—
November 29, 2010 through January 2, 2011	9	$12.84	—	—

	83		—	—

(1)	The total number of shares purchased includes only shares surrendered to satisfy tax withholding obligations in connection with the vesting of restricted stock issued to employees.

Equity Compensation Plan Information

The following table provides certain information as of January 2, 2011 with respect to our equity compensation plans under which shares of our class A common stock are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (in thousands)
Equity compensation plans approved by security holders	1,304		$11.60	504
Equity compensation shares not approved by security holders	—		$—	—

	1,304	(1)	$11.60	504

(1)	This table excludes options to purchase an aggregate of approximately 191,000 shares of class A common stock, at a weighted average exercise price of $12.40 per share, that we assumed in connection with the acquisition of PowerLight Corporation, now known as SunPower Corporation, Systems, in January 2007.

ITEM 6: SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read together with “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8: Financial Statements and Supplementary Data” included elsewhere in this Annual Report on Form 10-K. We report our results of operations on the basis of 52- or 53-week periods, ending on the Sunday closest to December 31. Fiscal 2006 ended on December 31, 2006, fiscal 2007 ended on December 30, 2007, fiscal 2008 ended on December 28, 2008 and each fiscal year included 52 weeks. Fiscal 2009 ended on January 3, 2010 and included 53 weeks. Fiscal 2010 ended on January 2, 2011 and included 52 weeks. Our fiscal quarters end on the Sunday closest to the end of the applicable calendar quarter, except in a 53-week fiscal year in which the additional week falls into the fourth quarter of that fiscal year.

	Year Ended
(In thousands, except per share data)	January 2, 2011 (1)	January 3, 2010 (2)	December 28, 2008 (2)	December 30, 2007 (2) (3)	December 31, 2006
Consolidated Statements of Operations Data
Revenue	$2,219,230	$1,524,283	$1,437,594	$774,790	$236,510
Cost of revenue	1,709,337	1,240,563	1,087,973	627,039	186,042

Gross margin	509,893	283,720	349,621	147,751	50,468
Operating income	138,867	61,834	154,407	2,289	19,107
Income (loss) before income taxes and equity in earnings of unconsolidated investees	183,413	43,620	(97,904)	6,095	28,461
Net income (loss)	$178,724	$32,521	$(124,445)	$27,901	$26,516
Net income (loss) per share of class A and class B common stock:
Basic	$1.87	$0.36	$(1.55)	$0.36	$0.40
Diluted	$1.75	$0.35	$(1.55)	$0.34	$0.37
Weighted-average shares:
Basic	95,660	91,050	80,522	75,413	65,864
Diluted	105,698	92,746	80,522	80,439	71,011

(In thousands)	January 2, 2011 (1)	January 3, 2010 (2)	December 28, 2008 (2)	December 30, 2007 (2) (3)	December 31, 2006
Consolidated Balance Sheet Data
Cash and cash equivalents, restricted cash and cash equivalents, current portion and short-term investments	$761,602	$677,919	$232,750	$390,667	$182,092
Working capital	1,005,492	747,335	420,067	206,167	228,269
Total assets	3,379,331	2,696,895	2,084,257	1,673,305	576,836
Long-term debt	50,000	237,703	54,598	—	—
Convertible debt, net of current portion	591,923	398,606	357,173	333,210	—
Long-term deferred tax liabilities	—	6,777	6,493	45,512	46
Customer advances, net of current portion	160,485	72,288	91,359	60,153	27,687
Other long-term liabilities	131,132	70,045	44,222	14,975	—
Total stockholders’ equity	1,657,434	1,376,380	1,100,198	947,296	488,771

(1)	On March 26, 2010, we completed the acquisition of SunRay, a European solar power plant developer company. As part of the acquisition, we acquired SunRay’s project pipeline of solar photovoltaic projects in Europe and Israel. The results of SunRay have been included in our selected consolidated financial information since March 26, 2010 (see Note 3 of Notes to Consolidated Financial Statements).
(2)	As adjusted to reflect the adoption of new accounting guidance for share lending arrangements that were executed in connection with our convertible debt offerings in fiscal 2007 (see Note 1 of Notes to Consolidated Financial Statements).
(3)	On January 10, 2007, we completed the acquisition of PowerLight Corporation, a global provider of large-scale solar power systems, which we renamed SunPower Corporation, Systems (“SP Systems”) in June 2007. SP Systems designs, manufactures, markets and sells solar electric power system technology that integrates solar panels manufactured by us and other suppliers to convert sunlight to electricity compatible with the utility network. The results of SP Systems have been included in our selected consolidated financial information since January 10, 2007.

ITEM 7: MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General Overview

We are a vertically integrated solar products and services company that designs, manufactures and delivers high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers. Of all the solar cells available for the mass market, we believe our solar cells have the highest conversion efficiency, a measurement of the amount of sunlight converted by the solar cell into electricity. Our solar power products and systems are sold through our Utility and Power Plants (“UPP”) and Residential and Commercial (“R&C”) Segments.

We were originally incorporated in California in April 1985 by Dr. Richard Swanson to develop and commercialize high-efficiency solar cell technologies. Cypress Semiconductor Corporation (“Cypress”) made a significant investment in SunPower in 2002 and in November 2004, Cypress acquired 100% ownership of all outstanding shares of our capital stock, excluding unexercised warrants and options. In November 2005, we reincorporated in Delaware, created two classes of common stock and held an initial public offering (“IPO”) of our class A common stock. After completion of our IPO, Cypress held all the outstanding shares of our class B common stock. On September 29, 2008, Cypress distributed to its shareholders all of its shares of our class B common stock, in the form of a pro rata dividend to the holders of record as of September 17, 2008 of Cypress common stock. As a result, our class B common stock now trades publicly and is listed on the Nasdaq Global Select Market, along with our class A common stock, and we discontinued being a subsidiary of Cypress.

Unit of Power

When referring to our facilities’ manufacturing capacity, the unit of electricity in watts for kilowatts (“KW”), megawatts (“MW”) and gigawatts (“GW”) is direct current (“dc”). When referring to our solar power systems, the unit of electricity in watts for KW, MW and GW is alternating current (“ac”).

Financial Operations Overview

The following describes certain line items in our Consolidated Statements of Operations:

Revenue

UPP Segment Revenue: Our UPP Segment refers to our large-scale solar products and systems business, which includes power plant project development and project sales, turn-key engineering, procurement and construction (“EPC”) services for power plant construction, and power plant operations and maintenance (“O&M”) services. The UPP Segment sells components, including large volume sales of solar panels and mounting systems to third parties, often on a multi-year, firm commitment basis, in the United States, Europe and Asia.

R&C Segment Revenue: Our R&C Segment focuses on solar equipment sales into the residential and small commercial market through our third-party global dealer network, as well as direct sales and EPC and O&M services in the United States for rooftop and ground-mounted solar power systems for the new homes, commercial and public sectors.

Other Revenue Factors: Sales of EPC projects and other services relate to solar electric power systems that integrate our solar panels and balance of systems components. In the United States, where customers often utilize rebate and tax credit programs in connection with projects rated one MW or less of capacity, we typically sell solar power systems rated up to one MW of capacity to provide a supplemental, distributed source of electricity for a customer’s facility as well as ground mount systems reaching up to hundreds of MWs for regulated utilities. In the United States, many customers choose to purchase solar electricity under a power purchase agreement

(“PPA”) with an investor or financing company which buys the system from us. In Europe and South Korea, our systems are often purchased by third-party investors as central-station solar power plants, typically rated from one to fifty MW, which generate electricity for sale under tariff to regional and public utilities. We also sell our solar panels and balance of systems components under materials-only sales contracts in the United States, Europe and Asia. Our revenue recognition policy is described in more detail under “Critical Accounting Policies and Estimates.”

Cost of Revenue

Our cost of revenue will fluctuate from period to period due to the mix of projects completed and recognized as revenue, in particular between large utility projects and large commercial installation projects. The cost of solar panels is the single largest cost element in our cost of revenue. Our cost of solar panels consists primarily of: (i) polysilicon, silicon ingots and wafers used in the production of solar cells, along with other materials such as chemicals and gas that are needed to transform silicon wafers into solar cells; (ii) raw materials such as glass, frame, backing and other materials; (iii) solar cells from our AUO SunPower Sdn. Bhd. (“AUOSP”) joint venture; as well as (iv) direct labor costs and assembly costs we pay to our third-party contract manufacturers in China, Mexico and Poland. Other cost of revenue associated with the construction of solar power systems includes real estate, mounting systems, inverters and third-party contract manufacturer costs. In addition, other factors contributing to cost of revenue include amortization of other intangible assets, stock-based compensation, depreciation, provisions for estimated warranty claims, salaries, personnel-related costs, freight, royalties, facilities expenses and manufacturing supplies associated with contracting revenue and solar cell fabrication as well as factory pre-operating costs associated with our manufacturing facilities. Such pre-operating costs included compensation and training costs for factory workers as well as utilities and consumable materials associated with preproduction activities.

We are seeking to improve cost of revenue over time as we implement cost reduction efforts, improve our manufacturing processes, and grow our business to attain economies of scale on fixed costs. An expected reduction in cost of revenue based on manufacturing efficiencies, however, could be partially or completely offset by increased raw material costs.

Gross Margin

Our gross margin each quarter is affected by a number of factors, including average selling prices for our solar power products, the types of projects in progress, the gross margins estimated for those projects in progress, our product mix, our actual manufacturing costs, the utilization rate of our solar cell manufacturing facilities, and actual overhead costs. Historically, revenue from materials-only sales contracts generate a higher gross margin percentage than revenue generated from turn-key solar power system contracts. Turn-key contracts generate higher revenue per watt as a result of the included EPC services, O&M services as well as power plant project development. In addition, we generally experience higher gross margin on construction projects that utilize SunPower solar panels compared to construction projects that utilize solar panels purchased from third parties.

From time to time, we enter into agreements whereby the selling price for certain of our solar power products is fixed over a defined period. In addition, almost all of our construction contracts are fixed price contracts. However, we have in several instances obtained change orders that reimburse us for additional unexpected costs due to various reasons. We also have long-term agreements for polysilicon, ingots, wafers, solar cells and solar panels with suppliers, some with take-or-pay arrangements. An increase in our manufacturing costs and other project costs over such a defined period could have a negative impact on our overall gross margin. Our gross margin may also be impacted by fluctuations in manufacturing yield rates and certain adjustments for inventory reserves. Our inventory policy is described in more detail under “Critical Accounting Policies and Estimates.”

Operating Expenses

Our operating expenses include research and development (“R&D”) expense and sales, general and administrative (“SG&A”) expense. R&D expense consists primarily of salaries and related personnel costs, depreciation of equipment and the cost of solar cells, solar panel materials, various prototyping materials, and services used for the development and testing of products. We expect our R&D expense to continually increase in absolute dollars as we continue to develop new processes to further improve the conversion efficiency of our solar cells and reduce their manufacturing cost, and as we develop new products to diversify our product offerings.

R&D expense is reported net of any funding received under contracts with governmental agencies because such contracts are considered collaborative arrangements. These awards are typically structured such that only direct costs, R&D overhead, procurement overhead and general and administrative expenses that satisfy government accounting regulations are reimbursed. In addition, our government awards from state agencies will usually require us to pay to the granting governmental agency certain royalties based on sales of products developed with government funding or economic benefit derived from incremental improvements funded. Royalties paid to governmental agencies are charged to the cost of goods sold. Our funding from government contracts offset our research and development expense by approximately 10%, 22% and 25% in fiscal 2010, 2009 and 2008, respectively.

SG&A expense for our business consists primarily of salaries and related personnel costs, professional fees, insurance and other selling and marketing expenses. We expect our SG&A expense to increase in absolute dollars as we expand our sales and marketing efforts, hire additional personnel and improve our infrastructure to support our growth.

Other Income (Expense), Net

Interest income represents interest income earned on our cash, cash equivalents, restricted cash, restricted cash equivalents and available-for-sale securities. Interest expense primarily relates to: (i) debt under our senior convertible debentures; (ii) fees for our outstanding letters of credit; (iii) SunPower Malaysia Manufacturing Sdn. Bhd.’s (“SPMY”) facility with the Malaysian government prior to the deconsolidation of this entity; (iv) our term loan; (v) our revolving credit facilities; (vi) our mortgage loan; and (vii) customer advance payments. For additional details see Notes 7, 8 and 10 of Notes to Consolidated Financial Statements.

Gain on deconsolidation of consolidated subsidiary is the result of the deconsolidation of SPMY, subsequently renamed AUOSP, in the third quarter of fiscal 2010. Net gain on change in equity interest in unconsolidated investee refers to the value of our equity interests in Woongjin Energy Co., Ltd. (“Woongjin Energy”) and First Philec Solar Corporation (“First Philec Solar”) being adjusted upon dilutive events. For additional details see Note 9 of Notes to Consolidated Financial Statements.

Gain on mark-to-market derivatives during fiscal 2010 relates to derivative instruments associated with our 4.50% senior cash convertible debentures (“4.50% debentures”): (i) the embedded cash conversion option; (ii) the over-allotment option; (iii) the bond hedge transaction; and (iv) the warrant transactions. The changes in fair value of these derivatives are reported in our Consolidated Statement of Operations until such transactions settle or expire. The bond hedge and warrant transactions are meant to reduce our exposure to potential cash payments associated with the embedded cash conversion option. Gain on mark-to-market derivatives during fiscal 2009 relates to the change in fair value of certain convertible debenture hedge transactions (the “purchased options”) associated with the issuance of our 4.75% senior convertible debentures (“4.75% debentures”) intended to reduce the potential dilution that would occur upon conversion of the debentures. For additional details see Note 10 of Notes to Consolidated Financial Statements.

Gain (loss) on share lending arrangement relates to our historical share lending arrangement with Lehman Brothers International (Europe) Limited (“LBIE”). Under new accounting guidance adopted in the first quarter of fiscal 2010, in the event that counterparty default under the share lending arrangement becomes probable, we are required to recognize an expense in our Consolidated Statement of Operations equal to the then fair value of the unreturned loaned shares, net of any probable recoveries.

Other, net consists primarily of gains or losses on foreign exchange and derivatives as well as gain on sale and impairment charges for certain available-for-sale securities.

Income Taxes

For financial reporting purposes, during periods when we were a subsidiary of Cypress, income tax expense and deferred income tax balances were calculated as if we were a separate entity and had prepared our own separate tax return. Effective with the closing of our public offering of common stock in June 2006, we were no longer eligible to file federal and most state consolidated tax returns with Cypress. As of September 29, 2008, Cypress completed a spin-off of all of its shares of our class B common stock to its shareholders, so we are no longer eligible to file any remaining state consolidated tax returns with Cypress. Under our tax sharing agreement with Cypress, we agreed to pay Cypress for any federal and state income tax credit or net operating loss carryforwards utilized in our federal and state tax returns in subsequent periods that originated while our results were included in Cypress’s federal tax returns. Deferred tax assets and liabilities are recognized for temporary differences between financial statement and income tax bases of assets and liabilities. Valuation allowances are provided against deferred tax assets when management cannot conclude that it is more likely than not that some portion or all deferred tax assets will be realized. For additional details see Notes 1, 2 and 12 of Notes to Consolidated Financial Statements.

We currently benefit from income tax holiday incentives in the Philippines in accordance with our subsidiary’s registration with the Philippine Economic Zone Authority (“PEZA”), which provide that we pay no income tax in the Philippines. Our current income tax holidays were granted as manufacturing lines were placed in services and thereafter expire within the next several years beginning in 2011, and we have applied for extensions and renewals upon expiration. However, these tax holidays may or may not be extended. The holiday for two of the sixteen total manufacturing lines expired at the end of 2010 and were extended through November 2011. We believe that as our Philippine tax holidays expire, (a) gross income attributable to activities covered by our PEZA registrations will be taxed at a 5% preferential rate, and (b) our Philippine net income attributable to all other activities will be taxed at the statutory Philippine corporate income tax rate, currently 30%. An increase in our tax liability could materially and negatively affect our financial condition and results of operations.

We have an auxiliary company ruling in Switzerland where we sell our solar power products. The auxiliary company ruling results in a reduced effective Swiss tax rate of approximately 11.5%. The current ruling expires at the end of 2015. If the ruling is not renewed in 2015, Swiss income would be taxable at the full Swiss tax rate of approximately 24.2%.

Equity in Earnings of Unconsolidated Investees

In the third quarter of fiscal 2006, we entered into an agreement to form Woongjin Energy, a joint venture to manufacture monocrystalline silicon ingots. This joint venture is located in South Korea and began manufacturing in the third quarter of fiscal 2007. In the fourth quarter of fiscal 2007, we entered into an agreement to form First Philec Solar, a joint venture to provide wafer slicing services of silicon ingots. This joint venture is located in the Philippines and became operational in the second quarter of fiscal 2008. On May 27, 2010, we, through our subsidiaries SunPower Technology, Ltd. (“SPTL”) and AUOSP, entered into a joint venture agreement with AU Optronics Singapore Pte. Ltd. (“AUO”), and AU Optronics Corporation, the ultimate parent company of AUO (“AUO Taiwan”). The joint venture transaction closed on July 5, 2010 and we, through SPTL, and AUO each own 50% of the joint venture AUOSP. AUOSP owns a solar cell manufacturing facility (“FAB3”) in Malaysia and will manufacture and sell solar cells on a “cost-plus” basis to us and AUO. AUOSP became operational in the fourth quarter of fiscal 2010 with construction to continue through fiscal 2013. We account for these investments using the equity method, in which the equity investments are classified as “Other long-term assets” in the Consolidated Balance Sheets and our share of the investees’ earnings (loss) is included in “Equity in earnings of unconsolidated investees” in the Consolidated Statements of Operations. For additional details see Note 9 of Notes to Consolidated Financial Statements.

Income from Discontinued Operations, Net of Taxes

In connection with our acquisition of SunRay Malta Holdings Limited (“SunRay”) on March 26, 2010, we acquired a SunRay project company, Cassiopea PV S.r.l (“Cassiopea”), operating a previously completed 20 MWac solar power plant in Montalto di Castro, Italy. In the period in which our asset is classified as held-for-sale, we are required to segregate for all periods presented the related assets, liabilities and results of operations associated with that asset as discontinued operations. On August 5, 2010, we sold Cassiopea, including all related assets and liabilities. Cassiopea’s results of operations for fiscal 2010 are classified as “Income from discontinued operations, net of taxes” in our Consolidated Statement of Operations. Unless otherwise stated, the discussion below pertains to our continuing operations. For additional details see Note 4 of Notes to Consolidated Financial Statements.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our most critical policies include: (a) revenue recognition, which impacts the recording of revenue; (b) allowance for doubtful accounts and sales returns, which impact revenue and SG&A expense; (c) warranty reserves, which impact cost of revenue and gross margin; (d) valuation of inventories, which impacts cost of revenue and gross margin; (e) valuation of stock-based compensation expense, which impacts cost of revenue, R&D and SG&A expense; (f) equity in earnings of unconsolidated investees, which impacts net income (loss); (g) accounting for business combinations, which impacts fair value of goodwill and other intangible assets; (h) valuation of long-lived assets, which impacts impairments of property, plant and equipment, project assets and other intangible assets; (i) goodwill impairment testing, which impacts our measurement of potential impairment of our goodwill; (j) fair value of financial instruments, valuation of debt without the conversion feature and valuation of share lending arrangements, which impacts net income (loss); and (k) accounting for income taxes, which impacts our tax provision. We also have other key accounting policies that are less subjective and, therefore, judgments in their application would not have a material impact on our reported results of operations. The following is a discussion of our most critical policies as of and for the year ended January 2, 2011, as well as the estimates and judgments involved.

Revenue Recognition

Solar Power Products

We sell our solar panels and balance of system components primarily to dealers, system integrators and distributors, and recognize revenue, net of accruals for estimated sales returns, when persuasive evidence of an arrangement exists, delivery of the product has occurred, title and risk of loss has passed to the customer, the sales price is fixed or determinable, collectability of the resulting receivable is reasonably assured and the rights and risks of ownership have passed to the customer. Other than standard warranty obligations, there are no rights of return and there are no significant post-shipment obligations, including installation, training or customer acceptance clauses with any of our customers that could have an impact on revenue recognition. Our revenue recognition policy is consistent across all geographic areas.

Construction Contracts

Revenue is also comprised of EPC projects which are governed by customer contracts that require us to deliver functioning solar power systems and are generally completed within three to twelve months from commencement of construction. We recognize revenue from fixed price construction contracts using the percentage-of-completion method of accounting. Under this method, revenue arising from fixed price construction contracts is recognized as work is performed based on the percentage of incurred costs to estimated total forecasted costs.

Incurred costs used in our percentage-of-completion calculation include all direct material, labor, subcontract costs, and those indirect costs related to contract performance, such as indirect labor, supplies and tools. Project material costs are included in incurred costs when the project materials have been installed by being permanently attached or fitted to the solar power system as required by the project’s engineering design.

In addition to an EPC deliverable, a limited number of arrangements also include multiple deliverables such as post-installation systems monitoring and maintenance. For contracts with separately priced monitoring and maintenance, we recognize revenue related to such separately priced elements over the contract period. For contracts including monitoring and maintenance not separately priced, we determined that post-installation systems monitoring and maintenance qualify as separate units of accounting. Such post-installation monitoring and maintenance are deferred at the time the contract is executed and are recognized to revenue over the contractual term. The remaining EPC revenue is recognized on a percentage-of-completion basis.

In addition, when arrangements include contingent revenue clauses such as penalty payments or customer termination or put rights for non-performance, we defer the contingent revenue until such time as the contingencies expire. In certain limited cases, we could be required to buy-back a customer’s system at fair value on specified future dates if certain minimum performance thresholds are not met for periods of up to two years. To date, no such repurchase obligations have been triggered.

Provisions for estimated losses on uncompleted contracts, if any, are recognized in the period in which the loss first becomes probable and reasonably estimable. Contracts may include profit incentives such as milestone bonuses. These profit incentives are included in the contract value when their realization is reasonably assured.

Development Projects

We develop and sell solar power plants which generally include the sale or lease of related real estate. Revenue recognition for these solar power plants require adherence to specific guidance for real estate sales, which provides that if we hold control over land or land rights prior to the execution of an EPC contract, we recognize revenue and the corresponding costs when all of the following requirements are met: the sale is consummated, the buyer’s initial and any continuing investments are adequate, the resulting receivables are not subject to subordination and we have transferred the customary risk and rewards of ownership to the buyer. In general, a sale is consummated upon the execution of an agreement documenting the terms of the sale and a minimum initial payment by the buyer to substantiate the transfer of risk to the buyer. This may require us to defer revenue during construction, even if a sale was consummated, until we receive the buyer’s initial investment payment, at which time revenue would be recognized on a percentage-of-completion basis as work is completed. Our revenue recognition methods for solar power plants not involving real estate remain subject to our historical practice using the percentage-of-completion method.

Allowance for Doubtful Accounts and Sales Returns

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. A considerable amount of judgment is required to assess the likelihood of the ultimate realization of accounts receivables. We make our estimates of the collectability of our accounts receivable by analyzing historical bad debts, specific customer creditworthiness and current economic trends.

In addition, at the time revenue is recognized from the sale of solar panels and balance of system components, we record estimates for sales returns which reduce revenue. These estimates are based on historical sales returns, analysis of credit memo data and other known factors. Actual returns could differ from these estimates.

Warranty Reserves

We generally warrant or guarantee the performance of our solar panels that we manufacture at certain levels of power output for 25 years. In addition, we pass through to customers long-term warranties from the original equipment manufacturers (“OEMs”) of certain system components, such as inverters. Warranties of 25 years from solar panel suppliers are standard in the solar industry, while inverters typically carry warranty periods ranging from 5 to 10 years. In addition, we generally warrant our workmanship on installed systems for periods ranging up to 10 years. We maintain reserves to cover the expected costs that could result from these warranties. Our expected costs are generally in the form of product replacement or repair. Warranty reserves are based on our best estimate of such costs and are recognized as a cost of revenue. We continuously monitor product returns for warranty failures and maintain a reserve for the related warranty expenses based on various factors including historical warranty claims, results of accelerated lab testing, field monitoring, vendor reliability estimates, and data on industry averages for similar products. Historically, warranty costs have been within management’s expectations. For additional details see Note 8 of Notes to Consolidated Financial Statements.

Valuation of Inventories

Inventories are valued at the lower of cost or market value. We evaluate the recoverability of our inventories based on assumptions about expected demand and market conditions. Our assumption of expected demand is developed based on our analysis of bookings, sales backlog, sales pipeline, market forecast and competitive intelligence. Our assumption of expected demand is compared to available inventory, production capacity, available third-party inventory and growth plans. Our factory production plans, which drive materials requirement planning, are established based on our assumptions of expected demand. Historically, expected demand has been within our assumptions with the exception of the first quarter in fiscal 2009 when revenue was lower than our internal forecast due to a long winter season in Europe, primarily in Germany, and challenging business conditions due to the uncertain economic environment and tight credit conditions which negatively influenced overall demand and timing of customers’ buying decisions. We respond to reductions in expected demand by temporarily reducing manufacturing output and adjusting expected valuation assumptions as necessary. In addition, expected demand by geography has changed historically due to changes in the availability and size of government mandates and economic incentives.

We evaluate the terms of our long-term agreements with suppliers, including joint ventures, for the procurement of polysilicon, ingots, wafers, solar cells and solar panels and establish accruals for estimated losses on adverse purchase commitments as necessary, such as lower of cost of market value adjustments, forfeiture of advanced deposits and liquidated damages.

Other market conditions that could impact the realizable value of our inventories and are periodically evaluated by management include the aging of inventories on hand, historical inventory turnover ratio, anticipated sales price, new product development schedules, the effect new products might have on the sale of existing products, product obsolescence, customer concentrations, product merchantability and other factors. If we determine that the cost of inventories exceeds its estimated market value based on assumptions about expected demand and market conditions, including the replacement costs of raw materials, we record a write-down equal to the difference between the cost of inventories and the estimated market value. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required that could negatively impact our gross margin and operating results. If actual market conditions are more favorable, we may have higher gross margin when products that have been previously written down are sold in the normal course of business. For additional details see Note 6 of Notes to Consolidated Financial Statements.

Stock-Based Compensation

We provide share-based awards to our employees, executive officers and directors through various equity compensation plans including our employee stock option and restricted stock plans. We measure and record compensation expense for all share-based payment awards based on estimated fair values. The fair value of stock option awards is measured at the date of grant using a Black-Scholes option pricing model, and the fair value of restricted stock awards and units is based on the market price of our class A common stock on the date of grant. We have not granted stock options in fiscal 2009 or 2010.

In determining fair value using the Black-Scholes option pricing model, management is required to make certain estimates of the key assumptions such as expected life, expected volatility, dividend yields and risk free interest rates. The estimates of these key assumptions involve judgment regarding subjective future expectations of market price and trends. The assumptions used in determining expected life and expected volatility have the most significant effect on calculating the fair value of share-based awards. We utilized the simplified method for estimating expected term, instead of our historical exercise data. Starting in fiscal 2008, we compute the expected volatility for our equity awards based on our historical volatility from traded options with a term of 6.5 years. If we were to determine that another method to estimate these assumptions was more reasonable than our current method, or if another method for calculating these assumptions were to be prescribed by authoritative guidance, the fair value for our share-based awards could change significantly. If the expected volatility and/or expected life were increased under our assumptions, then the Black-Scholes computations of fair value would also increase, thereby resulting in higher compensation costs being recorded.

We are required under current accounting guidance to estimate forfeitures at the date of grant. Our estimate of forfeitures is based on our historical activity, which we believe is indicative of expected forfeitures. In subsequent periods if the actual rate of forfeitures differs from our estimate, the forfeiture rates may be revised, as necessary. Changes in the estimated forfeiture rates can have a significant effect on share-based compensation expense since the effect of adjusting the rate is recognized in the period the forfeiture estimate is changed.

We also grant performance share units to executive officers and certain employees that require us to estimate expected achievement of performance targets over the performance period. This estimate involves judgment regarding future expectations of various financial performance measures. If there are changes in our estimate of the level of financial performance measures expected to be achieved, the related share-based compensation expense may be significantly increased or reduced in the period that our estimate changes.

Investments in Equity Interests

Investments in entities in which we can exercise significant influence, but do not own a majority equity interest or otherwise control, are accounted for under the equity method. We record our share of the results of these entities as “Equity in earnings of unconsolidated investees” on the Consolidated Statements of Operations. We record our share of the results of Woongjin Energy and First Philec Solar in the same quarter and the results of AUOSP with a one quarter lag. To calculate our share of the investees’ income or loss, we adjust the net income (loss) of each joint venture to conform to U.S. GAAP and multiply that by our equity investment ownership percentage.

Variable Interest Entities (“VIE”)

We regularly evaluate our relationships with Woongjin Energy, First Philec Solar and AUOSP to determine if we have a controlling financial interest in the VIEs and therefore become the primary beneficiary of the joint ventures requiring us to consolidate their financial results into our financial statements. We do not consolidate the financial results of Woongjin Energy, First Philec Solar and AUOSP as we have concluded that we are not the primary beneficiary of these joint ventures. Although we are obligated to absorb losses or have the right to receive benefits from the joint ventures that are significant to the entities, such variable interests held by us do not empower us to direct the activities that most significantly impact the joint ventures’ economic performance. For additional details see Note 9 of the Notes to Consolidated Financial Statements for discussions of our joint ventures.

In connection with the sale of the equity interests in the entities that hold solar power plants, we also consider if we retain a variable interest in the entity sold, either through retaining a financial interest or by contractual means. If we determine that the entity sold is a VIE and that we hold a variable interest, we then evaluate whether we are the primary beneficiary. The entity that is the primary beneficiary consolidates the VIE. The determination of whether we are the primary beneficiary is based upon whether we have the power to direct the activities that most directly impact the economic performance of the VIE and whether we absorb any losses or benefits that would be potentially significant to the VIE. To date, there have been no sales of entities holding solar power plants in which we have concluded that we are the primary beneficiary after the sale.

Accounting for Business Combinations

We record all acquired assets and liabilities, including goodwill, other intangible assets and in-process research and development, at fair value. The initial recording of goodwill, other intangible assets and in-process research and development requires certain estimates and assumptions concerning the determination of the fair values and useful lives. The judgments made in the context of the purchase price allocation can materially impact our future results of operations. Accordingly, for significant acquisitions, we obtain assistance from third-party valuation specialists. The valuations calculated from estimates are based on information available at the acquisition date. Goodwill is not amortized but is subject to annual tests for impairment or more often if events or circumstances indicate it may be impaired. Other intangible assets are amortized over their estimated useful lives and are subject to impairment if events or circumstances indicate a possible inability to realize the carrying amount. For additional details see Notes 3 and 5 of Notes to Consolidated Financial Statements.

Valuation of Long-Lived Assets

Our long-lived assets include property, plant and equipment, project assets and other intangible assets with finite lives. Our business requires heavy investment in manufacturing facilities that are technologically advanced but can quickly become significantly under-utilized or rendered obsolete by rapid changes in demand for solar power products produced in those facilities.

We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors considered important that could result in an impairment review include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets and significant negative industry or economic trends. Our impairment evaluation of long-lived assets includes an analysis of estimated future undiscounted net cash flows expected to be generated by the assets over their remaining estimated useful lives. If our estimate of future undiscounted net cash flows is insufficient to recover the carrying value of the assets over the remaining estimated useful lives, we record an impairment loss in the amount by which the carrying value of the assets exceeds the fair value. Fair value is generally measured based on either quoted market prices, if available, or discounted cash flow analyses.

Goodwill Impairment Testing

Goodwill is tested for impairment at least annually, or more frequently if certain indicators are present. A two-step process is used to test for goodwill impairment. The first step is to determine if there is an indication of impairment by comparing the estimated fair value of each reporting unit to its carrying value, including existing goodwill. Goodwill is considered impaired if the carrying value of a reporting unit exceeds the estimated fair value. Upon an indication of impairment, a second step is performed to determine the amount of the impairment by comparing the implied fair value of the reporting unit’s goodwill with its carrying value.

We conduct our annual impairment test of goodwill as of the Sunday closest to the end of the third fiscal quarter of each year. Impairment of goodwill is tested at our reporting unit level. Management determined that the UPP Segment and R&C Segment each have two reporting units. The two reporting units of the UPP Segment are the systems business and the components business. The two reporting units of the R&C Segment are the North American commercial business and the residential and light commercial business. The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment at many points during the analysis. In estimating the fair value of the reporting units, we make estimates and judgments about our future cash flows using an income approach defined as Level 3 inputs under fair value measurement standards. The income approach, specifically a discounted cash flow analysis, included assumptions for, among others, forecasted free cash flow, perpetual growth rates and long-term discount rates, all of which require significant judgment by management. The sum of the fair values of our reporting units are also compared to our external market capitalization to determine the appropriateness of our assumptions (i.e. the discounted cash flow analysis) and to reduce the fair values of our reporting units, if appropriate. These assumptions took into account the current economic environment and its impact on our business. Based on the impairment test as of the third fiscal quarter ended October 3, 2010 for the fiscal year ended January 2, 2011, the fair value of each reporting unit exceeded the carrying value under the first step of the goodwill impairment test. Therefore, we determined that goodwill is not impaired. In the event that management determines that the value of goodwill has become impaired, we will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made. For additional details see Notes 3 and 5 of Notes to Consolidated Financial Statements.

Fair Value of Financial Instruments

Certain of our financial assets and financial liabilities, specifically our cash, cash equivalents, restricted cash, restricted cash equivalents, available-for-sale securities, foreign currency derivatives, interest rate swaps derivatives and convertible debenture derivatives are carried at fair value in our Consolidated Financial Statements. Accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We enter into over-the-counter (“OTC”) foreign currency derivatives and use various valuation techniques to derive the value of option and forward contracts. In determining fair value, we use the market and income approaches. Current accounting guidance provides a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about market participants assumptions used in pricing the asset or liability, developed based on the best information available in the circumstances. As such, fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity specific measure. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

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Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment. Financial assets utilizing Level 1 inputs include most money market funds.

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Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, directly or indirectly. Financial assets utilizing Level 2 inputs include bank notes, debt securities, foreign currency option contracts, forward exchange contracts, interest rate swaps derivatives and convertible debenture derivatives. The selection of a particular technique to value a derivative depends upon the contractual term of, and specific risks inherent with, the instrument as well as the availability of pricing information in the market. We generally use similar techniques to value similar instruments. Valuation techniques utilize a variety of inputs, including contractual terms, market prices, yield curves, credit curves and measures of volatility. For derivatives that trade in liquid markets, such as generic forward, option and swap contracts, inputs can generally be verified and selections do not involve significant management judgment.

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Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement. Financial assets utilizing Level 3 inputs include certain money market funds. We use the market approach to estimate the price that would be received to sell certain money market funds in an orderly transaction between market participants (“exit price”). We reviewed the underlying holdings and estimated the price of underlying fund holdings to estimate the fair value of these funds.

Availability of observable inputs can vary from instrument to instrument and to the extent that valuation is based on inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by our management in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Unrealized gains and losses of our available-for-sale securities and the effective portion of foreign currency derivatives are excluded from earnings and reported as a component of accumulated other comprehensive income (loss) on the Consolidated Balance Sheets. To the extent our foreign currency derivatives are not effective hedges, unrealized gains or losses are included in earnings. Similarly, the change in fair value of our interest rate swaps derivatives and convertible debenture derivatives are included in earnings. Additionally, we assess whether an other-than-temporary impairment loss on our available-for-sale securities has occurred due to declines in fair value or other market conditions. Declines in fair value that are considered other-than temporary are recorded in “Other, net” in the Consolidated Statements of Operations.

In general, investments with original maturities of greater than ninety days and remaining maturities of one year or less are classified as short-term investments. Investments with maturities beyond one year may also be classified as short-term based on their highly liquid nature and because such investments represent the investment of cash that is available for current operations. For additional details see Note 7 of Notes to Consolidated Financial Statements.

Valuation of Certain Convertible Debt

Convertible debt instruments that may be settled in cash upon conversion require recognition of both the liability and equity components in the Consolidated Financial Statements. The debt component is required to be recognized at the fair value of a similar debt instrument that does not have an associated equity component. The equity component is recognized as the difference between the proceeds from the issuance of the convertible debt and the fair value of the liability, after adjusting for the deferred tax impact. The accounting guidance also requires an accretion of the resulting debt discount over the expected life of the convertible debt.

In February 2007, we issued $200.0 million in principal amount of our 1.25% senior convertible debentures (“1.25% debentures”) to Lehman Brothers Inc. (“Lehman Brothers”). In July 2007, we issued $225.0 million in principal amount of our 0.75% senior convertible debentures (“0.75% debentures”) to Credit Suisse Securities (USA) LLC (“Credit Suisse”). The 1.25% debentures and the 0.75% debentures contain partial cash settlement features and are therefore subject to the aforementioned accounting guidance. We estimated that the effective interest rate for similar debt without the conversion feature was 9.25% and 8.125% on the 1.25% debentures and

0.75% debentures, respectively. The resulting debt discount is amortized to non-cash interest expense under the interest method through the first date the debt holders can require us to repurchase their debentures. For additional details see Note 10 of Notes to Consolidated Financial Statements.

Valuation of Share Lending Arrangements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued accounting guidance that changed how companies account for share lending arrangements that were executed in connection with convertible debt offerings or other financings. The new accounting guidance requires all such share lending arrangements to be valued and amortized as interest expense in the same manner as debt issuance costs. As a result of the new accounting guidance, existing share lending arrangements relating to our class A common stock are required to be measured at fair value and amortized as interest expense in our Consolidated Financial Statements. In addition, in the event that counterparty default under the share lending arrangement becomes probable, we are required to recognize an expense in our Consolidated Statement of Operations equal to the then fair value of the unreturned loaned shares, net of any probable recoveries. We adopted the new accounting guidance effective January 4, 2010, the start of our fiscal year, and applied it retrospectively to all prior periods as required by the guidance.

We have two historical share lending arrangements subject to the new guidance. In connection with the issuance of our 1.25% debentures and 0.75% debentures, we loaned 2.9 million shares of our class A common stock to LBIE and 1.8 million shares of our class A common stock to Credit Suisse International (“CSI”) under share lending arrangements. Application of the new accounting guidance resulted in higher non-cash amortization of imputed share lending costs in the current and prior periods, as well as a significant non-cash loss resulting from Lehman Brothers Holding Inc. (“Lehman”) filing a petition for protection under Chapter 11 of the U.S. bankruptcy code on September 15, 2008, and LBIE commencing administration proceedings (analogous to bankruptcy) in the United Kingdom. On December 16, 2010, we entered into an assignment agreement with Deutsche Bank AG—London Branch (“Deutsche Bank”) under which we assigned to Deutsche Bank our claims against LBIE and Lehman in connection with the share lending arrangement. Under the assignment agreement, Deutsche Bank paid us $24.0 million for the claims on December 16, 2010, and we may receive, upon the final allowance or admittance of the claims in the U.K. and U.S. proceedings, an additional payment for the claims. We cannot predict the amount of any such payment for the claims and cannot guarantee that we will receive any additional payment for the claims. The fair value of the 2.9 million shares of our class A common stock loaned and unreturned by LBIE at the time of the bankruptcy was $213.4 million, and the amount recovered under the assignment agreement on December 16, 2010 was $24.0 million, which was reflected in the third quarter of fiscal 2008 and fourth quarter of fiscal 2010, respectively, as “Gain (loss) on share lending arrangement” in our Consolidated Statements of Operations. For additional details see Notes 1 and 10 of Notes to Consolidated Financial Statements.

Accounting for Income Taxes

Our global operations involve manufacturing, R&D, selling and project development activities. Profit from non-U.S. activities is subject to local country taxation but not subject to United States tax until repatriated to the United States. It is our intention to indefinitely reinvest these earnings outside the United States. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for a valuation allowance, we consider historical levels of income, expectations and risks associated with the estimates of future taxable income and ongoing prudent and feasible tax planning strategies. In the event we determine that we would be able to realize additional deferred tax assets in the future in excess of the net recorded amount, or if we subsequently determine that realization of an amount previously recorded is unlikely, we would record an adjustment to the deferred tax asset valuation allowance, which would change income tax in the period of adjustment. As of January 2, 2011, we believe there is insufficient evidence to realize additional deferred tax assets, although it is reasonably possible that a reversal of the valuation allowance, which could be material, could occur in fiscal 2011.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex global tax regulations. We recognize potential liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period in which we determine the liabilities are no longer necessary. If the estimate of tax liabilities proves to be less than the ultimate tax assessment, a further charge to expense would result. We accrue interest and penalties on tax contingencies which are classified as “Provision for income taxes” in the Consolidated Statements of Operations and are not considered material. For additional details see Note 12 of Notes to Consolidated Financial Statements.

Pursuant to the Tax Sharing Agreement with Cypress, we are obligated to indemnify Cypress upon current utilization of carryforward tax attributes generated while we were part of the Cypress consolidated or combined group. Further, to the extent Cypress experiences any tax examination assessments attributable to our operations while part of the Cypress consolidated or combined group, Cypress will require an indemnification from us for those aspects of the assessment that relate to our operations. See also “Item 1A: Risk Factors” including “Our agreements with Cypress require us to indemnify Cypress for certain tax liabilities. These indemnification obligations and related contractual restrictions may limit our ability to pursue certain business initiatives.”

In addition, foreign exchange gains (losses) may result from estimated tax liabilities, which are expected to be realized in currencies other than the U.S. dollar.

Results of Operations

Fiscal Years

We report results of operations on the basis of 52- or 53-week periods, ending on the Sunday closest to December 31. Fiscal 2010 ended on January 2, 2011, fiscal 2009 ended on January 3, 2010 and fiscal 2008 ended on December 28, 2008. Each of fiscal 2010 and 2008 consisted of 52 weeks while fiscal 2009 consisted of 53 weeks.

Seasonal Trends

Our business is subject to industry-specific seasonal fluctuations. Sales have historically reflected these seasonal trends with the largest percentage of total revenues realized during the last two calendar quarters of a fiscal year. Lower seasonal demand normally results in reduced shipments and revenues in the first two calendar quarters of a fiscal year. There are various reasons for this seasonality, mostly related to economic incentives and weather patterns. For example, in European countries with feed-in tariffs, the construction of solar power systems may be concentrated during the second half of the calendar year, largely due to the annual reduction of the applicable minimum feed-in tariff and the fact that the coldest winter months are January through March. In the United States, customers will sometimes make purchasing decisions towards the end of the year in order to take advantage of tax credits or for other budgetary reasons. In addition, sales in the new home development market are often tied to construction market demands which tend to follow national trends in construction, including declining sales during cold weather months.

Revenue

	Year Ended
(Dollars in thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Utility and power plants	$1,186,054	$653,531	$742,432
Residential and commercial	1,033,176	870,752	695,162

Total revenue	$2,219,230	$1,524,283	$1,437,594

Total Revenue: During fiscal 2010 and 2009, our total revenue was $2,219.2 million and $1,524.3 million, respectively, an increase of 46% year-over-year, and we expect our total revenue to increase in 2011 as compared to 2010 as we continue to expand our sales across our UPP and R&C Segments. Our fiscal 2009 total revenue increased 6% compared to our total revenue in fiscal 2008. The increase in our total revenue in fiscal 2010 as compared to 2009 is primarily attributable to revenue related to the sale of several large scale projects, including projects acquired through our acquisition of SunRay, that were completed and monetized, as well as growing demand for our solar power products in the residential and commercial markets in the United States and Europe as a result of favorable renewable energy policies. The increase in our total revenue in fiscal 2009 as compared to 2008 resulted from strong demand in multiple geographies and market segments despite the difficult economic and credit environment.

Sales outside the United States represented approximately 71%, 57% and 64% of our total revenue for fiscal 2010, 2009 and 2008, respectively. The shift in revenue by geography in fiscal 2010 as compared to revenue reported in 2009 is due to the sale of several large scale projects completed or under construction in Italy during 2010. The change in geography mix in fiscal 2009 as compared to 2008 is primarily due to: (i) the expiration of an attractive governmental feed-in tariff in Spain in September 2008; (ii) the construction of a 25 MWac solar power plant in Desoto County, Florida in 2009; (iii) revenue growth in the United States, particularly in California, due to federal, state and local government incentives; and (iv) the growth of our third-party global dealer network.

Concentrations: We have three customers that each accounted for 10 percent or more of our total revenue in one or more of fiscal years 2010, 2009 and 2008 as follows:

		Year Ended
(As a percentage of total revenue)		January 2, 2011		January 3, 2010		December 28, 2008
Significant Customers:	Business Segment
Customer A	UPP	12%			*	*
Customer B	UPP		*	12%		*
Customer C	UPP		*		*	18%
Customer D	UPP		*		*	11%

*	denotes less than 10% during the period

UPP Segment Revenue: Our UPP revenue for fiscal 2010, 2009 and 2008 was $1,186.1 million, $653.5 million and $742.4 million, respectively, which accounted for 53%, 43% and 52%, respectively, of our total revenue. UPP revenue increased 81% as compared to revenue reported in fiscal 2009 primarily due to revenue related to the sale of several large scale development projects acquired from SunRay primarily in Italy as well as an increase in the number of EPC contracts. In the second half of fiscal 2010 our UPP Segment completed the sale of 44 MWac and 8 MWac solar power plants in Montalto di Castro, Italy to a consortium of international investors, and a 13 MWac solar power plant in Anguillara, Italy to another customer. The UPP Segment further recognized revenue under the percentage-of-completion method for several solar power plants totaling 27.6 MWac in the Sicily region and Piedmont region of Italy, a 20 MWac solar power plant in Toronto, Canada and a 17 MWac solar power plant in Colorado. In addition, in fiscal 2010 our UPP Segment began providing solar panels and balance of system components to a utility customer in the United States under a large five-year supply contract.

In fiscal 2009, our UPP Segment recognized revenue from the construction of a 20 MWac solar power plant for SunRay (in its capacity as our third-party customer) in Montalto di Castro, Italy prior to our acquisition of that company. In addition, our UPP Segment completed the construction of a 25 MWac solar power plant in Desoto County, Florida and began the construction of a 10 MWac solar power plant at the Kennedy Space Center in Florida.

In fiscal 2008, our UPP Segment benefited from strong solar power plant demand in Europe, primarily in Spain, and reflected the installation of more than 40 MWac of Spanish based projects before the expiration of a governmental feed-in tariff in September 2008.

R&C Segment Revenue: Our R&C revenue for fiscal 2010, 2009 and 2008 was $1,033.2 million, $870.8 million and $695.2 million, respectively, or 47%, 57% and 48%, respectively, of our total revenue. During fiscal 2010, R&C revenue increased 19% as compared to revenue reported in 2009 primarily due to growing demand for our solar power products in the residential and commercial markets in both the United States and Europe, and in part to our introduction of an additional product series in fiscal 2010 with increased solar panel efficiency and module configuration. The R&C revenue increase in fiscal 2010 was primary driven by demand in Germany, Italy and the United States, particularly in California and New Jersey, due to federal, state and local government incentives and strong demand in the residential and small commercial roof-top markets through our third-party global dealer network in both Europe and the United States. In addition, the R&C Segment began construction on several large commercial projects in New Jersey. Our third-party global dealer network was composed of approximately 1,500 dealers worldwide at the end of fiscal 2010.

In fiscal 2009, R&C revenue was primary driven by demand in Germany, Italy and the United States, particularly in California, due to federal, state and local government incentives and strong demand in the residential and small commercial roof-top markets through our third-party global dealer network in both Europe and the United States. In addition, the R&C Segment completed the construction of an 8 MWac solar power plant in Chicago, Illinois.

In fiscal 2008, R&C revenue was primarily due to strong demand in the residential and small commercial roof-top markets through our third-party global dealer network in both Europe and the United States. We added approximately 500 dealers, 500 dealers and 350 dealers during each of fiscal 2010, 2009 and 2008, respectively.

Cost of Revenue

Details of cost of UPP revenue are as follows:

	Year Ended
(Dollars in thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Amortization of other intangible assets	$2,762	$2,732	$2,728
Stock-based compensation	7,608	5,808	8,690
Non-cash interest expense	5,412	1,231	329
Impairment of long-lived assets	—	—	2,203
Materials and other cost of revenue	892,544	517,079	520,424

Total cost of UPP revenue	$908,326	$526,850	$534,374

Total cost of UPP revenue as a percentage of UPP revenue	77%	81%	72%
Total UPP gross margin percentage	23%	19%	28%

Details of cost of R&C revenue are as follows:

	Year Ended
(Dollars in thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Amortization of other intangible assets	$7,644	$8,465	$9,268
Stock-based compensation	8,121	8,190	10,199
Non-cash interest expense	1,495	1,508	465
Materials and other cost of revenue	783,751	695,550	533,667

Total cost of R&C revenue	$801,011	$713,713	$553,599

Total cost of R&C revenue as a percentage of R&C revenue	78%	82%	80%
Total R&C gross margin percentage	22%	18%	20%

Total Cost of Revenue: During fiscal 2010, our two solar cell manufacturing facilities produced 577.7 MWdc as compared to fiscal 2009 and 2008 when we produced 397.4 MWdc and 236.9 MWdc, respectively. Our manufacturing cost per watt decreased in fiscal 2010 as compared to 2009 due to lower material cost and better material utilization as well as higher volume, resulting in increased economies of scale in production. We are working with our suppliers and partners along all steps of the value chain to reduce costs by improving manufacturing technologies and expanding economies of scale.

During fiscal 2010, our total cost of revenue was $1,709.3 million, which represented an increase of 38% as compared to the total cost of revenue reported in fiscal 2009. The increase in total cost of revenue corresponds to the increase of 46% in total revenue during fiscal 2010. As a percentage of total revenue, total cost of revenue decreased to 77% in fiscal 2010 as compared to 81% in fiscal 2009. The decrease in total cost of revenue as a percentage of total revenue reflects: (i) reduced charges for inventory write-downs related to declining average selling prices of third-party solar panels of $1.4 million in fiscal 2010 as compared to $15.3 million in 2009; (ii) reduced large commercial balance of systems costs; and (iii) improvements attributable to continued manufacturing scale and reductions in our manufacturing cost per watt described above. Inventory written-down in fiscal 2009 that was sold in 2010 improved our gross margin by an immaterial amount in fiscal 2010.

During fiscal 2009, our total cost of revenue was $1,240.6 million, which represented an increase of 14% as compared to the total cost of revenue reported in fiscal 2008. As a percentage of total revenue, our total cost of revenue increased to 81% in fiscal 2009 as compared to 76% in fiscal 2008. This increase in total cost of revenue as a percentage of total revenue reflects: (i) lower factory utilization during the first half of fiscal 2009 due to our planned transition to a demand driven manufacturing strategy to reduce inventory levels; and (ii) the write-down and subsequent sale of inventory to its estimated market value in fiscal 2009 based on our assumptions about future demand and market conditions. This increase in total cost of revenue as a percentage of total revenue was partially offset by: (i) decreased costs of polysilicon; (ii) reduced expenses associated with the amortization of other intangible assets and stock-based compensation; and (iii) an asset impairment charge of $2.2 million in fiscal 2008 relating to the wind down of our imaging detector product line.

UPP Segment Gross Margin: Gross margin was $277.7 million, $126.7 million and $208.1 million for fiscal 2010, 2009 and 2008, respectively, or 23%, 19% and 28%, respectively, of UPP revenue. UPP gross margin increased in fiscal 2010 as compared to 2009 due to a greater proportion of sales from development projects in Italy which have higher gross margins due to customers paying a premium for turn-key fully developed power plants. Additionally, gross margin increased due to reduced charges for inventory write-downs and subsequent sales of aged third-party solar panels in fiscal 2010 as compared to 2009. Gross margin decreased in fiscal 2009 as compared to 2008 due to: (i) lower average selling prices for our solar power products; (ii) the write-down and subsequent sale of aged third-party solar panels to its estimated market value in 2009 based on our assumptions about future demand and market conditions; and (iii) our inability to reduce overhead costs incurred that are fixed in nature. This decrease in gross margin was partially offset by continued reduction in silicon costs.

R&C Segment Gross Margin: Gross margin was $232.2 million, $157.0 million and $141.6 million for fiscal 2010, 2009 and 2008, respectively, or 22%, 18% and 20%, respectively, of R&C revenue. Gross margin increased in fiscal 2010 as compared to 2009 due to: (i) the reduction in large commercial balance of systems costs; and (ii) improvements attributable to continued manufacturing scale and reductions in our manufacturing cost per watt described above, partially offset by reduced average selling prices of our solar power products. Gross margin decreased in fiscal 2009 as compared to 2008 due to: (i) lower average selling prices for our solar power products; (ii) the write-down and subsequent sale of aged third-party solar panels to its estimated market value in 2009 based on our assumptions about future demand and market conditions; and (iii) our inability to reduce overhead costs incurred that are fixed in nature. This decrease in gross margin was partially offset by continued reduction in silicon costs.

R&D Expense

Details of R&D expense are as follows:

	Year Ended
(Dollars in thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Stock-based compensation	$7,555	$6,296	$3,988
Other R&D	41,535	25,346	17,486

Total R&D	$49,090	$31,642	$21,474

Total R&D as a percentage of revenue	2%	2%	1%

During fiscal 2010 and 2009 our R&D expense was $49.1 million and $31.6 million, respectively, which represents an increase of 55% from fiscal 2009. Our fiscal 2009 R&D expense increased 47% compared to $21.5 million in fiscal 2008. The general increase in spending year-over-year resulted primarily from costs related to the improvement of our current generation solar cell manufacturing technology, development of our third generation of solar cells, development of next generation solar panels, development of next generation trackers and rooftop systems, and development of systems performance monitoring products. We expect our R&D expense to increase in fiscal 2011 as compared to 2010 as we continue in efforts to improve solar cell efficiency through enhancement of our existing products, development of new techniques such as concentrating photovoltaic power, and reducing manufacturing cost and complexity.

The increase in our R&D expense from fiscal 2009 to 2010 further pertains to (i) personnel related expense (including salary, stock-based compensation costs and bonus) as a result of increased headcount from approximately 180 on January 3, 2010 to 210 as of January 2, 2011; (ii) increased equipment expense and depreciation due to general growth and development; and (iii) decrease in cost reimbursements received from government agencies in the United States due to phase out of related programs during fiscal 2010. The increase in our R&D expense from fiscal 2008 to 2009 further resulted from increases in salaries, benefits and stock-based compensation costs as a result of increased headcount from approximately 150 on December 28, 2008 to 180 on January 3, 2010. These increases were partially offset by cost reimbursements received from various government entities in the United States.

In fiscal 2007 through 2010 we benefited from a Solar America Initiative R&D agreement with the United States Department of Energy in which we have been awarded $24.1 million through January 2, 2011. Payments received under this contract offset our research and development expense by $5.2 million in fiscal 2010 as compared to $8.9 million, $7.0 million and $3.0 million in 2009, 2008 and 2007, respectively. The award was fully funded by the end of the third quarter of fiscal 2010.

SG&A Expense

Details of SG&A expense are as follows:

	Year Ended
(Dollars in thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Amortization of other intangible assets	$28,071	$5,277	$4,766
Stock-based compensation	31,088	26,700	47,343
Amortization of promissory notes	11,054	—	—
Other SG&A	251,723	158,267	121,631

Total SG&A	$321,936	$190,244	$173,740

Total SG&A as a percentage of revenue	15%	12%	12%

During fiscal 2010 and 2009, our SG&A expense was $321.9 million and $190.2 million, respectively, which represents an increase of 69%. Our fiscal 2009 SG&A expense increased 9% compared to $173.7 million in fiscal 2008. The increase in SG&A expense year-over-year resulted primarily from higher spending in all of the functional areas to support the growth of our business, including through acquisitions. Headcount related to SG&A expense increased from approximately 640 on December 28, 2008 to 675 on January 3, 2010 to 900 on January 2, 2011. We expect our SG&A expense to increase in fiscal 2011 as compared to 2010 as we continue to invest in expanding our sales operations and continue to grow our business globally.

The increase in SG&A expense in fiscal 2010 as compared to 2009 primarily related to: (i) SunRay’s operating and development expenses being consolidated into our financial results from March 26, 2010 through January 2, 2011; (ii) higher amortization of other intangible assets related to project assets acquired from SunRay; (iii) amortization of the $14.0 million in promissory notes issued to SunRay’s management shareholders in connection with the acquisition; (iv) SunRay acquisition-related costs and integration-related costs such as legal, accounting, valuation and other professional services; (v) costs associated with the formation of the AUOSP joint venture; (vi) personnel related expense (including salary, stock-based compensation costs, bonus and commission) as a result of increased headcount; (vii) additional bad debt expense due to the overall increase in revenue and the collectability of outstanding accounts receivable related to several customers impacted by the difficult economic conditions experienced in the last two years; and (viii) $4.4 million of expenses incurred in the first quarter of fiscal 2010 associated with our Audit Committee independent investigation of certain accounting entries primarily related to cost of goods sold by our Philippines operations.

The increase in SG&A expense in fiscal 2009 as compared to 2008 primarily related to: (i) sales and marketing spending to expand our third-party global dealer network and global branding initiatives; (ii) the launch of our new marketing campaign; and (iii) $3.6 million of expenses incurred in the fourth quarter of fiscal 2009 associated with our Audit Committee independent investigation of certain accounting entries primarily related to cost of goods sold by our Philippines operations. The increase was partially offset by reduced stock-based compensation associated with shares and options released from re-vesting restrictions.

Other Income (Expense), Net

	Year Ended
(Dollars in thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Interest income	$1,541	$2,109	$10,789
Non-cash interest expense	$(23,709)	$(19,843)	$(16,716)
Other interest expense	(31,567)	(16,444)	(6,699)

Total interest expense	$(55,276)	$(36,287)	$(23,415)

Gain on deconsolidation of consolidated subsidiary	$36,849	$—	$—
Gain on change in equity interest in unconsolidated investee	$28,078	$—	$—
Gain on mark-to-market derivatives	$35,764	$21,193	$—
Gain (loss) on share lending arrangement	$24,000	$—	$(213,372)
Other, net	$(26,410)	$(5,229)	$(26,313)

Interest income during fiscal 2010, 2009 and 2008 primarily represents interest income earned on our cash, cash equivalents, restricted cash, restricted cash equivalents and available-for-sale securities during these periods. The decrease in interest income of 27% in fiscal 2010 as compared to 2009 and 80% in 2009 as compared to 2008 both resulted from lower interest rates earned on cash holdings.

Interest expense during fiscal 2010 primarily relates to debt under our senior convertible debentures, fees for our outstanding letters of credit with Deutsche Bank, the revolving credit facility with Union Bank, N.A. (“Union Bank”) and Société Générale, Milan Branch (“Société Générale”), and the mortgage loan with International

Finance Corporation (“IFC”). Interest expense during fiscal 2009 primarily relates to borrowings under our senior convertible debentures, fees for our outstanding letters of credit with Wells Fargo Bank, N.A. (“Wells Fargo”), the SPMY facility with the Malaysian government, the term loan with Union Bank and customer advance payments. Interest expense during fiscal 2008 relates to interest due on our senior convertible debentures, fees for our outstanding letters of credit with Wells Fargo and customer advance payments. The increase in interest expense of 52% in fiscal 2010 as compared to 2009 is due to: (i) additional indebtedness related to our $250.0 million in principal amount of 4.50% debentures issued in April 2010, $70.0 million borrowed from Union Bank in October 2010, approximately $98.0 million borrowed from Société Générale in November 2010 and $50.0 million borrowed from IFC in November 2010; and (ii) fees for our outstanding letters of credit with Deutsche Bank. The increase in interest expense of 55% in fiscal 2009 as compared to 2008 is primarily due to additional indebtedness related to our $230.0 million in principal amount of 4.75% debentures, approximately $219.0 million outstanding under the facility with the Malaysian government and $30.0 million under the term loan with Union Bank. These increases were partially offset by the deconsolidation of the outstanding balance under the facility with the Malaysian government in the third quarter of fiscal 2010 as a result of the AUOSP joint venture transaction and the repurchase of a portion of our 0.75% debentures during fiscal 2010 and 2009 with a principal amount of $143.8 million and $81.1 million, respectively. For additional details see Note 10 of Notes to Consolidated Financial Statements.

On July 5, 2010, we closed our joint venture transaction with AUO. Under the joint venture agreement our equity interest in SPMY, formerly our subsidiary, was reduced to 50% and the entity was renamed AUOSP. As a result of the shared power arrangement with AUO, we deconsolidated AUOSP and account for our direct investment under the equity method in the third quarter of fiscal 2010. We recognized a non-cash gain of $36.8 million as a result of the deconsolidation of AUOSP in the third quarter of fiscal 2010 in our Consolidated Statement of Operations. For additional details see Note 9 of Notes to Consolidated Financial Statements.

On June 30, 2010, Woongjin Energy completed its IPO and the sale of 15.9 million new shares of common stock. We did not participate in this common stock issuance by Woongjin Energy. As a result of the new common stock issuance by Woongjin Energy in its IPO, our percentage equity interest in Woongjin Energy decreased from 42.1% to 31.3% of its issued and outstanding shares of common stock. In connection with the IPO, we recognized a non-cash gain of $28.3 million in the second quarter of fiscal 2010 in our Consolidated Statement of Operations as a result of our equity interest in Woongjin Energy being revalued upon a dilutive event. In the fourth quarter of fiscal 2010, First Philec Solar issued an additional 0.5 million shares of common and preferred stock to investors which resulted in the reduction of our percent equity interest in First Philec Solar from 20% to 15% of its issued and outstanding shares of preferred and common stock. In connection with the additional funding, we recognized a non-cash loss of $0.3 million in the fourth quarter of fiscal 2010 as a result of our equity interest in First Philec Solar being diluted. For additional details see Note 9 of Notes to Consolidated Financial Statements.

The $35.8 million net gain on mark-to-market derivatives during fiscal 2010 relates to the change in fair value of the following derivative instruments associated with the 4.50% debentures: (i) the embedded cash conversion option; (ii) over-allotment option; (iii) bond hedge transaction; and (iv) warrant transaction. The changes in fair value of these derivatives are reported in our Consolidated Statement of Operations until such transactions settle or expire. The over-allotment option derivative settled on April 5, 2010 when the initial purchasers of the 4.50% debentures exercised the $30.0 million over-allotment option in full. As a result of the terms of the warrants being amended and restated so that they are settled in shares of our class A common stock rather than in cash, the warrants will not require mark-to-market accounting treatment subsequent to December 23, 2010. For additional details see Note 10 of Notes to Consolidated Financial Statements.

The $21.2 million non-cash gain on mark-to-market derivatives during fiscal 2009 relates to the change in fair value of the purchased options associated with the issuance of our 4.75% debentures. The purchased options, which are indexed to our class A common stock, were deemed to be mark-to-market derivatives during the one-day period in which the over-allotment option in favor of the 4.75% debenture underwriters was unexercised.

We entered into the debenture underwriting agreement on April 28, 2009 and the 4.75% debenture underwriters exercised the over-allotment option in full on April 29, 2009. During the one-day period that the underwriters’ over-allotment option was outstanding, our class A common stock price increased substantially, resulting in a non-cash gain on purchased options of $21.2 million in fiscal 2009 in our Consolidated Statement of Operations. For additional details see Note 10 of Notes to Consolidated Financial Statements.

In connection with the issuance of our 1.25% debentures, we loaned 2.9 million shares of our class A common stock to LBIE under a share lending arrangement. On September 15, 2008, Lehman filed a petition for protection under Chapter 11 of the U.S. bankruptcy code and LBIE commenced administration proceedings (analogous to bankruptcy) in the United Kingdom. As a result, we recognized a $213.4 million non-cash loss in the third quarter of fiscal 2008 which was the then fair value of the 2.9 million shares of our class A common stock loaned and unreturned by LBIE. On December 16, 2010, we entered into an assignment agreement with Deutsche Bank under which we assigned to Deutsche Bank our claims against LBIE and Lehman in connection with the share lending arrangement. We recovered $24.0 million under the assignment agreement with Deutsche Bank which was reflected in the fourth quarter of fiscal 2010 as “Gain (loss) on share lending arrangement” in our Consolidated Statements of Operations. For additional details see Notes 1 and 10 of Notes to Consolidated Financial Statements.

The following table summarizes the components of other, net:

	Year Ended
(Dollars in thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Gain (loss) on derivatives and foreign exchange	$(27,701)	$(3,902)	$(20,602)
Gain on sale (impairment) of investments	770	(1,443)	(5,408)
Other income (expense), net	521	116	(303)

Total other, net	$(26,410)	$(5,229)	$(26,313)

Other, net expenses during fiscal 2010, 2009 and 2008 consists primarily of losses totaling $23.1 million, $0.9 million and $6.5 million, respectively, from expensing the time value of option contracts and forward points on forward exchange contracts, losses totaling $4.6 million, $3.0 million and $14.1 million, respectively, on foreign currency derivatives and foreign exchange largely due to the volatility in the currency markets, impairment charges totaling $0.8 million, $2.0 million and $5.4 million, respectively, for debt securities, auction rate securities, certain money market funds and non-publicly traded investments, partially offset by gains totaling $1.6 million, $0.6 million and zero, respectively, for the sale of auction rate securities and distributions received from certain money market funds. For additional details see Notes 7 and 11 of Notes to Consolidated Financial Statements.

Income Taxes

	Year Ended
(Dollars in thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Provision for income taxes	$(23,375)	$(21,028)	$(40,618)
As a percentage of revenue	1%	1%	3%

In fiscal 2010, our income tax provision of $23.4 million on income from continuing operations before income taxes and equity in earnings of unconsolidated investees of $183.4 million was primarily due to the mix of income earned in domestic and foreign jurisdictions, nondeductible amortization of purchased other intangible assets, non deductible equity compensation, amortization of debt discount from convertible debentures, gain on change in equity interest in Woongjin Energy, mark-to-market fair value adjustments, changes in the valuation allowance on deferred tax assets, and discrete stock option deductions. In fiscal 2009, our income tax provision of $21.0 million on income from continuing operations before income taxes and equity in earnings of unconsolidated investees of $43.6 million was primarily due to domestic and foreign income taxes in certain jurisdictions where our operations were profitable, net of nondeductible amortization of purchased other intangible assets, discrete stock option deductions and the discrete non-cash non-taxable gain on purchased options. In fiscal 2008, our income tax provision of $40.6 million on loss from continuing operations before income taxes and equity in earnings of unconsolidated investees of $97.9 million was primarily attributable to the consumption of non-stock net operating loss carryforwards, net of foreign income taxes in profitable jurisdictions where the tax rates are less than the U.S. statutory rate.

We are subject to tax holidays in the Philippines where we manufacture our solar power products. The tax holidays are scheduled to expire within the next several years beginning in 2010, and we have applied for tax extensions. Tax holidays in the Philippines reduce our tax rate to 0% from 30%. Tax savings associated with the Philippine tax holidays were approximately $11.8 million, $11.1 million and $10.2 million in fiscal 2010, 2009 and 2008, respectively, which provided a diluted net income (loss) per share benefit of $0.11, $0.12 and $0.13, respectively.

We have a tax ruling in Switzerland where we sell our solar power products. The ruling in Switzerland reduces our tax rate to 11.5% from approximately 24.2%. Tax savings associated with this ruling was approximately $1.6 million, $0.4 million and zero in fiscal 2010, 2009 and 2008, respectively, which provided a diluted net income (loss) per share benefit of $0.02 in fiscal 2010 and zero in both fiscal 2009 and 2008. This current tax ruling expires at the end of 2015.

A significant amount of our total revenue is generated from customers located outside of the United States, and a substantial portion of our assets and employees are located outside of the United States. United States income taxes and foreign withholding taxes have not been provided on the undistributed earnings of our non United States subsidiaries as such earnings are intended to be indefinitely reinvested in operations outside the United States to extent that such earnings have not been currently or previously subjected to taxation of the United States.

We have California state net operating loss carryforwards of approximately $27.6 million as of January 2, 2011, which expire at various dates from 2011 to 2017. We also had R&D credit carryforwards of approximately $4.0 million for federal tax purposes and $4.3 million for state tax purposes. We have provided a valuation allowance on our net deferred tax assets in the United States because of the uncertainty of their realizability. We expect it is more likely than not that we will not realize our net deferred tax assets as of January 2, 2011. The majority of the net operating loss carryforwards were created by employee stock transactions. Because there is uncertainty as to the realizability of the loss carryforwards, the portion created by employee stock transactions are not reflected on our Consolidated Balance Sheets.

Equity in earnings of unconsolidated investees

	Year Ended
(Dollars in thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Equity in earnings of unconsolidated investees	$6,845	$9,929	$14,077
As a percentage of revenue	—%	1%	1%

Our equity in earnings of unconsolidated investees were gains of $6.8 million, $9.9 million and $14.1 million in fiscal 2010, 2009 and 2008, respectively. Our share of Woongjin Energy’s income totaled $14.4 million, $9.8 million and $14.2 million in fiscal 2010, 2009 and 2008, respectively. The change in our equity share of Woongjin Energy’s earnings year-over-year represents the growth of the joint venture’s operations, foreign currency translation, and changes in our equity ownership. Our share of First Philec Solar’s income totaled $0.4 million and $0.1 million in fiscal 2010 and 2009, respectively, and our share of First Philec Solar’s losses totaled $0.1 million in fiscal 2008. Our equity share of First Philec Solar’s earnings increased year-over-year due to increases in production since First Philec Solar became operational in the second quarter of fiscal 2008. Our share of AUOSP’s loss totaled $8.0 million in fiscal 2010. AUOSP became operational in the fourth quarter of fiscal 2010 with construction to continue through fiscal 2013. For additional details see Note 9 of Notes to Consolidated Financial Statements.

Income from discontinued operations, net of taxes

	Year Ended
(Dollars in thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Income from discontinued operations, net of taxes	$11,841	$—	$—
As a percentage of revenue	1%	—%	—%

In connection with our acquisition of SunRay on March 26, 2010, we acquired a SunRay project company, Cassiopea, operating a previously completed 20 MWac solar power plant in Montalto di Castro, Italy. In the period in which our asset is classified as held-for-sale, we are required to segregate for all periods presented the related assets, liabilities and results of operations associated with that asset as discontinued operations. In fiscal 2010, we recognized a gain of $11.4 million for the sale of Cassiopea on August 5, 2010. Cassiopea’s results of operations for the fiscal year ended January 2, 2011 were classified as “Income from discontinued operations, net of taxes” in our Consolidated Statement of Operations. For additional details see Note 4 of Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

Cash Flows

A summary of the sources and uses of cash and cash equivalents is as follows:

	Year Ended
(Dollars in thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Net cash provided by operating activities of continuing operations	$168,165	$121,325	$154,831
Net cash used in investing activities of continuing operations	(461,360)	(256,559)	(326,146)
Net cash provided by financing activities of continuing operations	244,282	552,350	92,553

Operating Activities

Net cash provided by operating activities of continuing operations of $168.2 million in fiscal 2010 was primarily the result of: (i) income from continuing operations of $166.9 million plus non-cash charges totaling $255.1 million for depreciation, amortization, stock-based compensation, debt issuance costs and non-cash interest expense, partially offset by a $0.8 million net gain on investments, a $24.0 million recovery on a previously recorded loss on a share lending arrangement to LBIE, a $35.8 million net gain on mark-to-market derivatives related to the change in fair value of the derivative instruments associated with the 4.50% debentures, and other non-cash income of $72.0 million primarily related to our equity share in earnings of joint ventures, gain on deconsolidation of AUOSP, net gain on change in our equity interest in joint ventures and a net gain on mark-to-market derivatives; and (ii) increases in accounts payable and other accrued liabilities of $158.0 million as well as an increase in customer advances of $90.6 million primarily from AUOSP. The increase was partially offset by increases in accounts receivable of $132.2 million related to the increase in revenue, inventories of $114.5 million as we continue to grow our business, and advances to polysilicon suppliers of $96.1 million primarily to one supplier, as well as other changes in operating assets and liabilities of $27.4 million.

Net cash provided by operating activities of continuing operations of $121.3 million in fiscal 2009 was primarily the result of: (i) income from continuing operations of $32.5 million, plus non-cash charges totaling $175.3 million for depreciation, amortization, impairment of investments, stock-based compensation and non-cash interest expense, less non-cash income of $31.1 million related to a gain on purchased options and our equity share in earnings of joint ventures; as well as (ii) decreases in inventories of $53.7 million due to improved inventory turns as a result of management’s demand-driven manufacturing model. The increase was partially offset by an increase in accounts receivable of $50.5 million due to the increase in total revenue in the fourth quarter of fiscal 2009 as compared to the same period in 2008 and in advances to polysilicon suppliers of $27.9 million and decreases in customer advances of $18.4 million, as well as other changes in operating assets and liabilities of $12.3 million.

Net cash provided by operating activities of continuing operations of $154.8 million in fiscal 2008 was primarily the result of: (i) a loss from continuing operations of $124.4 million, plus non-cash charges totaling $382.1 million for depreciation, amortization, impairment of investments and long-lived assets, stock-based compensation, non-cash interest expense and the fair value of a share lending arrangement with LBIE, less non-cash income of $14.1 million for our equity share in earnings of joint ventures; as well as (ii) increases in customer advances of $40.1 million, primarily for future polysilicon purchases by a third party that manufactures ingots which are sold back to us under an ingot supply agreement, and in accounts payable and other accrued liabilities of $150.1 million. These items were partially offset by decreases in billings in excess of costs and estimated earnings of $53.6 million related to contractual timing of system project billings, as well as increases in inventories of $95.7 million, mainly due to our agreement to design and build two solar photovoltaic power plants for a significant customer, accounts receivable of $57.6 million and other changes in operating assets and liabilities totaling $72.1 million.

Investing Activities

Net cash used in investing activities of continuing operations in fiscal 2010 was $461.4 million, of which: (i) $119.2 million relates to capital expenditures primarily associated with the continued construction of FAB3 in Malaysia prior to deconsolidation on July 5, 2010; (ii) $272.7 million in cash was paid for the acquisition of SunRay, net of cash acquired; (iii) $40.1 million for the purchase of debt securities; (iv) $5.6 million of increases in restricted cash and cash equivalents; (v) $17.8 million in cash paid for investments in AUOSP and non-public companies; and (vi) $12.9 million relates to cash of AUOSP that was deconsolidated on July 5, 2010. Cash used in investing activities was partially offset by $5.3 million in proceeds received from the sale of equipment to a third-party contract manufacturer and $1.6 million on money market fund distributions.

Net cash used in investing activities of continuing operations during fiscal 2009 was $256.6 million, of which: (i) $167.8 million relates to capital expenditures primarily associated with the completion of our second solar cell manufacturing facility (“FAB2”) in the Philippines and the continued construction of FAB3 in Malaysia; (ii) $135.5 million relates to increases in restricted cash and cash equivalents for the drawdown under the facility agreement with the Malaysian government; and (iii) $2.4 million relates to cash paid for investments in First Philec Solar and a non-public company. Cash used in investing activities was partially offset by $39.1 million in proceeds received from the sales or maturities of available-for-sale securities and $10.0 million in proceeds received from the sale of equipment to a third-party contract manufacturer.

Net cash used in investing activities of continuing operations during fiscal 2008 was $326.1 million, of which: (i) $265.9 million relates to capital expenditures primarily associated with the continued construction of FAB2 in the Philippines; (ii) $107.4 million relates to increases in restricted cash and cash equivalents for advanced payments received from customers for which we provided cash collateralized bank standby letters of credit and for the first drawdown under the facility agreement with the Malaysian government; (iii) $18.3 million in cash which was paid for the acquisitions of Solar Solutions in Italy, and Solar Sales Pty. Ltd. in Australia, net of cash acquired; and (iv) $24.6 million in cash which was paid for investments in joint ventures and other non-public companies. Cash used in investing activities was partially offset by $90.1 million in proceeds received from the sales of available-for-sale securities, net of available-for-sale securities purchased during the period, and investment in certain money market funds re-designated from cash and cash equivalents to short-term investments.

Financing Activities

Net cash provided by financing activities of continuing operations in fiscal 2010 was $244.3 million and reflects cash received from the following sources: (i) $230.5 million in net proceeds from the issuance of $250.0 million in principal amount of our 4.50% debentures, after reflecting the payment of the net cost of the call spread overlay; (ii) $214.7 million and $318.6 million in net proceeds from various bank and project loans, respectively; (iii) $24.0 million received under the LBIE claim assignment agreement with Deutsche Bank; (iv) $0.2 million in excess tax benefits from stock-based award activity; and (v) $0.9 million from stock option exercises. Cash received was partially offset by: (i) $333.5 million principal amount of project loans assumed by customers with the sale of 44 MWac and 8 MWac solar power plants in Montalto di Castro, Italy to a consortium of international investors; (ii) cash paid of $30.0 million to Union Bank to terminate our $30.0 million term loan; (iii) repayment of $33.6 million to Piraeus Bank to terminate our current account overdraft agreement in Greece; (iv) repurchase of $143.8 million in principal amount of our 0.75% debentures; and (v) $3.7 million for treasury stock purchases that were used to pay withholding taxes on vested restricted stock.

Net cash provided by financing activities of continuing operations during fiscal 2009 was $552.4 million and reflects cash received from the following sources: (i) $218.8 million in net proceeds from our public offering of 10.35 million shares of our class A common stock; (ii) $198.7 million in net proceeds from the issuance of $230.0 million in principal amount of our 4.75% debentures, after reflecting the payment of the net cost of the call spread overlay; (iii) Malaysian Ringgit 560.0 million (approximately $163.4 million based on the exchange rate as of January 3, 2010) from the Malaysian government under AUOSP’s facility agreement; (iv) $29.8 million in net proceeds from Union Bank under our $30.0 million term loan; (v) $20.1 million in excess tax benefits from stock-based award activity; and (vi) $1.5 million from stock option exercises. Cash received during fiscal 2009 was partially offset by cash paid of $75.6 million to repurchase approximately $81.1 million in principal amount of our 0.75% debentures and $4.3 million for treasury stock purchases that were used to pay withholding taxes on vested restricted stock.

Net cash provided by financing activities of continuing operations during fiscal 2008 was $92.6 million and reflects proceeds received of Malaysian Ringgit 190.0 million (approximately $54.6 million based on the exchange rate as of December 28, 2008) from the Malaysian government under AUOSP’s facility agreement, $5.1 million from stock option exercises and $40.7 million in excess tax benefits from stock-based award activity, partially offset by cash paid of $6.7 million for treasury stock purchases that were used to pay withholding taxes on vested restricted stock and $1.2 million for conversion of 1.25% debentures.

Debt and Credit Sources

Convertible Debentures

On April 1, 2010, we issued $220.0 million in principal amount of our 4.50% debentures and received net proceeds of $214.9 million, before payment of the net cost of the bond hedge and warrant transactions of $12.1 million. On April 5, 2010, the initial purchasers of the 4.50% debentures exercised the $30.0 million over-allotment option in full and we received net proceeds of $29.3 million, before payment of the net cost of the bond hedge and warrant transactions of $1.6 million. Interest on the 4.50% debentures is payable on March 15 and September 15 of each year, which commenced September 15, 2010. The 4.50% debentures mature on March 15, 2015. The 4.50% debentures are convertible only into cash, and not into shares of our class A common stock (or any other securities). Prior to December 15, 2014, the 4.50% debentures are convertible only upon specified events and, thereafter, they will be convertible at any time, based on an initial conversion price of $22.53 per share of our class A common stock. The conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits. Upon conversion, we will deliver an amount of cash calculated by reference to the price of our class A common stock over the applicable observation period. The 4.50% debentures will not be convertible until the first quarter of fiscal 2011. We may not redeem the 4.50% debentures prior to maturity. Holders may also require us to repurchase all or a portion of their 4.50% debentures upon a fundamental change, as defined in the debenture agreement, at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest. In the event of certain events of default, such as our failure to make certain payments or perform or observe certain obligations thereunder, Wells Fargo, the trustee, or holders of a specified amount of then-outstanding 4.50% debentures will have the right to declare all amounts then outstanding due and payable. For additional details see Note 10 of Notes to Consolidated Financial Statements.

In May 2009, we issued $230.0 million in principal amount of our 4.75% debentures and received net proceeds of $225.0 million, before payment of the net cost of the call spread overlay of $26.3 million. Interest on the 4.75% debentures is payable on April 15 and October 15 of each year, which commenced October 15, 2009. Holders of the 4.75% debentures are able to exercise their right to convert the debentures at any time into shares of our class A common stock at a conversion price equal to $26.40 per share. The applicable conversion rate may adjust in certain circumstances, including upon a fundamental change, as defined in the indenture governing the 4.75% debentures. If not earlier converted, the 4.75% debentures mature on April 15, 2014. Holders may also require us to repurchase all or a portion of their 4.75% debentures upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest. In the event of certain events of default, such as our failure to make certain payments or perform or observe certain obligations thereunder, Wells Fargo, the trustee, or holders of a specified amount of then-outstanding 4.75% debentures will have the right to declare all amounts then outstanding due and payable. For additional details see Note 10 of Notes to Consolidated Financial Statements.

In February 2007, we issued $200.0 million in principal amount of our 1.25% debentures and received net proceeds of $194.0 million. In fiscal 2008, we received notices for the conversion of $1.4 million in principal amount of the 1.25% debentures which we settled for $1.2 million in cash and 1,000 shares of class A common stock. As of January 2, 2011, an aggregate principal amount of $198.6 million of the 1.25% debentures remain issued and outstanding. Interest on the 1.25% debentures is payable on February 15 and August 15 of each year, which commenced August 15, 2007. The 1.25% debentures mature on February 15, 2027. Holders may require us to repurchase all or a portion of their 1.25% debentures on each of February 15, 2012, February 15, 2017 and February 15, 2022, or if we experience certain types of corporate transactions constituting a fundamental change, as defined in the indenture governing the 1.25% debentures. Any repurchase of the 1.25% debentures under these provisions will be for cash at a price equal to 100% of the principal amount of the 1.25% debentures to be repurchased plus accrued and unpaid interest. In addition, we may redeem some or all of the 1.25% debentures on or after February 15, 2012 for cash at a redemption price equal to 100% of the principal amount of the 1.25% debentures to be redeemed plus accrued and unpaid interest. For additional details see Note 10 of Notes to Consolidated Financial Statements.

In July 2007, we issued $225.0 million in principal amount of our 0.75% debentures and received net proceeds of $220.1 million. In fiscal 2009, we repurchased $81.1 million in principal amount of the 0.75% debentures for $75.6 million in cash. In fiscal 2010, we repurchased $143.8 million in principal amount of the 0.75% debentures for $143.8 million in cash, of which $143.3 million was pursuant to the contracted debenture holder put on August 2, 2010. As of January 2, 2011, an aggregate principal amount of $0.1 million of the 0.75% debentures remain issued and outstanding. Interest on the 0.75% debentures is payable on February 1 and August 1 of each year, which commenced February 1, 2008. The 0.75% debentures mature on August 1, 2027. Holders of the remaining 0.75% debentures could require us to repurchase all or a portion of their debentures on each of August 1, 2015, August 1, 2020 and August 1, 2025, or if we experienced certain types of corporate transactions constituting a fundamental change, as defined in the indenture governing the 0.75% debentures. The 0.75% debentures were classified as long-term liabilities and short-term liabilities in our Consolidated Balance Sheets as of January 2, 2011 and January 3, 2010, respectively, due to the ability of the holders to require us to repurchase their 0.75% debentures commencing on August 1, 2015 and August 2, 2010, respectively. Any repurchase of the 0.75% debentures under these provisions will be for cash at a price equal to 100% of the principal amount of the 0.75% debentures to be repurchased plus accrued and unpaid interest. In addition, we could redeem the remaining 0.75% debentures on or after August 2, 2010 for cash at a redemption price equal to 100% of the principal amount of the 0.75% debentures to be redeemed plus accrued and unpaid interest. For additional details see Note 10 of Notes to Consolidated Financial Statements.

Debt Facility Agreement with the Malaysian Government

On December 18, 2008, AUOSP, then our subsidiary, entered into a facility agreement with the Malaysian government. As of January 3, 2010, AUOSP had outstanding Malaysian Ringgit 750.0 million ($219.0 million based on the exchange rates as of January 3, 2010) under the facility agreement to finance the construction of FAB3 in Malaysia. On July 5, 2010, the joint venture closed between our subsidiary SPTL, AUOSP, AUO, and AUO Taiwan. Under the terms of the joint venture agreement, our subsidiary SPTL and AUO each own 50% of the AUOSP joint venture. AUOSP retains the existing debt facility and we deconsolidated the outstanding balance on July 5, 2010 due to the shared power arrangement with AUO. We do not guarantee or collateralize the debt facility held by AUOSP. For additional details see Notes 9 and 10 of Notes to Consolidated Financial Statements.

Mortgage Loan Agreement with IFC

On May 6, 2010, our subsidiaries SPML and SPML Land, Inc. (“SPML Land”) entered into a mortgage loan agreement with IFC. Under the loan agreement, SPML may borrow up to $75.0 million during the first two years, and SPML shall repay the amount borrowed, starting 2 years after the date of borrowing, in 10 equal semiannual installments over the following 5 years. SPML shall pay interest of LIBOR plus 3% per annum on outstanding borrowings, and a front-end fee of 1% on the principal amount of borrowings at the time of borrowing, and a commitment fee of 0.5% per annum on funds available for borrowing and not borrowed. SPML may prepay all or a part of the outstanding principal, subject to a 1% prepayment premium. On November 12, 2010, SPML borrowed $50.0 million under the mortgage loan agreement. A total of $25.0 million remains available for borrowing under the mortgage loan agreement. SPML and SPML Land pledged certain assets as collateral supporting SPML’s repayment obligation. For additional details see Note 10 of Notes to Consolidated Financial Statements.

Loan Agreement with California Enterprise Development Authority (“CEDA”)

On December 29, 2010, we borrowed from CEDA the proceeds of the $30.0 million aggregate principal amount of CEDA’s tax-exempt Recovery Zone Facility Revenue Bonds (SunPower Corporation—Headquarters Project) Series 2010 (the “Bonds”) maturing April 1, 2031 under a loan agreement with CEDA. Our obligations under the loan agreement were contained in a promissory note dated December 29, 2010 issued by us to CEDA, which assigned the promissory note, along with all right, title and interest in the loan agreement, to Wells Fargo, as trustee, with respect to the Bonds for the benefit of the holders of the Bonds. The Bonds will initially bear interest at a variable interest rate (determined weekly), but at our option may be converted into fixed-rate bonds (which include covenants of, and other restrictions on, us to be determined at the time of conversion). As of January 2, 2011 the $30.0 million aggregate principal amount of the Bonds is classified as “Short-term debt” in our Consolidated Balance Sheet due to the potential for the Bonds to be redeemed or tendered for purchase on June 22, 2011 under the reimbursement agreement. If the Bonds are converted into fixed-rate bonds prior to June 22, 2011, they will be reclassified to “Long-term debt” in our Consolidated Balance Sheet. For additional details see Note 10 of Notes to Consolidated Financial Statements.

Term Loan with Union Bank

On April 17, 2009, we entered into a loan agreement with Union Bank under which we borrowed $30.0 million for a three year term at an interest rate of LIBOR plus 2%. As of January 3, 2010, the outstanding loan balance was $30.0 million of which $11.3 million and $18.7 million had been classified as “current portion of long-term debt” and “Long-term debt,” respectively, in our Consolidated Balance Sheet, based on projected quarterly installments commencing June 30, 2010. On April 9, 2010 we repaid all principal and interest outstanding under the term loan with Union Bank. For additional details see Note 10 of Notes to Consolidated Financial Statements.

Revolving Credit Facility with Union Bank

On October 29, 2010, we entered into a revolving credit facility with Union Bank. Until the maturity date of October 28, 2011, we may borrow up to $70.0 million under the revolving credit facility. Amounts borrowed may be repaid and reborrowed until October 28, 2011. As collateral under the revolving credit facility, we pledged our holding of 19.4 million shares of common stock of Woongjin Energy to Union Bank. The revolving credit facility may be increased up to $100.0 million at our option and upon receipt of additional commitments from lenders. On October 29, 2010, we drew down $70.0 million under the revolving credit facility which amount, as of January 2, 2011, was classified as “Short-term debt” in our Consolidated Balance Sheet.

The amount available for borrowing under the revolving credit facility is further capped at 30% of the market value of our shares in Woongjin Energy (“Borrowing Base”). If at any time the amount outstanding under the revolving credit facility is greater than the Borrowing Base, we must repay the difference within two business days. In addition, upon a material adverse change which, in the sole judgment of Union Bank, would adversely affect the ability of Union Bank to promptly sell the Woongjin Energy shares, including but not limited to any unplanned closure of the Korean Stock Exchange that lasts for more than one trading session, we must repay all outstanding amounts under the revolving credit facility within five business days, and the revolving credit facility will be terminated.

We are required to pay interest on outstanding borrowings of, at our option, (1) LIBOR plus 2.75% or (2) 1.75% plus a base rate equal to the highest of (a) the federal funds rate plus 1.5%, (b) Union Bank’s prime rate as announced from time to time, or (c) LIBOR plus 1.0%, per annum; a front-end fee of 0.40% on the available borrowing; and a commitment fee of 0.25% per annum on funds available for borrowing and not borrowed. On January 11, 2011, we repaid $65.0 million plus interest to date under the revolving credit facility with Union Bank. For additional details see Note 10 of Notes to Consolidated Financial Statements.

Revolving Credit Facility with Société Générale

On November 23, 2010, we entered into a revolving credit facility with Société Générale under which we may borrow up to Euro 75.0 million from Société Générale. Amounts borrowed may be repaid and reborrowed until April 23, 2011. Interest periods are monthly. All amounts borrowed are due on May 23, 2011. On November 26, 2010 we drew down Euro 75.0 million ($98.0 million based on the exchange rates as of January 2, 2011) under the revolving credit facility which amount, as of January 2, 2011, was classified as “Short-term debt” in our Consolidated Balance Sheet. Borrowings under the revolving credit facility are not collateralized. We are required to pay interest on outstanding borrowings of (1) EURIBOR plus 2.20% per annum until and including February 23, 2011, and (2) EURIBOR plus 3.25% per annum after February 23, 2011; a front-end fee of 0.50% on the available borrowing; and a commitment fee of 1% per annum on funds available for borrowing and not borrowed. On January 25, 2011 we repaid Euro 70.0 million ($91.5 million based on the exchange rates as of January 2, 2011) on borrowings plus interest to date under the revolving credit facility with Société Générale. For additional details see Note 10 of Notes to Consolidated Financial Statements.

Letter of Credit Facility with Deutsche Bank

On April 12, 2010, subsequently amended on December 22, 2010, we entered into a letter of credit facility with Deutsche Bank, as issuing bank and as administrative agent, and certain financial institutions. The letter of credit facility provides for the issuance, upon our request, of letters of credit by the issuing bank in order to support our obligations, in an aggregate amount not to exceed $375.0 million (or up to $400.0 million upon the agreement of the parties). Each letter of credit issued under the letter of credit facility must have an expiration date no later than the earlier of the second anniversary of the issuance of that letter of credit and April 12, 2013, except that: (i) a letter of credit may provide for automatic renewal in one-year periods, not to extend later than April 12, 2013; and (ii) up to $100.0 million in aggregate amount of letters of credit, if cash-collateralized, may have expiration dates no later than the fifth anniversary of the closing of the letter of credit facility. For outstanding letters of credit under the letter of credit facility we pay a fee of 0.50% plus any applicable issuances fees charged by its issuing and correspondent banks. We also pay a commitment fee of 0.20% on the unused portion of the facility. As of January 2, 2011, letters of credit issued under the letter of credit facility totaled $326.9 million and we are required to collateralize at least 50% of the dollar-denominated obligations under the issued letters of credit, and 55% of the non-dollar-denominated obligations under the issued letters of credit, with restricted cash on our Consolidated Balance Sheet. Our obligations are also guaranteed by our subsidiaries SunPower North America, LLC and SunPower Corporation, Systems, who, together with us, have granted a security interest in certain of their accounts receivable and inventory to Deutsche Bank to collateralize our obligations. For additional details see Note 10 of Notes to Consolidated Financial Statements.

Amended Credit Agreement with Wells Fargo

On April 12, 2010, we entered into an amendment of our credit agreement with Wells Fargo. On April 26, 2010 and November 29, 2010, letters of credit under the uncollateralized letter of credit subfeature and collateralized letter of credit facility, respectively, expired and as of January 2, 2011 all outstanding letters of credit had been moved to the Deutsche Bank letter of credit facility. Letters of credit totaling $150.7 million were issued by Wells Fargo under the collateralized letter of credit facility as of January 3, 2010 and were fully collateralized with restricted cash on the Consolidated Balance Sheet. The Company paid a fee of 0.2% to 0.4% depending on maturity for outstanding letters of credit under the collateralized letter of credit facility. For additional details see Note 10 of Notes to Consolidated Financial Statements.

Commercial Project Financing Agreement with Wells Fargo

On June 29, 2009, we signed a commercial project financing agreement with Wells Fargo to fund up to $100 million of commercial-scale solar power system projects through May 31, 2010. In the fourth quarter of fiscal 2009, we sold two solar power system projects to Wells Fargo, and in the third quarter of fiscal 2010 we sold an additional two projects to Wells Fargo, under the terms and conditions of the initial agreement.

Under the financing agreement, we designed and built the systems, and upon completion of each system, sold the systems to Wells Fargo, who in turn, leased back the systems to us over minimum lease terms of up to 20 years. Separately, we entered into PPAs with end customers, who host the systems and buy the electricity directly from us under PPAs of up to 20 years. At the end of the lease term, we have the option to purchase the systems at fair value or remove the systems. The deferred profit on the sale of the systems to Wells Fargo is being recognized over the minimum term of the lease. For additional details see Note 8 of Notes to Consolidated Financial Statements.

Liquidity

As of January 2, 2011, we had unrestricted cash and cash equivalents of $605.4 million as compared to $615.9 million as of January 3, 2010. Our cash balances are held in numerous locations throughout the world, including substantial amounts held outside of the United States. The amounts held outside of the United States representing the earnings of our foreign subsidiaries, if repatriated to the United States under current law, would be subject to United States federal and state tax less applicable foreign tax credits. Repatriation of earnings that have not been subjected to U.S. tax and which have been indefinitely reinvested outside the U.S. could result in additional United States federal income tax payments in future years. As of January 2, 2011, our foreign subsidiaries have accumulated undistributed earnings of approximately $445.5 million that are intended to be indefinitely reinvested outside the United States and, accordingly, no provision for U.S. federal and state tax has been made for the distribution of these earnings. As of January 2, 2011, the amount of the unrecognized deferred tax liability on the indefinitely reinvested earnings was $84.6 million.

On July 5, 2010, we formed a joint venture among our subsidiary SPTL, AUOSP, AUO and AUO Taiwan. Under the terms of the joint venture agreement, our subsidiary SPTL and AUO each own 50% of AUOSP. Both SPTL and AUO are obligated to provide additional funding to AUOSP in the future. On July 5, 2010 and December 23, 2010, SPTL and AUO each contributed initial funding of Malaysian Ringgit 45.0 million and Malaysian Ringgit 43.6 million, respectively, and will contribute additional amounts from fiscal 2011 to 2014 amounting to $335 million by each shareholder, or such lesser amount as the parties may mutually agree (see the Contractual Obligations table below). In addition, if AUOSP, SPTL or AUO requests additional equity financing to AUOSP, then SPTL and AUO will each be required to make additional cash contributions of up to $50 million in the aggregate. In addition, we could in the future guarantee certain financial obligations of AUOSP. On November 5, 2010, our Company and AUOSP entered into an agreement under which we will resell to AUOSP polysilicon purchased from a third-party supplier and AUOSP will provide prepayments to us related to such polysilicon, which we will use to satisfy prepayments owed to the third-party supplier. Prepayments paid by AUOSP to us in fiscal 2010 was $100 million and prepayments to be paid by AUOSP to us in fiscal 2011 and 2012 total $60 million and $40 million, respectively. For additional details see Notes 8 and 9 of Notes to Consolidated Financial Statements.

Amounts borrowed under the revolving credit facility with Société Générale are due on May 23, 2011. On January 25, 2011 we repaid Euro 70.0 million ($91.5 million based on the exchange rates as of January 2, 2011) on borrowings plus interest to date under the revolving credit facility with Société Générale, leaving Euro 5.0 million ($6.5 million based on the exchange rates as of January 2, 2011) outstanding on our Consolidated Balance Sheet. For additional details see Note 10 of Notes to Consolidated Financial Statements.

The $70.0 million borrowed under the revolving credit facility with Union Bank matures on October 28, 2011. The amount available for borrowing under the Union Bank revolving credit facility is further capped at 30% of the market value of our shares in Woongjin Energy (“Borrowing Base”). As collateral under the revolving credit facility, we pledged our holding of 19.4 million shares of common stock of Woongjin Energy. If at any time the amount outstanding under the revolving credit facility is greater than the Borrowing Base, we must repay the difference within two business days. In addition, upon a material adverse change which, in the sole judgment of Union Bank, would adversely affect the ability of Union Bank to promptly sell the Woongjin Energy shares, including but not limited to any unplanned closure of the Korean Stock Exchange that lasts for more than one trading session, we must repay all outstanding amounts under the revolving credit facility within five business days, and the revolving credit facility will be terminated. On January 11, 2011, we repaid $65.0 million plus interest to date under the revolving credit facility with Union Bank, leaving $5.0 million outstanding on our Consolidated Balance Sheet. For additional details see Note 10 of Notes to Consolidated Financial Statements.

The $30.0 million borrowed under the Bonds from CEDA mature on April 1, 2031; however, the Bonds are classified as “Short-term debt” in our Consolidated Balance Sheet due to the potential for the Bonds to be redeemed or tendered for purchase on June 22, 2011 under the reimbursement agreement. If the Bonds are converted into fixed-rate bonds prior to June 22, 2011, they will be reclassified to “Long-term debt” in our Consolidated Balance Sheet. For additional details see Note 10 of Notes to Consolidated Financial Statements.

Holders of our 1.25% debentures may require us to repurchase all or a portion of their 1.25% debentures on February 15, 2012. Any repurchase of our 1.25% debentures pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the 1.25% debentures to be repurchased plus accrued and unpaid interest. In addition, we may redeem some or all of our 1.25% debentures on or after February 15, 2012 for cash at a redemption price equal to 100% of the principal amount of the 1.25% debentures to be redeemed plus accrued and unpaid interest. For additional details see Note 10 of Notes to Consolidated Financial Statements.

If the closing price of our class A common stock equaled or exceeded 125% of the initial effective conversion price governing the 1.25% debentures for 20 out of 30 consecutive trading days in the last month of any fiscal quarter, then holders of the 1.25% debentures would have the right to convert the debentures into cash and shares of class A common stock any day in the following fiscal quarter. Because the closing price of our class A common stock on at least 20 of the last 30 trading days during the fiscal quarter ending January 2, 2011 and January 3, 2010 did not equal or exceed $70.94, or 125% of the applicable conversion price for our 1.25% debentures, holders of the 1.25% debentures are and were unable to exercise their right to convert the debentures, based on the market price conversion trigger, on any day in the first quarters of fiscal 2011 and 2010. Accordingly, we classified our 1.25% debentures as long-term in our Consolidated Balance Sheets as of both January 2, 2011 and January 3, 2010. This test is repeated each fiscal quarter, therefore, if the market price conversion trigger is satisfied in a subsequent quarter, the 1.25% debentures may be reclassified as short-term. For additional details see Note 10 of Notes to Condensed Consolidated Financial Statements.

In addition, the holders of our 1.25% debentures would be able to exercise their right to convert the debentures during the five consecutive business days immediately following any five consecutive trading days in which the trading price of our 1.25% debentures is less than 98% of the average closing sale price of a share of class A common stock during the five consecutive trading days, multiplied by the applicable conversion rate.

Under the terms of the original warrants, we sold to affiliates of certain of the initial purchasers of the 4.50% cash convertible debentures warrants to acquire, at an exercise price of $27.03 per share, subject to anti-dilution adjustments, cash in an amount equal to the market value of up to 11.1 million shares of our class A common stock. On December 23, 2010, we amended and restated the original warrants so that the holders would, upon exercise of the warrants, no longer receive cash but instead would acquire up to 11.1 million shares of our class A common stock. The bond hedge and warrants described above represent a call spread overlay with respect to the 4.50% debentures. Assuming full performance by the counterparties, the transactions effectively reduce our potential payout over the principal amount on the 4.50% debentures upon conversion of the 4.50% debentures.

We expect total capital expenditures related to purchases of property, plant and equipment in the range of $130.0 million to $150.0 million in fiscal 2011. Total capital expenditures in fiscal 2010 of $113.2 million primarily relates to the continued construction of FAB3 in Malaysia prior to deconsolidation on July 5, 2010. Capital expenditures anticipated to occur in fiscal 2011 relate to improvements of our current generation solar cell manufacturing technology and other projects. In addition, we expect to invest a significant amount of capital to develop solar power systems and plants. The development of solar power plants can require long periods of time and substantial initial investments. Our efforts in this area may consist of all stages of development, including land acquisition, permitting, financing, construction, operation and the eventual sale of the projects. We will often choose to bear the costs of such efforts prior to the final sale to a customer. This involves significant upfront investments of resources (including, for example, large transmission deposits or other payments, which may be non-refundable), land acquisition, permitting, legal and other costs, and in some cases the actual costs of constructing a project, in advance of the signing of PPAs and EPC contracts and the receipt of any revenue, much of which is not recognized for several additional months or years following contract signing. The delayed disposition of such projects could have a negative impact on our liquidity.

Certain of our customers also require performance bonds issued by a bonding agency or letters of credit issued by financial institutions. Obtaining letters of credit requires adequate collateral. Our letter of credit facility with Deutsche Bank is at least 50% collateralized by restricted cash, which reduces the amount of cash available for operations.

We believe that our current cash and cash equivalents, cash generated from operations and funds available under our mortgage loan agreement with IFC and our revolving credit facilities with Union Bank and Société Générale will be sufficient to meet our working capital and fund our committed capital expenditures over the next 12 months, including the development and construction of solar power systems and plants over the next

12 months. Certain of our revolving credit facilities are scheduled to expire and amounts borrowed thereunder are due in 2011 and we plan to negotiate new facilities or renegotiate and/or extend our existing facilities. However, there can be no assurance that our liquidity will be adequate over time. Our capital expenditures and use of working capital may be greater than we expect if we decide to make additional investments in the development and construction of solar power plants and sales of power plants and associated cash proceeds are delayed, or we decide to accelerate ramping our manufacturing capacity both internally and through capital contributions to joint ventures. We require project financing in connection with the construction of solar power plants, which financing may not be available on terms acceptable to us. In addition, we could in the future make additional investments in our joint ventures or guarantee certain financial obligations of our joint ventures, which could reduce our cash flows, increase our indebtedness and expose us to the credit risk of our joint ventures.

If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity securities or debt securities or obtain other debt financing; although the current economic environment could also limit our ability to raise capital by issuing new equity or debt securities on acceptable terms, and lenders may be unwilling to lend funds on acceptable terms that would be required to supplement cash flows to support operations. Effective October 29, 2010, certain limitations regarding our ability to sell additional equity securities pursuant to our tax sharing agreement with Cypress have expired. However, the sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders and may not be available on favorable terms or at all, particularly in light of the current conditions in the financial and credit markets. Additional debt would result in increased expenses and would likely impose new restrictive covenants which may be similar or different than those restrictions contained in the covenants under the letter of credit facility with Deutsche Bank, the mortgage loan agreement with IFC, the loan agreement with CEDA, the revolving credit facility with Union Bank, the revolving credit facility with Société Générale, the 4.50% debentures, 4.75% debentures and 1.25% debentures. Financing arrangements, including project financing for our solar power plants and letters of credit facilities, may not be available to us, or may not be available in amounts or on terms acceptable to us.

Contractual Obligations

The following summarizes our contractual obligations as of January 2, 2011:

	Payments Due by Period
(In thousands)	Total	2011	2012-2013	2014-2015	Beyond 2015
Convertible debt, including interest (1)	$764,788	$24,658	$243,270	$496,860	$—
IFC mortgage loan, including interest (2)	56,955	1,645	12,986	21,770	20,554
CEDA loan, including interest (3)	30,045	30,045	—	—	—
Union Bank revolving credit facility, including interest (4)	71,622	71,622	—	—	—
Société Générale revolving credit facility, including interest (5)	100,932	100,932	—	—	—
Future financing commitments (6)	339,940	65,900	177,270	96,770	—
Customer advances (7)	181,529	21,044	31,142	48,447	80,896
Operating lease commitments (8)	85,295	10,812	19,392	16,611	38,480
Utility obligations (9)	750	—	—	—	750
Non-cancelable purchase orders (10)	52,399	52,399	—	—	—
Purchase commitments under agreements (11)	5,831,273	857,190	1,303,865	1,812,315	1,857,903

Total	$7,515,528	$1,236,247	$1,787,925	$2,492,773	$1,998,583

(1)

Convertible debt and interest on convertible debt relate to the aggregate of $678.7 million in outstanding principal amount of our senior convertible debentures on January 2, 2011. For the purpose of the table above, we assume that all holders of the 4.50% debentures and 4.75% debentures will hold the debentures through the date of maturity in fiscal 2015 and 2014, respectively, and all holders of the 1.25% debentures and 0.75% debentures will require us to repurchase the debentures on February 15, 2012 and August 1, 2015, respectively, and upon conversion, the values of the 1.25% debentures and 0.75% debentures will be equal to the aggregate principal amount of $198.7 million with no premiums (see Note 10 of Notes to Consolidated Financial Statements).
(2)	IFC mortgage loan and interest relates to the $50.0 million borrowed on November 12, 2010. Under the loan agreement, SPML shall repay the amount borrowed, starting 2 years after the date of borrowing, in 10 equal semiannual installments over the following 5 years. SPML shall pay interest of LIBOR plus 3% per annum on outstanding borrowings (see Note 10 of Notes to Consolidated Financial Statements).
(3)	CEDA loan and interest relates to the proceeds of the $30.0 million aggregate principal amount of the Bonds. The Bonds mature on April 1, 2031; however, the Bonds are classified as “Short-term debt” in our Consolidated Balance Sheet due to the potential for the Bonds to be redeemed or tendered for purchase on June 22, 2011 under the related reimbursement agreement. The Bonds will initially bear interest at a variable interest rate (determined weekly) and estimated interest through June 22, 2011 is calculated using the variable interest rate as of January 2, 2011 (see Note 10 of Notes to Consolidated Financial Statements).
(4)	Union Bank revolving credit facility and interest relates to the $70.0 million borrowed on October 29, 2010 and maturing on October 28, 2011. Estimated interest through October 28, 2011 is calculated using the LIBOR plus 2.75%. On January 11, 2011, we repaid $65.0 million plus interest to date under the revolving credit facility with Union Bank (see Note 10 of Notes to Consolidated Financial Statements).
(5)	Société Générale revolving credit facility and interest relates to the Euro 75.0 million borrowed on November 26, 2010 and matures on May 23, 2011. Interest periods are monthly. We are required to pay interest on outstanding borrowings of (1) EURIBOR plus 2.20% per annum until and including February 23, 2011, and (2) EURIBOR plus 3.25% per annum after February 23, 2011. On January 25, 2011 we repaid Euro 70.0 million ($91.5 million based on the exchange rates as of January 2, 2011) on borrowings plus interest to date under the revolving credit facility with Société Générale (see Note 10 of Notes to Consolidated Financial Statements).
(6)	SPTL and AUO will contribute additional amounts to AUOSP from 2011 to 2014 amounting to $335 million by each shareholder, or such lesser amount as the parties may mutually agree. Further, in connection with a purchase agreement with a related party we will be required to provide additional financing to such party of up to $4.9 million, subject to certain conditions (see Notes 8 and 9 of Notes to Consolidated Financial Statements).
(7)	Customer advances relate to advance payments received from customers for future purchases of solar power products and future polysilicon purchases (see Note 8 of Notes to Consolidated Financial Statements).
(8)	Operating lease commitments primarily relate to: (i) four solar power systems leased from Wells Fargo over minimum lease terms of 20 years; (ii) a new 10-year lease agreement with an unaffiliated third party for our headquarters in San Jose, California starting in May 2011 and expiring in April 2021; (iii) an 11-year lease agreement with an unaffiliated third party for our administrative, research and development offices in Richmond, California; and (iv) other leases for various office space (see Note 8 of Notes to Consolidated Financial Statements).
(9)	Utility obligations relate to our 11-year lease agreement with an unaffiliated third party for our administrative, research and development offices in Richmond, California.
(10)	Non-cancelable purchase orders relate to purchases of raw materials for inventory and manufacturing equipment from a variety of vendors (see Note 8 of Notes to Consolidated Financial Statements).
(11)	Purchase commitments under agreements relate to arrangements entered into with several suppliers, including joint ventures, for polysilicon, ingots, wafers, solar cells and solar panels as well as agreements to purchase solar renewable energy certificates from solar installation owners in New Jersey. These agreements specify future quantities and pricing of products to be supplied by the vendors for periods up to 10 years and there are certain consequences, such as forfeiture of advanced deposits and liquidated damages relating to previous purchases, in the event that we terminate the arrangements (see Note 8 of Notes to Consolidated Financial Statements).

As of January 2, 2011 and January 3, 2010, total liabilities associated with uncertain tax positions were $24.9 million and $14.5 million, respectively, and are included in “Other long-term liabilities” in our Consolidated Balance Sheets as they are not expected to be paid within the next twelve months. Due to the complexity and uncertainty associated with our tax positions, we cannot make a reasonably reliable estimate of the period in which cash settlement will be made for our liabilities associated with uncertain tax positions in other long-term liabilities, therefore, they have been excluded from the table above. For additional details see Note 12 of Notes to Consolidated Financial Statements.

Off-Balance-Sheet Arrangements

As of January 2, 2011, we did not have any significant off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Recently Adopted Accounting Guidance and Issued Accounting Guidance Not Yet Adopted

For a description of accounting changes and issued accounting guidance not yet adopted, including the expected dates of adoption and estimated effects, if any, see Note 1 of Notes to Consolidated Financial Statements.

ITEM 7A: QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exchange Risk

Our exposure to movements in foreign currency exchange rates is primarily related to sales to European customers that are denominated in Euros. Revenue generated from European customers represented 65%, 53% and 57% of our total revenue in fiscal 2010, 2009 and 2008, respectively. A 10% change in the Euro exchange rate would have impacted our revenue by approximately $144.2 million, $80.8 million and $81.9 million in fiscal 2010, 2009 and 2008, respectively.

In the past, we have experienced an adverse impact on our revenue, gross margin and profitability as a result of foreign currency fluctuations. When foreign currencies appreciate against the U.S. dollar, inventories and expenses denominated in foreign currencies become more expensive. Weakening of the Korean Won against the U.S. dollar could result in a foreign currency remeasurement loss by Woongjin Energy which in turn negatively impacts our equity in earnings of the unconsolidated investee. In addition, strengthening of the Malaysian Ringgit against the U.S. dollar would increase AUOSP’s liability under the facility agreement with the Malaysian government which in turn would negatively impact our equity in earnings of the unconsolidated investee. An increase in the value of the U.S. dollar relative to foreign currencies could make our solar power products more expensive for international customers, thus potentially leading to a reduction in demand, our sales and profitability. Furthermore, many of our competitors are foreign companies that could benefit from such a currency fluctuation, making it more difficult for us to compete with those companies. We currently conduct hedging activities which involve the use of option and forward contracts to address our exposure to changes in the foreign exchange rate between the U.S. dollar and other currencies. As of January 2, 2011, we had outstanding hedge option contracts and forward contracts with aggregate notional values of $358.9 million and $1,469.5 million, respectively. As of January 3, 2010, we held option and forward contracts totaling $228.1 million and $466.4 million, respectively, in notional value. Because we hedge some of our expected future foreign exchange exposure, if associated revenues do not materialize we could experience losses. We cannot predict the impact of future exchange rate fluctuations on our business and operating results. For additional details see Note 11 of Notes to Consolidated Financial Statements.

Credit Risk

We have certain financial and derivative instruments that subject us to credit risk. These consist primarily of cash and cash equivalents, restricted cash and cash equivalents, investments, accounts receivable, note receivable, advances to suppliers, foreign currency option contracts, foreign currency forward contracts, bond hedge and warrant transactions, purchased options and share lending arrangements for our class A common stock. We are exposed to credit losses in the event of nonperformance by the counterparties to our financial and derivative instruments.

We enter into agreements with vendors that specify future quantities and pricing of polysilicon to be supplied for periods up to 10 years. Under certain agreements, we are required to make prepayments to the vendors over the terms of the arrangements. As of January 2, 2011 and January 3, 2010, advances to suppliers totaled $287.1 million and $190.6 million, respectively. Two suppliers accounted for 83% and 13% of total advances to suppliers as of January 2, 2011, and 76% and 15% of total advances to suppliers as of January 3, 2010. We may be unable to recover such prepayments if the credit conditions of these suppliers materially deteriorate.

We enter into foreign currency derivative contracts and convertible debenture hedge transactions with high-quality financial institutions and limit the amount of credit exposure to any one counterparty. The foreign currency derivative contracts are limited to a time period of less than two years. Our bond hedge and warrant transactions intended to reduce the potential cash payments upon conversion of the 4.50% debentures expire in 2015. Our options to purchase up to 8.7 million shares of our class A common stock (convertible debenture hedge transactions intended to reduce the potential dilution upon conversion of our 4.75% debentures) expire in 2014. We regularly evaluate the credit standing of our counterparty financial institutions.

In fiscal 2007, we entered into share lending arrangements of our class A common stock with high-quality financial institutions for which we received a nominal lending fee of $0.001 per share. We loaned 2.9 million shares and 1.8 million shares of our class A common stock to LBIE and CSI, respectively. Physical settlement of the shares is required when the arrangement is terminated. However, on September 15, 2008, Lehman filed a petition for protection under Chapter 11 of the U.S. bankruptcy code, and LBIE commenced administration proceedings (analogous to bankruptcy) in the United Kingdom. The Company filed a claim in the LBIE proceeding for $240.9 million and a corresponding claim in the Lehman Chapter 11 proceeding under Lehman’s guaranty of LBIE’s obligations. On December 16, 2010, we entered into an assignment agreement with Deutsche Bank under which we assigned to Deutsche Bank our claims against LBIE and Lehman in connection with the share lending arrangement. For additional details see Notes 8, 10 and 11 of Notes to Consolidated Financial Statements.

Interest Rate Risk

We are exposed to interest rate risk because many of our customers depend on debt financing to purchase our solar power systems. An increase in interest rates could make it difficult for our customers to obtain the financing necessary to purchase our solar power systems on favorable terms, or at all, and thus lower demand for our solar power products, reduce revenue and adversely impact our operating results. An increase in interest rates could lower a customer’s return on investment in a system or make alternative investments more attractive relative to solar power systems, which, in each case, could cause our customers to seek alternative investments that promise higher returns or demand higher returns from our solar power systems, reduce gross margin and adversely impact our operating results. This risk is significant to our business because our sales model is highly sensitive to interest rate fluctuations and the availability of credit, and would be adversely affected by increases in interest rates or liquidity constraints.

Our interest expense would increase to the extent interest rates rise in connection with our variable interest rate borrowings. In addition, lower interest rates have an adverse impact on our interest income. Our investment portfolio consists of a variety of financial instruments that exposes us to interest rate risk including, but not limited to, money market funds, bank notes and debt securities. These investments are generally classified as available-for-sale and, consequently, are recorded on our balance sheet at fair market value with their related unrealized gain or loss reflected as a component of “Accumulated other comprehensive income (loss)” in the

Consolidated Balance Sheets. Declines in fair value that are considered other-than temporary are recorded in “Other, net” in the Consolidated Statements of Operations. We base our valuation of our debt securities on movements of Italian sovereign bond rates since the time of purchase and incurred an other-than-temporary impairment loss of $0.8 million in fiscal 2010. If Italian sovereign bond rates continue to increase in fiscal 2011 we may have to incur additional other-than-temporary impairment losses in the future. Due to the relatively short-term nature of our investment portfolio, we do not believe that an immediate 10% increase in interest rates would have a material effect on the fair market value of our money market funds and bank notes. Since we believe we have the ability to liquidate substantially all of this portfolio, we do not expect our operating results or cash flows to be materially affected to any significant degree by a sudden change in market interest rates on our investment portfolio.

Minority Investments in Joint Ventures and Other Non-Public Companies

Our investments held in joint ventures and other non-public companies expose us to equity price risk. As of January 2, 2011 and January 3, 2010, investments of $116.4 million and $39.8 million, respectively, are accounted for using the equity method, and $6.4 million and $4.6 million, respectively, are accounted for using the cost method. These strategic investments in third parties are subject to risk of changes in market value, which if determined to be other-than-temporary, could result in realized impairment losses. We generally do not attempt to reduce or eliminate our market exposure in equity and cost method investments. We monitor these investments for impairment and record reductions in the carrying values when necessary. Circumstances that indicate an other-than-temporary decline include valuation ascribed to the issuing company in subsequent financing rounds, decreases in quoted market price and declines in operations of the issuer. There can be no assurance that our equity and cost method investments will not face risks of loss in the future. For additional details see Notes 7 and 9 of Notes to Consolidated Financial Statements.

Convertible Debt

The fair market value of our 4.75%, 4.50%, 1.25% and 0.75% convertible debentures is subject to interest rate risk, market price risk and other factors due to the convertible feature of the debentures. The fair market value of the debentures will generally increase as interest rates fall and decrease as interest rates rise. In addition, the fair market value of the debentures will generally increase as the market price of our class A common stock increases and decrease as the market price of our class A common stock falls. The interest and market value changes affect the fair market value of the debentures but do not impact our financial position, cash flows or results of operations due to the fixed nature of the debt obligations except to the extent increases in the value of our class A common stock may provide the holders of our 4.50% debentures, 1.25% debentures and/or 0.75% debentures the right to convert such debentures into cash in certain instances. The aggregate estimated fair value of the 4.75% debentures, 4.50% debentures, 1.25% debentures and 0.75% debentures was $633.7 million as of January 2, 2011 and the aggregate estimated fair value of the 4.75% debentures, 1.25% debentures and 0.75% debentures was $582.8 million as of January 3, 2010, based on quoted market prices as reported by an independent pricing source. A 10% increase in quoted market prices would increase the estimated fair value of our then-outstanding debentures to $697.1 million and $641.1 million as of January 2, 2011 and January 3, 2010, respectively, and a 10% decrease in the quoted market prices would decrease the estimated fair value of our then-outstanding debentures to $570.4 million and $524.5 million as of January 2, 2011 and January 3, 2010, respectively. For additional details see Note 10 of Notes to Consolidated Financial Statements.

ITEM 8: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

SUNPOWER CORPORATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

SunPower Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of SunPower Corporation and its subsidiaries at January 2, 2011 and January 3, 2010, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 2011 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 2, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for share lending arrangements that were executed in connection with convertible debt offerings in 2010 and business combinations in 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting, appearing under Item 9A, management has excluded SunRay Malta Holdings Limited and its subsidiaries (“SunRay”) from its assessment of internal control over financial reporting as of January 2, 2011 because SunRay was acquired by the Company in a purchase business combination during 2010. We have also excluded SunRay from our audit of internal control over financial reporting. SunRay is a subsidiary whose total assets and total revenues represent 8% and 21%, respectively, of the related consolidated financial statement amounts as of and for the year ended January 2, 2011.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 25, 2011

SunPower Corporation

Consolidated Balance Sheets

(In thousands, except share data)

	January 2, 2011	January 3, 2010 (1)
Assets
Current assets:
Cash and cash equivalents	$605,420	$615,879
Restricted cash and cash equivalents, current portion	117,462	61,868
Short-term investments	38,720	172
Accounts receivable, net	381,200	248,833
Costs and estimated earnings in excess of billings	89,190	26,062
Inventories	313,398	202,301
Advances to suppliers, current portion	31,657	22,785
Project assets—plants and land, current portion	23,868	6,010
Prepaid expenses and other current assets (2)	192,934	98,521

Total current assets	1,793,849	1,282,431
Restricted cash and cash equivalents, net of current portion	138,837	248,790
Property, plant and equipment, net	578,620	682,344
Project assets—plants and land, net of current portion	22,238	9,607
Goodwill	345,270	198,163
Other intangible assets, net	66,788	24,974
Advances to suppliers, net of current portion	255,435	167,843
Other long-term assets (2)	178,294	82,743

Total assets	$3,379,331	$2,696,895

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable (2)	$382,884	$234,692
Accrued liabilities	137,704	114,008
Billings in excess of costs and estimated earnings	48,715	17,346
Short-term debt and current portion of long-term debt	198,010	11,250
Convertible debt, current portion	—	137,968
Customer advances, current portion (2)	21,044	19,832

Total current liabilities	788,357	535,096
Long-term debt	50,000	237,703
Convertible debt, net of current portion	591,923	398,606
Customer advances, net of current portion (2)	160,485	72,288
Long-term deferred taxes	—	6,777
Other long-term liabilities	131,132	70,045

Total liabilities	1,721,897	1,320,515

Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,042,490 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value, 150,000,000 shares of class B common stock authorized; 42,033,287 shares of class B common stock issued and outstanding; $0.001 par value, 217,500,000 shares of class A common stock authorized; 56,664,413 and 55,394,612 shares of class A common stock issued; 56,073,083 and 55,039,193 shares of class A common stock outstanding, at January 2, 2011 and January 3, 2010, respectively	98	97
Additional paid-in capital	1,606,697	1,520,933
Retained earnings (accumulated deficit)	63,672	(114,309)
Accumulated other comprehensive income (loss)	3,640	(17,357)
Treasury stock, at cost; 591,330 and 355,419 shares at January 2, 2011 and January 3, 2010, respectively	(16,673)	(12,984)

Total stockholders’ equity	1,657,434	1,376,380

Total liabilities and stockholders’ equity	$3,379,331	$2,696,895

(1)	As adjusted to reflect the adoption of new accounting guidance for share lending arrangements that were executed in connection with the Company’s convertible debt offerings in fiscal 2007 (see Note 1).
(2)	The Company has related party balances in connection with transactions made with their joint ventures which are recorded within the “Prepaid expenses and other current assets,” “Other long-term assets,” “Accounts payable,” “Customer advance, current portion” and “Customer advances, net of current portion” financial statement line items in the Consolidated Balance Sheets (see Note 8 and Note 9).

The accompanying notes are an integral part of these financial statements.

SunPower Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended
	January 2, 2011	January 3, 2010 (1) (2)	December 28, 2008 (2)
Revenue:
Utility and power plants	$1,186,054	$653,531	$742,432
Residential and commercial	1,033,176	870,752	695,162

Total revenue	2,219,230	1,524,283	1,437,594

Cost of revenue:
Utility and power plants	908,326	526,850	534,374
Residential and commercial	801,011	713,713	553,599

Total cost of revenue	1,709,337	1,240,563	1,087,973

Gross margin	509,893	283,720	349,621
Operating expenses:
Research and development	49,090	31,642	21,474
Selling, general and administrative	321,936	190,244	173,740

Total operating expenses	371,026	221,886	195,214

Operating income	138,867	61,834	154,407
Other income (expense):
Interest income	1,541	2,109	10,789
Interest expense	(55,276)	(36,287)	(23,415)
Gain on deconsolidation of consolidated subsidiary	36,849	—	—
Gain on change in equity interest in unconsolidated investee	28,078	—	—
Gain on mark-to-market derivatives	35,764	21,193	—
Gain (loss) on share lending arrangement	24,000	—	(213,372)
Other, net	(26,410)	(5,229)	(26,313)

Other income (expense), net	44,546	(18,214)	(252,311)

Income (loss) from continuing operations before income taxes and equity in earnings of unconsolidated investees	183,413	43,620	(97,904)
Provision for income taxes	(23,375)	(21,028)	(40,618)
Equity in earnings of unconsolidated investees	6,845	9,929	14,077

Income (loss) from continuing operations	166,883	32,521	(124,445)
Income from discontinued operations, net of taxes	11,841	—	—

Net income (loss)	$178,724	$32,521	$(124,445)

Net income (loss) per share of class A and class B common stock:
Net income (loss) per share—basic:
Continuing operations	$1.74	$0.36	$(1.55)
Discontinued operations	0.13	—	—

Net income (loss) per share—basic	$1.87	$0.36	$(1.55)

Net income (loss) per share—diluted:
Continuing operations	$1.64	$0.35	$(1.55)
Discontinued operations	0.11	—	—

Net income (loss) per share—diluted	$1.75	$0.35	$(1.55)

Weighted-average shares:
Basic	95,660	91,050	80,522
Diluted (3)	105,698	92,746	80,522

(1)	Fiscal 2009 consisted of 53 weeks while each of fiscal 2010 and 2008 consisted of 52 weeks (see Note 1).
(2)	As adjusted to reflect the adoption of new accounting guidance for share lending arrangements that were executed in connection with the Company’s convertible debt offerings in fiscal 2007 (see Note 1).
(3)	See Note 14 for the calculation of diluted net income per share under the if-converted method.

The accompanying notes are an integral part of these financial statements.

SunPower Corporation

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

(In thousands)

	Class A and Class B Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Value
Balances at December 30, 2007 (1)	84,710	$85	$947,540	$(1,975)	$5,762	$ (4,116)	$947,296
Components of comprehensive loss:
Net loss (1)					—	(124,445)	(124,445)
Translation adjustment					(9,264)	—	(9,264)
Net loss on derivatives (Note 11)					(23,401)	—	(23,401)
Unrealized gain on investments					36	—	36
Income taxes					1,256	—	1,256

Total comprehensive loss							(155,818)

Issuance of common stock upon exercise of options	1,129	1	5,127	—	—	—	5,128
Issuance of restricted stock to employees, net of cancellations	96	—	—	—	—	—	—
Issuance of common stock for purchase acquisition	40	—	3,054	—	—	—	3,054
Issuance of common stock for repurchased convertible debt	1	—	40	—	—	—	40
Equity component of repurchased convertible debt	—	—	(188)	—	—	—	(188)
Fair value of unreturned loaned shares (1)	—	—	213,372	—	—	—	213,372
Excess tax benefits from stock-based award activity	—	—	40,696	—	—	—	40,696
Stock-based compensation expense	—	—	71,176	—	—	—	71,176
Distribution to Cypress under tax sharing agreement	—	—	—	—	—	(17,876)	(17,876)
Purchases of treasury stock	(93)	—	—	(6,682)	—	—	(6,682)

Balances at December 28, 2008 (1)	85,883	86	1,280,817	(8,657)	(25,611)	(146,437)	1,100,198
Components of comprehensive income:
Net income (1)					—	32,521	32,521
Translation adjustment					(4,346)	—	(4,346)
Net gain on derivatives (Note 11)					14,928	—	14,928
Unrealized gain on investments					8	—	8
Income taxes					(2,336)	—	(2,336)

Total comprehensive income							40,775

	Class A and Class B Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Value
Issuance of common stock upon exercise of options	587	1	1,528	—	—	—	1,529
Issuance of restricted stock to employees, net of cancellations	346	—	—	—	—	—	—
Issuance of common stock in relation to offering, net of offering expenses	10,350	10	218,771	—	—	—	218,781
Issuance of common stock for purchase acquisition	55	—	1,471	—	—	—	1,471
Cash paid for purchased options	—	—	(97,336)	—	—	—	(97,336)
Proceeds from warrant transactions	—	—	71,001	—	—	—	71,001
Gain on purchased options	—	—	(21,193)	—	—	—	(21,193)
Equity component of repurchased convertible debt	—	—	(882)	—	—	—	(882)
Excess tax benefits from stock-based award activity	—	—	20,064	—	—	—	20,064
Stock-based compensation expense	—	—	46,692	—	—	—	46,692
Distribution to Cypress under tax sharing agreement	—	—	—	—	—	(393)	(393)
Purchases of treasury stock	(149)	—	—	(4,327)	—	—	(4,327)

Balances at January 3, 2010	97,072	97	1,520,933	(12,984)	(17,357)	(114,309)	1,376,380
Components of comprehensive income:
Net income					—	178,724	178,724
Translation adjustment					1,103	—	1,103
Net gain on derivatives (Note 11)					23,124	—	23,124
Income taxes					(3,230)	—	(3,230)

Total comprehensive income							199,721

Issuance of common stock upon exercise of options	303	—	867	—	—	—	867
Issuance of restricted stock to employees, net of cancellations	967	1	—	—	—	—	1
Fair value of warrant transactions	—	—	30,218	—	—	—	30,218
Excess tax benefits from stock-based award activity	—	—	237	—	—	—	237
Stock-based compensation expense	—	—	54,442	—	—	—	54,442
Distribution to Cypress under tax sharing agreement	—	—	—	—	—	(743)	(743)
Purchases of treasury stock	(236)	—	—	(3,689)	—	—	(3,689)

Balances at January 2, 2011	98,106	$98	$1,606,697	$(16,673)	$3,640	$63,672	$1,657,434

(1)	As adjusted to reflect the adoption of new accounting guidance for share lending arrangements that were executed in connection with the Company’s convertible debt offerings in fiscal 2007 (see Note 1).

The accompanying notes are an integral part of these financial statements.

SunPower Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended
	January 2, 2011	January 3, 2010 (1)	December 28, 2008 (1)
Cash flows from operating activities:
Net income (loss)	$178,724	$32,521	$(124,445)
Less: Income from discontinued operations, net of taxes	11,841	—	—
Income (loss) from continuing operations	166,883	32,521	(124,445)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities of continuing operations:
Stock-based compensation	54,372	46,994	70,220
Depreciation	102,192	84,630	54,473
Amortization of other intangible assets	38,477	16,474	16,762
Impairment (gain on sale) of investments	(770)	1,443	7,611
Gain on mark-to-market derivatives	(35,764)	(21,193)	—
Non-cash interest expense	30,616	22,582	17,510
Debt issuance costs	18,426	3,141	2,148
Amortization of promissory notes	11,054	—	—
Gain on deconsolidation of consolidated subsidiary	(36,849)	—	—
Gain on change in equity interest in unconsolidated investees	(28,078)	—	—
Loss (gain) on share lending arrangement	(24,000)	—	213,372
Equity in earnings of unconsolidated investees	(6,845)	(9,929)	(14,077)
Excess tax benefits from stock-based award activity	(237)	(20,064)	(40,696)
Deferred income taxes and other tax liabilities	15,889	12,238	17,363
Changes in operating assets and liabilities, net of effect of acquisition and deconsolidation:
Accounts receivable	(132,184)	(50,510)	(57,575)
Costs and estimated earnings in excess of billings	(63,444)	5,610	9,256
Inventories	(114,534)	53,740	(95,712)
Project assets	(10,687)	—	—
Prepaid expenses and other assets	(2,519)	(13,091)	(59,284)
Advances to suppliers	(96,060)	(27,894)	1,297
Accounts payable and other accrued liabilities	157,993	2,123	150,078
Billings in excess of costs and estimated earnings	33,591	919	(53,595)
Customer advances	90,643	(18,409)	40,125

Net cash provided by operating activities of continuing operations	168,165	121,325	154,831
Net cash used in operating activities of discontinued operations	(1,593)	—	—

Net cash provided by operating activities	166,572	121,325	154,831

Cash flows from investing activities:
Increase in restricted cash and cash equivalents	(5,555)	(135,455)	(107,390)
Purchases of property, plant and equipment	(119,152)	(167,811)	(265,905)
Proceeds from sale of equipment to third party	5,284	9,961	—
Purchases of available-for-sale securities	(40,132)	—	(65,748)
Proceeds from sales or maturities of available-for-sale securities	1,572	39,149	155,833
Cash paid for acquisitions, net of cash acquired	(272,699)	—	(18,311)
Cash decrease due to deconsolidation of consolidated subsidiary	(12,879)	—	—
Cash paid for investments in joint ventures and other non-public companies	(17,799)	(2,403)	(24,625)

Net cash used in investing activities of continuing operations	(461,360)	(256,559)	(326,146)
Net cash provided by investing activities of discontinued operations	33,950	—	—

Net cash used in investing activities	(427,410)	(256,559)	(326,146)

	Year Ended
	January 2, 2011	January 3, 2010 (1)	December 28, 2008 (1)
Cash flows from financing activities:
Proceeds from issuance of bank loans, net of issuance costs	214,655	193,256	54,598
Proceeds from issuance of convertible debt, net of issuance costs	244,241	225,018	—
Proceeds from issuance of project loans, net of issuance costs	318,638	—	—
Assumption of project loans by customers	(333,467)	—	—
Proceeds from offering of class A common stock, net of offering expenses	—	218,781	—
Proceeds from sale of claim in connection with share lending arrangement	24,000	—	—
Repayment of bank loans	(63,646)	—	—
Cash paid for repurchase of convertible debt	(143,804)	(75,636)	(1,187)
Cash paid for purchased options	—	(97,336)	—
Cash paid for bond hedge	(75,200)	—	—
Proceeds from warrant transactions	61,450	71,001	—
Proceeds from exercises of stock options	867	1,529	5,128
Excess tax benefits from stock-based award activity	237	20,064	40,696
Purchases of stock for tax withholding obligations on vested restricted stock	(3,689)	(4,327)	(6,682)

Net cash provided by financing activities from continuing operations	244,282	552,350	92,553
Net cash provided by financing activities from discontinued operations	17,059	—	—

Net cash provided by financing activities	261,341	552,350	92,553

Effect of exchange rate changes on cash and cash equivalents	(10,962)	(3,568)	(4,121)

Net increase (decrease) in cash and cash equivalents	(10,459)	413,548	(82,883)
Cash and cash equivalents at beginning of year	615,879	202,331	285,214

Cash and cash equivalents at end of year	$605,420	$615,879	$202,331
Less: Cash and cash equivalents of discontinued operations	—	—	—

Cash and cash equivalents of continuing operations, end of year	$605,420	$615,879	$202,331

Non-cash transactions:
Issuance of common stock for purchase acquisitions	$—	$1,471	$3,054
Issuance of common stock for repurchased convertible debt	—	—	40
Property, plant and equipment acquisitions funded by liabilities	5,937	28,914	41,274
Non-cash interest expense capitalized and added to the cost of qualified assets	5,957	4,964	8,930
Proceeds from issuance of bond, net of issuance costs	29,538	—	—
Change in goodwill relating to adjustments to acquired net assets	—	—	1,176
Supplemental cash flow information:
Cash paid for interest, net of amount capitalized	16,592	7,922	4,220
Cash paid for income taxes	10,582	17,169	13,431

(1)	As adjusted to reflect the adoption of new accounting guidance for share lending arrangements that were executed in connection with the Company’s convertible debt offerings in fiscal 2007 (see Note 1).

The accompanying notes are an integral part of these financial statements.

Note 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

SunPower Corporation (together with its subsidiaries, the “Company” or “SunPower”) is a vertically integrated solar products and services company that designs, manufactures and delivers high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers.

In the second quarter of fiscal 2010, subsequent to the Company’s acquisition of SunRay Malta Holdings Limited (“SunRay”), a leading European solar power plant project developer, the Company changed its segment reporting from its Components Segment and Systems Segment to its Utility and Power Plants (“UPP”) Segment and Residential and Commercial (“R&C”) Segment to align its internal organization to how it serves its customers.

Under the new segmentation, the Company’s UPP Segment refers to its large-scale solar products and systems business, which includes power plant project development and project sales, turn-key engineering, procurement and construction (“EPC”) services for power plant construction, and power plant operations and maintenance (“O&M”) services. As part of the acquisition of SunRay, the Company acquired a project pipeline of solar photovoltaic projects in Europe and Israel as well as SunRay’s power plant development and project finance teams. The UPP Segment sells components, including large volume sales of solar panels and mounting systems to third parties, often on a multi-year, firm commitment basis. The Company’s R&C Segment focuses on solar equipment sales into the residential and small commercial market through its third-party global dealer network, as well as direct sales and EPC and O&M services in the United States for rooftop and ground-mounted solar power systems for the new homes, commercial and public sectors.

The Company’s President and Chief Executive Officer, as the chief operating decision maker (“CODM”), has organized the Company and manages resource allocations and measures performance of the Company’s activities between these two segments.

Summary of Significant Accounting Policies

Basis of Presentation and Preparation

Principles of Consolidation

The Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America (“United States” or “U.S.”) and include the accounts of the Company and all of its subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Reclassifications

Certain prior period balances have been reclassified to conform to the current period presentation in the Company’s Consolidated Financial Statements and the accompanying notes. Such reclassification had no effect on previously reported results of operations or retained earnings.

Fiscal Years

The Company reports results of operations on the basis of 52- or 53-week periods, ending on the Sunday closest to December 31. Fiscal 2010 ended on January 2, 2011, fiscal 2009 ended on January 3, 2010 and fiscal 2008 ended on December 28, 2008. Fiscal 2010 and 2008 each consisted of 52 weeks while fiscal 2009 consisted of 53 weeks.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates in these financial statements include percentage-of-completion for construction projects, allowances for doubtful accounts receivable and sales returns, inventory write-downs, stock-based compensation, estimates for future cash flows and economic useful lives of property, plant and equipment, project assets, goodwill, valuations for business combinations, other intangible assets and other long-term assets, asset impairments, fair value of financial instruments, certain accrued liabilities including accrued warranty reserves, valuation of debt without the conversion feature, valuation of share lending arrangements, income taxes and tax valuation allowances. Actual results could materially differ from those estimates.

Fair Value of Financial Instruments

The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their respective fair values due to their short-term maturities. Investments in available-for-sale securities are carried at fair value based on quoted market prices or estimated based on market conditions and risks existing at each balance sheet date. Foreign currency derivatives are carried at fair value based on quoted market prices for financial instruments with similar characteristics. Unrealized gains and losses of the Company’s available-for-sale securities and the effective portion of foreign currency derivatives are excluded from earnings and reported as a component of “Accumulated other comprehensive income (loss)” in the Consolidated Balance Sheets. Additionally, the Company assesses whether an other-than-temporary impairment loss on its available-for-sale securities has occurred due to declines in fair value or other market conditions. Declines in fair value that are considered other-than-temporary and the ineffective portion of foreign currency derivatives are included in “Other, net” in the Consolidated Statements of Operations.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from non-owner sources. The Company’s comprehensive income (loss) for each period presented is comprised of (i) the Company’s net income (loss); (ii) foreign currency translation adjustment of the Company’s foreign subsidiaries whose assets and liabilities are translated from their respective functional currencies at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average exchange rates prevailing during the applicable period; and (iii) changes in unrealized gains or losses, net of tax, for the effective portion of derivatives designated as cash flow hedges (see Note 11) and available-for-sale securities carried at their fair value (see Note 7).

Cash Equivalents

Highly liquid investments with original or remaining maturities of ninety days or less at the date of purchase are considered cash equivalents.

Cash in Restricted Accounts

The Company maintains cash and cash equivalents in restricted accounts of $256.3 million and $310.7 million as of January 2, 2011 and January 3, 2010, respectively, pursuant to various letters of credit, surety bonds, loan agreements, long-term polysilicon supply agreements and other agreements as follows.

The Company enters into various contractual agreements to build and develop turn-key photovoltaic projects for customers which require obtaining letters of credit. In certain customer contracts, the Company is required to provide construction or warranty letters of credit. Some utilities and regulatory bodies also require the Company to provide letters of credit to obtain the Company’s position in project bid or power transmission queues. The Company issues letters of credit for such purposes through its letter of credit facility with Deutsche Bank AG New York Branch (“Deutsche Bank”) and, previously, with Wells Fargo Bank, N.A. (“Wells Fargo”). The Company’s letter of credit agreement with Deutsche Bank requires the Company to collateralize at least 50% of the value of letters of credit issued under the collateralized letter of credit facility for such purposes with cash placed in an interest bearing restricted account with Deutsche Bank which is invested at the Company’s discretion according to the terms outlined in the letter of credit facility agreement. As of January 2, 2011, outstanding collateralized letters of credit issued by Deutsche Bank totaled $326.9 million of which $264.8 million relates to contractual agreements with customers or other project development obligations that the Company has to utilities or regulatory bodies. As of January 2, 2011 the letter of credit agreement between the Company and Wells Fargo had expired and no letters of credit could be issued by Wells Fargo on behalf of the Company. As of January 3, 2010, outstanding collateralized letters of credit issued by Wells Fargo totaled $150.7 million of which $145.6 million related to contractual agreements with customers or other project development obligations the Company had to utilities or regulatory bodies (see Note 10). As of January 2, 2011 and January 3, 2010, the Company had restricted cash and cash equivalents of $174.0 million and $161.6 million, respectively, related to outstanding collateralized letters of credit issued by Deutsche Bank or Wells Fargo.

Under certain contractual agreements, the Company is required to issue surety bonds. To facilitate the issuance of these surety bonds, the Company has entered into an agreement with Travelers Casualty and Surety Company of America (“Travelers”) which allows the Company to offer bonds to its customers when required by the contract. Travelers has committed to issue up to $100.0 million of surety bonds on behalf of the Company. If the Company requests Travelers to issue additional surety bonds in excess of $35.0 million, the Company is required to post partial cash collateral to collateralize the bonds in an interest bearing money market account. As long as the surety bonds remain open, the Company will not be able to withdraw funds from this account. As of January 2, 2011 and January 3, 2010, Travelers issued in excess of $35.0 million in total surety bonds on behalf of the Company, therefore, the Company was required to post as collateral $11.7 million and $11.8 million, respectively, which is considered restricted cash and cash equivalents.

On May 6, 2010, the Company entered into a mortgage loan agreement with International Finance Corporation (“IFC”) and borrowed $50.0 million as of January 2, 2011. In accordance with the terms of the mortgage loan agreement the Company is required to establish a debt service reserve account which shall contain the amount, as determined by IFC, equal to the aggregate principal and interest due on the next succeeding interest payment date after such date (see Note 10). As of January 2, 2011 the Company had restricted cash and cash equivalents of $0.9 million related to the IFC debt service reserve.

On December 29, 2010, the Company entered into a loan agreement with California Enterprise Development Authority (“CEDA”) and borrowed $30.0 million. In accordance with the terms of the loan agreement, the Company is required to keep all loan proceeds on deposit with Wells Fargo, the trustee, until funds are withdrawn by the Company for use in relation to the design and leasehold improvements of its new corporate headquarters in San Jose, California. In addition, the Company entered into a reimbursement agreement with Barclays Bank PLC (“Barclays”) pursuant to which the Company deposited $31.8 million in a sequestered account with Barclays, which funds collateralized a letter of credit pursuant to a cash collateral account pledge agreement entered into by the Company and Barclays on December 29, 2010. As of January 2, 2011 the Company had restricted cash and cash equivalents of $60.3 million related to the CEDA loan agreement.

In December 2008, AUO SunPower Sdn. Bhd. (“AUOSP”), then the Company’s subsidiary, entered into a facility agreement with the Malaysian government to finance the construction of a solar cell manufacturing facility (“FAB3”) in Malaysia. As of January 3, 2010, the Company had outstanding Malaysian Ringgit 750.0 million (approximately $219.0 million based on the exchange rate as of January 3, 2010) under the facility agreement, of which the proceeds reserved for future purchases of property, plant and equipment is considered

“Restricted cash and cash equivalents”. The Company deconsolidated AUOSP in the third quarter of fiscal 2010, and the debt facility has been retained by AUOSP (see Note 9). As of January 2, 2011 and January 3, 2010, the Company had restricted cash and cash equivalents of zero and $117.0 million, respectively, available to finance the construction of FAB3.

As of January 2, 2011 and January 3, 2010, the Company provided collateral for advance payments received in fiscal 2007 from a third party in the form of $4.6 million and $4.2 million, respectively, held in an escrow account, all of which is considered restricted cash and cash equivalents. The funds held in the escrow account may be released at any time in exchange for bank guarantees, letters of credit issued under the collateralized letter of credit facility and/or asset collateralization (see Note 8).

In January 2008, the Company entered into a long-term polysilicon supply agreement pursuant to which it delivers cash advance payments to the supplier for the purchase of polysilicon. As of January 2, 2011 and January 3, 2010, the Company’s balance in an escrow account to support the supplier’s right to such advance payments was zero and $16.0 million, respectively, all of which is considered restricted cash and cash equivalents (see Note 9).

As of January 2, 2011, the Company has an additional $4.8 million classified as restricted cash and cash equivalents on its Consolidated Balance Sheet related to: (i) amounts held in escrow to collateralize certain obligations per the terms of an existing agreement; (ii) future operating lease commitments of systems leased back from Wells Fargo; and (iii) a security deposit.

Short-Term and Long-Term Investments

The Company invests in money market funds, bank notes and debt securities. In general, investments with original maturities of greater than ninety days and remaining maturities of one year or less are classified as short-term investments. Investments with maturities beyond one year may be classified as short-term based on their highly liquid nature and because such investments represent the investment of cash that is available for current operations. Despite the long-term maturities, the Company has the ability and intent, if necessary, to liquidate any of these investments in order to meet the Company’s working capital needs within its normal operating cycles. The Company has classified these investments as available-for-sale securities (see Note 7).

Inventories

Inventories are valued at the lower of cost or market value. The Company evaluates the recoverability of its inventories based on assumptions about expected demand and market conditions. The Company’s assumption of expected demand is developed based on its analysis of bookings, sales backlog, sales pipeline, market forecast and competitive intelligence. The Company’s assumption of expected demand is compared to available inventory, production capacity, available third-party inventory and growth plans. The Company’s factory production plans, which drive materials requirement planning, are established based on its assumptions of expected demand. The Company responds to reductions in expected demand by temporarily reducing manufacturing output and adjusting expected valuation assumptions as necessary. In addition, expected demand by geography has changed historically due to changes in the availability and size of government mandates and economic incentives.

Other market conditions that could impact the realizable value of the Company’s inventories and are periodically evaluated by management include historical inventory turnover ratio, anticipated sales price, new product development schedules, the effect new products might have on the sale of existing products, product obsolescence, customer concentrations, product merchantability and other factors. If the Company determines that the cost of inventories exceeds its estimated market value based on assumptions about expected demand and market conditions, including the replacement costs of raw materials, the Company records a write-down equal to the difference between the cost of inventories and the estimated market value. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required that could negatively impact the Company’s gross margin and operating results. If actual market conditions are more favorable, the Company may have higher gross margin when products that have been previously written down are sold in the normal course of business (see Note 6).

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets as presented below. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the remaining term of the lease. Repairs and maintenance costs are expensed as incurred (see Note 6).

Useful Lives in Years
Buildings	15
Leasehold improvements	1 to 15
Manufacturing equipment	2 to 7
Computer equipment	2 to 7
Solar power systems	30
Furniture and fixtures	3 to 5

Interest Capitalization

The interest cost associated with major development and construction projects is capitalized and included in the cost of the property, plant and equipment or project assets. Interest capitalization ceases once a project is substantially complete or no longer undergoing construction activities to prepare it for its intended use. When no debt is specifically identified as being incurred in connection with a construction project, the Company capitalizes interest on amounts expended on the project at the Company’s weighted average cost of borrowed money (see Note 6).

Project Assets—Plant and Land

Project assets consist primarily of capitalized costs relating to solar power system projects in various stages of development that the Company incurs prior to the sale of the solar power system to a third party. These costs include costs for land and costs for developing and constructing a solar power system. Development costs can include legal, consulting, permitting, and other similar costs. Once the Company enters into a definitive sales agreement, it reclassifies these costs to deferred project costs within “Prepaid expenses and other current assets” in its Consolidated Balance Sheet. The Company expenses these project assets to cost of revenue as each respective project asset or solar power system is sold to a customer, since the project is constructed for a customer (matching the underlying revenue recognition method), or if it determines that the project is commercially not viable.

The Company reviews project assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company considers the project commercially viable if it is anticipated to be sellable for a profit once it is either fully developed or fully constructed. The Company examines a number of factors to determine if the project will be profitable, including whether there are any environmental, ecological, permitting or regulatory conditions that have changed for the project since the start of development. Such changes could cause the cost of the project to increase or the selling price of the project to decrease. Due to the development, construction and sale timeframe of the Company’s larger solar projects, it classifies project assets which are not expected to be sold within the next 12 months as “Project assets—plants and land, net of current portion” on the Consolidated Balance Sheets. Once specific milestones have been achieved, the Company determines if the sale of the project assets will occur within the next 12 months from a given balance sheet date and, if so, it then reclassifies the project assets as current.

Long-Lived Assets

The Company evaluates its long-lived assets, including property, plant and equipment and other intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors considered important that could result in an impairment review include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets and significant negative industry or economic trends. The Company’s impairment evaluation of long-lived assets includes an analysis of estimated future undiscounted net cash flows expected to be generated by the assets over their remaining estimated useful lives. If the Company’s estimate of future undiscounted net cash flows is insufficient to recover the carrying value of the assets over the remaining estimated useful lives, it records an impairment loss in the amount by which the carrying value of the assets exceeds the fair value. Fair value is generally measured based on either quoted market prices, if available, or discounted cash flow analyses (see Note 6).

Other intangible assets with finite useful lives are amortized using the straight-line method over their useful lives ranging primarily from one to six years (see Note 5).

Goodwill

Goodwill is tested for impairment at least annually, or more frequently if certain indicators are present. A two-step process is used to test for goodwill impairment. The first step is to determine if there is an indication of impairment by comparing the estimated fair value of each reporting unit to its carrying value, including existing goodwill. Goodwill is considered impaired if the carrying value of a reporting unit exceeds the estimated fair value. Upon an indication of impairment, a second step is performed to determine the amount of the impairment by comparing the implied fair value of the reporting unit’s goodwill with its carrying value.

The Company conducts its annual impairment test of goodwill as of the Sunday closest to the end of the third fiscal quarter of each year. Impairment of goodwill is tested at the Company’s reporting unit level. Management determined the UPP Segment and R&C Segment each have two reporting units. In estimating the fair value of the reporting units, the Company makes estimates and judgments about its future cash flows using an income approach defined as Level 3 inputs under fair value measurement standards (see Note 7). The income approach, specifically a discounted cash flow analysis, included assumptions for, among others, forecasted free cash flow, perpetual growth rates and long-term discount rates, all of which require significant judgment by management. The sum of the fair values of the Company’s reporting units are also compared to its external market capitalization to determine the appropriateness of its assumptions (i.e. the discounted cash flow analysis) and to reduce the fair values of the Company’s reporting units, if appropriate. These assumptions took into account the current economic environment and its impact on the Company’s business. Based on the impairment test as of the third fiscal quarter ended October 3, 2010 for the fiscal year ended January 2, 2011, the fair value of each reporting unit exceeded the carrying value under the first step of the goodwill impairment test. Therefore, goodwill was not impaired. In the event that management determines that the value of goodwill has become impaired, the Company would incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made (see Note 5).

Product Warranties

The Company generally warrants or guarantees the performance of the solar panels that it manufactures at certain levels of power output for 25 years. In addition, the Company passes through to customers long-term warranties from the original equipment manufacturers (“OEMs”) of certain system components, such as inverters. Warranties of 25 years from solar panel suppliers are standard in the solar industry, while inverters typically carry warranty periods ranging from 5 to 10 years. In addition, the Company generally warrants its workmanship on installed systems for periods ranging up to 10 years. The Company maintains reserves to cover the expected costs that could result from these warranties. The Company’s expected costs are generally in the form of product replacement or repair. Warranty reserves are based on the Company’s best estimate of such costs and are recognized as a cost of revenue. The Company continuously monitors product returns for warranty failures and maintains a reserve for the related warranty expenses based on various factors including historical warranty claims, results of accelerated lab testing, field monitoring, vendor reliability estimates, and data on industry averages for similar products. Historically, warranty costs have been within management’s expectations (see Note 8).

Revenue Recognition

Solar Power Products

The Company sells its solar panels and balance of system components primarily to dealers, system integrators and distributors, and recognizes revenue, net of accruals for estimated sales returns, when persuasive evidence of an arrangement exists, delivery of the product has occurred, title and risk of loss has passed to the customer, the sales price is fixed or determinable, collectability of the resulting receivable is reasonably assured and the rights and risks of ownership have passed to the customer. Other than standard warranty obligations, there are no rights of return and there are no significant post-shipment obligations, including installation, training or customer acceptance clauses with any of the Company’s customers that could have an impact on revenue recognition. The Company’s revenue recognition policy is consistent across all geographic areas.

The provision for estimated sales returns on product sales is recorded in the same period the related revenues are recorded. These estimates are based on historical sales returns, analysis of credit memo data and other known factors. Actual returns could differ from these estimates. The Company recorded charges for sales returns on product sales of $2.2 million, $1.7 million and $0.1 million in fiscal 2010, 2009 and 2008, respectively. Amounts utilized against the sales return allowance aggregated $1.7 million, zero and $0.2 million in fiscal 2010, 2009 and 2008, respectively. The allowance for sales returns was $2.4 million and $1.9 million as of January 2, 2011 and January 3, 2010, respectively.

Construction Contracts

Revenue is also comprised of EPC projects which are governed by customer contracts that require the Company to deliver functioning solar power systems and are generally completed within three to twelve months from commencement of construction. The Company recognizes revenue from fixed price construction contracts using the percentage-of-completion method of accounting. Under this method, revenue arising from fixed price construction contracts is recognized as work is performed based on the percentage of incurred costs to estimated total forecasted costs.

Incurred costs used in the Company’s percentage-of-completion calculation include all direct material, labor, subcontract costs, and those indirect costs related to contract performance, such as indirect labor, supplies and tools. Project material costs are included in incurred costs when the project materials have been installed by being permanently attached or fitted to the solar power system as required by the project’s engineering design.

In addition to an EPC deliverable, a limited number of arrangements also include multiple deliverables such as post-installation systems monitoring and maintenance. For contracts with separately priced monitoring and maintenance, the Company recognizes revenue related to such separately priced elements over the contract period. For contracts including monitoring and maintenance not separately priced, the Company determined that post-installation systems monitoring and maintenance qualify as separate units of accounting. Such post-installation monitoring and maintenance are deferred at the time the contract is executed and are recognized to revenue over the contractual term. The remaining EPC revenue is recognized on a percentage-of-completion basis.

In addition, when arrangements include contingent revenue clauses such as penalty payments or customer termination or put rights for non-performance, the Company defers the contingent revenue until such time as the contingencies expire. In certain limited cases, the Company could be required to buy-back a customer’s system at fair value on specified future dates if certain minimum performance thresholds are not met for periods of up to two years. To date, no such repurchase obligations have been required.

Provisions for estimated losses on uncompleted contracts, if any, are recognized in the period in which the loss first becomes probable and reasonably estimable. Contracts may include profit incentives such as milestone bonuses. These profit incentives are included in the contract value when their realization is reasonably assured.

Development Projects

The Company develops and sells solar power plants which generally include the sale or lease of related real estate. Revenue recognition for these solar power plants require adherence to specific guidance for real estate sales, which provides that if the Company holds control over land or land rights prior to the execution of an EPC contract, it recognizes revenue and the corresponding costs when all of the following requirements are met: the sale is consummated, the buyer’s initial and any continuing investments are adequate, the resulting receivables are not subject to subordination and the Company has transferred the customary risk and rewards of ownership to the buyer. In general, a sale is consummated upon the execution of an agreement documenting the terms of the sale and a minimum initial payment by the buyer to substantiate the transfer of risk to the buyer. This may require the Company to defer revenue during construction, even if a sale was consummated, until it receives the buyer’s initial investment payment, at which time revenue would be recognized on a percentage-of-completion basis as work is completed. The Company’s revenue recognition methods for solar power plants not involving real estate remains subject to its historical practice using the percentage-of-completion method.

Shipping and Handling Costs

The Company records costs related to shipping and handling in cost of revenue.

Stock-Based Compensation

The Company measures and records compensation expense for all share-based payment awards based on estimated fair values. The Company provides share-based awards to its employees, executive officers and directors through various equity compensation plans including its employee stock option and restricted stock plans. The fair value of stock option awards is measured at the date of grant using a Black-Scholes option pricing model, and the fair value of restricted stock awards and units is based on the market price of the Company’s class A common stock on the date of grant. The Company has not granted stock options in fiscal 2009 or 2010. See Note 15 for further details on how the Company determines the fair value of its stock options using the Black-Scholes option pricing model.

The Company is required under current accounting guidance to estimate forfeitures at the date of grant. The Company’s estimate of forfeitures is based on its historical activity, which it believes is indicative of expected forfeitures. In subsequent periods if the actual rate of forfeitures differs from the Company’s estimate, the forfeiture rates may be revised, as necessary. Changes in the estimated forfeiture rates can have a significant effect on share-based compensation expense since the effect of adjusting the rate is recognized in the period the forfeiture estimate is changed.

The Company also grants performance share units to executive officers and certain employees that require it to estimate expected achievement of performance targets over the performance period. This estimate involves judgment regarding future expectations of various financial performance measures. If there are changes in the Company’s estimate of the level of financial performance measures expected to be achieved, the related share-based compensation expense may be significantly increased or reduced in the period that its estimate changes.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense totaled approximately $3.3 million, $4.3 million and $2.2 million in fiscal 2010, 2009 and 2008, respectively.

Research and Development Expense

Research and development expense consists primarily of salaries and related personnel costs, depreciation and the cost of solar cell and solar panel materials and services used for the development of products, including experiments and testing. All research and development costs are expensed as incurred. Research and development expense is reported net of any funding received under contracts with governmental agencies because such contracts are considered collaborative arrangements. These awards are typically structured such that only direct costs, research and development overhead, procurement overhead and general and administrative expenses that satisfy government accounting regulations are reimbursed. In addition, the Company’s government awards from state agencies will usually require it to pay to the granting governmental agency certain royalties based on sales of products developed with government funding or economic benefit derived from incremental improvements funded. Royalties paid to governmental agencies are charged to the cost of goods sold. The Company’s funding from government contracts offset its research and development expense by approximately 10%, 22% and 25% in fiscal 2010, 2009 and 2008, respectively. The Company’s research and development expenditures, net of payments received under these contracts, were approximately $49.1 million, $31.6 million and $21.5 million for fiscal 2010, 2009 and 2008, respectively.

Translation of Foreign Currency

The Company and certain of its subsidiaries use their respective local currency as their functional currency. Accordingly, foreign currency assets and liabilities are translated using exchange rates in effect at the end of the period. Foreign subsidiaries that use the U.S. dollar as their functional currency translate monetary assets and liabilities using exchange rates in effect at the end of the period. Non-monetary assets and liabilities are translated at their historical values.

The Company includes gains or losses from foreign currency transactions in “Other, net” in the Consolidated Statements of Operations with the other hedging activities described in Note 11. The Company experienced losses on derivatives and foreign exchange of $27.7 million, $3.9 million and $20.6 million in fiscal 2010, 2009 and 2008, respectively, largely due to volatility in the currency markets.

Concentration of Credit Risk

The Company is exposed to credit losses in the event of nonperformance by the counterparties to its financial and derivative instruments. Financial and derivative instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, restricted cash and cash equivalents, investments, accounts receivable, note receivable, advances to suppliers, foreign currency option contracts, foreign currency forward contracts, bond hedge and warrant transactions, purchased options and share lending arrangements for its class A common stock. The Company’s investment policy requires cash and cash equivalents, restricted cash and cash equivalents and investments to be placed with high-quality financial institutions and to limit the amount of credit risk from any one issuer (see Note 7). Similarly, the Company enters into foreign currency derivative contracts and convertible debenture hedge transactions with high-quality financial institutions and limits the amount of credit exposure to any one counterparty. The foreign currency derivative contracts are limited to a time period of less than two years, while the purchased options will expire in 2014 and the bond hedge and warrant transactions expire in 2015. The Company regularly evaluates the credit standing of its counterparty financial institutions (see Notes 7, 10 and 11).

The Company performs ongoing credit evaluations of its customers’ financial condition whenever deemed necessary and generally does not require collateral. The Company maintains an allowance for doubtful accounts based on the expected collectability of all accounts receivable, which takes into consideration an analysis of historical bad debts, specific customer creditworthiness and current economic trends. The allowance for doubtful accounts was $6.0 million and $2.3 million as of January 2, 2011 and January 3, 2010, respectively. For fiscal 2010, 2009 and 2008 the Company provided $11.4 million, $1.4 million and $2.2 million, respectively, for allowance for doubtful accounts. During fiscal 2010, 2009 and 2008 the Company wrote off $7.7 million, $1.0 million and 1.7 million, respectively, of bad debts. One customer accounted for 11% and 13% of accounts receivable as of January 2, 2011 and January 3, 2010, respectively (see Note 6). In addition, two customers accounted for approximately 17% and 15% of the Company’s “Costs and estimated earnings in excess of billings” balance as of January 2, 2011 on the Consolidated Balance Sheet as compared to three customers that accounted for approximately 28%, 21% and 17% of the balance as of January 3, 2010.

The Company has entered into agreements with vendors that specify future quantities and pricing of polysilicon to be supplied for periods up to 10 years. Under certain agreements, the Company is required to make prepayments to the vendors over the terms of the arrangements. As of January 2, 2011 and January 3, 2010, advances to suppliers totaled $287.1 million and $190.6 million, respectively. Two suppliers accounted for 83% and 13% of total advances to suppliers as of January 2, 2011, and 76% and 15% as of January 3, 2010 (see Note 8).

In fiscal 2007, the Company entered into share lending arrangements of its class A common stock with financial institutions for which it received a nominal lending fee of $0.001 per share. The Company loaned 2.9 million shares and 1.8 million shares of its class A common stock to Lehman Brothers International (Europe) Limited (“LBIE”) and Credit Suisse International (“CSI”), respectively. Physical settlement of the shares is required when the arrangement is terminated. However, on September 15, 2008, Lehman Brothers Holding Inc. (“Lehman”) filed a petition for protection under Chapter 11 of the U.S. bankruptcy code, and LBIE commenced administration proceedings (analogous to bankruptcy) in the United Kingdom. The Company filed a claim in the LBIE proceeding for $240.9 million and a corresponding claim in the Lehman Chapter 11 proceeding under Lehman’s guaranty of LBIE’s obligations. On December 16, 2010, the Company entered into an assignment agreement with Deutsche Bank under which the Company assigned to Deutsche Bank its claims against LBIE and Lehman in connection with the share lending arrangement. The Company received proceeds of $24.0 million as a result of the assignment agreement (see Note 10).

Income Taxes

Deferred tax assets and liabilities are recognized for temporary differences between financial statement and income tax bases of assets and liabilities. Valuation allowances are provided against deferred tax assets when management cannot conclude that it is more likely than not that some portion or all deferred tax assets will be realized.

As applicable, interest and penalties on tax contingencies are included in “Provision for income taxes” in the Consolidated Statements of Operations and such amounts were not material for any periods presented. In addition, foreign exchange gains (losses) may result from estimated tax liabilities, which are expected to be settled in currencies other than the U.S. dollar.

Investments in Equity Interests

Investments in entities in which the Company can exercise significant influence, but does not own a majority equity interest or otherwise control, are accounted for under the equity method. The Company records its share of the results of these entities as “Equity in earnings of unconsolidated investees” on the Consolidated Statements of Operations. The Company monitors its investments for other-than-temporary impairment by considering factors such as current economic and market conditions and the operating performance of the entities and records reductions in carrying values when necessary. The fair value of privately held investments is estimated using the best available information as of the valuation date, including current earnings trends, undiscounted cash flows, quoted stock prices of comparable public companies, and other company specific information, including recent financing rounds (see Notes 7 and 9).

Business Combinations

On December 29, 2008, the Company adopted new accounting guidance which significantly changed the accounting for business combinations in a number of areas including the treatment of contingent consideration, acquisition costs, in-process research and development and restructuring costs. In addition, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period affect income tax expense under the new accounting guidance.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. The new accounting guidance eliminates the distinction between contractual and non-contractual contingencies. The Company’s adoption of the new accounting guidance for contingent assets and liabilities acquired in business combinations during the first quarter of fiscal 2009 had no impact on its Consolidated Financial Statements.

The Company records all acquired assets and liabilities, including goodwill, other intangible assets and in-process research and development, at fair value. The initial recording of goodwill, other intangible assets and in-process research and development requires certain estimates and assumptions concerning the determination of the fair values and useful lives. The judgments made in the context of the purchase price allocation can materially impact the Company’s future results of operations. Accordingly, for significant acquisitions, the Company obtains assistance from third-party valuation specialists. The valuations calculated from estimates are based on information available at the acquisition date (see Notes 3 and 5).

Recently Adopted Accounting Guidance

Share Lending Arrangements

In June 2009, the FASB issued accounting guidance that changed how companies account for share lending arrangements that were executed in connection with convertible debt offerings or other financings. The new accounting guidance requires all such share lending arrangements to be valued and amortized as interest expense in the same manner as debt issuance costs. As a result of the new accounting guidance, existing share lending arrangements relating to the Company’s class A common stock are required to be measured at fair value and amortized as interest expense in its Consolidated Financial Statements. In addition, in the event that counterparty default under the share lending arrangement becomes probable, the Company is required to recognize an expense in its Consolidated Statement of Operations equal to the then fair value of the unreturned loaned shares, net of any probable recoveries. The Company adopted the new accounting guidance effective January 4, 2010, the start of its fiscal year, and applied it retrospectively to all prior periods as required by the guidance.

The Company has two historical share lending arrangements subject to the new guidance. In connection with the issuance of its 1.25% senior convertible debentures (“1.25% debentures”) and 0.75% senior convertible debentures (“0.75% debentures”), the Company loaned 2.9 million shares of its class A common stock to LBIE and 1.8 million shares of its class A common stock to CSI under share lending arrangements. Application of the new accounting guidance resulted in higher non-cash amortization of imputed share lending costs in the current and prior periods, as well as a significant non-cash loss resulting from Lehman filing a petition for protection under Chapter 11 of the U.S. bankruptcy code on September 15, 2008, and LBIE commencing administration proceedings (analogous to bankruptcy) in the United Kingdom. The then fair value of the 2.9 million shares of the Company’s class A common stock loaned and unreturned by LBIE is $213.4 million, which was expensed retrospectively in the third quarter of fiscal 2008. In addition, on a cumulative basis from the respective issuance dates of the share lending arrangements through January 3, 2010, the Company has recognized $1.6 million in additional non-cash interest expense (see Note 10).

As a result of the Company’s adoption of the new accounting guidance for share lending arrangements, the Company’s Consolidated Balance Sheet as of January 3, 2010 has been adjusted as follows:

(In thousands)	As Adjusted in this Annual Report on Form 10-K	As Previously Reported in the 2009 Annual Report on Form 10-K (1)
Assets
Prepaid expenses and other current assets	$98,521	$98,432
Other long-term assets	82,743	81,973
Total assets	2,696,895	2,696,036
Stockholders’ Equity
Additional paid-in capital	1,520,933	1,305,032
Retained earnings (accumulated deficit)	(114,309)	100,733
Total stockholders’ equity	1,376,380	1,375,521

(1)	The prior period balance of “Other long-term assets” has been reclassified to conform to the current period presentation in the Company’s Consolidated Balance Sheets which separately discloses “Project assets—plants and land, net of current portion.”

As a result of the Company’s adoption of the new accounting guidance for share lending arrangements, the Company’s Consolidated Statement of Operations for the years ended January 3, 2010 and December 28, 2008 have been adjusted as follows:

	Year Ended
	January 3, 2010		December 28, 2008
(In thousands, except per share data)	As Adjusted in this Annual Report on Form 10-K	As Previously Reported in the 2009 Annual Report on Form 10-K	As Adjusted in this Annual Report on Form 10-K	As Previously Reported in the 2009 Annual Report on Form 10-K
Interest expense	$(36,287)	$(35,635)	$(23,415)	$(22,814)
Loss on share lending arrangement	—	—	(213,372)	—
Income (loss) before income taxes and equity in earnings of unconsolidated investees	43,620	44,272	(97,904)	116,069
Net income (loss)	32,521	33,173	(124,445)	89,528
Net income (loss) per share of class A and class B common stock:
Basic	$0.36	$0.36	$(1.55)	$1.10
Diluted	$0.35	$0.36	$(1.55)	$1.05

As a result of the Company’s adoption of the new accounting guidance for share lending arrangements, the Company’s Consolidated Statement of Cash Flows for the years ended January 3, 2010 and December 28, 2008 have been adjusted as follows:

	Year Ended
	January 3, 2010		December 28, 2008
(In thousands)	As Adjusted in this Annual Report on Form 10-K	As Previously Reported in the 2009 Annual Report on Form 10-K	As Adjusted in this Annual Report on Form 10-K	As Previously Reported in the 2009 Annual Report on Form 10-K
Cash flows from operating activities:
Net income (loss)	$32,521	$33,173	$(124,445)	$89,528
Non-cash interest expense	22,582	21,930	17,510	16,909
Loss on share lending arrangement	—	—	213,372	—
Net cash provided by operating activities	121,325	121,325	154,831	154,831

Variable Interest Entities (“VIEs”)

In June 2009, the FASB issued new accounting guidance regarding consolidation of VIEs to eliminate the exemption for qualifying special purpose entities, provide a new approach for determining which entity should consolidate a VIE, and require an enterprise to regularly perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. The new accounting guidance became effective for fiscal years beginning after November 15, 2009. The Company’s adoption of the new accounting guidance in the first quarter of fiscal 2010 had no impact on its Consolidated Financial Statements.

The Company regularly evaluates its relationships with joint ventures to determine if it has a controlling financial interest in the VIEs and therefore become the primary beneficiary of the joint ventures requiring it to consolidate their financial results into its financial statements. The Company does not consolidate the financial results of its joint ventures as it has concluded that it is not the primary beneficiary of these joint ventures. Although the Company is obligated to absorb losses or has the right to receive benefits from the joint ventures that are significant to the entities, the variable interests held by the Company do not empower it to direct the activities that most significantly impact the joint ventures’ economic performance (see Note 9).

In connection with the sale of the equity interests in the entities that hold solar power plants, the Company also considers if it retains a variable interest in the entity sold, either by retaining a financial interest or by contractual means such as an O&M agreement. If the Company determines that the entity sold is a VIE and that it holds a variable interest, it then evaluates whether it is the primary beneficiary. The entity that is the primary beneficiary consolidates the VIE. The determination of whether the Company is the primary beneficiary is based upon whether the Company has the power to direct the activities that most directly impact the economic performance of the VIE and whether the Company absorbs any losses or benefits that would be potentially significant to the VIE. To date, there have been no sales of entities which hold solar power plants in which the Company has concluded that it is the primary beneficiary after the sale.

Revenue Arrangements with Multiple Deliverables

In October 2009, the FASB issued new accounting guidance for revenue arrangements with multiple deliverables. Specifically, the new guidance requires an entity to allocate arrangement consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. In addition, the new guidance eliminates the use of the residual method of allocation and requires the relative-selling-price method in all circumstances in which an entity recognizes revenue for an arrangement with multiple deliverables. The new accounting guidance is effective in the fiscal year beginning on or after June 15, 2010. Early adoption is permitted. The Company adopted the new accounting guidance in the first quarter of fiscal 2010 and applied the prospective application for new or materially modified arrangements with multiple deliverables. The Company’s adoption of the new accounting guidance did not have a material impact on its Consolidated Financial Statements.

Fair Value of Assets and Liabilities

In January 2010, the FASB issued updated guidance related to fair value measurements and disclosures, which will require the Company to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. In addition, in the reconciliation for fair value measurements using significant unobservable inputs, or Level 3, the Company will disclose separately information about purchases, sales, issuances and settlements on a gross basis rather than on a net basis. The updated guidance also requires that the Company provide fair value measurement disclosures for each class of assets and liabilities and disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements for Level 2 and Level 3 fair value measurements. The updated guidance is effective for interim or annual financial reporting periods beginning after

December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The Company’s adoption of the updated guidance had no impact on its financial position, results of operations, or cash flows and only required additional financial statements disclosures as set forth in Notes 7, 10 and 11.

Issued Accounting Guidance Not Yet Adopted

There has been no issued accounting guidance not yet adopted by the Company that it believes is material, or is potentially material to the Company’s Consolidated Financial Statements.

Note 2. TRANSACTIONS WITH CYPRESS SEMICONDUCTOR CORPORATION (“CYPRESS”)

The Company was formerly a subsidiary of Cypress. After completion of the Company’s initial public offering (“IPO”) in November 2005, Cypress held, in the aggregate, approximately 52.0 million shares of the Company’s class B common stock, representing all of the then-outstanding class B common stock. On May 4, 2007 and August 18, 2008, Cypress completed the sale of 7.5 million shares and 2.5 million shares, respectively, of the Company’s class B common stock in offerings pursuant to Rule 144 of the Securities Act. Such shares were converted to 10.0 million shares of the Company’s class A common stock upon sale. The Company was a majority-owned subsidiary of Cypress through September 29, 2008. After the close of trading on the New York Stock Exchange (“NYSE”) on September 29, 2008, Cypress distributed to its shareholders all of its remaining shares of the Company’s class B common stock, in the form of a pro rata dividend to the holders of record as of September 17, 2008 of Cypress common stock. As a result, the Company discontinued being a subsidiary of Cypress.

Two of the seven members of the Company’s Board of Directors have a relationship with Cypress. Mr. T.J. Rodgers, Chairman of SunPower’s Board of Directors, is also the co-founder, board member, President and Chief Executive Officer of Cypress. On November 9, 2010, Mr. T.J. Rodgers notified the Company of his decision to retire from the Board following the completion of his current term at the Company’s 2011 Annual Meeting of Stockholders. In addition, Mr. W. Steve Albrecht currently serves on the boards of both Cypress and SunPower.

Administrative Services Provided by Cypress

Cypress seconded employees and consultants to the Company for different time periods through 2008 for which the Company paid their fully-burdened compensation. In addition, Cypress personnel rendered services to the Company to assist with administrative functions, such as employee benefits and other Cypress corporate services and infrastructure, for which the Company paid for a portion of the Cypress employees’ fully-burdened compensation. In the case of the Philippines subsidiary, which entered into a services agreement for such secondments and other consulting services in January 2005, the Company paid the fully burdened compensation plus 10%. The amounts that the Company recorded as general and administrative expenses in the accompanying Consolidated Statements of Operations for these services was approximately $3.5 million in fiscal 2008.

Leased Facility in the Philippines

In 2003, the Company and Cypress reached an understanding that the Company would build out and occupy a building owned by Cypress for its first solar cell manufacturing facility (“FAB1”) in the Philippines. The Company entered into a lease agreement for FAB1 and a sublease for the land under which the Company paid Cypress at a rate equal to the cost to Cypress for FAB1 (including taxes, insurance, repairs and improvements). Under the lease agreement, the Company had the right to purchase FAB1 and assume the lease for the land from Cypress at any time at Cypress’s original purchase price of approximately $8.0 million, plus interest computed on a variable index starting on the date of purchase by Cypress until the sale to the Company, unless such purchase option was exercised after a change of control of the Company, in which case the purchase price would be at a market rate, as reasonably determined by Cypress. In May 2008, the Company exercised its right to purchase FAB1 from Cypress and assumed the lease for the land from an unaffiliated third party for a total purchase price of $9.5 million. The lease for the land expires in May 2048 and is renewable for an additional 25 years. Rent expense paid to Cypress for FAB1 was $0.1 million in fiscal 2008. In addition, the Company paid Cypress $0.6 million and $0.2 million in fiscal 2010 and 2009, respectively, for certain electronic equipment located at its manufacturing facilities.

Leased Headquarters Facility in San Jose, California

In May 2006, the Company entered into a lease agreement for its approximately 44,000 square foot headquarters, which is located in a building owned by Cypress in San Jose, California, for $6.0 million over the five-year term of the lease expiring in April 2011. In October 2008, the Company amended the lease agreement, increasing the rentable square footage and the total lease obligations to approximately 60,000 and $7.6 million, respectively, over the five-year term of the lease. The Company paid Cypress $3.2 million, $1.6 million and $1.6 million in fiscal 2010, 2009 and 2008, respectively, to rent the building as well as other related services on the premises under a transition services agreement entered into at the time of Cypress’s distribution of the Company’s class B common stock. The Company will not be renewing its lease with Cypress and will be moving to new offices leased from an unaffiliated third party in May 2011.

Employee Matters Agreement

In October 2005, the Company entered into an employee matters agreement with Cypress to allocate assets, liabilities and responsibilities relating to its current and former U.S. and international employees and its participation in the employee benefits plans that Cypress sponsored and maintained. In July 2008, the Company transferred all accounts in the Cypress 401(k) Plan held by the Company’s employees to its SunPower 401(k) Savings Plan. In September 2008, all of the Company’s eligible employees began participating in SunPower’s own health and welfare plans and no longer participate in the Cypress health and welfare plans. In connection with Cypress’ spin-off of its shares of the Company’s class B common stock in September 2008, the Company and Cypress agreed to terminate the employee matters agreement.

Indemnification and Insurance Matters Agreement

The Company has indemnified Cypress and its affiliates, agents, successors and assigns from all liabilities arising from environmental conditions: existing on, under, about or in the vicinity of any of the Company’s facilities, or arising out of operations occurring at any of the Company’s facilities, including its California facilities, whether prior to or after Cypress’s spin-off of the Company’s class B common stock held by Cypress; existing on, under, about or in the vicinity of the Philippines facility which the Company occupies, or arising out of operations occurring at such facility, whether prior to or after the separation, to the extent that those liabilities were caused by the Company; arising out of hazardous materials found on, under or about any landfill, waste, storage, transfer or recycling site and resulting from hazardous materials stored, treated, recycled, disposed or otherwise handled by any of the Company’s operations or the Company’s California and Philippines facilities prior to the separation; and arising out of the construction activity conducted by or on behalf of the Company at Cypress’s Texas facility.

The indemnification and insurance matters agreement also contains provisions governing the Company’s insurance coverage, which was under the Cypress insurance policies. As of September 29, 2008, the Company obtained its own separate policies for the coverage previously provided under the indemnification and insurance matters agreement.

Tax Sharing Agreement

On October 6, 2005, while a subsidiary of Cypress, the Company entered into a tax sharing agreement with Cypress providing for each party’s obligations concerning various tax liabilities. The tax sharing agreement is structured such that Cypress would pay all federal, state, local and foreign taxes that are calculated on a consolidated or combined basis while the Company was a member of Cypress’s consolidated or combined group for federal, state, local and foreign tax purposes. The Company’s portion of tax liabilities or benefits was determined based upon its separate return tax liability as defined under the tax sharing agreement. These tax liabilities or benefits were based on a pro forma calculation as if the Company were filing a separate income tax return in each jurisdiction, rather than on a combined or consolidated basis, subject to adjustments as set forth in the tax sharing agreement.

On June 6, 2006, the Company ceased to be a member of Cypress’s consolidated group for federal income tax purposes and certain state income tax purposes. On September 29, 2008, the Company ceased to be a member of Cypress’s combined group for all state income tax purposes. To the extent that the Company becomes entitled to utilize the Company’s separate tax returns portions of any tax credit or loss carryforwards existing as of such date, the Company will distribute to Cypress the tax effect, estimated to be 40% for federal and state income tax purposes, of the amount of such tax loss carryforwards so utilized, and the amount of any credit carryforwards so utilized. The Company will distribute these amounts to Cypress in cash or in the Company’s shares, at Cypress’s option. As of January 2, 2011, the Company has a potential liability of approximately $2.2 million that may be due under this arrangement. These amounts do not reflect potential adjustments for the effect of the restatement of the Company’s consolidated financial statements in fiscal 2009 and 2008. In fiscal 2010 and 2009, the Company paid $0.7 million and $16.5 million, respectively, in cash to Cypress, of which zero and $15.1 million, respectively, represents the federal component and $0.7 million and $1.4 million, respectively, represents the state component.

The Company will continue to be jointly and severally liable for any tax liability during all periods in which it is deemed to be a member of the Cypress consolidated or combined group. Accordingly, although the tax sharing agreement allocates tax liabilities between Cypress and all its consolidated subsidiaries, for any period in which the Company was included in Cypress’s consolidated or combined group, the Company could be liable in the event that any federal or state tax liability was incurred, but not discharged, by any other member of the group.

The Company will continue to be jointly and severally liable to Cypress until the statute of limitations runs or all appeal options are exercised for all years where the Company joined in the filing of tax returns with Cypress. If Cypress experiences adjustments to their tax liability pursuant to tax examinations, the Company may incur an incremental liability.

The Company would also be liable to Cypress for taxes that might arise from the distribution, or “spin-off,” by Cypress of the Company’s class B common stock to Cypress’s stockholders on September 29, 2008. In connection with Cypress’s spin-off of the Company’s class B common stock, the Company and Cypress, on August 12, 2008, entered into an amendment to its tax sharing agreement (“Amended Tax Sharing Agreement”) to address certain transactions that may affect the tax treatment of the spin-off and certain other matters.

Subject to certain caveats, Cypress obtained a ruling from the Internal Revenue Service (“IRS”) to the effect that the distribution by Cypress of the Company’s class B common stock to Cypress’s stockholders qualified as a tax-free distribution under Section 355 of the Internal Revenue Code (“Code”). Despite such ruling, the distribution may nonetheless be taxable to Cypress under Section 355(e) of the Code if 50% or more of the voting power or value of the Company’s stock was or is later acquired as part of a plan or series of related transactions that included the distribution of the Company’s stock. The Amended Tax Sharing Agreement requires the Company to indemnify Cypress for any liability incurred as a result of issuances or dispositions of the Company’s stock after the distribution, other than liability attributable to certain dispositions of the Company’s stock by Cypress, that cause Cypress’s distribution of shares of the Company’s stock to its stockholders to be taxable to Cypress under Section 355(e) of the Code.

In addition, under the Amended Tax Sharing Agreement, the Company is required to provide notice to Cypress of certain transactions that could give rise to the Company’s indemnification obligation relating to taxes resulting from the application of Section 355(e) of the Code or similar provisions of other applicable law to the spin-off as a result of one or more acquisitions, as described in the agreement. The Company is not required to indemnify Cypress for any taxes which would result solely from issuances and dispositions of the Company’s stock prior to the spin-off and any acquisition of the Company’s stock by Cypress after the spin-off.

Under the Amended Tax Sharing Agreement, the Company also agreed that, until October 29, 2010, it would not effect a conversion of any or all of its class B common stock to class A common stock or any similar recapitalization transaction or series of related transactions (a “Recapitalization”). In addition, the Company agreed that until October 29, 2010, it would not enter into or facilitate any other transaction resulting in an acquisition, as described in the agreement, of its stock without first obtaining the written consent of Cypress. As further detailed in the agreement, the Company is not required to obtain Cypress’s consent unless such transactions would involve the acquisition for purposes of Section 355(e) of the Code after August 4, 2008 of more than 25% of its outstanding shares of common stock. In addition, the requirement to obtain Cypress’s consent does not apply to certain qualifying acquisitions of the Company’s stock, as defined in the Amended Tax Sharing Agreement.

The Company also agreed that it will not (i) effect a Recapitalization during the 36 month period following the spin-off without first obtaining a tax opinion from a nationally recognized tax counsel, in form and in substance reasonably satisfactory to Cypress, to the effect that such Recapitalization (either alone or when taken together with any other transaction or transactions) will not cause the spin-off to become taxable under Section 355(e), or (ii) seek any private ruling, including any supplemental private ruling, from the IRS with regard to the spin-off, or any transaction having any bearing on the tax treatment of the spin-off, without the prior written consent of Cypress.

In January 2010, Cypress was notified by the IRS that it intends to examine Cypress’s corporate income tax filings for the tax years ended in 2006, 2007 and 2008. SunPower was included as part of Cypress’s federal consolidated group in 2006 and part of 2007.

Cypress has not notified the Company of any agreed notices of proposed adjustments to the tax liabilities. However, the IRS has not completed its examination and there can be no assurance that there will be no material adjustments upon completion of their review. Additionally, while years prior to fiscal 2006 for Cypress’s U.S. corporate tax return are not open for assessment, the IRS can adjust net operating loss and research and development carryovers that were generated in prior years and carried forward to fiscal 2006 and subsequent years. If the IRS sustains tax assessments against Cypress SunPower may be obligated to indemnify Cypress under the terms of the Amended Tax Sharing Agreement.

Note 3. BUSINESS COMBINATIONS

SunRay

On March 26, 2010, the Company completed its acquisition of SunRay, a European solar power plant developer company organized under the laws of Malta, under which the Company purchased all the issued share capital of SunRay for $296.1 million. As a result, SunRay became a subsidiary of the Company and the results of operations of SunRay have been included in the Consolidated Statement of Operations of the Company since March 26, 2010. As part of the acquisition, the Company acquired SunRay’s project pipeline of solar photovoltaic projects in Europe and Israel. The pipeline consists of projects in various stages of development. SunRay’s power plant development and project finance teams consisted of approximately 70 employees at the date of acquisition.

Purchase Price Consideration

The total consideration for the acquisition was $296.1 million, including: (i) $263.4 million paid in cash to SunRay’s class A shareholders, class B shareholders and class C shareholders; (ii) $18.7 million paid in cash to repay outstanding debt of SunRay; and (iii) $14.0 million in promissory notes issued by the Company’s subsidiary SunPower North America, LLC, and guaranteed by SunPower. A portion of the purchase price allocated to SunRay’s class A shareholders, class B shareholders and certain non-management class C shareholders ($244.4 million in total) was paid by the Company in cash and the remaining portion of the purchase price allocated to SunRay’s class C management shareholders was paid with a combination of $19.0 million in cash and $14.0 million in promissory notes.

The $14.0 million in promissory notes issued to SunRay’s management shareholders have been structured to provide a retention incentive. Since the vesting and payment of the promissory notes are contingent on future employment, the promissory notes are considered deferred compensation and therefore are not included in the purchase price allocated to the net assets acquired.

A total of $32.3 million of the purchase price paid and promissory notes payable to certain principal shareholders of SunRay will be held in escrow for two years following March 26, 2010, and be subject to potential indemnification claims that may be made by the Company during that period. The escrow fund consists of $28.7 million paid in cash and $3.6 million in promissory notes issued by SunPower North America, LLC. The escrow is generally tied to compliance with the representations and warranties made as part of the acquisition. Therefore, the $28.7 million in cash of the $263.4 million cash consideration is considered a part of the purchase price allocated to the net assets acquired. The funds in escrow, less any amounts relating to paid or pending claims, will be released two years following March 26, 2010.

Purchase Price Allocation

The Company accounted for this acquisition using the acquisition method. The Company preliminarily allocated the purchase price to the acquired assets and liabilities based on their estimated fair values at the acquisition date as summarized in the following table. The allocation of the purchase price on March 26, 2010 was adjusted in this report as follows:

(In thousands)	As Adjusted in this Annual Report on Form 10-K	As Previously Reported in the Third Quarterly Report on Form 10-Q
Net tangible assets acquired	$54,094	$54,915
Project assets	79,160	79,160
Purchased technology	1,120	1,120
Goodwill	147,716	146,895

Total purchase consideration	$282,090	$282,090

The fair value of net tangible assets acquired on March 26, 2010 was adjusted in this report as follows:

(In thousands)	As Adjusted in this Annual Report on Form 10-K	As Previously Reported in the Third Quarterly Report on Form 10-Q
Cash and cash equivalents	$9,391	$9,391
Restricted cash and cash equivalents	36,701	36,701
Accounts receivable, net	1,958	1,958
Prepaid expenses and other assets	5,765	5,765
Project assets—plants and land	18,803	19,624
Property, plant and equipment, net	452	452
Assets of discontinued operations	199,071	199,071

Total assets acquired	272,141	272,962
Accounts payable	(4,324)	(4,324)
Other accrued expenses and liabilities	(11,688)	(11,688)
Debt (see Note 10)	(42,707)	(42,707)
Liabilities of discontinued operations	(159,328)	(159,328)

Total liabilities assumed	(218,047)	(218,047)

Net assets acquired	$54,094	$54,915

Since the Company’s purchase price allocation was not fully complete as of the third quarter ended October 3, 2010, the Company recorded adjustments to the fair value of certain assets and liabilities as additional information became available in the fourth quarter ended January 2, 2011. These fair value adjustments were retrospectively applied to the acquisition date of March 26, 2010 as required by current accounting guidance. The Company has now completed its review of the fair value of assets and liabilities acquired.

In the Company’s determination of the fair value of the project assets and purchased technology acquired, it considered, among other factors, three generally accepted valuation approaches: the income approach, the market approach and the cost approach. The Company selected the approaches that it believed to be most indicative of the fair value of the assets acquired.

Project Assets

The project assets totaling $79.2 million represent intangible assets that consist of: (i) projects and EPC pipeline, which relate to the development of power plants; and (ii) O&M pipeline, which relate to maintenance contracts that are established after the developed plants are sold. The Company applied the income approach using the multi-period excess earnings method based on estimates and assumptions of future performance of these project assets provided by SunRay’s and the Company’s management to determine the fair value of the project assets. SunRay’s and the Company’s estimates and assumptions regarding the fair value of the project assets is derived from probability adjusted cash flows of certain project assets acquired based on the varying development stages of each project asset on the acquisition date. The Company is amortizing the project assets to “Selling, general and administrative” expense based on the pattern of economic benefit provided using the same probability adjusted cash flows from the sale of solar power plants over estimated lives of 4 years from the date of acquisition.

Purchased Technology

The Company applied the cost approach to calculate the fair value of internally developed technologies related to the project development business. The Company determined the fair value of the purchased technology totaling $1.1 million based on estimates and assumptions for the cost of reproducing or replacing the asset based on third party charges, salaries of employees and other internal development costs incurred. The Company is amortizing the purchased technology to “Cost of revenue” within the UPP Segment on a straight-line basis over estimated lives of 5 years.

Goodwill

Of the total estimated purchase price paid at the time of acquisition, $133.2 million had been initially allocated to goodwill within the UPP Segment during the first quarter ended April 4, 2010. During the second, third and fourth quarters in fiscal 2010, the Company recorded adjustments aggregating $14.5 million to increase goodwill related to the acquisition of SunRay on March 26, 2010 to $147.7 million. These adjustments were based upon the Company obtaining additional information on the acquired assets and liabilities as additional information became available in the second, third and fourth quarters of fiscal 2010. The adjustments included: (i) the elimination of a non-current tax receivable and a related non-current tax liability; (ii) changes to the value of certain assets and liabilities acquired in “Assets of discontinued operations” and “Liabilities of discontinued operations,” respectively; and (iii) changes to the value of certain acquired prepaid expenses, other current assets, accounts payable, other accrued liabilities and debt. These fair value adjustments were retrospectively applied to the acquisition date of March 26, 2010 as required by current accounting guidance. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and other intangible assets and is not deductible for tax purposes. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and other intangible assets was the acquisition of an assembled workforce, synergies in technologies, skill sets, operations, customer base and organizational cultures.

Acquisition Related Costs

Acquisition related costs of $6.5 million recognized in the twelve months ended January 2, 2011 include transaction costs such as legal, accounting, valuation and other professional services, which the Company has classified in “Selling, general and administrative” expense in its Consolidated Statement of Operations.

Utility and Power Plants Revenue

In fiscal 2010, SunRay’s electricity revenue from discontinued operations totaled $11.1 million (see Note 4). In addition, SunRay completed the sale of multiple Italian solar parks which represented 21% of the Company’s total revenue in fiscal 2010.

Pro Forma Financial Information

Supplemental information on an unaudited pro forma basis, as if the acquisition of SunRay was completed at the beginning of the first quarter in fiscal 2009, is as follows:

	Year Ended
(In thousands, except per share amounts)	January 2, 2011	January 3, 2010
Revenue	$2,218,666	$1,382,838
Net income (loss)	150,136	(64,042)
Basic net income (loss) per share	$1.57	$(0.70)
Diluted net income (loss) per share	$1.42	$(0.70)

The unaudited pro forma supplemental information is based on estimates and assumptions, which the Company believes are reasonable. The unaudited pro forma supplemental information prepared by management is not necessarily indicative of the consolidated results of operations in future periods or the results that actually would have been realized had the Company and SunRay been a combined company during the specified periods.

Tilt Solar LLC (“Tilt Solar”)

On April 14, 2009, the Company completed the acquisition of Tilt Solar, a non-public company based in California with in-process research and development associated with tracking systems. The acquisition of Tilt Solar was not material to the Company’s financial position or results of operations.

Solar Sales Pty. Ltd. (“Solar Sales”)

On July 23, 2008, the Company completed the acquisition of Solar Sales, a solar systems integration and product distribution company based in Australia. Solar Sales distributes components such as solar panels and inverters via a national network of dealers throughout Australia, and designs, builds and commissions large-scale commercial systems. Prior to the acquisition, Solar Sales had been a customer of the Company since fiscal 2005. As a result of the acquisition, Solar Sales became a subsidiary of the Company. In connection with the acquisition, the Company changed Solar Sales’ name to SunPower Corporation Australia Pty. Ltd. (“SunPower Australia”). The acquisition of SunPower Australia was not material to the Company’s financial position or results of operations.

Solar Solutions

On January 8, 2008, the Company completed the acquisition of Solar Solutions, a solar systems integration and product distribution company based in Italy. Solar Solutions was a division of Combigas S.r.l., a petroleum products trading firm. Active since 2002, Solar Solutions distributes components such as solar panels and inverters, and offers turn-key solar power systems and standard system kits via a network of dealers throughout Italy. Prior to the acquisition, Solar Solutions had been a customer of the Company since fiscal 2006. As a result of the acquisition, Solar Solutions became a subsidiary of the Company. In connection with the acquisition, the Company changed Solar Solutions’ name to SunPower Italia S.r.l. (“SunPower Italia”). The acquisition of SunPower Italia was not material to the Company’s financial position or results of operations.

Note 4. SALE OF DISCONTINUED OPERATIONS

In connection with the Company’s acquisition of SunRay on March 26, 2010, it acquired a SunRay project company, Cassiopea PV S.r.l (“Cassiopea”), operating a previously completed 20 megawatt alternating current (“MWac”) solar power plant in Montalto di Castro, Italy. In the period in which an asset of the Company is classified as held-for-sale, it is required to present for all periods the related assets, liabilities and results of operations associated with that asset as discontinued operations. Cassiopea’s results of operations in fiscal 2010 were classified as “Income from discontinued operations, net of taxes” in the Consolidated Statement of Operations. On August 5, 2010, the Company sold the assets and liabilities of Cassiopea.

Results of operations in fiscal 2010 relating to Cassiopea are as follows:

Year Ended
(In thousands)	January 2, 2011
Utility and power plants revenue	$11,081
Gross margin	11,081
Income from discontinued operations before sale of business unit	5,862
Gain on sale of business unit	11,399
Income before income taxes	17,261
Income from discontinued operations, net of taxes	11,841

Note 5. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table presents the changes in the carrying amount of goodwill under the Company’s historical reportable segments during fiscal 2009:

(In thousands)	Systems	Components	Total
As of December 28, 2008	$181,801	$14,919	$196,720
Goodwill arising from business combination	581	—	581
Translation adjustment	—	862	862

As of January 3, 2010	$182,382	$15,781	$198,163

The balance of goodwill within the Systems Segment increased $0.6 million as of January 3, 2010 due to the Company’s acquisition of Tilt Solar, which represents the excess of the purchase price over the fair value of the underlying net tangible and other intangible assets of Tilt Solar. The translation adjustment for the revaluation of the Company’s subsidiaries’ goodwill into U.S. dollar equivalents increased the balance of goodwill within the Components Segment by $0.9 million during the year ended January 3, 2010.

In the second quarter of fiscal 2010, the Company changed its segment reporting structure to establish the UPP Segment and R&C Segment to align its internal organization to how it serves its customers. Management evaluated all the facts and circumstances relating to the change in its segment reporting structure and concluded that no impairment indicator existed as of July 4, 2010 that would require impairment testing of its new reporting units. The following table presents the changes in the carrying amount of goodwill under the Company’s new reportable business segments during fiscal 2010:

(In thousands)	UPP	R&C	Total
As of January 3, 2010	$78,634	$119,529	$198,163
Goodwill arising from business combination	147,716	—	147,716
Translation adjustment	—	(609)	(609)

As of January 2, 2011	$226,350	$118,920	$345,270

The balance of goodwill within the UPP Segment increased $147.7 million as of January 2, 2011 due to the Company’s acquisition of SunRay. This amount represents the excess of the purchase price over the fair value of the underlying net tangible and other intangible assets of SunRay (see Note 3). The translation adjustment for the revaluation of the Company’s subsidiaries’ goodwill into U.S. dollar equivalents decreased the balance of goodwill within the R&C Segment by $0.6 million during the year ended January 2, 2011. Based on the impairment test as of the third fiscal quarter ended October 3, 2010 for the year ended January 2, 2011, the Company determined there was no impairment (see Note 1).

Intangible Assets

The following tables present details of the Company’s acquired other intangible assets:

(In thousands)	Gross	Accumulated Amortization	Net
As of January 2, 2011
Project assets	$79,160	$(22,627)	$56,533
Patents and purchased technology	52,519	(51,953)	566
Purchased in-process research and development	1,000	(28)	972
Trade names	2,625	(2,610)	15
Customer relationships and other	40,525	(31,823)	8,702

	$175,829	$(109,041)	$66,788

As of January 3, 2010
Patents and purchased technology	$51,398	$(42,014)	$9,384
Purchased in-process research and development	1,000	—	1,000
Trade names	2,623	(2,212)	411
Customer relationships and other	28,616	(14,437)	14,179

	$83,637	$(58,663)	$24,974

In connection with the acquisition of SunRay on March 26, 2010, the Company recorded $80.3 million of other intangible assets. All of the Company’s acquired other intangible assets are subject to amortization. Aggregate amortization expense for other intangible assets totaled $38.5 million, $16.5 million and $16.8 million in fiscal 2010, 2009 and 2008, respectively. As of January 2, 2011, the estimated future amortization expense related to other intangible assets is as follows:

(In thousands)	Amount
Year
2011	$27,182
2012	22,709
2013	16,301
2014	252
2015	186
Thereafter	158

$66,788

Note 6. BALANCE SHEET COMPONENTS

(In thousands)	January 2, 2011	January 3, 2010
Accounts receivable, net:
Accounts receivable, gross	$389,554	$253,039
Less: allowance for doubtful accounts	(5,967)	(2,298)
Less: allowance for sales returns	(2,387)	(1,908)

	$381,200	$248,833

Inventories:
Raw materials	$70,683	$76,423
Work-in-process	35,658	20,777
Finished goods	207,057	105,101

	$313,398	$202,301

(In thousands)	January 2, 2011	January 3, 2010
Prepaid expenses and other current assets:
VAT receivables, current portion	$26,500	$27,054
Short-term deferred tax assets	3,605	5,920
Foreign currency derivatives	35,954	5,000
Income tax receivable	1,513	3,171
Deferred project costs	934	501
Note receivable (1)	10,000	—
Other receivables (2)	83,712	43,531
Other prepaid expenses	30,716	13,344

	$192,934	$98,521

(1)	In June 2008, the Company loaned $10.0 million to a third-party non-public company under a three-year note receivable that is convertible into equity at the Company’s option.
(2)	Includes tolling agreements with suppliers in which the Company provides polysilicon required for silicon ingot manufacturing and procures the manufactured silicon ingots from the suppliers (see Notes 8 and 9).

Project assets—plant and land:
Project assets—plant	$28,784	$11,506
Project assets—land	17,322	4,111

	$46,106	$15,617

Project assets—plants and land, current portion	$23,868	$6,010
Project assets—plants and land, net of current portion	22,238	9,607

Property, plant and equipment, net:
Land and buildings	$13,912	$17,409
Leasehold improvements	207,248	197,524
Manufacturing equipment (3)	551,815	547,968
Computer equipment	46,603	34,835
Solar power systems	10,614	8,708
Furniture and fixtures	5,555	4,540
Construction-in-process	28,308	57,305

	864,055	868,289
Less: accumulated depreciation (4)	(285,435)	(185,945)

	$578,620	$682,344

(3)	Certain manufacturing equipment associated with solar cell manufacturing lines located at one of the Company’s facilities in the Philippines is collateralized in favor of a third-party lender. The Company provided security for advance payments received from a third party in fiscal 2008 totaling $40.0 million in the form of collateralized manufacturing equipment with a net book value of $28.3 million and $35.8 million as of January 2, 2011 and January 3, 2010, respectively (see Note 8).

(4)	Total depreciation expense was $102.2 million, $84.6 million and $54.5 million in fiscal 2010, 2009 and 2008, respectively.

(In thousands)	January 2, 2011	January 3, 2010
Property, plant and equipment, net by geography (5):
Philippines	$502,131	$600,135
United States	73,860	43,772
Malaysia	—	37,088
Europe	2,400	1,117
Australia	229	282

	$578,620	$682,394

(5)	Property, plant and equipment, net are based on the physical location of the assets.

	Year Ended
(In thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Interest expense:
Interest cost incurred	$(65,324)	$(43,439)	$(33,743)
Cash interest cost capitalized—property, plant and equipment	565	2,188	1,398
Non-cash interest cost capitalized—property, plant and equipment	774	4,964	8,930
Cash interest cost capitalized—project assets—plant and land	3,526	—	—
Non-cash interest cost capitalized—project assets—plant and land	5,183	—	—

Interest expense	$(55,276)	$(36,287)	$(23,415)

(In thousands)	January 2, 2011	January 3, 2010
Other long-term assets:
Investments in joint ventures	$116,444	$39,820
Bond hedge derivative	34,491	—
Note receivable (1)	—	10,000
Investments in non-public companies	6,418	4,560
VAT receivables, net of current portion	7,002	7,357
Long-term debt issuance cost	12,241	6,942
Other	1,698	14,064

	$178,294	$82,743

(1)	In June 2008, the Company loaned $10.0 million to a third-party non-public company under a three-year note receivable that is convertible into equity at the Company’s option.

(In thousands)	January 2, 2011	January 3, 2010
Accrued liabilities:
VAT payables	$11,699	$15,219
Foreign currency derivatives	10,264	27,354
Short-term warranty reserves	14,639	9,693
Interest payable	6,982	3,740
Deferred revenue	21,972	4,840
Employee compensation and employee benefits	33,227	18,161
Other	38,921	35,001

	$137,704	$114,008

Other long-term liabilities:
Embedded conversion option derivatives	$34,839	$—
Long-term warranty reserves	48,923	36,782
Unrecognized tax benefits	24,894	14,478
Other	22,476	18,785

	$131,132	$70,045

Accumulated other comprehensive income (loss):
Cumulative translation adjustment	$(2,761)	$(3,864)
Net unrealized gain (loss) on derivatives	10,647	(12,477)
Deferred taxes	(4,246)	(1,016)

	$3,640	$(17,357)

Note 7. INVESTMENTS

The Company’s investments in money market funds, bank notes and debt securities are carried at fair value. Fair values are determined based on a hierarchy that prioritizes the inputs to valuation techniques by assigning the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1”) and the lowest priority to unobservable inputs (“Level 3”). Level 2 measurements are inputs that are observable for assets or liabilities, either directly or indirectly, other than quoted prices included within Level 1.

The following tables present information about the Company’s investments in money market funds, bank notes and debt securities that are measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value. Information about the Company’s interest rate swaps derivatives and convertible debenture derivatives measured at fair value on a recurring basis is disclosed in Note 10. Information about the Company’s foreign currency derivatives measured at fair value on a recurring basis is disclosed in Note 11. The Company does not have any nonfinancial assets or liabilities that are recognized or disclosed at fair value on a recurring basis in its consolidated financial statements.

	January 2, 2011
(In thousands)	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$488,626	$—	$172	$488,798
Debt securities	—	38,548	—	38,548

	$488,626	$38,548	$172	$527,346

	January 3, 2010
(In thousands)	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$418,372	$—	$172	$418,544
Bank notes	—	101,085	—	101,085

	$418,372	$101,085	$172	$519,629

There have been no transfers between Level 1, Level 2 and Level 3 measurements during the twelve months ended January 2, 2011. Investments utilizing Level 2 inputs to determine fair value are comprised of debt securities and bank notes totaling $38.5 million and $101.1 million, respectively, as of January 2, 2011 and January 3, 2010, respectively. Investments utilizing Level 3 inputs to determine fair value are comprised of money market funds totaling $0.2 million as of both January 2, 2011 and January 3, 2010.

Money Market Funds

The majority of the Company’s money market fund instruments are classified within Level 1 of the fair value hierarchy because they are valued using quoted prices for identical instruments in active markets. Investments in money market funds utilizing Level 3 inputs consist of the Company’s investment in the Reserve International Liquidity Fund which amounted to $0.2 million as of both January 2, 2011 and January 3, 2010. The Company had estimated the value of its investment in the Reserve International Liquidity Fund to be $0.2 million based on information publicly disclosed by the Reserve International Liquidity Fund relative to its holdings and remaining obligations. On January 18, 2011, the Company received notice that the Reserve International Liquidity Fund will make another distribution in 2011 and the Company anticipates recovering the full $0.2 million.

Debt Securities

Investments in debt securities utilizing Level 2 inputs consist of bonds purchased in the fourth quarter of fiscal 2010. The bonds are guaranteed by the Italian government. The Company bases its valuation of these bonds on movements of Italian sovereign bond rates since the time of purchase and incurred an other-than-temporary impairment loss of $0.8 million in “Other, net” of the Consolidated Statement of Operations in fiscal 2010. This valuation is authenticated by comparison to third-party financial institution valuations. The fair value of the Company’s investments in bonds totaled $38.5 million and zero as of January 2, 2011 and January 3, 2010, respectively (see Note 10).

Bank Notes

Investments in bank notes utilizing Level 2 inputs consist of short-term certificates of deposit and select interest bearing bank accounts. Such investments are not traded on an open market and reside with the bank. Bank notes are highly liquid with maturities of zero to ninety days. Due to the short-term maturities, the Company has determined that the fair value of these investments should be at face value. Bank notes totaled zero and $101.1 million as of January 2, 2011 and January 3, 2010, respectively.

Available-for-Sale Securities

The following table summarizes unrealized gains and losses by major security type designated as available-for-sale:

	January 2, 2011				January 3, 2010
		Unrealized				Unrealized
(In thousands)	Cost	Gross Gains	Gross Losses	Fair Value	Cost	Gross Gains	Gross Losses	Fair Value
Debt securities	$38,548	$—	$—	$38,548	$—	$—	$—	$—

The classification of available-for-sale securities and cash deposits is as follows:

	January 2, 2011			January 3, 2010
(In thousands)	Available- For-Sale	Cash And Cash Equivalents (2)	Total	Available- For-Sale	Cash And Cash Equivalents (2)	Total
Cash and cash equivalents	$—	$605,420	$605,420	$—	$615,879	$615,879
Short-term restricted cash and cash equivalents (1)	—	117,462	117,462	—	61,868	61,868
Short-term investments	38,548	172	38,720	—	172	172
Long-term restricted cash and cash equivalents (1)	—	138,837	138,837	—	248,790	248,790

	$38,548	$861,891	$900,439	$—	$926,709	$926,709

(1)	See “Summary of Significant Accounting Policies” in Note 1 for the composition of this balance.
(2)	Includes money market funds and bank notes.

The contractual maturities of available-for-sale securities are as follows:

(In thousands)	January 2, 2011	January 3, 2010
Due on November 30, 2028	$38,548	$—

Minority Investments in Joint Ventures and Other Non-Public Companies

The Company holds minority investments comprised of common and preferred stock in joint ventures and other non-public companies. The Company monitors these minority investments for impairment, which are included in “Other long-term assets” in its Consolidated Balance Sheets and records reductions in the carrying values when necessary. Circumstances that indicate an other-than-temporary decline include valuation ascribed to the issuing company in subsequent financing rounds, decreases in quoted market price and declines in operations of the issuer. As of January 2, 2011 and January 3, 2010, the Company had $116.4 million and $39.8 million, respectively, in investments in joint ventures accounted for under the equity method and $6.4 million and $4.6 million, respectively, in investments accounted for under the cost method (see Note 9).

On September 28, 2010, the Company entered into a $0.2 million investment in a related party accounted for under the cost method. In connection with the investment the Company entered into licensing, lease and facility service agreements. Under the lease and facility service agreements the investee will lease space from the Company for a period of five years. Facility services will be provided by the Company over the term of the lease on a “cost-plus” basis. Payments received under the lease and facility service agreement totaled $0.7 million in the twelve months ended January 2, 2011. As of January 2, 2011, $0.7 million remained due and receivable from the investee related to capital purchases made by the Company on behalf of the investee. The Company will be required to provide additional financing of up to $4.9 million (see Note 8).

Note 8. COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

On June 29, 2009, the Company signed a commercial project financing agreement with Wells Fargo to fund up to $100 million of commercial-scale solar power system projects through May 31, 2010. In the fourth quarter of fiscal 2009, the Company sold two solar power system projects to Wells Fargo, and in the third quarter of fiscal 2010 it sold an additional two projects to Wells Fargo, under the terms and conditions of the initial agreement.

Under the financing agreement, the Company designed and built the systems, and upon completion of each system, sold the systems to Wells Fargo, who in turn, leased back the systems to the Company over minimum lease terms of up to 20 years. Separately, the Company entered into power purchase agreements (“PPAs”) with end customers, who host the systems and buy the electricity directly from the Company under PPAs of up to 20 years. At the end of the lease term, the Company has the option to purchase the systems at fair value or remove the systems. The deferred profit on the sale of the systems to Wells Fargo is being recognized over the minimum term of the lease.

The Company leases its San Jose, California facility under a non-cancelable operating lease from Cypress which expires in April 2011. The Company will not be renewing its lease with Cypress and will be moving to new offices leased from an unaffiliated third party in May 2011. In addition, the Company leases its Richmond, California facility under a non-cancelable operating lease from an unaffiliated third party, which expires in September 2018. The Company also has various lease arrangements, including for its European headquarters located in Geneva, Switzerland under a lease that expires in September 2012, as well as sales and support offices in Southern California, New Jersey, Oregon, Australia, England, France, Germany, Greece, Israel, Italy, Malta, Spain and South Korea, all of which are leased from unaffiliated third parties. In addition, the Company acquired a lease arrangement in London, England, which is leased from a party affiliated with the Company.

Future minimum obligations under all non-cancelable operating leases as of January 2, 2011 are as follows:

(In thousands)	Amount
Year
2011	$10,812
2012	9,609
2013	9,783
2014	8,867
2015	7,744
Thereafter	38,480

$85,295

Rent expense was $8.6 million, $8.3 million and $6.9 million in fiscal 2010, 2009 and 2008, respectively.

Purchase Commitments

The Company purchases raw materials for inventory and manufacturing equipment from a variety of vendors. During the normal course of business, in order to manage manufacturing lead times and help assure adequate supply, the Company enters into agreements with contract manufacturers and suppliers that either allow them to procure goods and services based on specifications defined by the Company, or that establish parameters defining the Company’s requirements. In certain instances, these agreements allow the Company the option to cancel, reschedule or adjust the Company’s requirements based on its business needs prior to firm orders being placed. Consequently, only a portion of the Company’s disclosed purchase commitments arising from these agreements are firm, non-cancelable and unconditional commitments.

The Company also has agreements with several suppliers, including some of its non-consolidated joint ventures, for the procurement of polysilicon, ingots, wafers, solar cells and solar panels which specify future quantities and pricing of products to be supplied by the vendors for periods up to 10 years and provide for certain consequences, such as forfeiture of advanced deposits and liquidated damages relating to previous purchases, in the event that the Company terminates the arrangements.

As of January 2, 2011, total obligations related to non-cancelable purchase orders totaled $52.4 million and long-term supply agreements with suppliers totaled $5,831.3 million. Of the total future purchase commitments of $5,883.7 million as of January 2, 2011, $2,734.9 million are for commitments to its non-consolidated joint ventures. Future purchase obligations under non-cancelable purchase orders and long-term supply agreements as of January 2, 2011 are as follows:

(In thousands)	Amount
Year
2011	$909,589
2012	646,389
2013	657,476
2014	869,802
2015	942,513
Thereafter	1,857,903

$5,883,672

Total future purchase commitments of $5,883.7 million as of January 2, 2011 included tolling agreements with suppliers in which the Company provides polysilicon required for silicon ingot manufacturing and procures the manufactured silicon ingots from the supplier. Annual future purchase commitments in the table above are calculated using the gross price paid by the Company for silicon ingots and are not reduced by the price paid by suppliers for polysilicon. Total future purchase commitments as of January 2, 2011 would be reduced by $1,618.9 million to $4,264.8 million had the Company’s obligations under such tolling agreements been disclosed using net cash outflows.

The Company expects that all obligations related to non-cancellable purchase orders for manufacturing equipment will be recovered through future cash flows of the solar cell manufacturing lines and solar panel assembly lines when such long-lived assets are placed in service. Factors considered important that could result in an impairment review include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets and significant negative industry or economic trends. Total obligations related to non-cancellable purchase orders for inventories match current and forecasted sales orders that will consume these ordered materials and actual consumption of these ordered materials are compared to expected demand regularly. The Company anticipates total obligations related to long-term supply agreements for inventories will be recovered because quantities are less than management’s expected demand for its solar power products. However, the terms of the long-term supply agreements are reviewed by management and the Company establishes accruals for estimated losses on adverse purchase commitments as necessary, such as lower of cost or market value adjustments, forfeiture of advanced deposits and liquidated damages. Such accruals will be recorded when the Company determines the cost of purchasing the components is higher than the estimated current market value or when it believes it is probable such components will not be utilized in future operations.

Advances to Suppliers

As noted above, the Company has entered into agreements with various polysilicon, ingot, wafer, solar cell and solar panel vendors that specify future quantities and pricing of products to be supplied by the vendors for periods up to 10 years. Certain agreements also provide for penalties or forfeiture of advanced deposits in the event the Company terminates the arrangements. Under certain agreements, the Company is required to make prepayments to the vendors over the terms of the arrangements. During the twelve months ended January 2, 2011, the Company paid advances totaling $128.6 million in accordance with the terms of existing long-term supply agreements. As of January 2, 2011 and January 3, 2010, advances to suppliers totaled $287.1 million and $190.6 million, respectively, the current portion of which is $31.7 million and $22.8 million, respectively. Two suppliers accounted for 83% and 13% of total advances to suppliers as of January 2, 2011, and 76% and 15% as of January 3, 2010.

The Company’s future prepayment obligations related to these agreements as of January 2, 2011 are as follows:

(In thousands)	Amount
Year
2011	$134,504
2012	102,097
2013	7,159

$243,760

Advances from Customers

On November 5, 2010, the Company and AUOSP entered into an agreement under which the Company will resell to AUOSP polysilicon purchased from a third-party supplier and AUOSP will provide prepayments to the Company related to such polysilicon, which prepayments will then be made by the Company to the third-party supplier. Prepayments paid by AUOSP to the Company in fiscal 2010 was $100 million and prepayments to be paid by AUOSP to the Company in fiscal 2011 and 2012 total $60 million and $40 million, respectively (see Note 9). Beginning in the first quarter of fiscal 2011 and continuing through 2020, these advance payments will be applied as a credit against AUOSP’s polysilicon purchases from the Company. Such polysilicon is used by AUOSP to manufacture solar cells which are sold to the Company on a “cost-plus” basis. As of January 2, 2011, the outstanding advance was $100.0 million of which $3.5 million had been classified in short-term customer advances and $96.5 million in long-term customer advances in the accompanying Consolidated Balance Sheet, based on projected product shipment dates.

In August 2007, the Company entered into an agreement with a third party to supply polysilicon. Under the polysilicon agreement, the Company received advances of $40.0 million in each of fiscal 2008 and 2007 from this third party. Beginning in the first quarter of fiscal 2010 and continuing through 2019, these advance payments are applied as a credit against the third party’s polysilicon purchases from the Company. Such polysilicon is used by the third party to manufacture ingots, and potentially wafers, which are sold to the Company under an ingot supply agreement. As of January 2, 2011, the outstanding advance was $72.9 million of which $8.9 million had been classified in short-term customer advances and $64.0 million in long-term customer advances in the accompanying Consolidated Balance Sheet, based on projected product shipment dates. As of January 3, 2010, the outstanding advance was $80.0 million of which $8.0 million and $72.0 million had been classified in short-term customer advances and long-term customer advances, respectively. The Company provided security for the advances in the form of collateralized manufacturing equipment with a net book value of $28.3 million and $35.8 million as of January 2, 2011 and January 3, 2010, respectively. The Company also had $40.0 million of letters of credit issued by Deutsche Bank as of January 2, 2011 and by Wells Fargo as of January 3, 2010, and $4.6 million and $4.2 million held in an escrow account as of January 2, 2011 and January 3, 2010, respectively (see Notes 6 and 10).

The Company has also entered into other agreements with customers who have made advance payments for solar power products. These advances will be applied as shipments of product occur. As of January 2, 2011 and January 3, 2010, such customers had made advances of $8.6 million and $12.1 million, respectively, in the aggregate.

The estimated utilization of advances from customers as of January 2, 2011 is as follows:

(In thousands)	Amount
Year
2011	$21,044
2012	13,408
2013	17,734
2014	22,060
2015	26,387
Thereafter	80,896

$181,529

Product Warranties

The Company generally warrants or guarantees the performance of the solar panels that it manufactures at certain levels of power output for 25 years. In addition, the Company passes through to customers long-term warranties from the OEMs of certain system components, such as inverters. Warranties of 25 years from solar panels suppliers are standard in the solar industry, while inverters typically carry warranty periods ranging from 5 to 10 years. In addition, the Company generally warrants its workmanship on installed systems for periods ranging up to 10 years. The Company maintains reserves to cover the expected costs that could result from these warranties. The Company’s expected costs are generally in the form of product replacement or repair. Warranty reserves are based on the Company’s best estimate of such costs and are recognized as a cost of revenue. The Company continuously monitors product returns for warranty failures and maintains a reserve for the related warranty expenses based on various factors including historical warranty claims, results of accelerated lab testing, field monitoring, vendor reliability estimates, and data on industry averages for similar products. Historically, warranty costs have been within management’s expectations.

Provisions for warranty reserves charged to cost of revenue were $22.4 million, $22.0 million and $14.2 million during fiscal 2010, 2009 and 2008, respectively. Activity within accrued warranty for fiscal 2010, 2009 and 2008 is summarized as follows:

(In thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Balance at the beginning of the period	$46,475	$28,062	$17,194
Accruals for warranties issued during the period	22,396	22,029	14,207
Settlements made during the period	(5,309)	(3,616)	(3,339)

Balance at the end of the period	$63,562	$46,475	$28,062

System Put-Rights

EPC projects often require the Company to undertake customer obligations including: (i) system output performance guarantees; (ii) system maintenance; (iii) penalty payments or customer termination rights if the system the Company is constructing is not commissioned within specified timeframes or other construction milestones are not achieved; (iv) guarantees of certain minimum residual value of the system at specified future dates; and (v) system put-rights whereby the Company could be required to buy-back a customer’s system at fair value on specified future dates if certain minimum performance thresholds are not met. To date, no such repurchase obligations have been required.

Future Financing Commitments

As specified in the Company’s joint venture agreement with AU Optronics Singapore Pte. Ltd. (“AUO”), the Company and its joint venture partner (“the shareholders”) contributed certain funding on July 5, 2010 and

December 23, 2010. The shareholders will each contribute additional amounts from fiscal 2011 to 2014 amounting to $335 million, or such lesser amount as the parties may mutually agree. In addition, if the shareholders or the joint venture requests additional equity financing to the joint venture, then each shareholder will be required to make additional cash contributions of up to $50 million in the aggregate.

On September 28, 2010, the Company invested $0.2 million in a related party accounted for under the cost method. The Company will be required to provide additional financing of up to $4.9 million, subject to certain conditions.

The Company’s future financing obligations related to these agreements as of January 2, 2011 are as follows:

(In thousands)	Amount
Year
2011	$65,900
2012	75,870
2013	101,400
2014	96,770

$339,940

Uncertain Tax Positions

Total liabilities associated with uncertain tax positions were $24.9 million and $14.5 million as of January 2, 2011 and January 3, 2010, respectively, and are included in “Other long-term liabilities” in the Company’s Consolidated Balance Sheets as they are not expected to be paid within the next twelve months. Due to the complexity and uncertainty associated with its tax positions, the Company cannot make a reasonably reliable estimate of the period in which cash settlement will be made for its liabilities associated with uncertain tax positions in other long-term liabilities (see Note 12).

Indemnifications

The Company is a party to a variety of agreements under which it may be obligated to indemnify the other party with respect to certain matters. Typically, these obligations arise in connection with contracts and license agreements or the sale of assets, under which the Company customarily agrees to hold the other party harmless against losses arising from a breach of warranties, representations and covenants related to such matters as title to assets sold, negligent acts, damage to property, validity of certain intellectual property rights, non-infringement of third party rights and certain tax related matters. In each of these circumstances, payment by the Company is typically subject to the other party making a claim to the Company under the procedures specified in the particular contract. These procedures usually allow the Company to challenge the other party’s claims or, in case of breach of intellectual property representations or covenants, to control the defense or settlement of any third party claims brought against the other party. Further, the Company’s obligations under these agreements may be limited in terms of activity (typically to replace or correct the products or terminate the agreement with a refund to the other party), duration and/or amounts. In some instances, the Company may have recourse against third parties and/or insurance covering certain payments made by the Company.

Legal Matters

Three securities class action lawsuits were filed against the Company and certain of its current and former officers and directors in the United States District Court for the Northern District of California on behalf of a class consisting of those who acquired the Company’s securities from April 17, 2008 through November 16, 2009. The cases were consolidated as Plichta v. SunPower Corp. et al., Case No. CV-09-5473-RS (N.D. Cal.),

and lead plaintiffs and lead counsel were appointed on March 5, 2010. Lead plaintiffs filed a consolidated complaint on May 28, 2010. The actions arise from the Audit Committee’s investigation announcement on November 16, 2009 regarding certain unsubstantiated accounting entries. The consolidated complaint alleges that the defendants made material misstatements and omissions concerning the Company’s financial results for 2008 and 2009, seeks an unspecified amount of damages, and alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Sections 11 and 15 of the Securities Act of 1933. The Company believes it has meritorious defenses to these allegations and will vigorously defend itself in these matters. The court held a hearing on the defendant’s motions to dismiss the consolidated complaint on November 4, 2010, and took the motions under submission. The Company is currently unable to determine if the resolution of these matters will have an adverse effect on the Company’s financial position, liquidity or results of operations.

Derivative actions purporting to be brought on the Company’s behalf have also been filed in state and federal courts against several of the Company’s current and former officers and directors based on the same events alleged in the securities class action lawsuits described above. The California state derivative cases were consolidated as In re SunPower Corp. S’holder Derivative Litig., Lead Case No. 1-09-CV-158522 (Santa Clara Sup. Ct.), and co-lead counsel for plaintiffs have been appointed. The complaints assert state-law claims for breach of fiduciary duty, abuse of control, unjust enrichment, gross mismanagement, and waste of corporate assets. The federal derivative complaints were consolidated as In re SunPower Corp. S’holder Derivative Litig., Master File No. CV-09-05731-RS (N.D. Cal.), and lead plaintiffs and co-lead counsel were appointed on January 4, 2010. The complaints assert state-law claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment, and seek an unspecified amount of damages. The Company intends to oppose the derivative plaintiffs’ efforts to pursue this litigation on the Company’s behalf. The Company is currently unable to determine if the resolution of these matters will have an adverse effect on the Company’s financial position, liquidity or results of operations.

The Company is also a party to various other litigation matters and claims that arise from time to time in the ordinary course of its business. While the Company believes that the ultimate outcome of such matters will not have a material adverse effect on the Company, their outcomes are not determinable and negative outcomes may adversely affect the Company’s financial position, liquidity or results of operations.

Note 9. JOINT VENTURES

Joint Venture with Woongjin Energy Co., Ltd (“Woongjin Energy”)

The Company and Woongjin Holdings Co., Ltd. (“Woongjin”) formed Woongjin Energy in fiscal 2006, a joint venture to manufacture monocrystalline silicon ingots in Korea. The Company and Woongjin have funded the joint venture through capital investments. In addition, Woongjin Energy obtained a $33.0 million loan originally guaranteed by Woongjin. The Company supplies polysilicon, services and technical support required for silicon ingot manufacturing to the joint venture. Once manufactured, the Company purchases the silicon ingots from the joint venture under a nine-year agreement through 2016. In October 2007, the Company entered into an agreement with Woongjin and Woongjin Holdings Co., Ltd. (“Woongjin Holdings”), whereby Woongjin transferred its equity investment held in Woongjin Energy to Woongjin Holdings and Woongjin Holdings assumed all rights and obligations formerly owned by Woongjin under the joint venture agreement described above, including the $33.0 million loan guarantee. In January 2008, the Company and Woongjin Holdings provided Woongjin Energy with additional funding through capital investments in which the Company invested an additional $5.4 million in the joint venture.

On June 30, 2010, Woongjin Energy completed its IPO and the sale of 15.9 million new shares of common stock. Shares of Woongjin Energy’s common stock are now traded publicly on the Korean Exchange. The Company did not participate in this common stock issuance by Woongjin Energy. The Company continues to hold 19.4 million shares of Woongjin Energy’s common stock with a market value of $318.8 million on

December 30, 2010. As a result of the new common stock issuance by Woongjin Energy in its IPO, the Company’s percentage equity interest in Woongjin Energy decreased from 42.1% to 31.3% of its issued and outstanding shares of common stock. In connection with the IPO, the Company recognized a non-cash gain of $28.3 million in the second quarter of fiscal 2010 as a result of its equity interest in Woongjin Energy being diluted. There is no obligation or expectation for the Company to provide additional funding to Woongjin Energy. On October 29, 2010, the Company entered into a revolving credit facility with Union Bank, N.A. (“Union Bank”), and all shares of Woongjin Energy held by the Company have been pledged as security under the revolving credit facility (see Note 10).

As of January 2, 2011 and January 3, 2010, the Company had a $76.6 million and $33.8 million, respectively, investment in the joint venture in its Consolidated Balance Sheets which represented a 31.3% and 42.1% equity investment, respectively. The Company accounts for its investment in Woongjin Energy using the equity method in which the investment is classified as “Other long-term assets” in the Consolidated Balance Sheets and the Company’s share of Woongjin Energy’s income totaling $14.4 million, $9.8 million and $14.2 million in fiscal 2010, 2009 and 2008, respectively, is included in “Equity in earnings of unconsolidated investees” in the Consolidated Statements of Operations. As of January 2, 2011, the Company’s maximum exposure to loss as a result of its involvement with Woongjin Energy is limited to the carrying value of its investment.

As of January 2, 2011 and January 3, 2010, $18.4 million and $19.3 million, respectively, remained due and receivable from Woongjin Energy related to the polysilicon the Company supplied to the joint venture for silicon ingot manufacturing. Payments to Woongjin Energy for manufactured silicon ingots totaled $183.6 million, $152.3 million and $52.7 million in fiscal 2010, 2009 and 2008, respectively. As of January 2, 2011 and January 3, 2010, $32.6 million and $29.2 million, respectively, remained due and payable to Woongjin Energy. In addition, the Company conducted other related-party transactions with Woongjin Energy in fiscal 2010 and 2008. The Company recognized $0.3 million, zero and $5.6 million in revenue during fiscal 2010, 2009 and 2008, respectively, related to the sale of solar panels to Woongjin Energy. As of January 2, 2011 and January 3, 2010, zero remained due and receivable from Woongjin Energy related to the sale of these solar panels.

Woongjin Energy qualified as a “significant investee” of the Company in fiscal 2009 as defined in SEC Regulation S-X Rule 4-08(g), Summarized financial information adjusted to conform to U.S. GAAP for Woongjin Energy as of January 2, 2011 and January 3, 2010 and for the years ended January 2, 2011, January 3, 2010 and December 28, 2008 is as follows:

Balance Sheets
(In thousands)	January 2, 2011	January 3, 2010
Assets
Current assets	$163,617	$73,976
Noncurrent assets	72,911	116,720

Total assets	$236,528	$190,696

Liabilities
Current liabilities	$53,518	$38,719
Noncurrent liabilities	57,418	75,627

Total liabilities	$110,936	$114,346

Statement of Operations
(In thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Revenues	$138,362	$91,257	$60,624
Cost of sales	80,959	42,262	23,568

Gross margin	57,403	48,995	37,056
Operating income	49,703	43,978	32,887
Net income	41,103	21,094	44,919

In the past, the Company concluded that it was not the primary beneficiary of the joint venture since, although the Company and Woongjin Holdings were both obligated to absorb losses or had the right to receive benefits from Woongjin Energy that were significant to Woongjin Energy, such variable interests held by the Company did not empower it to direct the activities that most significantly impacted Woongjin Energy’s economic performance. In reaching this determination, the Company considered the significant control exercised by Woongjin Holdings over the venture’s Board of Directors, management and daily operations, and Woongjin Holdings’ guarantee of the venture’s debt. Furthermore, as a result of Woongjin Energy completing its IPO and the sale of 15.9 million new shares of common stock on June 30, 2010, the Company has concluded that Woongjin Energy is no longer a VIE.

Joint Venture with First Philec Solar Corporation (“First Philec Solar”)

The Company and First Philippine Electric Corporation (“First Philec”) formed First Philec Solar in fiscal 2007, a joint venture to provide wafer slicing services of silicon ingots to the Company in the Philippines. The Company and First Philec have funded the joint venture through capital investments. In fiscal 2009 and 2008, the Company invested $0.9 million and $4.2 million, respectively, in the joint venture. The Company supplies to the joint venture silicon ingots and technology required for slicing silicon. Once manufactured, the Company purchases the completed silicon wafers from the joint venture under a five-year wafering supply and sales agreement through 2013. In the fourth quarter of fiscal 2010, First Philec Solar issued an additional 0.5 million shares of common and preferred stock to investors which resulted in the reduction of the Company’s percent equity interest in First Philec Solar from 20% to 15% of its issued and outstanding shares of preferred and common stock. In connection with the additional funding, the Company recognized a non-cash loss of $0.3 million in the fourth quarter of fiscal 2010 as a result of its equity interest in First Philec Solar being diluted. There is no obligation or expectation for the Company to provide additional funding to First Philec Solar.

As of January 2, 2011 and January 3, 2010, the Company had a $6.1 million and $6.0 million, respectively, investment in the joint venture in its Consolidated Balance Sheets which represented a 15% and 20%, respectively, equity investment. The Company accounts for its investment in First Philec Solar using the equity method since the Company is able to exercise significant influence over the joint venture due to its board positions. The Company’s investment is classified as “Other long-term assets” in the Consolidated Balance Sheets and the Company’s share of First Philec Solar’s income of $0.4 million and $0.1 million and losses of $0.1 million during fiscal 2010, 2009 and 2008, respectively, is included in “Equity in earnings of unconsolidated investees” in the Consolidated Statements of Operations. The amount of equity in earnings increased year over year due to increases in production since First Philec Solar became operational in the second quarter of fiscal 2008. As of January 2, 2011, the Company’s maximum exposure to loss as a result of its involvement with First Philec Solar is limited to the carrying value of its investment.

As of January 2, 2011 and January 3, 2010, $3.3 million and $1.3 million, respectively, remained due and receivable from First Philec Solar related to the wafer slicing process of silicon ingots supplied by the Company to the joint venture. Payments to First Philec Solar for wafer slicing services of silicon ingots totaled $87.1 million, $48.5 million and $8.5 million during fiscal 2010, 2009 and 2008, respectively. As of January 2, 2011 and January 3, 2010, $9.0 million and $3.1 million, respectively, remained due and payable to First Philec Solar related to the purchase of silicon wafers.

The Company has concluded that it is not the primary beneficiary of the joint venture since, although the Company and First Philec are both obligated to absorb losses or have the right to receive benefits from First Philec Solar that are significant to First Philec Solar, such variable interests held by the Company do not empower it to direct the activities that most significantly impact First Philec Solar’s economic performance. In reaching this determination, the Company considered the significant control exercised by First Philec over the venture’s Board of Directors, management and daily operations.

Equity Option Agreement with NorSun AS (“NorSun”)

In January 2008, the Company entered into an Option Agreement with NorSun, a manufacturer of silicon ingots and wafers, under which the Company would deliver cash advance payments to NorSun for the purchase of polysilicon under a long-term polysilicon supply agreement. The Company paid a cash advance totaling $16.0 million to an escrow account as security for NorSun’s right to future advance payments. This $16.0 million cash advance was reflected as restricted cash on the Consolidated Balance Sheet as of January 3, 2010. In addition, the Company paid a cash advance of $5.0 million to NorSun during the fourth quarter of fiscal 2009 that was reflected as advances to suppliers on the Consolidated Balance Sheet as of January 3, 2010. Under the terms of the Option Agreement, the Company could exercise a call option and apply the advance payments to purchase from NorSun a 23.3% equity interest, subject to certain adjustments, in a joint venture that is being constructed to manufacture polysilicon in Saudi Arabia. The Company could exercise its option at any time until six months following the commercial operation of the Saudi Arabian polysilicon manufacturing facility. The Option Agreement also provided NorSun an option to sell the 23.3% equity interest to the Company. NorSun’s option was exercisable through the six months following commercial operation of the polysilicon manufacturing facility. The Company accounted for the put and call options as one instrument, which were measured at fair value at each reporting period. The changes in the fair value of the combined option were recorded in “Other, net” in the Consolidated Statements of Operations and have not been material.

On July 2, 2010, NorSun exercised its option to sell the 23.3% equity interest in the joint venture to the Company at a price of $5.0 million, equivalent to the cash advance paid to NorSun by the Company during the fourth quarter of fiscal 2009. On December 3, 2010, NorSun entered into an agreement with a third party to sell its equity interest in the joint venture at cost, including the Company’s indirect equity interest of 23.3% at $5.0 million. However, the agreement becomes effective after satisfying certain conditions anticipated to occur in the first quarter of fiscal 2011. Therefore, the Company reclassified the $5.0 million from advances to suppliers to other receivables within “Prepaid expenses and other current assets” in the Consolidated Balance Sheet as of January 2, 2011 as the advance will be returned upon closing of the sale agreement.

On December 21, 2010, NorSun entered into an agreement with the Company that removed its obligation to hold $16.0 million in an escrow account as security for NorSun’s right to future advance payments. Therefore, the Company reclassified the $16.0 million from restricted cash to “Cash and cash equivalents” in the Consolidated Balance Sheet as of January 2, 2011. If the sale agreement is terminated, NorSun will transfer the shares totaling a 23.3% equity interest in the joint venture to the Company and it will account for its investment in the joint venture using the equity method.

The Company has concluded that it is not the primary beneficiary of the joint venture since, although the Company, NorSun and other private equity and principal investment firms that own equity in the joint venture are each obligated to absorb losses or have the right to receive benefits from the joint venture that are significant to the venture, such variable interests held by the Company do not empower it to direct the activities that most significantly impact the joint venture’s economic performance. In reaching this determination, the Company considered the significant control exercised by NorSun and other private equity and principal investment firms over the venture’s Board of Directors, management and daily operations.

Joint Venture with AUO

On May 27, 2010, the Company, through its subsidiaries SunPower Technology, Ltd. (“SPTL”) and AUOSP, formerly SunPower Malaysia Manufacturing Sdn. Bhd. (“SPMY”), entered into a joint venture agreement with AUO and AU Optronics Corporation, the ultimate parent company of AUO (“AUO Taiwan”). The joint venture transaction closed on July 5, 2010. The Company, through SPTL, and AUO each own 50% of the joint venture AUOSP. AUOSP owns FAB3 in Malaysia and will manufacture solar cells and sell them on a “cost-plus” basis to the Company and AUO.

On July 5, 2010, the Company and AUO also entered into licensing and joint development, supply, and other ancillary transaction agreements. Through the licensing agreement, SPTL and AUO licensed to AUOSP, on a non-exclusive, royalty-free basis, certain background intellectual property related to solar cell manufacturing (in the case of SPTL), and manufacturing processes (in the case of AUO). Under the seven-year supply agreement with AUOSP, renewable by the Company for one-year periods thereafter, the percentage of AUOSP’s total annual output allocated on a monthly basis to the Company, which the Company is committed to purchase, ranges from 95% in the fourth quarter of fiscal 2010 to 80% in fiscal year 2013 and thereafter. The Company and AUO have the right to reallocate supplies from time to time under a written agreement. As required under the joint venture agreement, on November 5, 2010, the Company and AUOSP entered into an agreement under which the Company will resell to AUOSP polysilicon purchased from a third-party supplier and AUOSP will provide prepayments to the Company related to such polysilicon, which prepayment will then be made by the Company to the third-party supplier (see Note 8).

The joint venture agreement provides for both equity and debt financing components. The shareholders will not be permitted to transfer any of AUOSP’s shares held by them, except to each other and to their direct or indirect wholly-owned subsidiaries. On July 5, 2010 and December 23, 2010, the Company, through SPTL, and AUO each contributed total initial funding of Malaysian Ringgit 45.0 million and Malaysian Ringgit 43.6 million, respectively, and will contribute additional amounts from fiscal 2011 to 2014 amounting to $335 million by each shareholder, or such lesser amount as the parties may mutually agree. In addition, if AUOSP, SPTL or AUO requests additional equity financing to AUOSP, then SPTL and AUO will each be required to make additional cash contributions of up to $50 million in the aggregate (See Note 8).

AUOSP retains the existing debt facility agreement with the Malaysian government for FAB3 and AUO has arranged for additional third-party debt financing for AUOSP. If such third-party debt financing is not sufficient in accordance with the joint venture agreement, then AUO has agreed to procure or provide to AUOSP, on an interim basis, the debt financing reasonably necessary to fund in a timely manner AUOSP’s business plan, until such time as third-party financing is procured and replaces such interim financing.

The Company has concluded that it is not the primary beneficiary of the joint venture since, although the Company and AUO are both obligated to absorb losses or have the right to receive benefits, the Company alone does not have the power to direct the activities of the VIE that most significantly impact its economic performance. In making this determination the Company considered the shared power arrangement, including equal board governance for significant decisions, elective appointment, and the fact that both parties contribute to the activities that most significantly impact the joint venture’s economic performance. As a result of the shared power arrangement the Company deconsolidated AUOSP in the third quarter of fiscal 2010 and accounts for its investment in the joint venture under the equity method. The Company recognized a non-cash gain of $23.0 million as a result of deconsolidating the carrying value of AUOSP as of July 5, 2010. Under the deconsolidation accounting guidelines, an investor’s opening investment is recorded at fair value on the date of deconsolidation. The Company recognized an additional non-cash gain of $13.8 million representing the difference between the initial fair value of the investment and its carrying value. The total non-cash gain of $36.8 million upon deconsolidation is classified as “Gain on deconsolidation of consolidated subsidiary” in fiscal 2010 within the Company’s Consolidated Statement of Operations.

In determining the fair value of the opening investment in AUOSP the Company used a combination of the cost, market and income approaches. The gain resulting from the fair value of the initial investment is primarily related to the intellectual property contributed by both shareholders under the licensing agreement. The contributed technology under the licensing agreement with AUOSP was valued using a relief from royalty method, which applies a royalty rate based on an analysis of market-derived royalty rates for guideline intangible assets. The royalty rate was applied to anticipated revenue which is projected over the expected remaining useful life of the technology.

As of January 2, 2011, the Company had a $33.7 million investment in AUOSP in its Consolidated Balance Sheet which represents its 50% equity investment. The Company accounts for its investment in AUOSP using the equity method in which the investment is classified as “Other long-term assets” in the Consolidated Balance Sheet. The Company accounted for its share of AUOSP’s net loss of $8.0 million for the three months ended October 3, 2010 in “Equity in earnings of unconsolidated investees” in the Consolidated Statement of Operations during the fourth quarter of fiscal 2010 due to a quarterly lag in reporting. As of January 2, 2011, $6.0 million remained due and payable to AUOSP and $7.5 million remained due and receivable from AUOSP. As of January 2, 2011, the Company’s maximum exposure to loss as a result of its involvement with AUOSP is limited to the carrying value of its investment.

Note 10. DEBT AND CREDIT SOURCES

The following table summarizes the Company’s outstanding debt as of January 2, 2011 and related maturity dates:

		Payments Due by Period
(In thousands)	Face Value	2011	2012	2013	2014	2015	Beyond 2015
Convertible debt:
4.50% debentures	$250,000	$—	$—	$—	$—	$250,000	$—
4.75% debentures	230,000	—	—	—	230,000	—	—
1.25% debentures	198,608	—	198,608	—	—	—	—
0.75% debentures	79	—	—	—	—	79	—
IFC mortgage loan	50,000	—	—	10,000	10,000	10,000	20,000
CEDA loan	30,000	30,000	—	—	—	—	—
Union Bank revolving credit facility	70,000	70,000	—	—	—	—	—
Société Générale revolving credit facility	98,010	98,010	—	—	—	—	—

	$926,697	$198,010	$198,608	$10,000	$240,000	$260,079	$20,000

Convertible Debt

The following table summarizes the Company’s outstanding convertible debt:

	January 2, 2011			January 3, 2010
(In thousands)	Carrying Value	Face Value	Fair Value (1)	Carrying Value	Face Value	Fair Value (1)
4.50% debentures	$179,821	$250,000	$230,172	$—	$—	$—
4.75% debentures	230,000	230,000	215,050	230,000	230,000	270,250
1.25% debentures	182,023	198,608	188,429	168,606	198,608	172,789
0.75% debentures	79	79	75	137,968	143,883	139,746

	$591,923	$678,687	$633,726	$536,574	$572,491	$582,785

(1)	The fair value of the convertible debt was determined based on quoted market prices as reported by an independent pricing source.

4.50% Debentures

On April 1, 2010, the Company issued $220.0 million in principal amount of its 4.50% senior cash convertible debentures (“4.50% debentures”) and received net proceeds of $214.9 million, before payment of the net cost of the call spread overlay described below. On April 5, 2010, the initial purchasers of the 4.50% debentures exercised the $30.0 million over-allotment option in full and the Company received net proceeds of $29.3 million. Interest on the 4.50% debentures is payable on March 15 and September 15 of each year, which commenced September 15, 2010. The 4.50% debentures mature on March 15, 2015. The 4.50% debentures are convertible only into cash, and not into shares of the Company’s class A common stock (or any other securities). Prior to December 15, 2014, if the weighted average price of the Company’s class A common stock was more than 130% of the then current conversion price for at least 20 out of 30 consecutive trade days in the last month of the fiscal quarter, then holders of the 4.50% debentures have the right to convert the debentures any day in the following fiscal quarter and, thereafter, they will be convertible at any time, based on an initial conversion price of $22.53 per share of the Company’s class A common stock. The conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits. Upon conversion, the Company will deliver an amount of cash calculated by reference to the price of its class A common stock over the applicable observation period. The 4.50% debentures will not be convertible, in accordance with the provisions of the debenture agreement, until the first quarter of fiscal 2011. The Company may not redeem the 4.50% debentures prior to maturity. Holders may also require the Company to repurchase all or a portion of their 4.50% debentures upon a fundamental change, as defined in the debenture agreement, at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest. In the event of certain events of default, such as the Company’s failure to make certain payments or perform or observe certain obligations thereunder, Wells Fargo, the trustee, or holders of a specified amount of then-outstanding 4.50% debentures will have the right to declare all amounts then outstanding due and payable.

The 4.50% debentures are senior, unsecured obligations of the Company, ranking equally with all existing and future senior unsecured indebtedness of the Company. The 4.50% debentures are effectively subordinated to the Company’s secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities of the Company’s subsidiaries. The 4.50% debentures do not contain any sinking fund requirements.

The embedded cash conversion option within the 4.50% debentures and the over-allotment option related to the 4.50% debentures are derivative instruments that are required to be separated from the 4.50% debentures and accounted for separately as derivative instruments (derivative liabilities) with changes in fair value reported in the Company’s Consolidated Statements of Operations until such transactions settle or expire. The initial fair value liabilities of the embedded cash conversion option and over-allotment option of $71.3 million and $0.5 million, respectively, were classified within “ Other long-term liabilities” and simultaneously reduced the carrying value of “Convertible debt, net of current portion” (effectively an original issuance discount on the 4.50% debentures of $71.8 million) in the Company’s Consolidated Balance Sheet.

From April 1, 2010 to April 5, 2010, the date the initial purchasers of the 4.50% debentures exercised the $30.0 million over-allotment option in full, the Company incurred a non-cash loss of $1.4 million related to the change in fair value of the over-allotment option during that period. The non-cash loss of $1.4 million is reflected in “Gain on mark-to-market derivatives” in the Company’s Consolidated Statement of Operations for fiscal 2010. Upon the exercise of the over-allotment option, the ending fair value liability of the over-allotment option on April 5, 2010 of $1.9 million was reclassified to the original issuance discount of the 4.50% debentures.

In addition, the initial $10.0 million fair value liability of the embedded cash conversion option within the $30.0 million of additional principal of the Company’s 4.50% debentures purchased upon exercise of the over-allotment option was classified within “Other long-term liabilities” and simultaneously reduced the carrying value of “Convertible debt, net of current portion” (the total original issuance discount on the 4.50% debentures was $79.9 million) in the Company’s Consolidated Balance Sheet. In fiscal 2010, the Company recognized a non-cash gain of $46.6 million recorded in “Gain on mark-to-market derivatives” in the Company’s Consolidated Statement of Operations related to the change in fair value of the embedded cash conversion option. The fair value liability of the embedded cash conversion option as of January 2, 2011 totaled $34.8 million and is classified within “Other long-term liabilities” in the Company’s Consolidated Balance Sheet.

The embedded cash conversion option and the over-allotment option derivative instruments are fair valued utilizing Level 2 inputs consisting of the exercise price of the instruments, the Company’s class A common stock price and volatility, the risk free interest rate and the contractual term. Such derivative instruments are not traded on an open market as the banks are the counterparties to the instruments. The over-allotment option was exercised during the second quarter of fiscal 2010 and the final value of the over-allotment option represented the difference between the value of the embedded cash conversion option at the original trade date of the initial $220.0 million in principal amount of the 4.50% debentures and the trade date of the over-allotment option. This final value was adjusted against the original issuance discount of the cash convertible debentures.

Significant inputs for the valuation of the embedded cash conversion option as of January 2, 2011 are as follows:

Embedded option (1)
Stock price	$12.83
Exercise price	$22.53
Interest rate	1.63%
Stock volatility	49.80%
Maturity date	February 18, 2015

(1)	The valuation model utilizes these inputs to value the right but not the obligation to purchase one share at $22.53. The Company utilized a Black-Scholes valuation model to value the embedded cash conversion option. The underlying input assumptions were determined as follows:

(i)	Stock price. The closing price of the Company’s class A common stock on the last trading day of the quarter.

(ii)	Exercise price. The exercise price of the embedded conversion option.

(iii)	Interest rate. The Treasury Strip rate associated with the life of the embedded conversion option.

(iv)	Stock volatility. The volatility of the Company’s class A common stock over the life of the embedded conversion option.

The Company recognized $7.4 million in non-cash interest expense during fiscal 2010 related to the amortization of the debt discount on the 4.50% debentures. The principal amount of the outstanding 4.50% debentures, the unamortized discount and the net carrying value as of January 2, 2011 was $250.0 million, $70.2 million and $179.8 million, respectively. As of January 2, 2011 the remaining weighted average period over which the unamortized debt discount associated with the 4.50% debentures will be recognized is as follows:

(In thousands)	Debt Discount
2011	$13,504
2012	15,225
2013	17,340
2014	19,748
2015	4,362

$70,179

Call Spread Overlay with Respect to 4.50% Debentures (“CSO2015”)

Concurrent with the issuance of the 4.50% debentures, the Company entered into privately negotiated convertible debenture hedge transactions (collectively, the “Bond Hedge”) and warrant transactions (collectively, the “Warrants” and together with the Bond Hedge, the “CSO2015”), with certain of the initial purchasers of the 4.50% cash convertible debentures or their affiliates. The CSO2015 is meant to reduce the Company’s exposure to potential cash payments upon conversion of the 4.50% debentures. The net cost of the CSO2015 was $12.1 million and $1.6 million in the first and second quarters of fiscal 2010, respectively.

Under the terms of the Bond Hedge, the Company bought from affiliates of certain of the initial purchasers’ options to acquire, at an exercise price of $22.53 per share, subject to anti-dilution adjustments, cash in an amount equal to the market value of up to 11.1 million shares of the Company’s class A common stock. Each Bond Hedge is a separate transaction, entered into by the Company with each option counterparty, and is not part of the terms of the 4.50% debentures. The Company paid aggregate consideration of $66.2 million and $9.0 million for the Bond Hedge on March 25, 2010 and April 5, 2010, respectively.

Under the terms of the original Warrants, the Company sold to affiliates of certain of the initial purchasers of the 4.50% cash convertible debentures warrants to acquire, at an exercise price of $27.03 per share, subject to anti-dilution adjustments, cash in an amount equal to the market value of up to 11.1 million shares of the Company’s class A common stock. Each Warrant transaction is a separate transaction, entered into by the Company with each option counterparty, and is not part of the terms of the 4.50% debentures. The Warrants were sold for aggregate cash consideration of $54.1 million and $7.4 million on March 25, 2010 and April 5, 2010, respectively. On December 23, 2010, the Company amended and restated the original Warrants so that the holders would, upon exercise of the Warrants, no longer receive cash but instead would acquire up to 11.1 million shares of the Company’s class A common stock.

The Bond Hedge and Warrants described above represent a call spread overlay with respect to the 4.50% debentures. Assuming full performance by the counterparties, the transactions effectively reduce the Company’s potential payout over the principal amount on the 4.50% debentures upon conversion of the 4.50% debentures.

The original CSO2015, which are indexed to the Company’s class A common stock, are derivative instruments that require mark-to-market accounting treatment due to their cash settlement features until such transactions settle or expire. The initial fair value of the Bond Hedge of $75.2 million was classified as “Other long-term assets” and the initial fair value of the original Warrants of $61.5 million was classified as “Other long-term liabilities” in the Company’s Consolidated Balance Sheet. As of January 2, 2011, the fair value of the Bond Hedge is $34.5 million, a decrease of $40.7 million. As of December 23, 2010, the date of the amendment and restatement of the Warrants, the fair value of the original Warrants was $30.2 million, a decrease of $31.3 million. As a result of the terms of the Warrants being amended and restated so that they are settled in shares of the Company’s class A common stock rather than in cash, the fair value as of December 23, 2010 of $30.2 million was reclassified from “Other long-term liabilities” to “Additional paid in capital” in the Company’s Consolidated Balance Sheet. Further, the Warrants will not be subjected to mark-to-market accounting treatment subsequent to December 23, 2010. The change in fair value of the original CSO2015 resulted in a mark-to-market net non-cash loss of $9.4 million in “Gain on mark-to-market derivatives” in the Company’s Consolidated Statement of Operations during fiscal 2010.

The Bond Hedge derivative instruments are fair valued utilizing Level 2 inputs consisting of the exercise price of the instruments, the Company’s class A stock price and volatility, the risk free interest rate and the contractual term. Such derivative instruments are not traded on an open market. Valuation techniques utilize the inputs described above in addition to liquidity and institutional credit risk inputs.

Significant inputs for the valuation of the Bond Hedge at the January 2, 2011 measurement date are as follows:

Bond Hedge (1)
Stock price	$12.83
Exercise price	$22.53
Interest rate	1.63%
Stock volatility	49.80%
Credit risk adjustment	1.25%
Maturity date	February 18, 2015

(1)	The valuation model utilizes these inputs to value the right but not the obligation to purchase one share at $22.53 for the Bond Hedge. The Company utilized a Black-Scholes valuation model to value the Bond Hedge. The underlying input assumptions were determined as follows:

(i)	Stock price. The closing price of the Company’s class A common stock on the last trading day of the quarter.

(ii)	Exercise price. The exercise price of the Bond Hedge.

(iii)	Interest rate. The Treasury Strip rate associated with the life of the Bond Hedge.

(iv)	Stock volatility. The volatility of the Company’s class A common stock over the life of the Bond Hedge.

(v)	Credit risk adjustment. Represents the average of the credit default swap rate of the counterparties.

4.75% Debentures

In May 2009, the Company issued $230.0 million in principal amount of its 4.75% senior convertible debentures (4.75% debentures”) and received net proceeds of $225.0 million, before payment of the net cost of the call spread overlay described below. Interest on the 4.75% debentures is payable on April 15 and October 15 of each year, which commenced October 15, 2009. Holders of the 4.75% debentures are able to exercise their right to convert the debentures at any time into shares of the Company’s class A common stock at a conversion price equal to $26.40 per share. The applicable conversion rate may adjust in certain circumstances, including upon a fundamental change, as defined in the indenture governing the 4.75% debentures. If not earlier converted, the 4.75% debentures mature on April 15, 2014. Holders may also require the Company to repurchase all or a portion of their 4.75% debentures upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest. In the event of certain events of default, such as the Company’s failure to make certain payments or perform or observe certain obligations thereunder, Wells Fargo, the trustee, or holders of a specified amount of then-outstanding 4.75% debentures will have the right to declare all amounts then outstanding due and payable.

The 4.75% debentures are senior, unsecured obligations of the Company, ranking equally with all existing and future senior unsecured indebtedness of the Company. The 4.75% debentures are effectively subordinated to the Company’s secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities of the Company’s subsidiaries.

Call Spread Overlay with Respect to 4.75% Debentures (“CSO2014”)

Concurrent with the issuance of the 4.75% debentures, the Company entered into certain convertible debenture hedge transactions (the “Purchased Options”) with affiliates of certain of the underwriters of the 4.75% debentures. The Purchased Options allow the Company to purchase up to 8.7 million shares of the Company’s class A common stock and are intended to reduce the potential dilution upon conversion of the 4.75% debentures in the event that the market price per share of the Company’s class A common stock at the time of exercise is greater than the conversion price of the 4.75% debentures. The Purchased Options will be settled on a net share basis. Each convertible debenture hedge transaction is a separate transaction, entered into by the Company with each option counterparty, and is not part of the terms of the 4.75% debentures. The Company paid aggregate consideration of $97.3 million for the Purchased Options on May 4, 2009. The exercise price of the Purchased Options is $26.40 per share of the Company’s class A common stock, subject to adjustment for customary anti-dilution and other events.

The Purchased Options, which are indexed to the Company’s class A common stock, were deemed to be mark-to-market derivatives during the one-day period in which the over-allotment option in favor of the 4.75% debenture underwriters was unexercised, resulting in a non-cash gain on Purchased Options of $21.2 million in the second quarter of fiscal 2009 in “Gain on mark-to-market derivatives” in the Company’s Consolidated Statement of Operations.

The Company also entered into certain warrant transactions whereby the Company agreed to sell to affiliates of certain of the 4.75% debenture underwriters warrants to acquire up to 8.7 million shares of the Company’s class A common stock. The warrants expire in 2014. Each warrant transaction is a separate transaction, entered into by the Company with each option counterparty, and is not part of the terms of the 4.75% debentures. Holders of the 4.75% debentures do not have any rights with respect to the warrants. The warrants were sold for aggregate cash consideration of $71.0 million on May 4, 2009. The exercise price of the warrants is $38.50 per share of the Company’s class A common stock, subject to adjustment for customary anti-dilution and other events.

Other than the initial period before the exercise of the 4.75% debenture underwriters’ over-allotment option, as described above, the CSO2014 are not subject to mark-to-market accounting treatment since they may only be settled by issuance of the Company’s class A common stock. The Purchased Options and sale of warrants described above represent a call spread overlay with respect to the 4.75% debentures. Assuming full performance by the counterparties, the transactions effectively increase the conversion price of the 4.75% debentures from $26.40 to $38.50. The Company’s net cost of the Purchased Options and sale of warrants for the CSO2014 was $26.3 million.

1.25% Debentures and 0.75% Debentures

In February 2007, the Company issued $200.0 million in principal amount of its 1.25% senior convertible debentures and received net proceeds of $194.0 million. During the fourth quarter of fiscal 2008, the Company received notices for the conversion of $1.4 million in principal amount of the 1.25% debentures which it settled for $1.2 million in cash and 1,000 shares of class A common stock. As of January 2, 2011, an aggregate principal amount of $198.6 million of the 1.25% debentures remain issued and outstanding. Interest on the 1.25% debentures is payable on February 15 and August 15 of each year, which commenced August 15, 2007. The 1.25% debentures mature on February 15, 2027. Holders may require the Company to repurchase all or a portion of their 1.25% debentures on each of February 15, 2012, February 15, 2017 and February 15, 2022, or if the Company experiences certain types of corporate transactions constituting a fundamental change, as defined in the indenture governing the 1.25% debentures. In addition, the Company may redeem some or all of the 1.25% debentures on or after February 15, 2012. The 1.25% debentures are convertible, subject to certain conditions, into cash up to the lesser of the principal amount or the conversion value. If the conversion value is greater than $1,000, then the excess conversion value will be convertible into the Company’s class A common stock. The initial effective conversion price of the 1.25% debentures is $56.75 per share and is subject to customary adjustments in certain circumstances.

In July 2007, the Company issued $225.0 million in principal amount of its 0.75% senior convertible debentures and received net proceeds of $220.1 million. In fiscal 2009, the Company repurchased $81.1 million in principal amount of the 0.75% debentures for $75.6 million in cash. In fiscal 2010, the Company repurchased $143.8 million in principal amount of the 0.75% debentures for $143.8 million in cash, of which $143.3 million was pursuant to the contracted debenture holder put on August 2, 2010. As of January 2, 2011, an aggregate principal amount of $0.1 million of the 0.75% debentures remain issued and outstanding. Interest on the 0.75% debentures is payable on February 1 and August 1 of each year, which commenced February 1, 2008. The 0.75% debentures mature on August 1, 2027. Holders of the remaining 0.75% debentures could require the Company to repurchase all or a portion of their debentures on each of August 1, 2015, August 1, 2020 and August 1, 2025, or if the Company was involved in certain types of corporate transactions constituting a fundamental change, as defined in the indenture governing the 0.75% debentures. In addition, the Company could redeem the remaining 0.75% debentures on or after August 2, 2010. The 0.75% debentures were classified as long-term liabilities and short-term liabilities in the Company’s Consolidated Balance Sheets as of January 2, 2011 and January 3, 2010, respectively, due to the ability of the holders to require the Company to repurchase its 0.75% debentures commencing on August 1, 2015 and August 2, 2010, respectively. The 0.75% debentures are convertible, subject to certain conditions, into cash up to the lesser of the principal amount or the conversion value. If the conversion value is greater than $1,000, then the excess conversion value will be convertible into cash, class A common stock or a combination of cash and class A common stock, at the Company’s election. The initial effective conversion price of the 0.75% debentures is $82.24 per share and is subject to customary adjustments in certain circumstances.

The 1.25% debentures and 0.75% debentures are senior, unsecured obligations of the Company, ranking equally with all existing and future senior unsecured indebtedness of the Company. The 1.25% debentures and 0.75% debentures are effectively subordinated to the Company’s secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities of the Company’s subsidiaries. The 1.25% debentures and 0.75% debentures do not contain any sinking fund requirements.

If the closing price of the Company’s class A common stock equals or exceeds 125% of the initial effective conversion price governing the 1.25% debentures and 0.75% debentures for 20 out of 30 consecutive trading days in the last month of the fiscal quarter then holders of the 1.25% debentures and 0.75% debentures have the right to convert the debentures any day in the following fiscal quarter. Because the closing price of the Company’s class A common stock on at least 20 of the last 30 trading days during the fiscal quarters ending January 2, 2011 and January 3, 2010 did not equal or exceed 125% of the applicable conversion price for its 1.25% debentures and 0.75% debentures, holders of the 1.25% debentures and 0.75% debentures are and were unable to exercise their right to convert the debentures, based on the market price conversion trigger, on any day in the first quarters of fiscal 2011 and 2010. Accordingly, the Company classified its 1.25% debentures and 0.75% debentures as long-term in its Consolidated Balance Sheet as of January 2, 2011 and its 1.25% debentures as long-term in its Consolidated Balance Sheet as of January 3, 2010. This test is repeated each fiscal quarter, therefore, if the market price conversion trigger is satisfied in a subsequent quarter, the 1.25% debentures and 0.75% debentures may be reclassified as short-term.

The 1.25% debentures and 0.75% debentures are subject to accounting guidance for convertible debt instruments that may be settled in cash upon conversion since the debentures must be settled at least partly in cash upon conversion. The Company estimated that the effective interest rate for similar debt without the conversion feature was 9.25% and 8.125% on the 1.25% debentures and 0.75% debentures, respectively. The principal amount of the outstanding debentures, the unamortized discount and the net carrying value as of January 2, 2011 was $198.7 million, $16.6 million and $182.1 million, respectively, and as of January 3, 2010 was $342.5 million, $35.9 million and $306.6 million, respectively.

The Company recognized $15.8 million, $21.9 million and $16.9 million in non-cash interest expense during fiscal 2010, 2009 and 2008, respectively, related to the 1.25% debentures and 0.75% debentures. As of January 2, 2011 the remaining weighted average period over which the unamortized debt discount associated with the 1.25% debentures will be recognized is as follows:

(In thousands)	Debt Discount
2011	$14,687
2012	1,898

$16,585

February 2007 Amended and Restated Share Lending Arrangement and July 2007 Share Lending Arrangement

Concurrent with the offering of the 1.25% debentures, the Company lent 2.9 million shares of its class A common stock to LBIE, an affiliate of Lehman Brothers, one of the underwriters of the 1.25% debentures. Concurrent with the offering of the 0.75% debentures, the Company also lent 1.8 million shares of its class A common stock to CSI, an affiliate of Credit Suisse Securities (USA) LLC (“Credit Suisse”), one of the underwriters of the 0.75% debentures. The loaned shares are to be used to facilitate the establishment by investors in the 1.25% debentures and 0.75% debentures of hedged positions in the Company’s class A common stock. Under the share lending agreement, LBIE had the ability to offer the shares that remain in LBIE’s possession to facilitate hedging arrangements for subsequent purchasers of both the 1.25% debentures and 0.75% debentures and, with the Company’s consent, purchasers of securities the Company may issue in the future. The Company did not receive any proceeds from these offerings of class A common stock, but received a nominal lending fee of $0.001 per share for each share of common stock that is loaned under the share lending agreements described below.

Share loans under the share lending agreement terminate and the borrowed shares must be returned to the Company under the following circumstances: (i) LBIE and CSI may terminate all or any portion of a loan at any time; (ii) the Company may terminate any or all of the outstanding loans upon a default by LBIE and CSI under the share lending agreement, including a breach by LBIE and CSI of any of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy or administrative proceeding of LBIE and CSI; or (iii) if the Company enters into a merger or similar business combination transaction with an unaffiliated third party (as defined in the agreement). In addition, CSI has agreed to return to the Company any borrowed shares in its possession on the date anticipated to be five business days before the closing of certain merger or similar business combinations described in the share lending agreement. Except in limited circumstances, any such shares returned to the Company cannot be re-borrowed.

Any shares loaned to LBIE and CSI are considered issued and outstanding for corporate law purposes and, accordingly, the holders of the borrowed shares have all of the rights of a holder of the Company’s outstanding shares, including the right to vote the shares on all matters submitted to a vote of the Company’s stockholders and the right to receive any dividends or other distributions that the Company may pay or make on its outstanding shares of class A common stock. However, LBIE and CSI agreed to pay to the Company an amount equal to any dividends or other distributions that the Company pays on the borrowed shares. The shares are listed for trading on the Nasdaq Global Select Market.

While the share lending agreement does not require cash payment upon return of the shares, physical settlement is required (i.e., the loaned shares must be returned at the end of the arrangement). In view of this share return provision and other contractual undertakings of LBIE and CSI in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, historically the loaned shares were not considered issued and outstanding for the purpose of computing and reporting the Company’s basic and diluted weighted average shares or earnings per share.

However, on September 15, 2008, Lehman filed a petition for protection under Chapter 11 of the U.S. bankruptcy code, and LBIE commenced administration proceedings (analogous to bankruptcy) in the United Kingdom. Notwithstanding the commencement of administrative proceeding, shares loaned under the arrangement with LBIE were not returned as required under the agreement. After reviewing the circumstances of the Lehman bankruptcy and LBIE administration proceedings, the Company began to reflect the 2.9 million shares lent to LBIE as issued and outstanding starting on September 15, 2008, the date on which LBIE commenced administration proceedings, for the purpose of computing and reporting the Company’s basic and diluted weighted average shares and earnings per share.

The Company filed a claim in the LBIE proceeding for $240.9 million and a corresponding claim in the Lehman Chapter 11 proceeding under Lehman’s guaranty of LBIE’s obligations. On December 16, 2010, the Company entered into an assignment agreement with Deutsche Bank under which the Company assigned to Deutsche Bank its claims against LBIE and Lehman in connection with the share lending arrangement. Under the assignment agreement, Deutsche Bank paid the Company $24.0 million for the claims on December 16, 2010, and the Company may receive, upon the final allowance or admittance of the claims in the U.K. and U.S. proceedings, an additional payment for the claims. The Company cannot predict the amount of any such payment for the claims and cannot guarantee that it will receive any additional payment for the claims. Under the assignment agreement, rights to any shares lent to LBIE, which were not returned as required pursuant to the terms of the original agreement, were assigned to Deutsche Bank.

The shares lent to CSI will continue to be excluded for the purpose of computing and reporting the Company’s basic and diluted weighted average shares or earnings per share. If Credit Suisse or its affiliates, including CSI, were to file bankruptcy or commence similar administrative, liquidating, restructuring or other proceedings, the Company may have to consider 1.8 million shares lent to CSI as issued and outstanding for purposes of calculating earnings per share.

In the first quarter of fiscal 2010, the Company adopted new accounting guidance that requires its February 2007 amended and restated share lending arrangement and July 2007 share lending arrangement to be valued and amortized as interest expense in its Consolidated Statements of Operations in the same manner as debt issuance costs. In addition, in the event that counterparty default under the share lending arrangement becomes probable, the Company is required to recognize an expense in its Consolidated Statement of Operations equal to the then fair value of the unreturned loaned shares, net of any probable recoveries. The Company estimated that the imputed share lending costs (also known as issuance costs) associated with the 2.9 million shares and 1.8 million shares loaned to LBIE and CSI, respectively, totaled $1.8 million and $0.7 million, respectively. The new accounting guidance resulted in a significant non-cash loss due to Lehman filing a petition for protection under Chapter 11 of the U.S. bankruptcy code on September 15, 2008, and LBIE commencing administration proceedings (analogous to bankruptcy) in the United Kingdom. The then fair value of the 2.9 million shares of the Company’s class A common stock loaned and unreturned by LBIE was $213.4 million, and amount recovered under the assignment agreement on December 16, 2010 was $24.0 million, which was reflected in the third quarter of fiscal 2008 and fourth quarter of fiscal 2010, respectively, as “Gain (loss) on share lending arrangement” in the Company’s Consolidated Statements of Operations (see Note 1). The Company presents proceeds received for transactions involving its class A common stock as financing cash flows.

The Company recognized $0.5 million, $0.7 million and $0.6 million in non-cash interest expense during fiscal 2010, 2009 and 2008, respectively, related to the share lending arrangements. As of January, 2, 2011 the remaining weighted average period over which the unamortized issuance costs will be recognized is as follows:

(In thousands)	Issuance Costs
2011	$362
2012	45

$407

Debt Facility Agreement with the Malaysian Government

On December 18, 2008, AUOSP, then a subsidiary of the Company, entered into a facility agreement with the Malaysian government. In connection with the facility, AUOSP executed a debenture and deed of assignment in favor of the Malaysian government, granting a security interest in a deposit account and all assets of AUOSP to collateralize its obligations under the facility. As of January 3, 2010, the Company had outstanding Malaysian Ringgit 750.0 million ($219.0 million based on the exchange rates as of January 3, 2010) under the facility to finance the construction of FAB3 in Malaysia. The Company deconsolidated AUOSP in the third quarter of fiscal 2010, and the debt facility has been retained by AUOSP. The Company does not guarantee or collateralize the debt facility held by AUOSP (see Note 9).

Project Loans

In order to facilitate the sale of certain solar parks, the Company obtains non-recourse project loans which permit customers to assume the loans at the time of sale. These loans are contemplated as part of the structure of the sales transaction and not guaranteed or otherwise supported by SunPower. In instances where the debt is issued as a form of pre-established customer financing, subsequent debt assumption is reflected as a financing outflow and operating inflow for purposes of the statement of cash flows to reflect the substance of the assumption as a facilitation of customer financing from third-party lenders.

On May 20, 2010, Centauro PV S.r.l. (“Centauro”), a subsidiary of the Company, entered into a credit facility agreement with Barclays for the 8 MWac Centauro Photovoltaic Park that was being constructed in Montalto di Castro, Italy. In connection with the credit facility, Centauro executed various deeds of assignment in favor of Barclays, granting it a security interest in substantially all assets and future cash flows of Centauro. Proceeds from issuance of project loans, net of issuance costs, were Euro 41.0 million (or $51.2 million) in contemplation of the definitive sale agreement dated August 8, 2010. The sale of Centauro closed on October 1, 2010 and included all related assets and liabilities, including outstanding debt of Euro 42.0 million (or $57.7 million).

On November 26, 2010, Andromeda PV S.r.l. (“Andromeda”), a subsidiary of the Company, entered into loan agreements with a consortium of lenders (“Andromeda Lenders”) for the issuance of bonds (“Class A1 Notes and Class A2 Notes”) in connection with a solar park in Montalto di Castro, Italy which totaled 44 MWac. Proceeds from the issuance of the bonds, net of issuance costs, were Euro 200.7 million (or $262.3 million), which were received on December 15, 2010 in contemplation of the closing of the sale of Andromeda. The sale of Andromeda on December 27, 2010 included all related assets and liabilities, including outstanding debt of Euro 211.0 million (or $275.7 million) in support of payments on Class A1 Notes and Class A2 Notes.

In addition to the loans issued in contemplation of the sale of the solar parks, the Company also sold one solar park which had been in operation by SunRay. In connection with its acquisition of SunRay, the Company consolidated the entity which held the project debt of Cassiopea, which was provided by a consortium of lenders (“Cassiopea Lenders”), to finance the construction and operations of the 20 MWac solar power plant in Montalto di Castro, Italy. In connection with the credit agreement, Cassiopea executed various deeds of assignment in favor of the Cassiopea Lenders, granting them a security interest in substantially all assets and future cash flows of Cassiopea. The sale of Cassiopea on August 5, 2010, which is reflected as a discontinued operation, included all related assets and liabilities, including outstanding debt of Euro 116.4 million (or $153.4 million) (see Note 4).

Concurrent with entering into the agreements above, Cassiopea and Centauro entered into interest rate swaps with the Cassiopea Lenders and Barclays, respectively, to mitigate the interest rate risk on the debt. The interest rate swaps are derivative instruments which are fair valued utilizing Level 2 inputs because valuations are based on quoted prices in markets that are not active and for which all significant inputs are observable, directly or indirectly. Valuation techniques utilize a variety of inputs, including contractual terms, market prices, yield curves, credit curves and measures of volatility. Such inputs can generally be verified and selections do not involve significant management judgment. Prior to the sale of Cassiopea and Centauro on August 5, 2010 and October 1, 2010, respectively, which included all related assets and liabilities, including interest rate swaps, the Company had not designated the interest rate swaps as hedging instruments. For derivative instruments not designated as hedging instruments, the Company recognizes changes in the fair value in earnings in the period of change. Losses on the interest rate swaps associated with the Cassiopea project debt were included in “Income from discontinued operations, net of taxes” in the Company’s Consolidated Statement of Operations. Losses on the interest rate swaps associated with the Centauro project debt were included in “Interest expense” in the Company’s Consolidated Statement of Operations. As of January 2, 2011, the Company had no outstanding interest rate swap contracts.

Piraeus Bank Loan

On March 26, 2010, the Company closed its acquisition of SunRay and its subsidiaries, including Energy Ray Anonymi Energeiaki Etaireia (“Energy Ray”). On October 22, 2008, Energy Ray entered into a current account overdraft agreement with Piraeus Bank to obtain the funds necessary for pre-construction activities in Greece. In connection with the agreement, Energy Ray and its subsidiaries executed various account pledge agreements in favor of Piraeus Bank, granting them a security interest in cash deposit accounts where the proceeds of the loan were on deposit. The agreement’s obligations were those of Energy Ray and its subsidiaries only and were non-recourse to the Company. On August 12, 2010, Energy Ray repaid its current account overdraft balance of Euro 26.7 million (or $33.6 million) in full with Piraeus Bank which eliminated the need to provide cash collateral.

Mortgage Loan Agreement with IFC

On May 6, 2010, SPML and SPML Land, Inc. (“SPML Land”), both subsidiaries of the Company, entered into a mortgage loan agreement with IFC. Under the loan agreement, SPML may borrow up to $75.0 million from IFC, after satisfying certain conditions to disbursement, and SPML and SPML Land pledged certain assets as collateral supporting SPML’s repayment obligations. The Company guaranteed SPML’s obligations to IFC.

As of January 2, 2011, SPML had outstanding $50.0 million under the mortgage loan agreement which is classified as “Long-term debt” in the Company’s Consolidated Balance Sheet. A total of $25.0 million remains available for borrowing under the mortgage loan agreement. Under the loan agreement, SPML may borrow up to $75.0 million during the first two years, and SPML shall repay the amount borrowed, starting 2 years after the date of borrowing, in 10 equal semiannual installments over the following 5 years. SPML shall pay interest of LIBOR plus 3% per annum on outstanding borrowings, and a front-end fee of 1% on the principal amount of borrowings at the time of borrowing, and a commitment fee of 0.5% per annum on funds available for borrowing and not borrowed. SPML may prepay all or a part of the outstanding principal, subject to a 1% prepayment premium. The loan agreement includes conditions to disbursements, representations, covenants, and events of default customary for financing transactions of this type. Covenants in the loan agreement include, but are not limited to, restrictions on SPML’s ability to issue dividends, incur indebtedness, create or incur liens on assets, and make loans to or investments in third parties.

Loan Agreement with CEDA

On December 29, 2010, the Company borrowed the proceeds of the $30.0 million aggregate principal amount of CEDA’s tax-exempt Recovery Zone Facility Revenue Bonds (SunPower Corporation—Headquarters Project) Series 2010 (the “Bonds”) maturing April 1, 2031 under a loan agreement with CEDA. The Company’s obligations under the loan agreement are contained in a promissory note dated December 29, 2010 issued by the Company to CEDA, which assigned the promissory note, along with all right, title and interest in the loan agreement, to Wells Fargo, as trustee, with respect to the Bonds for the benefit of the holders of the Bonds. The Bonds will initially bear interest at a variable interest rate (determined weekly), but at the Company’s option may be converted into fixed-rate bonds (which include covenants of, and other restrictions on, the Company to be determined at the time of conversion). As of January 2, 2011 the $30.0 million aggregate principal amount of the Bonds is classified as “Short-term debt” in the Company’s Consolidated Balance Sheet due to the potential for the Bonds to be redeemed or tendered for purchase on June 22, 2011 under the reimbursement agreement described below.

Concurrently with the execution of the loan agreement and the issuance of the Bonds by CEDA, the Company entered into a reimbursement agreement with Barclays pursuant to which the Company caused Barclays to deliver to Wells Fargo a direct-pay irrevocable letter of credit in the amount of $30.4 million (an amount equal to the principal amount of the Bonds plus 38 days’ interest thereon). The letter of credit will permit Wells Fargo to draw funds to pay the Company’s obligations to pay principal and interest on the Bonds and, in the event the Bonds are redeemed or tendered for purchase, the redemption price or purchase price thereof. Under the reimbursement agreement, the Company deposited $31.8 million in a sequestered account with Barclays, subject to an account control agreement, which funds collateralized the letter of credit pursuant to a cash collateral account pledge agreement entered into by the Company and Barclays on December 29, 2010. The letter of credit will expire on June 29, 2011. On June 22, 2011, if the Company has not previously converted the Bonds into fixed-rate bonds or extended the life of the letter of credit, the letter of credit will be drawn upon to pay off the Bonds, with the deposit used to reimburse Barclays. Any excess amount in the deposit account would be delivered to the Company. On December 28 and 29, 2010, the Company entered into additional agreements ancillary to the loan agreement, promissory note and reimbursement agreement pursuant to terms customary for financing transactions of this type.

Term Loan with Union Bank

On April 17, 2009, the Company entered into a loan agreement with Union Bank under which the Company borrowed $30.0 million for a term of three years at an interest rate of LIBOR plus 2%. As of January 3, 2010, the outstanding loan balance was $30.0 million of which $11.3 million and $18.7 million had been classified as “current portion of long-term debt” and “Long-term debt,” respectively, in the Company’s Consolidated Balance Sheet, based on projected quarterly installments commencing June 30, 2010. On April 9, 2010, the Company repaid all principal and interest outstanding under the term loan with Union Bank.

Revolving Credit Facility with Union Bank

On October 29, 2010, the Company entered into a revolving credit facility with Union Bank. Until the maturity date of October 28, 2011, the Company may borrow up to $70.0 million under the revolving credit facility. Amounts borrowed may be repaid and reborrowed until October 28, 2011. The revolving credit facility may be increased up to $100.0 million at the option of the Company and upon receipt of additional commitments from lenders. As security under the revolving credit facility, the Company pledged its holding of 19.4 million shares of common stock of Woongjin Energy to Union Bank (see Note 9). On October 29, 2010, the Company drew down $70.0 million under the revolving credit facility which is classified as “Short-term debt” in the Company’s Consolidated Balance Sheet as of January 2, 2011.

The amount available for borrowing under the revolving credit facility is further capped at 30% of the market value of the Company’s shares in Woongjin Energy (“Borrowing Base”). If at any time the amount outstanding under the revolving credit facility is greater than the Borrowing Base, the Company must repay the difference within two business days. In addition, upon a material adverse change which, in the sole judgment of Union Bank, would adversely affect the ability of Union Bank to promptly sell the Woongjin Energy shares, including but not limited to any unplanned closure of the Korean Stock Exchange that lasts for more than one trading session, the Company must repay all outstanding amounts under the revolving credit facility within five business days, and the revolving credit facility will be terminated.

The Company is required to pay interest on outstanding borrowings of, at the Company’s option, (1) LIBOR plus 2.75% or (2) 1.75% plus a base rate equal to the highest of (a) the federal funds rate plus 1.5%, (b) Union Bank’s prime rate as announced from time to time, or (c) LIBOR plus 1.0%, per annum; a front-end fee of 0.40% on the available borrowing; and a commitment fee of 0.25% per annum on funds available for borrowing and not borrowed.

The obligations of the Company under the revolving credit facility are guaranteed by its subsidiaries SunPower North America, LLC and SunPower Corporation, Systems. The revolving credit facility is subject to continuing and customary representations and warranties, and events of default customary for financing transactions of this type, including a material adverse effect clause. On January 11, 2011, the Company repaid $65.0 million plus interest to date under the revolving credit facility with Union Bank.

Revolving Credit Facility with Société Générale, Milan Branch (“Société Générale”)

On November 23, 2010, the Company entered into a revolving credit facility with Société Générale under which the Company may borrow up to Euro 75.0 million from Société Générale until April 23, 2011. Amounts borrowed may be repaid and reborrowed until April 23, 2011. Interest periods are monthly. All amounts borrowed are due on May 23, 2011. On November 26, 2010 the Company drew down Euro 75.0 million ($98.0 million based on the exchange rates as of January 2, 2011) under the revolving credit facility and as of January 2, 2011 is classified as “Short-term debt” in the Company’s Consolidated Balance Sheet. Borrowings under the revolving credit facility are not secured. The Company is required to pay interest on outstanding borrowings of (1) EURIBOR plus 2.20% per annum until and including February 23, 2011, and (2) EURIBOR plus 3.25% per annum after February 23, 2011; a front-end fee of 0.50% on the available borrowing; and a commitment fee of 1% per annum on funds available for borrowing and not borrowed. The revolving credit facility is subject to continuing and customary representations and warranties, and events of default customary for financing transactions of this type, including a material adverse effect clause. On January 25, 2011 the Company repaid Euro 70.0 million ($91.5 million based on the exchange rates as of January 2, 2011) on the borrowings plus interest to date under the revolving credit facility with Société Générale.

Letter of Credit Facility with Deutsche Bank

On April 12, 2010, subsequently amended on December 22, 2010, the Company and certain subsidiaries of the Company entered into a letter of credit facility with Deutsche Bank, as issuing bank and as administrative agent, and certain financial institutions. The letter of credit facility provides for the issuance, upon request by the Company, of letters of credit by the issuing bank in order to support obligations of the Company, in an aggregate amount not to exceed $375.0 million (or up to $400.0 million upon the agreement of the parties). Each letter of credit issued under the letter of credit facility must have an expiration date no later than the earlier of the second anniversary of the issuance of that letter of credit and April 12, 2013, except that: (i) a letter of credit may provide for automatic renewal in one-year periods, not to extend later than April 12, 2013; and (ii) up to $100.0 million in aggregate amount of letters of credit, if cash-collateralized, may have expiration dates no later than the fifth anniversary of the closing of the letter of credit facility. For outstanding letters of credit under the letter of credit facility the Company pays a fee of 0.50% plus any applicable issuance fees charged by its issuing and correspondent banks. The Company also pays a commitment fee of 0.20% on the unused portion of the facility.

In connection with the entry into the letter of credit facility, the Company entered into a cash security agreement with Deutsche Bank, granting a security interest in a collateral account to collateralize its obligations in connection with any letters of credit that might be issued under the letter of credit facility. The Company is required to maintain in the collateral account cash and securities equal to at least 50% of the dollar-denominated obligations under the issued letters of credit, and 55% of the non-dollar-denominated obligations under the issued letters of credit. The obligations of the Company are also guaranteed by certain subsidiaries of the Company, who, together with the Company, have granted a security interest in certain of their accounts receivable and inventory to Deutsche Bank to collateralize the Company’s obligations. The letter of credit facility includes representations, covenants, and events of default customary for financing transactions of this type.

As of January 2, 2011, letters of credit issued under the letter of credit facility totaled $326.9 million and were collateralized by short-term and long-term restricted cash of $55.7 million and $118.3 million, respectively, on the Consolidated Balance Sheet.

Amended Credit Agreement with Wells Fargo

On April 12, 2010, the Company entered into an amendment of its credit agreement with Wells Fargo. On April 26, 2010 and November 29, 2010, letters of credit under the uncollateralized letter of credit subfeature and collateralized letter of credit facility, respectively, expired and as of January 2, 2011 all outstanding letters of credit had been moved to the Deutsche Bank letter of credit facility. Letters of credit totaling $150.7 million were issued by Wells Fargo under the collateralized letter of credit facility as of January 3, 2010 and were fully collateralized by short-term and long-term restricted cash of $61.9 million and $99.7 million, respectively, on the Consolidated Balance Sheet. The Company paid a fee of 0.2% to 0.4% depending on maturity for outstanding letters of credit under the collateralized letter of credit facility.

In connection with the amended credit agreement, the Company entered into a security agreement with Wells Fargo, granting a security interest in a securities account and a deposit account to collateralize its obligations in connection with any letters of credit that might be issued under the collateralized letter of credit facility. Certain subsidiaries of the Company also entered into an associated continuing guaranty with Wells Fargo. The terms of the amended credit agreement include certain conditions to borrowings, representations and covenants, and events of default customary for financing transactions of this type.

Note 11. FOREIGN CURRENCY DERIVATIVES

The Company has non-U.S. subsidiaries that operate and sell the Company’s products in various global markets, primarily in Europe. As a result, the Company is exposed to risks associated with changes in foreign currency exchange rates. It is the Company’s policy to use various techniques, including entering into foreign currency derivative instruments, to manage the exposures associated with forecasted revenues and expenses, purchases of foreign sourced equipment and non-U.S. dollar denominated monetary assets and liabilities. The Company does not enter into foreign currency derivative financial instruments for speculative or trading purposes.

The Company is required to recognize derivative instruments as either assets or liabilities at fair value in its Consolidated Balance Sheets. The Company utilizes the income approach and mid-market pricing to calculate the fair value of its option and forward contracts based on market volatilities, spot rates, interest differentials and credit default swaps rates from published sources. The following table presents information about the Company’s hedge instruments measured at fair value on a recurring basis as of January 2, 2011 and January 3, 2010, all of which utilize Level 2 inputs under the fair value hierarchy:

(In thousands)	Balance Sheet Classification	January 2, 2011	January 3, 2010
Assets	Prepaid expenses and other current assets
Derivatives designated as hedging instruments:
Foreign currency option contracts		$16,432	$—
Foreign currency forward exchange contracts		16,314	—

		$32,746	$—

Derivatives not designated as hedging instruments:
Foreign currency option contracts		$—	$4,936
Foreign currency forward exchange contracts		3,208	64

		$3,208	$5,000

Liabilities	Accrued liabilities
Derivatives designated as hedging instruments:
Foreign currency option contracts		$2,909	$—
Foreign currency forward exchange contracts		3,295	—

		$6,204	$—

Derivatives not designated as hedging instruments:
Foreign currency option contracts		$—	$—
Foreign currency forward exchange contracts		4,060	27,354

		$4,060	$27,354

Valuations are based on quoted prices in markets that are not active or for which all significant inputs are observable, directly or indirectly. The selection of a particular technique to value an over-the-counter (“OTC”) foreign currency derivative depends upon the contractual term of, and specific risks inherent with, the instrument as well as the availability of pricing information in the market. We generally use similar techniques to value similar instruments. Valuation techniques utilize a variety of inputs, including contractual terms, market prices, yield curves, credit curves and measures of volatility. For OTC foreign currency derivatives that trade in liquid markets, such as generic forward, option and swap contracts, inputs can generally be verified and selections do not involve significant management judgment.

The following tables summarize the amount of unrealized gain (loss) recognized in “Accumulated other comprehensive income (loss)” (“OCI”) in “Stockholders’ equity” in the Consolidated Balance Sheets:

	Year Ended
(In thousands)	January 2, 2011	January 3, 2010
Derivatives designated as cash flow hedges:
Unrealized gain (loss) recognized in OCI (effective portion)	$56,755	$(14,497)
Less: Gain reclassified from OCI to revenue (effective portion)	(46,109)	—
Add: Loss reclassified from OCI to cost of revenue (effective portion)	12,478	29,425

Net gain on derivatives as reflected in the Consolidated Statements of Stockholders’ Equity and Comprehensive Income	$23,124	$14,928

The following table summarizes the amount of gain (loss) recognized in “Other, net” in the Consolidated Statements of Operations in fiscal 2010 and 2009:

	Year Ended
(In thousands)	January 2, 2011	January 3, 2010
Derivatives designated as cash flow hedges:
Loss recognized in “Other, net” on derivatives (ineffective portion and amount excluded from effectiveness testing) (1)	$(25,659)	$(3,964)
Derivatives not designated as hedging instruments:
Gain (loss) recognized in “Other, net”	$36,607	$(24,073)

(1)	The amount of loss recognized related to the ineffective portion of derivatives was insignificant.

Foreign Currency Exchange Risk

Designated Derivatives Hedging Cash Flow Exposure

The Company’s subsidiaries have had and will continue to have material cash flows, including revenues and expenses, which are denominated in currencies other than their functional currencies. The Company’s cash flow exposure primarily relates to anticipated third party foreign currency revenues and expenses. Changes in exchange rates between the Company’s subsidiaries’ functional currencies and other currencies in which it transacts will cause fluctuations in margin, cash flows expectations, and cash flows realized or settled. Accordingly, the Company enters into derivative contracts to hedge the value of a portion of these forecasted cash flows and to protect financial performance.

As of January 2, 2011, the Company had designated outstanding hedge option contracts and forward contracts with an aggregate notional value of $358.9 million and $534.7 million, respectively. The maturity dates of the outstanding contracts as of January 2, 2011 range from January to December 2011. During the fourth quarter of fiscal 2010, the Company entered into additional designated cash flow hedges to protect certain portions of its anticipated non-functional currency cash flows related to foreign denominated revenues. The Company designates either gross external or intercompany revenue up to its net economic exposure. These derivatives have a maturity of one year or less and consist of foreign currency option and forward contracts. The effective portion of these cash flow hedges are reclassified into revenue when third party revenue is recognized in the Consolidated Statements of Operations.

The Company expects to reclassify substantially all of its net gains related to these option and forward contracts that are included in accumulated other comprehensive income as of January 2, 2011 to revenue in fiscal 2011. Cash flow hedges are tested for effectiveness each period based on changes in the spot rate applicable to the hedge contracts against the present value period to period change in spot rates applicable to the hedged item using regression analysis. The change in the time value of the options as well as the cost of forward points (the difference between forward and spot rates at inception) on forward exchange contracts are excluded from the Company’s assessment of hedge effectiveness. The premium paid or time value of an option whose strike price is equal to or greater than the market price on the date of purchase is recorded as an asset in the Consolidated Balance Sheets. Thereafter, any change to this time value and the cost of forward points is included in “Other, net” in the Consolidated Statements of Operations.

Non-Designated Derivatives Hedging Cash Flow Exposure

As of January 3, 2010, the Company had non-designated outstanding cash flow hedge option contracts and forward contracts with an aggregate notional value of $228.1 million and $23.8 million, respectively. These non-designated derivatives were initially established as effective hedges. Effective November 20, 2009, these hedges were de-designated when they had aggregate notional values of $132.1 million. As of January 2, 2011, the Company had no non-designated outstanding hedge option contracts and forward contracts that were hedging the cash flow exposure.

Non-Designated Derivatives Hedging Transaction Exposure

Other derivatives not designated as hedging instruments consist of forward contracts used to hedge remeasurement of foreign currency denominated monetary assets and liabilities primarily for intercompany transactions, receivables from customers, prepayments to suppliers and advances received from customers, and payables to third parties. Changes in exchange rates between the Company’s subsidiaries’ functional currencies and the currencies in which these assets and liabilities are denominated can create fluctuations in the Company’s reported consolidated financial position, results of operations and cash flows. The Company enters into forward contracts, which are originally designated as cash flow hedges, and de-designates them upon recognition of the anticipated transaction to protect resulting non-functional currency monetary assets. These forward contracts as well as additional forward contracts are entered into to hedge foreign currency denominated monetary assets and liabilities against the short-term effects of currency exchange rate fluctuations. The Company records its derivative contracts that are not designated as hedging instruments at fair value with the related gains or losses recorded in “Other, net” in the Consolidated Statements of Operations. The gains or losses on these contracts are substantially offset by transaction gains or losses on the underlying balances being hedged. As of January 2, 2011 and January 3, 2010, the Company held forward contracts with an aggregate notional value of $934.8 million and $442.6 million, respectively, to hedge balance sheet exposure. These forward contracts have maturities of three month or less.

Credit Risk

The Company’s option and forward contracts do not contain any credit-risk-related contingent features. The Company is exposed to credit losses in the event of nonperformance by the counterparties of its option and forward contracts. The Company enters into derivative contracts with high-quality financial institutions and limits the amount of credit exposure to any one single counterparty. In addition, the derivative contracts are limited to a time period of less than two years and the Company continuously evaluates the credit standing of its counterparties.

Note 12. INCOME TAXES

The geographic distribution of income (loss) from continuing operations before income taxes and equity in earnings of unconsolidated investees and the components of provision for income taxes are summarized below:

	Year Ended
(In thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Geographic distribution of income (loss) from continuing operations before income taxes and equity in earnings of unconsolidated investees:
U.S. loss	$(33,795)	$(38,684)	$(215,241)
Non-U.S. income	217,208	82,304	117,337

Income (loss) from continuing operations before income taxes and equity in earnings of unconsolidated investees	$183,413	$43,620	$(97,904)

Provision for income taxes:
Current tax benefit (expense)
Federal	$(1,490)	$(14,263)	$(40,244)
State	2,683	(37)	(9,944)
Foreign	(25,067)	(7,188)	(16,121)

Total current tax expense	(23,874)	(21,488)	(66,309)

Deferred tax benefit
Federal	—	—	22,751
State	—	—	2,600
Foreign	499	460	340

Total deferred tax benefit	499	460	25,691

Provision for income taxes	$(23,375)	$(21,028)	$(40,618)

The provision for income taxes differs from the amounts obtained by applying the statutory U.S. federal tax rate to income before taxes as shown below:

	Year Ended
(In thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Statutory rate	35%	35%	35%
Tax benefit (expense) at U.S. statutory rate	$(64,195)	$(15,267)	$34,266
Foreign rate differential	48,051	16,295	19,252
State income taxes, net of benefit	3,349	(929)	(7,344)
Share lending arrangement	8,400	—	(74,680)
Tax credits (research and development/investment tax credit)	642	5,266	9,584
Deferred taxes not benefitted	(19,184)	(25,973)	(21,184)
Other, net	(438)	(420)	(512)

Total	$(23,375)	$(21,028)	$(40,618)

	As of
(In thousands)	January 2, 2011	January 3, 2010
Deferred tax assets:
Net operating loss carryforwards	$983	$983
Research and development credit and California manufacturing credit carryforwards	2,891	1,865
Reserves and accruals	33,951	33,268
Foreign currency derivatives unrealized losses	—	1,145
Stock-based compensation stock deductions	66,850	46,284

Total deferred tax asset	104,675	83,545
Valuation allowance	(49,877)	(42,163)

Total deferred tax asset, net of valuation allowance	54,798	41,382

Deferred tax liabilities:
Foreign currency derivatives unrealized gains	(2,235)	—
Other intangible assets and accruals	(49,693)	(35,971)
Equity interest in Woongjin Energy	(5,600)	(5,600)

Total deferred tax liabilities	(57,528)	(41,571)

Net deferred tax liability	$(2,730)	$(189)

As of January 2, 2011, the Company had California state net operating loss carryforwards of approximately $27.6 million for tax purposes, of which $10.5 million relate to stock deductions that when realized will benefit equity. These California net operating loss carryforwards will expire at various dates from 2011 to 2017. The Company also had research and development credit carryforwards of approximately $4.0 million for federal tax purposes and $4.3 million for state tax purposes. The Company’s ability to utilize a portion of the net operating loss carryforwards is dependent upon the Company being able to generate taxable income in future periods and may be limited due to restrictions imposed on utilization of net operating loss and credit carryforwards under federal and state laws upon a change in ownership, such as the transaction with Cypress.

The Company is subject to tax holidays in the Philippines where it manufactures its solar power products. The tax holidays are scheduled to expire within the next several years beginning in 2011, and the Company has applied for tax extensions. Tax holidays in the Philippines reduce the Company’s tax rate to 0% from 30%. Tax savings associated with the Philippines tax holidays were approximately $11.8 million, $11.1 million and $10.2 million in fiscal 2010, 2009 and 2008, respectively, which provided a diluted net income (loss) per share benefit of $0.11, $0.12 and $0.13, respectively.

The Company has a tax ruling in Switzerland where it sells its solar power products. The ruling in Switzerland reduces the Company’s tax rate to 11.5% from approximately 24.2%. Tax savings associated with this ruling was approximately $1.6 million, $0.4 million and zero in fiscal 2010, 2009 and 2008, respectively, which provided a diluted net income (loss) per share benefit of $0.02 in fiscal 2010 and zero in both fiscal 2008 and 2009. This current tax ruling expires at the end of 2015.

As of January 2, 2011, the Company’s foreign subsidiaries have accumulated undistributed earnings of approximately $445.5 million that are intended to be indefinitely reinvested outside the United States and, accordingly, no provision for U.S. federal and state tax has been made for the distribution of these earnings. At January 2, 2011, the amount of the unrecognized deferred tax liability on the indefinitely reinvested earnings was $84.6 million.

Unrecognized Tax Benefits

Current accounting guidance contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits during fiscal 2010, 2009 and 2008 is as follows:

	Year Ended
(In thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Balance, beginning of year	$13,660	$13,470	$4,698
Additions for tax positions related to the current year	5,319	3,692	8,772
Additions for tax positions from prior years	5,092	—	—
Reductions for tax positions from prior years/statute of limitations expirations	(422)	(3,502)	—

Balance at the end of the period	$23,649	$13,660	$13,470

Management believes that events that could occur in the next 12 months and cause a change in unrecognized tax benefits include, but are not limited to, the following:

•	commencement, continuation or completion of examinations of the Company’s tax returns by the U.S. or foreign taxing authorities; and

•	expiration of statutes of limitation on the Company’s tax returns.

The calculation of unrecognized tax benefits involves dealing with uncertainties in the application of complex global tax regulations. Uncertainties include, but are not limited to, the impact of legislative, regulatory and judicial developments, transfer pricing and the application of withholding taxes. Management regularly assesses the Company’s tax positions in light of legislative, bilateral tax treaty, regulatory and judicial developments in the countries in which the Company does business. Management determined that an estimate of the range of reasonably possible change in the amounts of unrecognized tax benefits within the next 12 months cannot be made.

The Company’s valuation allowance is related to deferred tax assets in the United States, and was determined by assessing both positive and negative evidence. When determining whether it is more likely than not that deferred assets are recoverable, with such assessment being required on a jurisdiction by jurisdiction basis, management believes that sufficient uncertainty exists with regard to the realizability of these assets such that a valuation allowance is necessary. Factors considered in providing a valuation allowance include the lack of a significant history of consistent profits, the lack of consistent profitability in the solar industry, and the lack of carryback capacity to realize these assets, and other factors. Based on the absence of sufficient positive objective evidence, management is unable to assert that it is more likely than not that the Company will generate sufficient taxable income to realize these remaining net deferred tax assets. Should the Company achieve a certain level of profitability in the future, it may be in a position to reverse the valuation allowance which would result in a non-cash income statement benefit. Additionally, the change in valuation allowance for fiscal 2010, 2009 and 2008 was $7.7 million, $32.2 million and $3.9 million, respectively.

Classification of Interest and Penalties

The Company accrues interest and penalties on tax contingencies which are classified as “Provision for income taxes” in the Consolidated Statements of Operations. Accrued interest as of January 2, 2011 and January 3, 2010 was approximately $1.2 million and $0.8 million, respectively. Accrued penalties were not material for any of the periods presented.

Tax Years and Examination

The Company files tax returns in each jurisdiction in which it is registered to do business. In the U.S. and many of the state jurisdictions, and in many foreign countries in which the Company files tax returns, a statute of limitations period exists. After a statute of limitations period expires, the respective tax authorities may no longer assess additional income tax for the expired period. Similarly, the Company is no longer eligible to file claims for refund for any tax that it may have overpaid. The following table summarizes the Company’s major tax jurisdictions and the tax years that remain subject to examination by these jurisdictions as of January 2, 2011:

Tax Jurisdictions	Tax Years
United States	2006 and onward
California	2005 and onward
Switzerland	2005 and onward
Philippines	2005 and onward

Additionally, the 2005 U.S. corporate tax return and 2004 and prior California tax returns are not open for assessment. The tax authorities can adjust net operating loss and research and development carryovers that were generated.

In January 2010, Cypress was notified by the IRS that it intends to examine Cypress’s corporate income tax filings for the tax years ended in 2006, 2007 and 2008. SunPower was included as part of Cypress’s federal consolidated group in 2006 and part of 2007. As of January 2, 2011, Cypress has not notified the Company of any adjustments to the tax liabilities that have been proposed by the IRS. However, the IRS has not completed its examination and there can be no assurance that there will be no material adjustments upon completion of their review. Additionally, while years prior to fiscal 2006 for Cypress’s U.S. corporate tax return are not open for assessment, the IRS can adjust net operating loss and research and development carryovers that were generated in prior years and carried forward to fiscal 2006 and subsequent years. If the IRS sustains tax assessments against Cypress for years in which SunPower was included in Cypress’s consolidated federal tax return, SunPower may be obligated to indemnify Cypress under the terms of the tax sharing agreement.

The Swiss federal authorities are currently examining the Company’s 2009 and 2008 federal income tax returns. The Company does not expect the examination to result in a material assessment outside of existing reserves. If a material assessment in excess of current reserves results, the amount that the assessment exceeds current reserves will be a current period change to earnings.

Note 13. PREFERRED STOCK AND COMMON STOCK

Preferred Stock

At January 2, 2011, the Company was authorized to issue approximately 10.0 million shares of $0.001 par value preferred stock. As of January 2, 2011 and January 3, 2010, the Company had no preferred stock issued and outstanding.

The Company has a rights agreement (the “Rights Agreement”) with Computershare Trust Company, N.A., as rights agents (the “Rights Agent”), which was entered into on August 12, 2008. In circumstances defined in the Rights Agreement, the Rights Agreement provides for the issuance of shares of Series A Junior Participating Preferred Stock to holders of the Company’s class A common stock, and the issuance of shares of Series B Junior Participating Preferred Stock to holders of its class B common stock.

Common Stock

The Company has two classes of common stock, including class A and class B. The classes of common stock have substantially similar rights except as to voting rights.

In November 2005, the Company raised net proceeds of $145.6 million in an IPO of 8.8 million shares of its class A common stock at a price of $18.00 per share. In June 2006, the Company completed a public offering of 7.0 million shares of its class A common stock, at a per share price of $29.50, and received net proceeds of $197.4 million. In July 2007, the Company completed a public offering of 2.7 million shares of its class A common stock, at a per share price of $64.50, and received net proceeds of $167.4 million. In May 2009, the Company completed a public offering of 10.35 million shares of its class A common stock, at a per share price of $22.00, and received net proceeds of $218.8 million.

On May 4, 2007 and August 18, 2008, Cypress completed the sale of 7.5 million shares and 2.5 million shares, respectively, of the Company’s class B common stock in offerings pursuant to Rule 144 of the Securities Act. Such shares converted to 10.0 million shares of class A common stock upon the sale.

In anticipation of Cypress’s plan to pursue the spin-off of all of its shares of the Company’s class B common stock to Cypress’s stockholders, the Company amended and restated its certificate of incorporation on September 25, 2008. Under the amended and restated certificate of incorporation, the Company is authorized to issue up to 217.5 million shares of $0.001 par value class A common stock and 150.0 million shares of $0.001 par value class B common stock.

After the close of trading on the NYSE on September 29, 2008, Cypress distributed to its shareholders all of its shares of the Company’s class B common stock, in the form of a pro rata dividend to the holders of record as of September 17, 2008 of Cypress common stock. As a result, the Company’s class B common stock trades publicly and is listed on the Nasdaq Global Select Market, along with the Company’s class A common stock, and the Company discontinued being a subsidiary of Cypress.

Common stock consisted of the following:

(In thousands, except share data)	January 2, 2011	January 3, 2010
Class A common stock, $0.001 par value; 217,500,000 shares authorized; 56,664,413 * and 55,394,612 * shares issued; 56,073,083 * and 55,039,193 * shares outstanding, at January 2, 2011 and January 3, 2010, respectively	$56	$55
Class B common stock, $0.001 par value; 150,000,000 shares authorized; 42,033,287 shares issued and outstanding, at January 2, 2011 and January 3, 2010	42	42

	$98	$97

*	Includes approximately 0.1 million shares and 0.3 million shares of unvested restricted stock awards as of January 2, 2011 and January 3, 2010, respectively, and a total of 4.7 million shares of class A common stock lent to LBIE and CSI.

Shares Reserved for Future Issuance

The Company had shares of class A common stock reserved for future issuance as follows:

(In thousands)	January 2, 2011	January 3, 2010
Stock option plans	504	2,351

As of January 2, 2011, the voting and dividend rights of the common stock were as follows:

Voting Rights—Common Stock

The class A common stock is entitled to one vote per share while the class B common stock is entitled to eight votes per share on all matters to be voted on by the Company’s stockholders. In addition, the voting power of a holder of more than 15% of the Company’s outstanding shares of class B common stock with respect to the election or removal of directors is restricted to 15% of the outstanding shares of class B common stock, unless such holder of class B common stock has an equivalent percentage of the Company’s outstanding class A common stock.

In addition, the Rights Agreement contains specific features designed to address the potential for an acquirer or significant investor to take advantage of the Company’s capital structure and unfairly discriminate between classes of the Company’s common stock. Specifically, the Rights Agreement is designed to address the inequities that could result if an investor, by acquiring 20% or more of the outstanding shares of class B common stock, were able to gain significant voting influence over the Company without making a correspondingly significant economic investment. The Rights Agreement, commonly referred to as a “poison pill,” could delay or discourage takeover attempts that stockholders may consider favorable.

Dividends—Common Stock

The holders of class A and class B common stock are entitled to receive equal per share dividends when and if declared by the Board of Directors, and subject to the preferences applicable to any preferred stock outstanding. In the case of a dividend or distribution payable in the form of common stock, each holder of class A and class B is only entitled to receive the class of stock that they hold. The Company’s credit facilities place restrictions on the Company and its subsidiaries’ ability to pay cash dividends. Additionally, the 1.25% debentures and 0.75% debentures allow the holders to convert their bonds into the Company’s class A common stock if the Company declares a dividend that on a per share basis exceeds 10% of its class A common stock’s market price.

Note 14. NET INCOME (LOSS) PER SHARE OF CLASS A AND CLASS B COMMON STOCK

The Company calculates net income per share under the two-class method. Under the two-class method, net income per share is computed by dividing earnings allocated to common stockholders by the weighted average number of common shares outstanding for the period. In applying the two-class method, earnings are allocated to both common stock and other participating securities based on their respective weighted average shares outstanding during the period. No allocation is generally made to other participating securities in the case of a net loss per share.

Basic weighted average shares is computed using the weighted average of the combined class A and class B common stock outstanding. Class A and class B common stock are considered equivalent securities for purposes of the earnings per share calculation because the holders of each class are legally entitled to equal per share distributions whether through dividends or in liquidation. The Company’s outstanding unvested restricted stock awards are considered participating securities as they may participate in dividends, if declared, even though the awards are not vested. As participating securities, the unvested restricted stock awards are allocated a proportionate share of net income, but excluded from the basic weighted average shares. Diluted weighted average shares is computed using basic weighted average shares plus any potentially dilutive securities outstanding during the period using the if-converted method and treasury-stock-type method, except when their effect is anti-dilutive. Potentially dilutive securities include stock options, restricted stock units and senior convertible debentures.

The following is a summary of other outstanding anti-dilutive potential common stock:

	Year Ended
(In thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Stock options	309	394	279
Restricted stock units	2,803	1,116	330
4.75% debentures	N/A	8,712	—
1.25% debentures	*	*	783
0.75% debentures	*	*	15

*	The Company’s average stock price during fiscal 2010 and 2009 did not exceed the conversion price for the 1.25% debentures and were thus non-dilutive in both years.

The following table presents the calculation of basic and diluted net income (loss) per share:

(In thousands, except per share amounts)	January 2, 2011	January 3, 2010	December 28, 2008
Basic net income (loss) per share:
Income (loss) from continuing operations	$166,883	$32,521	$(124,445)
Less: undistributed earnings allocated to unvested restricted stock awards (1)	(258)	(117)	—

Income (loss) from continuing operations available to common stockholders	$166,625	$32,404	$(124,445)

Basic weighted-average common shares	95,660	91,050	80,522

Basic income (loss) per share from continuing operation	$1.74	$0.36	$(1.55)
Basic income per share from discontinued operations	0.13	—	—

Basic net income (loss) per share	$1.87	$0.36	$(1.55)

Diluted net income (loss) per share:
Income (loss) from continuing operations	$166,883	$32,521	$(124,445)
Add: interest expense incurred on 4.75% debentures, net of tax	6,664	—	—
Less: undistributed earnings allocated to unvested restricted stock awards (1)	(242)	(115)	—

Income (loss) from continuing operations available to common stockholders	$173,305	$32,406	$(124,445)

Basic weighted-average common shares	95,660	91,050	80,522
Effect of dilutive securities:
Stock options	990	1,531	—
Restricted stock units	336	165	—
4.75% debentures	8,712	—	—

Diluted weighted-average common shares	105,698	92,746	80,522

Diluted income (loss) per share from continuing operation	$1.64	$0.35	$(1.55)
Diluted income per share from discontinued operations	0.11	—	—

Diluted net income (loss) per share	$1.75	$0.35	$(1.55)

(1)	Losses are not allocated to unvested restricted stock awards because such awards do not contain an obligation to participate in losses.

In February 2007, in connection with the sale of its 1.25% debentures, the Company lent 2.9 million shares of its class A common stock to LBIE. After reviewing the circumstances of the LBIE administration proceedings regarding the Lehman bankruptcy, the Company recorded approximately 2.9 million shares of class A common stock lent to LBIE in connection with the 1.25% debentures as issued and outstanding starting on September 15, 2008, the date on which LBIE commenced administration proceedings, for the purpose of computing and reporting the Company’s basic weighted average common shares.

Holders of the Company’s 4.75% debentures may convert the debentures into shares of the Company’s class A common stock, at the applicable conversion rate, at any time on or prior to maturity (see Note 10). The 4.75% debentures are included in the calculation of diluted net income per share if their inclusion is dilutive under the if-converted method. In fiscal 2010 and 2009, there were 8.7 million and zero, respectively, dilutive potential common shares under the 4.75% debentures.

If the holders of the Company’s 4.75% debentures convert the debentures into shares of the Company’s class A common stock then, assuming full performance by affiliates of certain of the 4.75% debenture underwriters, the Company will exercise its Purchased Options under the CSO2014 to purchase the shares at an exercise price of $26.40. The Company also entered into certain warrant transactions whereby the Company agreed to sell to affiliates of certain of the 4.75% debenture underwriters warrants to acquire up to 8.7 million shares of the Company’s class A common stock at an exercise price of $38.50 through 2014. In the event the holders of the Company’s 4.75% debentures convert the debentures into shares of the Company’s class A common stock, and the Company exercises its Purchased Options, the 4.75% debentures will no longer be included in the calculation of diluted net income per share and the outstanding warrant transactions will have a dilutive impact on net income per share using the treasury-stock-type method if the Company’s average stock price for the period exceeds the conversion price for the warrant transactions.

Holders of the Company’s 1.25% debentures and 0.75% debentures may, under certain circumstances at their option, convert the debentures into cash and, if applicable, shares of the Company’s class A common stock at the applicable conversion rate, at any time on or prior to maturity (see Note 10). The 1.25% debentures and 0.75% debentures are included in the calculation of diluted net income per share if their inclusion is dilutive under the treasury-stock-type method. The Company’s average stock price during fiscal 2010 and 2009 did not exceed the conversion price for the 1.25% debentures and 0.75% debentures. In fiscal 2008, anti-dilutive potential common shares included approximately 0.8 million shares for the impact of the 1.25% debentures, and approximately 15,000 shares for the impact of the 0.75% debentures, as the Company had experienced a substantial increase in its common stock price during the first three quarters of fiscal 2008 as compared to the market price conversion trigger pursuant to the terms of the 1.25% and 0.75% debentures (see Note 10). Under the treasury-stock-type method, the Company’s 1.25% debentures and 0.75% debentures will generally have a dilutive impact on net income per share if the Company’s average stock price for the period exceeds the conversion price for the debentures.

On December 23, 2010, the Company amended and restated the original Warrants under the CSO2015 so that the holders would, upon exercise of the Warrants, no longer receive cash but instead would acquire up to 11.1 million shares of the Company’s class A common stock (see Note 10). If the market price per share of the Company’s class A common stock exceeds the strike price of $27.03 per share, the Warrants will have a dilutive effect on its diluted net income per share using the treasury-stock-type method.

Note 15. STOCK-BASED COMPENSATION AND OTHER EMPLOYEE BENEFIT PLANS

The following table summarizes the consolidated stock-based compensation expense by line item in the Consolidated Statements of Operations:

(In thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Cost of UPP revenue	$7,608	$5,808	$8,690
Cost of R&C revenue	8,121	8,190	10,199
Research and development	7,555	6,296	3,988
Sales, general and administrative	31,088	26,700	47,343

	$54,372	$46,994	$70,220

Consolidated net cash proceeds from the issuance of shares in connection with exercises of stock options under the Company’s employee stock plans were $0.9 million, $1.5 million and $5.1 million for fiscal 2010, 2009 and 2008, respectively. The Company recognized an income tax benefit from stock option exercises of $0.2 million, $20.1 million and $40.7 million for fiscal 2010, 2009 and 2008, respectively. As required, the Company presents excess tax benefits from stock-based award activity, if any, as financing cash flows rather than operating cash flows.

The following table summarizes the consolidated stock-based compensation expense, by type of awards:

(In thousands)	January 2, 2011	January 3, 2010	December 28, 2008
Employee stock options	$1,960	$4,376	$4,256
Restricted stock awards and units	52,481	42,148	38,032
Shares and options released from re-vesting restrictions	—	168	28,888
Change in stock-based compensation capitalized in inventory	(69)	302	(956)

Total	$54,372	$46,994	$70,220

In connection with its acquisition of PowerLight Corporation (now referred to as SunPower Corporation, Systems, or “SP Systems”) on January 10, 2007, the Company issued 1.1 million shares of its class A common stock and 0.5 million stock options to employees of SP Systems. The class A common stock and stock options were valued at $60.4 million and were subject to certain transfer restrictions and a repurchase option held by the Company. The Company recognized the expense as the re-vesting restrictions of these shares lapsed over the two-year period beginning on the date of acquisition. The value of shares released from such re-vesting restrictions is included in stock-based compensation expense in the table above.

The following table summarizes the unrecognized stock-based compensation cost by type of awards:

(In thousands, except years)	January 2, 2011	Weighted- Average Amortization Period (in years)
Stock options	$2,647	1.42
Restricted stock awards and units	273,002	4.14

	$275,649	4.12

For stock options issued prior to fiscal 2006 and for certain performance based awards, the Company recognizes its stock-based compensation cost using the graded amortization method. For all other awards, stock-based compensation cost is recognized on a straight-line basis. Additionally, the Company always issues new shares, not treasury shares, upon exercises of options by employees.

Valuation Assumptions

The determination of fair value of each stock option award on the date of grant using the Black-Scholes valuation model is affected by the stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. The table below shows the weighted average assumptions used for fiscal 2008. There were no stock options granted in fiscal 2010 and 2009.

Year Ended December 28, 2008
Expected term	6.5 years
Risk-free interest rate	2.69 – 3.46%
Volatility	60%
Dividend yield	—%

Expected Term, Risk-Free Interest Rate and Dividend Yield:

The Company utilized the simplified method for estimating expected term, instead of its historical exercise data. The interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Since the Company does not pay and does not expect to pay dividends, the expected dividend yield is zero.

Volatility:

In fiscal 2008, the Company computed the expected volatility for its equity awards based on its historical volatility from traded options with a term of 6.5 years and class A common stock.

Equity Incentive Programs

Stock Incentive Plans:

The Company has three stock incentive plans: the 1996 Stock Plan (“1996 Plan”), the Second Amended and Restated 2005 SunPower Corporation Stock Incentive Plan (“2005 Plan”) and the PowerLight Corporation Common Stock Option and Common Stock Purchase Plan (“PowerLight Plan”). The PowerLight Plan was assumed by the Company by way of the acquisition of PowerLight on January 10, 2007. Under the terms of all three plans, the Company may issue incentive or non-statutory stock options or stock purchase rights to directors, employees and consultants to purchase common stock. The 2005 Plan was adopted by the Company’s Board of Directors in August 2005, and was approved by shareholders in November 2005. The 2005 Plan replaced the 1996 Plan and allows not only for the grant of options, but also for the grant of stock appreciation rights, restricted stock grants, restricted stock units and other equity rights. The 2005 Plan also allows for tax withholding obligations related to stock option exercises or restricted stock awards to be satisfied through the retention of shares otherwise released upon vesting. The PowerLight Plan was adopted by PowerLight’s Board of Directors in October 2000.

In May 2008, the Company’s stockholders approved an increase of 1.7 million shares and, beginning in fiscal 2009 through 2015, an automatic annual increase in the number of shares available for grant under the 2005 Plan. The automatic annual increase is equal to the lower of three percent of the outstanding shares of all classes of the Company’s common stock measured on the last day of the immediately preceding fiscal quarter, 6.0 million shares, or such other number of shares as determined by the Company’s Board of Directors. As of January 2, 2011, approximately 0.5 million shares were available for grant under the 2005 Plan. As of January 3, 2011, approximately 3.4 million shares were available for grant under the 2005 Plan after including the automatic annual increase of approximately 2.9 million shares available for grant during fiscal 2011. No new awards are being granted under the 1996 Plan or the PowerLight Plan.

Incentive stock options may be granted at no less than the fair value of the common stock on the date of grant. Non-statutory stock options and stock purchase rights may be granted at no less than 85% of the fair value of the common stock at the date of grant. The options and rights become exercisable when and as determined by the Company’s Board of Directors, although these terms generally do not exceed ten years for stock options. Under the 1996 and 2005 Plans, the options typically vest over five years with a one-year cliff and monthly vesting thereafter. Under the PowerLight Plan, the options typically vest over five years with yearly cliff vesting. Under the 2005 Plan, the restricted stock grants and restricted stock units typically vest in three equal installments annually over three years.

The majority of shares issued are net of the minimum statutory withholding requirements that the Company pays on behalf of its employees. During fiscal 2010, 2009 and 2008, the Company withheld 235,911 shares, 149,341 shares and 93,316 shares, respectively, to satisfy $3.7 million, $4.3 million and $6.7 million, respectively, of employees’ tax obligations. The Company paid this amount in cash to the appropriate taxing authorities. Shares withheld are treated as common stock repurchases for accounting and disclosure purposes and reduce the number of shares outstanding upon vesting.

The following table summarizes the Company’s stock option activities:

	Outstanding Stock Options
	Shares (in thousands)	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 30, 2007	3,701	$5.44
Granted	170	48.10
Exercised	(1,129)	3.60
Forfeited	(197)	7.28

Outstanding as of December 28, 2008	2,545	8.96
Exercised	(587)	2.60
Forfeited	(59)	18.65

Outstanding as of January 3, 2010	1,899	10.62
Exercised	(303)	2.86
Forfeited	(101)	17.76

Outstanding as of January 2, 2011	1,495	$11.71	4.54	$10,660

Exercisable as of January 2, 2011	1,384	$9.05	4.33	$10,659
Expected to vest after January 2, 2011	103	$44.85	7.25	$1

The Company’s weighted-average grant date fair value of options granted in fiscal 2008 was $29.00. The intrinsic value of options exercised in fiscal 2010, 2009 and 2008 were $3.0 million, $15.1 million and $83.7 million, respectively.

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $12.83 at December 31, 2010, which would have been received by the option holders had all option holders exercised their options as of that date.

As of January 2, 2011, stock options vested and expected to vest totaled approximately 1.5 million shares, with a weighted-average remaining contractual life of 4.54 years and a weighted-average exercise price of $11.71 per share and an aggregate intrinsic value of approximately $10.7 million. The total number of in-the-money options exercisable was 1.2 million shares as of January 2, 2011.

The following table summarizes the Company’s non-vested stock options and restricted stock activities thereafter:

	Stock Options		Restricted Stock Awards and Units
	Shares (in thousands)	Weighted- Average Exercise Price Per Share	Shares (in thousands)	Weighted- Average Grant Date Fair Value Per Share
Outstanding as of December 30, 2007	2,454	$6.29	1,174	$68.74
Granted	170	48.10	911	70.02
Vested (1)	(1,314)	4.32	(357)	84.73
Forfeited	(197)	7.28	(124)	73.18

Outstanding as of December 28, 2008	1,113	14.82	1,604	69.71
Granted	—	—	2,013	28.34
Vested (1)	(711)	7.89	(547)	66.06
Forfeited	(59)	18.65	(334)	65.95

Outstanding as of January 3, 2010	343	28.52	2,736	40.33
Granted	—	—	5,251	13.43
Vested (1)	(131)	23.05	(734)	33.53
Forfeited	(101)	17.76	(1,141)	38.60

Outstanding as of January 2, 2011	111	$44.85	6,112	$18.36

(1)	Restricted stock awards and units vested include shares withheld on behalf of employees to satisfy the minimum statutory tax withholding requirements.

Other Employee Benefit Plans:

The Company has a statutory pension plan covering its employees in the Philippines. The Company accrues for the unfunded portion of the obligation of which the outstanding liability of this pension plan was $1.1 million and $0.7 million as of January 2, 2011 and January 3, 2010, respectively.

The Company maintains a 401(k) Savings Plan covering eligible domestic employees. During fiscal 2010, 2009 and 2008, the Company contributed $0.6 million, $0.5 million and $0.2 million, respectively, to the plan.

Note 16. SEGMENT AND GEOGRAPHICAL INFORMATION

In the second quarter of fiscal 2010, the Company changed its segment reporting from the Components Segment and Systems Segment to the UPP Segment and R&C Segment. The CODM assesses the performance of the UPP Segment and R&C Segment using information about their revenue and gross margin after adding back certain non-cash expenses such as amortization of other intangible assets, stock-based compensation expense, interest expense and impairment of long-lived assets. In addition, the CODM assesses the performance of the UPP Segment and R&C Segment after adding back the results of discontinued operations to revenue and gross margin. The following tables present revenue by segment, cost of revenue by segment and gross margin by segment, revenue by geography and revenue by significant customer. Revenue is based on the destination of the shipments. Historical results have been recast under the new segmentation.

	Year Ended
(As a percentage of total revenue)	January 2, 2011	January 3, 2010	December 28, 2008
Revenue by geography:
United States	29%	43%	36%
Europe:
Germany	11	21	10
Italy	40	22	5
Spain	5	3	35
Other	9	7	7
Rest of world	6	4	7

	100%	100%	100%

Revenue by segment (in thousands):
UPP (as reviewed by CODM)	$1,197,135	$653,531	$742,432
Revenue earned by discontinued operations	(11,081)	—	—

UPP	$1,186,054	$653,531	$742,432

R&C	$1,033,176	$870,752	$695,162

Cost of revenue by segment (in thousands):
UPP (as reviewed by CODM)	$892,544	$517,079	$520,424
Amortization of intangible assets	2,762	2,732	2,728
Stock-based compensation expense	7,608	5,808	8,690
Non-cash interest expense	5,412	1,231	329
Impairment of long-lived assets	—	—	2,203

UPP	$908,326	$526,850	$534,374

R&C (as reviewed by CODM)	$783,751	$695,550	$533,667
Amortization of intangible assets	7,644	8,465	9,268
Stock-based compensation expense	8,121	8,190	10,199
Non-cash interest expense	1,495	1,508	465

R&C	$801,011	$713,713	$553,599

Gross margin percentage by segment:
UPP (as reviewed by CODM)	25%	21%	30%
UPP	23%	19%	28%
R&C (as reviewed by CODM)	24%	20%	23%
R&C	22%	18%	20%
Depreciation by segment (in thousands):
Cost of UPP revenue	$45,306	$34,597	$21,572
Cost of R&C revenue	47,431	44,221	27,199

	$92,737	$78,818	$48,771

	Year Ended
(As a percentage of total revenue)		January 2, 2011	January 3, 2010	December 28, 2008
Significant Customers:	Business Segment
Customer A	UPP	12%	*	*
Customer B	UPP	*	12%	*
Customer C	UPP	*	*	18%
Customer D	UPP	*	*	11%

*	denotes less than 10% during the period

SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

Consolidated Statements of Operations

(In thousands, except per share data)	Three Months Ended
	January 2, 2011	October 3, 2010 (1)	July 4, 2010	April 4, 2010
Fiscal 2010:
Revenue	$937,073	$550,645	$384,238	$347,274
Gross margin	237,714	112,585	87,851	71,743
Net income (loss)	152,251	20,116	(6,216)	12,573
Net income (loss) per share of class A and class B common stock:
Basic	$1.58	$0.21	$(0.07)	$0.13
Diluted	$1.44	$0.21	$(0.07)	$0.13

(In thousands, except per share data)	Three Months Ended (2)
	January 3, 2010	September 27, 2009	June 28, 2009	March 29, 2009
Fiscal 2009:
Revenue	$547,938	$465,361	$299,341	$211,643
Gross margin	110,977	99,830	40,678	32,235
Net income (loss)	8,543	19,506	14,324	(9,852)
Net income (loss) per share of class A and class B common stock:
Basic	$0.09	$0.21	$0.16	$(0.12)
Diluted	$0.09	$0.20	$0.15	$(0.12)

(1)	During the three months ended October 3, 2010, the Company identified certain immaterial out-of-period adjustments that had the net effect of incremental pre-tax expense of $3.2 million. The adjustments for the three months ended October 3, 2010 primarily represented adjustments which originated in the first, second and fourth quarters of fiscal 2010 and related to inventory, derivative instruments, accounts payable and deferred compensation. The effect of these adjustments, which resulted principally from the Company’s continued efforts to remediate internal controls in its Philippines operations, is not material to current and prior period results of operations.
(2)	As adjusted to reflect the adoption of new accounting guidance for share lending arrangements that were executed in connection with the Company’s convertible debt offerings in fiscal 2007. Previously filed Quarterly Reports on Form 10-Q as of April 4, 2010, July 4, 2010 and October 3, 2010 reflected the retrospective application of such new accounting guidance. For additional details see Note 1 of Notes to the Consolidated Financial Statements.

ITEM 9: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.

ITEM 9A: CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We maintain “disclosure controls and procedures,” as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act, that are designed to provide reasonable assurance that information required to be disclosed in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. In designing and evaluating our disclosure controls and procedures, management recognizes that disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Additionally, in designing disclosure controls and procedures, our management is required to apply its judgment in evaluating the cost-benefit relationship of possible disclosure controls and procedures. The design of any disclosure control and procedure also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Based on their evaluation as of the end of the period covered by this Annual Report on Form 10-K, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were effective as of January 2, 2011 at a reasonable assurance level.

Remedial Efforts to Address Prior Material Weaknesses

As previously disclosed under Item 9A, “Controls and Procedures” in our Annual Report on Form 10-K for the fiscal year ended January 3, 2010, we concluded that our disclosure controls and procedures were not effective at that time based on the following material weaknesses identified in our Philippines operations:

•

There was not an effective control environment in our Philippines operations. Specifically, certain of the Company’s employees in the Philippines violated the Company’s code of business conduct and ethics. Individuals in the Company’s Philippines finance organization intentionally proposed and/or approved journal entries that were not substantiated by actual transactions or costs.

•

We did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the Philippines operations to ensure that our controls, and specifically our controls over inventory variance capitalization, were effective.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

On November 16, 2009, we announced that our Audit Committee commenced an independent investigation into certain accounting and financial reporting matters at our Philippines operations (“SPML”). The Audit Committee retained independent counsel, forensic accountants and other experts to assist it in conducting the investigation.

As a result of the investigation, the Audit Committee concluded that certain unsubstantiated accounting entries were made at the direction of the Philippines-based finance personnel in order to report results for manufacturing operations that would be consistent with internal expense projections. The entries generally resulted in an understatement of our cost of goods sold (referred to as “cost of revenue” in our Statements of Operations).

The Audit Committee concluded that the efforts were not directed at achieving our overall financial results or financial analysts’ projections of our financial results. The Audit Committee also determined that these accounting issues were confined to the accounting function in the Philippines. Finally, the Audit Committee concluded that executive management neither directed nor encouraged, nor was aware of, these activities and was not provided with accurate information concerning the unsubstantiated entries. In addition to the unsubstantiated entries, during the Audit Committee investigation various accounting errors were discovered by the investigation and by management. As a result, we restated our consolidated financial statements as of and for the year ended December 28, 2008 and consolidated financial data for each of the quarterly periods for the year then ended as well as for the first three quarterly periods in the year ended January 3, 2010.

To address the two material weaknesses described above, subsequent to January 3, 2010, the following remedial actions were previously disclosed under Item 4, “Controls and Procedures” in our Quarterly Report on Form 10-Q for the fiscal quarters ended April 4, 2010, July 4, 2010 and October 3, 2010, and were each completed during the year ended January 2, 2011:

Reinforcement of the Company’s Code of Business Conduct and Ethics

•	We re-emphasized management’s expectations to all accounting and finance employees in our Philippines operations regarding adherence to our policies and ethical business standards;

•	We developed and implemented additional training programs to increase awareness of our code of business conduct and ethics and “whistle-blower” policies;

•	We mandated related training as part of the new employee orientation process for the Philippines accounting and finance staff;

•	We mandated testing of our ethics training for all accounting and finance employees in our Philippines operations; and

•	We continued to reinforce corporate policies as part of the all-hands meetings and month-end close meetings held with employees of our Philippines operations.

Resources, Employee Actions and Reporting Relationships

•	We appointed a new vice president and controller—Asia region;

•	We added resources to our corporate finance team to support enhancements for enterprise resource planning systems;

•	We terminated employees in the Philippines due to their involvement in unethical activities or insufficient qualifications to perform assigned activities;

•	We reorganized reporting structures so that accounting employees in the Philippines report directly on a centralized basis to the chief financial officer’s organization;

•	We added corporate management presence in the Philippines;

•	We hired additional qualified employees in our Philippines finance organization for key leadership positions; and

•	We segregated duties between the financial planning and accounting functions and added additional layers of accounting review.

Process Improvements in Philippines

•	We standardized and documented our process for capitalizing manufacturing variances;

•	We added specific reviews for required manual journal entries;

•	We established a formal process for certifications and sub-certifications of financial reports;

•	We trained responsible employees on the proper method to capitalize manufacturing variances;

•	We standardized and documented key accounting policies and job descriptions for all accounting employees; and

•

We improved our monthly and quarterly closing processes by enabling functions within our enterprise resource planning system, standardizing reports generated from the system and providing implementation training.

Our management is committed to maintaining a strong control environment, high ethical standards, and financial reporting integrity throughout the Company, including our Philippines operations. During the second half of fiscal 2010, management tested the design and operating effectiveness of the newly implemented controls and concluded that the material weaknesses described above have been remediated as of January 2, 2011. Although management believes that these efforts have improved our internal control over financial reporting and remediated the material weaknesses, any system of controls, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the system of controls are or will be met, and no evaluation of controls can provide absolute assurance that all control issues within a company have been detected or will be detected under all potential future conditions.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Exchange Act Rule 13a-15(f). Management conducted an evaluation of the effectiveness of our internal control over financial reporting using the criteria described in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that our internal control over financial reporting was effective as of January 2, 2011 based on the criteria described in Internal Control-Integrated Framework issued by COSO. Management reviewed the results of its assessment with our Audit Committee.

The effectiveness of the Company’s internal control over financial reporting as of January 2, 2011 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included in Item 8 of this Annual Report on Form 10-K.

The Company’s evaluation of the effectiveness of its internal control over financial reporting as of January 2, 2011 excluded the internal controls of SunRay Malta Holdings Limited (“SunRay”) because SunRay was acquired by the Company in a business combination during fiscal 2010. SunRay is a subsidiary whose total assets and total revenues represent 8% and 21%, respectively, of the related consolidated financial statement amounts as of and for the year ended January 2, 2011. In accordance with guidance issued by the SEC, companies may exclude acquisitions from their assessment of internal control over financial reporting during the first year subsequent to the acquisition while integrating the acquired operations.

Changes in Internal Control over Financial Reporting

We regularly review our system of internal control over financial reporting and make changes to our processes and systems to improve controls and increase efficiency, while ensuring that we maintain an effective internal control environment. Changes may include such activities as implementing new, more efficient systems, consolidating activities, and migrating processes.

There were no changes in our internal control over financial reporting that occurred during our latest fiscal quarter that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B: OTHER INFORMATION

None.

PART III

Certain information required by Part III is omitted from this Annual Report on Form 10-K. We intend to file a definitive Proxy Statement pursuant to Regulation 14A not later than 120 days after the end of the fiscal year covered by this Annual Report on Form 10-K, and certain information included therein is incorporated herein by reference.

ITEM 10: DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Information appearing under this Item is incorporated herein by reference to the similarly named section in our proxy statement for the 2011 annual meeting of stockholders.

We have adopted a code of ethics, entitled Code of Business Conduct and Ethics, that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. We have made it available, free of charge, on our website at www.sunpowercorp.com, and if we amend it or grant any waiver under it that applies to our principal executive officer, principal financial officer, or principal accounting officer, we will promptly post that amendment or waiver on our website as well.

ITEM 11: EXECUTIVE COMPENSATION

Information appearing under this Item is incorporated herein by reference to the similarly named section in our proxy statement for the 2011 annual meeting of stockholders.

ITEM 12: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Information appearing under this Item is incorporated herein by reference to the similarly named section in our proxy statement for the 2011 annual meeting of stockholders.

ITEM 13: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Information appearing under this Item is incorporated herein by reference to the similarly named section in our proxy statement for the 2011 annual meeting of stockholders.

ITEM 14: PRINCIPAL ACCOUNTANT FEES AND SERVICES

Information appearing under this Item is incorporated herein by reference to the similarly named section in our proxy statement for the 2011 annual meeting of stockholders.

PART IV

ITEM 15: EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following documents are filed as a part of this Annual Report on Form 10-K:

1. Financial Statements:

2. Financial Statement Schedule:

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(In thousands)	Balance at Beginning of Period	Charges (Releases) to Expenses/ Revenues	Deductions	Balance at End of Period
Allowance for doubtful accounts:
Year ended January 2, 2011	$2,298	$11,405	$(7,736)	$5,967
Year ended January 3, 2010	1,863	1,444	(1,009)	2,298
Year ended December 28, 2008	1,373	2,182	(1,692)	1,863
Allowance for sales returns:
Year ended January 2, 2011	$1,908	$2,160	$(1,681)	$2,387
Year ended January 3, 2010	231	1,677	—	1,908
Year ended December 28, 2008	368	63	(200)	231
Valuation allowance for deferred tax asset:
Year ended January 2, 2011	$42,163	$7,715	$—	$49,878
Year ended January 3, 2010	9,985	32,178	—	42,163
Year ended December 28, 2008	13,924	—	(3,939)	9,985

Note: All other financial statement schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statements or Notes to Consolidated Financial Statements under Item 8 of this Annual Report on Form 10-K.

3. Exhibits:

EXHIBIT INDEX

Exhibit Number	Description

2.1	Share Purchase Agreement, dated February 11, 2010, by and among SunPower Corporation, SunRay Malta Holdings Limited and the shareholders of SunRay Malta Holdings Limited named therein (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2010).

3.1	Form of Restated Certificate of Incorporation of SunPower Corporation (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2008).

3.2	By-Laws of SunPower Corporation as Amended and Restated on November 7, 2008 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2008).

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on November 14, 2005).

4.2	Specimen Class B Stock Certificate (incorporated by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-3ASR filed with the Securities and Exchange Commission on September 10, 2008).

4.3	Indenture, dated February 7, 2007, by and between SunPower Corporation and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2007).

4.4	First Supplemental Indenture, dated February 7, 2007, by and between SunPower Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2007).

4.5	Form of Second Supplemental Indenture, by and between SunPower Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 of Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 26, 2007).

4.6	Third Supplemental Indenture, dated May 4, 2009, by and between SunPower Corporation and Wells Fargo Bank, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by SunPower Corporation on May 6, 2009).

4.7	Fourth Supplemental Indenture, dated April 1, 2010, by and between SunPower Corporation and Wells Fargo, National Association as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2010).

4.8	Rights Agreement, dated August 12, 2008, by and between SunPower Corporation and Computershare Trust Company, N.A., as Rights Agent, including the form of Certificate of Designation of Series A Junior Participating Preferred Stock, the form of Certificate of Designation of Series B Junior Participating Preferred Stock and the forms of Right Certificates, Assignment and Election to Purchase and the Summary of Rights attached thereto as Exhibits A, B, C and D, respectively (incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2008).

Exhibit Number	Description

10.1	Convertible Debenture Hedge Transaction Confirmation, dated April 28, 2009, by and between SunPower Corporation and Wachovia Bank, National Association (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by SunPower Corporation on April 30, 2009).

10.2	Convertible Debenture Hedge Transaction Confirmation, dated April 28, 2009, by and between SunPower Corporation and Credit Suisse International (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by SunPower Corporation on April 30, 2009).

10.3	Convertible Debenture Hedge Transaction Confirmation, dated April 28, 2009, by and between SunPower Corporation and Deutsche Bank AG, London Branch (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by SunPower Corporation on April 30, 2009).

10.4	Convertible Debenture Hedge Transaction Confirmation, dated March 25, 2010, by and between SunPower Corporation and Bank of America, N.A. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2010).

10.5	Convertible Debenture Hedge Transaction Confirmation, dated March 25, 2010, by and between SunPower Corporation and Barclays Bank PLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2010).

10.6	Convertible Debenture Hedge Transaction Confirmation, dated March 25, 2010, by and between SunPower Corporation and Credit Suisse International (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2010).

10.7	Convertible Debenture Hedge Transaction Confirmation, dated March 25, 2010, by and between SunPower Corporation and Deutsche Bank AG, London Branch (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2010).

10.8	Convertible Debenture Hedge Transaction Confirmation, dated April 5, 2010, by and between SunPower Corporation and Bank of America, N.A. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2010).

10.9	Convertible Debenture Hedge Transaction Confirmation, dated April 5, 2010, by and between SunPower Corporation and Barclays Bank PLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2010).

10.10	Convertible Debenture Hedge Transaction Confirmation, dated April 5, 2010, by and between SunPower Corporation and Credit Suisse International (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2010).

10.11	Convertible Debenture Hedge Transaction Confirmation, dated April 5, 2010, by and between SunPower Corporation and Deutsche Bank AG, London Branch (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2010).

10.12	Warrant Transaction Confirmation, dated April 28, 2009, by and between SunPower Corporation and Wachovia Bank, National Association (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by SunPower Corporation on April 30, 2009).

Exhibit Number	Description

10.13	Warrant Transaction Confirmation, dated April 28, 2009, by and between SunPower Corporation and Credit Suisse International (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by SunPower Corporation on April 30, 2009).

10.14	Warrant Transaction Confirmation, dated April 28, 2009, by and between SunPower Corporation and Deutsche Bank AG, London Branch (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by SunPower Corporation on April 30, 2009).

10.15	Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Bank of America, N.A. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2010).

10.16	Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Barclays Bank PLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2010).

10.17	Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Credit Suisse International (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2010).

10.18	Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Deutsche Bank AG, London Branch (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2010).

10.19	Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Bank of America, N.A. (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2010).

10.20	Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Barclays Bank PLC (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2010).

10.21	Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Credit Suisse International (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2010).

10.22	Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Deutsche Bank AG, London Branch (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2010).

10.23	Share Lending Agreement, dated July 25, 2007, by and among SunPower Corporation and Credit Suisse International, through Credit Suisse Securities (USA) LLC (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 26, 2007).

10.24	Amended and Restated Share Lending Agreement, dated July 25, 2007, by and among SunPower Corporation and Lehman Brothers International (Europe) Limited, through Lehman Brothers Inc. (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 26, 2007).

Exhibit Number	Description

10.25 ^	SunPower Corporation 1996 Stock Plan and form of agreements there under (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 25, 2005).

10.26 ^	SunPower Corporation 2005 Stock Unit Plan (incorporated by reference to Exhibit 10.28 to the Registrant’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on October 31, 2005).

10.27 ^	Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan and forms of agreements there under (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 9, 2008).

10.28 ^	Amendment to Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan dated March 12, 2009 (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2009).

10.29 ^	PowerLight Corporation Common Stock Option and Common Stock Purchase Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 25, 2007).

10.30 ^	Form of PowerLight Corporation Incentive/Non-Qualified Stock Option, Market Standoff and Stock Restriction Agreement (Employees) (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 25, 2007).

10.31 ^	Outside Director Compensation Policy (incorporated by reference to Exhibit 10.11 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 2010).

10.32 ^	Form of Employment Agreement for Executive Officers (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2010).

10.33 ^	SunPower Corporation Management Career Transition Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2010).

10.34 ^*	SunPower Corporation Executive Quarterly Key Initiative Bonus Plan.

10.35 ^	SunPower Corporation Annual Executive Bonus Plan.

10.36	Form of Indemnification Agreement for Directors and Officers (incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2008).

10.37 †	Letter of Credit Facility Agreement, dated April 12, 2010, by and among SunPower Corporation, the Subsidiary Guarantors, the Subsidiary Applicants parties thereto from time to time, the Banks thereto from time to time, Bank of America, N.A., as Syndication Agent and Deutsche Bank AG New York Branch, as Issuing Bank and Administrative Agent, and Deutsche Bank Securities Inc., as Sole Bookrunner and Arranger (incorporated by reference to Exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2010).

10.38	Security Agreement, dated April 12, 2010, by and among SunPower Corporation, SunPower North America LLC, SunPower Corporation, Systems, and Deutsche Bank AG New York Branch, as Administrative Agent (incorporated by reference to Exhibit 10.11 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2010).

Exhibit Number	Description

10.39 *	New Bank Joinder Agreement, dated December 22, 2010, by and among Deutsche Bank AG New York Branch, as Administrative Agent, and Goldman Sachs Bank USA.

10.40 †	Mortgage Loan Agreement, dated May 6, 2010, by and among SunPower Philippines Manufacturing Ltd., SPML Land, Inc. and International Finance Corporation (incorporated by reference to Exhibit 10.13 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2010).

10.41	Guarantee Agreement, dated May 6, 2010, by and between SunPower Corporation and International Finance Corporation (incorporated by reference to Exhibit 10.14 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2010).

10.42 *	Amendment No. 1 to Loan Agreement, dated November 2, 2010, by and between SunPower Philippines Manufacturing Ltd. and International Finance Corporation.

10.43 *†	Credit Agreement, dated October 29, 2010, by and among SunPower Corporation, the Guarantors party thereto, Union Bank, N.A. as Administrative Agent, Sole Lead Arranger and a Lender, and the other Lenders party thereto.

10.44 *	Pledge Agreement, dated October 29, 2010, by and between SunPower Corporation and Union Bank, N.A., as Administrative Agent for the Lenders.

10.45 *	Share Kun-Pledge Agreement, dated October 29, 2010, by and among SunPower Corporation, the Financial Institutions named therein as Pledgees, and Union Bank, N.A., as Administrative Agent.

10.46 *†	Euro 75,000,000 Revolving Credit Agreement, dated November 23, 2010, by and among SunPower Corporation, SunPower Corporation Malta Holdings Limited and Société Générale, Milan Branch.

10.47 *	Guaranty, dated November 23, 2010, by and between SunPower Corporation and Société Générale, Milan Branch.

10.48 *	Project Loan Facility Agreement, dated November 26, 2010, by and among Andromeda PV S.r.l., BNP Paribas, Milan Branch, Société Générale, Milan Branch and Deutsche Bank AG, London Branch.

10.49 *†	Common Terms Agreement, dated November 26, 2010, by and among Andromeda PV S.r.l., BNP Paribas, Milan Branch, Société Générale, Milan Branch and Deutsche Bank AG, London Branch.

10.50 *	Loan Agreement, dated December 1, 2010, by and among California Enterprise Development Authority and SunPower Corporation, relating to $30,000,000 California Enterprise Development Authority Tax Exempt Recovery Zone Facility Revenue Bonds (SunPower Corporation—Headquarters Project) Series 2010.

10.51 †	Joint Venture Agreement, dated May 27, 2010, by and among SunPower Technology, Ltd., AU Optronics Singapore Pte. Ltd., AU Optronics Corporation and AUO SunPower Sdn. Bhd. (formerly known as SunPower Malaysia Manufacturing Sdn. Bhd.) (incorporated by reference to Exhibit 10.15 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2010).

10.52	Amendment No. 1 to Joint Venture Agreement, dated June 29, 2010, by and among SunPower Technology, Ltd., AU Optronics Singapore Pte. Ltd., AU Optronics Corporation and AUO SunPower Sdn. Bhd. (formerly known as SunPower Malaysia Manufacturing Sdn. Bhd.) (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2010).

Exhibit Number	Description

10.53	Amendment No. 2 to Joint Venture Agreement, dated July 5, 2010, by and among SunPower Technology, Ltd., AU Optronics Singapore Pte. Ltd., AU Optronics Corporation and AUO SunPower Sdn. Bhd. (formerly known as SunPower Malaysia Manufacturing Sdn. Bhd.) (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2010.

10.54 †	Supply Agreement, dated July 5, 2010, by and among AUO SunPower Sdn. Bhd. (formerly known as SunPower Malaysia Manufacturing Sdn. Bhd.), SunPower Systems, Sarl and AU Optronics Singapore Pte. Ltd. (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2010).

10.55	License and Technology Agreement, dated July 5, 2010, by and among SunPower Technology, Ltd., AU Optronics Singapore Pte. Ltd. and AUO SunPower Sdn. Bhd. (formerly known as SunPower Malaysia Manufacturing Sdn. Bhd.) (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2010).

10.56 †	Ingot Supply Agreement, dated December 22, 2006, by and between SunPower Corporation and Woongjin Energy Co., Ltd. (incorporated by reference to Exhibit 10.62 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2007).

10.57 †	Amendment No. 1 to Ingot Supply Agreement, dated August 4, 2008, by and between SunPower Corporation and Woongjin Energy Co., Ltd. (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2008).

10.58 †	Amendment No. 2 to Ingot Supply Agreement, dated August 1, 2009, by and between SunPower Corporation and Woongjin Energy Co., Ltd. (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2009).

10.59 †	Wafering Supply and Sales Agreement, dated October 1, 2007, by and between SunPower Philippines Manufacturing Ltd. and First Philec Solar Corp. (incorporated by reference to Exhibit 10.12 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2007).

10.60 †	Polysilicon Supply Agreement, dated December 22, 2006, by and between SunPower Philippines Manufacturing, Ltd. and Woongjin Energy Co., Ltd. (incorporated by reference to Exhibit 10.61 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2007).

10.61 †	Amendment to Polysilicon Supply Agreement, dated January 8, 2008, by and between SunPower Philippines Manufacturing, Ltd. and Woongjin Energy Co., Ltd. (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2008).

10.62 †	Amendment No. 2 to Polysilicon Supply Agreement, dated August 4, 2008, by and between SunPower Philippines Manufacturing, Ltd. and Woongjin Energy Co., Ltd. (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2008).

10.63 †	Amendment No. 3 to Polysilicon Supply Agreement, dated August 1, 2009, by and between SunPower Philippines Manufacturing, Ltd. and Woongjin Energy Co., Ltd. (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2009).

Exhibit Number	Description

10.64	Tax Sharing Agreement, dated October 6, 2005, by and between SunPower Corporation and Cypress Semiconductor Corporation (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on October 11, 2005).

10.65	Amendment No. 1 to Tax Sharing Agreement, dated August 12, 2008, by and between SunPower Corporation and Cypress Semiconductor Corporation (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2008).

21.1 *	List of Subsidiaries.

23.1 *	Consent of Independent Registered Public Accounting Firm.

24.1 *	Power of Attorney.

31.1 *	Certification by Chief Executive Officer Pursuant to Rule 13a-14(a)/15d-14(a).

31.2 *	Certification by Chief Financial Officer Pursuant to Rule 13a-14(a)/15d-14(a).

32.1 *	Certification Furnished Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS *+	XBRL Instance Document.

101.SCH *+	XBRL Taxonomy Schema Document.

101.CAL *+	XBRL Taxonomy Calculation Linkbase Document.

101.LAB *+	XBRL Taxonomy Label Linkbase Document.

101.PRE *+	XBRL Taxonomy Presentation Linkbase Document.

101.DEF *+	XBRL Taxonomy Definition Linkbase Document.

Exhibits marked with a carrot (^) are director and officer compensatory arrangements.

Exhibits marked with an asterisk (*) are filed herewith.

Exhibits marked with a cross (†) are subject to a request for confidential treatment filed with the Securities and Exchange Commission.

Exhibits marked with a cross (+) are XBRL (Extensible Business Reporting Language) information furnished and not filed herewith, are not a part of a registration statement or Prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, are deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and otherwise are not subject to liability under these sections.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

SUNPOWER CORPORATION

Dated: February 25, 2011	By:	/S/ DENNIS V. ARRIOLA

Dennis V. Arriola Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS H. WERNER Thomas H. Werner	President, Chief Executive Officer and Director (Principal Executive Officer)	February 25, 2011

/S/ DENNIS V. ARRIOLA Dennis V. Arriola	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 25, 2011

* T.J. Rodgers	Chairman of the Board of Directors	February 25, 2011

* W. Steve Albrecht	Director	February 25, 2011

* Betsy S. Atkins	Director	February 25, 2011

* Uwe-Ernst Bufe	Director	February 25, 2011

* Thomas R. McDaniel	Director	February 25, 2011

* Patrick Wood III	Director	February 25, 2011

*	By:	/S/ DENNIS V. ARRIOLA
Dennis V. Arriola
Power of Attorney

EXHIBIT INDEX

Exhibit Number	Description

10.34 ^*	SunPower Corporation Executive Quarterly Key Initiative Bonus Plan.

10.39 *	New Bank Joinder Agreement, dated December 22, 2010, by and among Deutsche Bank AG New York Branch, as Administrative Agent, and Goldman Sachs Bank USA.

10.42 *	Amendment No. 1 to Loan Agreement, dated November 2, 2010, by and between SunPower Philippines Manufacturing Ltd. and International Finance Corporation.

10.43 *†	Credit Agreement, dated October 29, 2010, by and among SunPower Corporation, the Guarantors party thereto, Union Bank, N.A. as Administrative Agent, Sole Lead Arranger and a Lender, and the other Lenders party thereto.

10.44 *	Pledge Agreement, dated October 29, 2010, by and between SunPower Corporation and Union Bank, N.A., as Administrative Agent for the Lenders.

10.45 *	Share Kun-Pledge Agreement, dated October 29, 2010, by and among SunPower Corporation, the Financial Institutions named therein as Pledgees, and Union Bank, N.A., as Administrative Agent.

10.46 *†	Euro 75,000,000 Revolving Credit Agreement, dated November 23, 2010, by and among SunPower Corporation, SunPower Corporation Malta Holdings Limited and Société Générale, Milan Branch.

10.47 *	Guaranty, dated November 23, 2010, by and between SunPower Corporation and Société Générale, Milan Branch.

10.48 *	Project Loan Facility Agreement, dated November 26, 2010, by and among Andromeda PV S.r.l., BNP Paribas, Milan Branch, Société Générale, Milan Branch and Deutsche Bank AG, London Branch.

10.49 *†	Common Terms Agreement, dated November 26, 2010, by and among Andromeda PV S.r.l., BNP Paribas, Milan Branch, Société Générale, Milan Branch and Deutsche Bank AG, London Branch.

10.50 *	Loan Agreement, dated December 1, 2010, by and among California Enterprise Development Authority and SunPower Corporation, relating to $30,000,000 California Enterprise Development Authority Tax Exempt Recovery Zone Facility Revenue Bonds (SunPower Corporation—Headquarters Project) Series 2010.

21.1 *	List of Subsidiaries.

23.1 *	Consent of Independent Registered Public Accounting Firm.

24.1 *	Power of Attorney.

31.1 *	Certification by Chief Executive Officer Pursuant to Rule 13a-14(a)/15d-14(a).

31.2 *	Certification by Chief Financial Officer Pursuant to Rule 13a-14(a)/15d-14(a).

32.1 *	Certification Furnished Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS *+	XBRL Instance Document.

101.SCH *+	XBRL Taxonomy Schema Document.

101.CAL *+	XBRL Taxonomy Calculation Linkbase Document.

101.LAB *+	XBRL Taxonomy Label Linkbase Document.

101.PRE *+	XBRL Taxonomy Presentation Linkbase Document.

101.DEF *+	XBRL Taxonomy Definition Linkbase Document.

Exhibits marked with a carrot (^) are director and officer compensatory arrangements.

Exhibits marked with an asterisk (*) are filed herewith.

Exhibits marked with a cross (†) are subject to a request for confidential treatment filed with the Securities and Exchange Commission.

Exhibits marked with a cross (+) are XBRL (Extensible Business Reporting Language) information furnished and not filed herewith, are not a part of a registration statement or Prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, are deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and otherwise are not subject to liability under these sections.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K/A

Amendment No. 1

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended January 2, 2011

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 001-34166

SunPower Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-3008969
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Class A Common Stock $0.001 par value	Nasdaq Global Select Market
Class B Common Stock $0.001 par value	Nasdaq Global Select Market

Securities registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☒    No  ☐

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 of Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

The aggregate market value of the voting stock held by non-affiliates of the registrant on July 4, 2010 was $1.2 billion. Such aggregate market value was computed by reference to the closing price of the common stock as reported on the Nasdaq Global Select Market on July 2, 2010. For purposes of determining this amount only, the registrant has defined affiliates as including the executive officers and directors of registrant on July 2, 2010.

The total number of outstanding shares of the registrant’s class A common stock as of February 18, 2011 was 56,178,140.

The total number of outstanding shares of the registrant’s class B common stock as of February 18, 2011 was 42,033,287.

DOCUMENTS INCORPORATED BY REFERENCE

Parts of the registrant’s definitive proxy statement for the registrant’s 2011 annual meeting of stockholders are incorporated by reference in Items 10, 11, 12, 13 and 14 of Part III of this Annual Report on Form 10-K.

EXPLANATORY NOTE

This Amendment No. 1 to Form 10-K (this “Amendment”) amends the Annual Report on Form 10-K for the fiscal year ended January 2, 2011, originally filed on February 28, 2011 (the “Original 10-K”), of SunPower Corporation (the “Company” or “we”). We are filing this Amendment to amend Item 15 of the Original 10-K to include the separate financial statements of Woongjin Energy Co., Ltd. (“Woongjin Energy”) for its fiscal year ended December 31, 2010 as required by Regulation S-X Rule 3-09 (the “Rule 3-09 financial statements”). The Rule 3-09 financial statements were prepared and provided to the Company by Woongjin Energy.

This Amendment is being filed solely to include the Rule 3-09 financial statements of Woongjin Energy as provided in exhibit 99.1 attached hereto. In addition, in connection with the filing of this Amendment and pursuant to Rule 12b-15 of the Securities Exchange Act of 1934, as amended, the currently dated certifications from our President and Chief Executive Officer, who is our principal executive officer, and our Executive Vice President and Chief Financial Officer, who is our principal financial and accounting officer, are attached as exhibits hereto.

Item 15 is the only portion of the Original 10-K being supplemented or amended by this Amendment. Except as described above, this Amendment does not amend, update or change the financial statements of the Company or any other items or disclosures contained in the Original 10-K and does not otherwise reflect events occurring after the original filing date of the Original 10-K. Accordingly, this Amendment should be read in connection with the Company’s filings with the Securities and Exchange Commission subsequent to the filing of the Original 10-K.

PART IV

ITEM 15: EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Item 15 of the Original 10-K is amended by the addition of the following exhibits:

EXHIBIT INDEX

Exhibit Number	Description

23.2	Consent of Samil PricewaterhouseCoopers, Independent Auditors of Woongjin Energy Co., Ltd.

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011).

31.1	Certification by Chief Executive Officer Pursuant to Rule 13a-14(a)/15d-14(a).

31.2	Certification by Chief Financial Officer Pursuant to Rule 13a-14(a)/15d-14(a).

32.1	Certification Furnished Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

99.1	Financial Statements of Woongjin Energy Co., Ltd.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereto duly authorized.

SUNPOWER CORPORATION

Dated: June 10, 2011	By:	/s/ DENNIS V. ARRIOLA

Dennis V. Arriola Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Amendment has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS H. WERNER	President, Chief Executive Officer and Chairman of the Board or Directors	June 10, 2011
Thomas H. Werner	(Principal Executive Officer)

/S/ DENNIS V. ARRIOLA	Executive Vice President and Chief Financial Officer	June 10, 2011
Dennis V. Arriola	(Principal Financial and Accounting Officer)

*	Director	June 10, 2011
W. Steve Albrecht

*	Director	June 10, 2011
Betsy S. Atkins

*	Director	June 10, 2011
Uwe-Ernst Bufe

*	Director	June 10, 2011
Thomas R. McDaniel

*	Director	June 10, 2011
Patrick Wood III

*By:	/S/ DENNIS V. ARRIOLA
Dennis V. Arriola Power of Attorney

EXHIBITS FILED HEREWITH

Exhibit Number	Description

23.2	Consent of Samil PricewaterhouseCoopers, Independent Auditors of Woongjin Energy Co., Ltd.

31.1	Certification by Chief Executive Officer Pursuant to Rule 13a-14(a)/15d-14(a).

31.2	Certification by Chief Financial Officer Pursuant to Rule 13a-14(a)/15d-14(a).

32.1	Certification Furnished Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

99.1	Financial Statements of Woongjin Energy Co., Ltd.

ANNEX F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended October 2, 2011

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 001-34166

SunPower Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3008969
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134

(Address of Principal Executive Offices and Zip Code)

(408) 240-5500

(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

The total number of outstanding shares of the registrant’s class A common stock as of November 4, 2011 was 58,143,226.

The total number of outstanding shares of the registrant’s class B common stock as of November 4, 2011 was 42,033,287.

SunPower Corporation

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PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

SunPower Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	October 2, 2011	January 2, 2011
Assets
Current assets:
Cash and cash equivalents	$374,562	$605,420
Restricted cash and cash equivalents, current portion	2,871	117,462
Short-term investments	—	38,720
Accounts receivable, net	438,091	381,200
Costs and estimated earnings in excess of billings	98,828	89,190
Inventories	425,233	313,398
Advances to suppliers, current portion	37,119	31,657
Project assets—plants and land, current portion	34,426	23,868
Prepaid expenses and other current assets (1)	354,086	192,934

Total current assets	1,765,216	1,793,849
Restricted cash and cash equivalents, net of current portion	223,639	138,837
Restricted long-term marketable securities	8,962	—
Property, plant and equipment, net	585,022	578,620
Project assets—plants and land, net of current portion	33,447	22,238
Goodwill	35,990	345,270
Other intangible assets, net	5,907	66,788
Advances to suppliers, net of current portion	259,399	255,435
Other long-term assets (1)	235,597	178,294

Total assets	$3,153,179	$3,379,331

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable (1)	$428,489	$382,884
Accrued liabilities	212,645	137,704
Billings in excess of costs and estimated earnings	63,813	48,715
Short-term debt	—	198,010
Convertible debt, current portion	192,913	—
Customer advances, current portion (1)	26,152	21,044

Total current liabilities	924,012	788,357
Long-term debt	355,001	50,000
Convertible debt, net of current portion	419,725	591,923
Customer advances, net of current portion (1)	153,597	160,485
Other long-term liabilities	127,390	131,132

Total liabilities	1,979,725	1,721,897

Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, 10,042,490 shares authorized, $0.001 par value; none issued and outstanding	—	—
Common stock, 217,500,000 shares of class A common stock authorized, $0.001 par value; 59,347,697 and 56,664,413 shares of class A common stock issued; 58,133,812 and 56,073,083 shares of class A common stock outstanding, as of October 2, 2011 and January 2, 2011, respectively; 150,000,000 shares of class B common stock authorized, $0.001 par value; 42,033,287 shares of class B common stock issued and outstanding as of both October 2, 2011 and January 2, 2011	100	98
Additional paid-in capital	1,648,733	1,606,697
Retained earnings (accumulated deficit)	(457,106)	63,672
Accumulated other comprehensive income	8,950	3,640
Treasury stock, at cost; 1,213,885 and 591,330 shares of class A common stock as of October 2, 2011 and January 2, 2011, respectively	(27,223)	(16,673)

Total stockholders’ equity	1,173,454	1,657,434

Total liabilities and stockholders’ equity	$3,153,179	$3,379,331

(1)	The Company has related party balances in connection with transactions made with its joint ventures which are recorded within the “Prepaid expenses and other current assets,” “Other long-term assets,” “Accounts payable,” “Customer advance, current portion” and “Customer advances, net of current portion” financial statement line items in the Condensed Consolidated Balance Sheets (see Note 5, Note 8 and Note 9).

The accompanying notes are an integral part of these condensed consolidated financial statements.

3

SunPower Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Revenue:
Utility and power plants	$324,542	$257,803	$872,890	$521,896
Residential and commercial	380,885	292,842	876,210	760,261

Total revenue	705,427	550,645	1,749,100	1,282,157

Cost of revenue:
Utility and power plants	285,537	212,526	797,580	421,178
Residential and commercial	343,766	225,534	767,580	588,800

Total cost of revenue	629,303	438,060	1,565,160	1,009,978

Gross margin	76,124	112,585	183,940	272,179
Operating expenses:
Research and development	12,664	13,382	41,565	34,995
Sales, general and administrative	76,329	91,015	243,364	233,671
Goodwill impairment	309,457	—	309,457	—
Other intangible asset impairment	40,301	—	40,301	—
Restructuring charges	637	—	13,945	—

Total operating expenses	439,388	104,397	648,632	268,666

Operating income (loss)	(363,264)	8,188	(464,692)	3,513
Other income (expense), net:
Interest income	206	742	1,437	1,294
Interest expense	(17,096)	(14,768)	(48,414)	(45,018)
Gain on deconsolidation of consolidated subsidiary	—	36,849	—	36,849
Gain on sale of equity interest in unconsolidated investee	10,989	—	10,989	—
Gain on change in equity interest in unconsolidated investee	—	—	322	28,348
Gain (loss) on mark-to-market derivatives	472	(2,967)	331	28,885
Other, net	8,015	(11,947)	(10,719)	(28,344)

Other income (expense), net	2,586	7,909	(46,054)	22,014

Income (loss) before income taxes and equity in earnings of unconsolidated investees	(360,678)	16,097	(510,746)	25,527
Provision for income taxes	(11,077)	(3,376)	(17,963)	(19,493)
Equity in earnings of unconsolidated investees	971	5,825	7,932	10,973

Income (loss) from continuing operations	(370,784)	18,546	(520,777)	17,007
Income from discontinued operations, net of taxes	—	1,570	—	9,466

Net income (loss)	$(370,784)	$20,116	$(520,777)	$26,473

Net income (loss) per share of class A and class B common stock:
Net income (loss) per share—basic:
Continuing operations	$(3.77)	$0.19	$(5.34)	$0.18
Discontinued operations	—	0.02	—	0.10

Net income (loss) per share—basic	$(3.77)	$0.21	$(5.34)	$0.28

Net income (loss) per share—diluted:
Continuing operations	$(3.77)	$0.19	$(5.34)	$0.18
Discontinued operations	$—	$0.02	$—	$0.09

Net income (loss) per share—diluted	$(3.77)	$0.21	$(5.34)	$0.27

Weighted-average shares:
Basic	98,259	95,840	97,456	95,519
Diluted	98,259	105,648	97,456	96,741

The accompanying notes are an integral part of these condensed consolidated financial statements.

4

SunPower Corporation

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Nine Months Ended
	October 2, 2011	October 3, 2010
Cash flows from operating activities:
Net income (loss)	$(520,777)	$26,473
Less: Income from discontinued operations, net of taxes	—	9,466

Income (loss) from continuing operations	(520,777)	17,007
Adjustments to reconcile income (loss) from continuing operations to net cash used in operating activities of continuing operations
Stock-based compensation	37,829	38,064
Goodwill impairment	309,457	—
Other intangible asset impairment	40,301	—
Depreciation	83,979	75,680
Amortization of other intangible assets	20,614	28,039
Loss (gain) on sale of investments	191	(1,572)
Gain on mark-to-market derivatives	(331)	(28,885)
Non-cash interest expense	21,112	22,175
Amortization of debt issuance costs	4,196	4,030
Amortization of promissory notes	3,486	8,941
Gain on deconsolidation of consolidated subsidiary	—	(36,849)
Gain on change in equity interest in unconsolidated investee	(322)	(28,348)
Gain on sale of equity interest in unconsolidated investee	(10,989)	—
Third-party inventories write-down	16,399	—
Project assets write-down	16,053	—
Equity in earnings of unconsolidated investees	(7,932)	(10,973)
Deferred income taxes and other tax liabilities	(860)	18,708
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(48,587)	(3,879)
Costs and estimated earnings in excess of billings	(3,304)	(80,719)
Inventories	(120,753)	(84,210)
Project assets	(43,242)	(146,268)
Prepaid expenses and other assets	(123,044)	(76,774)
Advances to suppliers	(9,535)	1,672
Accounts payable and other accrued liabilities	64,432	219,133
Billings in excess of costs and estimated earnings	14,345	1,269
Customer advances	(1,698)	(7,961)

Net cash used in operating activities of continuing operations	(258,980)	(71,720)
Net cash used in operating activities of discontinued operations	—	(3,969)

Net cash used in operating activities	(258,980)	(75,689)

Cash flows from investing activities:
Decrease in restricted cash and cash equivalents	29,789	64,674
Purchase of property, plant and equipment	(85,528)	(104,623)
Proceeds from sale of equipment to third-party	501	5,284
Purchase of marketable securities	(8,962)	—
Proceeds from sales or maturities of available-for-sale securities	43,759	1,572
Cash paid for acquisition, net of cash acquired	—	(272,699)
Cash decrease due to deconsolidation of consolidated subsidiary	—	(12,879)
Cash received for sales of investments in joint ventures and other non-public companies	24,043	—
Cash paid for investments in joint ventures and other non-public companies	(80,000)	(3,798)

Net cash used in investing activities of continuing operations	(76,398)	(322,469)
Net cash provided by investing activities of discontinued operations	—	33,950

Net cash used in investing activities	(76,398)	(288,519)

5

	Nine Months Ended
	October 2, 2011	October 3, 2010
Cash flows from financing activities:
Proceeds from issuance of bank loans, net of issuance costs	489,221	—
Proceeds from issuance of project loans, net of issuance costs	—	56,323
Assumption of project loans by customers	—	(57,732)
Proceeds from issuance of convertible debt, net of issuance costs	—	244,241
Repayment of bank loans	(377,124)	(63,646)
Cash paid for repurchase of convertible debt	—	(143,804)
Cash paid for bond hedge	—	(75,200)
Proceeds from warrant transactions	2,261	61,450
Proceeds from exercise of stock options	4,013	670
Purchases of stock for tax withholding obligations on vested restricted stock	(10,550)	(2,539)

Net cash provided by financing activities of continuing operations	107,821	19,763
Net cash provided by financing activities of discontinued operations	—	17,059

Net cash provided by financing activities	107,821	36,822
Effect of exchange rate changes on cash and cash equivalents	(3,301)	(7,281)

Net decrease in cash and cash equivalents	(230,858)	(334,667)
Cash and cash equivalents at beginning of period	605,420	615,879

Cash and cash equivalents of continuing operations, end of period	$374,562	$281,212

Non-cash transactions:
Property, plant and equipment acquisitions funded by liabilities	$11,781	$4,382
Non-cash interest expense capitalized and added to the cost of qualified assets	2,096	2,951

The accompanying notes are an integral part of these condensed consolidated financial statements.

6

SunPower Corporation

Notes to Condensed Consolidated Financial Statements

(unaudited)

Note 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

SunPower Corporation (together with its subsidiaries, the “Company” or “SunPower”) is a vertically integrated solar products and services company that designs, manufactures and delivers high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers.

The Company’s President and Chief Executive Officer, as the chief operating decision maker (“CODM”), has organized the Company and manages resource allocations and measures performance of the Company’s activities between these two business segments: the Utility and Power Plants (“UPP”) Segment and the Residential and Commercial (“R&C”) Segment. The Company’s UPP Segment refers to its large-scale solar products and systems business, which includes power plant project development and project sales, turn-key engineering, procurement and construction (“EPC”) services for power plant construction, and power plant operations and maintenance (“O&M”) services. The UPP Segment also sells components, including large volume sales of solar panels and mounting systems, to third parties, often on a multi-year, firm commitment basis. The Company’s R&C Segment focuses on solar equipment sales into the residential and small commercial market through its third-party global dealer network, as well as direct sales and EPC and O&M services in the United States and Europe for rooftop and ground-mounted solar power systems for the new homes, commercial and public sectors.

On June 21, 2011, the Company became a majority owned subsidiary of Total Gas & Power USA, SAS, a French société par actions simplifiée (“Total”), a subsidiary of Total S.A., a French société anonyme (“Total S.A.”), through a tender offer and Total’s purchase of 60% of the outstanding class A common stock and class B common stock of the Company as of June 13, 2011 (see Note 2).

Basis of Presentation and Preparation

Principles of Consolidation

The accompanying condensed consolidated interim financial statements have been prepared under the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting and include the accounts of the Company and all of its subsidiaries. Intercompany transactions and balances have been eliminated in consolidation. The year-end Condensed Consolidated Balance Sheet data was derived from audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011 (the “fiscal 2010 Form 10-K”).

Fiscal Years

The Company reports on a fiscal-year basis and ends its quarters on the Sunday closest to the end of the applicable calendar quarter, except in a 53 -week fiscal year, in which case the additional week falls into the fourth quarter of that fiscal year. Both fiscal year 2011 and 2010 consist of 52 weeks. The third quarter of fiscal 2011 ended on October 2, 2011 and the third quarter of fiscal 2010 ended on October 3, 2010.

Management Estimates

The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates in

7

these financial statements include percentage-of-completion for construction projects, allowances for doubtful accounts receivable and sales returns, inventory and project assets write-downs, stock-based compensation, estimates for future cash flows and economic useful lives of property, plant and equipment, goodwill, valuations for business combinations, other intangible assets and other long-term assets, asset impairments, fair value of financial instruments, certain accrued liabilities including accrued warranty, restructuring and termination of supply contracts reserves, valuation of debt without the conversion feature, valuation of share lending arrangements, income taxes and tax valuation allowances. Actual results could materially differ from those estimates.

In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, which the Company believes are necessary for a fair statement of the Company’s financial position as of October 2, 2011, its results of operations for the three and nine months ended October 2, 2011 and October 3, 2010 and cash flows for the nine months ended October 2, 2011 and October 3, 2010. These condensed consolidated financial statements are not necessarily indicative of the results to be expected for the entire year.

Summary of Significant Accounting Policies

These condensed consolidated financial statements and accompanying notes should be read in conjunction with the Company’s annual consolidated financial statements and notes thereto contained in the fiscal 2010 Form 10-K. There have been no significant changes in the Company’s significant accounting policies for the three months ended October 2, 2011, as compared to the significant accounting policies described in the fiscal 2010 Form 10-K.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) amended its fair value principles and disclosure requirements. The amended fair value guidance states that the concepts of highest and best use and valuation premise are only relevant when measuring the fair value of nonfinancial assets and prohibits the grouping of financial instruments for purposes of determining their fair values when the unit of account is specified in other guidance. The amendment will be effective for the Company on January 2, 2012. The Company does not anticipate that this amendment will have a material impact on its financial statements.

In June 2011, the FASB amended its disclosure guidance related to the presentation of comprehensive income. This amendment eliminates the option to report other comprehensive income and its components in the statement of changes in equity and requires presentation and reclassification adjustments on the face of the income statement. The amendment will be effective for the Company on January 2, 2012 and will not have any impact on our financial position, but will impact our financial statement presentation.

In September 2011, the FASB amended its goodwill guidance by providing entities an option to use a qualitative approach to test goodwill for impairment. An entity will be able to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed two step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. The amendment will be effective for the Company on January 2, 2012. The Company does not anticipate that this amendment will have a material impact on its financial statements.

Note 2. TRANSACTIONS WITH TOTAL AND TOTAL S.A.

On April 28, 2011, the Company and Total entered into a Tender Offer Agreement (the “Tender Offer Agreement”), pursuant to which, on May 3, 2011, Total commenced a cash tender offer to acquire up to 60% of the Company’s outstanding shares of class A common stock and up to 60% of the Company’s outstanding shares

8

of class B common stock (the “Tender Offer”) at a price of $23.25 per share for each class. The consummation of the Tender Offer was subject to customary closing conditions, including a minimum of 50% of the outstanding shares of each of the class A common stock and class B common stock being tendered, clearance by U.S. and European Union antitrust authorities, and other customary closing conditions. On May 9, 2011 the U.S. Federal Trade Commission granted the Company and Total S.A. early termination of the waiting period otherwise required for the parties to achieve U.S. antitrust approval.

The offer expired on June 14, 2011 and Total accepted for payment on June 21, 2011 a total of 34,756,682 shares of the Company’s class A common stock and 25,220,000 shares of the Company’s class B common stock, representing 60% of each class of its outstanding common stock as of June 13, 2011, for a total cost of approximately $1.4 billion. On June 28, 2011, the European Commission granted clearance for the Tender Offer transaction. As a result of the Commission clearance, Total is permitted to fully exercise voting and election rights over the purchased shares, as well as fully exercise its rights under the Credit Support Agreement, the Affiliation Agreement, and the Research & Collaboration Agreement described below.

Credit Support Agreement

In connection with the Tender Offer, the Company and Total S.A. entered into a Credit Support Agreement (the “Credit Support Agreement”) under which Total S.A. has agreed to enter into one or more guarantee agreements (each a “Guaranty”) with banks providing letter of credit facilities to the Company in support of certain Company businesses and other permitted purposes. Total S.A. will guarantee the payment to the applicable issuing bank of the Company’s obligation to reimburse a draw on a letter of credit and pay interest thereon in accordance with the letter of credit facility between such bank and the Company. The Credit Support Agreement became effective on June 28, 2011, the date on which the European Commission granted antitrust clearance (the “CSA Effective Date”). Under the Credit Support Agreement, at any time from the CSA Effective Date until the fifth anniversary of the CSA Effective Date, the Company may request that Total S.A. provide a Guaranty in support of the Company’s payment obligations with respect to a letter of credit facility. Total S.A. is required to issue and enter into the Guaranty requested by the Company, subject to certain terms and conditions that may be waived by Total S.A., and subject to certain other conditions.

In consideration for the commitments of Total S.A., the Company is required to pay Total S.A. a guarantee fee for each letter of credit that is the subject of a Guaranty and was outstanding for all or part of the preceding calendar quarter.

The Company is also required to reimburse Total S.A. for payments made under any Guaranty and certain expenses of Total S.A., plus interest on both.

The Company has agreed to undertake certain actions, including, but not limited to, ensuring that the payment obligations of the Company to Total S.A. rank at least equal in right of payment with all of the Company’s other present and future indebtedness, other than certain permitted secured indebtedness. The Company has also agreed to refrain from taking certain actions, including refraining from making any equity distributions so long as it has any outstanding repayment obligation to Total S.A. resulting from a draw on a guaranteed letter of credit.

The Credit Support Agreement will terminate following the fifth anniversary of the CSA Effective Date, after the later of the payment in full of all obligations thereunder and the termination or expiration of each Guaranty provided thereunder.

Affiliation Agreement

In connection with the Tender Offer, the Company and Total entered into an Affiliation Agreement that governs the relationship between Total and the Company following the close of the Tender Offer (the “Affiliation Agreement”). Until the expiration of a standstill period (the “Standstill Period”), Total, Total S.A.,

9

any of their respective affiliates and certain other related parties (the “Total Group”) may not effect, seek, or enter into discussions with any third party regarding any transaction that would result in the Total Group beneficially owning shares of the Company in excess of certain thresholds, or request the Company or the Company’s independent directors, officers or employees, to amend or waive any of the standstill restrictions applicable to the Total Group.

The Affiliation Agreement imposes certain limitations on the Total Group’s ability to seek to effect a tender offer or merger to acquire 100% of the outstanding voting power of the Company and imposes certain limitations on the Total Group’s ability to transfer 40% or more of outstanding shares or voting power of the Company to a single person or group that is not a direct or indirect subsidiary of Total S.A. During the Standstill Period, no member of the Total Group may, among other things, solicit proxies or become a participant in an election contest relating to the election of directors to the Company’s Board of Directors.

The Affiliation Agreement provides Total with the right to maintain its percentage ownership in connection with any new securities issued by the Company, and Total may also purchase shares on the open market or in private transactions with disinterested stockholders, subject in each case to certain restrictions.

In accordance with the terms of the Affiliation Agreement, on July 1, 2011, the Company’s Board of Directors expanded the size of the Board of Directors to eleven members and elected six nominees from Total as directors, following which the Board of Directors was composed of the Chief Executive Officer of the Company (who also serves as the chairman of the Company’s Board of Directors), four existing non-Total designated members of the Company’s Board of Directors, and six directors designated by Total. Directors designated by Total also serve on certain committees of the Company’s Board of Directors. On the first anniversary of the consummation of the Tender Offer, the size of the Company’s Board of Directors will be reduced to nine members and one non-Total designated director and one director designated by Total will resign from the Company’s Board of Directors. If the Total Group’s ownership percentage of Company common stock declines, the number of members of the Company’s Board of Directors that Total is entitled to nominate to the Company’s Board of Directors will be reduced as set forth in the Affiliation Agreement.

The Affiliation Agreement also imposes certain restrictions with respect to the Company’s and the Company’s Board of Directors’ ability to take certain actions, including specifying certain actions that require approval by the directors other than the directors appointed by Total and other actions that require stockholder approval by Total.

Affiliation Agreement Guaranty

Total S.A. has entered into a guaranty (the “Affiliation Agreement Guaranty”) pursuant to which Total S.A. unconditionally guarantees the full and prompt payment of Total S.A.’s, Total’s and each of Total S.A.’s direct and indirect subsidiaries’ payment obligations under the Affiliation Agreement and the full and prompt performance of Total S.A.’s, Total’s and each of Total S.A.’s direct and indirect subsidiaries’ representations, warranties, covenants, duties and agreements contained in the Affiliation Agreement.

Research & Collaboration Agreement

In connection with the Tender Offer, Total and the Company have entered into a Research & Collaboration Agreement (the “R&D Agreement”) that establishes a framework under which they may engage in long-term research and development collaboration (“R&D Collaboration”). The R&D Collaboration is expected to encompass a number of different projects (“R&D Projects”), with a focus on advancing technology in the area of photovoltaics. The primary purpose of the R&D Collaboration is to: (i) maintain and expand the Company’s technology position in the crystalline silicon domain; (ii) ensure the Company’s industrial competitiveness; and (iii) guarantee a sustainable position for both the Company and Total to be best-in-class industry players.

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The R&D Agreement contemplates a joint committee (the “R&D Strategic Committee”) that identifies, plans and manages the R&D Collaboration. Due to the impracticability of anticipating and establishing all of the legal and business terms that will be applicable to the R&D Collaboration or to each R&D Project, the R&D Agreement sets forth broad principles applicable to the parties’ potential R&D Collaboration, and the R&D Collaboration Committee establishes the particular terms governing each particular R&D Project consistent with the terms set forth in the R&D Agreement.

Registration Rights Agreement

In connection with the Tender Offer, Total and the Company entered into a customary registration rights agreement (the “Registration Rights Agreement”) related to Total’s ownership of Company shares. The Registration Rights Agreement provides Total with shelf registration rights, subject to certain customary exceptions, and up to two demand registration rights in any 12-month period, also subject to certain customary exceptions. Total also has certain rights to participate in any registrations of securities initiated by the Company. The Company will generally pay all costs and expenses incurred by the Company and Total in connection with any shelf or demand registration (other than selling expenses incurred by Total). The Company and Total have also agreed to certain indemnification rights. The Registration Rights Agreement terminates on the first date on which: (i) the shares held by Total constitute less than 5% of the then-outstanding common stock; (ii) all securities held by Total may be immediately resold pursuant to Rule 144 promulgated under the Securities and Exchange Act of 1934 (the “Exchange Act”) during any 90-day period without any volume limitation or other restriction; or (iii) the Company ceases to be subject to the reporting requirements of the Exchange Act.

Stockholder Rights Plan

On April 28, 2011, prior to the execution of the Tender Offer Agreement, the Company entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement, dated August 12, 2008, by and between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), in order to, among other things, render the rights therein inapplicable to each of: (i) the approval, execution or delivery of the Tender Offer Agreement; (ii) the commencement or consummation of the Tender Offer; (iii) the consummation of the other transactions contemplated by the Tender Offer Agreement and the related agreements; and (iv) the public or other announcement of any of the foregoing.

On June 14, 2011, the Company entered into a second amendment to the Rights Agreement (the “Second Rights Agreement Amendment”), in order to, among other things, exempt Total, Total S.A. and certain of their affiliates and certain members of a group of which they may become members from the definition of “Acquiring Person” such that the rights issuable pursuant to the Rights Agreement will not become issuable in connection with the completion of the Tender Offer.

By-laws Amendment

On June 14, 2011, the Board of Directors approved the amendment of the Company’s By-laws (the “By-laws”). The changes are required under the Affiliation Agreement. The amendments: (i) allow any member of the Total Group to call a meeting of stockholders for the sole purpose of considering and voting on a proposal to effect a Terra Merger (as defined in the Affiliation Agreement) or a Transferee Merger (as defined in the Affiliation Agreement); (ii) provide that the number of directors of the Board shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board at any regular or special meeting; (iii) require, prior to the termination of the Affiliation Agreement, a majority of independent directors’ approval to amend the By-laws so long as Total, together with Total S.A.’s subsidiaries collectively own at least 30% of the voting securities of the Company as well as require, prior to the termination of the Affiliation Agreement, Total’s written consent during the Terra Stockholder Approval Period (as defined in the Affiliation Agreement) to amend the By-laws; and (iv) make certain other conforming changes to the By-laws.

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The Tender Offer Agreement, Tender Offer Agreement Guaranty, Credit Support Agreement, Affiliation Agreement, Affiliation Agreement Guaranty, Research and Collaboration Agreement, Registration Rights Agreement, Rights Agreement Amendment, Second Rights Agreement Amendment and By-laws, and amendments thereto, are attached to, and more fully described in, the Company’s Form 8-Ks as filed with the SEC on May 2, 2011, June 7, 2011, and June 15, 2011.

Note 3. SALE OF DISCONTINUED OPERATIONS

In connection with a strategic acquisition on March 26, 2010, the Company acquired a European project company, Cassiopea PV S.r.l (“Cassiopea”), which operated a previously completed 20 megawatt alternating current (“MWac”) solar power plant in Montalto di Castro, Italy. In the period in which an asset of the Company is classified as held-for-sale, it is required to present for all periods the related assets, liabilities and results of operations associated with that asset as discontinued operations. On August 5, 2010, the Company sold the assets and liabilities of Cassiopea. Therefore, Cassiopea’s results of operations were classified as “Income from discontinued operations, net of taxes” in the Condensed Consolidated Statement of Operations in the three and nine months ended October 3, 2010.

In both the three and nine months ended October 3, 2010, results of operations related to Cassiopea were as follows:

	Three Months Ended	Nine Months Ended
(In thousands)	October 3, 2010	October 3, 2010
Utility and power plants revenue	$3,176	$11,081
Gross margin	3,176	11,081
Income (loss) from discontinued operations before sale of business unit	(5,648)	5,862
Gain on sale of business unit	7,937	7,937
Income before income taxes	2,289	13,799
Income from discontinued operations, net of taxes	1,570	9,466

Note 4. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table presents the changes in the carrying amount of goodwill under the Company’s reportable business segments:

(In thousands)	UPP	R&C	Total
As of January 2, 2011	$226,350	$118,920	$345,270
Goodwill impairment	(226,350)	(83,107)	(309,457)
Translation adjustment	—	177	177

As of October 2, 2011	$—	$35,990	$35,990

Goodwill is tested for impairment at least annually, or more frequently if certain indicators are present. A two-step process is used to test for goodwill impairment. The first step is to determine if there is an indication of impairment by comparing the estimated fair value of each reporting unit to its carrying value, including existing goodwill. Goodwill is considered impaired if the carrying value of a reporting unit exceeds the estimated fair value. Upon an indication of impairment, a second step is performed to determine the amount of the impairment by comparing the implied fair value of the reporting unit’s goodwill with its carrying value.

The Company conducts its annual impairment test of goodwill as of the Sunday closest to the end of the third fiscal quarter of each year. Impairment of goodwill is tested at the Company’s reporting unit level.

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Management determined the UPP Segment and R&C Segment each have two reporting units, UPP-International and UPP-Americas for UPP Segment, and Residential and Light Commercial and North American Commercial for R&C Segment. In estimating the fair value of the reporting units, the Company makes estimates and judgments about its future cash flows using an income approach defined as Level 3 inputs under fair value measurement standards. The income approach, specifically a discounted cash flow analysis, included assumptions for, among others, forecasted revenue, gross margin, operating income, working capital cash flow, perpetual growth rates and long-term discount rates, all of which require significant judgment by management. The sum of the fair values of the Company’s reporting units are also compared to its external market capitalization to determine the appropriateness of its assumptions and adjusted, if appropriate. These assumptions took into account the current industry environment and its impact on the Company’s business. Based on the impairment test as of October 2, 2011, the Company determined that the carrying value of the UPP-International, UPP-Americas, and Residential and Light Commercial reporting units exceeded their fair value. As a result, the Company performed the second step of the impairment analysis for the three reporting units discussed above. The Company’s calculation of the implied fair value of goodwill included significant assumptions for, among others, the fair values of recognized assets and liabilities and of unrecognized intangible assets, all of which require significant judgment by management. The Company calculated that the implied fair value of goodwill for the three reporting units was zero and therefore recorded a goodwill impairment loss of $ 309.5 million, representing all of the goodwill associated with these reporting units. As of October 2, 2011, the fair value of the remaining reporting unit, North American Commercial, significantly exceeded the carrying value under the first step of the goodwill impairment test; therefore, goodwill was not impaired.

Intangible Assets

The following tables present details of the Company’s acquired other intangible assets:

(In thousands)	Gross	Accumulated Amortization	Net
As of October 2, 2011
Patents, trade names and purchased technology	$49,892	$(49,892)	$—
Purchased in-process research and development	1,000	(153)	847
Customer relationships and other	28,251	(23,191)	5,060

	$79,143	$(73,236)	$5,907

As of January 2, 2011
Project assets	$79,160	$(22,627)	$56,533
Patents, trade names and purchased technology	55,144	(54,563)	581
Purchased in-process research and development	1,000	(28)	972
Customer relationships and other	40,525	(31,823)	8,702

	$175,829	$(109,041)	$66,788

All of the Company’s acquired other intangible assets are subject to amortization. Aggregate amortization expense for other intangible assets totaled $6.7 million and $20.6 million in the three and nine months ended October 2, 2011, respectively, and $11.6 million and $28.0 million in the three and nine months ended October 3, 2010, respectively.

The Company reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. During the three months ended October 2, 2011, the Company determined the carrying value of certain intangible assets related to strategic acquisitions of EPC and O&M project pipelines in Europe were no longer recoverable and recognized an impairment loss of $40.3 million during the three and nine months ended October 2, 2011. The Company determined that the carrying value of the intangible assets was not recoverable as the carrying value of the asset group which contained the intangible assets exceeded the undiscounted cash flows of the asset group for a period of time

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commensurate with the remaining useful life of the primary asset of the group plus a salvage value of the asset group at the end of this period. The impairment loss was calculated by comparing the fair value of the intangible assets to their carrying value. In calculating the fair value of the intangible assets, the Company utilized discounted cash flow assumptions related to the acquired EPC and O&M project pipelines in Europe. The significant decline in fair value of the intangible assets was primarily attributable to the change in government incentives in Europe.

As of October 2, 2011, the estimated future amortization expense related to other intangible assets is as follows:

(In thousands)	Amount
Year
2011 (remaining three months)	$1,054
2012	4,109
2013	272
2014	167
2015	167
Thereafter	138

$5,907

Note 5. BALANCE SHEET COMPONENTS

	As of
(In thousands)	October 2, 2011	January 2, 2011
Accounts receivable, net:
Accounts receivable, gross	$452,672	$389,554
Less: allowance for doubtful accounts	(12,143)	(5,967)
Less: allowance for sales returns	(2,438)	(2,387)

	$438,091	$381,200

Inventories:
Raw materials	$75,269	$70,683
Work-in-process	50,903	35,658
Finished goods	299,061	207,057

	$425,233	$313,398

Prepaid expenses and other current assets:
VAT receivables, current portion	$38,249	$26,500
Foreign currency derivatives	79,464	35,954
Income tax receivable	8,953	1,513
Deferred project costs	75,346	934
Other current assets	6,137	13,605
Other receivables (1)	116,092	83,712
Other prepaid expenses	29,845	30,716

	$354,086	$192,934

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(1)	Includes tolling agreements with suppliers in which the Company provides polysilicon required for silicon ingot manufacturing and procures the manufactured silicon ingots from the suppliers (see Notes 8 and 9).

Project assets—plants and land:
Project assets—plants	$13,038	$28,784
Project assets—land	54,835	17,322

	$67,873	$46,106

Project assets—plants and land, current portion	$34,426	$23,868
Project assets—plants and land, net of current portion	$33,447	$22,238

Property, plant and equipment, net:
Land and buildings	$13,912	$13,912
Leasehold improvements	239,079	207,248
Manufacturing equipment (2)	578,511	551,815
Computer equipment	57,203	46,603
Solar power systems	11,621	10,614
Furniture and fixtures	7,053	5,555
Construction-in-process	39,838	28,308

	947,217	864,055
Less: accumulated depreciation (3)	(362,195)	(285,435)

	$585,022	$578,620

(2)	Certain manufacturing equipment associated with solar cell manufacturing lines located at one of the Company’s facilities in the Philippines is collateralized in favor of a third-party lender. The Company also provided security for advance payments received from a third party in fiscal 2008 in the form of collateralized manufacturing equipment with a net book value of $22.6 million and $28.3 million as of October 2, 2011 and January 2, 2011, respectively.
(3)	Total depreciation expense was $30.3 million and $84.0 million for the three and nine months ended October 2, 2011, respectively, and $26.4 million and $75.7 million for the three and nine months ended October 3, 2010, respectively.

	As of
(In thousands)	October 2, 2011	January 2, 2011
Property, plant and equipment, net by geography (4):
Philippines	$474,574	$502,131
North America	104,079	73,860
Europe	6,188	2,400
Australia	181	229

	$585,022	$578,620

(4)	Property, plant and equipment, net are based on the physical location of the assets.

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The below table presents the cash and non-cash interest expense capitalized to property plant and equipment and project assets during the three and nine months ended October 2, 2011 and October 3, 2010, respectively.

	Three Months Ended		Nine Months Ended
(In thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Interest expense:
Interest cost incurred	$(18,729)	$(17,827)	$(52,832)	$(49,944)
Cash interest cost capitalized—property, plant and equipment	297	413	1,182	1,185
Non-cash interest cost capitalized—property, plant and equipment	113	657	834	1,752
Cash interest cost capitalized—project assets—plant and land	534	790	1,140	790
Non-cash interest cost capitalized—project assets—plant and land	689	1,199	1,262	1,199

Interest expense	$(17,096)	$(14,768)	$(48,414)	$(45,018)

	As of
(In thousands)	October 2, 2011	January 2, 2011
Other long-term assets:
Investments in joint ventures	$191,644	$116,444
Bond hedge derivative	695	34,491
Investments in non-public companies	6,418	6,418
VAT receivables, net of current portion	6,254	7,002
Long-term debt issuance costs	11,221	12,241
Other	19,365	1,698

	$235,597	$178,294

	As of
(In thousands)	October 2, 2011	January 2, 2011
Accrued liabilities:
VAT payables	$8,305	$11,699
Foreign currency derivatives	33,011	10,264
Short-term warranty reserves	13,675	14,639
Interest payable	6,875	6,982
Deferred revenue	48,674	21,972
Employee compensation and employee benefits	34,603	33,227
Restructuring liability	9,686	—
Other	57,816	38,921

	$212,645	$137,704

Other long-term liabilities:
Embedded conversion option derivatives	$711	$34,839
Long-term warranty reserves	69,990	48,923
Unrecognized tax benefits	27,134	24,894
Other	29,555	22,476

	$127,390	$131,132

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Note 6. INVESTMENTS

The Company’s investments in money market funds and debt securities, classified as available-for-sale, are carried at fair value. Debt securities that are classified as held-to-maturity are carried at amortized costs. Fair values are determined based on a hierarchy that prioritizes the inputs to valuation techniques by assigning the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1”) and the lowest priority to unobservable inputs (“Level 3”). Level 2 measurements are inputs that are observable for assets or liabilities, either directly or indirectly, other than quoted prices included within Level 1.

The following tables present information about the Company’s investments in money market funds and debt securities, classified as available-for-sale, that are measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value. Information about the Company’s convertible debenture derivatives measured at fair value on a recurring basis is disclosed in Note 10. Information about the Company’s foreign currency derivatives measured at fair value on a recurring basis is disclosed in Note 12. The Company did not have any nonfinancial assets or liabilities that were recognized or disclosed at fair value on a recurring basis in its condensed consolidated financial statements.

	October 2, 2011				January 2, 2011
(In thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$71,553	$—	$—	$71,553	$488,626	$—	$172	$488,798
Debt securities	—	—	—	—	—	38,548	—	38,548

	$71,553	$—	$—	$71,553	$488,626	$38,548	$172	$527,346

There were no transfers between Level 1, Level 2 and Level 3 measurements during the three and nine months ended October 2, 2011.

Money Market Funds

The majority of the Company’s money market fund instruments are classified within Level 1 of the fair value hierarchy because they are valued using quoted prices for identical instruments in active markets. Investments in money market funds utilizing Level 3 inputs consisted of the Company’s investment in the Reserve International Liquidity Fund which amounted to $0.2 million as of January 2, 2011. The Company had estimated the value of its investment in the Reserve International Liquidity Fund to be $0.2 million based on information publicly disclosed by the Reserve International Liquidity Fund relative to its holdings and remaining obligations. On March 3, 2011, the Company recovered $0.3 million from the Reserve International Liquidity Fund. The recovery was $0.1 million in excess of the recorded fair value and was reflected as a gain within “Other, net” in the Condensed Consolidated Statement of Operations for the nine months ended October 2, 2011. The Company had no remaining investments with Level 2 or Level 3 measurements as of October 2, 2011.

Debt Securities

Investments in debt securities classified as held-to-maturity as of October 2, 2011 consist of Philippine government bonds purchased in the third quarter of fiscal 2011 which are maintained as collateral for present and future business transactions within the country. These bonds have maturity dates of up to 5 years and are classified as “Restricted long term investments” on the Company’s Condensed Consolidated Balance Sheets. The Company records such held-to-maturity investments at amortized cost based on its ability and intent to hold the securities until maturity. The Company monitors for changes in circumstances and events which would impact its ability and intent to hold such securities until the recorded amortized cost is recovered. The Company incurred no other-than-temporary impairment loss in the three and nine months ended October 2, 2011.

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Investments in debt securities classified as available-for-sale, utilizing Level 2 inputs, as of January 2, 2011 consisted of bonds purchased in the fourth quarter of fiscal 2010. The bonds were guaranteed by the Italian government. The Company based its valuation of these bonds on movements of Italian sovereign bond rates since the time of purchase and incurred no other-than-temporary impairment loss in the three and nine months ended October 2, 2011. This valuation is corroborated by comparison to third-party financial institution valuations. The fair value of the Company’s investments in bonds totaled €29.5 million as of January 2, 2011. On May 23, 2011, the bonds were sold for net proceeds of €29.3 million which was €0.2 million below the recorded fair value of €29.5 million on the sale date. The €0.2 million difference was reflected as a loss within “Other, net” in the Condensed Consolidated Statement of Operations for the nine months ended October 2, 2011.

Available-for-Sale Securities

Available-for-sale securities are comprised of the fair value of the Company’s debt securities, including any other-than temporary impairment loss incurred. The classification of available-for-sale securities and cash and cash equivalents is as follows:

	October 2, 2011			January 2, 2011
(In thousands)	Available- For-Sale	Cash and Cash Equivalents (2)	Total	Available- For-Sale	Cash and Cash Equivalents (2)	Total
Cash and cash equivalents	$—	$374,562	$374,562	$—	$605,420	$605,420
Short-term restricted cash and cash equivalents (1)	—	2,871	2,871	—	117,462	117,462
Short-term investments	—	—	—	38,548	172	38,720
Long-term restricted cash and cash equivalents (1)	—	223,639	223,639	—	138,837	138,837

	$—	$601,072	$601,072	$38,548	$861,891	$900,439

(1)	Details regarding the Company’s cash in restricted accounts are contained in the Company’s annual consolidated financial statements and notes thereto for the year ended January 2, 2011 included in the fiscal 2010 Form 10-K.
(2)	Includes money market funds.

Minority Investments in Joint Ventures and Other Non-Public Companies

The Company holds minority investments in joint ventures and other non-public companies comprised of convertible promissory notes, common and preferred stock. The Company monitors these minority investments for impairment, which are included in “Prepaid expenses and other current assets” and “Other long-term assets” in its Condensed Consolidated Balance Sheets, and records reductions in the carrying values when necessary. Circumstances that indicate an other-than-temporary decline include the valuation ascribed to the issuing company in subsequent financing rounds, decreases in quoted market prices and declines in operations of the issuer. As of October 2, 2011 and January 2, 2011, the Company had $191.6 million and $116.4 million, respectively, in investments in joint ventures accounted for under the equity method and $12.1 million and $16.4 million, respectively, in investments accounted for under the cost method (see Note 5 and Note 9).

Note 7. RESTRUCTURING

In response to reductions in European government incentives, primarily in Italy, which have had a significant impact on the global solar market, on June 13, 2011, the Company’s Board of Directors approved a restructuring plan to realign the Company’s resources. The restructuring plan eliminates approximately 85 positions, or 2% of the Company’s workforce, in addition to the consolidation or closure of certain facilities in

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Europe. The Company expects to record restructuring charges of up to $22.0 million, related to the UPP Segment, in the twelve months following the approval and implementation of the plan, of which $0.6 million and $13.9 million has been recognized in the three and nine months ending October 2, 2011, respectively. The Company expects greater than 90% of restructuring related charges to be cash.

Restructuring charges recognized during the three and nine months ended October 2, 2011 in the Condensed Consolidated Statements of Operations consisted of zero and $12.3 million, respectively, of employee severance, benefits and accelerated vesting of promissory notes, zero and $0.7 million, respectively, of lease and related termination costs, and $0.6 million and $0.9 million, respectively, of legal and other related charges.

As of October 2, 2011, $9.7 million associated with the restructuring was recorded in “Accrued liabilities” on the Company’s Condensed Consolidated Balance Sheet. The following tables summarize the restructuring reserve activity during the three and nine months ended October 2, 2011:

	Nine Months Ended
(In thousands)	Severance Benefits (1)	Lease and Related Termination Costs	Other Costs (2)	Total
Accrued liability as of January 2, 2011	$—	$—	$—	$—
Charges	10,911	713	320	11,944
Payments	(905)	—	—	(905)

Accrued liability as of July 3, 2011	$10,006	$713	$320	$11,039
Charges	$—	$—	$637	$637
Payments	$(1,454)	$—	$(536)	$(1,990)

Accrued liability as of October 2, 2011	$8,552	$713	$421	$9,686

(1)	Restructuring reserve charges above exclude $1.4 million of charges associated with the accelerated vesting of promissory notes, in accordance with the terms of each agreement, previously issued as consideration for an acquisition completed in the first quarter of fiscal 2010. The $1.4 million charge is separately in “Accrued liabilities” on the Company’s Balance Sheet as October 2, 2011, and in “Restructuring charges” on the Company’s Condensed Consolidated Statement of Operations for the nine months ended October 2, 2011.
(2)	Other costs primarily represent associated legal services.

Note 8. COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company leased its San Jose, California facility under a non-cancellable operating lease from Cypress Semiconductor Corporation (“Cypress”) which expired in May 2011. In May 2011 the Company moved to new offices in San Jose, California under a non-cancellable operating lease from an unaffiliated third party through April 2021. In addition, the Company leases its Richmond, California facility under a non-cancellable operating lease from an unaffiliated third party, which expires in December 2018. The Company also has various lease arrangements, including for its European headquarters located in Geneva, Switzerland under a lease that expires in September 2012, as well as sales and support offices in Southern California, New Jersey, Oregon, Australia, England, France, Germany, Greece, Israel, Italy, Malta, Spain and South Korea, all of which are leased from unaffiliated third parties. In addition, in the first quarter of fiscal 2010, the Company acquired a lease arrangement in London, England, which was leased from a party affiliated with the Company and expired on August 7, 2011. In August 2011, the Company entered into a non-cancellable operating lease agreement for its solar module facility in Mexicali, Mexico from an unaffiliated third party through August 2021.

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In fiscal 2009, the Company signed a commercial project financing agreement with Wells Fargo to fund up to $100 million of commercial-scale solar power system projects through December 31, 2010. On July 16, 2011, the Company and Wells Fargo amended the agreement to extend through June 30, 2012. As of October 2, 2011, the Company leases six solar power systems from Wells Fargo over minimum lease terms of up to 20 years that it had previously sold to Wells Fargo, of which two of these sales occurred during the nine months ended October 2, 2011. Separately, the Company entered into power purchase agreements (“PPAs”) with end customers, who host the leased solar power systems and buy the electricity directly from the Company under PPAs with a duration of up to 20 years. At the end of the lease term, the Company has the option to purchase the systems at fair value or remove the systems. The deferred profit on the sale of the systems to Wells Fargo is recognized over the minimum term of the lease.

Future minimum obligations under all non-cancellable operating leases as of October 2, 2011 are as follows:

(In thousands)	Amount
Year
2011 (remaining three months)	$4,125
2012	13,323
2013	12,935
2014	11,516
2015	10,100
Thereafter	51,265

$103,264

Purchase Commitments

The Company purchases raw materials for inventory and manufacturing equipment from a variety of vendors. During the normal course of business, in order to manage manufacturing lead times and help assure adequate supply, the Company enters into agreements with contract manufacturers and suppliers that either allow them to procure goods and services based on specifications defined by the Company, or that establish parameters defining the Company’s requirements. In certain instances, these agreements allow the Company the option to cancel, reschedule or adjust the Company’s requirements based on its business needs prior to firm orders being placed. Consequently, only a portion of the Company’s disclosed purchase commitments arising from these agreements are firm, non-cancellable and unconditional commitments.

The Company also has agreements with several suppliers, including some of its non-consolidated joint ventures, for the procurement of polysilicon, ingots, wafers, solar cells, solar panels and Solar Renewable Energy Credits which specify future quantities and pricing of products to be supplied by the vendors for periods up to 10 years and provide for certain consequences, such as forfeiture of advanced deposits and liquidated damages relating to previous purchases, in the event that the Company terminates the arrangements. Where pricing is specified for future periods, in some contracts, the Company may reduce its purchase commitment under the contract if the Company obtains a bona fide third party offer at a price that is a certain percentage lower than the applicable purchase price in the existing contract. If market prices decrease, the Company intends to use such provisions to either move its purchasing to another supplier or to force the initial supplier to reduce its price to remain competitive with market pricing.

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As of October 2, 2011, total obligations related to non-cancellable purchase orders totaled $0.2 billion and long-term supply agreements with suppliers totaled $4.6 billion. Of the total future purchase commitments of $4.8 billion as of October 2, 2011, $2.0 billion are for commitments to its non-consolidated joint ventures. Future purchase obligations under non-cancellable purchase orders and long-term supply agreements as of October 2, 2011 are as follows:

(In thousands)	Amount
Year
2011 (remaining three months)	$499,777
2012	515,957
2013	585,552
2014	781,316
2015	839,685
Thereafter	1,548,809

$4,771,096

Total future purchase commitments of $4.8 billion as of October 2, 2011 included tolling agreements with suppliers in which the Company provides polysilicon required for silicon ingot manufacturing and procures the manufactured silicon ingots from the supplier. Annual future purchase commitments in the table above are calculated using the gross price paid by the Company for silicon ingots and are not reduced by the price paid by suppliers for polysilicon. Total future purchase commitments as of October 2, 2011 would be reduced by $1.4 billion to $3.4 billion had the Company’s obligations under such tolling agreements been disclosed using net cash outflows.

The Company expects that all obligations related to non-cancellable purchase orders for manufacturing equipment will be recovered through future cash flows of the solar cell manufacturing lines and solar panel assembly lines when such long-lived assets are placed in service. Factors considered important that could result in an impairment review include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets and significant negative industry or economic trends. Obligations related to non-cancellable purchase orders for inventories match current and forecasted sales orders that will consume these ordered materials and actual consumption of these ordered materials are compared to expected demand regularly. The Company anticipates total obligations related to long-term supply agreements for inventories will be recovered because quantities are less than management’s expected demand for its solar power products. However, the terms of the long-term supply agreements are reviewed by management and the Company establishes accruals for estimated losses on adverse purchase commitments as necessary, such as lower of cost or market value adjustments, forfeiture of advanced deposits and liquidated damages. Such accruals will be recorded when the Company determines the cost of purchasing the components is higher than the estimated current market value or when it believes it is probable such components will not be utilized in future operations. During the three and nine months ended October 2, 2011, the Company recorded charges amounting to zero and $32.5 million, respectively, related to the write-down of third-party inventory and costs associated with the termination of third-party solar cell supply contracts after reductions in European government incentives drove down demand and average selling price in certain areas of Europe.

Advances to Suppliers

As noted above, the Company has entered into agreements with various polysilicon, ingot, wafer, solar cell and solar panel vendors that specify future quantities and pricing of products to be supplied by the vendors for periods up to 10 years. Certain agreements also provide for penalties or forfeiture of advanced deposits in the event the Company terminates the arrangements. Under certain agreements, the Company is required to make prepayments to the vendors over the terms of the arrangements. During the three and nine months ended October 2, 2011, the Company paid advances totaling zero and $26.9 million, respectively, in accordance with

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the terms of existing long-term supply agreements. As of October 2, 2011 and January 2, 2011, advances to suppliers totaled $296.5 million and $287.1 million, respectively, the current portion of which is $37.1 million and $31.7 million, respectively. Two suppliers accounted for 76% and 23% of total advances to suppliers as of October 2, 2011, and 83% and 13% as of January 2, 2011.

The Company’s future prepayment obligations related to these agreements as of October 2, 2011 are as follows:

(In thousands)	Amount
Year
2011 (remaining three months)	$110,493
2012	102,883
2013	7,350

$220,726

In January 2008, the Company entered into an Option Agreement with NorSun AS (“NorSun”), a manufacturer of silicon ingots and wafers, under which the Company would deliver cash advance payments to NorSun for the purchase of polysilicon under a long-term polysilicon supply agreement. The Company paid a cash advance of $5.0 million to NorSun during the fourth quarter of fiscal 2009. The Option Agreement provided NorSun an option to sell a 23.3% equity interest in a joint venture to the Company at a price equal to the $5.0 million cash advance. On December 3, 2010, NorSun entered into an agreement with a third party to sell its equity interest in the joint venture at cost, including the Company’s indirect equity interest of 23.3% at $5.0 million. That agreement became effective in the first quarter of fiscal 2011 and accordingly the Option Agreement was terminated. In connection with the termination of the Option Agreement, on March 31, 2011, the $5.0 million cash advance was returned to the Company.

Product Warranties

The Company generally warrants or guarantees the performance of the solar panels that it manufactures at certain levels of power output for 25 years. In addition, the Company passes through to customers long-term warranties from the original equipment manufacturers (“OEM”) of certain system components, such as inverters. Warranties of 25 years from solar panels suppliers are standard in the solar industry, while inverters typically carry warranty periods ranging from 5 to 10 years. In addition, the Company generally warrants its workmanship on installed systems for periods ranging up to 10 years. The Company maintains reserves to cover the expected costs that could result from these warranties. The Company’s expected costs are generally in the form of product replacement or repair. Warranty reserves are based on the Company’s best estimate of such costs and are recognized as a cost of revenue. The Company continuously monitors product returns for warranty failures and maintains a reserve for the related warranty expenses based on various factors including historical warranty claims, results of accelerated lab testing, field monitoring, vendor reliability estimates, and data on industry averages for similar products. Historically, warranty costs have been within management’s expectations.

Provisions for warranty reserves charged to cost of revenue were $6.4 million and $24.8 million during the three and nine months ended October 2, 2011, respectively, and $8.6 million and $18.3 million during the three and nine months ended October 3, 2010, respectively. Activity within accrued warranty for the three and nine months ended October 2, 2011 and October 3, 2010 is summarized as follows:

	Three Months Ended		Nine Months Ended
(In thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Balance at the beginning of the period	$79,261	$51,991	$63,562	$46,475
Accruals for warranties issued during the period	6,435	8,604	24,803	18,309
Settlements made during the period	(2,031)	(1,162)	(4,700)	(5,351)

Balance at the end of the period	$83,665	$59,433	$83,665	$59,433

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Contingent Obligations

Projects often require the Company to undertake customer obligations including: (i) system output performance guarantees; (ii) system maintenance; (iii) penalty payments or customer termination rights if the system the Company is constructing is not commissioned within specified timeframes or other milestones are not achieved; (iv) guarantees of certain minimum residual value of the system at specified future dates; and (v) system put-rights whereby the Company could be required to buy-back a customer’s system at fair value on specified future dates if certain minimum performance thresholds are not met. To date, no such repurchase obligations have been required.

Future Financing Commitments

As specified in the Company’s joint venture agreement with AU Optronics Singapore Pte. Ltd. (“AUO”), both the Company and AUO contributed certain funding to the AUO SunPower Sdn. Bhd. (“AUOSP”) joint venture during fiscal 2010 and the nine months of fiscal 2011. The Company and AUO are required to each contribute additional amounts to the joint venture in fiscal 2012 through 2014 amounting to $241.0 million, or such lesser amount as the parties may mutually agree. In addition, if the Company, AUO, or the joint venture requests additional equity financing to the joint venture, then both the Company and AUO will be required to make additional cash contributions of up to $50.0 million in the aggregate (see Note 9).

On September 28, 2010, the Company invested $0.2 million in a non-public company accounted for under the cost method. The Company will be required to provide additional financing of up to $4.9 million, subject to certain conditions.

The Company’s future financing obligations related to these agreements as of October 2, 2011 are as follows:

(In thousands)	Amount
Year
2011 (remaining three months)	$900
2012	46,870
2013	101,400
2014	96,770

$245,940

Liabilities Associated with Uncertain Tax Positions

Total liabilities associated with uncertain tax positions were $27.1 million and $24.9 million as of October 2, 2011 and January 2, 2011, respectively, and are included in “Other long-term liabilities” in the Company’s Condensed Consolidated Balance Sheets as they are not expected to be paid within the next twelve months. Due to the complexity and uncertainty associated with its tax positions, the Company cannot make a reasonably reliable estimate of the period in which cash settlement will be made for its liabilities associated with uncertain tax positions in other long-term liabilities (see Note 13).

Indemnifications

The Company is a party to a variety of agreements under which it may be obligated to indemnify the other party with respect to certain matters. Typically, these obligations arise in connection with contracts and license agreements or the sale of assets, under which the Company customarily agrees to hold the other party harmless against losses arising from a breach of warranties, representations and covenants related to such matters as title to assets sold, negligent acts, damage to property, validity of certain intellectual property rights, non-infringement of third-party rights and certain tax related matters. In each of these circumstances, payment by the Company is

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typically subject to the other party making a claim to the Company under the procedures specified in the particular contract. These procedures usually allow the Company to challenge the other party’s claims or, in case of breach of intellectual property representations or covenants, to control the defense or settlement of any third party claims brought against the other party. Further, the Company’s obligations under these agreements may be limited in terms of activity (typically to replace or correct the products or terminate the agreement with a refund to the other party), duration and/or amounts. In some instances, the Company may have recourse against third parties and/or insurance covering certain payments made by the Company.

Legal Matters

Three securities class action lawsuits were filed against the Company and certain of its current and former officers and directors in the United States District Court for the Northern District of California on behalf of a class consisting of those who acquired the Company’s securities from April 17, 2008 through November 16, 2009. The cases were consolidated as In re SunPower Securities Litigation, Case No. CV-09-5473-RS (N.D. Cal.), and lead plaintiffs and lead counsel were appointed on March 5, 2010. Lead plaintiffs filed a consolidated complaint on May 28, 2010. The actions arise from the Audit Committee’s investigation announcement on November 16, 2009 regarding certain unsubstantiated accounting entries. The consolidated complaint alleges that the defendants made material misstatements and omissions concerning the Company’s financial results for 2008 and 2009, seeks an unspecified amount of damages, and alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Sections 11 and 15 of the Securities Act of 1933. The Company believes it has meritorious defenses to these allegations and will vigorously defend itself in these matters. The court held a hearing on the defendants’ motions to dismiss the consolidated complaint on November 4, 2010. The court dismissed the consolidated complaint with leave to amend on March 1, 2011. An amended complaint was filed on April 18, 2011. Defendants filed motions to dismiss the amended complaint on May 23, 2011. The motion to dismiss the amended complaint was heard by the court on August 11, 2011, and the court took it under submission. The Company is currently unable to determine if the resolution of these matters will have an adverse effect on the Company’s financial position, liquidity or results of operations.

Derivative actions purporting to be brought on the Company’s behalf have also been filed in state and federal courts against several of the Company’s current and former officers and directors based on the same events alleged in the securities class action lawsuits described above. The California state derivative cases were consolidated as In re SunPower Corp. S’holder Derivative Litig., Lead Case No. 1-09-CV-158522 (Santa Clara Sup. Ct.), and co-lead counsel for plaintiffs have been appointed. The complaints assert state-law claims for breach of fiduciary duty, abuse of control, unjust enrichment, gross mismanagement, and waste of corporate assets. Plaintiffs are scheduled to file a consolidated complaint after entry of an order deciding defendants’ motion to dismiss the amended class action complaint. The federal derivative complaints were consolidated as In re SunPower Corp. S’holder Derivative Litig., Master File No. CV-09-05731-RS (N.D. Cal.), and lead plaintiffs and co-lead counsel were appointed on January 4, 2010. The complaints assert state-law claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment, and seek an unspecified amount of damages. Plaintiffs filed a consolidated complaint on May 13, 2011. A Delaware state derivative case, Brenner v. Albrecht, et al., C.A. No. 6514-VCP (Del Ch.), was filed on May 23, 2011. The complaint asserts state-law claims for breach of fiduciary duty and contribution and indemnification, and seeks an unspecified amount of damages. The Company intends to oppose the derivative plaintiffs’ efforts to pursue this litigation on the Company’s behalf. Defendants moved to stay or dismiss the Delaware derivative action on July 5, 2011. The motion to stay was heard by the court on October 27, 2011, and the court took it under submission. If the court does not stay the action, a hearing on the motions to dismiss will be scheduled for a later date. The Company is currently unable to determine if the resolution of these matters will have an adverse effect on the Company’s financial position, liquidity or results of operations.

The Company is also a party to various other litigation matters and claims that arise from time to time in the ordinary course of its business. While the Company believes that the ultimate outcome of such matters will not have a material adverse effect on the Company, their outcomes are not determinable and negative outcomes may adversely affect the Company’s financial position, liquidity or results of operations.

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Note 9. JOINT VENTURES

Joint Venture with Woongjin Energy Co., Ltd (“Woongjin Energy”)

The Company and Woongjin Holdings Co., Ltd. (“Woongjin”) formed Woongjin Energy in fiscal 2006, a joint venture to manufacture monocrystalline silicon ingots in Korea. The Company supplies polysilicon, services and technical support required for silicon ingot manufacturing to Woongjin Energy. Once manufactured, the Company purchases the silicon ingots from Woongjin Energy under a nine-year agreement through 2016. There is no obligation or expectation for the Company to provide additional funding to Woongjin Energy.

On June 30, 2010, Woongjin Energy completed its initial public offering (“IPO”) and the sale of 15.9 million new shares of common stock. The Company did not participate in this common stock issuance and its percentage equity ownership was subsequently diluted. As a result of the completion of the IPO, the Company concluded that Woongjin Energy is no longer a variable interest entity (“VIE”). During the third quarter of fiscal 2011, the Company sold 2.9 million shares of Woongjin Energy on the open market for total proceeds, net of tax, amounting to $24.0 million subsequently reducing the Company’s percentage equity in Woongjin Energy and its investment carrying balance. As of October 2, 2011 and January 2, 2011, the Company held 16.5 million and 19.4 million shares, respectively, or a percentage equity ownership of 27% and 31%, respectively. The market value of the Company’s equity interest in Woongjin Energy was $81.3 million on September 30, 2011.

As of October 2, 2011 and January 2, 2011, the Company’s carrying value of its investment in Woongjin Energy totaled $74.2 million and $76.6 million, respectively, in its Condensed Consolidated Balance Sheets. The Company accounts for its investment in Woongjin Energy using the equity method under which the investment is classified as “Other long-term assets” in the Condensed Consolidated Balance Sheets and the Company’s share of Woongjin Energy’s income totaling $3.7 million and $10.4 million in the three and nine months ended October 2, 2011, respectively, and $5.7 million and $10.5 million in the three and nine months ended October 3, 2010, respectively, is included in “Equity in earnings (loss) of unconsolidated investees” in the Condensed Consolidated Statements of Operations. The Company recorded a cash gain of $11.0 million in both the three and nine months ended October 2, 2011 in “Gain on sale of equity interest in unconsolidated investee” in the Company’s Condensed Consolidated Statement of Operations as a result of the Company’s sale of 2.9 million shares of Woongjin Energy in the third quarter of fiscal 2011, which decreased the Company’s equity ownership from 31% to 27%. The Company recorded non-cash gains of zero and $0.3 million in the three and nine months ended October 2, 2011, respectively, and zero and $28.3 million in the three and nine months ended October 3, 2010 in “Gain on change in equity interest in unconsolidated investee” in the Company’s Condensed Consolidated Statement of Operations due to its equity interest in Woongjin Energy being diluted as a result of Woongjin Energy’s IPO and issuance of additional equity to other investors. As of October 2, 2011, the Company’s maximum exposure to loss as a result of its involvement with Woongjin Energy was limited to the carrying value of its investment.

As of October 2, 2011 and January 2, 2011, $21.0 million and $18.4 million, respectively, remained due and receivable from Woongjin Energy related to polysilicon the Company supplied to Woongjin Energy for silicon ingot manufacturing. Payments to Woongjin Energy for manufactured silicon ingots totaled $72.6 million and $165.2 million in the three and nine months ended October 2, 2011, respectively, and $44.7 million and $134.0 million in the three and nine months ended October 3, 2010, respectively. As of October 2, 2011 and January 2, 2011, $54.1 million and $32.6 million, respectively, remained due and payable to Woongjin Energy. In addition, the Company conducted other related-party transactions with Woongjin Energy in the first half of fiscal 2010. The Company recognized revenue related to the sale of solar panels to Woongjin Energy of $0.3 million during each of the three and nine months ended October 3, 2010. As of both October 2, 2011 and January 2, 2011, zero remained due and receivable from Woongjin Energy related to the sale of these solar panels.

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Woongjin Energy qualified as a “significant investee” of the Company in fiscal 2009 as defined in SEC Regulation S-X Rule 10-01(b)(1). Summarized financial information adjusted to conform to U.S. GAAP for Woongjin Energy for the nine months ended October 2, 2011 and October 3, 2010 is as follows:

Statement of Operations
	Nine Months Ended
(In thousands)	October 2, 2011	October 3, 2010
Revenue	$223,748	$91,944
Cost of revenue	190,013	49,895

Gross margin	33,735	42,049
Operating income	22,039	37,194
Net income	22,353	28,413

Joint Venture with First Philec Solar Corporation (“First Philec Solar”)

The Company and First Philippine Electric Corporation (“First Philec”) formed First Philec Solar in fiscal 2007, a joint venture to provide wafer slicing services of silicon ingots to the Company in the Philippines. The Company supplies to First Philec Solar silicon ingots and technology required for slicing silicon. Once manufactured, the Company purchases the completed silicon wafers from First Philec Solar under a five-year wafering supply and sales agreement through 2013. There is no obligation or expectation for the Company to provide additional funding to First Philec Solar.

As of October 2, 2011 and January 2, 2011, the Company’s carrying value of its investment in the joint venture totaled $6.8 million and $6.1 million, respectively, in its Condensed Consolidated Balance Sheets which represented a 15% equity investment in both periods. The Company accounts for its investment in First Philec Solar using the equity method since the Company is able to exercise significant influence over First Philec Solar due to its board positions. The Company’s investment is classified as “Other long-term assets” in the Condensed Consolidated Balance Sheets and the Company’s share of First Philec Solar’s income of zero and $0.7 million in the three and nine months ended October 2, 2011, respectively, and $0.1 million and $0.4 million in the three and nine months ended October 3, 2010, respectively, is included in “Equity in earnings (loss) of unconsolidated investees” in the Condensed Consolidated Statements of Operations. As of October 2, 2011, the Company’s maximum exposure to loss as a result of its involvement with First Philec Solar was limited to the carrying value of its investment.

As of October 2, 2011 and January 2, 2011, $8.0 million and $3.3 million, respectively, remained due and receivable from First Philec Solar related to the wafer slicing process of silicon ingots supplied by the Company to First Philec Solar. Payments to First Philec Solar for wafer slicing services of silicon ingots totaled $37.8 million and $102.2 million during the three and nine months ended October 2, 2011, respectively, and $23.4 million and $61.6 million during the three and nine months ended October 3, 2010, respectively. As of October 2, 2011 and January 2, 2011, $13.3 million and $9.0 million, respectively, remained due and payable to First Philec Solar related to the purchase of silicon wafers.

The Company has concluded that it is not the primary beneficiary of First Philec Solar since, although the Company and First Philec are both obligated to absorb losses or have the right to receive benefits from First Philec Solar that are significant to First Philec Solar, such variable interests held by the Company do not empower it to direct the activities that most significantly impact First Philec Solar’s economic performance. In reaching this determination, the Company considered the significant control exercised by First Philec over the joint venture’s Board of Directors, management and daily operations.

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Joint Venture with AUOSP

The Company, through its subsidiaries SunPower Technology, Ltd. (“SPTL”) and AUOSP, formerly SunPower Malaysia Manufacturing Sdn. Bhd., formed AUOSP with AUO and AU Optronics Corporation, the ultimate parent company of AUO (“AUO Taiwan”) in the third quarter of fiscal 2010. The Company, through SPTL, and AUO each own 50% of the joint venture AUOSP. AUOSP owns a solar cell manufacturing facility (“FAB 3”) in Malaysia and manufactures solar cells and sells them on a “cost-plus” basis to the Company and AUO.

In connection with the joint venture agreement, the Company and AUO also entered into licensing and joint development, supply, and other ancillary transaction agreements. Through the licensing agreement, SPTL and AUO licensed to AUOSP, on a non-exclusive, royalty-free basis, certain background intellectual property related to solar cell manufacturing (in the case of SPTL), and manufacturing processes (in the case of AUO). Under the seven-year supply agreement with AUOSP, renewable by the Company for one-year periods thereafter, the percentage of AUOSP’s total annual output allocated on a monthly basis to the Company, which the Company is committed to purchase, ranges from 95% in the fourth quarter of fiscal 2010 to 80% in fiscal year 2013 and thereafter. The Company and AUO have the right to reallocate supplies from time to time under a written agreement. As required under the joint venture agreement, on November 5, 2010, the Company and AUOSP entered into an agreement under which the Company will resell to AUOSP polysilicon purchased from a third-party supplier and AUOSP will provide prepayments to the Company related to such polysilicon, which prepayment will then be made by the Company to the third-party supplier.

The Company and AUO are not permitted to transfer any of AUOSP’s shares held by them, except to each other and to their direct or indirect wholly-owned subsidiaries. During the second half of fiscal 2010, the Company, through SPTL, and AUO each contributed total initial funding of $27.9 million. Both the Company and AUO each contributed an additional $30.0 million and $80.0 million during the three and nine months ended October 2, 2011, respectively, and will each contribute additional amounts through 2014 amounting to $241.0 million, or such lesser amount as the parties may mutually agree. In addition, if AUOSP, SPTL or AUO requests additional equity financing to AUOSP, then SPTL and AUO will each be required to make additional cash contributions of up to $50.0 million in the aggregate (See Note 8).

The Company has concluded that it is not the primary beneficiary of AUOSP since, although the Company and AUO are both obligated to absorb losses or have the right to receive benefits, the Company alone does not have the power to direct the activities of AUOSP that most significantly impact its economic performance. In making this determination the Company considered the shared power arrangement, including equal board governance for significant decisions, elective appointment, and the fact that both parties contribute to the activities that most significantly impact the joint venture’s economic performance. As a result of the shared power arrangement the Company deconsolidated AUOSP in the third quarter of fiscal 2010 and accounts for its investment in the joint venture under the equity method. The Company recognized a non-cash gain of $23.0 million as a result of deconsolidating the carrying value of AUOSP as of July 5, 2010. Under the deconsolidation accounting guidelines, an investor’s opening investment is recorded at fair value on the date of deconsolidation. The Company recognized an additional non-cash gain of $13.8 million representing the difference between the initial fair value of the investment and its carrying value. The total non-cash gain of $36.8 million upon deconsolidation is classified as “Other income” in both the three and nine months ended October 3, 2010 within the Company’s Condensed Consolidated Statements of Operations.

As of October 2, 2011 and January 2, 2011, the Company’s carrying value of its investment (which represents its 50% equity investment) totaled $110.6 million and $33.7 million, respectively, in its Condensed Consolidated Balance Sheets. The Company accounts for its investment in AUOSP using the equity method in which the investment is classified as “Other long-term assets” in the Condensed Consolidated Balance Sheets. The Company’s share of AUOSP’s net loss for the three and nine months ended October 2, 2011 totaled $2.7 million and $3.1 million, respectively, which is included in “Equity in earnings (loss) of unconsolidated investees” in the Condensed Consolidated Statement of Operations. The Company accounts for its share of AUOSP’s net loss with a quarterly lag in reporting.

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As of October 2, 2011 and January 2, 2011, $64.5 million and $6.0 million, respectively, remained due and payable to AUOSP and $51.6 million and $7.5 million, respectively, remained due and receivable from AUOSP. Payments to AUOSP for solar cells totaled $44.0 million and $114.7 million during the three and nine months ended October 2, 2011, respectively. As of October 2, 2011, the Company’s maximum exposure to loss as a result of its involvement with AUOSP is limited to the carrying value of its investment.

Note 10. DEBT AND CREDIT SOURCES

The following table summarizes the Company’s outstanding debt as of October 2, 2011 and the related maturity dates:

		Payments Due by Period
(In thousands)	Face Value	2011 (remaining three months)	2012	2013	2014	2015	Beyond 2015
Convertible debt:
4.50% debentures	$250,000	$—	$—	$—	$—	$250,000	$—
4.75% debentures	230,000	—	—	—	230,000	—	—
1.25% debentures	198,608	—	198,608	—	—	—	—
0.75% debentures	79	—	—	—	—	79	—
IFC mortgage loan	75,000	—	—	12,500	15,000	15,000	32,500
CEDA loan	30,000	—	—	—	—	—	30,000
Credit Agricole revolving credit facility	250,000	$—	—	250,000	—	—	—

	$1,033,687	$—	$198,608	$262,500	$245,000	$265,079	$62,500

Convertible Debt

The following table summarizes the Company’s outstanding convertible debt (which is additionally reflected in the table above):

	October 2, 2011			January 2, 2011
(In thousands)	Carrying Value	Face Value	Fair Value (1)	Carrying Value	Face Value	Fair Value (1)
4.50% debentures	$189,646	$250,000	$215,425	$179,821	$250,000	$230,172
4.75% debentures	230,000	230,000	197,800	230,000	230,000	215,050
1.25% debentures (2)	192,913	198,608	196,622	182,023	198,608	188,429
0.75% debentures	79	79	79	79	79	75

	$612,638	$678,687	$609,926	$591,923	$678,687	$633,726

(1)	The fair value of the convertible debt was determined based on quoted market prices as reported by an independent pricing source.
(2)	The carrying value of the 1.25% senior convertible debentures (“1.25% debentures”) was reclassified from long-term liabilities to short-term liabilities within “Convertible debt, current portion” in the Condensed Consolidated Balance Sheet as of October 2, 2011 as the holders may require the Company to repurchase all of their 1.25% debentures on February 15, 2012.

4.50% Debentures

On April 1, 2010, the Company issued $220.0 million in principal amount of its 4.50% senior cash convertible debentures (“4.50% debentures”). On April 5, 2010, initial purchasers of the 4.50% debentures exercised the $30.0 million over-allotment option in full. Interest is payable semi-annually, on March 15 and

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September 15 of each year, at a rate of 4.50% per annum. The 4.50% debentures mature on March 15, 2015 unless repurchased or converted in accordance with their terms prior to such date. The 4.50% debentures are convertible only into cash, and not into shares of the Company’s class A common stock (or any other securities).

The embedded cash conversion option within the 4.50% debentures and the over-allotment option related to the 4.50% debentures are derivative instruments that are required to be separated from the 4.50% debentures and accounted for separately as derivative instruments (derivative liabilities) with changes in fair value reported in the Company’s Condensed Consolidated Statements of Operations until such transactions settle or expire. The over-allotment option was settled on April 5, 2010, however, the embedded cash conversion option continues to require mark-to-market accounting treatment. The initial fair value liabilities of the embedded cash conversion option and over-allotment option were classified within “Other long-term liabilities” and simultaneously reduced the carrying value of “Convertible debt, net of current portion” in the Company’s Condensed Consolidated Balance Sheets.

During the three and nine months ended October 2, 2011, the Company recognized a non-cash gain of $65.8 million and $34.2 million, respectively, recorded in “Gain (loss) on mark-to-market derivatives” in the Company’s Condensed Consolidated Statement of Operations related to the change in fair value of the embedded cash conversion option. During the three and nine months ended October 3, 2010, the Company recognized a non-cash loss of $4.0 million and $34.9 million, respectively, recorded in “Gain (loss) on mark-to-market derivatives” in the Company’s Condensed Consolidated Statement of Operations related to the change in fair value of the embedded cash conversion option and over-allotment option. The fair value liability of the embedded cash conversion option as of October 2, 2011 and January 2, 2011 totaled $0.7 million and $34.8 million, respectively, and is classified within “Other long-term liabilities” in the Company’s Condensed Consolidated Balance Sheets.

The embedded cash conversion option is fair valued utilizing Level 2 inputs consisting of the exercise price of the instrument, the Company’s class A common stock price and volatility, the risk free interest rate and the contractual term. Such derivative instruments are not traded on an open market as the banks are the counterparties to the instruments.

Significant inputs for the valuation of the embedded cash conversion option are as follows:

	As of (1)
	October 2, 2011	January 2, 2011
Stock price	$8.09	$12.83
Exercise price	$22.53	$22.53
Interest rate	0.86%	1.63%
Stock volatility	27.70%	49.80%
Maturity date	February 18, 2015	February 18, 2015

(1)	The valuation model utilizes these inputs to value the right but not the obligation to purchase one share at $22.53. The Company utilized a Black-Scholes valuation model to value the embedded cash conversion option. The underlying input assumptions were determined as follows:

(i)	Stock price. The closing price of the Company’s class A common stock on the last trading day of the quarter.

(ii)	Exercise price. The exercise price of the embedded conversion option.

(iii)	Interest rate. The Treasury Strip rate associated with the life of the embedded conversion option.

(iv)	Stock volatility. The volatility of the Company’s class A common stock over the life of the embedded conversion option.

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Call Spread Overlay with Respect to 4.50% Debentures (“CSO2015”)

Concurrent with the issuance of the 4.50% debentures, the Company entered into privately negotiated convertible debenture hedge transactions (collectively, the “4.50% Bond Hedge”) and warrant transactions (collectively, the “4.50% Warrants” and together with the 4.50% Bond Hedge, the “CSO2015”), with certain of the initial purchasers of the 4.50% cash convertible debentures or their affiliates. The CSO2015 transactions represent a call spread overlay with respect to the 4.50% debentures, whereby the cost of the 4.50% Bond Hedge purchased by the Company to cover the cash outlay upon conversion of the debentures is reduced by the sales prices of the 4.50% Warrants. Assuming full performance by the counterparties (and 4.50% Warrants strike prices in excess of the conversion price of the 4.50% debentures), the transactions effectively reduce the Company’s potential payout over the principal amount on the 4.50% debentures upon conversion of the 4.50% debentures.

Under the terms of the 4.50% Bond Hedge, the Company bought from affiliates of certain of the initial purchasers options to acquire, at an exercise price of $22.53 per share, subject to customary adjustments for anti-dilution and other events, cash in an amount equal to the market value of up to 11.1 million shares of the Company’s class A common stock. Under the terms of the original 4.50% Warrants, the Company sold to affiliates of certain of the initial purchasers of the 4.50% cash convertible debentures warrants to acquire, at an exercise price of $27.03 per share (subject to customary adjustments for anti-dilution and other events), cash in an amount equal to the market value of up to 11.1 million shares of the Company’s class A common stock. Each 4.50% Bond Hedge and 4.50% Warrant transaction is a separate transaction, entered into by the Company with each counterparty, and is not part of the terms of the 4.50% debentures. On December 23, 2010, the Company amended and restated the original 4.50% Warrants so that the holders would, upon exercise of the 4.50% Warrants, no longer receive cash but instead would acquire up to 11.1 million shares of the Company’s class A common stock. According to the counterparties to the warrants, the consummation of the Total Tender Offer triggered their rights to make a downward adjustment to the strike price of the warrants. In the third quarter of fiscal 2011, the Company and the counter parties to the 4.50% Warrants agreed to reduce the exercise price of the 4.50% Warrants from $27.03 to $24.00.

The 4.50% Bond Hedge, which is indexed to the Company’s class A common stock, is a derivative instrument that requires mark-to-market accounting treatment due to the cash settlement features until such transactions settle or expire. Similarly, the original 4.50% Warrants was a derivative instrument that required mark-to-market accounting treatment through December 23, 2010. The initial fair value of the 4.50% Bond Hedge was classified as “Other long-term assets” in the Company’s Condensed Consolidated Balance Sheets.

The fair value of the 4.50% Bond Hedge as of October 2, 2011 and January 2, 2011 totaled $0.7 million and $34.5 million, respectively, and is classified within “Other long-term assets” in the Company’s Condensed Consolidated Balance Sheets. During the three and nine months ended October 2, 2011, the Company recognized a non-cash loss of $65.3 million and $33.8 million, respectively, in “Gain (loss) on mark-to-market derivatives” in the Company’s Condensed Consolidated Statement of Operations related to the change in fair value of the 4.50% Bond Hedge. During the three and nine months ended October 3, 2010, the change in fair value of the original CSO2015 resulted in a mark-to-market non-cash gain of $1.0 million and a net non-cash loss of $6.0 million, respectively, in “Gain (loss) on mark-to-market derivatives” in the Company’s Condensed Consolidated Statement of Operations.

The 4.50% Bond Hedge derivative instruments are fair valued utilizing Level 2 inputs consisting of the exercise price of the instruments, the Company’s class A stock price and volatility, the risk free interest rate and the contractual term. Such derivative instruments are not traded on an open market. Valuation techniques utilize the inputs described above in addition to liquidity and institutional credit risk inputs.

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Significant inputs for the valuation of the 4.50% Bond Hedge at the measurement date are as follows:

	As of (1)
	October 2, 2011	January 2, 2011
Stock price	$8.09	$12.83
Exercise price	$22.53	$22.53
Interest rate	0.86%	1.63%
Stock volatility	27.70%	49.80%
Credit risk adjustment	2.29%	1.25%
Maturity date	February 18, 2015	February 18, 2015

(1)	The valuation model utilizes these inputs to value the right but not the obligation to purchase one share at $22.53 for the 4.50% Bond Hedge. The Company utilized a Black-Scholes valuation model to value the 4.50% Bond Hedge. The underlying input assumptions were determined as follows:

(i)	Stock price. The closing price of the Company’s class A common stock on the last trading day of the quarter.

(ii)	Exercise price. The exercise price of the 4.50% Bond Hedge.

(iii)	Interest rate. The Treasury Strip rate associated with the life of the 4.50% Bond Hedge.

(iv)	Stock volatility. The volatility of the Company’s class A common stock over the life of the 4.50% Bond Hedge.

(v)	Credit risk adjustment. Represents the weighted average of the credit default swap rate of the counterparties.

4.75% Debentures

In May 2009, the Company issued $230.0 million in principal amount of its 4.75% senior convertible debentures (“4.75% debentures”), before payment of the net cost for the call spread overlay described below. Interest on the 4.75% debentures is payable on April 15 and October 15 of each year. Holders of the 4.75% debentures are able to exercise their right to convert the debentures at any time into shares of the Company’s class A common stock at a conversion price equal to $26.40 per share. The applicable conversion rate may adjust in certain circumstances, including upon a fundamental change, as described in the indenture governing the 4.75% debentures. If not earlier converted, the 4.75% debentures mature on April 15, 2014. Holders may also require the Company to repurchase all or a portion of their 4.75% debentures upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest. In the event of certain events of default, such as the Company’s failure to make certain payments or perform or observe certain obligations thereunder, Wells Fargo, the trustee, or holders of a specified amount of then-outstanding 4.75% debentures will have the right to declare all amounts then outstanding due and payable.

Call Spread Overlay with Respect to 4.75% Debentures (“CSO2014”)

Concurrent with the issuance of the 4.75% debentures, the Company entered into certain convertible debenture hedge transactions (the “4.75% Bond Hedge”) and warrant transactions (the “4.75% Warrants”) with affiliates of certain of the underwriters of the 4.75% debentures. The 4.75% Bond Hedge and the 4.75% Warrants described below represent a call spread overlay with respect to the 4.75% debentures (the “CSO2014”), whereby the cost of the 4.75% Bond Hedges purchased by the Company to cover the potential share outlays upon conversion of the debentures is reduced by the sales prices of the 4.75% Warrants).

The 4.75% Bond Hedge allows the Company to purchase up to 8.7 million shares of the Company’s class A common stock and are intended to reduce the potential dilution upon conversion of the 4.75% debentures in the

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event that the market price per share of the Company’s class A common stock at the time of exercise is greater than the conversion price of the 4.75% debentures. The 4.75% Bond Hedge will be settled on a net share basis. Each 4.75% Bond Hedge and 4.75% Warrant is a separate transaction, entered into by the Company with each counterparty, and is not part of the terms of the 4.75% debentures. Holders of the 4.75% debentures do not have any rights with respect to the 4.75% Bond Hedges and 4.75% Warrants. The original exercise prices of the 4.75% Bond Hedge are $26.40 per share of the Company’s class A common stock, subject to customary adjustment for anti-dilution and other events.

Under the 4.75% Warrants, the Company sold warrants to acquire up to 8.7 million shares of the Company’s class A common stock at an exercise price of $38.50 per share of the Company’s class A common stock, subject to adjustment for certain anti-dilution and other events. The 4.75% Warrants expire in 2014. According to the counterparties to the warrants, the consummation of the Total Tender Offer triggered their rights to make a downward adjustment to the strike price of the warrants. In the third quarter of fiscal 2011, the Company and the counterparties to the 4.75% Warrants agreed to reduce the exercise price of the 4.75% Warrants from $38.50 to $26.40, which is no longer above the conversion price of the 4.75% debentures.

July 2007 Share Lending Arrangement

Concurrent with the offering of the 0.75% senior convertible debentures (“0.75% debentures”), the Company lent 1.8 million shares of its class A common stock to Credit Suisse International (“CSI”), an affiliate of Credit Suisse Securities (USA) LLC (“Credit Suisse”), one of the underwriters of the 0.75% debentures. The loaned shares are to be used to facilitate the establishment by investors in the 1.25% debentures and 0.75% debentures of hedged positions in the Company’s class A common stock. The Company did not receive any proceeds from the offerings of class A common stock, but received a nominal lending fee of $0.001 per share for each share of common stock that is loaned under the share lending agreement. As of October 2, 2011 the fair value of the 1.8 million outstanding loaned shares of class A common stock was $14.6 million (based on a market price of $8.09 as of September 30, 2011).

Share loans under the share lending agreement terminate and the borrowed shares must be returned to the Company under the following circumstances: (i) CSI may terminate all or any portion of a loan at any time; (ii) the Company may terminate any or all of the outstanding loans upon a default by CSI under the share lending agreement, including a breach by CSI of any of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy or administrative proceeding of CSI; or (iii) either party may terminate if the Company enters into a merger or similar business combination transaction with an unaffiliated third party (as defined in the agreement). In addition, CSI has agreed to return to the Company any borrowed shares in its possession on the date anticipated to be five business days before the closing of certain merger or similar business combinations described in the share lending agreement. Except in limited circumstances, any such shares returned to the Company cannot be re-borrowed.

Any shares loaned to CSI are considered issued and outstanding for corporate law purposes and, accordingly, the holders of the borrowed shares have all of the rights of a holder of the Company’s outstanding shares, including the right to vote the shares on all matters submitted to a vote of the Company’s stockholders and the right to receive any dividends or other distributions that the Company may pay or make on its outstanding shares of class A common stock. However, CSI agreed that it will not participate in shareholder voting matters and further agreed to pay to the Company an amount equal to any dividends or other distributions that the Company pays on the borrowed shares. The shares are listed for trading on the Nasdaq Global Select Market.

While the share lending agreement does not require cash payment upon return of the shares, physical settlement is required (i.e., the loaned shares must be returned at the end of the arrangement). In view of this share return provision and other contractual undertakings of CSI in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, historically the loaned shares were not considered issued and outstanding for the purpose of computing and reporting the Company’s basic and diluted weighted average shares or earnings per share.

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The shares lent to CSI will continue to be excluded for the purpose of computing and reporting the Company’s basic and diluted weighted average shares or earnings per share. If Credit Suisse or its affiliates, including CSI, were to file bankruptcy or commence similar administrative, liquidating, restructuring or other proceedings, the Company may have to consider 1.8 million shares lent to CSI as issued and outstanding for purposes of calculating earnings per share.

Mortgage Loan Agreement with International Finance Corporation (“IFC”)

In fiscal 2010, SunPower Philippines Manufacturing Ltd. (“SPML”) and SPML Land, Inc. (“SPML Land”), both subsidiaries of the Company, entered into a mortgage loan agreement with IFC. Under the loan agreement, SPML may borrow up to $75.0 million from IFC after satisfying certain conditions to disbursement. The Company guarantees SPML’s obligations under the mortgage loan agreement. On June 9, 2011, SPML borrowed $25.0 million under the loan agreement. As of October 2, 2011 and January 2, 2011, SPML had $75.0 million and $50.0 million, respectively, outstanding under the mortgage loan agreement which is classified as “Long-term debt” in the Company’s Condensed Consolidated Balance Sheets. As of October 2, 2011, no additional amounts remained available for borrowing under the loan agreement.

Loan Agreement with California Enterprise Development Authority (“CEDA”)

On December 29, 2010, the Company borrowed the proceeds of the $30.0 million aggregate principal amount of CEDA’s tax-exempt Recovery Zone Facility Revenue Bonds (SunPower Corporation—Headquarters Project) Series 2010 (the “Bonds”) maturing April 1, 2031 under a loan agreement with CEDA. The Company’s obligations under the loan agreement are contained in a promissory note dated December 29, 2010 issued by the Company to CEDA, which assigned the promissory note, along with all right, title and interest in the loan agreement, to Wells Fargo, as trustee, with respect to the Bonds for the benefit of the holders of the Bonds. The Bonds initially bore interest at a variable interest rate (determined weekly), but at the Company’s option were converted into fixed-rate bonds (which include covenants of, and other restrictions on, the Company). As of January 2, 2011 the $30.0 million aggregate principal amount of the Bonds was classified as “Short-term debt” in the Company’s Condensed Consolidated Balance Sheet due to the potential for the Bonds to be redeemed or tendered for purchase on June 22, 2011 under the reimbursement agreement described below. On June 1, 2011, the Bonds were converted to bear interest at a fixed rate of 8.50% to maturity and the holders’ rights to tender the Bonds prior to their stated maturity was removed. As such, the $30.0 million aggregate principal amount of the Bonds were reclassified as “Long-term debt” in the Company’s Condensed Consolidated Balance Sheet as of October 2, 2011.

Concurrently with the execution of the loan agreement and the issuance of the Bonds by CEDA, the Company entered into a reimbursement agreement with Barclays Capital Inc. (“Barclays”) pursuant to which the Company caused Barclays to deliver to Wells Fargo a direct-pay irrevocable letter of credit in the amount of $30.4 million (an amount equal to the principal amount of the Bonds plus 38 days’ interest thereon). The letter of credit permitted Wells Fargo to draw funds to pay the Company’s obligations to pay principal and interest on the Bonds and, in the event the Bonds are redeemed or tendered for purchase, the redemption price or purchase price thereof. Under the reimbursement agreement, the Company deposited $31.8 million in a sequestered account with Barclays, subject to an account control agreement, which funds collateralized the letter of credit pursuant to a cash collateral account pledge agreement entered into by the Company and Barclays on December 29, 2010. Such funds were classified as short-term restricted cash as of January 2, 2011 on the Condensed Consolidated Balance Sheet.

Following the conversion of the Bonds to a fixed rate instrument (for which the letter of credit is no longer required), Barclays returned $31.8 million of the deposit, plus any remaining unspent funds and interest earnings, to the Company. The amounts returned were included in cash and cash equivalents on the Condensed Consolidated Balance Sheet as of October 2, 2011. In addition, the letter of credit terminated on June 16, 2011, and the Company’s obligations under the reimbursement agreement, the cash collateral account pledge agreement and the related account control agreement were thereby terminated.

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Revolving Credit Facility with Société Générale, Milan Branch (“Société Générale”)

In fiscal 2010, the Company entered into a revolving credit facility with Société Générale under which the Company could borrow up to €75.0 million from Société Générale. On May 25, 2011 the Company entered into an amendment of its revolving credit facility with Société Générale which extended the maturity date to November 23, 2011. Under the amended facility the Company was able to borrow up to €75.0 million of which amounts borrowed could be repaid and reborrowed until October 23, 2011. The Company was required to pay interest on outstanding borrowings of (1) EURIBOR plus 3.25% per annum for advances outstanding before May 26, 2011, and (2) EURIBOR plus 2.70% for advances outstanding on May 26, 2011 or thereafter; a front-end fee of 0.50% on the available borrowing; and a commitment fee of 1% per annum on funds available for borrowing and not borrowed.

As of January 2, 2011, an aggregate amount of €75.0 million, or approximately $98.0 million based on the exchange rate as of that date, remained outstanding under the revolving credit facility which is classified as “Short-term debt” in the Condensed Consolidated Balance Sheets. On September 27, 2011, the Company repaid €75.0 million, or approximately $107.7 million based on the exchange rate as of that date, of outstanding borrowings plus fees, using proceeds received from the September 2011 revolving credit facility with Credit Agricole Corporate and Investment Bank (“Credit Agricole”) described below, and terminated the facility.

April 2010 Letter of Credit Facility with Deutsche Bank AG New York Branch (“Deutsche Bank”)

In fiscal 2010, the Company and certain subsidiaries of the Company entered into a letter of credit facility with Deutsche Bank, as issuing bank and as administrative agent, and certain financial institutions. The letter of credit facility provided for the issuance, upon request by the Company, of letters of credit by the issuing bank in order to support obligations of the Company. On May 27, 2011, the Company received an additional $25.0 million commitment from a financial institution under the Deutsche Bank letter of credit facility, which increased the aggregate amount of letters of credit that could have been issued under the facility from $375.0 million to $400.0 million.

As of January 2, 2011, letters of credit issued under the letter of credit facility totaled $326.9 million and were collateralized by short-term and long-term restricted cash of $55.7 million and $118.3 million, respectively, on the Condensed Consolidated Balance Sheet. On August 9, 2011, the Company terminated its April 2010 letter of credit facility agreement with Deutsche Bank subsequent to the establishment of the August 2011 letter of credit facility agreement, as described below. All outstanding letters of credit under the April 2010 letter of credit facility were transferred to the August 2011 letter of credit facility and $197.8 million in collateral as of August 9, 2011 was released to the Company.

August 2011 Letter of Credit Facility with Deutsche Bank

On August 9, 2011, the Company entered into a letter of credit facility agreement with Deutsche Bank, as issuing bank and as administrative agent, and certain financial institutions. Payment of obligations under the letter of credit facility is guaranteed by Total S.A. pursuant to the Credit Support Agreement. The letter of credit facility provides for the issuance, upon request by the Company, of letters of credit by the issuing banks thereunder in order to support certain obligations of the Company, in an aggregate amount not to exceed (a) $645.0 million for the period from August 9, 2011 through December 31, 2011; (b) $725.0 million for the period from January 1, 2012 through December 31, 2012; and (c) $771.0 million for the period from January 1, 2013 through December 31, 2013. Aggregate letter of credit amounts may be increased upon the agreement of the parties but may not exceed (i) $878.0 million for the period from January 1, 2014 through December 31, 2014; (ii) $936.0 million for the period from January 1, 2015 through December 31, 2015; and (iii) $1.0 billion for the period from January 1, 2016 through June 28, 2016.

Each letter of credit issued under the letter of credit facility must have an expiration date no later than the second anniversary of the issuance of that letter of credit, provided that up to 15% of the outstanding value the

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letters of credit may have an expiration date of between two and three years from the date of issuance. The letter of credit facility includes representations, covenants, and events of default customary for financing transactions of this type. The letter of credit facility does not have a requirement for establishing a collateral account or any other security arrangements with Deutsche Bank or otherwise.

As of October 2, 2011, letters of credit issued under the August 2011 letter of credit facility with Deutsche Bank totaled $638.2 million.

Letter of Credit Facility with Deutsche Bank and Deutsche Bank Trust Company Americas (together, “Deutsche Bank Trust”)

On September 27, 2011, the Company entered into a letter of credit facility with Deutsche Bank Trust which provides for the issuance, upon request by the Company, letters of credit to support obligations of the Company in an aggregate amount not to exceed $200.0 million. Each letter of credit issued under the facility is fully cash-collateralized and the Company has entered into a security agreement with Deutsche Bank Trust, granting them a security interest in a cash collateral account established for this purpose.

As of October 2, 2011 letters of credit issued under the Deutsche Bank Trust facility amounted to $199.6 million which were fully collateralized with long-term restricted cash on the Condensed Consolidated Balance Sheets.

October 2010 Collateralized Revolving Credit Facility with Union Bank

In fiscal 2010, the Company entered into a revolving credit facility with Union Bank under which the Company was able to borrow up to $70.0 million from Union Bank until October 28, 2011. The amount available for borrowing under the revolving credit facility was further capped at 30% of the market value of the Company’s holding of 19.4 million shares of common stock of Woongjin Energy which were pledged as security under the facility. The Company repaid $70.0 million of outstanding borrowings plus fees in the second quarter of fiscal 2011. On June 20, 2011, the Company terminated the facility and the pledge on all shares of Woongjin Energy held by the Company was released.

July 2011 Uncollateralized Revolving Credit Facility with Union Bank

On July 18, 2011, the Company entered into a Credit Agreement with Union Bank under which the Company was able to borrow up to $50.0 million from Union Bank until October 28, 2011. Amounts borrowed were able to be repaid and reborrowed until October 28, 2011. All outstanding amounts under the facility were due and payable on October 31, 2011. On July 18, 2011, the Company drew down $50.0 million under the credit facility.

The Company was required to pay interest on outstanding borrowings of, at the Company’s option, (1) LIBOR plus 2.75% or (2) 1.75% plus a base rate equal to the higher of (a) the federal funds rate plus 0.50%, or (b) Union Bank’s reference rate as announced from time to time; a front-end fee of 0.15% on the total amount available for borrowing; and a commitment fee of 0.50% per annum, calculated on a daily basis, on funds available for borrowing and not borrowed.

On September 27, 2011, the Company repaid $50.0 million of outstanding borrowings plus fees, using proceeds received from the September 2011 revolving credit facility with Credit Agricole described below, and terminated the facility.

September 2011 Revolving Credit Facility with Credit Agricole

On September 27, 2011. the Company entered into a revolving credit agreement with Credit Agricole, as administrative agent, and certain financial institutions, under which the Company may borrow up to $275.0 million until September 27, 2013. Amounts borrowed may be repaid and reborrowed until September 27, 2013.

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The Company is required to pay interest on outstanding borrowings of (a) with respect to any LIBOR loan, 1.5% plus the LIBOR divided by a percentage equal to one minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency liabilities” as specified in Regulation D; (b) with respect to any alternative base loan, 0.5% plus the greater of (1) the prime rate, (2) the Federal Funds rate plus 0.5%, and (3) the one month LIBOR plus 1%; (c) a commitment fee equal to 0.25% per annum on funds available for borrowing and not borrowed; (d) an upfront fee of 0.125% of the revolving loan commitment; and (e) arrangement fee customary for a transaction of this type.

In the event Total S.A. no longer beneficially owns 40% of the Company’s issued and outstanding voting securities, the revolving credit facility would be subject to renegotiation, with a view to agreeing to amend the revolving credit facility consistent with terms and conditions and market practice for similarly situated borrowers. If the Company cannot reach an agreement with the lenders, the Company is required to prepay all principal, interest, fees and other amounts owed and the revolving credit facility will terminate.

As of October 2, 2011, $250.0 million was outstanding under the revolving credit facility with Credit Agricole which amount is classified as “Long term debt” on the Company’s Condensed Consolidated Balance Sheets.

Other Debt and Credit Sources

There has been no significant change in the Company’s remaining debt balance, composition or terms since the end of the most recently completed fiscal year end other than as described above. Additional details regarding the Company’s debt arrangements may be referenced from the Company’s annual consolidated financial statements and notes thereto for the year ended January 2, 2011 included in the fiscal 2010 Form 10-K and its Forms 8-K subsequently filed with the SEC.

Note 11. COMPREHENSIVE INCOME (LOSS)

The components of comprehensive income (loss) are as follows:

	As of
(In thousands)	October 2, 2011	January 2, 2011
Accumulated other comprehensive income (loss):
Cumulative translation adjustment	$1,306	$(2,761)
Net unrealized gain on derivatives	8,639	10,647
Deferred taxes	(995)	(4,246)

	$8,950	$3,640

	Three Months Ended		Nine Months Ended
(In thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Net income (loss)	$(370,784)	$20,116	$(520,777)	$26,473
Components of comprehensive income (loss):
Translation adjustment	5,211	(831)	4,067	903
Net unrealized gain (loss) on derivatives (Note 12)	38,987	(77,042)	(2,008)	(14,763)
Unrealized loss on investments	—	—	—	—
Income taxes	(4,483)	8,940	3,251	1,664

Net change in accumulated other comprehensive income (loss)	39,715	(68,933)	5,310	(12,196)

Total comprehensive income (loss)	$(331,069)	$(48,817)	$(515,467)	$14,277

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Note 12. FOREIGN CURRENCY DERIVATIVES

The Company has non-U.S. subsidiaries that operate and sell the Company’s products in various global markets, primarily in Europe. As a result, the Company is exposed to risks associated with changes in foreign currency exchange rates. It is the Company’s policy to use various techniques, including entering into foreign currency derivative instruments, to manage the exposures associated with forecasted revenues, purchases of foreign sourced equipment and non-U.S. dollar denominated monetary assets and liabilities. The Company does not enter into foreign currency derivative financial instruments for speculative or trading purposes.

The Company is required to recognize derivative instruments as either assets or liabilities at fair value in its Condensed Consolidated Balance Sheets. The Company utilizes the income approach and mid-market pricing to calculate the fair value of its option and forward contracts based on market volatilities, spot and forward rates, interest rates and credit default swaps rates from published sources. The following table presents information about the Company’s hedge instruments measured at fair value on a recurring basis as of October 2, 2011 and January 2, 2011, all of which utilize Level 2 inputs under the fair value hierarchy:

(In thousands)	Balance Sheet Classification	October 2, 2011	January 2, 2011
Assets	Prepaid expenses and other current assets
Derivatives designated as hedging instruments:
Foreign currency option contracts		$19,374	$16,432
Foreign currency forward exchange contracts		510	16,314

		$19,884	$32,746

Derivatives not designated as hedging instruments:

Foreign currency forward exchange contracts		$59,580	$3,208

Liabilities	Accrued liabilities
Derivatives designated as hedging instruments:
Foreign currency option contracts		$829	$2,909
Foreign currency forward exchange contracts		—	3,295

		$829	$6,204

Derivatives not designated as hedging instruments:

Foreign currency forward exchange contracts		$32,182	$4,060

Valuations are based on quoted prices in markets that are not active or for which all significant inputs are observable, directly or indirectly. The selection of a particular technique to value an over-the-counter (“OTC”) foreign currency derivative depends upon the contractual term of, and specific risks inherent with, the instrument as well as the availability of pricing information in the market. The Company generally uses similar techniques to value similar instruments. Valuation techniques utilize a variety of inputs, including contractual terms, market prices, yield curves, credit curves and measures of volatility. For OTC foreign currency derivatives that trade in liquid markets, such as generic forward and option contracts, inputs can generally be verified and selections do not involve significant management judgment.

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The following table summarizes the amount of unrealized gain (loss) recognized in “Accumulated other comprehensive income (loss)” (“OCI”) in “Stockholders’ equity” in the Condensed Consolidated Balance Sheets:

	Three Months Ended		Nine Months Ended
(In thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Derivatives designated as cash flow hedges:
Unrealized gain (loss) recognized in OCI (effective portion)	$25,085	$(63,264)	$(35,118)	$317
Less: Loss (gain) reclassified from OCI to revenue (effective portion)	13,249	(13,778)	28,568	(27,558)
Less: Loss reclassified from OCI to other, net (1)	653	—	4,542	—
Add: Loss reclassified from OCI to cost of revenue (effective portion)	—	—	—	12,478

Net gain (loss) on derivatives (Note 11)	$38,987	$(77,042)	$(2,008)	$(14,763)

(1)	The Company reclassified from OCI to “Other, net” a net loss totaling $0.7 million and $4.5 million for the three and nine months ended October 2, 2011, respectively, relating to transactions previously designated as effective cash flow hedges as the Company concluded that the related forecasted transactions are probable not to occur in the hedge period or within an additional two month time period thereafter.

The following table summarizes the amount of gain (loss) recognized in “Other, net” in the Condensed Consolidated Statements of Operations in the three and nine months ended October 2, 2011 and October 3, 2010:

	Three Months Ended		Nine Months Ended
(In thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Derivatives designated as cash flow hedges:
Gain (Loss) recognized in “Other, net” on derivatives (ineffective portion and amount excluded from effectiveness testing) (1)	$3,081	$(9,810)	$(19,555)	$(18,077)
Derivatives not designated as hedging instruments:
Gain (loss) recognized in “Other, net”	$38,411	$(28,275)	$(6,187)	$9,115

(1)	The amount of loss recognized related to the ineffective portion of derivatives was insignificant. This amount also includes a net $0.7 million and $4.5 million loss reclassified from OCI to “Other, net” in the three and nine months ending October 2, 2011, respectively, relating to transactions previously designated as effective cash flow hedges which did not occur or were now probable not to occur in the hedge period or within an additional two month time period thereafter.

Foreign Currency Exchange Risk

Designated Derivatives Hedging Cash Flow Exposure

The Company’s subsidiaries have had and will continue to have material cash flows, including revenues and expenses, which are denominated in currencies other than their functional currencies. The Company’s cash flow exposure primarily relates to anticipated third party foreign currency revenues and expenses. Changes in exchange rates between the Company’s subsidiaries’ functional currencies and other currencies in which it transacts will cause fluctuations in margin, cash flows expectations, and cash flows realized or settled. Accordingly, the Company enters into derivative contracts to hedge the value of a portion of these forecasted cash flows and to protect financial performance.

As of October 2, 2011, the Company had designated outstanding cash flow hedge option contracts and forward contracts with an aggregate notional value of $348.3 million and $207.1 million, respectively. The

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maturity dates of the outstanding contracts as of October 2, 2011 range from October to July 2012. During the first quarter of fiscal 2011, the Company entered into additional designated cash flow hedges to protect certain portions of its anticipated non-functional currency cash flows related to foreign denominated revenues. As of January 2, 2011, the Company had designated outstanding hedge option contracts and forward contracts with an aggregate notional value of $358.9 million and $534.7 million, respectively. The Company designates either gross external or intercompany revenue up to its net economic exposure. These derivatives have a maturity of one year or less and consist of foreign currency option and forward contracts. The effective portion of these cash flow hedges are reclassified into revenue when third party revenue is recognized in the Condensed Consolidated Statements of Operations.

The Company expects to reclassify the majority of its net gains related to these option and forward contracts that are included in accumulated other comprehensive gain as of October 2, 2011 to revenue in the next 12 months. Cash flow hedges are tested for effectiveness each period based on changes in the spot rate applicable to the hedge contracts against the present value period to period change in spot rates applicable to the hedged item using regression analysis. The change in the time value of the options as well as the cost of forward points (the difference between forward and spot rates at inception) on forward exchange contracts are excluded from the Company’s assessment of hedge effectiveness. The premium paid or time value of an option whose strike price is equal to or greater than the market price on the date of purchase is recorded as an asset in the Condensed Consolidated Balance Sheets. Thereafter, any change to this time value and the cost of forward points is included in “Other, net” in the Condensed Consolidated Statements of Operations.

Under hedge accounting rules for foreign currency derivatives, the Company is required to reflect mark-to-market gains and losses on its hedged transactions in accumulated other comprehensive income (loss) rather than current earnings until the hedged transactions occur. However, if the Company determines that the anticipated hedged transactions are probable not to occur, it must immediately reclassify any cumulative market gains and losses into its Condensed Consolidated Statement of Operations. During the nine months ended October 2, 2011, the Company determined that certain anticipated hedged transactions were probable not to occur due, in part, to the announcement of the feed-in-tariff changes in Italy. As a result, a loss of $4.5 million was reclassified from accumulated other comprehensive income (loss) to “Other, net” in the Company’s Condensed Consolidated Statement of Operations.

Non-Designated Derivatives Hedging Transaction Exposure

Other derivatives not designated as hedging instruments consist of forward contracts used to hedge re-measurement of foreign currency denominated monetary assets and liabilities primarily for intercompany transactions, receivables from customers, and payables to third parties. Changes in exchange rates between the Company’s subsidiaries’ functional currencies and the currencies in which these assets and liabilities are denominated can create fluctuations in the Company’s reported consolidated financial position, results of operations and cash flows. The Company enters into forward contracts, which are originally designated as cash flow hedges, and de-designates them upon recognition of the anticipated transaction to protect resulting non-functional currency monetary assets. These forward contracts as well as additional forward contracts are entered into to hedge foreign currency denominated monetary assets and liabilities against the short-term effects of currency exchange rate fluctuations. The Company records its derivative contracts that are not designated as hedging instruments at fair value with the related gains or losses recorded in “Other, net” in the Condensed Consolidated Statements of Operations. The gains or losses on these contracts are substantially offset by transaction gains or losses on the underlying balances being hedged. As of October 2, 2011 and January 2, 2011, the Company held forward contracts with an aggregate notional value of $247.1 million and $934.8 million, respectively, to hedge balance sheet exposure. These forward contracts have maturities of three month or less.

Credit Risk

The Company’s option and forward contracts do not contain any credit-risk-related contingent features. The Company is exposed to credit losses in the event of nonperformance by the counterparties of its option and

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forward contracts. The Company enters into derivative contracts with high-quality financial institutions and limits the amount of credit exposure to any single counterparty. In addition, the derivative contracts are limited to a time period of less than one year and the Company continuously evaluates the credit standing of its counterparties.

Note 13. INCOME TAXES

In the three and nine months ended October 2, 2011, the Company’s income tax provision of $11.1 million and $18.0 million, respectively, on a loss from continuing operations before income taxes and equity in earnings of unconsolidated investees of $360.7 million and $510.7 million, respectively, was primarily due to projected tax expense in profitable foreign jurisdictions. In the three and nine months ended October 3, 2010, the Company’s income tax provision was $3.4 million and $19.5 million, respectively, on income before income taxes and equity in earnings of unconsolidated investees of $16.1 million and $25.5 million, respectively, was primarily due to domestic and foreign income in certain jurisdictions, nondeductible amortization of purchased intangible assets, nondeductible stock compensation, amortization of debt discount from convertible debentures, gain on change in equity interest in Woongjin Energy, mark-to-market fair value adjustments, changes in the valuation of deferred tax assets, and discrete stock option deductions. The Company determines its interim tax provision using an estimated annual effective tax rate methodology except in jurisdictions where the Company anticipates or has a year-to-date ordinary loss for which no tax benefit can be recognized. In these jurisdictions, tax expense is computed based on an actual or discrete method.

Note 14. NET INCOME (LOSS) PER SHARE OF CLASS A AND CLASS B COMMON STOCK

The Company calculates net income per share under the two-class method. Under the two-class method, net income per share is computed by dividing earnings allocated to common stockholders by the weighted average number of common shares outstanding for the period. In applying the two-class method, earnings are allocated to both classes of common stock and other participating securities based on their respective weighted average shares outstanding during the period. No allocation is generally made to other participating securities in the case of a net loss per share.

Basic weighted average shares is computed using the weighted average of the combined class A and class B common stock outstanding. Class A and class B common stock are considered equivalent securities for purposes of the earnings per share calculation because the holders of each class are legally entitled to equal per share distributions whether through dividends or in liquidation. The Company’s outstanding unvested restricted stock awards are considered participating securities as they may participate in dividends, if declared, even though the awards are not vested. As participating securities, the unvested restricted stock awards are allocated a proportionate share of net income, but excluded from the basic weighted average shares.

Diluted weighted average shares is computed using basic weighted average shares plus any potentially dilutive securities outstanding during the period using the if-converted method and treasury-stock-type method, except when their effect is anti-dilutive. The Company uses income from continuing operations as the control number in determining whether potential common shares are dilutive or anti-dilutive in the period it reports a discontinued operation (see Note 3). Potentially dilutive securities include stock options, restricted stock units, senior convertible debentures and amended warrants associated with the CSO2015. As a result of the net loss from continuing operations for each of the three and nine months ended October 2, 2011 there is no dilutive impact to the net income (loss) per share calculation for these periods.

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The following table presents the calculation of basic and diluted net income (loss) per share:

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Basic net income (loss) per share:
Numerator
Income (loss) from continuing operations	$(370,784)	$18,546	$(520,777)	$17,007
Less: undistributed earnings allocated to unvested restricted stock awards (1)	—	(22)	—	(29)

Income (loss) from continuing operations available to common stockholders	$(370,784)	$18,524	$(520,777)	$16,978

Denominator
Basic weighted-average common shares	98,259	95,840	97,456	95,519

Basic net income (loss) per share from continuing operations	$(3.77)	$0.19	$(5.34)	$0.18
Basic net income (loss) per share from discontinued operations	—	0.02	—	0.10

Basic net income (loss) per share	$(3.77)	$0.21	$(5.34)	$0.28

Diluted net income (loss) per share:
Numerator
Income (loss) from continuing operations	$(370,784)	$18,546	$(520,777)	$17,007
Add: Interest expense incurred on 4.75% debentures, net of tax	—	1,666	—	—
Less: undistributed earnings allocated to unvested restricted stock awards (1)	—	(22)	—	(29)

Income (loss) from continuing operations available to common stockholders	$(370,784)	$20,190	$(520,777)	$16,978

Denominator
Basic weighted-average common shares	98,259	95,840	97,456	95,519
Effect of dilutive securities:
Stock options	—	861	—	1,036
Restricted stock units	—	235	—	186
4.75 debentures	—	8,712	—	—

Diluted weighted-average common shares	98,259	105,648	97,456	96,741

Diluted net income (loss) per share from continuing operations	$(3.77)	$0.19	$(5.34)	$0.18
Diluted net income (loss) per share from discontinued operations	—	0.02	—	0.09

Diluted net income (loss) per share	$(3.77)	$0.21	$(5.34)	$0.27

(1)	Losses are not allocated to unvested restricted stock awards because such awards do not contain an obligation to participate in losses.

Holders of the Company’s 4.75% debentures may convert the debentures into shares of the Company’s class A common stock, at the applicable conversion rate, at any time on or prior to maturity. The 4.75% debentures are included in the calculation of diluted net income per share if their inclusion is dilutive under the if-converted method. During each of the three and nine months ended October 2, 2011, there were no dilutive potential

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common shares under the 4.75% debentures. During the three and nine months ended October 3, 2010, there were 8.7 million and zero dilutive potential common shares, respectively, under the 4.75% debentures.

Holders of the Company’s 1.25% debentures and 0.75% debentures may, under certain circumstances at their option, convert the debentures into cash and, if applicable, shares of the Company’s class A common stock at the applicable conversion rate, at any time on or prior to maturity. The 1.25% debentures and 0.75% debentures are included in the calculation of diluted net income per share if their inclusion is dilutive under the treasury-stock-type method. The Company’s average stock price during the three and six months ended October 2, 2011 and October 3, 2010 did not exceed the conversion price for the 1.25% debentures and 0.75% debentures. Under the treasury-stock-type method, the Company’s 1.25% debentures and 0.75% debentures will generally have a dilutive impact on net income per share if the Company’s average stock price for the period exceeds the conversion price for the debentures.

Holders of the Company’s 4.50% debentures may, under certain circumstances at their option, convert the debentures into cash, and not into shares of the Company’s class A common stock (or any other securities). Therefore, the 4.50% debentures are excluded from the net income per share calculation.

In the fourth quarter of fiscal 2010, the Company amended and restated the original Warrants under the CSO2015 so that holders would, upon exercise of the 4.50% Warrants, no longer receive cash but instead would acquire up to 11.1 million shares of the Company’s class A common stock at an exercise price of $27.03 . In the third quarter of fiscal 2011, as a result of the Total Tender Offer, the Company and the counterparties to the 4.50% Warrants agreed to reduce the exercise price of the 4.50% Warrants from $27.03 to $24.00 (see Note 10). If the market price per share of the Company’s class A common stock for the period exceeds the established strike price, the Warrants will have a dilutive effect on its diluted net income per share using the treasury-stock-type method.

The following is a summary of other outstanding anti-dilutive potential common stock which was excluded from income per diluted share in the following periods:

	Three Months Ended		Nine Months Ended
(In thousands)	October 2, 2011 (1)	October 3, 2010	October 2, 2011 (1)	October 3, 2010
Stock options	440	318	440	318
Restricted stock units	1,973	1,958	1,973	1,958
Warrants (under the CSO2015)	*	N/A	*	N/A
4.75% debentures	8,712	**	8,712	8,712
1.25% debentures	*	*	*	*
0.75% debentures	*	*	*	*

(1)	As a result of the net loss per share during the three and nine months ended October 2, 2011, the inclusion of all potentially dilutive stock options, restricted stock units, and common shares under the 4.75% debentures would be anti-dilutive. Therefore, those stock options, restricted stock units and shares were excluded from the computation of the weighted-average shares for diluted net loss per share for those periods.
*	The Company’s average stock price during the three and nine months ended October 2, 2011 and October 3, 2010 did not exceed the conversion price for the amended warrants (under the CSO2015), 1.25% debentures and 0.75% debentures and those instruments were thus non-dilutive in such periods.
**	Potential common shares under the 4.75% debentures were dilutive during the three months ended October 3, 2010 .

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Note 15. STOCK-BASED COMPENSATION

The following table summarizes the consolidated stock-based compensation expense by line item in the Condensed Consolidated Statements of Operations:

	Three Months Ended		Nine Months Ended
(In thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Cost of UPP revenue	$1,762	$2,442	$5,061	$5,265
Cost of R&C revenue	1,948	1,941	5,843	5,759
Research and development	1,608	1,886	5,112	5,822
Sales, general and administrative	6,531	9,396	21,813	21,218

Total stock-based compensation expense	$11,849	$15,665	$37,829	$38,064

The following table summarizes the consolidated stock-based compensation expense by type of awards:

	Three Months Ended		Nine Months Ended
(In thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Employee stock options	$317	$550	$1,388	$1,452
Restricted stock awards and units	10,910	15,115	36,790	37,496
Change in stock-based compensation capitalized in inventory	622	—	(349)	(884)

Total stock-based compensation expense	$11,849	$15,665	$37,829	$38,064

Note 16. SEGMENT AND GEOGRAPHICAL INFORMATION

The CODM assesses the performance of the UPP Segment and R&C Segment using information about their revenue and gross margin after adding back certain non-cash expenses such as amortization of other intangible assets, stock-based compensation expense, loss on change in European government incentives and interest expense. In addition, the CODM assesses the performance of the UPP Segment and R&C Segment after adding back the results of discontinued operations to revenue and gross margin. The following tables present revenue by segment, cost of revenue by segment and gross margin by segment, revenue by geography and revenue by significant customer. Revenue is based on the destination of the shipments.

	Three Months Ended		Nine Months Ended
(As a percentage of total revenue)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Revenue by geography:
North America	52%	32%	54%	32%
Europe:
Italy	20	38	17	27
Germany	8	11	7	15
France	9	3	10	7
Other	5	9	5	10
Rest of world	6	7	7	9

	100%	100%	100%	100%

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	Three Months Ended		Nine Months Ended
	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Revenue by segment (in thousands):
Utility and power plants (as reviewed by CODM)	$324,542	$260,979	$872,890	$532,977
Revenue earned by discontinued operations	—	(3,176)	—	(11,081)

Utility and power plants	$324,542	$257,803	$872,890	$521,896

Residential and commercial	$380,885	$292,842	$876,210	$760,261

Cost of revenue by segment (in thousands):
Utility and power plants (as reviewed by CODM)	$283,519	$208,845	$762,028	$412,535
Amortization of intangible assets	63	946	230	2,409
Stock-based compensation expense	1,762	2,442	5,061	5,265
Non-cash interest expense	193	293	1,179	969
Loss on change in European government incentives	—	—	29,082	—

Utility and power plants	$285,537	$212,526	$797,580	$421,178

Residential and commercial (as reviewed by CODM)	$341,616	$221,578	$741,155	$575,882
Amortization of intangible assets	—	1,745	195	5,994
Stock-based compensation expense	1,948	1,941	5,843	5,759
Non-cash interest expense	202	270	1,006	1,165
Loss on change in European government incentives	—	—	19,381	—

Residential and commercial	$343,766	$225,534	$767,580	$588,800

Gross margin by segment:
Utility and power plants (as reviewed by CODM)	13%	20%	13%	23%
Residential and commercial (as reviewed by CODM)	10%	24%	15%	24%
Utility and power plants	12%	18%	9%	19%
Residential and commercial	10%	23%	12%	23%

		Three Months Ended		Nine Months Ended
(As a percentage of total revenue)		October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Significant Customers:	Business Segment
Customer A	Utility and power plants	10%	*	10%	*
Customer B	Utility and power plants	11%	*	*	*
Customer C	Utility and power plants	*	12%	*	*
Customer D	Utility and power plants	*	10%	*	*

*	denotes less than 10% during the period

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Statement Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts and the assumptions underlying such statements. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “predict,” “potential,” “will,” “would,” and similar expressions to identify forward-looking statements. Forward-looking statements in this Quarterly Report on Form 10-Q include, but are not limited to, our plans and expectations regarding future financial results, expected operating results, business strategies, projected costs and cost reduction roadmap, products, ability to monetize utility projects, competitive positions, management’s plans and objectives for future operations, the sufficiency of our cash and our liquidity, our ability to obtain financing, ability to comply with debt

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covenants or cure any defaults, ASPs, the success of our joint ventures, expected capital expenditures, warranty matters, outcomes of litigation, our exposure to foreign exchange, interest and credit risk, general business and economic conditions, industry trends, impact of changes in government incentive programs, expected restructuring charges, the likelihood of any impairment of project assets, goodwill and intangible assets, and the expected benefits from our ownership relationship with Total Gas & Power USA S.A.S. (“Total”) and the related agreements with Total and its affiliates. These forward-looking statements are based on information available to us as of the date of this Quarterly Report on Form 10-Q and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. Please see “Part II. Item 1A: Risk Factors” herein and our other filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended January 2, 2011 (the “fiscal 2010 Form 10-K”) and our subsequent Quarterly Reports on Form 10-Q, for additional information on risks and uncertainties that could cause actual results to differ. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

The following information should be read in conjunction with the Condensed Consolidated Financial Statements and the accompanying Notes to Condensed Consolidated Financial Statements included in this Quarterly Report on Form 10-Q. Our fiscal year ends on the Sunday closest to the end of the applicable calendar year. All references to fiscal periods apply to our fiscal quarter or year which ends on the Sunday closest to the calendar month end.

Unit of Power

When referring to our facilities’ manufacturing capacity, total sales and components sales, the unit of electricity in watts for kilowatts (“KW”), megawatts (“MW”) and gigawatts (“GW”) is direct current (“dc”). When referring to our solar power systems, the unit of electricity in watts for KW, MW and GW is alternating current (“ac”).

General Overview

We are a vertically integrated solar products and services company that designs, manufactures and delivers high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers. Of all the solar cells available for the mass market, we believe our solar cells have the highest conversion efficiency, a measurement of the amount of sunlight converted by the solar cell into electricity.

We believe our solar cells provide the following benefits compared with conventional solar cells:

•	superior performance, including the ability to generate up to 50% more power per unit area than conventional solar cells;

•	superior aesthetics, with our uniformly black surface design that eliminates highly visible reflective grid lines and metal interconnect ribbons;

•	more KW per pound can be transported using less packaging, resulting in lower distribution costs; and

•	more efficient use of silicon, a key raw material used in the manufacture of solar cells.

The high efficiency and superior aesthetics of our solar power products provide compelling customer benefits. In many situations, we offer a significantly lower area-related cost structure for our customers because our solar panels require a substantially smaller roof or land area than conventional solar technology and half or less of the roof or land area of many commercial solar thin film technologies.

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We believe our solar power systems provide the following benefits compared with various competitors’ systems:

•	channel breadth and flexible delivery capability, including turn-key systems;

•	high performance delivered by enhancing energy delivery and financial return through systems technology design; and

•	cutting edge systems design to meet customer needs and reduce cost, including non-penetrating, fast roof installation technologies.

Our solar power systems are designed to generate electricity over a system life typically exceeding 25 years under test conditions and are principally designed to be used in large-scale applications with system ratings of typically more than 500 KW. Worldwide, we have 1 GW of SunPower solar power systems operating or under contract. We sell distributed rooftop and ground-mounted solar power systems as well as central-station power plants globally. In the United States, distributed solar power systems are typically either: (i) rated at more than 500 KW of capacity to provide a supplemental, distributed source of electricity for a customer’s facility; or (ii) ground mount systems reaching up to hundreds of MWs for regulated utilities. In the United States and Europe, commercial and electric utility customers typically choose to purchase solar electricity under a power purchase agreement (“PPA”) with an investor or financing company that buys the system from us. In Europe, our products and systems are typically purchased by an investor or financing company and operated as central-station solar power plants. These power plants are rated with capacities of approximately one to fifty MW, and generate electricity for sale under tariff to private and public utilities.

Business Segments Overview

Our President and Chief Executive Officer, as the chief operating decision maker (“CODM”), has organized our company and manages resource allocations and measures performance of our company’s activities between two business segments: the Utility and Power Plants (“UPP”) Segment and the Residential and Commercial (“R&C”) Segment. Our UPP Segment refers to our large-scale solar products and systems business, which includes power plant project development and project sales, turn-key engineering, procurement and construction (“EPC”) services for power plant construction, and power plant operations and maintenance (“O&M”) services. Our UPP Segment also sells components, including large volume sales of solar panels and mounting systems to third parties, often on a multi-year, firm commitment basis. Our R&C Segment focuses on solar equipment sales into the residential and small commercial market through our third-party global dealer network, as well as direct sales and EPC and O&M services in the United States and Europe for rooftop and ground-mounted solar power systems for the new homes, commercial and public sectors.

Seasonal Trends

Our business is subject to industry-specific seasonal fluctuations. Sales have historically reflected these seasonal trends with the largest percentage of total revenues realized during the last two calendar quarters of a fiscal year. Lower seasonal demand normally results in reduced shipments and revenues in the first two calendar quarters of a fiscal year. There are various reasons for this seasonality, mostly related to economic incentives and weather patterns. For example, in European countries with feed-in tariffs, the construction of solar power systems may be concentrated during the second half of the calendar year, largely due to the fact that the coldest winter months are January through March. In the United States, customers will sometimes make purchasing decisions towards the end of the year in order to take advantage of tax credits or for other budgetary reasons. In addition, sales in the new home development market are often tied to construction market demands which tend to follow national trends in construction, including declining sales during cold weather months.

Average Selling Prices

We expect continued market pressure will further drive down the average selling prices of our solar power products as a result of the evolving supply environment.

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Total Tender Offer

On April 28, 2011, we and Total, a subsidiary of Total S.A., a French société anonyme (“Total S.A.”), entered into a Tender Offer Agreement (the “Tender Offer Agreement”). Pursuant to the Tender Offer Agreement, on May 3, 2011, Total commenced a cash tender offer to acquire up to 60% of our outstanding shares of class A common stock and up to 60% of our outstanding shares of class B common stock (the “Tender Offer”) at a price of $23.25 per share for each class. The consummation of the Tender Offer was subject to customary closing conditions, including a minimum of 50% of the outstanding shares of each of the class A common stock and class B common stock being tendered, clearance by U.S. and European Union antitrust authorities, and other customary closing conditions.

The offer expired on June 14, 2011 and Total accepted for payment on June 21, 2011 a total of 34,756,682 shares of our class A common stock and 25,220,000 shares of our class B common stock, representing 60% of each class of our outstanding common stock as of June 13, 2011 for a total cost of approximately $1.4 billion.

Change in Solar Market

In March 2011, the Italian government passed a new legislative decree providing for a significant change in its feed-in tariff (“FIT”) program. In May 2011, the Italian government announced a legislative decree which defined the revised FIT and the transition process effective June 1, 2011. The decree announced a decline in FIT and also set forth a limit on the construction of solar plants on agricultural land. Similarly, during the last several months other European countries reduced government incentives for the solar market. Such changes had a materially negative effect on the market for solar systems in Europe and caused our earnings to decline in Europe and adversely affected our financial results. In the six months ended July 3, 2011 some solar projects planned for 2011 were delayed, which has driven down demand and average selling prices for our solar panels thereby increasing inventories on hand and reducing our cash and cash equivalents. In response to the reduction in European government incentives, primarily in Italy, our Board of Directors approved a restructuring plan, on June 13, 2011, to realign our resources. The plan and related charges are further discussed below under “Results of Operations.”

We conduct our annual impairment test of goodwill as of the Sunday closest to the end of the third fiscal quarter of each year. Impairment of goodwill is tested at our reporting unit level. Management determined the UPP Segment and R&C Segment each have two reporting units. In estimating the fair value of the reporting units, we make estimates and judgments about our future cash flows using an income approach defined as Level 3 inputs under fair value measurement standards. The income approach, specifically a discounted cash flow analysis, included assumptions for, among others, forecasted revenue, gross margin, operating income, working capital cash flow, perpetual growth rates and long-term discount rates, all of which require significant judgment by management. The sum of the fair values of our reporting units are also compared to our external market capitalization to determine the appropriateness of our assumptions and adjusted, if appropriate. These assumptions took into account the current industry environment and its impact on our business. Based on the impairment test as of October 2, 2011, we determined that the carrying value of the UPP-International, UPP-Americas, and Residential and Light Commercial reporting units exceeded their fair value. As a result, we recorded a goodwill impairment loss of $ 309.5 million, representing all of the goodwill associated with these reporting units. As of October 2, 2011, the fair value of the remaining reporting unit exceeded the carrying value under the first step of the goodwill impairment test. Therefore, goodwill was not impaired with respect to the reporting unit.

We additionally review our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Triggering events for an impairment review may include indications such as adverse industry or economic trends, lower than projected operation results or cash flows, or sustained decline in our stock price or market capitalization. During the three months ended October 2, 2011, we determined that the carrying value of certain intangible assets related to strategic acquisitions of EPC and O&M project pipelines in Europe were no longer recoverable and therefore recognized an impairment loss of $40.3 million in the three and nine months ended October 2, 2011.

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Critical Accounting Policies and Estimates

These condensed consolidated financial statements and accompanying notes should be read in conjunction with our annual consolidated financial statements and notes thereto contained in the fiscal 2010 Form 10-K.

There have been no significant changes in our significant accounting policies for the three months ended October 2, 2011, as compared to the significant accounting policies described in the fiscal 2010 Form 10-K.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) amended its fair value principles and disclosure requirements. The amended fair value guidance states that the concepts of highest and best use and valuation premise are only relevant when measuring the fair value of nonfinancial assets and prohibits the grouping of financial instruments for purposes of determining their fair values when the unit of account is specified in other guidance. The amendment will be effective for us on January 2, 2012. We do not anticipate that this amendment will have a material impact on its financial statements.

In June 2011, the FASB amended its disclosure guidance related to the presentation of comprehensive income. This amendment eliminates the option to report other comprehensive income and its components in the statement of changes in equity and requires presentation and reclassification adjustments on the face of the income statement. The amendment will be effective for us on January 2, 2012 and will not have any impact on our financial position, but will impact our financial statement presentation.

In September 2011, the FASB amended its goodwill guidance by providing entities an option to use a qualitative approach to test goodwill for impairment. An entity will be able to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed two step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. The amendment will be effective for us on January 2, 2012. We do not anticipate that this amendment will have a material impact on its financial statements.

Results of Operations

Revenue

	Three Months Ended		Nine Months Ended
(In thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Utility and power plants	$324,542	$257,803	$872,890	$521,896
Residential and commercial	380,885	292,842	876,210	760,261

Total revenue	$705,427	$550,645	$1,749,100	$1,282,157

Total Revenue: During the three and nine months ended October 2, 2011, our total revenue was $705.4 million and $1,749.1 million, respectively, an increase of 28% and 36% from total revenue reported in each of the comparable periods in fiscal 2010. The increase in our total revenue during the three and nine months ended October 2, 2011 compared to the same periods in fiscal 2010 was attributable to revenue related to the development of several large scale projects in North America and Europe, as well as the continuous growth of our third-party global dealer network to adjust to demand in the geographical regions in which we do business. In the three and nine months ended October 2, 2011, we recognized revenue on 236.8 MW and 559.8 MW, respectively, of solar power products sold through both our UPP and R&C Segments as compared to 145.9 MW and 357.1 MW, respectively, sold during the comparable periods in fiscal 2010, representing an increase of 62% and 57%, respectively. The increase in our total revenue was partially offset by declining average selling prices and mix of our solar power products.

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Sales outside North America represented 48% and 46% of total revenue for the three and nine months ended October 2, 2011, respectively, as compared to 68% for both the three and nine months ended October 3, 2010 . The shift in revenue by geography in the three and nine months ended October 2, 2011 as compared to the comparable periods in fiscal 2010 was due to increasing demand in the United States for our solar power products due to additional federal and state initiatives supporting attractive solar incentives within the residential, commercial and utility sectors, as well as a slowdown in project development and component shipments in Europe due to changes in government incentives.

Concentrations: We had two and one customers that accounted for 10 percent or more of total revenue in the three and nine months ended October 2, 2011, respectively. We had two and zero customers that accounted for 10 percent or more of total revenue in the three and nine months ended October 3, 2010, respectively.

		Three Months Ended		Nine Months Ended
(As a percentage of total revenue)		October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Significant Customer:	Business Segment
Customer A	Utility and power plants	10%	*	10%	*
Customer B	Utility and power plants	11%	*	*	*
Customer C	Utility and power plants	*	12%	*	*
Customer D	Utility and power plants	*	10%	*	*

*	denotes less than 10% during the period

UPP Revenue: UPP revenue for the three and nine months ended October 2, 2011 was $324.5 million and $872.9 million, respectively, which accounted for 46% and 50%, respectively, of total revenue. UPP revenue for the three and nine months ended October 2, 2011 increased 26% and 67%, respectively, as compared to the three and nine months ended October 3, 2010 due to revenue related to large scale projects completed or under construction in North America and Europe, including projects acquired and sold as part of our strategic acquisition in March 2010.

The increase in UPP revenue during the three and nine months ended October 2, 2011 as compared to same period in 2010 was primarily driven by additional revenue recognized under the percentage-of-completion method for several power plants under construction including a 20 MW solar power plant in Ontario, Canada, and three solar power plants under construction in the United States totaling 60 MW. Two power plants in Italy totaling 14 MW were completed and subsequently sold in the third quarter of fiscal 2011. Component sales also increased period over period and amounted to 56.0 MW and 122.2 MW in the three and nine months ended October 2, 2011, respectively, as compared to 23.5 MW and 89.6 MW in the three and nine months ended October 3, 2010 .

R&C Revenue: R&C revenue for the three and nine months ended October 2, 2011 was $380.9 million and $876.2 million, respectively, or 54% and 50%, respectively, of total revenue. R&C revenue for the three and nine months ended October 2, 2011 increased 30% and 15%, respectively, as compared to the three and nine months ended October 3, 2010 due to growing demand for our solar power products in the residential and commercial markets, specifically in rooftop and ground-mounted commercial projects in North America, particularly the United States, due to federal state and local initiatives supporting solar power projects. These increases were partially offset by the change in European government incentives which adversely impacted the overall market for solar products and further drove down average selling prices in all regions. Our third-party global dealer network was composed of more than 1,750 dealers worldwide at the end of the third quarter in fiscal 2011, an increase of approximately 350 dealers from the third quarter in fiscal 2010.

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Cost of Revenue

	Three Months Ended
	UPP		R&C		Consolidated
(Dollars in thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Amortization of other intangible assets	$63	$946	$—	$1,745	$63	$2,691
Stock-based compensation	1,762	2,442	1,948	1,941	3,710	4,383
Non-cash interest expense	193	293	202	270	395	563
Loss on change in European government incentives	—	—	—	—	—	—
Materials and other cost of revenue	283,519	208,845	341,616	221,578	625,135	430,423

Total cost of revenue	$285,537	$212,526	$343,766	$225,534	$629,303	$438,060

Total cost of revenue as a percentage of revenue	88%	82%	90%	77%	89%	80%
Total gross margin percentage	12%	18%	10%	23%	11%	20%

	Nine Months Ended
	UPP		R&C		Consolidated
(Dollars in thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Amortization of other intangible assets	$230	$2,409	$195	$5,994	$425	$8,403
Stock-based compensation	5,061	5,265	5,843	5,759	10,904	11,024
Non-cash interest expense	1,179	969	1,006	1,165	2,185	2,134
Loss on change in European government incentives	29,082	—	19,381	—	48,463	—
Materials and other cost of revenue	762,028	412,535	741,155	575,882	1,503,183	988,417

Total cost of revenue	$797,580	$421,178	$767,580	$588,800	$1,565,160	$1,009,978

Total cost of revenue as a percentage of revenue	91%	81%	88%	77%	89%	79%
Total gross margin percentage	9%	19%	12%	23%	11%	21%

Total Cost of Revenue: Our cost of revenue will fluctuate from period to period due to the mix of projects completed and recognized as revenue, in particular between large utility projects and large commercial installation projects. The cost of solar panels is the single largest cost element in our cost of revenue. Other cost of revenue associated with the construction of solar power systems includes real estate, mounting systems, inverters, third-party contract manufacturer costs and construction subcontract and dealer costs. In addition, other factors contributing to cost of revenue include amortization of other intangible assets, stock-based compensation, depreciation, provisions for estimated warranty claims, salaries, personnel-related costs, freight, royalties, facilities expenses and manufacturing supplies associated with contracting revenue and solar cell fabrication as well as factory pre-operating costs associated with our manufacturing facilities.

During the three and nine months ended October 2, 2011, total cost of revenue was $629.3 million and $1,565.2 million, respectively, which represented an increase of 44% and 55%, respectively, period over period. The increase in total cost of revenue partly corresponds with the increase of 28% and 36%, respectively, in total revenue during the three and nine months ended October 2, 2011 compared to the three and nine months ended October 3, 2010 . As a percentage of total revenue, total cost of revenue increased to 89% in both the three and nine months ended October 2, 2011 as compared to 80% and 79%, respectively, in the three and nine months ended October 3, 2010 . The increase in total cost of revenue as a percentage of total revenue is primarily due to: (i) a 62% and 57% increase in total MW of solar power products sold during the three and nine months ended October 2, 2011, respectively, as compared to the respective periods in fiscal 2010, accompanied by an overall reduction in average selling prices of our solar power products period over period; (ii) additional anticipated

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costs associated with the ramp up of AUO SunPower Sdn. Bhd’s (“AUOSP”) solar cell manufacturing facility in Malaysia which became operational in December 2010; and (iii) an increase in output generated at our two solar cell manufacturing facilities. During the three and nine months ended October 2, 2011, our two solar cell manufacturing facilities produced 161.4 MW and 483.6 MW, respectively, as compared to the three and nine months ended October 3, 2010 when we produced 152.1 MW and 425.4 MW, respectively. Additionally contributing to the increase in total cost of revenue is $48.5 million in charges incurred in the second quarter of fiscal 2011 associated with the change in European government incentives, including (i) a $16.0 million write-down of project asset costs based on changes in fair value and our ability to develop, commercialize and sell active projects within Europe, and (ii) $32.5 million related to the write-down of third-party inventory and costs associated with the termination of third-party solar cell supply contracts resulting from lower demand and average selling price in certain areas of Europe.

UPP Gross Margin: Gross margin for our UPP Segment was $39.0 million and $75.3 million for the three and nine months ended October 2, 2011, respectively, or 12% and 9%, respectively, of UPP revenue. UPP gross margin for the three and nine months ended October 2, 2011 primarily decreased due to: (i) an increase in costs on certain power plant projects under construction; and (ii) reductions in the average selling price of components. Also contributing to the decline in gross margin were charges relating to the change in European government incentives totaling $29.1 million including (i) a $16.0 million write-down of project asset costs to estimated fair value based on changes in our ability to develop, commercialize and sell active projects within Europe, and (ii) $13.1 million related to the write-down of acquired third-party inventory and costs associated with the termination of third-party solar cell supply contracts as described above. Partially offsetting the decline in gross margin for our UPP Segment was an increase in component sales in North America and Europe, which typically have higher gross margin percentages than our utility projects.

R&C Gross Margin: Gross margin for our R&C Segment was $37.1 million and $108.6 million for the three and nine months ended October 2, 2011, respectively, or 10% and 12%, respectively, of R&C revenue. Gross margin decreased in both periods primarily due to: (i) overall reduction in average selling prices of our solar products; (ii) increased mix of third party panels in the second and third quarters of fiscal 2011, which generally have a lower margin; and (iii) $19.4 million in charges incurred in the second quarter of fiscal 2011 related to the write-down of acquired third-party inventory and costs associated with the termination of third-party solar cell supply contracts as a result of the change in European government incentives as described above. These decreases were partially offset by increased activity and installations of rooftop and ground-mounted projects in the commercial sector in North America.

Research and Development (“R&D”)

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Stock-based compensation	$1,608	$1,886	$5,112	$5,822
Non-cash interest expense	2	—	2	—
Other R&D	11,054	11,496	36,451	29,173

Total R&D	$12,664	$13,382	$41,565	$34,995

As a percentage of revenue	2%	2%	2%	3%

During the three and nine months ended October 2, 2011, R&D expense was $12.7 million and $41.6 million, respectively, which represents a decrease of 5% and an increase of 19%, respectively, period over period. The decrease in our investment in R&D during the three months ended October 2, 2011 as compared to the same period in fiscal 2010 resulted primarily from reduced personnel related expense (including salary, employee benefits and stock based compensation) as well as a reduction in consulting on government contracts and certification due to the phase out of certain government programs during fiscal 2010.

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The increase in our investment in R&D during the nine months ended October 2, 2011 as compared to the same period in fiscal 2010 resulted primarily from costs related to the improvement of our current generation solar cell manufacturing technology, development of our next generation of solar cells, solar panels, trackers and rooftop systems, and development of systems performance monitoring products.

Both the three and nine months ended October 2, 2011 had a decrease in cost reimbursements received from government entities in the United States from $1.3 million and $5.2 million in the three and nine months ended October 3, 2010, respectively, to $0.3 million and $0.7 million the three and nine months ended October 2, 2011, respectively, due to the phase out of related programs during fiscal 2010, such as the Solar America Initiative R&D agreement with the United States Department of Energy. As of October 2, 2011 we have executed three new research and development agreements with the United States federal government and California state agencies. Further payments received under these contracts will offset some of our R&D expense in future periods.

Sales, General and Administrative (“SG&A”)

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Amortization of other intangible assets	$6,619	$8,887	$20,189	$19,636
Stock-based compensation	6,531	9,396	21,813	21,218
Total investment related costs	429	—	13,552	—
Amortization of promissory notes	134	6,022	2,122	8,941
Non-cash interest expense	20	—	22	—
Other SG&A	62,596	66,710	185,666	183,876

Total SG&A	$76,329	$91,015	$243,364	$233,671

As a percentage of revenue	11%	17%	14%	18%

During the three and nine months ended October 2, 2011, SG&A expense was $76.3 million and $243.4 million, respectively, which represents a decrease of 16% and an increase of 4%, respectively, from SG&A expense reported in the comparable periods of fiscal 2010. The decrease in the three months ended October 2, 2011 as compared to the three months ended October 3, 2010 is primarily driven by our cost-control strategy implemented in response to the changes in the European market, including the overall reduction of consulting charges, specifically in Europe. The decrease is also attributable to a reduction in legal and other professional services as significant acquisition and integration related costs were incurred subsequent to our strategic acquisition in March 2010.

The increase in SG&A expense during the nine months ended October 2, 2011 as compared to the same period in fiscal 2010 resulted primarily from higher spending in all of our functional areas to support the growth of our business, as well as additional operating and development expenses consolidated into our financial results subsequent to our strategic acquisition in March 2010 including additional amortization associated with other intangible assets related to acquired project assets which were subsequently impaired in the third quarter of fiscal 2011. The increase in SG&A expense over the above period is additionally related to: (i) non-recurring transaction expenses of $13.1 million incurred in connection with the April 28, 2011 Tender Offer Agreement with Total; (ii) sales and marketing spending to expand our third-party global dealer network and global branding initiatives; and (iii) additional personnel related expense (including salary, employee benefits, stock-based compensation costs and commission) as well as rent and facility related expenses as a result of increased headcount. The increase in SG&A expense period over period is partially offset by our cost-control strategy implemented in response to the changes in the European market, and the resulting restructuring and $4.4 million of expenses incurred in the first quarter of fiscal 2010 associated with our Audit Committee’s independent investigation of certain accounting entries primarily related to cost of goods sold by our Philippines operations.

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Goodwill and Other Intangible Asset Impairment

	Three Months Ended		Nine Months Ended
(In thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Goodwill impairment	$309,457	$—	$309,457	$—
Other intangible asset impairment	$40,301	$—	$40,301	$—

	$349,758	$—	$349,758	$—

As a percentage of revenue	50%	—%	20%	—%

We conduct our annual impairment test of goodwill as of the Sunday closest to the end of the third fiscal quarter of each year. Impairment of goodwill is tested at our reporting unit level. Management determined the UPP Segment and R&C Segment each have two reporting units, UPP-International and UPP-Americas for UPP Segment, and Residential and Light Commercial and North American Commercial for R&C Segment. Based on the impairment test as of October 2, 2011, as further described above under “Change in European Market”, we determined that the carrying value of the UPP-International, UPP-Americas, and Residential and Light Commercial reporting units exceeded their fair value. As a result, we recorded a goodwill impairment loss of $ 309.5 million, representing all of the goodwill associated with these reporting units. As of October 2, 2011, the fair value of the remaining reporting unit exceeded the carrying value under the first step of the goodwill impairment test, therefore, goodwill was not impaired (see Note 4).

We additionally review our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. During the three months ended October 2, 2011, we determined the carrying value of certain intangible assets related to strategic acquisitions of EPC and O&M project pipelines in Europe were no longer recoverable and therefore recognized an impairment loss of $40.3 million in the three and nine months ended October 2, 2011 (see Note 4).

Restructuring Charges

	Three Months Ended		Nine Months Ended
(In thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Restructuring charges	$637	$—	$13,945	$—
As a percentage of revenue	—%	—%	1%	—%

In response to reductions in European government incentives, primarily in Italy, which have had a significant impact on the global solar market, on June 13, 2011, our Board of Directors approved a restructuring plan to realign our resources. During the three and nine months ended October 2, 2011, restructuring charges recognized in the Condensed Consolidated Statements of Operations amounted to $0.6 million and $13.9 million, respectively. Restructuring charges recognized during the three and nine months ended October 2, 2011 in the Condensed Consolidated Statements of Operations consisted of zero and $12.3 million, respectively, of employee severance and benefits, which includes $1.4 million of compensation associated with the accelerated vesting of promissory notes previously issued as consideration for an acquisition completed in the first quarter of fiscal 2010, zero and $0.7 million, respectively, of lease and related termination costs, and $0.6 million and $0.9 million, respectively, of legal and other related charges.

The above restructuring plan eliminates approximately 85 positions, or 2% of our workforce, in addition to the consolidation or closure of certain facilities in Europe. We expect to record restructuring charges of up to $22.0 million, related to the UPP Segment in the twelve months following the approval and implementation of the plan, of which $0.6 million and $13.9 million has been recognized in the three and nine months ending October 2, 2011, respectively. We expect greater than 90% of restructuring related charges to be cash.

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Other Income (Expense), Net

	Three Months Ended		Nine Months Ended
(In thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Interest income	$206	$742	$1,437	$1,294
Non-cash interest expense	$(6,363)	$(5,844)	$(18,903)	$(20,041)
Other interest expense	(10,733)	(8,924)	(29,511)	(24,977)

Total interest expense	$(17,096)	$(14,768)	$(48,414)	$(45,018)

Gain on sale of equity interest in unconsolidated investee	$10,989	$—	$10,989	$—
Gain on change in equity interest in unconsolidated investee	$—	$—	$322	$28,348
Gain on deconsolidation of consolidated subsidiary	$—	$36,849	$—	$36,849
Gain (loss) on mark-to-market derivatives	$472	$(2,967)	$331	$28,885
Other, net	$8,015	$(11,947)	$(10,719)	$(28,344)

Other income (expense), net	$2,586	$7,909	$(46,054)	$22,014

Interest expense during the three and nine months ended October 2, 2011 primarily related to debt under our senior convertible debentures, fees for our outstanding letters of credit with Deutsche Bank AG New York Branch (“Deutsche Bank”), the mortgage loan with International Finance Corporation (“IFC”), debt under the loan agreement with California Enterprise Development Authority (“CEDA”), and debt under the revolving credit facilities with Union Bank, N.A. (“Union Bank”) and Société Générale, Milan Branch (“Société Générale”). Interest expense during the three and nine months ended October 3, 2010 primarily related to issuances of our senior convertible debentures and borrowings under the facility agreement with the Malaysian government (deconsolidated in the third quarter of fiscal 2010), fees for our outstanding letters of credit with Deutsche Bank, and acquired debt. The increase in interest expense of 16% in the three months ended October 2, 2011 and 8% in the nine months ended October 2, 2011 as compared to the same periods in fiscal 2010 was due to additional indebtedness related to our $250.0 million in principal amount of 4.50% senior cash convertible debentures (“4.50% debentures”) issued in April 2010, approximately €75.0 million borrowed from Société Générale in November 2010 under the revolving credit facility, as well as the $50.0 million borrowed from Union Bank in July 2011, both of which were repaid and terminated in September 2011 in connection with a borrowing of $250.0 million under a new Revolving Credit Agreement with Credit Agricole Corporate and Investment Bank (“Credit Agricole”) that provides up to $275.0 million of revolving loans, outstanding borrowings up to $75.0 million under our mortgage loan agreement with IFC beginning in November 2010, and $30 million borrowed under our loan agreement with CEDA in December 2010.

During the third quarter of 2011, we recorded a cash gain of $11.0 million from the sale of 2.9 million shares of Woongjin Energy Co., Ltd (“Woongjin Energy”) in the third quarter of fiscal 2011, which decreased our equity ownership from 31% to 27%. Non-cash gains recorded due to the dilution of our equity interest in Woongjin Energy as a result of Woongjin Energy’s issuance of additional equity to other investors amounted to $0.3 million and $28.3 million in the nine months ended October 2, 2011 and October 3, 2010, respectively. The resulting impact of such dilution on our equity interest was immaterial in the nine months ended October 2, 2011. Subsequent to Woongjin Energy’s completion of its initial public offering and sale of 15.9 million new shares of common stock in the second quarter of fiscal 2010, our equity interest decreased from 42% to 31% of Woongjin Energy’s outstanding equity.

The $0.5 million and $0.3 million net gain on mark-to-market derivatives in the three and nine months ended October 2, 2011, respectively, related to the change in fair value of the following derivative instruments associated with the 4.50% debentures: (i) the embedded cash conversion option; and (ii) the bond hedge transaction. The $3.0 million net loss and $28.9 million net gain on mark-to-market derivatives during the three and nine months ended October 3, 2010, respectively, related to the change in fair value of the following derivative instruments associated with the 4.50% debentures: (i) the embedded cash conversion option; (ii) the

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over-allotment option; (iii) the bond hedge transaction; and (iv) the warrant transaction. The changes in fair value of these derivatives are reported in our Condensed Consolidated Statements of Operations until such transactions settle or expire. The over-allotment option derivative settled on April 5, 2010 when the initial purchasers of the 4.50% debentures exercised the $30.0 million over-allotment option in full. As a result of the terms of the warrants being amended and restated so that they are settled in shares of our class A common stock rather than in cash, the warrants have not required mark-to-market accounting treatment subsequent to December 23, 2010.

The following table summarizes the components of Other, net:

	Three Months Ended		Nine Months Ended
(In thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Loss on derivatives and foreign exchange	$12,426	$(12,316)	$(6,679)	$(29,930)
Gain (loss) on sale of investments	—	—	(191)	1,572
Other income (expense), net	(4,411)	369	(3,849)	14

Total other, net	$8,015	$(11,947)	$(10,719)	$(28,344)

Other, net was comprised of gains totaling $8.0 million and expenses of $10.7 million during the three and nine months ended October 2, 2011, respectively, consisting primarily of: (i) expenses totaling $0.8 million and $14.4 million, respectively, from expensing the time value of option contracts and forward points on forward exchange contracts of effective cash flow hedges; and (ii) gains totaling $13.2 million and $7.7 million, respectively, on foreign currency derivatives and foreign exchange largely due to the volatility in the currency markets. In addition, we have an active hedging program designed to reduce our exposure to movements in foreign currency exchange rates. As a part of this program, we designate certain derivative transactions as effective cash flow hedges of anticipated foreign currency revenues and record the effective portion of changes in the fair value of such transactions in “Accumulated other comprehensive income (loss)” in our Condensed Consolidated Balance Sheets until the anticipated revenues have occurred, at which point the associated income or loss would be recognized in revenue. In the nine months ended October 2, 2011, in connection with the decline in forecasted revenue, we reclassified an amount held in “Accumulated other comprehensive income (loss)” for certain previously anticipated transactions which did not occur or are now probable not to occur, which totaled a loss of $4.5 million.

Other, net was comprised of expenses totaling $11.9 million and $28.3 million during the three and nine months ended October 3, 2010, respectively, consisting primarily of: (i) losses totaling $11.3 million and $20.9 million, respectively, from expensing the time value of option contracts and forward points on forward exchange contracts; and (ii) losses totaling $1.0 million and $9.0 million, respectively, on foreign currency derivatives and foreign exchange largely due to the volatility in the current markets. These expenses during the three and nine months ended October 3, 2010 were partially offset by a gain on distributions from certain money market funds in the first quarter of fiscal 2010.

Income Taxes

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Provision for income taxes	$(11,077)	$(3,376)	$(17,963)	$(19,493)
As a percentage of revenue	2%	1%	1%	2%

In the three and nine months ended October 2, 2011, our income tax provision of $11.1 million and $18.0 million, respectively, on a loss from continuing operations before income taxes and equity in earnings of unconsolidated investees of $360.7 million and $510.7 million, respectively, was primarily due to projected tax expense in profitable foreign jurisdictions. In the three and nine months ended October 3, 2010, our income tax

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provision was $3.4 million and $19.5 million, respectively, on income from continuing operations before income taxes and equity in earnings of unconsolidated investees of $16.1 million and $25.5 million, respectively, was primarily due to domestic and foreign income in certain jurisdictions, nondeductible amortization of purchased intangible assets, nondeductible stock compensation, amortization of debt discount from convertible debentures, gain on change in our equity interest in Woongjin Energy, mark-to-market fair value adjustments, changes in the valuation allowance on deferred tax assets, and discrete stock option deductions.

A significant amount of our total revenue is generated from customers located outside of the United States, and a substantial portion of our assets and employees are located outside of the United States. United States income taxes and foreign withholding taxes have not been provided on the undistributed earnings of our non-United States subsidiaries as such earnings are intended to be indefinitely reinvested in operations outside the United States to extent that such earnings have not been currently or previously subjected to taxation of the United States.

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for a valuation allowance, we consider historical levels of income, expectations and risks associated with the estimates of future taxable income and ongoing prudent and feasible tax planning strategies. In the event we determine that we would be able to realize additional deferred tax assets in the future in excess of the net recorded amount, or if we subsequently determine that realization of an amount previously recorded is unlikely, we would record an adjustment to the deferred tax asset valuation allowance, which would change income tax in the period of adjustment. As of October 2, 2011, we believe there is insufficient evidence to realize additional deferred tax assets in fiscal 2011.

Equity in Earnings of Unconsolidated Investees

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Equity in earnings of unconsolidated investees	$971	$5,825	$7,932	$10,973
As a percentage of revenue	—%	1%	—%	1%

Our equity in earnings of unconsolidated investees was net gains of $1.0 million and $7.9 million for the three and nine months ended October 2, 2011, respectively, as compared to net gains of $5.8 million and $11.0 million in the three and six months ended October 3, 2010, respectively.

Our share of Woongjin Energy’s income totaled $3.7 million and $10.4 million in the three and nine months ended October 2, 2011, respectively, as compared to $5.7 million and $10.5 million in the three and nine months ended October 3, 2010, respectively. The change in our equity share of Woongjin Energy’s earnings period over period is attributable to overall declines in gross margin and the decrease in our equity ownership through dilution and sale. Our share of First Philec Solar Corporation’s (“First Philec Solar”) income totaled zero and $0.7 million in the three and nine months ended October 2, 2011, respectively, as compared to $0.1 million and $0.4 million in the three and nine months ended October 3, 2010, respectively. The change in our equity share of First Philec Solar’s earnings period over period represents the growth of the joint ventures’ operations and changes in our equity ownership. Our share of AUOSP’s loss totaled $2.7 million and $3.1 million in the three and nine months ended October 2, 2011, respectively.

Income from Discontinued Operations, Net of Taxes

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Income from discontinued operations, net of taxes	$—	$1,570	$—	$9,466

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In connection with a strategic acquisition on March 26, 2010, we acquired a European project company, Cassiopea PV S.r.l (“Cassiopea”), operating a previously completed 20 MWac solar power plant in Montalto di Castro, Italy. In the period in which our asset is classified as held-for-sale, we are required to segregate for all periods presented the related assets, liabilities and results of operations associated with that asset as discontinued operations. On August 5, 2010, we sold the assets and liabilities of Cassiopea. Therefore, results of operations were classified as “Income from discontinued operations, net of taxes” in the Condensed Consolidated Statement of Operations in the three and nine months ended October 3, 2010.

Liquidity and Capital Resources

Cash Flows

A summary of the sources and uses of cash and cash equivalents is as follows:

	Nine Months Ended
(In thousands)	October 2, 2011	October 3, 2010
Net cash used in operating activities of continuing operations	$(258,980)	$(71,720)
Net cash used in investing activities of continuing operations	(76,398)	(322,469)
Net cash provided by financing activities of continuing operations	107,821	19,763

Operating Activities

Net cash used in operating activities of continuing operations of $259.0 million in the nine months ended October 2, 2011 was primarily the result of: (i) a net loss of $520.8 million; (ii) increases in inventories and project assets of $120.8 million and $43.2 million, respectively, for construction of future and current projects in North America and Europe; (iii) increases in prepaid and other assets of $123.0 million primarily associated with outstanding receivables due and receivable from our joint ventures. Net cash used in operating activities was partially offset by: (i) non-cash impairment charges totaling $382.2 million associated with goodwill and other intangible asset impairment in the third quarter of fiscal 2011 as well as inventories and project asset write-downs in the second quarter of fiscal 2011 associated with the change in European government incentives; (ii) other non-cash charges of $170.1 million primarily related to depreciation and amortization, stock based compensation, and non-cash interest charges; and (iii) a net decrease of $15.7 million in other operating assets and liabilities, partially offset by non-cash income of $19.2 million related to our equity share in earnings of joint ventures and gains associated with the sale of our equity interest in Woongjin Energy.

Net cash used in operating activities of continuing operations of $71.7 million in the nine months ended October 3, 2010 was primarily the result of: (i) increases in inventories and project assets of $84.2 million and $146.3 million, respectively, for construction of future and current projects in Italy; (ii) increases in costs and estimated earnings in excess of billings of $80.7 million related to contractual timing of system project billings; as well as (iii) other net charges in operating assets and liabilities of $85.7 million, partially offset by (i) income from continuing operations of $17.0 million and (ii) an increase in accounts payable and other accrued liabilities of $219.1 million. Net non-cash charges and other adjustments to net income from continuing operations amounted to $89.0 million and were primarily the result of $194.1 million associated with depreciation and amortization, stock based compensation, and non-cash interest charges, offset by non-cash gains of $105.1 million attributable to our equity share in earnings of joint ventures, gain on deconsolidation of AUOSP, gain on change in equity interest in Woongjin Energy and a net gain on mark-to-market derivatives.

Investing Activities

Net cash used in investing activities of continuing operations in the nine months ended October 2, 2011 was $76.4 million, of which: (i) $85.5 million related to capital expenditures primarily associated with improvements to our current generation solar cell manufacturing technology, leasehold improvements associated with new

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offices leased in San Jose, California, and other projects; (ii) $80.0 million related to additional cash investments in our AUOSP joint venture; and (iii) $9.0 million in purchases of marketable securities. Cash used in investing activities was partially offset by: (i) $43.8 million in proceeds received related to the sale of debt securities and distributions on certain money market funds; (ii) $24.0 million in proceeds from the sale of a portion of our equity interest in our Woongjin Energy joint venture on the open market; and (iii) a decrease in restricted cash of $29.8 million.

Net cash used in investing activities of continuing operations in the nine months ended October 3, 2010 was $322.5 million, of which: (i) $104.6 million relates to capital expenditures primarily associated with the continued construction of our third solar cell manufacturing facility in Malaysia prior to deconsolidation on July 5, 2010; (ii) $272.7 million in cash was paid for the acquisition of SunRay, net of cash acquired; (iii) $12.9 million relates to cash of AUOSP that was deconsolidated on July 5, 2010; and (iv) $3.8 million relates to cash paid for investments in AUOSP and non-public companies. Cash used in investing activities was partially offset by: (i) $64.7 million of decreases in restricted cash and cash equivalents primarily due to the deconsolidation of AUOSP and the repayment of the Piraeus Bank loan; (ii) $5.3 million in proceeds received from the sale of equipment to a third-party subcontractor; and (iii) $1.6 million on money market fund distributions.

Financing Activities

Net cash provided by financing activities of continuing operations in the nine months ended October 2, 2011 was $107.8 million and reflects cash received of: (i) $489.2 million in cash proceeds from gross drawdowns under the Union Bank, Société Générale and Credit Agricole revolving credit facilities; (ii) $4.0 million from stock option exercises; and (iii) $2.3 million in cash proceeds in conjunction with warrant holders’ exercise of their rights to reduce warrant exercise prices (see Note 10). Cash provided by financing activities in the nine months ended October 2, 2011 was partially offset by: (i) $377.1 million repayment on outstanding balances under the Union Bank and Société Générale revolving credit facilities; and (ii) $10.6 million in purchases of stock for tax withholding obligations on vested restricted stock.

Net cash provided by financing activities of continuing operations in the nine months ended October 3, 2010 was $19.8 million and reflects cash received of: (i) $230.5 million in net proceeds from the issuance of $250.0 million in principal amount of our 4.50% debentures, after reflecting the payment of the net cost of the call spread overlay; and (ii) $0.7 million from stock option exercises. Cash received in the nine months ended October 3, 2010 was partially offset by: (i) repurchase of $143.8 million in principal amount of our 0.75% debentures; (ii) $63.6 million in repayments of bank loans, including $30.0 million to Union Bank to terminate our $30.0 million term loan and $33.6 million to Piraeus Bank to terminate our current account overdraft agreement in Greece; (iii) $1.4 million in net cash outflow from the issuance of project loans and subsequent assumption by customers; and (iv) $2.5 million for treasury stock purchases that were used to pay withholding taxes on vested restricted stock.

Debt and Credit Sources

Convertible Debentures

As of both October 2, 2011 and January 2, 2011, an aggregate principal amount of $250.0 million of the 4.50% debentures remain issued and outstanding. Interest on the 4.50% debentures is payable on March 15 and September 15 of each year. The 4.50% debentures mature on March 15, 2015. The 4.50% debentures are convertible only into cash, and not into shares of our class A common stock (or any other securities). Prior to December 15, 2014, the 4.50% debentures are convertible only upon specified events and, thereafter, they will be convertible at any time, based on an initial conversion price of $22.53 per share of our class A common stock. The conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits. Upon conversion, we will deliver an amount of cash calculated by reference to the price of our class A common stock over the applicable observation period. We may not redeem the 4.50% debentures prior to maturity. Holders may also require us to repurchase all or a portion of their 4.50% debentures upon a

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fundamental change, as defined in the debenture agreement, at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest. In the event of certain events of default, such as our failure to make certain payments or perform or observe certain obligations thereunder, Wells Fargo, the trustee, or holders of a specified amount of then-outstanding 4.50% debentures will have the right to declare all amounts then outstanding due and payable. Concurrent with the issuance of the 4.50% debentures, we entered into privately negotiated convertible debenture hedge transactions and warrant transactions which represent a call spread overlay with respect to the 4.50% debentures (“the “CSO2015”), assuming full performance of the counterparties and 4.50% Warrants strike prices in excess of the conversion price of the 4.50% debentures. According to the counterparties to the warrants, the consummation of the Total Tender Offer triggered their rights to make a downward adjustment to the strike price of the warrants. In the third quarter of fiscal 2011, the Company and the counterparties to the 4.50% Warrants agreed to reduce the exercise price of the 4.50% Warrants from $27.03 to $24.00 . Please see “Conversion of our outstanding 1.25% and 4.75% debentures, our warrants related to our outstanding 4.50% and 4.75% debentures, and future substantial issuances or dispositions of our class A or class B common stock or other securities, could dilute ownership and earnings per share or cause the market price of our stock to decrease.” in “Part I. Item 1A: Risk Factors” in the fiscal 2010 Form 10-K.

As of both October 2, 2011 and January 2, 2011, an aggregate principal amount of $230.0 million of the 4.75% senior convertible debentures (“4.75% debentures”) remain issued and outstanding. Interest on the 4.75% debentures is payable on April 15 and October 15 of each year. Holders of the 4.75% debentures are able to exercise their right to convert the debentures at any time into shares of our class A common stock at a conversion price equal to $26.40 per share. The applicable conversion rate may adjust in certain circumstances, including upon a fundamental change, as defined in the indenture governing the 4.75% debentures. If not earlier converted, the 4.75% debentures mature on April 15, 2014. Holders may also require us to repurchase all or a portion of their 4.75% debentures upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest. In the event of certain events of default, such as our failure to make certain payments or perform or observe certain obligations thereunder, Wells Fargo, the trustee, or holders of a specified amount of then-outstanding 4.75% debentures will have the right to declare all amounts then outstanding due and payable. Concurrent with the issuance of the 4.75% debentures, we entered into certain convertible debenture hedge transactions and warrant transactions with affiliates of certain of the underwriters of the 4.75% debentures. According to the counterparties to the warrants, the consummation of the Total Tender Offer triggered their rights to make a downward adjustment to the strike price of the warrants. In the third quarter of fiscal 2011, the Company and the counterparties to the 4.75% Warrants agreed to reduce the exercise price of the 4.75% Warrants from $38.50 to $26.40, which is no longer above the conversion price of the 4.75% debentures. Please see “Conversion of our outstanding 1.25% and 4.75% debentures, our warrants related to our outstanding 4.50% and 4.75% debentures, and future substantial issuances or dispositions of our class A or class B common stock or other securities, could dilute ownership and earnings per share or cause the market price of our stock to decrease.” in “Part I. Item 1A: Risk Factors” in the fiscal 2010 Form 10-K.

As of both October 2, 2011 and January 2, 2011, an aggregate principal amount of $198.6 million of the 1.25% senior convertible debentures (“1.25% debentures”) remain issued and outstanding. Interest on the 1.25% debentures is payable on February 15 and August 15 of each year. The 1.25% debentures mature on February 15, 2027. Holders may require us to repurchase all or a portion of their 1.25% debentures on each of February 15, 2012, February 15, 2017 and February 15, 2022, or if we experience certain types of corporate transactions constituting a fundamental change, as defined in the indenture governing the 1.25% debentures. Any repurchase of the 1.25% debentures under these provisions will be for cash at a price equal to 100% of the principal amount of the 1.25% debentures to be repurchased plus accrued and unpaid interest. In addition, we may redeem some or all of the 1.25% debentures on or after February 15, 2012 for cash at a redemption price equal to 100% of the principal amount of the 1.25% debentures to be redeemed plus accrued and unpaid interest. As of October 2, 2011, the 1.25% debentures were reclassified from long-term liabilities to short-term liabilities within “Convertible debt, current portion” in the Condensed Consolidated Balance Sheet as the holders may require us to repurchase all of their 1.25% debentures on February 15, 2012.

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As of both October 2, 2011 and January 2, 2011, an aggregate principal amount of $0.1 million of the 0.75% debentures remain issued and outstanding. Interest on the 0.75% debentures is payable on February 1 and August 1 of each year. The 0.75% debentures mature on August 1, 2027. Holders of the 0.75% debentures could require us to repurchase all or a portion of their debentures on each of August 1, 2015, August 1, 2020 and August 1, 2025, or if we experienced certain types of corporate transactions constituting a fundamental change, as defined in the indenture governing the 0.75% debentures. Any repurchase of the 0.75% debentures under these provisions will be for cash at a price equal to 100% of the principal amount of the 0.75% debentures to be repurchased plus accrued and unpaid interest. In addition, we could redeem the remaining 0.75% debentures on or after August 2, 2010 for cash at a redemption price equal to 100% of the principal amount of the 0.75% debentures to be redeemed plus accrued and unpaid interest.

Mortgage Loan Agreement with IFC

On May 6, 2010, our subsidiaries SunPower Philippines Manufacturing Ltd. (“SPML”) and SPML Land, Inc. (“SPML Land”) entered into a mortgage loan agreement with IFC. Under the loan agreement, SPML may borrow up to $75.0 million during the first two years, and SPML is required to repay the amount borrowed, starting 2 years after the date of borrowing, in 10 equal semiannual installments over the following 5 years. SPML is required to pay interest of LIBOR plus 3% per annum on outstanding borrowings, and a front-end fee of 1% on the principal amount of borrowings at the time of borrowing, and a commitment fee of 0.5% per annum on funds available for borrowing and not borrowed. SPML may prepay all or a part of the outstanding principal, subject to a 1% prepayment premium. On June 9, 2011, SPML borrowed $25.0 million under the loan agreement. As of October 2, 2011 and January 2, 2011, SPML had $75.0 million and $50.0 million, respectively, outstanding under the mortgage loan agreement which is classified as “Long-term debt” in our Condensed Consolidated Balance Sheets. As of October 2, 2011, no additional amounts remained available for borrowing under the loan agreement.

Loan Agreement with CEDA

On December 29, 2010, we borrowed from CEDA the proceeds of the $30.0 million aggregate principal amount of CEDA’s tax-exempt Recovery Zone Facility Revenue Bonds (SunPower Corporation—Headquarters Project) Series 2010 (the “Bonds”) maturing April 1, 2031 under a loan agreement with CEDA. Certain of our obligations under the loan agreement were contained in a promissory note dated December 29, 2010 issued by us to CEDA, which assigned the promissory note, along with all right, title and interest in the loan agreement, to Wells Fargo, as trustee, with respect to the Bonds for the benefit of the holders of the Bonds. The Bonds initially bore interest at a variable interest rate (determined weekly), but at our option were converted into fixed-rate bonds (which include covenants of, and other restrictions on, us). As of January 2, 2011, the $30.0 million aggregate principal amount of the Bonds was classified as “Short-term debt” in our Condensed Consolidated Balance Sheets due to the potential for the Bonds to be redeemed or tendered for purchase on June 22, 2011 under the reimbursement agreement. On June 1, 2011, the Bonds were converted to bear interest at a fixed rate of 8.50% to maturity and the holders’ rights to tender the Bonds prior to their stated maturity was removed. Therefore, the $30.0 million aggregate principal amount of the Bonds are classified as “Long-term debt” in our Condensed Consolidated Balance sheet as of October 2, 2011.

Revolving Credit Facility with Société Générale

On November 23, 2010, we entered into a revolving credit facility with Société Générale under which we may borrow up to Euro 75.0 million from Société Générale. Interest periods were monthly. On May 25, 2011 we entered into an amendment of our revolving credit facility with Société Générale which extended the maturity date to November 23, 2011. Under the amended facility we were able to borrow up to Euro 75.0 million of which amounts borrowed were able to be repaid and reborrowed until October 23, 2011. We were required to pay interest on outstanding borrowings of (1) EURIBOR plus 3.25% per annum for advances outstanding before May 26, 2011, and (2) EURIBOR plus 2.70% for advances outstanding on May 26, 2011 or thereafter; a front-end fee of 0.50% on the available borrowing; and a commitment fee of 1% per annum on funds available for borrowing and not borrowed.

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As of January 2, 2011, an aggregate amount of €75.0 million, or approximately $98.0 million based on the exchange rate as of that date, remained outstanding under the revolving credit facility which is classified as “Short-term debt” in the Condensed Consolidated Balance Sheets. On September 27, 2011, the Company repaid €75.0 million, or approximately $107.7 million based on the exchange rate as of that date, of outstanding borrowings plus fees, using proceeds received from the September 2011 revolving credit facility with Credit Agricole described below, and terminated the facility.

October 2010 Collateralized Revolving Credit Facility with Union Bank

On October 29, 2010, we entered into a revolving credit facility with Union Bank. Until the maturity date of October 28, 2011, we were able to borrow up to $70.0 million under the revolving credit facility. Amounts borrowed could be repaid and reborrowed until October 28, 2011. As collateral under the revolving credit facility, we pledged our holding of 19.4 million shares of common stock of Woongjin Energy to Union Bank.

We were required to pay interest on outstanding borrowings of, at our option, (1) LIBOR plus 2.75% or (2) 1.75% plus a base rate equal to the highest of (a) the federal funds rate plus 1.5%, (b) Union Bank’s prime rate as announced from time to time, or (c) LIBOR plus 1.0%, per annum; a front-end fee of 0.40% on the available borrowing; and a commitment fee of 0.25% per annum on funds available for borrowing and not borrowed.

As of January 2, 2011, an aggregate amount of $70.0 million was outstanding under the revolving credit facility which was classified as “Short-term debt” in our Condensed Consolidated Balance Sheet. We repaid $70.0 million of outstanding borrowings plus fees in the second quarter of fiscal 2011. On June 20, 2011, we terminated the facility and the pledge on all shares of Woongjin Energy we held.

July 2011 Uncollateralized Revolving Credit Facility with Union Bank

On July 18, 2011, we entered into a Credit Agreement with Union Bank under which we were able to borrow up to $50.0 million from Union Bank until October 28, 2011. Amounts borrowed were able to be repaid and reborrowed until October 28, 2011. All outstanding amounts under the facility were due and payable on October 31, 2011. On July 18, 2011, we drew down $50.0 million under the credit facility.

We were required to pay interest on outstanding borrowings of, at our option, (1) LIBOR plus 2.75% or (2) 1.75% plus a base rate equal to the higher of (a) the federal funds rate plus 0.50%, or (b) Union Bank’s reference rate as announced from time to time; a front-end fee of 0.15% on the total amount available for borrowing; and a commitment fee of 0.50% per annum, calculated on a daily basis, on funds available for borrowing and not borrowed.

On September 27, 2011, we repaid $50.0 million of outstanding borrowings plus fees, using proceeds received from the July 2011 revolving credit facility with Credit Agricole described below, and terminated the facility.

April 2010 Letter of Credit Facility with Deutsche Bank

On April 12, 2010, we entered into a letter of credit facility with Deutsche Bank, as issuing bank and as administrative agent, and certain financial institutions. On May 27, 2011, we received an additional $25.0 million commitment from a financial institution under the Deutsche Bank letter of credit facility, which increased the aggregate amount of letters of credit that may be issued under the facility from $375.0 million to $400.0 million. The letter of credit facility provided for the issuance, upon our request, of letters of credit by the issuing bank in order to support our obligations. For outstanding letters of credit under the letter of credit facility we paid a fee of 0.50% plus any applicable issuances fees charged by its issuing and correspondent banks. We also paid a commitment fee of 0.20% on the unused portion of the facility. We were required to collateralize at least 50% of the dollar-denominated obligations under the issued letters of credit, and 55% of the non-dollar-denominated obligations under the issued letters of credit, with restricted cash on our Condensed Consolidated Balance Sheet.

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As of January 2, 2011 , letters of credit issued under the letter of credit facility totaled $326.9 million and were collateralized by short-term and long-term restricted cash of $55.7 million and $118.3 million , respectively, on our Condensed Consolidated Balance Sheet. On August 9, 2011, we terminated the April 2010 letter of credit facility agreement with Deutsche Bank subsequent to the establishment of the August 2011 letter of credit facility agreement as described below. All outstanding letters of credit under the April 2010 letter of credit facility were transferred to the August 2011 letter of credit facility and $197.8 million in collateral as of August 9, 2011 was released.

August 2011 Letter of Credit Facility with Deutsche Bank

On August 9, 2011, we entered into a letter of credit facility agreement with Deutsche Bank, as issuing bank and as administrative agent, and certain financial institutions. Payment of obligations under the letter of credit facility is guaranteed by Total S.A. pursuant to the Credit Support Agreement. The letter of credit facility provides for the issuance, upon our request, of letters of credit by the issuing banks thereunder in order to support certain of our obligations, in an aggregate amount not to exceed (a) $645.0 million for the period from August 9, 2011 through December 31, 2011; (b) $725.0 million for the period from January 1, 2012 through December 31, 2012; and (c) $771.0 million for the period from January 1, 2013 through December 31, 2013. Aggregate letter of credit amounts may be increased upon the agreement of the parties but may not exceed (i) $878.0 million for the period from January 1, 2014 through December 31, 2014; (ii) $936.0 million for the period from January 1, 2015 through December 31, 2015; and (iii) $1.0 billion for the period from January 1, 2016 through June 28, 2016.

Each letter of credit issued under the letter of credit facility must have an expiration date no later than the second anniversary of the issuance of that letter of credit, provided that up to 15% of the outstanding value the letters of credit may have an expiration date of between two and three years from the date of issuance.

As of October 2, 2011, letters of credit issued under the August 2011 letter of credit facility with Deutsche Bank totaled $638.2 million.

Letter of Credit Facility with Deutsche Bank and Deutsche Bank Trust Company Americas (together, “Deutsche Bank Trust”)

On September 27, 2011, we entered into a letter of credit facility with Deutsche Bank Trust which provides for the issuance, upon request by us, letters of credit to support our obligations in an aggregate amount not to exceed $200.0 million. Each letter of credit issued under the facility is fully cash-collateralized and we have entered into a security agreement with Deutsche Bank Trust, granting them a security interest in a cash collateral account established for this purpose.

As of October 2, 2011 letters of credit issued under the Deutsche Bank Trust facility amounted to $199.6 million which were fully collateralized with long-term restricted cash on the Condensed Consolidated Balance Sheets.

September 2011 Revolving Credit Facility with Credit Agricole

On September 27, 2011, we entered into a revolving credit agreement with Credit Agricole, as administrative agent, and certain financial institutions, under which we may borrow up to $275.0 million until September 27, 2013. Amounts borrowed may be repaid and reborrowed until September 27, 2013.

We are required to pay interest on outstanding borrowings of (a) with respect o any LIBO rate loan, 1.5% plus the LIBO rate divided by a percentage equal to one minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency liabilities” as specified in Regulation D; (b) with respect to any alternative base loan, 0.5% plus the greater of (1) the prime rate, (2) the Federal Funds rate plus 0.5%, and (3) the one month LIBO rate plus 1%; (c) a commitment fee equal to 0.25% per annum on funds available for borrowing and not borrowed; (d) an upfront fee of 0.125% of the revolving loan commitment; and (e) arrangement fee customary for a transaction of this type.

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In the event Total S.A. no longer beneficially owns 40% of the Company’s issued and outstanding voting securities, the revolving credit facility would be subject to renegotiation, with a view to agreeing to amend the revolving credit facility consistent with terms and conditions and market practice for similarly situated borrowers. If we cannot reach an agreement with the lenders, we are required to prepay all principal, interest, fees and other amounts owed and the revolving credit facility will terminate.

As of October 2, 2011, $250.0 million was outstanding under the revolving credit facility with Credit Agricole which is classified as “Long term debt” on our Condensed Consolidated Balance Sheets.

Liquidity

As of October 2, 2011, we had unrestricted cash and cash equivalents of $374.6 million as compared to $605.4 million as of January 2, 2011, a decrease of $230.8 million attributable to the overall decline in the business climate on the market for solar systems in Europe which has driven down demand and average selling prices for our solar panels thereby increasing inventories on hand and reducing our cash and cash equivalents. Our cash balances are held in numerous locations throughout the world, including substantial amounts held outside of the United States. The amounts held outside of the United States representing the earnings of our foreign subsidiaries, if repatriated to the United States under current law, would be subject to United States federal and state tax less applicable foreign tax credits. Repatriation of earnings that have not been subjected to U.S. tax and which have been indefinitely reinvested outside the U.S. could result in additional United States federal income tax payments in future years.

On July 5, 2010, we formed our AUOSP joint venture. Under the terms of the joint venture agreement, our subsidiary SunPower Technology, Ltd. (“SPTL”) and AU Optronics Singapore Pte. Ltd. (“AUO”) each own 50% of AUOSP. Both SPTL and AUO are obligated to provide additional funding to AUOSP in the future. During the second half of fiscal 2010, we, through SPTL, and AUO each contributed total initial funding of $27.9 million. In the first nine months of fiscal 2011, both SPTL and AUO each contributed an additional $80.0 million in funding and will each contribute additional amounts to the joint venture in fiscal 2012 through 2014 amounting to $241.0 million, or such lesser amount as the parties may mutually agree (see the Contractual Obligations table below). In addition, if AUOSP, SPTL or AUO requests additional equity financing to AUOSP, then SPTL and AUO will each be required to make additional cash contributions of up to $50.0 million in the aggregate. Further, we could in the future guarantee certain financial obligations of AUOSP. On November 5, 2010, we entered into an agreement with AUOSP under which we will resell to AUOSP polysilicon purchased from a third-party supplier and AUOSP will provide prepayments to us related to such polysilicon, which we will use to satisfy prepayments owed to the third-party supplier. We expect to receive prepayments from AUOSP in fiscal 2011 and 2012 total amounts of $60 million and $40 million, respectively.

Holders of our 1.25% debentures may require us to repurchase all or a portion of their 1.25% debentures on February 15, 2012. Any repurchase of our 1.25% debentures pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the 1.25% debentures to be repurchased plus accrued and unpaid interest. In addition, we may redeem some or all of our 1.25% debentures on or after February 15, 2012 for cash at a redemption price equal to 100% of the principal amount of the 1.25% debentures to be redeemed plus accrued and unpaid interest. In the first quarter of fiscal 2011, the 1.25% debentures were reclassified from long-term liabilities to short-term liabilities within “Convertible debt, current portion” in the Condensed Consolidated Balance Sheet as the holders may require us to repurchase all of their 1.25% debentures on February 15, 2012.

If the closing price of our class A common stock equaled or exceeded 125% of the initial effective conversion price governing the 1.25% debentures for 20 out of 30 consecutive trading days in the last month of any fiscal quarter, then holders of the 1.25% debentures would have the right to convert the debentures into cash and shares of our class A common stock on any day in the following fiscal quarter. Because the closing price of our class A common stock on at least 20 of the last 30 trading days during the fiscal quarter ending October 2, 2011 did not equal or exceed $70.94, or 125% of the applicable conversion price for our 1.25% debentures,

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holders of the 1.25% debentures are unable to exercise their right to convert the debentures, based on the market price conversion trigger, on any day in the fourth quarter of fiscal 2011. Accordingly, we classified our 1.25% debentures as long-term liabilities in our Condensed Consolidated Balance Sheet as of January 2, 2011. Due to the holders’ ability to require us to repurchase all of their 1.25% debentures on February 15, 2012, as described above, the 1.25% debentures are classified as short-term liabilities in our Condensed Consolidated Balance Sheet as of October 2, 2011.

In addition, the holders of our 1.25% debentures would be able to exercise their right to convert the debentures during the five consecutive business days immediately following any five consecutive trading days in which the trading price of our 1.25% debentures is less than 98% of the average closing sale price of a share of class A common stock during the five consecutive trading days, multiplied by the applicable conversion rate.

Under the terms of the amended warrants, we sold to affiliates of certain of the initial purchasers of the 4.50% cash convertible debentures warrants to acquire, subject to anti-dilution adjustments, up to 11.1 million shares of our class A common stock. The bond hedge and warrants described in Note 10 of Notes to the Condensed Consolidated Financial Statements represent a call spread overlay with respect to the 4.50% debentures. Assuming full performance by the counterparties (and 4.50% Warrants strike prices in excess of the conversion price of the 4.50% debentures), the transactions effectively reduce our potential payout over the principal amount on the 4.50% debentures upon conversion of the 4.50% debentures. In the third quarter of fiscal 2011, the Company and the counterparties to the 4.50% Warrants agreed to reduce the exercise price of the 4.50% Warrants from $27.03 to $24.00.

We expect total capital expenditures related to purchases of property, plant and equipment in the range of $125 million to $135 million in fiscal 2011 in order to improve our current generation solar cell manufacturing technology, leasehold improvements associated with new offices leased in San Jose, California, and other projects. In addition, we expect to invest a significant amount of capital to develop solar power systems and plants for sale to customers. The development of solar power plants can require long periods of time and substantial initial investments. Our efforts in this area may consist of all stages of development, including land acquisition, permitting, financing, construction, operation and the eventual sale of the projects. We often choose to bear the costs of such efforts prior to the final sale to a customer, which involves significant upfront investments of resources (including, for example, large transmission deposits or other payments, which may be non-refundable), land acquisition, permitting, legal and other costs, and in some cases the actual costs of constructing a project, in advance of the signing of PPAs and EPC contracts and the receipt of any revenue, much of which is not recognized for several additional months or years following contract signing. Any delays in disposition of one or more projects could have a negative impact on our liquidity.

Certain of our customers also require performance bonds issued by a bonding agency or letters of credit issued by financial institutions. Historically, obtaining letters of credit requires adequate collateral. Our letter of credit facility with Deutsche Bank Trust is fully collateralized by restricted cash, which reduces the amount of cash available for operations. As of October 2, 2011 letters of credit issued under the Deutsche Bank Trust facility amounted to $199.6 million which were fully collateralized with long-term restricted cash on the Condensed Consolidated Balance Sheets.

We believe that our current cash, cash equivalents and cash expected to be generated from operations and funds available under our revolving credit facility with Credit Agricole will be sufficient to meet our working capital and fund our committed capital expenditures over the next 12 months, including the development and construction of solar power systems and plants over the next 12 months. However, there can be no assurance that our liquidity will be adequate over time. Our capital expenditures and use of working capital may be greater than we expect if we decide to make additional investments in the development and construction of solar power plants and sales of power plants and associated cash proceeds are delayed, or if we decide to accelerate increases in our manufacturing capacity internally or through capital contributions to joint ventures. We require project financing in connection with the construction of solar power plants, which financing may not be available on terms

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acceptable to us. In addition, we could in the future make additional investments in our joint ventures or guarantee certain financial obligations of our joint ventures, which could reduce our cash flows, increase our indebtedness and expose us to the credit risk of our joint ventures. See also “Due to the general economic environment, the continued market pressure driving down the average selling prices of our solar power products and other factors, we may be unable to generate sufficient cash flows or obtain access to external financing necessary to fund our operations and make adequate capital investments as planned.” in Part II, Item 1A “Risk Factor.”

If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity securities or debt securities or obtain other debt financing; although the current economic environment could also limit our ability to raise capital by issuing new equity or debt securities on acceptable terms, and lenders may be unwilling to lend funds on acceptable terms that would be required to supplement cash flows to support operations. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders and may not be available on favorable terms or at all, particularly in light of the current conditions in the financial and credit markets. Additional debt would result in increased expenses and would likely impose new restrictive covenants which may be similar or different than those restrictions contained in the covenants under the letter of credit facility with Deutsche Bank, the letter of credit facility with Deutsche Bank Trust, the mortgage loan agreement with IFC, the loan agreement with CEDA, the revolving credit facility with Credit Agricole, the 4.50% debentures, the 4.75% debentures or the 1.25% debentures. Financing arrangements, including project financing for our solar power plants and letters of credit facilities, may not be available to us, or may not be available in amounts or on terms acceptable to us.

Contractual Obligations

The following summarizes our contractual obligations as of October 2, 2011:

	Payments Due by Period
(In thousands)	Total	2011 (remaining 3 months)	2012-2013	2014-2015	Beyond 2015
Convertible debt, including interest (1)	$751,073	$6,165	$243,270	$501,638	$—
IFC mortgage loan, including interest (2)	83,748	640	17,194	32,731	33,183
CEDA loan, including interest (3)	79,726	638	5,100	5,100	68,888
Credit Agricole revolving credit facility, with interest (4)	259,439	1,188	258,251	—	—
Future financing commitments (5)	245,940	900	148,270	96,770	—
Operating lease commitments (6)	103,264	4,125	26,258	21,616	51,265
Utility obligations (7)	750	—	—	—	750
Non-cancellable purchase orders (8)	143,251	143,251	—	—	—
Purchase commitments under agreements (9)	4,627,845	356,526	1,101,509	1,621,001	1,548,809

Total	$6,295,036	$513,433	$1,799,852	$2,278,856	$1,702,895

(1)	Convertible debt, including interest, relates to the aggregate of $678.7 million in outstanding principal amount of our senior convertible debentures on October 2, 2011. For the purpose of the table above, we assume that all holders of the 4.50% debentures and 4.75% debentures will hold the debentures through the date of maturity in fiscal 2015 and 2014, respectively, and all holders of the 1.25% debentures and 0.75% debentures will require us to repurchase the debentures on February 15, 2012 and August 1, 2015, respectively, and upon conversion, the values of the senior convertible debentures will be equal to the aggregate principal amount with no premiums.
(2)	IFC mortgage loan, including interest, relates to the $75.0 million borrowed as of October 2, 2011. Under the loan agreement, SPML is required to repay the amount borrowed, starting 2 years after the date of borrowing, in 10 equal semiannual installments over the following 5 years. SPML is required to pay interest of LIBOR plus 3% per annum on outstanding borrowings.

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(3)	CEDA loan, including interest, relates to the proceeds of the $30.0 million aggregate principal amount of the Bonds. The Bonds mature on April 1, 2031. On June 1, 2011 the Bonds were converted to bear interest at a fixed rate of 8.50% through maturity.
(4)	Credit Agricole revolving credit facility, with interest, relates to the $250.0 million borrowed on September 27, 2011 and maturing on September 27, 2013. We are required to pay interest on outstanding borrowings of (a) with respect to any LIBO rate loan, 1.50% plus the LIBO rate divided by a percentage equal to one minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency liabilities” as specified in Regulation D; and (b) with respect to any alternate base loan, 0.50% plus the greater of (1) the prime rate, (2) the Federal Funds rate plus 0.5%, and (3) the one month LIBO rate plus 1%.
(5)	SPTL and AUO will contribute additional amounts to AUOSP in fiscal 2012 through 2014 amounting to $241.0 million by each shareholder, or such lesser amount as the parties may mutually agree. Further, in connection with a purchase agreement with a non-public company we will be required to provide additional financing to such party of up to $4.9 million, subject to certain conditions.
(6)	Operating lease commitments primarily relate to: (i) six solar power systems leased from Wells Fargo over minimum lease terms of up to 20 years; (ii) a 10-year lease agreement with an unaffiliated third party for our headquarters in San Jose, California starting in May 2011 and expiring in April 2021; (iii) an 11-year lease agreement with an unaffiliated third party for our administrative, research and development offices in Richmond, California; (iv) a ten year lease agreement with an unaffiliated third party for our solar module facility in Mexicali, Mexico; and (v) other leases for various office space.
(7)	Utility obligations relate to our 11-year lease agreement with an unaffiliated third party for our administrative, research and development offices in Richmond, California.
(8)	Non-cancellable purchase orders relate to purchases of raw materials for inventory and manufacturing equipment from a variety of vendors.
(9)	Purchase commitments under agreements relate to arrangements entered into with several suppliers, including joint ventures, for polysilicon, ingots, wafers, solar cells and solar panels as well as agreements to purchase solar renewable energy certificates from solar installation owners in New Jersey. These agreements specify future quantities and pricing of products to be supplied by the vendors for periods up to 10 years and there are certain consequences, such as forfeiture of advanced deposits and liquidated damages relating to previous purchases, in the event that we terminate the arrangements. Where pricing is specified for future periods, in some contracts, we may reduce our purchase commitment under the contract if we obtain a bona fide third party offer at a price that is a certain percentage lower than the applicable purchase price in the existing contract. If market prices decrease, we intend to use such provisions to either move our purchasing to another supplier or to force the initial supplier to reduce its price to remain competitive with market pricing.

Liabilities Associated with Uncertain Tax Positions

As of October 2, 2011 and January 2, 2011, total liabilities associated with uncertain tax positions were $27.1 million and $24.9 million, respectively, and are included in “Other long-term liabilities” in our Condensed Consolidated Balance Sheets as they are not expected to be paid within the next twelve months. Due to the complexity and uncertainty associated with our tax positions, we cannot make a reasonably reliable estimate of the period in which cash settlement will be made for our liabilities associated with uncertain tax positions in other long-term liabilities; therefore, they have been excluded from the table above.

Off-Balance-Sheet Arrangements

As of October 2, 2011, we did not have any significant off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

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Item 3. Quantitative and Qualitative Disclosure About Market Risk

Foreign Currency Exchange Risk

Our exposure to movements in foreign currency exchange rates is primarily related to sales to European customers that are denominated in Euros. Revenue generated from European customers represented 42% and 39% of our total revenue in the three and nine months ended October 2, 2011, respectively, and 61% and 59% of our total revenue as of the three and nine months ended October 3, 2010, respectively. A 10% change in the Euro exchange rate would have impacted our revenue by approximately $29.6 million and $68.2 million in the three and nine months ended October 2, 2011, respectively, and $33.6 million and $75.6 million in the three and nine months ended October 3, 2010 , respectively.

In the past, we have experienced an adverse impact on our revenue, gross margin and profitability as a result of foreign currency fluctuations. When foreign currencies appreciate against the U.S. dollar, inventories and expenses denominated in foreign currencies become more expensive. Weakening of the Korean Won against the U.S. dollar could result in a foreign currency re-measurement loss by Woongjin Energy which would in turn negatively impact our equity in earnings of the unconsolidated investee. In addition, strengthening of the Malaysian Ringgit against the U.S. dollar would increase AUOSP’s liability under the facility agreement with the Malaysian government which in turn would negatively impact our equity in earnings of the unconsolidated investee. An increase in the value of the U.S. dollar relative to foreign currencies could make our solar power products more expensive for international customers, thus potentially leading to a reduction in demand, our sales and profitability. Furthermore, many of our competitors are foreign companies that could benefit from such a currency fluctuation, making it more difficult for us to compete with those companies.

We currently conduct hedging activities which involve the use of option and forward contracts to address our exposure to changes in the foreign exchange rate between the U.S. dollar and other currencies. As of October 2, 2011, we had outstanding hedge option contracts and forward contracts with aggregate notional values of $348.3 million and $207.1 million, respectively. As of January 2, 2011, we held option and forward contracts totaling $358.9 million and $534.7 million, respectively, in notional value. Because we hedge some of our expected future foreign exchange exposure, if associated revenues do not materialize we could experience losses. For example, during the first and third quarter of fiscal 2011, in connection with the decline in forecasted revenue surrounding the overall change in the solar sector, we concluded that certain previously anticipated transactions were now probable not to occur and thus we reclassified the amount held in “Accumulated other comprehensive income (loss)” in our Condensed Consolidated Balance Sheets for these transactions, which totaled a loss of $0.6 million and $4.5 million to “Other, net” in our Condensed Consolidated Statement of Operations for the three and nine months ended October 2, 2011, respectively. If we conclude that we have a pattern of determining that hedged forecasted transactions probably will not occur, we may no longer be able to continue to use hedge accounting in the future to reduce our exposure to movements in foreign exchange rates. Such a conclusion and change in our foreign currency hedge program could adversely impact our revenue, margins and results of operations. We cannot predict the impact of future exchange rate fluctuations on our business and operating results.

Credit Risk

We have certain financial and derivative instruments that subject us to credit risk. These consist primarily of cash and cash equivalents, restricted cash and cash equivalents, investments, accounts receivable, note receivable, advances to suppliers, foreign currency option contracts, foreign currency forward contracts, bond hedge and warrant transactions and a share lending arrangement for our class A common stock. We are exposed to credit losses in the event of nonperformance by the counterparties to our financial and derivative instruments.

We enter into agreements with vendors that specify future quantities and pricing of polysilicon to be supplied for periods up to 10 years. Under certain agreements, we are required to make prepayments to the vendors over the terms of the arrangements. As of October 2, 2011 and January 2, 2011, advances to suppliers

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totaled $296.5 million and $287.1 million, respectively. Two suppliers accounted for 76% and 23% of total advances to suppliers as of October 2, 2011, and 83% and 13% of total advances to suppliers as of January 2, 2011. We may be unable to recover such prepayments if the credit conditions of these suppliers materially deteriorate.

We enter into foreign currency derivative contracts and convertible debenture hedge transactions with high-quality financial institutions and limit the amount of credit exposure to any single counterparty. The foreign currency derivative contracts are limited to a time period of less than one year. We regularly evaluate the credit standing of our counterparty financial institutions.

Concurrent with the offering of the 0.75% debentures, we lent 1.8 million shares of our class A common stock to Credit Suisse International (“CSI”), an affiliate of Credit Suisse Securities (USA) LLC (“Credit Suisse”), one of the underwriters of the 0.75% debentures, for a nominal lending fee of $0.001 per share. Physical settlement of the shares is required when the arrangement is terminated which is anticipated to occur on February 15, 2012 when the holders of the 1.25% debentures may require us to repurchase all of their 1.25% debentures. If Credit Suisse or its affiliates, including CSI, were to file bankruptcy or commence similar administrative, liquidating, restructuring or other proceedings, we may be unable to recover the 1.8 million shares loaned to CSI.

Interest Rate Risk

We are exposed to interest rate risk because many of our customers depend on debt financing to purchase our solar power systems. An increase in interest rates could make it difficult for our customers to obtain the financing necessary to purchase our solar power systems on favorable terms, or at all, and thus lower demand for our solar power products, reduce revenue and adversely impact our operating results. An increase in interest rates could lower a customer’s return on investment in a system or make alternative investments more attractive relative to solar power systems, which, in each case, could cause our customers to seek alternative investments that promise higher returns or demand higher returns from our solar power systems, reduce gross margin and adversely impact our operating results. This risk is significant to our business because our sales model is highly sensitive to interest rate fluctuations and the availability of credit, and would be adversely affected by increases in interest rates or liquidity constraints.

Our interest expense would increase to the extent interest rates rise in connection with our variable interest rate borrowings. In addition, lower interest rates have an adverse impact on our interest income. Our investment portfolio, which consists of $71.6 million in money market funds as of October 2, 2011, include a variety of financial instruments that exposes us to interest rate risk. Due to the relatively short-term nature of our investment portfolio, we do not believe that an immediate 10% increase in interest rates would have a material effect on the fair market value of our money market funds. Since we believe we have the ability to liquidate substantially all of this portfolio, we do not expect our operating results or cash flows to be materially affected to any significant degree by a sudden change in market interest rates on our investment portfolio.

Equity Price Risk involving Minority Investments in Joint Ventures and Other Non-Public Companies

Our investments held in joint ventures and other non-public companies expose us to equity price risk. As of October 2, 2011 and January 2, 2011, investments of $191.6 million and $116.4 million, respectively, are accounted for using the equity method, and $12.1 million and $16.4 million, respectively, are accounted for using the cost method. These strategic investments in third parties are subject to risk of changes in market value, which if determined to be other-than-temporary, could result in realized impairment losses. We generally do not attempt to reduce or eliminate our market exposure in equity and cost method investments. We monitor these investments for impairment and record reductions in the carrying values when necessary. Circumstances that indicate an other-than-temporary decline include the valuation ascribed to the issuing company in subsequent financing rounds, decreases in quoted market prices and declines in operations of the issuer. There can be no assurance that our equity and cost method investments will not face risks of loss in the future.

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Interest Rate Risk and Market Price Risk Involving Convertible Debt

The fair market value of our 4.75%, 4.50%, 1.25% and 0.75% convertible debentures is subject to interest rate risk, market price risk and other factors due to the convertible feature of the debentures. The fair market value of the debentures will generally increase as interest rates fall and decrease as interest rates rise. In addition, the fair market value of the debentures will generally increase as the market price of our class A common stock increases and decrease as the market price of our class A common stock falls. The interest and market value changes affect the fair market value of the debentures but do not impact our financial position, cash flows or results of operations due to the fixed nature of the debt obligations except to the extent increases in the value of our class A common stock may provide the holders of our 4.50% debentures, 1.25% debentures and/or 0.75% debentures the right to convert such debentures into cash in certain instances. The aggregate estimated fair value of the 4.75% debentures, 4.50% debentures, 1.25% debentures and 0.75% debentures was $609.9 million and $633.7 million as of October 2, 2011 and January 2, 2011, respectively, based on quoted market prices as reported by an independent pricing source. A 10% increase in quoted market prices would increase the estimated fair value of our then-outstanding debentures to $670.9 million and $697.1 million as of October 2, 2011 and January 2, 2011, respectively, and a 10% decrease in the quoted market prices would decrease the estimated fair value of our then-outstanding debentures to $548.9 million and $570.4 million as of October 2, 2011 and January 2, 2011, respectively.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain “disclosure controls and procedures,” as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act, that are designed to provide reasonable assurance that information required to be disclosed in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. In designing and evaluating our disclosure controls and procedures, management recognizes that disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Additionally, in designing disclosure controls and procedures, our management is required to apply its judgment in evaluating the cost-benefit relationship of possible disclosure controls and procedures. The design of any disclosure control and procedure also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Based on their evaluation as of the end of the period covered by this Quarterly Report on Form 10-Q, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were effective as of October 2, 2011 at a reasonable assurance level.

Changes in Internal Control over Financial Reporting

We regularly review our system of internal control over financial reporting and make changes to our processes and systems to improve controls and increase efficiency, while ensuring that we maintain an effective internal control environment. Changes may include such activities as implementing new, more efficient systems, consolidating activities, and migrating processes.

There were no changes in our internal control over financial reporting that occurred during our latest fiscal quarter that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II. OTHER INFORMATION

Item 1. Legal Proceedings

The disclosure under “Legal Matters” in “Note 8. Commitments and Contingencies” in “Part I. Financial Information, Item 1. Financial Statements: Notes to Condensed Consolidated Financial Statements” of this Quarterly Report on Form 10-Q is incorporated herein by reference.

Item 1A: Risk Factors

In addition to the risk factors set forth below and other information set forth in this report, readers should carefully consider the risk factors discussed in “Part I. Item 1A: Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011, which could materially affect our business, financial condition or future results. The risks described below are risks that have arisen since we filed our Annual Report on Form 10-K for the fiscal year ended January 2, 2011 or other material updates to risk factors contained in such Annual Report on Form 10-K or our subsequent Quarterly Reports on Form 10-Q. The risks described in our Annual Report on Form 10-K and below are not the only risks facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or future results.

Risks Related to Our Liquidity

Due to the general economic environment, the continued market pressure driving down the average selling prices of our solar power products and other factors, we may be unable to generate sufficient cash flows or obtain access to external financing necessary to fund our operations and make adequate capital investments as planned.

We expect total capital expenditures related to purchases of property, plant and equipment in the range of $125 million to $135 million in fiscal 2011 in order to improve our current generation solar cell manufacturing technology, leasehold improvements associated with new offices leased in San Jose, California, and other projects. We anticipate that our capital expenditures will continue to be significant. To develop new products, support future growth, achieve operating efficiencies and maintain product quality, we must make significant capital investments in manufacturing technology, facilities and capital equipment, research and development, and product and process technology. We also anticipate increased costs as we expand our manufacturing operations, make advance payments for raw materials or pay to procure such materials, especially polysilicon, increase our sales and marketing efforts, invest in joint ventures and acquisitions, and continue our research and development efforts with respect to our products and manufacturing technologies. In addition, we expect to invest a significant amount of capital to develop solar power systems and plants initially owned by us. The development and construction of solar power plants can require long periods of time and substantial initial investments. The delayed disposition of such projects could have a negative impact on our liquidity. See “Risk Factors-Risk Related to Our Operations-We may make significant investments in building solar power plants without first obtaining project financing, and the delayed sale of our projects would adversely affect our business, liquidity and results of operations” in our fiscal 2010 Form 10-K. Our capital expenditures and use of working capital may be greater than we expect if we decide to make additional investments in the development and construction of solar power plants and sales of power plants and associated cash proceeds are delayed, or if we decide to accelerate increases in our manufacturing capacity internally or through capital contributions to joint ventures. We require project financing in connection with the construction of solar power plants, which financing may not be available on terms acceptable to us. In addition, we could in the future make additional investments in our joint ventures or guarantee certain financial obligations of our joint ventures, which could reduce our cash flows, increase our indebtedness and expose us to the credit risk of our joint ventures. Certain of our customers also require performance bonds issued by a bonding agency or letters of credit issued by financial institutions. As of October 2, 2011 letters of credit issued under the Deutsche Bank Trust facility amounted to $199.6 million which were fully collateralized with long-term restricted cash.

We believe that our current cash and cash equivalents, cash generated from operations and funds available under our revolving credit facility with Credit Agricole will be sufficient to meet our working capital and fund

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our committed capital expenditures over the next 12 months, including the development and construction of solar power plants over the next 12 months. And as of October 2, 2011, $250.0 million was outstanding under our revolving credit facility with Credit Agricole. This revolving credit facility requires that we maintain certain financial ratios, including a ratio of our debt at the end of each quarter to our EBITDA (earnings before interest, tax, depreciation and amortization) as defined in the facility for that quarter not exceeding 4.5 to 1. The current market for our products is challenging, which makes projections of future revenue and EBITDA especially difficult. If we fail to meet one of these ratios in any future quarter it would enable the syndicate of banks to declare us in default under the credit facility, which could lead to further defaults as described below. We estimate that as of January 2, 2012 and potentially for one or more subsequent quarters we may not meet this ratio requirement. We believe, however, that we will be able to remedy any such possible default by relying on the credit facility’s existing cure provisions, by reducing our outstanding debt or through another course of action.

Holders of our 1.25% debentures, of which $198.6 million in aggregate principal amount is outstanding as of October 2, 2011, may require us to repurchase all or a portion of their 1.25% debentures on February 15, 2012. Any repurchase of our 1.25% debentures pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the 1.25% debentures to be repurchased plus accrued and unpaid interest. If our financial results or operating plans change from our current assumptions, or if the holders of our outstanding 4.50% convertible debentures due 2015 or 1.25% convertible debentures due 2027 become entitled, and elect, to convert the debentures into cash or cash and shares of class A common stock, respectively, we may not have sufficient resources to support our business plan or pay cash in connection with the redemption of outstanding 4.50% and 1.25% debentures. See “Risk Factors-Risks Related to Our Liquidity-Our substantial indebtedness and other contractual commitments could adversely affect our business, financial condition and results of operations, as well as our ability to meet any of our payment obligations under the 1.25%, 4.50% and 4.75% debentures and our other debt” in our fiscal 2010 Form 10-K.

The lenders under our credit facilities and holders of our debentures may also require us to repay our indebtedness to them in the event that our obligations under other indebtedness in excess of the applicable threshold amount, for example $25 million, are accelerated and we fail to discharge such obligations. If our capital resources are insufficient to satisfy our liquidity requirements, for example, due to cross acceleration of indebtedness, we may seek to sell additional equity securities or debt securities or obtain other debt financings; although the current economic environment could also limit our ability to raise capital by issuing new equity or debt securities on acceptable terms, and lenders may be unwilling to lend funds on acceptable terms that would be required to supplement cash flows to support operations. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders and may not be available on favorable terms or at all, particularly in light of the current conditions in the financial and credit markets. Additional debt would result in increased expenses and would likely impose new restrictive covenants which may be similar or different than those restrictions contained in the covenants under our current debt agreements and debentures. Financing arrangements, including project financing for our solar power plants and letters of credit facilities, may not be available to us, or may not be available in amounts or on terms acceptable to us. We may also seek to sell assets, reduce or delay capital investments, or refinance or restructure our debt. For additional details see Note 10 of Notes to Consolidated Financial Statements.

There can be no assurance that we will be able to generate sufficient cash flows, find other sources of capital or access capital markets to fund our operations and solar power plant projects, make adequate capital investments to remain competitive in terms of technology development and cost efficiency, meet our debt service obligations, or provide bonding or letters of credit required by our projects. If adequate funds and alternative resources are not available on acceptable terms, our ability to fund our operations, develop and construct solar power plants, develop and expand our manufacturing operations and distribution network, maintain our research and development efforts, provide collateral for our projects or otherwise respond to competitive pressures would be significantly impaired. Our inability to do the foregoing could have a material adverse effect on our business and results of operations.

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Risks Related to Our Operations

We may not fully realize the anticipated benefits of our relationship with Total.

We and Total S.A. (“Parent”), parent of Total Gas & Power USA SAS (“Total”) have entered into a Credit Support Agreement under which Parent has agreed to enter into one or more guarantee agreements with banks providing letter of credit facilities to us in support of certain of our businesses and other permitted purposes. Parent will guarantee the payment to the applicable issuing bank of our obligation to reimburse a draw on a letter of credit and pay interest thereon in accordance with the letter of credit facility between such bank and us. In consideration for the commitments of Parent, we are required to pay Parent a guarantee fee for each letter of credit that is the subject of a guaranty, starting at 1% and increasing to 2.35% in the fifth year following the completion of the tender offer. We entered into a letter of credit facility agreement with Deutsche Bank AG New York Branch in August 2011 supported by a Parent guarantee.

We and Total have also entered into a Research & Collaboration Agreement that establishes a framework under which we may engage in long-term research and development collaboration with Total. The Research & Collaboration Agreement is expected to encompass a number of different projects, with a focus on advancing technologies in the area of photovoltaics.

We may not realize the expected benefits of these agreements in a timely manner, or at all. The Credit Support Agreement can provide guarantees to our letter of credit facility, but not our other indebtedness. As the guarantee fee goes up over time, it may not be price competitive for us to continue to utilize the guarantee under the Credit Support Agreement and we may choose not to do so, which may cause our lenders to seek cash collateral. If the credit quality of Parent were to deteriorate, then the guarantees would not be as beneficial to our lenders, which could reduce their willingness to lend to us and raise our costs of borrowing. We could incur additional expenses related to the Credit Support Agreement, especially relating to the guarantee fee.

We may have difficulties in fully leveraging the research and development efforts of Total while protecting our intellectual property rights and our long term strategic interests. Further, the collaboration envisioned by the parties from the Research & Collaboration Agreement could be subject to governmental controls that could limit the full set of benefits expected by us and Total.

In addition, we are a U.S. high growth, innovative technology and alternative energy company, and the differences in corporate culture between us and that of Total may prevent us from fully realizing the anticipated benefits from our relationship with Total. If we have a potential conflict with Total, the resolution may be less favorable to us than if we were dealing with an unaffiliated party. Such disagreements may relate to any determination with respect to mergers and other business combinations, our acquisition or disposition of assets, our financing activities, allocation of business opportunities, employee retention and recruiting.

Total’s ownership of our common stock may adversely affect our relationship with our customers, suppliers, lenders and partners, and adversely affect our ability to attract and retain key employees.

Total’s majority ownership of our common stock may cause current or potential customers, suppliers and partners to delay or reevaluate entering into agreements with us, which could negatively affect our business. Customers, suppliers, lenders and partners may also seek to change existing agreements with us as a result of Total’s ownership in our common stock. Any delay or reevaluation of those decisions or changes in existing agreements could materially impact our business. The significant influence of Total over our Board of Directors may adversely affect our relationship with our customers, suppliers, lenders and partners. Similarly, current and prospective employees may experience uncertainty about their future roles with our company, or may be uncomfortable with the cultural fit between the two companies. This may adversely affect our ability to attract and retain key management, technical, sales, marketing, and operations personnel.

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A change in our anticipated foreign exchange transactions could affect the accounting of our foreign currency hedging program and adversely impact our revenues, margins, and results of operations.

We have an active hedging program designed to reduce our exposure to movements in foreign currency exchange rates. As a part of this program, we designate certain derivative transactions as effective cash flow hedges of anticipated foreign currency revenues and record the effective portion of changes in the fair value of such transactions in “Accumulated other comprehensive income (loss)” in our Condensed Consolidated Balance Sheets until the anticipated revenues have occurred, at which point the associated income or loss would be recognized in revenue. In the first and third quarters of fiscal 2011, we reclassified an amount held in “Accumulated other comprehensive income (loss)” to “Other, net” in our Condensed Consolidated Statement of Operations for certain previously anticipated transactions which did not occur or were now probable not to occur, which totaled a loss of $4.5 million. If we conclude that we have a pattern of determining that hedged forecasted transactions probably will not occur, we may no longer be able to continue to use hedge accounting in the future to reduce our exposure to movements in foreign exchange rates. Such a conclusion and change in our foreign currency hedge program could adversely impact our revenue, margins and results of operations.

Fluctuations in Solar Renewable Energy Credits spot prices may adversely impact our results of operations.

We acquire New Jersey Solar Renewable Energy Credits (SRECs) in the ordinary course of business, which are credits generated and then sold to local utilities to help them meet renewable energy portfolio requirements in New Jersey. In order to facilitate sales, we have agreed in certain cases to purchase all SRECs generated by a solar system we install for a specified period at a specified pricing. We then sell such credits to utilities at a specified pricing or we will sell the SRECs on the spot market. The SREC spot market prices have decreased significantly in recent months as supply of SREC has increased, and the decline has exposed us to potential economic losses for SRECs we expect to purchase in excess of our selling commitments. If SREC prices continue to fluctuate and or remain lower than our purchase commitment prices, we may have to recognize losses, which will adversely impact our results of operations.

Risks Related to Our Debt and Equity Securities

Total’s majority ownership of class A and class B shares of our common stock, and our common stock could be more thinly traded, which may adversely affect the liquidity and value of our common stock.

Following the consummation of the tender offer on June 21, 2011, Total holds approximately 60% of our class A common stock and 60% of our class B common stock. Pursuant to the Affiliation Agreement, the Board of Directors of SunPower expanded to eleven members, and six designees from Total joined our board on July 1, 2011, giving Total majority control of our Board. As a result, subject to the restrictions in the Affiliation Agreement, Total possesses significant influence and control over our affairs. Our stockholders have reduced ownership and voting interest in our company following the tender offer and, as a result, have less influence over the management and policies of our company than they exercised previously. As long as Total controls us, the ability of our other stockholders to influence matters requiring stockholder approval is limited.

Total’s stock ownership and relationships with members of our Board of Directors could have the effect of preventing minority stockholders from exercising significant control over our affairs, delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, limiting our financing options. These factors in turn could adversely affect the market price of our common stock or prevent our stockholders from realizing a premium over the market price of our common stock. The Affiliation Agreement limits Total and any member of the Total Group from effecting, seeking, or entering into discussions with any third party regarding any transaction that would result in the Total Group beneficially owning our shares in excess of certain thresholds during a standstill period. The Affiliation Agreement also imposes certain limitations on the Total Group’s ability to seek to effect a tender offer or merger to acquire 100%

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of our outstanding voting power. Such provisions may not be successful in preventing the Total Group from engaging in transactions which further increase their ownership and negatively impact the price of our common stock. In addition, the market for our common stock may become less liquid and more thinly traded as a result of the transaction. The lower number of shares available to be traded could result in greater volatility in the price of our common stock and affect our ability to raise capital on favorable terms in the capital markets.

If our stockholders do not approve the reclassification of our class A common stock and class B common stock at the upcoming stockholders meeting, the two classes may remain as separate classes for an indefinite period of time. The elimination of our dual-class structure could result in substantial tax liability for which we are obligated to indemnify Cypress Semiconductor Corporation (“Cypress”).

In the Tender Offer Agreement with Total, we agreed that, subject to our receipt of a tax opinion of counsel reasonably satisfactory to Total, and if applicable, reasonably satisfactory to Cypress (“Tax Opinion”), regarding the effect of reclassifying our class A common stock and class B common stock as one class of common stock on a one-for-one basis (the “Reclassification”), we will hold a meeting of stockholders to approve such Reclassification (through an amendment of our restated certificate of incorporation) promptly following the closing of the tender offer, but in no event later than the six month anniversary of the closing of the tender offer. Total has agreed to vote all common stock acquired in the tender offer in favor of the Reclassification. On September 30, 2011, we filed a definitive proxy statement with the SEC that includes a proposal for our stockholders’ to approve the Reclassification at a special stockholders meeting to be held on November 15, 2011. Prior to the Reclassification, if any, class B common stock is entitled to eight votes per share and the class A common stock is entitled to one vote per share. Among other changes to our restated certificate of incorporation which eliminates the dual-class structure, following the Reclassification, each share of common stock will have only one vote per share. The Reclassification could be delayed for an indefinite amount of time if we do not receive the Tax Opinion, or if Total fails to vote its shares in favor of the Reclassification as required by the Tender Offer Agreement.

Our class A and class B common stock historically have had different trading histories, and our class B common stock has consistently maintained lower trading prices compared to the class A common stock following our spin-off from Cypress on September 28, 2008. This may be caused by the lack of a long trading history and lower trading volume of the class B common stock, compared to the class A common stock, as well as other factors. If the Reclassification does not occur, our restated certificate of incorporation will continue to impose certain limitations on the rights of holders of class B common stock to vote the full number of their shares. If the Reclassification does not occur, our class B common stock may experience lower trading prices compared to the class A common stock.

We entered into an Amended Tax Sharing Agreement with Cypress in August 2008 in connection with its distribution of all of the shares of Class B common stock it held at the time to its stockholders in the form of a pro rata dividend intended to be tax-free (the “spin-off”). Under this agreement, we agreed to indemnify Cypress for taxes and related losses if the spin-off were deemed to be taxable due to, among other things, any recapitalization involving our Class B common stock, including the Reclassification. In the event the Reclassification does result in the spin-off being treated as taxable, we could face substantial liabilities as a result of our obligations under the Amended Tax Sharing Agreement.

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Item 2: Unregistered Sales of Equity Securities and Use of Proceeds

Issuer Purchases of Equity Securities

The following table sets forth all purchases made by or on behalf of us or any “affiliated purchaser,” as defined in Rule 10b-18(a)(3) under the Securities Exchange Act of 1934, of shares of our class A common stock during each of the indicated periods.

Period	Total Number of Shares Purchased (in thousands) (1)	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares That May Yet Be Purchased Under the Publicly Announced Plans or Programs
July 4, 2011 through July 31, 2011	1	$21.15	—	—
August 1, 2011 through August 28, 2011	29	$16.14	—	—
August 29, 2011 through October 2, 2011	41	$12.70	—	—

	71	$14.23	—	—

(1)	The total number of shares purchased includes only shares surrendered to satisfy tax withholding obligations in connection with the vesting of restricted stock issued to employees.

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Item 6. Exhibits

Exhibit Number	Description

10.1*†	Amendment No. 4 to Ingot Supply Agreement, dated July 5, 2011, by and between SunPower Corporation and Woongjin Energy Co., Ltd.

10.2*†	Credit Agreement, dated July 18, 2011, by and among SunPower Corporation, the Guarantors party thereto, and Union Bank, NA.

10.3*†	Letter of Credit Facility Agreement, dated August 9, 2011, by and among SunPower Corporation, Total S.A., the Subsidiary Applicants party thereto, the Banks party thereto, and Deutsche Bank AG New York Branch.

10.4*†	Warrant Adjustment Notice, dated August 26, 2011, from Wachovia Bank, National Association, regarding Warrant Transaction Confirmation, dated April 28, 2009, by and between SunPower Corporation and Wachovia Bank, National Association.

10.5*	Warrant Adjustment Notice, dated August 30, 2011, from Deutsche Bank AG, London Branch, regarding (1) Warrant Transaction Confirmation, dated April 28, 2009, by and between SunPower Corporation and Deutsche Bank AG, London Branch; (2) Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Deutsche Bank AG, London Branch; and (3) Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Deutsche Bank AG, London.

10.6*†	Warrant Adjustment Notice, dated August 31, 2011, from Credit Suisse International, regarding (1) Warrant Transaction Confirmation, dated April 28, 2009, by and between SunPower Corporation and Credit Suisse International; (2) Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Credit Suisse International; and (3) Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Credit Suisse International.

10.7*	Warrant Adjustment Notice, dated September 21, 2011, from Bank of America, N.A., regarding (1) Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Bank of America, N.A.; and (2) Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Bank of America, N.A.

10.8*	Warrant Adjustment Notice, dated September 21, 2011, from Barclays Bank PLC, regarding (1) Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Barclays Bank PLC; and (2) Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Barclays Bank PLC.

10.9*†	Revolving Credit Agreement, dated September 27, 2011, by and among SunPower Corporation, Credit Agricole Corporate and Investment Bank, and the financial institutions party thereto.

10.10*	Continuing Agreement for Standby Letters of Credit and Demand Guarantees, dated September 27, 2011, by and among SunPower Corporation, Deutsche Bank Trust Company Americas, and Deutsche Bank AG New York Branch.

10.11*†	Security Agreement, dated September 27, 2011, by and among SunPower Corporation, Deutsche Bank Trust Company Americas, and Deutsche Bank AG New York Branch.

31.1*	Certification by Chief Executive Officer Pursuant to Rule 13a-14(a)/15d-14(a).

31.2*	Certification by Chief Financial Officer Pursuant to Rule 13a-14(a)/15d-14(a).

32.1*	Certification Furnished Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS*^	XBRL Instance Document.

101.SCH*^	XBRL Taxonomy Schema Document.

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Exhibit Number	Description

101.CAL*^	XBRL Taxonomy Calculation Linkbase Document.

101.LAB*^	XBRL Taxonomy Label Linkbase Document.

101.PRE*^	XBRL Taxonomy Presentation Linkbase Document.

101.DEF*^	XBRL Taxonomy Definition Linkbase Document.

Exhibits marked with (+) are director and officer compensatory arrangements.

Exhibits marked with a cross (†) are subject to a request for confidential treatment filed with the Securities and Exchange Commission.

Exhibits marked with an asterisk (*) are filed herewith.

Exhibits marked with a carrot (^) are XBRL (Extensible Business Reporting Language) information furnished and not filed herewith, are not a part of a registration statement or Prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, are deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and otherwise are not subject to liability under these sections.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

SUNPOWER CORPORATION

Dated: November 10, 2011	By:	/s/ DENNIS V. ARRIOLA

Dennis V. Arriola Executive Vice President and Chief Financial Officer

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Index to Exhibits

Exhibit Number	Description

10.1*†	Amendment No. 4 to Ingot Supply Agreement, dated July 5, 2011, by and between SunPower Corporation and Woongjin Energy Co., Ltd.

10.2*†	Credit Agreement, dated July 18, 2011, by and among SunPower Corporation, the Guarantors party thereto, and Union Bank, NA.

10.3*†	Letter of Credit Facility Agreement, dated August 9, 2011, by and among SunPower Corporation, Total S.A., the Subsidiary Applicants party thereto, the Banks party thereto, and Deutsche Bank AG New York Branch.

10.4*†	Warrant Adjustment Notice, dated August 26, 2011, from Wachovia Bank, National Association, regarding Warrant Transaction Confirmation, dated April 28, 2009, by and between SunPower Corporation and Wachovia Bank, National Association.

10.5*	Warrant Adjustment Notice, dated August 30, 2011, from Deutsche Bank AG, London Branch, regarding (1) Warrant Transaction Confirmation, dated April 28, 2009, by and between SunPower Corporation and Deutsche Bank AG, London Branch; (2) Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Deutsche Bank AG, London Branch; and (3) Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Deutsche Bank AG, London.

10.6*†	Warrant Adjustment Notice, dated August 31, 2011, from Credit Suisse International, regarding (1) Warrant Transaction Confirmation, dated April 28, 2009, by and between SunPower Corporation and Credit Suisse International; (2) Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Credit Suisse International; and (3) Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Credit Suisse International.

10.7*	Warrant Adjustment Notice, dated September 21, 2011, from Bank of America, N.A., regarding (1) Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Bank of America, N.A.; and (2) Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Bank of America, N.A.

10.8*	Warrant Adjustment Notice, dated September 21, 2011, from Barclays Bank PLC, regarding (1) Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Barclays Bank PLC; and (2) Warrant Transaction Confirmation, dated December 22, 2010, by and between SunPower Corporation and Barclays Bank PLC.

10.9*†	Revolving Credit Agreement, dated September 27, 2011, by and among SunPower Corporation, Credit Agricole Corporate and Investment Bank, and the financial institutions party thereto.

10.10*	Continuing Agreement for Standby Letters of Credit and Demand Guarantees, dated September 27, 2011, by and among SunPower Corporation, Deutsche Bank Trust Company Americas, and Deutsche Bank AG New York Branch.

10.11*†	Security Agreement, dated September 27, 2011, by and among SunPower Corporation, Deutsche Bank Trust Company Americas, and Deutsche Bank AG New York Branch.

31.1*	Certification by Chief Executive Officer Pursuant to Rule 13a-14(a)/15d-14(a).

31.2*	Certification by Chief Financial Officer Pursuant to Rule 13a-14(a)/15d-14(a).

32.1*	Certification Furnished Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS*^	XBRL Instance Document.

101.SCH*^	XBRL Taxonomy Schema Document.

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Exhibit Number	Description

101.CAL*^	XBRL Taxonomy Calculation Linkbase Document.

101.LAB*^	XBRL Taxonomy Label Linkbase Document.

101.PRE*^	XBRL Taxonomy Presentation Linkbase Document.

101.DEF*^	XBRL Taxonomy Definition Linkbase Document.

Exhibits marked with (+) are director and officer compensatory arrangements.

Exhibits marked with a cross (†) are subject to a request for confidential treatment filed with the Securities and Exchange Commission.

Exhibits marked with an asterisk (*) are filed herewith.

Exhibits marked with a carrot (^) are XBRL (Extensible Business Reporting Language) information furnished and not filed herewith, are not a part of a registration statement or Prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, are deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and otherwise are not subject to liability under these sections.

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